Form 10KSB, Exhibit 13
period 1995-12-31
SOUTH BRANCH VALLEY BANCORP INC
filed 1996-03-27
CIK 811808

24-85
                                E X H I B I T   (13)

                       SOUTH BRANCH VALLEY BANCORP,INC ANNUAL
                         REPORT TO SHAREHOLDERS FOR THE YEAR
                               ENDED DECEMBER 31, 1995

                                                                           25-85

                                      1995
                                 ANNUAL REPORT
                              -------------------


                              SOUTH BRANCH VALLEY
                                 BANCORP, INC.


             -----------------------------------------------------


CONTENTS

  Message to Stockholders and Friends                   2
  Financial Highlights                                  3
  Management's Discussion and Analysis                  4
  Independent Auditor's Report                         17
  Consolidated Balance Sheets                          18
  Consolidated Statements of Income                    19
  Consolidated Statements of Shareholders' Equity      20
  Consolidated Statements of Cash Flows                21
  Notes to Consolidated Financial Statements           22
  Shareholder Informations                             37
  Directors of South Branch Valley Bancorp, Inc.       38
  Operating Officers of the Bank                       39
  Employees                                            40


ANNUAL MEETING

                                Two O'Clock p.m.
                                 April 16, 1996
                       South Branch Valley National Bank
                             310 North Main Street
                           Moorefield, West Virginia

MAILING ADDRESS

                        South Branch Valley Bancorp, Inc.
                                  P.O. Box 680
                         Moorefield, West Virginia 26836

                                                                           26-85
[South Branch Valley Bancorp, Inc. logo]
P.O. Box Box 680    Moorefield, West Virginia 26836    (304) 538-6301
------------------------------------------------------------------------


To Our Stockholders and Friends:

      It is a pleasure to present the 1995 Consolidated Annual Report of South Branch Valley Bancorp, Inc. The past year was our eighth consecutive year of realizing record earnings which totaled $1,320,000. This earnings strength allowed us to increase our dividends over 1994 by 11.5% to $.68 per share. Total assets and total capital also reached record levels. Once again, our entire staff is to be commended for their excellent performance in responding as team players to the increasing demands of a competitive industry.

      One of the highlights of 1995 was the completion of the expansion of our main building in Moorefield. It truly is a state of the art facility and has many features which will contribute to our ability to better serve you.

      The opening of our new branch office in Petersburg was also on our list of achievements for the year. We are pleased to welcome the staff and customers of that facility and look forward to many years of service to the Petersburg community.

      As we meet the challenges 1996 is sure to present, we want to thank you for your continued support. Your comments and suggestions are always welcome and your friendship is appreciated.



               /s/ OSCAR M. BEAN                       /s/ H. CHARLES MADDY, III
               Oscar M. Bean                           H. Charles Maddy, III
               Chairman of the Board                   President

                                                                           27-85
FINANCIAL HIGHLIGHTS
SOUTH BRANCH VALLEY BANCORP, INC. AND SUBSIDIARY

        DIVIDENDS PER SHARE                     EARNINGS PER SHARE
         [CHART GOES HERE]                       [CHART GOES HERE]

          1991   $0.37                              1991   $2.48
          1992   $0.42                              1992   $2.97
          1993   $0.48                              1993   $3.06
          1994   $0.61                              1994   $3.26
          1995   $0.68                              1995   $3.49

                                               1995        1994      % CHANGE
                                             ---------   ---------   --------
FOR THE YEAR (IN THOUSANDS)
    Net Income                               $  1,320     $ 1,245      6.02%
    Net Interest Income                         4,542       4,487      1.23%
------------------------------------------------------------------------------
YEAR END BALANCES (IN THOUSANDS)
    Total Assets                             $113,118     $96,634     17.06%
    Total Loans                                71,458      64,217     11.28%
    Total Deposits                            100,046      84,978     17.73%
    Total Equity                               11,329       9,378     20.80%
------------------------------------------------------------------------------
PER SHARE DATA
    Earnings                                 $   3.49     $  3.26      7.06%
    Book Value                               $  29.93     $ 24.78     20.78%
    Cash Dividends                           $   0.68     $  0.61     11.48%
------------------------------------------------------------------------------
RATIOS
    Return on Average Assets                     1.29%       1.29%     0.00%
    Return on Average Equity                    12.83%      13.24%    -3.17%
    Shareholders' Equity to Total Assets        10.01%       9.70%     3.20%
------------------------------------------------------------------------------

           RETURN ON AVERAGE ASSETS              TOTAL ASSETS
(before cumulative effect of accounting change)
              [GRAPH GOES HERE]                 [GRAPH GOES HERE]
               1991    1.14%                     1991   $ 84.0
               1992    1.22%                     1992   $ 90.1
               1993    1.27%                     1993   $ 94.6
               1994    1.29%                     1994   $ 96.6
               1995    1.29%                     1995   $113.1

                                                                           28-85
SOUTH BRANCH VALLEY BANCORP, INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS

The following is management's discussion and analysis of significant items of income and expense presented in South Branch Valley Bancorp, Inc.'s, and its wholly owned subsidiary, South Branch Valley National Bank's statements of income for the three years ended December 31, 1995. Also presented are applicable discussions of changes in financial position together with analysis of the rate sensitivity of the components of the Company's statement of condition.

RESULTS OF OPERATIONS

Net income for the three years ended December 31, 1995, 1994, and 1993, was $1,320,000, $1,245,000, and $1,170,000 respectively. Return on average total assets for the year ended December 31, 1995 was 1.29% compared to 1.29% in 1994 and 1.27% in 1993. On a per share basis, net income was $3.49 in 1995 compared to $3.26 in 1994 and $3.06 in 1993. Dividends per share totaled $.68 in 1995 compared to $.61 in 1994 and $.48 per share in 1993.

NET INTEREST INCOME

The major component of the Company's net earnings is net interest income, which is the excess of interest earned on earning assets over the interest expense for sources of funds. Net interest income is affected by changes in volume, resulting from growth and alterations of the balance sheet's composition, as well as fluctuations in interest rates and maturities of sources and uses of funds. Bank management seeks to maximize net interest income through management of the balance sheet. This is accomplished by determining the optimal product mix with respect to yields on assets and costs of funds in light of projected economic conditions, while maintaining portfolio risk at an acceptable level.

Included in interest and fees on loans are loan fees earned of $180,000, $175,000, and $185,000 for the years ended December 31, 1995, 1994, and 1993, respectively.

Interest income on securities which are exempt from Federal tax typically provide a favorable impact on earnings through reduction of the Company's tax liability. Consequently, for purposes of this discussion, interest income on tax exempt securities has been adjusted to reflect the tax benefit derived, after consideration of nondeductible interest expense related to these obligations, assuming an effective tax rate of 34.0 percent for all the years presented. The tax equivalent adjustment results in an increase of $41,000 in interest income for 1995, $45,000 for 1994 and $66,000 for 1993.

Table I presents, for the periods indicated, the changes in interest income and expense attributable to (a) changes in volume (changes in volume multiplied by prior period rate) and (b) changes in rate (change in rate multiplied by prior period volume). Changes in interest income and expense attributable to both rate and volume have been allocated between the factors in proportion to the relationship of the absolute dollar amounts of the change in each. Net interest income on a fully tax equivalent basis, average balance sheet amounts, and corresponding average rates for the years 1993, 1994 and 1995 are presented in Table II.

Net interest income, as adjusted, totaled $4,583,000, $4,531,000 and $4,586,000 for the years ended December 31, 1995, 1994 and 1993, respectively. Net interest margin, which recognizes earning asset growth by expressing net interest income as a percentage of total average earning assets, decreased from 5.2% in 1993 to 4.9% in 1994 and to 4.7% in 1995. Depressed loan yields and increased interest expense resulting from a competitive local market continued to negatively impact the Company's net interest margin. In 1995, the Company's yield on interest earning assets declined 30 basis points, while the cost of interest bearing liabilities rose 70 basis points. See Table

                                                                           29-85
II for a detailed analysis of the Company's net interest yield on earning assets.

The spread between interest earning assets and interest bearing liabilities could continue to contract, thus negatively impacting the Company's net interest income in 1996. See the "Liquidity and Interest Rate Sensitivity" section for further discussion of the impact of changes in market interest rates on the Company.

TABLE I: CHANGES IN INTEREST MARGIN DUE TO CHANGES IN RATE AND VOLUME (IN THOUSANDS OF DOLLARS)

                                                  1995 VERSUS 1994                               1994 VERSUS 1993
                                      ----------------------------------------       ----------------------------------------
                                                 INCREASE (DECREASE)                            INCREASE (DECREASE)
                                                  DUE TO CHANGE IN:                              DUE TO CHANGE IN:
                                        VOLUME          RATE           TOTAL            VOLUME         RATE           TOTAL
                                      -----------   ------------   -----------       -----------   -----------    -----------
INTEREST BEARING ASSETS
  Loans                                $      486    $       309    $      795       $       576    $     (430)   $       146
  Securities
     Taxable                                   23             (1)           22                (8)         (129)          (137)
     Tax-exempt                                39            (33)            6               (50)          (30)           (80)
                                      -----------   ------------   -----------       -----------   -----------    -----------
          Total securities                     62            (34)           28               (58)         (159)          (217)
                                      -----------   ------------   -----------       -----------   -----------    -----------
  Interest bearing deposits
     with other banks                           9             (1)            8               (24)          (11)           (35)
  Federal funds sold                          (14)            20             6               (30)           15            (15)
                                      -----------   ------------   -----------       -----------   -----------    -----------
          Total interest earning
             assets                           543            294           837               464          (585)          (121)
                                      -----------   ------------   -----------       -----------   -----------    -----------
INTEREST BEARING
LIABILITIES
  Interest bearing demand
     deposits                                  72            113           185                18            10             28
  Savings deposits                            (22)            34            12                 2           (20)           (18)
  Time deposits                               152            397           549                56          (154)           (98)
  Short-term borrowings                        33              1            34                22            --             22
  Long-term borrowings                          5             --             5                --            --             --
                                      -----------   ------------   -----------       -----------   -----------    -----------
          Total interest
           bearing liabilities                240            545           785                98          (164)           (66)
                                      -----------   ------------   -----------       -----------   -----------    -----------
          Net interest income          $      303    $      (251)   $       52       $       366    $     (421)   $       (55)
                                      ===========   ============   ===========       ===========   ===========    ===========

                                                                           30-85
TABLE II:  AVERAGE DISTRIBUTION OF ASSETS, LIABILITIES AND SHAREHOLDERS' EQUITY,
               INTEREST EARNINGS & EXPENSES, AND AVERAGE RATES

                                    1995                                 1994                                 1993
                      ---------------------------------    ---------------------------------    --------------------------------
(IN THOUSANDS            AVERAGE   EARNINGS/    YIELD/       AVERAGE   EARNINGS/    YIELD/        AVERAGE   EARNINGS/    YIELD/
   OF DOLLARS)          BALANCES    EXPENSE      RATE       BALANCES    EXPENSE      RATE        BALANCES    EXPENSE      RATE
                      ---------------------------------    ---------------------------------    --------------------------------
ASSETS
Interest earning
assets:
  Loans, net of
   unearned interest   $  66,148  $   6,590     10.0%      $  61,175   $   5,795      9.5%      $  55,283   $   5,649     10.2%
  Securities
   Taxable                26,059      1,651      6.3%         25,703       1,629      6.3%         25,814       1,766      6.8%
   Tax-exempt              2,898        205      7.1%          2,390         199      8.3%          2,963         279      9.4%
  Interest bearing
   deposits with
   other banks             1,997        137      6.9%          1,859         129      6.9%          2,194         164      7.5%
  Federal Funds sold         756         49      6.5%          1,051          43      4.1%          1,883          58      3.1%
                      ----------  ----------  ---------   ----------  ----------   --------    ----------  ----------  ---------
Total interest
earning assets            97,858      8,632      8.8%         92,178       7,795      8.5%         88,137       7,916      9.0%

Noninterest
 earning assets:
  Cash & due
   from banks              2,157                               2,694                                2,685
  Bank premises
   & equipment             2,084                               1,298                                1,151
  Other assets             1,052                               1,032                                1,362
  Allowance for
   loan losses              (930)                               (990)                                (914)
                      ----------                          ----------                           ----------
Total assets           $ 102,221                           $  96,212                            $  92,421
                      ==========                          ==========                           ==========


LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing
 liabilities:
  Interest bearing
   demand deposits     $  17,825  $     641      3.6%      $  15,579   $     456      2.9%      $  14,957   $     428      2.9%
  Regular deposits        13,084        446      3.4%         13,757         434      3.2%         13,694         452      3.3%
  Time deposits           51,492      2,901      5.6%         48,486       2,352      4.9%         47,380       2,450      5.2%
  Short-term
    borrowings               910         56      6.2%            377          22      5.8%              9          --      3.2%
  Long-term
    borrowings                85          5      5.9%             --          --         --            --          --         --
                      ----------  ----------  ---------   ----------  ----------   --------    ----------  ----------  ---------
Total interest
bearing liabilities       83,396      4,049      4.9%         78,199       3,264      4.2%         76,040       3,330      4.4%
Noninterest bearing
liabilities & share-
holders' equity
  Demand deposits          7,819                               8,009                                7,421
  Other liabilities          716                                 606                                  402
  Shareholders'
   equity                 10,290                               9,398                                8,558
                      ----------                          ----------                           ----------
Total liabilities &
shareholders'
equity                 $ 102,221                           $  96,212                            $  92,421
                      ==========                          ==========                           ==========
NET INTEREST EARNINGS             $   4,583                            $   4,531                            $   4,586
                                  ==========                          ==========                           ==========
NET INTEREST YIELD ON
 EARNING ASSETS                                  4.7%                                 4.9%                                 5.2%
                                              =========                            ========                            =========

                                                                           31-85
PROVISION FOR LOAN LOSSES

The provision for loan losses represents management's determination of the amount necessary to be charged against the current period's earnings in order to maintain the allowance for loan losses at a level which is considered adequate in relation to the estimated risk inherent in the loan portfolio. The provision for loan losses was $55,000, $120,000, and $205,000 for the years ended December 31, 1995, 1994, and 1993, respectively. Charge-offs, net of recoveries, for 1995 were $188,000 compared to $32,000 and $145,000 in 1994 and 1993. See the "Risk
Elements" section for further discussion of the allowance for loan losses.

OTHER INCOME

The following table details the components of non-interest income earned by the Company for the years ended December 31, 1995, 1994 and 1993 in thousands of dollars, as well as the percentage increase (decrease) in each of the components over the prior year.

                                                                    (IN THOUSANDS OF DOLLARS)
                                                  1995                        1994                 1993
                                          ---------------------      ----------------------      ---------
                                                        PERCENT                     PERCENT
                                          AMOUNT        CHANGE        AMOUNT        CHANGE        AMOUNT
                                         ---------    ---------      ---------     --------      ---------
Insurance commissions                    $     110      (0.1%)       $     111       88.1%       $      59
Trust department income                          5     (68.8%)              16      100.0%               8
Service fees                                   211       1.0%              209       28.2%             163
Securities gains (losses)                       (1)     50.0%               (2)    (106.3%)             32
Gain (loss) on sales of other assets            --     100.0%              (21)    (170.0%)             30
Other                                           54      86.2%               29      (46.3%)             54
                                         ---------                   ---------                   --------
                                         $     379      10.8%        $     342      ( 1.2%)      $     346
                                         =========                   =========                   =========

Non-interest income earned in 1995 increased $37,000 or 10.8%. A substantial portion of this increase is attributable to the Company having incurred $21,000 in losses on sales of foreclosed properties in 1994. Also contributing to this increase is a reduction in teller cash shortages and increased credit card merchant fees.

OTHER EXPENSES

The following table itemizes the primary components of non-interest expense in thousands of dollars for the three years ended December 31, 1995 by dollar amount and percentage variance from the preceding year.

                                                                    (IN THOUSANDS OF DOLLARS)
                                                  1995                        1994                 1993
                                         ----------------------      ----------------------     ----------
                                                        PERCENT                     PERCENT
                                          AMOUNT        CHANGE        AMOUNT        CHANGE       AMOUNT
                                        ----------   ----------     ----------    ---------     ----------
Salaries and employee benefits           $   1,557       7.5%        $   1,448       (1.2%)      $   1,465
Net occupancy expense of premises              127       7.6%              118        2.6%             115
Equipment rentals, depreciation
 and maintenance                               162       3.2%              157      (21.1%)            199
Federal deposit insurance premiums             100     (51.2%)             205       (1.9%)            209
Other expense                                  920       5.6%              871       (0.8%)            878
                                        ----------                  ----------                  ---------
                                         $   2,866       2.4%        $   2,799       (2.3%)      $   2,866
                                        ==========                  ==========                  ==========

                                                                           32-85
Non-interest expense decreased $67,000 or 2.4% from 1994 to 1995. Salaries and employee benefits increased 7.5% from $1,448,000 in 1994 to $1,557,000 in 1995. Net occupancy expense of premises totaled $127,000 for 1995 as compared to $118,000 for 1994 for a 7.6% increase. Equipment rentals, depreciation and maintenance increased 3.2% from $157,000 in 1994 to $162,000 in 1995. Insurance premiums decreased approximately $105,000 or 51.2% from 1994 to 1995. This decrease was a result of the FDIC's reduction of the premiums for the best capitalized banks effective July 1, 1995 from 23 cents per $100 of deposits to 4 cents per $100 of deposits. With the new branch in Petersburg and the new addition just recently completed at the Moorefield main office, management expects increased non-interest expenses in 1996 being offset somewhat by the reduction in the FDIC insurance premiums.

INCOME TAX EXPENSE

Income tax expense (benefit) for the three years ended December 31, 1995, 1994, and 1993 totaled $680,000, $665,000, and $625,000, respectively. The differences resulted from growth in taxable income. See Note 10 of the Company's financial statement for further information relating to the Company's income taxes.

CHANGES IN FINANCIAL POSITION

Table III illustrates the average composition of major balance sheet classifications of the Company expressed in terms of dollar amounts and as a percentage of total assets for each of the three years ended December 31, 1995, 1994, 1993.

Total average assets for the year ended December 31, 1995 were $102,221,000, an increase of 6.2% over 1994's average of $96,212,000. Total average assets increased $3,791,000 or 4.1% from 1993 to 1994.

Total average interest earning assets, expressed as a percentage of total assets, decreased slightly to 95.7% for 1995 as compared to 95.8% for 1994 and 95.3% for 1993.

The Company's asset growth is funded primarily by growth in its customer deposit accounts. Average total deposits grew approximately 5.1% during 1995 which was consistent with the growth experienced by the Bank's primary market area and with management's goals of consistent, controlled deposit growth. See Table II for average deposit balances by type and their related interest expense. Also see Note 8 of the financial statements for a maturity distribution of certificates of deposit and Individual Retirement Accounts in denominations of $100,000 or more as of December 31, 1995.

LOAN PORTFOLIO

Total net loans averaged $66,148,000 in 1995 and comprised 64.7% of total average assets compared to $61,175,000 or 63.6% of total average assets during 1994. This increase in the dollar volume of loans is primarily attributable to a slightly increased loan demand experienced in 1995 as well as a more aggressive strategy taken by management to increase loan volume.

                                                                           33-85
The following table depicts loan balances at December 31, 1995 and 1994 by types along with their respective percentage of total loan volume.

                                                (IN THOUSANDS OF DOLLARS)
                                         1995                     1994
                                  --------------------    ---------------------
                                               PERCENT                PERCENT
                                   AMOUNT     OF TOTAL    AMOUNT     OF TOTAL
                                  ---------  ---------   ---------  ---------
Commercial, financial,
  and agricultural                $  18,875    26.4%      $17,833      27.7%
Real estate--mortgage                36,980    51.7%       33,315      51.9%
Real estate--construction               103      .2%          251        .4%
Installment loans to individuals
   (net of unearned interest)        14,957    20.9%       12,396      19.3%
Other                                   543      .8%          422        .7%
                                  ---------  --------   ---------     -------
Total loans (net of
  unearned interest)              $  71,548   100.0%    $  64,217     100.0%
                                             ========                ========

Less allowance for loan losses          860                    993
                                  ---------              ---------
Loans, net                        $  70,598              $  63,224
                                  =========              =========



See Note 5 to the consolidated financial statements for the Company's loan maturities as of December 31, 1995.

In the normal course of business, the Bank makes various commitments and incurs certain contingent liabilities which are disclosed but not reflected in the accompanying financial statements. These commitments and contingent liabilities include various guarantees and commitments to extend credit and standby letters of credit. At December 31, 1995, 1994, and 1993, such commitments approximated $4,463,000, $3,445,000, and $3,552,000, respectively. The Bank does not anticipate any material losses as a result of these commitments.

Interest on installment loans is recognized using methods which approximate the simple interest method depending on the term of the loan and provisions of State law on the date the loan was originated. For commercial and real estate mortgage loans, interest income is computed using the simple interest method.

Certain loan fees and direct loan costs are recognized as income or expense when incurred, whereas Statement Number 91 of the Financial Accounting Standards Board requires that such fees and costs be deferred and amortized as adjustments of the related loan's yield over the contractual life of the loan. The effects of this departure from generally accepted accounting principles are not significant to the Company's consolidated financial statements.

RISK ELEMENTS

As more fully explained in Notes 1 and 6 of the financial statements, the Company adopted Statements of Financial Accounting Standards Nos. 114 and 118 (SFAS Nos. 114 and 118) "Accounting by Creditors for Impairment of a Loan" and "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosure", respectively, effective January 1, 1995. Under SFAS Nos. 114 and 118, a loan is impaired when, based on current information and events, it is probable that all amounts due will not be collected in accordance with the contractual terms of the specific loan agreement. Impaired loans, other than certain large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment, are reported at the present value of expected future cash flows discounted using the loan's original effective interest rate or, alternatively, at the loan's observable market price, or at the fair value of the loan's collateral if the loan is collateral dependent. The adoption of SFAS Nos. 114 and 118 did not significantly impact the Company's financial position or results of operations during 1995.

                                                                           34-85
SOUTH BRANCH VALLEY BANCORP, INC. AND SUBSIDIARY

TABLE III:  AVERAGE BALANCES (IN THOUSANDS OF DOLLARS)

                                                          1995                        1994                        1993
                                                ----------------------        ---------------------      ----------------------
                                                  AVERAGE                      AVERAGE                    AVERAGE
                                                 BALANCES      PERCENT        BALANCES      PERCENT      BALANCES      PERCENT
                                                ----------   ----------      ---------    ----------     ---------    ---------
ASSETS
Interest earning assets:
    Loans, net of unearned interest              $  66,148       64.7%      $   61,175      63.6%       $  55,283      59.8%
                                                ----------   ----------      ---------    ----------     --------    ---------
    Securities
      Taxable                                       26,059       25.5%          25,703      26.7%          25,814      27.9%
      Tax-exempt                                     2,898        2.8%           2,390       2.5%           2,963       3.2%
                                                ----------   ----------      ---------    ----------     --------    ---------
              Total                                 28,957       28.3%          28,093      29.2%          28,777      31.1%
                                                ----------   ----------      ---------    ----------     --------    ---------
    Interest bearing deposits with
       other banks                                   1,997        2.0%           1,859       1.9%           2,194       2.4%
    Federal Funds sold                                 756        0.7%           1,051       1.1%           1,883       2.0%
                                                ----------   ----------      ---------    ----------     --------    ---------
Total interest earning assets                       97,858       95.7%          92,178       95.8%         88,137      95.3%
Noninterest earning assets:
    Cash & due from banks                            2,157        2.1%           2,694       2.8%           2,685       2.9%
    Bank premises & equipment                        2,084        2.1%           1,298       1.3%           1,151       1.3%
    Other assets                                     1,052        1.0%           1,032       1.1%           1,362       1.5%
Allowance for loan losses                             (930)      (0.9%)           (990)     (1.0%)           (914)      (1.0%)
                                                ----------   ----------      ---------    ----------     --------    ---------
              Total assets                      $  102,221      100.0%      $   96,212     100.0%       $  92,421     100.0%
                                                ==========   ==========      =========    ==========     ========    =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
    Interest bearing demand deposits             $  17,825       17.4%      $   15,579      16.2%       $  14,957      16.2%
    Regular deposits                                13,084       12.8%          13,757      14.3%          13,694      14.8%
    Time deposits                                   51,492       50.4%          48,486      50.4%          47,380      51.3%
    Short-term borrowings                              910        0.9%             377       0.4%               9       --
    Long-term borrowings                                85        0.1%             --         --               --       --
                                                ----------   ----------     ---------    ----------     ---------    --------
                                                    83,396       81.6%          78,199      81.3%          76,040      82.3%
Noninterest bearing liabilities:
    Demand deposits                                  7,819        7.6%           8,009       8.3%           7,421       8.0%
    Other liabilities                                  716        0.7%             606       0.6%             402       0.4%
                                                ----------   ----------     ---------    ----------     ---------    --------
              Total liabilities                     91,931       89.9%          86,814      90.2%          83,863      90.7%
Shareholders' equity                                10,290       10.1%           9,398       9.8%           8,558       9.3%
                                                ----------   ----------     ---------    ----------     ---------    --------
              Total liabilities and
                    shareholders' equity        $  102,221      100.0%      $   96,212     100.0%       $  92,421     100.0%
                                                ==========   ==========     ==========   ==========     =========    ========

                                                                           35-85
The following table presents a summary of restructured or nonperforming loans for each of the three years ended December 31, 1995, 1994 and 1993.


                                                      DECEMBER 31,
                                          ---------------------------------
                                            1995         1994         1993
                                          -------      --------     -------
                                               (IN THOUSANDS OF DOLLARS)
Nonaccrual loans                           $   538     $   675      $  530
Accruing loans past due 90 days or more        260         585          19
Restructured loans                             230         366         367
                                           -------     --------     -------
          Total                            $ 1,028     $ 1,626      $  916
                                           =======     ========     =======
Percentage of total loans net
  of unearned interest                        1.4%        2.5%         1.5%
                                           =======     ========     =======

If interest on non-accrual loans had been accrued, such income would have approximated $37,000, $6,000 and $41,000 for the years ended December 31, 1995, 1994 and 1993, respectively. Beginning in 1994, $622,000 of these non-accrual loans were reclassified as cash non- accrual and as interest was paid, it was taken into income. Interest income previously accrued on non-accrual loans and included as a part of the Company's interest income is not material.

The Company's subsidiary Bank, on a quarterly basis, performs a comprehensive loan evaluation which encompasses the identification of all potential problem credits which are included on an internally generated watch list. The identification of loans for inclusion on the watch list is facilitated through the use of various sources, including past due loan reports, previous internal and external loan evaluations, classified loans identified as part of regulatory agency loan reviews and reviews of new loans representative of current lending practices within the Bank. Once this list is reviewed to ensure it is complete, the credit review department reviews the specific loans for collectibility, performance and collateral protection. In addition, a grade is assigned to the individual loans utilizing internal grading criteria, which is somewhat similar to the criteria utilized by the Bank's primary regulatory agency. Based on the results of these reviews, specific reserves for potential losses are identified and the allowance for loan losses is adjusted appropriately. While there may be some loans or portions of loans identified as potential problem credits which are not specifically identified as either non-accrual or accruing loans past due 90 or more days, they are considered by management to be insignificant to the overall disclosure and are, therefore, not specifically quantified within the Management's Discussion and Analysis.

In addition, management feels these additional loans do not represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity or capital resources, nor do they represent material credits about which management is aware of any information which would cause the borrowers to not comply with the loan repayment terms.

Specific reserves are allocated to the non-performing loans based on the quarterly evaluation of expected loan loss reserve requirements as determined by Bank management. In addition, a portion of the reserve is determined through the use of loan loss experience factors which do not provide for identification of specific potential problem loans. As noted above, some of the loans, which are not deemed significant, are included in the watch list of potential problem loans and have specific reserves allocated to them.

At December 31, 1995, the Company's allowance for loan loss was $860,000 or 1.2% of total loans compared to $993,000 or 1.6% at December 31, 1994.

                                                                           36-85
TABLE IV:  ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES (IN THOUSANDS OF DOLLARS)

                                                1995                           1994                           1993
                                      -------------------------     --------------------------     -------------------------
                                                    PERCENT OF                    PERCENT OF                     PERCENT OF
                                                   LOANS IN EACH                 LOANS IN EACH                  LOANS IN EACH
                                                    CATEGORY TO                   CATEGORY TO                    CATEGORY TO
                                         AMOUNT     TOTAL LOANS        AMOUNT     TOTAL LOANS        AMOUNT      TOTAL LOANS
                                     ------------   ----------      -----------    ----------      -----------    ----------

Commercial, financial,
  and agricultural                    $       221       26.4%        $      364        27.7%       $       301        19.6%
Real estate                                   355       51.9%               488        52.3%               475        63.6%
Installment                                   229       20.9%               138        19.3%               126        16.1%
Other                                           5        0.8%                 3         0.7%                 3         0.7%
                                     ------------   ----------      -----------    ----------      -----------    ----------
                                      $       810      100.0%        $      993       100.0%       $       905       100.0%
                                     ============   ==========      ===========    ==========      ===========    ==========

At December 31, 1995, the Company had approximately $40,000 in other real estate owned which was obtained as the result of foreclosure proceedings. Management does not anticipate any material losses on any of the properties currently held in other real estate.

LOAN CONCENTRATIONS

The Company's subsidiary bank grants commercial, residential and consumer loans to customers primarily located in Hardy, Grant, Hampshire and Pendleton Counties of West Virginia. Although the Bank strives to maintain a diverse loan portfolio, a substantial portion of its debtors' ability to honor their contracts is indirectly dependent upon the poultry industry.

As of December 31, 1995 and 1994, the Bank had direct extensions of credit used to build and operate poultry houses totaling approximately $5,873,000 and $6,835,000, respectively. These loans are generally structured to be repaid over periods ranging from 15 to 20 years, however, most also contain balloon provisions which serve to require each loan's renewal every 1 to 5 years or are written with an adjustable interest rate feature. The security for these loans generally consists of liens on the land, buildings and equipment associated with each poultry house.

The Bank evaluates the credit worthiness of each of its customers on a case-by-case basis and the amount of collateral it obtains is based upon management's credit evaluation. Although, by definition, loan concentrations are more susceptible to deteriorating economic conditions affecting the specific areas and industries to which the concentrations are tied, the Company does not, as of this writing, anticipate losses in this identified area that would be materially different from the losses experienced in the loan portfolio taken as a whole.

SECURITIES

Effective January 1, 1994, the Bank adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS No. 115). Under SFAS NO. 115, management determines the appropriate classification of debt and equity securities at the time of purchase and re-evaluates such classifications as of each reporting date. Debt securities are classified as held to maturity when the bank has the positive intent and ability to hold the securities to maturity. Securities classified as held to maturity are carried at amortized cost. Debt securities not classified as held to maturity and marketable equity securities are classified as available for sale. Securities available for sale are carried at fair value with unrealized gains and losses reported as a separate component of equity, net of income taxes. The Bank does not have a trading account.

In 1995, the Company reassessed the classifications of its securities and transferred $3.4 million (at amortized cost) of securities from held to maturity to available for sale as permitted by the Financial Accounting Standards Board's Special Report "A Guide to Implementation of Statement

                                                                           37-85
115 on Accounting for Certain Investments in Debt and Equity Securities".
See Note 4 of the financial Statement for additional details regarding this transfer)

At December 31, 1995, the fair value of the Bank's available for sale portfolio totaled $31,480,580, which was 101.8% of the amortized cost. The increase in fair value of the portfolio during 1995 is attributed to the significant decrease in interest rates in the economy during the same period. See Note 4 of the accompanying financial statements for details of amortized cost, the fair values, unrealized gains and losses as well as the security classifications by type. Available for sale securities comprised approximately 27.8% of total assets at December 31, 1995.

At December 31, 1995, the Bank did not own securities of any one issuer that exceeded ten percent of shareholders' equity. The maturity distribution of the securities portfolio (excluding equity securities) at December 31, 1995, together with the weighted average yields for each range of maturity are summarized in Table V. The stated average yields are actual yields and are not stated on a tax equivalent basis.


TABLE V:  INVESTMENT SECURITY MATURITY ANALYSIS (IN THOUSANDS OF DOLLARS)

                                                               AFTER ONE              AFTER FIVE
SECURITIES AVAILABLE                     WITHIN               BUT WITHIN              BUT WITHIN                AFTER
FOR SALE                                ONE YEAR              FIVE YEARS               TEN YEARS              TEN YEARS
                                 ---------------------  ----------------------  ---------------------  ----------------------
                                   AMOUNT       YIELD      AMOUNT      YIELD      AMOUNT       YIELD     AMOUNT       YIELD
                                 ---------- ----------  ----------  ----------  ---------   ---------  ----------  ----------
U.S. Treasury securities         $    1,508     6.49%    $   6,323      5.87%    $     - -      - -     $     - -        - -
U.S. Government agencies
  and corporations                    1,166     5.88%       10,210      6.45%        3,491     6.97%        1,680       7.07%
Mortgage backed securities:
   U.S. Government agencies
     and corporations                   139     7.52%        1,081      6.82%        1,116     6.80%           45       8.31%
State and political
   subdivisions                         477     6.76%          750      5.48%        1,983     5.12%          115       7.35%
Other                                   - -      - -           498      6.23%          - -       - -          - -        - -
                                 ----------             ----------              ---------              ----------
          Total                  $    3,290     6.36%    $  18,862      6.23%    $   6,590     6.38%    $   1,840       7.12%
                                 ==========             ==========              =========              ==========

SHORT-TERM BORROWINGS

The Bank has a line of credit from the Federal Home Loan Bank of Pittsburgh. Management uses this line to make additional funds available at competitive rates. Funds acquired through this program are reflected on the consolidated balance sheet as short-term borrowings.

The Federal Home Loan Bank borrowings is a product known as Flexline. It is a line of credit limited to 10% of the Bank's assets and is subject to annual renewals that are effective the first business day of the new year. The line bears interest at the Bank's overnight cost of funds rate, and may be paid off at any time without prepayment penalty. The Bank's borrowing rate is subject to change daily. The line of credit is secured by a blanket lien on all unpledged and unencumbered assets of the Bank.

The following summarizes the Company's short-term borrowings, consisting of Federal funds purchased and borrowings from the Federal Reserve and the Federal Home Loan Bank, for the years ended December 31, 1995 and 1994.

                                                1995             1994
                                            ------------     ------------
Amount outstanding at end of period          $       - -     $  1,700,000
Interest rate at end of year                         - -              6.6%
Maximum month-end amount outstanding         $ 2,000,000     $  1,700,000
Average amount outstanding during the year   $   910,000     $    376,707
Weighted average interest rate for the year          6.2%             5.8%

                                                                           38-85
LONG-TERM BORROWINGS

In  November  1995,  the  Bank  obtained  from the  Federal  Home  Loan  Bank of
Pittsburgh a long term fixed rate loan in the amount of $250,000 with an interest rate of 6.04 percent. In December 1995, the Bank applied for and received an additional $500,000 at an interest rate of 5.96 percent. These loans mature in seven years with interest payable monthly. Funds acquired through this program are reflected on the consolidated balance sheet as long-term borrowings. These funds are part of the Federal Home Loan Bank's Community Investment Program. The Bank used these funds to fund fixed rate, long term mortgage loans.

LIQUIDITY

Liquidity in commercial banking can be defined as the ability to satisfy customer loan demand and meet deposit withdrawals while maximizing net interest income. The Company's primary sources of funds are deposits and principal and interest payments on loans. Additional funds are provided by maturing securities. The Bank uses ratio analysis to monitor the changes in its sources and uses of funds so that an adequate liquidity position is maintained. At December 31, 1995, cash , due from banks and Federal funds sold totaled approximately $4,353,000 or 3.8% of total assets. Additionally, securities and interest bearing deposits with other banks maturing within one year approximated $3,872,000 or 3.4% of total assets. Management believes that the liquidity of the Company is adequate and foresees no demands or conditions that would adversely affect it.

ASSET/LIABILITY MANAGEMENT

The principal objective of asset/liability management is to minimize interest rate risk, which is the vulnerability of the Company's net interest income to changes in interest rates and manage the ratio of interest rate sensitive assets to interest rate sensitive liabilities within specified maturities or repricing dates. The Company's actions in this regard are taken under the guidance of the Subsidiary Bank's Asset/Liability Management Committee, which is comprised of members of the Bank's senior management and members of the Board of Directors. The Bank's Asset/Liability Management Committee is actively involved in formulating the economic assumptions that the Bank uses in its financial planning and budgeting process and establishes policies which control and monitor the Bank's sources, uses and prices of funds.

Some amount of interest rate risk is inherent and appropriate to the banking business. Several techniques are available to monitor and control the level of interest rate risk. The Bank regularly performs modeling to project the potential impact of future interest rate scenarios on net interest income. Through such simulation analysis, interest rate risk is maintained within established policy limits. Based upon the present mix of assets and liabilities and management's assumptions with respect to growth and repricing, variation in the Bank's net interest income in 1996 is anticipated to remain within these policy limits given a 200 basis point increase or decrease in market interest rates.

Another means of analyzing an institution's interest rate risk is by monitoring its interest rate sensitivity "gaps". An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity "gap" is defined as the difference between interest earning assets and interest bearing liabilities maturing or repricing within a given time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds interest rate sensitive assets. During a period of falling interest rates, a positive gap would tend to adversely affect net interest income, while a negative gap would tend to result in an increase in net interest income. During a period of rising interest rates, a positive gap would tend to result in an increase in net interest income while a negative gap would tend to affect net interest income adversely.

                                                                           39-85
Table VI below sets forth at December 31, 1995 the Company's interest rate sensitivity gaps within the one year time horizon computed based upon contractual repricings and maturities. As presented in the table, the Company has a one year cumulative negative interest sensitivity gap of $38.0 million (or 36% of total earning assets). However, included within the one year time period are $35.6 million of interest bearing demand and savings deposits which on a contractual basis are immediately repriceable. However, the actual repricing of these deposits tends to lag well behind movements in market interest rates. Accordingly, the sensitivity of such core deposits to changes in market interest rate may differ significantly from their contractual terms. If interest bearing demand and savings deposits are assumed to reprice beyond the one year time horizon, the Company's one year cumulative interest rate sensitivity gap at December 31, 1995 would be a negative $2.2 million or just 2.1% of interest earning assets.

TABLE VI: ASSET & LIABILITY RATE SENSITIVITY ANALYSIS, DECEMBER 31, 1995 (IN THOUSANDS OF DOLLARS)

                                                                                MATURING OR REPRICING WITHIN
                                                                            -----------------------------------
                                                                               0-90        91-180       181-365       TOTAL
                                                                               DAYS         DAYS         DAYS        1 YEAR
   Interest Earning Assets:
        Loans                                                              $   10,819    $    9,036   $    7,440   $   27,295
        Taxable Securities                                                          0           754        2,059        2,813
        Tax Exempt Securities                                                       0           300          177          477
        Other                                                                      90            96          396          582
                                                                            ---------    ----------   ----------   ----------
             Total Earning Assets                                          $   10,909    $   10,186   $   10,072   $   31,167
                                                                            =========    ==========   ==========   ==========

   Interest Bearing Liabilities:
       Certificates of Deposit                                             $   10,068    $   10,362   $   12,964   $   33,394
        Savings Deposits                                                       15,731           - -          - -       15,731
        Interest Bearing Demand Deposits                                       20,028           - -          - -       20,028
                                                                            ---------    ----------   ----------   ----------
                                                                           $   45,827    $   10,362   $   12,964   $   69,153
                                                                            ---------    ----------   ----------   ----------
   Static Interest Sensitivity Gap                                          $(34,918)    $     (176)  $   (2,892)  $  (37,986)
                                                                            =========    ==========   ==========   ==========

   Cumulative Gap                                                          $ (34,918)    $ (35,094)     $(37,986)
                                                                            =========    ==========   ==========

   Gap/Total Earning Assets                                                                                            (35.7%)
                                                                                                                   ==========

   Gap/Total Earning Assets (excluding savings & demand deposits)                                                       (2.1%)
                                                                                                                   ==========

NOTE: Although this schedule shows a net liability sensitive position during a one year time horizon of $38 million (or 35.7% of earning assets), savings accounts and interest bearing demand deposits will not necessarily immediately reprice as interest rates fluctuate. If these accounts are excluded from the calculation, the Company is in a net asset sensitive position of $2 million or 2.1% of interest earning assets.

CAPITAL RESOURCES


The capital position of South Branch Valley Bancorp, Inc. has shown consistent improvement during the past three years. Stated as a percentage of total assets, the Company's equity ratio was 10.0%, 9.7%, and 9.6% at December 31, 1995, 1994 and 1993, respectively. These increases can be attributed to a strong earnings base during the past three years combined with controlled asset growth. The Company's subsidiary bank's risk weighted Tier I, total, and leverage capital ratios were approximately 14.0%, 15.2% and 9.2%, respectively, at December 31, 1995 and are well within Federal regulatory guidelines.

                                                                           40-85
Management has established an objective to maintain a minimum 8.0% rate of internal capital growth as a primary means of ensuring capital adequacy within regulatory guidelines. The percent of return on average equity multiplied by the percent of earnings retained equals the internal capital growth rate percentage. The following table illustrates this relationship.

RELATIONSHIP BETWEEN SIGNIFICANT
FINANCIAL RATIOS
                                             1995         1994         1993
                                         ----------    ---------     --------
Return on average equity                    12.8%         13.3%        13.7%
  times
Earnings retained                           80.5%         81.4%        84.3%
  equals
Internal capital growth rate                10.3%         10.8%        11.5%

Cash dividends rose 11.5% to $.68 in 1995. It is the intention of management and the Board of Directors to continue to pay dividends on the same schedule during 1996. However, future cash dividends will depend on the earnings, financial condition and the business of the Bank as well as general economic conditions; however, management is not presently aware of any reason dividend payments should not continue.

Dividends paid by the Bank are subject to restrictions by banking regulations. The most restrictive provision requires approval by the regulatory agency if dividends declared in any year exceed the year's net income, as defined, plus the retained net profits of the two preceding years. During 1996, the net retained profits available for distribution to South Branch Valley Bancorp as dividends without regulatory approval are approximately $1,862,000, plus net income of the interim periods through the date of declaration.

  RETURN ON EQUITY AND ASSETS

The following table summarizes ratios considered to be significant indicators of the Company's profitability and financial condition for the three years ended December 31, 1995.

                                             1995         1994         1993
                                         ----------    ---------     --------
Return on average assets                     1.29%        1.29%         1.27%
Return on average equity                    12.83%       13.24%        13.67%
Dividend pay-out ratio                      19.50%       18.65%        15.69%
Equity to assets ratio                      10.01%        9.70%         9.60%


 EFFECTS OF CHANGING PRICES

The results of operations and the financial condition of the Company has been presented based on historical cost, unadjusted for the effects of inflation.


Virtually all of the Company's assets and liabilities are monetary in nature. Only a relatively small portion of the Company's assets, such as premises and equipment, are not monetary in nature. Consequently, most of the Company's assets are repriced to reflect the effects of inflation on a more frequent basis than non-banking industries.

                                                                           41-85
INDEPENDENT AUDITOR'S REPORT

                                [LOGO GOES HERE]

To the Board of Directors
South Branch Valley Bancorp,Inc.
Moorefield, West Virginia

We have audited the accompanying consolidated balance sheets of South Branch Valley Bancorp, Inc., and subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of income, shareholders' equity and cash flows for the years ended December 31, 1995, 1994 and 1993. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of South Branch Valley Bancorp, Inc., and subsidiary as of December 31, 1995 and 1994, and the results of their operations and cash flows for the years ended December 31, 1995, 1994 and 1993, in conformity with generally accepted accounting principles.

                                                    ARNETT & FOSTER

                                                /s/ ARNETT & FOSTER

Charleston, West Virginia
January 12, 1996

                                                                           42-85
SOUTH BRANCH VALLEY BANCORP, INC., AND SUBSIDIARY
-------------------------------------------------

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 1995 AND 1994

                                                                                      1995               1994
                                                                               -----------------  ----------------
ASSETS
Cash and due from banks                                                         $      2,191,647   $     2,152,919
Interest bearing deposits with other banks                                             2,134,919         1,733,700
Federal funds sold                                                                     2,161,745               - -
Securities held to maturity (estimated fair value 1994 $3,105,322)                           - -         3,165,939
Securities available for sale                                                         31,480,580        23,388,488
Loans, less allowance for loan losses of $859,681 and
  $993,023, respectively                                                              70,598,398        63,224,441
Bank premises and equipment, net                                                       3,180,351         1,587,965
Accrued interest receivable                                                              983,841           883,058
Other assets                                                                             386,377           497,810
                                                                               -----------------  ----------------
                              TOTAL ASSETS                                      $    113,117,858   $    96,634,320
                                                                               =================  ================




LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities
     Deposits
          Non interest bearing                                                  $      7,832,774  $      8,047,012
          Interest bearing                                                            92,213,562        76,930,853
                                                                               -----------------  ----------------
                              Total deposits                                         100,046,336        84,977,865
     Short-term borrowings                                                                   - -         1,700,000
     Long-term borrowings                                                                750,000               - -
     Other liabilities                                                                   992,862           578,315
                                                                               -----------------  ----------------
                              Total liabilities                                      101,789,198        87,256,180
                                                                               -----------------  ----------------



Commitments and Contingencies

SHAREHOLDERS' EQUITY
     Common stock, $2.50 par value, authorized 600,000 shares, issued 382,625            956,562           956,562
     Capital surplus                                                                     685,534           685,534
     Retained earnings                                                                 9,512,884         8,450,114
     Less cost of shares acquired for the treasury
          1995 and 1994, 4,115 shares                                                   (166,970)         (166,970)
     Net unrealized gain (loss) on securities                                            340,650          (547,100)
                                                                               -----------------  ----------------
                              Total shareholders' equity                              11,328,660         9,378,140
                                                                               -----------------  ----------------

                              Total liabilities and shareholders' equity        $    113,117,858   $    96,634,320
                                                                               ----------------   ----------------

See Notes to Consolidated Financial Statements

                                                                           43-85
South Branch Valley Bancorp, Inc., and Subsidiary
-------------------------------------------------

Consolidated Statements of Income
For The Years Ended December 31, 1995, 1994 and 1993


                                                                             1995                1994              1993
                                                                       ----------------    --------------     --------------
Interest income
     Interest and fees on loans                                         $     6,589,530     $    5,795,517     $    5,649,599
     Interest and dividends on securities:
            Taxable                                                           1,650,905          1,629,643          1,765,952
            Tax-exempt                                                          164,410            153,951            212,677
     Interest on interest bearing deposits with other banks                     136,696            128,561            164,323
     Interest on Federal funds sold                                              49,297             43,322             57,546
                                                                       ----------------     --------------     --------------
            Total interest income                                             8,590,838          7,750,994          7,850,097
                                                                       ----------------     --------------     --------------
Interest expense
     Interest on deposits                                                     3,987,850          3,242,307          3,329,503
     Interest on short-term borrowings                                           55,994             21,772                296
     Interest on long-term borrowings                                             5,095                 --                 --
                                                                       ----------------     --------------     --------------
            Total interest expense                                            4,048,939          3,264,079          3,329,799
                                                                       ----------------     --------------     --------------
                      Net interest income                                     4,541,899          4,486,915          4,520,298
     Provision for loan losses                                                   55,000            120,000            205,000
                                                                       ----------------     --------------     --------------
                      Net interest income after provision
                          for loan losses                                     4,486,899          4,366,915          4,315,298
                                                                       ----------------     --------------     --------------
Other income (expense)

     Insurance commissions                                                      110,352            111,140             59,145
     Trust department income                                                      5,052             16,218              8,008
     Service fees                                                               211,379            208,439            163,355
     Securities gains (losses)                                                   (1,546)            (1,607)            32,482
     Gain (loss) on sales of other assets                                           277            (21,391)            29,490
     Other                                                                       53,481             29,114             53,652
                                                                       ----------------     --------------     --------------
                      Total other income                                        378,995            341,913            346,132
                                                                       ----------------     --------------     --------------
Other expenses
     Salaries and employee benefits                                           1,557,108          1,447,838          1,465,481
     Net occupancy expense                                                      126,315            118,479            114,725
     Equipment rentals, depreciation and maintenance                            162,277            157,315            199,051
     Federal deposit insurance premiums                                         100,174            204,642            209,315
     Other                                                                      920,188            871,162            877,513
                                                                       ----------------     --------------     --------------
                     Total other expenses                                     2,866,062          2,799,436          2,866,085
                                                                       ----------------     --------------     --------------
Income before income tax expense                                              1,999,832          1,909,392          1,795,345


     Income tax expense                                                         679,676            664,802            625,059
                                                                       ----------------     --------------     --------------

Net income                                                              $     1,320,156     $    1,244,590     $    1,170,286
                                                                       ================     ==============     ==============

Earnings per common share                                               $          3.49     $         3.26     $         3.06
                                                                       ================     ==============     ==============


Average common shares outstanding                                               378,510            381,218            382,625
                                                                       ================     ==============     ==============


See Notes to Consolidated Financial Statements

                                                                           44-85
South Branch Valley Bancorp, Inc., and Subsidiary
-------------------------------------------------

Consolidated Statements of Shareholders' Equity
For The Years Ended December 31, 1995, 1994 and 1993


                                                                                                                    Net
                                                                                                                Unrealized
                                            Common            Capital          Retained         Treasury      Gain (Loss) on
                                             Stock            Surplus          Earnings           Stock         Securities
                                        --------------    --------------   ---------------   --------------   --------------
Balance, December 31, 1992              $      956,562    $      685,534   $     6,451,024   $          - -    $          - -

     Net income                                    - -               - -         1,170,286              - -               - -

     Cash dividends declared on
        common stock
        ($.48 per share)                           - -               - -          (183,660)             - -               - -
                                        --------------    --------------   ---------------   --------------    --------------

Balance, December 31, 1993                     956,562           685,534         7,437,650              - -              - -

     Net income                                    - -               - -         1,244,590              - -              - -

     Cost of 4,115 shares acquired
        for the treasury                           - -               - -               - -         (166,970)             - -

     Cash dividends declared on
        common stock
        ($.61 per share)                           - -               - -          (232,126)             - -              - -

     Net unrealized gain (loss) on
        securities upon adoption
        of SFAS No. 115                            - -               - -               - -              - -          431,220

     Change in net unrealized
        gain (loss) on securities                  - -               - -               - -              - -         (978,320)
                                        --------------    --------------   ---------------   --------------   --------------

Balance, December 31, 1994                     956,562           685,534         8,450,114         (166,970)        (547,100)

     Net income                                    - -               - -         1,320,156              - -              - -

     Cash dividends declared on
        common stock
        ($.68 per share)                           - -               - -          (257,386)             - -              - -

     Change in net unrealized gain
        (loss) on securities                       - -               - -              - -               - -          887,750
                                        --------------    --------------   ---------------   --------------   --------------

Balance, December 31, 1995              $      956,562    $      685,534   $     9,512,884   $     (166,970)   $     340,650
                                        ==============    ==============   ===============   ==============   ==============

See Notes to Consolidated Financial Statements

                                                                           45-85
South Branch Valley Bancorp, Inc., and Subsidiary
-------------------------------------------------

Consolidated Statements of Cash Flows
For The Years Ended December 31, 1995, 1994 and 1993


                                                                             1995                1994              1993
                                                                       ----------------    --------------     --------------
Cash Flows from Operating Activities
  Net Income                                                            $     1,320,156    $     1,244,590     $   1,170,286
  Adjustments to reconcile net earnings to net cash provided by operating activities:
      Depreciation                                                              154,338            133,833           139,466
      Provision for loan losses                                                  55,000            120,000           205,000
      Security (gains) losses                                                     1,546              1,607           (32,482)
      (Gain) loss on sale of other assets                                           - -             21,391           (29,490)
      Deferred income tax expense (benefit)                                      22,802             (8,259)           63,138
      (Increase) decrease in accrued interest receivable                        (96,329)           (61,855)           30,110
      Amortization of security premiums and (accretion of discounts) net         88,705            124,215            89,615
      (Increase) decrease in other assets                                       (82,702)            52,515            30,077
      Increase (decrease) in other liabilities                                  146,024             59,920            52,168
                                                                       ----------------    ---------------     -------------
           Net cash provided by operating activities                          1,609,540          1,687,957         1,717,888
                                                                       ----------------    ---------------     -------------
Cash Flows from Investing Activities
  (Purchase of) proceeds from interest bearing deposits with
      other banks, net                                                         (401,219)           575,800          (211,186)
  Proceeds from maturities and calls of securities held to maturity             100,000            590,000         3,383,818
  Proceeds from maturities and calls of securities available for sale         5,345,000          3,075,000               - -
  Proceeds from sales of securities available for sale                        2,030,688          3,008,437               - -
  Proceeds from sales of securities                                                 - -                - -           985,373
  Principal payments received on securities held to maturity                    313,701          1,038,080         1,710,553
  Principal payments received on securities available for sale                  170,994            132,666               - -
  Purchases of securities held to maturity                                     (615,569)          (248,703)       (6,317,205)
  Purchases of securities available for sale                                (10,917,720)        (6,839,992)              - -
  (Increase) decrease in Federal funds sold                                  (2,161,745)           525,000         2,325,000
  Loans made to customers, net                                               (6,147,361)        (4,810,871)       (7,362,304)
  Purchases of Bank premises and equipment                                   (1,427,803)          (616,751)          (49,468)
  Net cash acquired in purchase of Petersburg Branch                          3,400,973                - -               - -
  Proceeds from sales of other assets                                               - -            139,500           285,500
                                                                       ----------------    ---------------     -------------
          Net cash (used in) investing activities                           (10,310,061)        (3,431,834)       (5,249,919)
                                                                       ----------------    ---------------     -------------
Cash Flows from Financing Activities
  Net increase in demand deposit, NOW and savings accounts                    4,987,833          1,010,167           688,729
  Proceeds from sales of (payments for matured) time deposits, net            4,958,802         (1,023,399)        2,753,928
  Net increase (decrease) in short-term borrowings                           (1,700,000)         1,700,000               - -
  Proceeds from long-term borrowings                                            750,000                - -               - -
  Purchase of treasury stock                                                        - -           (166,970)              - -
  Dividends paid                                                               (257,386)          (232,126)         (183,660)
                                                                       ----------------    ---------------     -------------
          Net cash provided by financing activities                           8,739,249          1,287,672         3,258,997
                                                                       ----------------    ---------------     -------------
  Increase (decrease) in cash and due from banks                                 38,728           (456,205)         (273,034)
  Cash and due from banks:
          Beginning                                                           2,152,919          2,609,124         2,882,158
                                                                       ----------------    ---------------     -------------
          Ending                                                        $     2,191,647    $     2,152,919     $   2,609,124
                                                                       ================    ===============     =============
Supplemental Disclosures of Cash Flow Information
     Cash payments for:
            Interest, net of interest capitalized during construction   $     3,943,067    $     3,219,912     $   3,362,873
                                                                       ================    ===============     =============
            Income taxes                                                $       759,002    $       605,411     $     497,047
                                                                       ================    ===============     =============
Supplemental Schedule of Noncash Investing and
Financing Activities
     Other real estate acquired in settlement of loans                  $        17,905    $        38,800     $      10,500

                                                                       ================    ===============     =============
     Acquisition of Petersburg Branch:
        Net cash acquired in purchase                                   $     3,400,973    $           - -     $         - -

                                                                       ================    ===============     =============
        Fair value of assets acquired, net of cash and
           cash equivalents (principally loans)                         $     1,738,987    $           - -     $         - -
        Deposits and other liabilities assumed                               (5,139,960)               - -               - -
                                                                       ----------------    ---------------     -------------
                                                                        $    (3,400,973)   $           - -     $         - -
                                                                       ================    ===============     =============

See Notes to Consolidated Financial Statements

                                                                           46-85
South Branch Valley Bancorp, Inc., and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of South Branch Valley Bancorp, Inc., and its subsidiary conform to generally accepted accounting principles and to general practices within the banking industry. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The following is a summary of the Company's more significant accounting policies.

Principles of consolidation:  The accompanying consolidated financial statements
----------------------------
include the accounts of South Branch Valley Bancorp, Inc., and its subsidiary, South Branch Valley National Bank, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation.

Presentation of cash flows:  For purposes of reporting cash flows,  cash and due
---------------------------
from banks includes cash on hand and amounts due from banks (including cash items in process of clearing). Cash flows from demand deposits, NOW accounts, savings accounts and Federal funds purchased and sold are reported net since their original maturities are less than three months. Cash flows from loans and certificates of deposit and other time deposits are reported net.

Securities: Effective  January 1, 1994, the Bank adopted  Statement of Financial
----------
Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS No. 115). Under SFAS No. 115, securities are
classified as "held  to  maturity",   "available  for sale"  or  "trading."  The
appropriate classification is determined at the time of purchase of each security and re-evaluated at each reporting date.

Securities held to maturity--Debt securities for which the bank has the positive
---------------------------
intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts which are recognized using the interest method. Securities available for sale--Securities not classified as "held to maturity" or as "trading" are classified as "available for sale." Securities classified as "available for sale" are those securities the Bank intends to hold for an indefinite period of time, but not necessarily to maturity. "Available for sale" securities are reported at estimated fair value net of unrealized gains or losses, which are adjusted for applicable income taxes, and reported as a separate component of shareholders' equity.

Trading  securities--There  are no  securities  classified  as  "trading" in the
-------------------
accompanying financial statements.

Realized gains and losses on sales of securities are recognized on the specific identification method. Amortization of premiums and accretion of discounts are computed using the interest method.

Loans and  allowance  for loan losses:  Loans are stated at the amount of unpaid
--------------------------------------
principal, reduced by unearned discount and an allowance for loan losses.

The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. The allowance is increased by provisions charged to operating expense and reduced by net charge-offs. The Bank makes continuous credit reviews of the loan portfolio and considers current economic conditions, historical loan loss experience, review of specific problem loans and other factors in determining the adequacy of the allowance for loan losses.

                                                                           47-85
Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely.

Unearned interest on discounted loans is amortized to income over the life of the loans, using methods which approximate the interest method. For all other loans, interest is accrued daily on the outstanding balances.

In 1995, the subsidiary bank adopted Statements of Financial Accounting Standards Nos. 114 and 118 (SFAS Nos. 114 and 118) "Accounting by Creditors for Impairment of a Loan" and "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosure," respectively. Under SFAS Nos. 114 and 118, a loan is impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due in accordance with the contractual terms of the specific loan agreement. Impaired loans, other than certain large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment, are required to be reported at the present value of expected future cash flows discounted using the loan's original effective interest rate or, alternatively, at the loan's observable market price, or at the fair value of the loan's collateral if the loan is collateral dependent. The method selected to measure impairment is made on a loan-by-loan basis, unless foreclosure is deemed to be probable, in which case the fair value of the collateral method is used. The implementation of SFAS Nos. 114 and 118 did not have a significant impact on the accompanying financial statements. Generally, after management's evaluation, loans are placed on nonaccrual status when principal or interest is greater than 90 days past due based upon the loan's contractual terms.

Interest is accrued daily on impaired loans unless the loan is placed on non-accrual status. Impaired loans are placed on non-accrual status when the payments of principal and interest are in default for a period of 90 days, unless the loan is both well-secured and in the process of collection. Interest on non-accrual loans is recognized primarily using the cost-recovery method.

Certain loan fees and direct loan costs are recognized as income or expense when incurred. Whereas, Statement Number 91 of the Financial Accounting Standards Board requires that such fees and costs be deferred and amortized as adjustments of the related loan's yield over the contractual life of the loan. The Bank's method of recognition of loan fees and direct loan costs produces results which are not materially different from those that would be recognized had Statement Number 91 been adopted.

Bank premises and equipment: Bank premises and equipment are stated at cost less
----------------------------
accumulated depreciation. Depreciation is computed primarily by the straight-line method for bank premises and equipment over the estimated useful lives of the assets. Repairs and maintenance expenditures are charged to operating expenses as incurred. Major improvements and additions to premises and equipment, including construction period interest costs, are capitalized. Interest capitalized during 1995 totaled $26,921. No interest was capitalized during 1994 and 1993.

Other real estate:  Other real estate consists primarily of real estate held for
------------------
resale which was acquired through foreclosure on loans secured by such real estate. At the time of acquisition, these properties are recorded at the lower of cost or appraised market value with any writedown being charged to the allowance for loan losses. Expenses incurred in connection with operating these properties are charged to operating expenses. Gains and losses on the sales of these properties are credited or charged to operating income in the year of the transactions.

Other real estate acquired through foreclosure with carrying values of $40,355 and $22,451, at December 31, 1995 and 1994, respectively, is included in other assets in the accompanying consolidated balance sheets.

Income taxes:  The provision for income taxes includes Federal and state income
-------------
taxes and is

                                                                           48-85
based on pretax net income reported in the consolidated financial statements, adjusted for transactions that may never enter into the computation of income taxes payable. Deferred tax assets and liabilities are based on the differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Valuation allowances are established when deemed necessary to reduce deferred tax assets to the amount expected to be realized.

Earnings  per share:  Earnings  per  common  share are  computed  based upon the
--------------------
weighted average shares outstanding. The weighted average number of shares outstanding was 378,510, 381,218 and 382,625 for the years ended December 31, 1995, 1994 and 1993, respectively.

Employee  benefits:  The  Company  has a  profit-sharing  and thrift plan and an
-------------------
employee stock ownership plan (ESOP) which cover substantially all employees. The amount of the contributions to the plans are at the discretion of the Company's Board of Directors.

Trust  department:  Assets  held  in an  agency  or  fiduciary  capacity  by the
------------------
subsidiary bank's Trust Department are not assets of the subsidiary bank and are not included in the accompanying consolidated balance sheets. Trust Department income is recognized on the cash basis in accordance with customary banking practice. Reporting such income on a cash basis rather than the accrual basis does not have a material affect on net income.

Reclassifications:  Certain accounts  in the  consolidated  financial statements
------------------
for 1994 and 1993, as previously presented, have been reclassified to conform to current year classifications.

NOTE 2. ACQUISITION OF PETERSBURG BRANCH

On November 15, 1995, the Bank acquired a branch bank located in Petersburg, West Virginia from an unaffiliated institution. In connection with this acquisition, the Bank acquired the branch's assets including its land, banking facility, equipment and loans and assumed its deposit liabilities. The acquisition was accounted for as a purchase and the results of operations of the Petersburg branch since the date of its acquisition are included in the accompanying consolidated financial statements. The branch's purchase price and the related excess of the purchase price over the fair value of the net assets acquired was not significant.

NOTE 3. CASH CONCENTRATION

At December 31, 1995, the subsidiary bank had a concentration totaling $3,147,431 with NationsBank, consisting of a due from balance and Federal funds sold. At December 31, 1994, the subsidiary bank had no such concentrations.

NOTE 4. SECURITIES

During 1995, concurrent with the adoption of the Special Report "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities" issued by the Financial Accounting Standards Board, the subsidiary bank reassessed the classifications of its securities and transferred securities with amortized cost of $3,358,274 and estimated fair value of
$3,410,711 from the held to maturity category to the available for sale category. Accordingly, shareholders' equity was increased $32,410, net of deferred income taxes of $20,027, to reflect the net unrealized holding gain on such securities. This reclassification did not have an impact on the accompanying statements of income.

                                                                           49-85
In connection with the adoption of SFAS No. 115, certain securities totaling $23,716,501 (at amortized cost) were classified as available for sale. Accordingly, shareholders' equity at January 1, 1994, was increased $431,220, net of income taxes of $269,950, to reflect the net unrealized holding gains of such securities. The adoption of SFAS No. 115 had no impact on the accompanying statements of income.

The amortized cost, unrealized gains and losses, and estimated fair values of securities at December 31, 1995 and 1994, are summarized as follows:


                                                                                       1995
                                                     ------------------------------------------------------------------------
                                                                                                                 Carrying
                                                                                                                   Value
                                                                                                                (Estimated
                                                        Amortized                  Unrealized                      Fair
                                                          Cost               Gains             Losses             Value)
                                                     ---------------   ---------------     ---------------    ---------------
Available for sale:
  Taxable:
    U.S. Treasury Securities                            $ 7,830,447           $115,362            $ 11,594        $ 7,934,215
    U.S. Government agencies and
      corporations                                       14,866,575            296,026              19,554         15,143,047
    Small Business Administration guaranteed
      loan participation certificates                     1,680,257             33,838                 - -          1,714,095
    Mortgage-backed securities -
      U.S. Government agencies and
      corporations                                        2,381,926             24,146               5,637          2,400,435
    Corporate debt securities                               497,930              9,951                 227            507,654
    Federal Reserve Bank stock                               44,300                - -                 - -             44,300
    Federal Home Loan Bank stock                            289,900                - -                 - -            289,900
    Other equity securities                                   6,625                - -                 - -              6,625
                                                     ---------------   ---------------     ---------------    ---------------
          Total taxable                                  27,597,960            479,323              37,012         28,040,271
                                                     ---------------   ---------------     ---------------    ---------------

  Tax-Exempt:
    State and political subdivisions                      3,324,621            116,183               4,595          3,436,209
    Federal Reserve Bank stock                                4,100                - -                 - -              4,100
                                                     ---------------   ---------------     ---------------    ---------------
          Total tax-exempt                                3,328,721            116,183               4,595          3,440,309
                                                     ---------------   ---------------     ---------------    ---------------
                Total                                   $30,926,681           $595,506            $ 41,607        $31,480,580
                                                     ===============   ===============     ===============    ===============


                                                                                       1994
                                                     ------------------------------------------------------------------------
                                                        Carrying                                                Estimated
                                                          Value                    Unrealized                      Fair
                                                     (Amortized Cost)       Gains              Losses              Value
                                                     ---------------   ---------------     ---------------    ---------------
Held to maturity:
  Taxable:
    Mortgage-backed securities--U.S.
    Government agencies and corporations                $ 2,062,764           $ 10,589            $ 78,216        $ 1,995,137
                                                     ---------------   ---------------     ---------------    ---------------
  Tax-exempt:
    State and political subdivisions                      1,103,175             11,801               4,791          1,110,185
                                                     ---------------   ---------------     ---------------    ---------------
          Total                                         $ 3,165,939           $ 22,390            $ 83,007        $ 3,105,322
                                                     ---------------   ---------------     ---------------    ---------------

                                                                           50-85

                                                                                       1994
                                                     ------------------------------------------------------------------------
                                                                                                              Carrying Value
                                                        Amortized                  Unrealized                   (Estimated
                                                          Cost               Gains             Losses           Fair Value)
                                                     ---------------   ---------------     ---------------    ---------------
Available for sale:
  Taxable:
    U.S. Treasury Securities                            $ 8,628,089           $ 12,137            $319,219        $ 8,321,007
    U.S. Government agencies and corporations            12,154,221             21,560             458,480         11,717,301
    Mortgage-backed securities--U.S.
     Government agencies and corporations                   804,134                - -              77,211            726,923
    Corporate debt securities                             1,047,574              3,381              25,256          1,025,699
    Federal Reserve Bank stock                               44,300                - -                 - -             44,300
    Federal Home Loan Bank stock                            283,800                - -                 - -            283,800
    Other equity securities                                   6,625                - -                 - -              6,625
                                                     ---------------   ---------------     ---------------    ---------------
         Total taxable                                   22,968,743             37,078             880,166         22,125,655
                                                     ---------------   ---------------     ---------------    ---------------

  Tax-Exempt:
    State and political subdivisions                      1,305,239             13,262              59,768          1,258,733
    Federal Reserve Bank stock                                4,100                - -                 - -              4,100
                                                     ---------------   ---------------     ---------------    ---------------
         Total tax-exempt                                 1,309,339             13,262              59,768          1,262,833
                                                     ---------------   ---------------     ---------------    ---------------
             Total                                      $24,278,082           $ 50,340            $939,934        $23,388,488
                                                     ===============   ===============     ===============    ===============

Mortgage-backed obligations of U.S. Government agencies and corporations and Small Business Administration guaranteed loan participation certificates are included in securities at December 31, 1995. These obligations, having contractual maturities ranging from 1 to 24 years, are reflected in the following maturity distribution schedules based on their anticipated average life to maturity, which ranges from 1 to 9 years. Accordingly, discounts are accreted and premiums are amortized over the anticipated average life to maturity of the specific obligation.

The maturities, amortized cost and estimated fair values of securities at December 31, 1995, are summarized as follows:


                                                            Available for sale
                                                    ----------------------------------
                                                                           Carrying
                                                                             Value
                                                        Amortized         (Estimated
                                                          Cost            Fair Value)
                                                     ---------------   ---------------
Due in one year or less                                 $ 6,337,347        $ 6,467,162
Due from one to five years                               20,006,024         20,359,557
Due from five to ten years                                4,238,385          4,308,936
Due after ten years                                             - -                - -
Equity securities                                           344,925            344,925
                                                     ---------------   ---------------
          Total                                         $30,926,681        $31,480,580
                                                     ===============   ===============

                                                                           51-85
The proceeds from sales, calls, maturities of securities and principal payments received on mortgage-backed obligations and the related gross gains and losses realized are as follows:


                                                               Proceeds From                          Gross Realized
        For the                                ---------------------------------------------   ------------------------------
       year ended                                                Calls and        Principal
      December 31,                                  Sales        Maturities       Payments          Gains          Losses
-------------------------                      -------------   -------------   -------------   --------------   -------------
  1995
     Securities held to maturity                  $      - -      $  100,000      $  313,701         $   - -          $   - -
     Securities available for sale                 2,030,688       5,345,000         170,994          19,618           21,164
                                               -------------   -------------   -------------   --------------   -------------
                                                  $2,030,688      $5,445,000      $  484,695         $19,618          $21,164
                                               =============   =============   =============   ==============   =============
  1994
     Securities held to maturity                  $      - -      $  590,000      $1,038,080         $   - -          $   - -
     Securities available for sale                 3,008,437       3,075,000         132,666           7,172            8,779
                                               -------------   -------------   -------------   --------------   -------------
                                                  $3,008,437      $3,665,000      $1,170,746         $ 7,172          $ 8,779
                                               =============   =============   =============   ==============   =============
  1993                                            $  985,373      $3,383,818      $1,710,553         $32,560          $    78
                                               =============   =============   =============   ==============   =============

At December 31, 1995 and 1994, securities carried at $11,329,098 and $6,970,920, respectively, with estimated fair values of $11,578,096 and $6,761,458, respectively, were pledged to secure public deposits, and for other purposes required or permitted by law.



NOTE 5. LOANS
Loans are summarized as follows:

                                                                             1995               1994
                                                                      ----------------     ---------------
Commercial, financial and agricultural                                     $18,875,277         $17,832,805
Real estate - construction                                                     102,690             250,659
Real estate - mortgage                                                      36,980,052          33,314,620
Installment                                                                 15,981,416          13,509,203
Other                                                                          542,519             422,210
                                                                      ----------------     ---------------
               Total loans                                                  72,481,954          65,329,497
  Less unearned discount                                                     1,023,875           1,112,033
                                                                      ----------------     ---------------
               Total loans net of unearned income                           71,458,079          64,217,464
  Less allowance for loan losses                                               859,681             993,023
                                                                      ----------------     ---------------
               Loans, net                                                  $70,598,398         $63,224,441
                                                                      ----------------     ---------------

Included in the net balance of loans are non-accrual loans amounting to $538,239 and $674,580 at December 31, 1995 and 1994, respectively. If interest on non-accrual loans had been accrued, such income would have approximated $36,708, $5,500 and $41,007 for the years ended December 31, 1995, 1994 and 1993, respectively.

                                                                           52-85
The following presents loan maturities at December 31, 1995:


                                                          Within           After 1 But           After
                                                          1 Year         Within 5 Years         5 Years
                                                     ---------------    ---------------    ---------------
Commercial, financial and agricultural                  $ 6,302,520         $ 4,319,437        $ 8,253,320
Real estate - construction                                   37,719              40,398             24,573
Real estate - mortgage                                    2,713,729           4,256,579         30,009,744
Installment loans                                         1,952,206          10,769,699          3,259,511
Other                                                       331,518                 - -            211,001
                                                     ---------------    ---------------    ---------------
               Total                                    $11,337,692         $19,386,113        $41,758,149
                                                     ===============    ===============    ===============
Loans due after one year with:
               Variable rates                           $32,662,304
               Fixed rates                               28,481,958
                                                     ---------------
                                                        $61,144,262
                                                     ===============

The Bank has made, and may be expected to make in the future, commercial and mortgage loans that have adjustable rates. Such loan rates are generally indexed to the Wall Street prime interest rate or to other common indices. At December 31, 1995, the Bank's commercial loan portfolio contained adjustable rate loans of approximately $9,442,196. The interest rates on such loans ranged from 7.56% to 12.75%, and provided for future interest rate changes at set intervals, ranging from one to sixty months. Likewise, the Bank's mortgage portfolio contained adjustable rate loans of approximately $26,326,496 at December 31, 1995. The interest rates on such loans ranged from 6.75% to 12.75%, and provided for future interest rate changes at set intervals, ranging from monthly to fifteen years.

Concentration of credit risk: The subsidiary bank grants commercial, residential
-----------------------------
and consumer loans to customers primarily located in Hardy, Grant, Hampshire and Pendleton Counties of West Virginia. Although the Bank strives to maintain a diverse loan portfolio, a substantial portion of its debtors' ability to honor their contracts is indirectly dependent upon the poultry industry. As of December 31, 1995 and 1994, the Bank had direct extensions of credit used to build and operate poultry houses totaling approximately $5,872,805 and $6,834,966, respectively. These loans are generally structured to be repaid over periods ranging from 15 to 20 years, however, most also contain balloon provisions which serve to require each loan's renewal every 1 to 5 years or are written with an adjustable interest rate feature. The security for these loans generally consists of liens on the land, buildings and equipment associated with each poultry house.

The Bank evaluates the credit worthiness of each of its customers on a case-by-case basis and the amount of collateral it obtains is based upon management's credit evaluation.

The subsidiary bank has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, principal officers, their immediate families and affiliated companies in which they are principal stockholders (commonly referred to as related parties), all of which have been, in the opinion of management, on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others.

                                                                           53-85
The following presents the activity with respect to related party loans aggregating $60,000 or more to any one related party (other changes represent additions to and changes in director and executive officer status):



                                                1995                 1994
                                          ----------------     ---------------
Balance, beginning                            $  3,679,777          $2,148,569
     Additions                                   3,998,154           1,386,819
     Amounts collected                          (2,450,899)           (830,193)
     Other changes, net                            (50,634)            974,582
                                          ----------------     ---------------
Balance, ending                               $  5,176,398          $3,679,777
                                          ================     ===============


NOTE 6. ALLOWANCE FOR LOAN LOSSES

An analysis of the allowance for loan losses for the years ended December 31, 1995, 1994 and 1993, is as follows:


                                                           1995               1994               1993
                                                     ---------------    ---------------    ---------------
Balance, beginning of year                                 $993,023            $905,448           $845,541
Losses:
     Commercial, financial and agricultural                  46,373              10,589            124,441
     Real estate - mortgage                                 137,334              14,779             30,419
     Installment loans                                       39,004              45,380             64,755
     Other                                                   10,909              11,609              6,776
                                                     ---------------    ---------------    ---------------
               Total                                        233,620              82,357            226,391
                                                     ---------------    ---------------    ---------------
Recoveries:
     Commercial, financial and agricultural                   7,864              24,627             43,183
     Real estate - mortgage                                   3,135               1,107              8,902
     Installment loans                                       28,862              23,422             25,487
     Other                                                    5,417                 776              3,726
                                                     ---------------    ---------------    ---------------
               Total                                         45,278              49,932             81,298
                                                     ---------------    ---------------    ---------------
Net losses                                                  188,342              32,425            145,093
Provision for loan losses                                    55,000             120,000            205,000
                                                     ---------------    ---------------    ---------------
Balance, end of year                                       $859,681            $993,023           $905,448
                                                     ===============    ===============    ===============

As explained in Note 1, the subsidiary bank adopted SFAS Nos. 114 and 118 in 1995. The Bank's total recorded investment in impaired loans at December 31, 1995, approximated $747,950, for which the related allowance for loan losses determined in accordance with SFAS Nos. 114 and 118 approximated $153,560. The Bank's average investment in such loans approximated $696,425 for the year ended December 31, 1995. All impaired loans at December 31, 1995, were collateral dependent, and accordingly, the fair value of the loan's collateral was used to measure the impairment of each loan.

For  purposes  of  SFAS  Nos.  114  and  118,  the  Bank  considers   groups  of
smaller-balance, homogeneous loans to include: mortgage loans secured by residential property, other than those which significantly exceed the Bank's typical residential mortgage loan amount (currently those in excess of $100,000): small balance commercial loans (currently those less than $50,000); and installment loans to individuals, exclusive of those loans in excess of $50,000.

For the year ended December 31, 1995, the Bank recognized approximately $85,398 in interest income on impaired loans. Using a cash-basis method of accounting, the Bank would have recognized approximately the same amount of interest income on such loans.

                                                                           54-85
NOTE 7. BANK PREMISES AND EQUIPMENT

The major categories of Bank premises and equipment and accumulated depreciation at December 31, 1995 and 1994, are summarized as follows:


                                                                             1995               1994
                                                                      ----------------     ---------------
Land                                                                        $  443,566          $  368,970
Building and improvements                                                    2,793,282           1,222,679
Furniture and equipment                                                      1,940,716           1,682,151
Construction in progress                                                           - -             159,815
                                                                      ----------------     ---------------
                                                                             5,177,564           3,433,615
Less accumulated depreciation                                                1,997,213           1,845,650
                                                                      ----------------     ---------------
               Bank, premises and equipment, net                            $3,180,351          $1,587,965
                                                                      ================     ===============


Depreciation expense for the years ended December 31, 1995, 1994 and 1993 totaled $154,388, $133,833, and $139,466, respectively.


NOTE 8. DEPOSITS

The following is a summary of interest bearing deposits by type as of December 31, 1995 and 1994:


                                                                             1995               1994
                                                                      ----------------     ---------------
Demand deposits, interest bearing                                          $20,027,502         $15,736,681
Savings deposits                                                            15,731,154          12,958,404
Certificates of deposit                                                     48,947,117          41,621,073
Individual Retirement Accounts                                               7,507,789           6,614,695
                                                                      ----------------     ---------------
               Total                                                       $92,213,562         $76,930,853
                                                                      ================     ===============

Time certificates of deposit and IRA's in denominations of $100,000 or more totaled $7,758,560 and $5,924,995 at December 31, 1995 and 1994, respectively. Interest paid on time certificates of deposit and Individual Retirement Accounts in denominations of $100,000 or more was $392,641, $290,030 and $305,295 for the years ended December 31, 1995, 1994 and 1993, respectively.

The following is a summary of the maturity distribution of certificates of deposit and IRA's in denominations of $100,000 or more as of December 31, 1995:


                                                                            Amount             Percent
                                                                      ----------------     ---------------
Three months or less                                                        $1,509,517           19.45%
Three through six months                                                     1,791,216           23.09%
Six through twelve months                                                    1,782,155           22.97%
Over twelve months                                                           2,675,672           34.49%
                                                                      ----------------       -------------
               Total                                                        $7,758,560          100.00%
                                                                      ================       =============

NOTE 9. OTHER BORROWINGS

Short-term borrowings: In June, 1994, the subsidiary bank was granted a line of credit from the Federal Home Loan Bank of Pittsburgh (FHLB), under its Flexline Program. The line of credit amount is limited to 10% of the Bank's total qualifying assets and is subject to annual renewal.

                                                                           55-85
Borrowings under this arrangement bear interest at the rate posted by the FHLB on the day of the borrowing and is subject to change daily. The line of credit is secured by a blanket lien on all unpledged and unencumbered assets of the Bank.

Long-term borrowings: The subsidiary bank's long-term borrowings of $750,000 at December 31, 1995, consist of advances from the FHLB under its Community Investment program. These borrowings bear an average fixed interest rate of 5.98% and are due in the year 2002.

NOTE 10. INCOME TAXES

The components of applicable income tax expense (benefit) for the years ended December 31, 1995, 1994 and 1993, are as follows:


                                 1995               1994               1993
                           ---------------    ---------------    ---------------
Current:
     Federal                     $587,472            $611,581           $492,136
     State                         69,402              61,480             69,785
                           ---------------    ---------------    ---------------
                                  656,874             673,061            561,921
                           ---------------    ---------------    ---------------
Deferred:
     Federal                       20,268              (7,342)            54,857
     State                          2,534                (917)             8,281
                           ---------------    ---------------    ---------------
                                   22,802              (8,259)            63,138
                           ---------------    ---------------    ---------------

               Total             $679,676            $664,802           $625,059
                           ===============    ===============    ===============


A reconciliation between the amount of reported income tax expense and the amount computed by multiplying the statutory income tax rates by book pretax income for the years ended December 31, 1995, 1994 and 1993, is as follows:


                                                1995                           1994                           1993
                                    ----------------------------    --------------------------    ---------------------------
                                        Amount         Percent         Amount         Percent        Amount         Percent
                                    ------------   -------------   -------------  ------------    ------------  -------------
Computed tax at applicable
  statutory rate                        $679,943         34            $ 649,193        34            $610,417         34
Increase (decrease) in taxes
 resulting from:
     Tax-exempt interest, net            (55,982)        (3)            (51,525)        (3)            (65,013)       (4)
     State income taxes, net of
       Federal tax benefit                45,802          2               40,577         2              46,058          3
     Other, net                            9,913          1               26,557         1              33,597          2
                                    ------------   -------------   -------------  ------------    ------------  -------------

Applicable income taxes                 $679,676         34            $ 664,802        34            $625,059         35
                                    ============   =============   =============  ============    ============  =============

Deferred income taxes reflect the impact of "temporary differences" between amounts of assets and liabilities for financial reporting purposes and such amounts as measured for tax purposes. Deferred tax assets and liabilities represent the future tax return consequences of temporary differences, which will either be taxable or deductible when the related assets and liabilities are recovered or settled.

                                                                           56-85
The tax effects of temporary differences which give rise to the Company's deferred tax assets and liabilities as of December 31, 1995 and 1994, are as follows:


                                                                             1995               1994
                                                                      ----------------     ---------------
Deferred tax assets:
    Allowance for loan losses                                                $ 216,678           $ 268,414
    Deferred compensation                                                       24,930               7,603
    Goodwill                                                                       790                 - -
    Net unrealized loss on securities                                              - -             342,495
                                                                      ----------------     ---------------
                                                                               242,398             618,512
    Less valuation allowance                                                  (188,773)           (207,694)
                                                                      ----------------     ---------------
                                                                                53,625             410,818
                                                                      ----------------     ---------------
Deferred tax liabilities:
    Depreciation                                                                20,959              12,855
    Net unrealized gain on securities                                          213,253                 - -
                                                                      ----------------     ---------------
                                                                               234,212              12,855
                                                                      ----------------     ---------------
 Net deferred tax assets (liabilities)                                       $(180,587)          $ 397,963




The income tax expense (benefit) on realized securities gains (losses) was $(595), $(619) and $12,830, for the years ended December 31, 1995, 1994 and
1993, respectively.

NOTE 11. EMPLOYEE BENEFITS

Profit-Sharing and Thrift Plan:
-------------------------------

The Company has a defined contribution profit-sharing and thrift plan with 401(k) provisions covering substantially all employees. Contributions to the Plan are at the discretion of the Board of Directors. Contributions made to the plan and charged to expense were $50,475, $45,106 and $46,207 for the years ended December 31, 1995, 1994 and 1993, respectively.

Employee Stock Ownership Plan:
------------------------------

The Company has an Employee Stock Ownership Plan (ESOP) which enables eligible employees to acquire shares of the Company's common stock. The cost of the ESOP is borne by the Company through annual contributions to an Employee Stock Ownership Trust in amounts determined by the Board of Directors.

The expense recognized by the Company is based on cash contributed or committed to be contributed by the Company to the ESOP during the year. Contributions to the ESOP, for the years ended December 31, 1995, 1994 and 1993 were $45,582, $40,166 and $40,050, respectively. Dividends made by the Company to the ESOP are reported as a reduction to retained earnings. The ESOP owns 4,065 shares of the Company's common stock, all of which, are considered outstanding for earnings per share computations.

The trustees of both the Profit-Sharing and Thrift Plan and ESOP are also members of the Company's and subsidiary bank's Board of Directors.

Incentive Compensation Program:
-------------------------------

The subsidiary bank has an incentive compensation program for its key employees. Bonuses are awarded to key employees based on a prescribed formula using the Bank's return on assets as a base. Under the terms of the incentive compensation program, bonuses charged to operations were $120,000, $112,000 and $121,000 for 1995, 1994 and 1993, respectively.

                                                                           57-85
NOTE 12. COMMITMENTS AND CONTINGENCIES

Financial  instruments  with  off-balance  sheet risk: The subsidiary  bank is a
------------------------------------------------------
party of certain financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. Such financial instruments consist solely of commitments to extend credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statement of financial position. The contract amounts of these instruments reflect the extent of involvement the Bank has in this class of financial instruments. The Bank's total contract amount of commitments to extend credit at December 31, 1995 and 1994, approximated $4,462,545 and $3,445,652, respectively.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.

Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include accounts receivable, inventory, equipment or real estate.

Litigation:  The Bank is  involved  in  various  legal  actions  arising  in the
-----------
ordinary course of business. In the opinion of counsel, the outcome of these matters will not have a significant adverse effect on the consolidated financial statements.

Employment  Agreement:  The Company has an employment  agreement  with its chief
----------------------
executive officer. This agreement contains change in control provisions that would entitle the officer to receive compensation in the event there is a change in control in the Company (as defined) and a termination of his employment.

NOTE 13. REGULATORY RESTRICTIONS ON CAPITAL AND DIVIDENDS

The subsidiary bank is required to maintain minimum amounts of capital to total "risk weighted" assets, as defined by banking regulations. A comparison of the subsidiary bank's capital as of December 31, 1995, with the minimum requirements for an adequately capitalized bank is presented below:

                                                                   Minimum
                                                  Actual        Requirements
                                               ------------   -----------------
     Tier 1 Risk-based Capital                    13.97%           4.00%
     Total Risk-based Capital                     15.22%           8.00%
      Leverage Ratio                               9.18%           3.00%

The primary source of funds for the dividends paid by South Branch Valley Bancorp, Inc., is dividends received from its subsidiary bank. Dividends paid by the subsidiary bank are subject to restrictions by banking regulations. The most restrictive provision requires approval by the regulatory agency if dividends declared in any year exceed the year's net income, as defined, plus the net retained profits of the two preceding years. During 1996, the net retained profits available for distribution to South Branch Valley Bancorp, Inc. as dividends without regulatory approval are approximately $1,862,000, plus net retained profits, as defined, for the interim periods through the date of declaration.

                                                                           58-85
NOTE 14. FAIR VALUE OF FINANCIAL INSTRUMENTS

The following summarizes the methods and significant assumptions used by the Company in estimating its fair value disclosures for financial instruments.

Cash and due from banks: The carrying values of cash and due from banks approximate their estimated fair value.

Interest bearing deposits with other banks: The fair values of interest bearing deposits with other banks are estimated by discounting scheduled future receipts of principal and interest at the current rates offered on similar instruments with similar remaining maturities.

Federal funds sold: The carrying values of federal funds sold approximate their estimated fair values.

Securities: Estimated fair values of securities are based on quoted market prices, where available. If quoted market prices are not available, estimated fair values are based on quoted market prices of comparable securities.

Loans: The estimated fair values for loans are computed based on scheduled future cash flows of principal and interest, discounted at interest rates currently offered for loans with similar terms to borrowers of similar credit quality. No prepayments of principal are assumed.

Deposits: The estimated fair values of demand deposits (i.e. noninterest bearing checking NOW, Super NOW, Money Market and savings accounts) and other variable rate deposits approximate their carrying values. Fair values of fixed maturity deposits are estimated using a discounted cash flow methodology at rates currently offered for deposits with similar remaining maturities. Any intangible value of long-term relationships with depositors is not considered in estimating the fair values disclosed.

Long-term borrowings: The fair values of long-term borrowings are estimated by discounting scheduled future payments of principal and interest at current rates available on borrowings with similar terms.

Off-balance sheet instruments: The fair values of commitments to extend credit and standby letters of credit are estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit standing of the counterparties. The amounts of fees currently charged on commitments and standby letters of credit are deemed insignificant, and therefore, the estimated fair values and carrying values are not shown below.

The carrying values and estimated fair values of the Company's financial instruments are summarized below:

                                                    December 31, 1995
                                           ----------------------------------
                                               Carrying           Estimated
                                                Value             Fair Value
                                           ----------------    --------------

Financial assets:
    Cash and due from banks                  $  2,191,647        $  2,191,647
    Interest bearing deposits other banks       2,134,919           2,199,418
    Federal funds sold                          2,161,745           2,161,745
    Securities available for sale              31,480,580          31,480,580
    Loans                                      70,598,398          70,757,154
                                          ----------------     ---------------
                                             $108,567,289        $108,790,544
                                          ================     ===============

Financial liabilities
    Deposits                                 $100,046,336        $100,603,254
    Long-term borrowings                          750,000             750,000
                                          ----------------     ---------------
                                             $100,796,336        $101,353,254
                                          ================     ===============

                                                                           59-85
NOTE 15. CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY

The investment of the Corporation in its wholly-owned subsidiary is presented on the equity method of accounting. Information relative to the Corporation's balance sheets at December 31, 1995 and 1994, and the related statements of income and cash flows for the years ended December 31, 1995, 1994 and 1993 are presented as follows:


                                                                                   December 31,
                                                                       ----------------------------------
                                                                             1995               1994
                                                                      ----------------     ---------------
Assets
-------
Cash                                                                       $    68,466          $   72,563
Investment in bank subsidiary, eliminated in consolidation                  11,246,742           9,292,126
Investment in other bank common stock                                            6,625               6,625
Other assets                                                                     6,826               6,826
                                                                      ----------------     ---------------
               Total assets                                                $11,328,659          $9,378,140
                                                                      ================     ===============


                                                                                   December 31,
                                                                       ----------------------------------
                                                                             1995               1994
                                                                      ----------------     ---------------
Liabilities and shareholders' equity
------------------------------------
Common stock, $2.50 par value, authorized 600,000
  shares, issued 382,625                                                   $   956,562          $  956,562
Capital surplus                                                                685,534             685,534
Retained earnings (consisting of undivided profits of
  subsidiary not yet distributed)                                            9,512,883           8,450,114
Less cost of shares acquired for the treasury 1995 and
  1994, 4115 shares                                                          (166,970)            (166,970)
Net unrealized gain (loss) on securities                                       340,650            (547,100)
                                                                      ----------------     ---------------
               Total shareholders' equity                                   11,328,659           9,378,140
                                                                      ----------------     ---------------
               Total liabilities and shareholders' equity                  $11,328,569          $9,378,140
                                                                      ================     ===============


                                                         1995                1994               1993
                                                    --------------    ----------------     ---------------
Statements of Income
--------------------
Income - dividends from bank subsidiary                $   264,000          $  460,000          $  180,000
Other dividends                                                191                 186                - -
Expenses--operating                                        (17,728)            (17,729)            (14,303)
                                                    --------------    ----------------     ---------------
Income before income taxes and
  undistributed income                                     246,463             442,457             165,697
  Applicable income tax expense (benefit)                   (6,826)             (6,826)             (5,579)
                                                    --------------    ----------------     ---------------
Income before undistributed income                         253,289             449,283             171,276
Equity in undistributed income in
  bank subsidiary                                        1,066,866             795,307             999,010
                                                    --------------    ----------------     ---------------
               Net income                              $ 1,320,155          $1,244,590          $1,170,286
                                                    ==============    ================     ===============

                                                                           60-85

                                                         1995                1994               1993
                                                    --------------    ----------------     ---------------
Statements of Cash Flows
------------------------
CASH FLOWS FROM OPERATING
  ACTIVITIES
  Net income                                           $ 1,320,155          $1,244,590          $1,170,286
  Adjustments to reconcile net income to net
    cash provided by operating activities:
      Equity in undistributed net income
        of subsidiary                                   (1,066,866)           (795,307)           (999,010)
      (Increase) decrease in other assets                     - -               (1,247)                668
                                                    --------------    ----------------     ---------------
  Net cash provided by operating activities                253,289             448,036             171,944
                                                    --------------    ----------------     ---------------
CASH FLOWS FROM INVESTING
  ACTIVITIES
  Purchase of other bank stocks                                - -              (6,625)                - -
                                                    --------------    ----------------     ---------------
               Net cash (used in) investing
                 activities                                    - -              (6,625)                - -
                                                    --------------    ----------------     ---------------
CASH FLOWS FROM FINANCING
  ACTIVITIES
  Purchase of treasury stock                                   - -            (166,970)                - -
  Dividends paid to shareholders                          (257,386)           (232,126)           (183,660)
                                                    --------------    ----------------     ---------------
               Net cash (used in) financing
                 activities                               (257,386)           (399,096)           (183,660)
                                                    --------------    ----------------     ---------------
  Increase (decrease) in cash                               (4,097)             42,315             (11,716)
  Cash:
     Beginning                                              72,563              30,248              41,964
                                                    --------------    ----------------     ---------------
     Ending                                            $    68,466          $   72,563          $   30,248
                                                    ==============    ================     ===============


South Branch Valley Bancorp, Inc., accounts for its investment in its bank subsidiary by the equity method. During the years ended December 31, 1995, 1994 and 1993, changes were as follows:

  Number of shares owned at December 31, 1995 - 60,000 Percent to total shares at December 31, 1995 - 100%

  Balance at December 31, 1992                              $ 8,044,909
  Add (deduct):
    Equity in net income                                      1,179,010
    Dividends declared                                         (180,000)
                                                         ---------------

  Balance at December 31, 1993                              $ 9,043,919
  Add (deduct):
    Equity in net income                                      1,255,307
    Dividends declared                                         (460,000)
    Net unrealized gain (loss) on securities                   (547,100)
                                                         ---------------

  Balance at December 31, 1994                              $ 9,292,126
  Add (deduct):
    Equity in net income                                      1,330,866
    Dividends declared                                         (264,000)
    Net unrealized gain (loss) on securities                    887,750
                                                         ---------------

  Balance at December 31, 1995                              $11,246,742
                                                         ===============

                                                                           61-85
Shareholders' Information

South Branch Valley Bancorp, Inc. files an annual report to the Securities and Exchange Commission on Form 10-KSB. Copies of this report may be obtained without charge upon written request to:

                               Carol A. Riggleman
                       South Branch Valley Bancorp, Inc.
                              Post Office Box 680
                        Moorefield, West Virginia 26836


Common Stock Dividend

Dividends on South Branch Valley Bancorp, Inc. stock are normally paid on the 15th day of June and December. The record date is normally the 1st day of the same months.

The Company acts as its own registrar and transfer agent. Its shares are not publicly traded on any exchange or over the counter market. Shares of the Company's common stock are occasionally bought and sold by private individuals, firms or corporations. In many instances, the Company does not have knowledge of the purchase price or the terms of the purchase. No definitive records of bids and ask or sale prices are available.

Offices of South Branch Valley National Bank

              Main Bank                              Petersburg Branch
        310 North Main Street                       102 Virginia Avenue
        Moorefield, WV 26836                       Petersburg, WV 26847
           (304) 538-2353                             (304) 257-2122

           Mathias Branch                             Franklin Branch
             P.O. Box 40                               P.O. Box 863
          Mathias, WV 26812                         Franklin, WV 26807
           (304) 897-5997                             (304) 358-2388

Officers of the Holding Company

                       South Branch Valley Bancorp, Inc.

           OSCAR M. BEAN                           H. CHARLES MADDY, III
       Chairman of the Board                             President

         DONALD W. BILLER                           PHOEBE F. HEISHMAN
           Vice Chairman                                 Secretary

      RUSSELL F. RATLIFF, JR.                       CAROL A. RIGGLEMAN
             Treasurer                              Assistant Secretary

                                                                           62-85
Directors

                       South Branch Valley Bancorp, Inc.
                                      and
                       South Branch Valley National Bank

                                 OSCAR M. BEAN
                             Chairman of the Board
                   Managing Partner -- Bean & Bean Attorneys

                             H. CHARLES MADDY, III
                     President and Chief Executive Officer,
                       South Branch Valley National Bank

                                DONALD W. BILLER
                                 Vice-Chairman
                        President -- D. W. Biller, Inc.
                         Director -- WV Farm Credit ACA

                               PHOEBE F. HEISHMAN
                                   Secretary
                  Editor and Publisher -- Moorefield Examiner
                       President -- R.E. Fisher Co., Inc.

                      JAMES M. COOKMAN                                               HAROLD K. MICHAEL
             President -- Cookman Insurance Group                              Agent -- Nationwide Insurance
           President -- Cookman Realty Group, Inc.                            Member -- WV House of Delegates
                President -- Transcover, Inc.
                                                                                       MARY ANN OURS
                                                                    President  -- Ours  Valley  View  Poultry Farms, Inc.
                        JOHN W. CRITES
          President -- Allegheny Wood Products, Inc.
            Partner -- JPC, Limited Liability Co.                                 RUSSELL F. RATLIFF, JR.
      Partner -- Allegheny Dimension, Limited Liability Co.                     Vice President & Cashier
         Principal Stockholder - KJV Aviation, Inc.                         South Branch Valley National Bank

                    THOMAS J. HAWSE, III                                          HARRY C. WELTON, JR.
             President -- Hawse Food Market, Inc.                                    Retired Farmer
                  Partner -- Hawse Brothers
                                                                                   RENICK C. WILLIAMS
                       GARY L. HINKLE                                     President -- South Branch Inn, Inc.
              President -- Hinkle Trucking, Inc.                          President -- Fort Pleasant Farms, Inc.
           President -- Dettinburn Transport, Inc.                        President -- Hampshire S & J Co., Inc.
            Vice-President -- Mt. Storm Fuel Corp.                          Partner -- Renick Williams & Sons

                       JEFFREY E. HOTT                                               J. ALECK WELTON
          Vice-President -- Hott's Ag Services, Inc.                                Director Emeritus
              Vice-President -- Franklin Oil Co.

                                                                           63-85
Operating Officers of the Bank

                       South Branch Valley National Bank

                             H. CHARLES MADDY, III
                     President and Chief Executive Officer

             RUSSELL F. RATLIFF, JR.                                    JEFFERY L. PAVAN
Vice President Operations, Cashier & Trust Officer             Vice President Loan Administration

                SCOTT C. JENNINGS                                      CAROL A. RIGGLEMAN
    Vice President, Loan Review & Compliance                     Community Reinvestment Officer

                 BARBARA HELMAN                                        KATHLEEN S. SIMERLY
             Assistant VP Operations                                   Accounting Officer

                 DEBRA S. DAVIS                                          MARK H. WRIGHT
Asst. VP Loan Administration & Senior Loan Officer                   Commercial Loan Officer

                   KENT SHIPE                                            JOHN F. BOWERS
             Mathias Branch Manager                                  Franklin Branch Manager

                 MARLIN C. CASTO                                         J. VANCE WILSON
            Petersburg Branch Manager                                     Loan Officer

                BELINDA L. TURNER                                       CATHLEEN D. SMITH
      Assistant Branch Manager, Petersburg                                Loan Officer

                DEBORAH HAMILTON                                        CAROLYN SPONAUGLE
        Assistant Branch Manager, Mathias                      Assistant Branch Manager, Franklin

                  JULIE R. COOK                                           DANYL FREEMAN
                   IRA Officer                                          Internal Auditor

                                                                           64-85
Employees of the Bank

                        South Branch Valley National Bank

                                       STAFF

                                     Main Bank

       Teresa Barr                Jonathan Bland              Carolyn Berg
      Curt Boswell                 Stacey Bowman               Ethel Coby
    Shirley Corsetti               Rhonda Dolly                Jeremy Eye
      Fern Gilhuys               Tracey Gochenour            Jolene Johnson
    Sharon Kuykendall              Gail Malcolm                Tina Martin
     Tabitha Mongold           Bernadette Nesslerodt           Sandra Ours
     Christa Raines                 Shelly Reel                Angie Smith
    Elizabeth Snyder               Pamela Smoot              Elaine Stickley
      Ramona Thorne                Pamela Wilson              Gloria Wolfe


                                      Mathias

   Christine Delawder                                       Teresa Halterman
     Connie Landacre                                            Helen May
       Donna Shipe                                         Dorothy Strawderman

                                     Franklin

                                    Debra Alt
      Tammy Clutter                                          Amber-Jon Hanna
    Renee McCutcheon                                          Lisa Roberson

                                    Petersburg

     Regina Minnich                 Stacy Park                 Myra Yokum