Form 10KSB, Exhibit 13
period 1996-12-31
SOUTH BRANCH VALLEY BANCORP INC
filed 1997-03-28
CIK 811808

21-64
                                E X H I B I T   (13)

                       SOUTH BRANCH VALLEY BANCORP,INC ANNUAL
                         REPORT TO SHAREHOLDERS FOR THE YEAR
                               ENDED DECEMBER 31, 1996

                                                                           22-64
                                      1996
                                 ANNUAL REPORT
                              -------------------


                              SOUTH BRANCH VALLEY
                                 BANCORP, INC.
             -----------------------------------------------------


CONTENTS

  Message to Stockholders and Friends                   2
  Financial Highlights                                  3
  Management's Discussion and Analysis                  4
  Independent Auditor's Report                         17
  Consolidated Balance Sheets                          18
  Consolidated Statements of Income                    19
  Consolidated Statements of Shareholders' Equity      20
  Consolidated Statements of Cash Flows                21
  Notes to Consolidated Financial Statements           22
  Shareholder Informations                             38
  Directors of South Branch Valley Bancorp, Inc.       39
  Operating Officers and Employees of the Bank         40


MAILING ADDRESS

                        South Branch Valley Bancorp, Inc.
                                  P.O. Box 680
                         Moorefield, West Virginia 26836

                                                                           23-64
[South Branch Valley Bancorp, Inc. logo]
-------------------------------------------------------------------------------

To Our Stockholders and Friends:

      We are proud to present to you the 1996 Consolidated Annual Report of South Branch Valley Bancorp, Inc. The past year was our ninth consecutive year of realizing record earnings which totaled $1,490,000. This earnings strength has enabled us to increase our dividends over 1995 by 13.2% to $.77 per share. Meeting the challenge of a highly competitive market, South Branch Valley achieved record levels of total assets and total capital. Once again, our entire staff is to be commended for their excellent performance in responding to the increasing demands of a competitive industry.

      During 1996, we successfully upgraded our computer system and put the finishing touches on our main office. In addition, our strong management team and support staff should be commended for successfully guiding us through the aftermath of a flood. Although the flood disrupted our daily routines, "it was business as usual" at South Branch Valley National Bank.

      Additionally, as most of you are aware, we have entered into an agreement to purchase approximately a 35% interest in the Capital State Bank located in Charleston, WV. We are confident that this transaction will help further our goals in creating shareholder value for many years to come.

      Our Board of Directors and management team wish to convey our deepest appreciation for your continued support. We are proud of the performance of our Company and hope you are as well. Your comments and suggestions are always welcome and your friendship is appreciated.



               /s/ OSCAR M. BEAN                       /s/ H. CHARLES MADDY, III
               Oscar M. Bean                           H. Charles Maddy, III
               Chairman of the Board                   President

P. O. Box 680-Moorefield, West Virginia 26836-Phone(304) 538-2353-Fax(304) 538-
7053

                                                                           24-64
FINANCIAL HIGHLIGHTS
SOUTH BRANCH VALLEY BANCORP, INC. AND SUBSIDIARY

        DIVIDENDS PER SHARE                     EARNINGS PER SHARE
         [CHART GOES HERE]                       [CHART GOES HERE]

          1992   $0.42                              1992   $2.97
          1993   $0.48                              1993   $3.06
          1994   $0.61                              1994   $3.26
          1995   $0.68                              1995   $3.49
          1996   $0.77                              1996   $3.94

                                               1996        1995      % CHANGE
                                             ---------   ---------   --------
FOR THE YEAR (IN THOUSANDS)
    Net Income                               $  1,490     $ 1,320     12.88%
    Net Interest Income                         4,928       4,542      8.50%
------------------------------------------------------------------------------
YEAR END BALANCES (IN THOUSANDS)
    Total Assets                             $122,114     $113,118     7.95%
    Total Loans                                83,273       71,458    16.53%
    Total Deposits                            100,941      100,046     0.89%
    Total Equity                               12,304       11,329     8.61%
------------------------------------------------------------------------------
PER SHARE DATA
    Earnings                                 $   3.94     $  3.49     12.89%
    Book Value                               $  32.51     $ 29.93      8.62%
    Cash Dividends                           $   0.77     $  0.68     13.24%
------------------------------------------------------------------------------
RATIOS
    Return on Average Assets                     1.27%       1.29%    -1.55%
    Return on Average Equity                    12.97%      12.83%     1.09%
    Dividend Pay-out                            19.56%      19.50%     0.31%
    Shareholders' Equity to Total Assets        10.08%      10.01%     0.70%
------------------------------------------------------------------------------

           RETURN ON AVERAGE ASSETS              TOTAL ASSETS
(before cumulative effect of accounting change)
              [GRAPH GOES HERE]                 [GRAPH GOES HERE]
               1992    1.22%                     1992   $ 90.1
               1993    1.27%                     1993   $ 94.6
               1994    1.29%                     1994   $ 96.6
               1995    1.29%                     1995   $113.1
               1996    1.27%                     1996   $122.1

                                                                           25-64
SOUTH BRANCH VALLEY BANCORP, INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS

The following is management's discussion and analysis of the financial condition and changes in financial condition and results of operations of South Branch Valley Bancorp, Inc., and its wholly owned subsidiary, South Branch Valley National Bank, (hereafter referred to as the Company) for the two years ended December 31, 1996. Also presented is an analysis of the rate sensitivity of the components of the Company's statement of condition.

RESULTS OF OPERATIONS

Net income for the three years ended December 31, 1996, 1995, and 1994, was $1,490,000, $1,320,000, and $1,245,000 respectively. Return on average total assets for the year ended December 31, 1996 was 1.27% compared to 1.29% in 1995 and 1.29% in 1994. On a per share basis, net income was $3.94 in 1996 compared to $3.49 in 1995 and $3.26 in 1994. Dividends per share totaled $.77 in 1996 compared to $.68 in 1995 and $.61 per share in 1994.

NET INTEREST INCOME

The major component of the Company's net earnings is net interest income, which is the excess of interest earned on earning assets over the interest expense for sources of funds. Net interest income is affected by changes in volume, resulting from growth and alterations of the balance sheet's composition, as well as fluctuations in interest rates and maturities of sources and uses of funds. Bank management seeks to maximize net interest income through management of the balance sheet. This is accomplished by determining the optimal product mix with respect to yields on assets and costs of funds in light of projected economic conditions, while maintaining portfolio risk at an acceptable level. Management uses GAP analysis to determine the optimal product mix.

Included in interest and fees on loans are loan fees earned of $181,000, $180,000, and $175,000 for the years ended December 31, 1996, 1995, and 1994, respectively.

Interest income on securities which are exempt from Federal tax typically provide a favorable impact on earnings through reduction of the Company's tax liability. Consequently, for purposes of this discussion, interest income on tax exempt securities has been adjusted to reflect the tax benefit derived, after consideration of nondeductible interest expense related to these obligations, assuming an effective tax rate of 34.0 percent for all the years presented. The tax equivalent adjustment results in an increase of $52,000 in interest income for 1996, $41,000 for 1995 and $45,000 for 1994.

Table I presents, for the periods indicated, the changes in interest income and expense attributable to (a) changes in volume (changes in volume multiplied by prior period rate) and (b) changes in rate (change in rate multiplied by prior period volume). Changes in interest income and expense attributable to both rate and volume have been allocated between the factors in proportion to the relationship of the absolute dollar amounts of the change in each. Net interest income on a fully tax equivalent basis, average balance sheet amounts, and corresponding average rates for the years 1994, 1995 and 1996 are presented in Table II.

Net interest income, as adjusted, totaled $4,980,000, $4,583,000 and $4,531,000 for the years ended December 31, 1996, 1995 and 1994, respectively. The net interest margin, which recognizes earning asset growth by expressing net interest income as a percentage of total average earning assets, decreased from 4.9% in 1994 to 4.7% in 1995 and to 4.5% in 1996. Lower loan yields and an increase in the cost of funds, primarily time deposits and borrowed funds, which have been used to primarily fund loan growth, continued to negatively impact the Company's net interest margin. In 1996, the yield on interest earning assets remained the same as 1995, while the cost of

                                                                           26-64
interest bearing liabilities rose 10 basis points. See Table II for a detailed analysis of the Company's net interest yield on earning assets.

The spread between interest earning assets and interest bearing liabilities could continue to contract, thus negatively impacting the Company's net interest income in 1997. Management continues to monitor the net interest margin through GAP analysis to minimize the potential for any significant negative impact. See the "Liquidity and Interest Rate Sensitivity" section for further discussion of the impact of changes in market interest rates on the Company.

Table I: Changes in Interest Margin Attributable to Rate and Volume (In Thousands of Dollars)

                                                  1996 VERSUS 1995                               1995 VERSUS 1994
                                      ----------------------------------------       ----------------------------------------
                                                 Increase (Decrease)                            Increase (Decrease)
                                                  Due to Change in:                              Due to Change in:
                                        Volume          Rate            Net             Volume         Rate            Net
                                      -----------   ------------   -----------       -----------   -----------    -----------
  Loans                                $    1,091    $     (129)    $      962       $       486    $      309    $       795
  Securities
     Taxable                                   33            27             60                23            (1)            22
     Tax-exempt                               121           (19)           102                39           (33)             6
  Interest bearing deposits
     with other banks                          (8)           (4)           (12)                9            (1)             8
  Federal funds sold                            8            (8)           --                (14)           20              6
                                      -----------   ------------   -----------       -----------   -----------    -----------
          Total interest earned on
             interest-earning assets        1,245          (133)         1,112               543           294            837
                                      -----------   ------------   -----------       -----------   -----------    -----------
  Interest paid on:
  Interest bearing demand
     deposits                                  64           (36)            28                72           113            185
  Regular savings                              64            13             77               (22)           34             12
  Time savings                                343           154            497               152           397            549
  Federal funds purchased and
      securities sold with agree-
      ment to repurchase                       60            --             60               --             --            --
  Borrowed funds                               56            (3)            53                38             1             39
                                      -----------   ------------   -----------       -----------   -----------    -----------
          Total interest paid on
          liabilities                         586           129            715               240           545            785
                                      -----------   ------------   -----------       -----------   -----------    -----------
          Net interest income          $      659    $     (262)    $      397       $       303    $     (251)   $        52
                                      ===========   ============   ===========       ===========   ===========    ===========

                                                                           27-64
Table II:  Average Distribution of Assets, Liabilities and Shareholders' Equity,
               Interest Earnings & Expenses, and Average Rates

                                  1996                                 1995                                 1994
                    ---------------------------------    ---------------------------------    --------------------------------
(In thousands          Average   Earnings/    Yield/       Average   Earnings/    Yield/        Average   Earnings/    Yield/
   of dollars)        Balances    Expense      Rate       Balances    Expense      Rate        Balances    Expense      Rate
                    ---------------------------------    ---------------------------------    --------------------------------

ASSETS
Interest earning
 assets:
  Loans, net of
   unearned interest $  76,797  $   7,552      9.8%      $  66,148   $   6,590     10.0%      $  61,175   $   5,795      9.5%
  Securities
   Taxable              26,557      1,711      6.4%         26,059       1,651      6.3%         25,703       1,629      6.3%
   Tax-exempt            4,757        307      6.5%          2,898         205      7.1%          2,390         199      8.3%
Interest bearing
 deposits with
 other banks             1,869        125      6.7%          1,997         137      6.9%          1,859         129      6.9%
Federal Funds sold         892         49      5.5%            756          49      6.5%          1,051          43      4.1%
                    ----------  ----------  ---------   ----------  ----------   --------    ----------  ----------  ---------
Total interest
earning assets         110,872      9,744      8.8%         97,858       8,632      8.8%         92,178       7,795      8.5%

Noninterest
 earning assets:
  Cash & due
   from banks            2,419                               2,157                                2,694
  Bank premises
   & equipment           3,155                               2,084                                1,298
  Other assets           1,298                               1,052                                1,032
  Allowance for
   loan losses            (861)                               (930)                                (990)
                    ----------                          ----------                           ----------
    Total assets     $ 116,883                           $ 102,221                            $  96,212
                    ==========                          ==========                           ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Interest bearing
 liabilities:
  Interest bearing
   demand deposits   $  19,761  $     669      3.4%      $  17,825   $     641      3.6%      $  15,579   $     456      2.9%
  Regular savings       15,048        523      3.5%         13,084         446      3.4%         13,757         434      3.2%
  Time savings          57,756      3,398      5.9%         51,492       2,901      5.6%         48,486       2,352      4.9%
Federal funds
 purchased and
 securities sold with
 agreement to
 repurchase              1,422         60      4.2%             --          --       --              --          --       --
  Borrowed funds         1,960        114      5.8%            995          61      6.1%            377          22      5.8%
                    ----------  ----------  ---------   ----------  ----------   --------    ----------  ----------  ---------
                        95,947      4,764      5.0%         83,396       4,049      4.9%         78,199       3,264      4.2%
Noninterest bearing
 liabilities
  Demand deposits        8,532                               7,819                                8,009
  Other liabilities        914                                 716                                  606
                    ----------                          ----------                           ----------
    Total liabilities  105,393                              91,931                               86,814
Shareholders'
 equity                 11,490                              10,290                                9,398
                    ----------                          ----------                           ----------

  Total liabilities
   and shareholders'
   equity            $ 116,883                           $ 102,221                            $  96,212
                    ==========                          ==========                            =========
NET INTEREST EARNINGS           $   4,980                            $   4,583                            $   4,531
                                ==========                          ==========                           ==========
NET INTEREST YIELD ON
 EARNING ASSETS                                4.5%                                 4.7%                                 4.9%
                                            =========                            ========                            =========

                                                                           28-64
PROVISION FOR LOAN LOSSES

The provision for loan losses represents management's determination of the amount necessary to be charged against the current period's earnings in order to maintain the allowance for loan losses at a level which is considered adequate in relation to the estimated risk inherent in the loan portfolio. The provision for loan losses was $95,000, $55,000, and $120,000 for the years ended December 31, 1996, 1995, and 1994, respectively. Charge-offs, net of recoveries, for 1996 were $96,000 compared to $188,000 and $32,000 in 1995 and 1994, respectively. See the "Risk Elements" section for further discussion of the allowance for loan losses.

OTHER INCOME

Other income totaled $457,000,  $379,000 and $342,000 or 4.5%, 4.2%, and 4.2% of
total income for each of the years ended December 31, 1996, 1995, and 1994, respectively. The following table details the components of non-interest income earned by the Company for the years ended December 31, 1996, 1995 and 1994 in thousands of dollars, as well as the percentage increase (decrease) in each of the components over the prior year.

                                                                (In thousands of dollars)
                                                  1996                        1995                 1994
                                         ----------------------      ----------------------     ----------
                                                        Percent                     Percent
                                          Amount        Change        Amount        Change       Amount
                                        ----------   ----------     ----------    ---------     ----------
Insurance commissions                    $     111       0.1%        $     110       (0.1%)      $     111
Trust department income                          6      20.0%                5      (68.8%)             16
Service fees                                   233      10.4%              211        1.0%             209
Securities gains (losses)                       30    3100.0%               (1)      50.0%              (2)
Gain (loss) on sales of other assets             7     100.0%               --      100.0%             (21)
Other                                           70      29.6%               54       86.2%              29
                                        ----------                  ----------                  ----------
                                         $     457      20.6%        $     379       10.8%       $     342
                                        ==========                  ==========                  ==========

Non-interest income earned in 1996 increased $78,000 or 20.6%.This increase is attributable to three items. Service fee income increased 10.4% from $211,000 in 1995 to $233,000 in 1996. Securities gains (losses) increased from a loss of $1,000 in 1995 to a gain of $30,000 in 1996. Gain on sales of other assets increased from $0 in 1995 to $7,000 in 1996. There were no significant fluctuations or unusual items during 1996.

OTHER EXPENSES

Other expense totaled  $3,156,000,  $2,866,000,  and $2,799,000 or 39.4%, 41.1%,
and 45.3% of total expense for each of the years ended December 31, 1996, 1995, and 1994, respectively. The following table itemizes the primary components of non-interest expense in thousands of dollars for the three years ended December 31, 1996 by dollar amount and percentage variance from the preceding year.


                                                                (In thousands of dollars)
                                                  1996                        1995                 1994
                                         ----------------------      ----------------------     ----------
                                                        Percent                     Percent
                                          Amount        Change        Amount        Change       Amount
                                        ----------   ----------     ----------    ---------     ----------
Salaries and employee benefits           $   1,728      11.0%        $   1,557        7.5%       $   1,448
Net occupancy expense of premises              189      48.8%              127        7.6%             118
Equipment rentals, depreciation
 and maintenance                               181      11.7%              162        3.2%             157
Federal deposit insurance premiums               2     (98.0%)             100      (51.2%)            205
Other expense                                1,056      14.8%              920        5.6%             871
                                        ----------                  ----------                  ----------
                                         $   3,156      10.1%        $   2,866        2.4%       $   2,799
                                        ==========                  ==========                  ==========

                                                                           29-64
Non-interest expense increased $290,000 or 10.1% from 1995 to 1996. The most significant component of non-interest expense, salaries and employee benefits, increased 11.0% from $1,557,000 in 1995 to $1,728,000 in 1996. This is a result of general merit raises and an increase in our employee health insurance premiums. Net occupancy expense of premises totaled $189,000 for 1996 as compared to $127,000 for 1995 for a 48.8% increase. A major portion of this increase is the annual depreciation expense resulting from the purchase of the Petersburg, West Virginia branch building and the new addition to the main office in Moorefield, West Virginia. Equipment rentals, depreciation and maintenance increased 11.7% from $162,000 in 1995 to $181,000 in 1996. A major portion of this increase is the annual depreciation expense resulting from the purchase of the equipment for the Petersburg branch and the new addition to the main office. FDIC Insurance premiums decreased approximately $98,000 or (98.0%) from 1995 to 1996. This decrease was a result of the FDIC's reduction of the premiums for adequately capitalized banks from 4 cents per $100 of deposits to $500 per quarter. These increases were expected and planned for by management.

INCOME TAX EXPENSE

Income tax expense (benefit) for the three years ended December 31, 1996, 1995, and 1994 totaled $643,000, $680,000, and $665,000, respectively. See Note 10 of the accompanying consolidated financial statements for further information relating to the Company's income taxes.

CHANGES IN FINANCIAL POSITION

Table III illustrates the average composition of major balance sheet classifications of the Company expressed in terms of dollar amounts and as a percentage of total assets for each of the three years ended December 31, 1996, 1995 and 1994.

Total average assets for the year ended December 31, 1996 were $116,883,000, an increase of 14.3% over 1995's average of $102,221,000. Total average assets increased $6,009,000 or 6.2% from 1994 to 1995.

Total average interest earning assets, expressed as a percentage of total assets, decreased slightly to 94.8% for 1996 as compared to 95.7% for 1995 and 95.8% for 1994.

Management has been making an effort to effectively leverage the Bank's capital and has used the Federal Home Loan Bank of Pittsburgh to achieve that goal. The Bank uses these funds to fund fixed rate, long term mortgage loans as well as specific commercial loan projects. The Bank's total line of credit limit with the Federal Home Loan Bank is approximately $35,000,000. During 1996 the Bank borrowed a total of $2,840,000 from the Federal Home Loan Bank. See Note 9 of the accompanying consolidated financial statements for further information concerning the Bank's long term borrowings.

Total deposits at December 31, 1996 increased approximately 1.0% compared to December 31, 1995. Average deposits increased approximately $11,000,000 or 12.3% during 1996. Approximately 45.5% or $5,000,000 of the Company's average balance growth in deposits in 1996 was the result of the deposits acquired at the time of purchase of the Company's Petersburg branch, which was acquired in November 1995. This growth was within management's goals of consistent, controlled deposit growth. See Table II for average deposit balances by type and their related interest expense. Also see Note 8 of the accompanying consolidated financial statements for a maturity distribution of certificates of deposit and Individual Retirement Accounts in denominations of $100,000 or more as of December 31, 1996.

LOAN PORTFOLIO

Total net loans averaged $76,797,000 in 1996 and comprised 65.7% of total average assets compared to $66,148,000 or 64.7% of total average assets during 1995. This increase in the dollar volume of loans is primarily attributable to increased loan demand experienced in 1996 as well as a

                                                                           30-64
more aggressive strategy taken by management to increase quality loan volume by expanding the Bank's commercial and real estate portfolios.

The following table depicts loan balances at December 31, 1996 and 1995 by types along with their respective percentage of total loans outstanding.


                                                      (In thousands of dollars)
                                                  1996                        1995
                                         ----------------------      ----------------------
                                                        Percent                     Percent
                                          Amount       of Total       Amount       of Total
                                        ----------   ----------     ----------    ---------
Commercial, financial,
  and agricultural                       $  20,451      24.6%        $  18,875       26.4%
Real estate--mortgage                       43,468      52.2%           36,980       51.7%
Real estate--construction                      154        .2%              103         .2%
Installment loans to individuals
   (net of unearned interest)               18,584      22.3%           14,957       20.9%
Other                                          615        .7%              543         .8%
                                        ----------   ----------     ----------    ---------
Total loans (net of
  unearned interest)                     $  83,272     100.0%        $  71,548      100.0%
                                                     ----------                   ---------

Less allowance for loan losses                 858                         860
                                        ----------                  ----------
Loans, net                               $  82,414                   $  70,598
                                        ==========                  ==========

No significant changes in the Company's loan portfolio composition occurred during 1996. Refer to Note 5 of the accompanying consolidated financial statements for the Company's loan maturities and a discussion of the Company's adjustable rate loans as of December 31, 1996.

In the normal course of business, the Bank makes various commitments and incurs certain contingent liabilities which are disclosed but not reflected in the accompanying financial statements. These commitments and contingent liabilities include various guarantees and commitments to extend credit and standby letters of credit. At December 31, 1996, 1995, and 1994, such commitments approximated $5,639,000, $4,463,000, and $3,445,000, respectively. The Bank does not anticipate any material losses as a result of these commitments.

Interest on installment loans is recognized using methods which approximate the simple interest method depending on the term of the loan and provisions of State law on the date the loan was originated. For commercial and real estate mortgage loans, interest income is computed using the simple interest method.

Certain loan fees and direct loan costs are recognized as income or expense when incurred, whereas, generally accepted accounting principles require that such fees and costs be deferred and amortized as adjustments of the related loan's yield over the contractual life of the loan. The effects of this departure from generally accepted accounting principles are not significant to the Company's consolidated financial statements.

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

                                                                           31-64
South Branch Valley Bancorp, Inc. and Subsidiary
Table III:  Average Balances (In thousands of dollars)

                                                          1996                       1995                        1994
                                                ----------------------       ---------------------      ----------------------
                                                  Average                     Average                    Average
                                                 Balances      Percent       Balances      Percent      Balances      Percent
                                                ----------   ----------     ---------    ----------     ---------    ---------

ASSETS
Interest earning assets:
    Loans, net of unearned interest              $  76,797       65.7%      $   66,148      64.7%       $  61,175       63.6%
                                                ----------   ----------     ---------    ----------     ---------    ---------
    Securities
      Taxable                                       26,557       22.7%          26,059      25.5%          25,703       26.7%
      Tax-exempt                                     4,757        4.1%           2,898       2.8%           2,390        2.5%
                                                ----------   ----------     ----------   ----------     ---------    ---------
              Total                                 31,314       26.8%          28,957      28.3%          28,093       29.2%
                                                ----------   ----------     ----------   ----------     ---------    ---------
    Interest bearing deposits with
       other banks                                   1,869        1.6%           1,997       2.0%           1,859        1.9%
    Federal Funds sold                                 892        0.7%             756       0.7%           1,051        1.1%
                                                ----------   ----------     ----------   ----------     ---------    ---------
Total interest earning assets                      110,872       94.8%          97,858      95.7%         92,178       95.8%
Noninterest earning assets:
    Cash & due from banks                            2,419        2.1%           2,157       2.1%           2,694        2.8%
    Bank premises & equipment                        3,155        2.7%           2,084       2.1%           1,298        1.3%
    Other assets                                     1,298        1.1%           1,052       1.0%           1,032        1.1%
Allowance for loan losses                             (861)      (0.7%)           (930)     (0.9%)           (990)      (1.0%)
                                                ----------   ----------     ----------   ----------     ---------    ---------
              Total assets                      $  116,883      100.0%      $  102,221     100.0%       $  96,212      100.0%
                                                ==========   ==========     ==========   ==========     =========    =========

LIABILITIES AND SHAREHOLDERS' EQUITY

Interest bearing liabilities:
    Interest bearing demand deposits             $  19,761       16.9%      $   17,825      17.4%       $  15,579       16.2%
    Regular savings                                 15,048       12.9%          13,084      12.8%          13,757       14.3%
    Time savings                                    57,756       49.4%          51,492      50.4%          48,486       50.4%
    Federal funds purchased and
      securities sold with agreement
      to repurchase                                  1,422        1.2%             --         --              --         --
    Borrowed funds                                   1,960        1.7%            995        1.0%             377        0.4%
                                                ----------   ----------     ----------   ----------     ---------    ---------
                                                    95,947       82.1%          83,396      81.6%          78,199       81.3%
Noninterest bearing liabilities:
    Demand deposits                                  8,532        7.3%           7,819       7.6%           8,009        8.3%
    Other liabilities                                  914        0.8%             716       0.7%             606        0.6%
                                                ----------   ----------     ----------   ----------     ---------    ---------
              Total liabilities                    105,393       90.2%          91,931      89.9%          86,814       90.2%
Shareholders' equity                                11,490        9.8%          10,290      10.1%           9,398        9.8%
                                                ----------   ----------     ----------   ----------     ---------    ---------
              Total liabilities and
                    shareholders' equity        $  116,883      100.0%      $  102,221     100.0%       $  96,212      100.0%
                                                ==========   ==========     ==========   ==========     =========    =========

                                                                           32-64
The following table presents a summary of restructured or nonperforming loans for each of the three years ended December 31, 1996, 1995 and 1994.

                                                                                December 31,
                                                                  ----------------------------------------
                                                                      1996           1995          1994
                                                                   ----------     ---------     ----------
                                                                          (In thousands of dollars)
Nonaccrual loans                                                   $      343     $     538      $     675
Accruing loans past due 90 days or more                                   324           260            585
Restructured loans                                                         55           230            366
                                                                   ----------     ---------     ----------
          Total                                                    $      722     $   1,028      $   1,626
                                                                   ==========     =========     ==========
Percentage of total loans net of unearned interest                        .9%          1.4%           2.5%
                                                                   ==========     =========     ==========

If interest on non-accrual loans had been accrued, such income would have approximated $31,000, $37,000 and $6,000 for the years ended December 31, 1996, 1995 and 1994, respectively. Interest income previously accrued on non-accrual loans and included as a part of the Company's interest income is not material.

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

In addition, management feels these additional loans do not represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity or capital resources. Also, these loans do not represent material credits about which management is aware of any information which would cause the borrowers to not comply with the loan repayment terms.

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

At December 31, 1996, the Company's allowance for loan loss was $858,000 or 1.0% of total loans compared to $860,000 or 1.2% at December 31, 1995.

                                                                           33-64
Table IV below presents an allocation of the expected allowance for loan losses by major loan type.


Table IV:  Allocation of the Allowance for Loan Losses (In thousands of dollars)

                                                1996                           1995                           1994
                                      -------------------------     --------------------------     -------------------------
                                                     Percent of                     Percent of                     Percent of
                                                    Loans in Each                  Loans in Each                  Loans in Each
                                                     Category to                    Category to                    Category to
                                         Amount      Total Loans       Amount       Total Loans       Amount       Total Loans
                                     ------------   ----------      -----------    ----------      -----------    ----------

Commercial, financial,
  and agricultural                    $       204       24.3%        $      232        26.4%       $       364        27.7%
Real estate                                   333       51.8%               378        51.9%               488        52.3%
Installment                                   309       23.2%               241        20.9%               138        19.3%
Other                                          12         .7%                 9         0.8%                 3         0.7%
                                     ------------   ---------       -----------    ----------      -----------    ----------
                                      $       858      100.0%        $      860       100.0%       $       993       100.0%
                                     ============   =========       ===========    ==========      ===========    ==========



At December 31, 1996, the Company had approximately $29,000 in other real estate owned which was obtained as the result of foreclosure proceedings and $39,500 in other repossessed assets which was obtained as the result of auto repossessions. Management does not anticipate any material losses on any of the items currently held in other real estate owned or other repossessed assets.

LOAN CONCENTRATIONS

The Company's subsidiary bank grants commercial, residential and consumer loans to customers primarily located in Hardy, Grant, Hampshire and Pendleton Counties of West Virginia. Although the Bank strives to maintain a diverse loan portfolio, a substantial portion of its debtors' ability to honor their contracts is indirectly dependent upon the poultry industry.

As of December 31, 1996 and 1995, the Bank had direct extensions of credit used to build and operate poultry houses totaling approximately $4,564,000 and $5,873,000, respectively. These loans are generally structured to be repaid over periods ranging from 15 to 20 years, however, most also contain balloon provisions which serve to require each loan's renewal every 1 to 5 years. Further, interest rate risk is minimized by underwriting loans not subject to a balloon provision with an adjustable interest rate feature. The security for these loans generally consists of liens on the land, buildings and equipment associated with each poultry house.

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

SECURITIES

All securities have been classified as available for sale as of December 31, 1996. The fair value of the Bank's available for sale portfolio totaled $29,351,998, at December 31, 1996, which was 100.7% of the amortized cost. See
Note 4 of the accompanying consolidated financial statements for details of amortized cost, the fair values, unrealized gains and losses as well as the security classifications by type. Available for sale securities comprised approximately 24.0% of total assets at December 31, 1996.

                                                                           34-64
At December 31, 1996, the Bank did not own securities of any one issuer that exceeded ten percent of shareholders' equity. The maturity distribution of the securities portfolio at December 31, 1996, excluding equity securities of $394,425, together with the weighted average yields for each range of maturity are summarized in Table V. The maturity distribution is based on contractual maturities except for amortizing securities which are based on anticipated average life to maturity, as discussed in Note 4 to the accompanying consolidated financial statements. The stated average yields are actual yields and are not stated on a tax equivalent basis.

Table V:  Investment Security Maturity Analysis (In thousands of dollars)

                                                               After One              After Five
Securities Available                     Within               but within              but within                After
for Sale                                One Year              Five Years               Ten Years              Ten Years
                                 ---------------------  ----------------------  ---------------------  ----------------------
                                   Amount       Yield      Amount      Yield      Amount       Yield     Amount       Yield
                                 ---------- ----------  ----------  ----------  ---------   ---------  ----------  ----------

U.S. Treasury securities         $    1,259     5.54%    $   2,988      6.63%    $     - -      - -     $     - -        - -
U.S. Government agencies
  and corporations                      850     5.30%        8,734      6.61%        3,909     6.93%          200       6.45%
Mortgage backed securities:
   U.S. Government agencies
     and corporations                 1,602     7.15%        2,835      6.22%          173     6.59%          - -        - -
State and political
   subdivisions                         285     5.52%        1,383      5.26%        2,181     5.05%        1,870       5.29%
Other                                   250     5.47%          248      7.00%          - -       - -          - -        - -
                                 ----------             ----------              ----------             ----------
          Total                  $    4,246     6.34%    $  16,188      6.46%    $   6,263     6.37%    $   2,070       5.26%
                                 ==========             ==========              ==========             ==========

SHORT TERM BORROWINGS

The Bank has a line of credit from the Federal Home Loan Bank of Pittsburgh. Management uses this line to make additional funds available to customers in the form of loans at competitive rates. Funds acquired through this program are reflected on the consolidated balance sheet as short-term borrowings due to the repayment terms of the debt agreement.

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

The Bank's management has recognized that the Bank has excess capital. Management has been using the Federal Home Loan Bank's long term and short term loan programs to effectively leverage this unused capital.

See note 9 to the accompanying consolidated financial statements for a summary of the Company's short term borrowings, consisting of Federal funds purchased, repurchase agreements and borrowings from the Federal Home Loan Bank, for the years ended December 31, 1996 and December 31, 1995.

LONG TERM BORROWINGS

The Bank's long term borrowings of $3,514,652 at December 31, 1996 consist of advances from the Federal Home Loan Bank of Pittsburgh. During 1996, borrowings through the Community Investment Program totaled $2,090,000 with an average weighted interest rate of 5.95% while borrowings through the regular long term fixed rate program totaled $1,443,913 with an average weighted interest rate of 5.48%. The Bank used these funds to fund fixed rate, long term mortgage loans as well as specific commercial loan projects.

See note 9 to the accompanying consolidated financial statements for a summary of the Company's long term borrowings maturities for the year ended December 31, 1996.

                                                                           35-64
LIQUIDITY

Liquidity in commercial banking can be defined as the ability to satisfy customer loan demand and meet deposit withdrawals while maximizing net interest income. The Bank uses ratio analysis to monitor the changes in its sources and uses of funds so that an adequate liquidity position is maintained. At December 31, 1996, liquidity was available through cash, due from banks, Federal funds sold, securities and interest bearing deposits with other banks maturing within one year and totaled approximately $6,851,000 or 5.6% of total assets. Secondary sources of liquidity are provided by all remaining available for sale securities, Federal funds purchased, Federal Home Loan Bank lines of credit, and correspondent banks lines of credit. Management believes that the liquidity of the Company is adequate and foresees no demand or conditions that would adversely affect it.

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

Some amount of interest rate risk is inherent and appropriate to the banking business. Several techniques are available to monitor and control the level of interest rate risk. The Bank regularly performs modeling to project the potential impact of future interest rate scenarios on net interest income. Through such simulation analysis, interest rate risk is maintained within established policy limits. Based upon the present mix of assets and liabilities and management's assumptions with respect to growth and repricing, no significant impact on the Company's 1997 net interest margin is expected given a 200 basis point change in interest rates during 1997.

Another means of analyzing an institution's interest rate risk is by monitoring its interest rate sensitivity "gaps." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity "gap" is defined as the difference between interest earning assets and interest bearing liabilities maturing or repricing within a given time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds interest rate sensitive assets. During a period of falling interest rates, a positive gap would tend to adversely affect net interest income, while a negative gap would tend to result in an increase in net interest income. During a period of rising interest rates, a positive gap would tend to result in an increase in net interest income while a negative gap would tend to affect net interest income adversely.

Table VI sets forth at December 31, 1996 the Company's interest rate sensitivity gaps within the one year time horizon computed based upon contractual repricings and maturities. As presented in the table, the Company has a one year cumulative negative interest sensitivity gap of $35.0 million (or 30.6% of total earning assets). However, included within the one year time period are $33.1 million of interest bearing demand and savings deposits which on a contractual basis are immediately repriceable. However, the actual repricing of these deposits tends to lag well behind movements in market interest rates. Accordingly, the sensitivity of such core deposits to changes in market interest rate may differ significantly from their contractual terms. If interest bearing demand and savings deposits are assumed to reprice beyond the one year time horizon, the

                                                                           36-64
Company's one year cumulative interest rate sensitivity gap at December 31, 1996 would be a negative $1.9 million or just 1.6% of interest earning assets.


Table VI: Asset & Liability Rate Sensitivity Analysis, December 31, 1996 (In thousands of dollars)

                                                                                Maturing or Repricing Within
                                                                            -----------------------------------
                                                                               0-90        91-180       181-365       Total
                                                                               Days         Days         Days        1 Year
                                                                            ---------    ----------   ----------   ----------
   Interest Earning Assets:
        Loans                                                              $   11,695    $   10,815   $   10,522   $   33,032
        Taxable Securities                                                        284           805        1,294        2,383
        Tax Exempt Securities                                                     - -           250           35          285
        Other                                                                     - -           - -          297          297
                                                                            ---------    ----------   ----------   ----------
             Total Earning Assets                                          $   11,979    $   11,870   $   12,148   $   35,997
                                                                            =========    ==========   ==========   ==========

   Interest Bearing Liabilities:
       Certificates of Deposit                                             $    9,218    $   10,611   $   18,041   $   37,870
        Savings Deposits                                                       12,939           - -          - -       12,939
        Interest Bearing Demand Deposits                                       20,140           - -          - -       20,140
                                                                            ---------    ----------   ----------   ----------
                                                                           $   42,297    $   10,611   $   18,041   $   70,949
                                                                            ---------    ----------   ----------   ----------
   Static Interest Sensitivity Gap                                           $(30,318)   $    1,259   $   (5,893)  $  (34,952)
                                                                            =========    ==========   ==========   ==========

   Cumulative Gap                                                            $(30,318)   $  (29,059)  $  (34,952)
                                                                            =========    ==========   ==========

   Gap/Total Earning Assets                                                                                            (30.6%)
                                                                                                                   ==========

   Gap/Total Earning Assets (excluding savings & demand deposits)                                                       (1.6%)
                                                                                                                   ==========

CAPITAL RESOURCES

The capital position of South Branch Valley Bancorp, Inc. has shown consistent growth during the past three years. Stated as a percentage of total assets, the Company's equity ratio was 10.1%, 10.0%, and 9.7% at December 31, 1996, 1995 and 1994, respectively. These increases can be attributed to a strong earnings base during the past three years combined with controlled asset growth. The Company's subsidiary bank's risk weighted tier I capital, total capital and leverage capital ratios were approximately 14.8%, 15.9% and 9.9%, respectively, at December 31, 1996, which is considered well capitalized under regulatory guidelines for prompt corrective actions. The Bank is subject to minimum capital ratios as further discussed in Note 13 of the accompanying consolidated financial statements.

Management has established an objective to maintain a minimum 8.0% rate of internal capital growth as a primary means of ensuring capital adequacy within regulatory guidelines. The percent of return on average equity multiplied by the percent of earnings retained equals the internal capital growth rate percentage. The following table illustrates this relationship.

Relationship Between Significant Financial Ratios

                                                                         1996         1995         1994
                                                                     ----------    ---------     --------
Return on average equity                                                13.3%         12.8%        13.3%
  times
Earnings retained                                                       80.4%         80.5%        81.4%
  equals
Internal capital growth rate                                            10.7%         10.3%        10.8%

                                                                           37-64
Cash dividends rose 13.2% to $.77 in 1996. It is the intention of management and the Board of Directors to continue to pay dividends on a similar schedule during 1997. However, future cash dividends will depend on the earnings, financial condition and the business of the Bank as well as general economic conditions. Management is not presently aware of any reason dividend payments should not continue.

Dividends paid by the Bank are subject to restrictions by banking regulations. The most restrictive provision requires approval by the regulatory agency if dividends declared in any year exceed the year's net income, as defined, plus the retained net profits of the two preceding years. During 1997, the net retained profits available for distribution to South Branch Valley Bancorp, Inc. as dividends without regulatory approval are approximately $1,970,000, plus net income of the interim periods through the date of declaration.

EFFECTS OF CHANGING PRICES

The results of operations and the financial position of the Company have been presented based on historical cost, unadjusted for the effects of inflation, except for the recording of unrealized gains/losses on available for sale securities. Inflation could significantly impact the value of the Company's interest rate sensitive assets and liabilities and the cost of noninterest expenses, such as salaries and occupancy expenses.

As a financial intermediary, the Company holds a high percentage of interest rate sensitive assets and liabilities. Consequently, the estimated fair value of a significant portion of the Company's assets and liabilities reprice more frequently than those of non-banking entities. The Company's policies attempt to structure its mix of financial instruments and manage its interest rate sensitivity gap in order to minimize the potential adverse effects of inflation or other market forces on its net interest income, earnings and capital. A comparison of the carrying value of the Company's financial instruments to their estimated fair value as of December 31, 1996 is disclosed in Note 14 to the accompanying consolidated financial statements.

Indirectly, management of the money supply by the Federal Reserve to control the rate of inflation has an impact on the earnings of the Company. Further, changes in interest rates to control inflation may have a corresponding impact on the ability of certain borrowers to repay loans granted by the Company.

OTHER

As disclosed in Note 15 to the accompanying consolidated financial statement, on January 15, 1997, the Company executed a binding letter of intent to purchase approximately 23% of the outstanding stock of a state chartered financial institution located in Charleston, Kanawha County, West Virginia, subject to the occurrence of certain events and regulatory approval. On February 7, 1997, the Company amended its notification to regulatory authorities to acknowledge the Company's execution of additional letters of intent with other parties which will result in the total acquisition of 424,680 shares or 35.4% of this state bank's outstanding common stock for approximately $4,671,480. The purpose of this transaction is to permit the Company to obtain control of the state bank.

The source and amount of funds to be used in this acquisition are expected to be
(i) $178,000 in funds currently available to the Company: (ii) $3,000,000 from a long-term borrowing to be obtained from another financial institution: and (iii) $1,492,790 from the proceeds of the expected issuance of 34,317 shares of Company common stock to certain directors at a price of $43.50 per share.

This proposed transaction remains subject to approval by state and federal regulatory authorities.

                                                                           38-64

INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
South Branch Valley Bancorp,Inc.
Moorefield, West Virginia

We have audited the accompanying consolidated balance sheets of South Branch Valley Bancorp, Inc., and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity and cash flows for the years ended December 31, 1996, 1995 and 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of South Branch Valley Bancorp, Inc. and subsidiary as of December 31, 1996 and 1995, and the results of their operations and cash flows for the years ended December 31, 1996, 1995 and 1994, in conformity with generally accepted accounting principles.

                                                      ARNETT & FOSTER, P.L.L.C.



Charleston, West Virginia
January 31, 1997

             1000 Laidley Tower, 500 Lee Street, East, P.O. Box 2629
                         Charleston, West Virginia 25329
                           304/346-0441 o 800/642-3601
                          Certified Public Accountants
                         Member of the McGladrey Network

                                                                           39-64

South Branch Valley Bancorp, Inc., and Subsidiary
Consolidated Balance Sheets
December 31, 1996 and 1995

                                                                                                  1996               1995
                                                                                           -----------------   ----------------
ASSETS

Cash and due from banks                                                                     $      3,162,552   $     2,191,647
Interest bearing deposits with other banks                                                         1,553,000         2,134,919
Federal funds sold                                                                                   723,734         2,161,745
Securities available for sale                                                                     29,351,998        31,480,580
Loans, less allowance for loan losses of $858,423 and
  $859,681, respectively                                                                          82,414,205        70,598,398
Bank premises and equipment, net                                                                   3,121,892         3,180,351
Accrued interest receivable                                                                          928,642           983,841
Other assets                                                                                         857,582           386,377
                                                                                           -----------------   ---------------
                              Total assets                                                  $    122,113,605   $   113,117,858
                                                                                           =================   ===============


LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities
     Deposits
          Non interest bearing                                                              $      9,075,059  $      7,832,774
          Interest bearing                                                                        91,866,353        92,213,562
                                                                                           -----------------   ---------------
                              Total deposits                                                     100,941,412       100,046,336
     Short-term borrowings                                                                         4,377,397               - -
     Long-term borrowings                                                                          3,514,652           750,000
     Other liabilities                                                                               976,351           992,862
                                                                                           -----------------   ---------------
                              Total liabilities                                                  109,809,812       101,789,198
                                                                                           -----------------   ---------------

Commitments and Contingencies

SHAREHOLDERS' EQUITY
     Common stock, $2.50 par value, authorized 600,000 shares, issued 382,625                        956,562           956,562
     Capital surplus                                                                                 685,534           685,534
     Retained earnings                                                                            10,711,468         9,512,884
     Less cost of shares acquired for the treasury
          1996 and 1995, 4,115 shares                                                               (166,970)         (166,970)
     Net unrealized gain (loss) on securities                                                        117,199           340,650
                                                                                           -----------------   ---------------
                              Total shareholders' equity                                          12,303,793        11,328,660
                                                                                           -----------------   ---------------

                              Total liabilities and shareholders' equity                    $    122,113,605   $   113,117,858
                                                                                           =================   ===============

See Notes to Consolidated Financial Statements

                                                                           40-64
South Branch Valley Bancorp, Inc., and Subsidiary
-------------------------------------------------

Consolidated Statements of Income
For The Years Ended December 31, 1996, 1995 and 1994

                                                                             1996                1995              1994
                                                                       ----------------    ---------------     --------------
Interest income
     Interest and fees on loans                                         $     7,551,735    $     6,589,530    $     5,795,517
     Interest and dividends on securities:
            Taxable                                                           1,711,158          1,650,905          1,629,643
            Tax-exempt                                                          254,988            164,410            153,951
     Interest on interest bearing deposits with other banks                     125,604            136,696            128,561
     Interest on Federal funds sold                                              48,811             49,297             43,322
                                                                       ----------------    ---------------     --------------
            Total interest income                                             9,692,296          8,590,838          7,750,994
                                                                       ----------------    ---------------     --------------
Interest expense
     Interest on deposits                                                     4,590,018          3,987,850          3,242,307
     Interest on short-term borrowings                                           68,676             55,994             21,772
     Interest on long-term borrowings                                           105,668              5,095                - -
                                                                       ----------------    ---------------     --------------
            Total interest expense                                            4,764,362          4,048,939          3,264,079
                                                                       ----------------    ---------------     --------------
                      Net interest income                                     4,927,934          4,541,899          4,486,915
     Provision for loan losses                                                   95,000             55,000            120,000
                                                                       ----------------    ---------------     --------------
                      Net interest income after provision for loan losses     4,832,934          4,486,899          4,366,915
                                                                       ----------------    ---------------     --------------
Other income (expense)
     Insurance commissions                                                      110,982            110,352            111,140
     Trust department income                                                      5,853              5,052             16,218
     Service fees                                                               232,845            211,379            208,439
     Securities gains (losses)                                                   29,999             (1,546)            (1,607)
     Gain (loss) on sales of other assets                                         7,202                 --            (21,391)
     Other                                                                       69,705             53,758             29,114
                                                                       ----------------     --------------     --------------
            Total other income                                                  456,586            378,995            341,913
                                                                       ----------------     --------------     --------------
Other expenses
     Salaries and employee benefits                                           1,727,839          1,557,108          1,447,838
     Net occupancy expense                                                      189,285            126,315            118,479
     Equipment rentals, depreciation and maintenance                            181,119            162,277            157,315
     Federal deposit insurance premiums                                           2,000            100,174            204,642
     Other                                                                    1,056,027            920,188            871,162
                                                                       ----------------     --------------     --------------
            Total other expenses                                             3,156,270           2,866,062          2,799,436
                                                                       ----------------     --------------     --------------
Income before income tax expense                                              2,133,250          1,999,832          1,909,392

     Income tax expense                                                         643,213            679,676            664,802
                                                                       ----------------     --------------     --------------
                     Net income                                         $     1,490,037    $     1,320,156    $     1,244,590
                                                                       ================     ==============     ==============

Earnings per common share                                               $          3.94    $          3.49    $          3.26
                                                                       ================     ==============     ==============


Average common shares outstanding                                               378,510            378,510            381,218
                                                                       ================     ==============     ==============


See Notes to Consolidated Financial Statements

                                                                           41-64
South Branch Valley Bancorp, Inc., and Subsidiary
-------------------------------------------------

Consolidated Statements of Shareholders' Equity
For The Years Ended December 31, 1996, 1995 and 1994

                                                                                                                    Net
                                                                                                                Unrealized
                                            Common            Capital          Retained         Treasury      Gain (Loss) on
                                             Stock            Surplus          Earnings           Stock         Securities
                                        --------------    --------------   ---------------   --------------   --------------

Balance, December 31, 1993              $      956,562   $       685,534   $     7,437,650  $           - -   $           - -

     Net income                                    - -               - -         1,244,590              - -               - -

     Cost of 4,115 shares acquired
        for the treasury                           - -               - -               - -         (166,970)              - -

     Cash dividends declared on
        common stock
        ($.61 per share)                           - -               - -          (232,126)             - -               - -

     Net unrealized gain (loss) on
        securities upon adoption
        of SFAS No. 115                            - -               - -               - -              - -           431,220

     Change in net unrealized
        gain (loss) on securities                  - -               - -               - -              - -          (978,320)
                                        --------------    --------------   ---------------   --------------     --------------

Balance, December 31, 1994                     956,562           685,534         8,450,114         (166,970)         (547,100)

     Net income                                    - -               - -         1,320,156              - -               - -

     Cash dividends declared on
        common stock
        ($.68 per share)                           - -               - -          (257,386)             - -               - -

     Change in net unrealized gain
        (loss) on securities                       - -               - -              - -               - -           887,750
                                        --------------    --------------   ---------------    --------------   --------------

Balance, December 31, 1995                     956,562           685,534         9,512,884         (166,970)          340,650

     Net income                                    - -               - -         1,490,037              - -               - -

     Cash dividends declared on
        common stock
        ($.77 per share)                           - -               - -          (291,453)             - -               - -

     Change in net unrealized gain
        (loss) on securities                       - -               - -              - -               - -          (223,451)
                                        --------------    --------------   ---------------   ---------------  ----------------

Balance, December 31, 1996              $      956,562   $       685,534   $    10,711,468  $      (166,970)  $      117,199
                                        ==============    ==============   ===============   ===============  ================


See Notes to Consolidated Financial Statements

                                                                           42-64
South Branch Valley Bancorp, Inc., and Subsidiary
-------------------------------------------------

Consolidated Statements of Cash Flows
For The Years Ended December 31, 1996, 1995 and 1994

                                                                             1996                1995              1994
                                                                       ----------------    --------------     --------------
Cash Flows from Operating Activities
  Net Income                                                            $     1,490,037    $     1,320,156    $    1,244,590
  Adjustments to reconcile net earnings to net cash provided by operating activities:
      Depreciation                                                              212,383            154,338           133,833
      Provision for loan losses                                                  95,000             55,000           120,000
      Security (gains) losses                                                   (29,999)             1,546             1,607
      (Gain) loss on sale of other assets                                        (7,202)               - -            21,391
      (Gain) on disposal of Bank premises and equipment                         (23,176)               - -               - -
      Deferred income tax expense (benefit)                                     (35,110)            22,802            (8,259)
      (Increase) decrease in accrued interest receivable                         55,199            (96,329)          (61,855)
      Amortization of security premiums and (accretion of discounts) net         50,141             88,705           124,215
      (Increase) decrease in other assets                                      (455,720)           (82,702)           52,515
      Increase in other liabilities                                             167,700            146,024            59,920
                                                                        ----------------     --------------   --------------
           Net cash provided by operating activities                          1,519,253          1,609,540         1,687,957
                                                                        ----------------     --------------   --------------
Cash Flows from Investing Activities
  (Purchase of) proceeds from interest bearing deposits with
      other banks, net                                                          581,919           (401,219)          575,800
  Proceeds from maturities and calls of securities held to maturity                 - -            100,000           590,000
  Proceeds from maturities and calls of securities available for sale         3,950,000          5,345,000         3,075,000
  Proceeds from sales of securities available for sale                        6,735,258          2,030,688         3,008,437
  Principal payments received on securities held to maturity                        - -            313,701         1,038,080
  Principal payments received on securities available for sale                  768,591            170,994           132,666
  Purchases of securities held to maturity                                          - -           (615,569)         (248,703)
  Purchases of securities available for sale                                 (9,708,744)       (10,917,720)       (6,839,992)
  (Increase) decrease in Federal funds sold                                   1,438,011         (2,161,745)          525,000
  Loans made to customers, net                                              (11,950,307)        (6,147,361)       (4,810,871)
  Purchases of Bank premises and equipment                                     (223,759)        (1,427,803)         (616,751)
  Net cash acquired in purchase of Petersburg Branch                                - -          3,400,973               - -
  Proceeds from sales of other assets                                            22,000                - -           139,500
  Proceeds from disposal of Bank premises and equipment                          93,011                - -               - -
                                                                        ----------------     --------------   --------------
          Net cash (used in) investing activities                            (8,294,020)       (10,310,061)       (3,431,834)
                                                                        ----------------     --------------   --------------
Cash Flows from Financing Activities
  Net increase (decrease) in demand deposit, NOW and savings accounts        (1,437,576)         4,987,833         1,010,167
  Proceeds from sales of (payments for matured) time deposits, net            2,332,652          4,958,802        (1,023,399)
  Net increase (decrease) in short-term borrowings                            4,377,397         (1,700,000)        1,700,000
  Proceeds from long-term borrowings                                          2,840,000            750,000               - -
  Repayment of long-term debt                                                   (75,348)               - -               - -
  Purchase of treasury stock                                                        - -                - -          (166,970)
  Dividends paid                                                               (291,453)          (257,386)         (232,126)
                                                                        ----------------     --------------    --------------
          Net cash provided by financing activities                           7,745,672          8,739,249         1,287,672
                                                                        ----------------     --------------    --------------
  Increase (decrease) in cash and due from banks                                970,905             38,728          (456,205)
Cash and due from banks:
          Beginning                                                           2,191,647          2,152,919         2,609,124
                                                                        ----------------     --------------    --------------
          Ending                                                        $     3,162,552    $     2,191,647    $    2,152,919
                                                                        ================     ==============    ==============
Supplemental Disclosures of Cash Flow Information
     Cash payments for:
            Interest, net of interest capitalized during construction   $     4,742,367    $     3,943,067    $    3,219,912
                                                                        ================    ===============    ==============
            Income taxes                                                $       627,563    $       759,002    $      605,411
                                                                        ================    ===============    ==============
Supplemental Schedule of Noncash Investing and
Financing Activities
     Other assets acquired in settlement of loans                       $        39,500    $        17,905    $       38,800
                                                                        ================    ===============    ==============
     Acquisition of Petersburg Branch:
        Net cash acquired in purchase                                   $           - -    $     3,400,973    $          - -

                                                                        ================    ===============    ==============
        Fair value of assets acquired, net of cash and
           cash equivalents (principally loans)                         $           - -    $     1,738,987    $          - -
        Deposits and other liabilities assumed                                      - -         (5,139,960)              - -
                                                                        ----------------    ---------------    --------------
                                                                        $           - -    $    (3,400,973)   $          - -
                                                                        ================    ===============    ==============

See Notes to Consolidated Financial Statements

                                                                           43-64
South Branch Valley Bancorp, Inc., And Subsidiary
-------------------------------------------------

Notes to Consolidated Financial Statments

NOTE 1.  SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of South Branch Valley Bancorp, Inc., and its subsidiary conform to generally accepted accounting principles and to general practices within the banking industry. The following is a summary of the Company's more significant accounting policies.

Principles of consolidation:
----------------------------

The accompanying consolidated financial statements include the accounts of South Branch Valley Bancorp, Inc., and its subsidiary, South Branch Valley National Bank. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of estimates:
-----------------

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

Presentation  of cash flows:
----------------------------

For purposes of reporting cash flows, cash and due from banks includes cash on hand and amounts due from banks (including cash items in process of clearing). Cash flows from demand deposits, NOW accounts, savings accounts and Federal funds purchased and sold are reported net since their original maturities are less than three months. Cash flows from loans and certificates of deposit and other time deposits are reported net.

Securities:
-----------

Debt and equity securities are classified as "held to maturity", "available for sale" or "trading" according to management's intent. The appropriate classification is determined at the time of purchase of each security and re-evaluated at each reporting date.

     Securities held to maturity--
     -----------------------------

     There are no securities classified as "held to maturity" in the accompanying consolidated financial statements.

     Securities available for sale--
     -------------------------------

     Securities not classified as "held to maturity" or as "trading" are classified as "available for sale." Securities classified as "available for sale" are those securities the Bank intends to hold for an indefinite period of time, but not necessarily to maturity. "Available for sale" securities are reported at estimated fair value net of unrealized gains or losses, which are adjusted for applicable income taxes, and reported as a separate component of shareholders' equity.

     Trading securities--
     --------------------

     There are no securities classified as "trading" in the accompanying financial statements.

Realized gains and losses on sales of securities are recognized on the specific identification method.Amortization of premiums and accretion of discounts are computed using the interest method.

Loans and allowance for loan losses:
------------------------------------

Loans are stated at the amount of unpaid principal, reduced by unearned discount and an allowance for loan losses. The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. The allowance is increased by provisions charged to operating expense and reduced by net charge-offs. The subsidiary bank makes continuous credit reviews of the loan portfolio and considers current economic conditions, historical loan loss experience, review of specific problem loans and other factors in determining the adequacy of the allowance for loan losses. Loans are charged against the allowance for loan losses when management believes that collectibility is unlikely.
                                       22

                                                                           44-64
Unearned interest on discounted loans is amortized to income over the life of the loans, using methods which approximate the interest method. For all other loans, interest is accrued daily on the outstanding balances.

A loan is impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due in accordance with the contractual terms of the specific loan agreement. Impaired loans, other than certain large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment, are required to be reported at the present value of expected future cash flows discounted using the loan's original effective interest rate or, alternatively, at the loan's observable market price, or at the fair value of the loan's collateral if the loan is collateral dependent. The method selected to measure impairment is made on a loan-by-loan basis, unless foreclosure is deemed to be probable, in which case the fair value of the collateral method is used.

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

Certain loan fees and direct loan costs are recognized as income or expense when incurred, whereas, generally accepted accounting principles require that such fees and costs be deferred and amortized as adjustments of the related loan's yield over the contractual life of the loan. The subsidiary bank's method of recognition of loan fees and direct loan costs produces results which are not materially different from those that would be recognized had Statement Number 91 of the Financial Accounting Standards Board been adopted.

Bank premises and equipment:
----------------------------

Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed primarily by the straight-line method for bank premises and equipment over the estimated useful lives of the assets. Repairs and maintenance expenditures are charged to operating expenses as incurred. Major improvements and additions to premises and equipment, including construction period interest costs, are capitalized. No interest was capitalized during 1996 and 1994. Interest capitalized during 1995 totaled $26,921.

Other real estate:
------------------

Other real estate consists primarily of real estate held for resale which was acquired through foreclosure on loans secured by such real estate. At the time of acquisition, these properties are recorded at fair value with any writedown being charged to the allowance for loan losses. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Expenses incurred in connection with operating these properties are insignificant and are charged to operating expenses. Gains and losses on the sales of these properties are credited or charged to operating income in the year of the transactions.

Other real estate acquired through foreclosure with carrying values of $28,955 and $40,355, at December 31, 1996 and 1995, respectively, is included in other assets in the accompanying consolidated balance sheets.

Income  taxes:
--------------

The consolidated provision for income taxes includes Federal and state income taxes and is based on pretax net income reported in the consolidated financial statements, adjusted for transactions that may never enter into the computation of income taxes payable. Deferred tax assets and liabilities are determined based on the differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future

                                                                           45-64
based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. Valuation allowances are established when deemed necessary to reduce deferred tax assets to the amount expected to be realized.

Earnings per share:
-------------------

Earnings per common share are computed based upon the weighted average shares outstanding. The weighted average number of shares outstanding was 378,510, 378,510, and 381,218 for the years ended December 31, 1996, 1995 and 1994, respectively.

Employee  benefits:
-------------------

The Company has a profit-sharing and thrift plan and an employee stock ownership plan (ESOP) which cover substantially all employees. The amount of the contributions to the plans are at the discretion of the Company's Board of Directors.

Trust  department:
------------------

Assets held in an agency or fiduciary capacity by the subsidiary bank'sTrust Department are not assets of the subsidiary bank and are not included in the accompanying consolidated balance sheets. Trust Department income is recognized on the cash basis in accordance with customary banking practice. Reporting such income on a cash basis rather than the accrual basis does not have a material affect on net income.

Reclassifications:
------------------

Certain accounts in the consolidated financial statements for 1995 and 1994, as previously presented, have been reclassified to conform to current year classifications.

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

NOTE 3.  CASH CONCENTRATION

At December 31, 1996 and 1995, the subsidiary bank had a concentration totaling $2,451,256 and $3,133,942, respectively, with Nationsbank, consisting of a due from bank account balance and Federal funds sold.

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

The amortized cost, unrealized gains and losses, and estimated fair values of securities at December 31, 1996 and 1995, are summarized as follows:

                                                                           46-64

                                                                                       1996
                                                     ------------------------------------------------------------------------
                                                                                                                 Carrying
                                                                                                                   Value
Amortized                                                          Unrealized                (Estimated
                                                          Cost               Gains             Losses           Fair Value)
                                                     ---------------   ---------------     ---------------    ---------------

Available for sale:
  Taxable:
    U.S. Treasury Securities                         $    4,246,582     $       46,198     $        12,270    $     4,280,510
    U.S. Government agencies and
      corporations                                       12,013,602             75,012              46,518         12,042,096
    Small Business Administration guaranteed
      loan participation certificates                     1,646,390             36,719                 - -          1,683,109
    Mortgage-backed securities -
      U.S. Government agencies and
      corporations                                        4,642,785             22,891              49,602          4,616,074
    Corporate debt securities                               498,476              3,688                 672            501,492
    Federal Reserve Bank stock                               44,300                - -                 - -             44,300
    Federal Home Loan Bank stock                            339,400                - -                 - -            339,400
    Other equity securities                                   6,625                - -                 - -              6,625
                                                     ---------------   ---------------     ---------------    ---------------
          Total taxable                                  23,438,160            184,508             109,062         23,513,606
                                                     ---------------   ---------------     ---------------    ---------------

  Tax-Exempt:
    State and political subdivisions                      5,719,170            129,004              13,882          5,834,292
    Federal Reserve Bank stock                                4,100                - -                 - -              4,100
                                                     ---------------   ---------------     ---------------    ---------------
          Total tax-exempt                                5,723,270            129,004              13,882          5,838,392
                                                     ---------------   ---------------     ---------------    ---------------
                Total                                $   29,161,430     $      313,512     $       122,944    $    29,351,998
                                                     ===============   ===============     ===============    ===============

                                                                                       1995
                                                     ------------------------------------------------------------------------
                                                                                                                 Carrying
                                                                                                                   Value
                                                        Amortized                  Unrealized                   (Estimated
                                                          Cost               Gains             Losses           Fair Value)
                                                     ---------------   ---------------     ---------------    ---------------

Available for sale:
  Taxable:
    U.S. Treasury Securities                         $    7,830,447     $      115,362     $        11,594    $     7,934,215
    U.S. Government agencies and
      corporations                                       14,866,575            296,026              19,554         15,143,047
    Small Business Administration guaranteed
      loan participation certificates                     1,680,257             33,838                 - -          1,714,095
    Mortgage-backed securities -
      U.S. Government agencies and
      corporations                                        2,381,926             24,146               5,637          2,400,435
    Corporate debt securities                               497,930              9,951                 227            507,654
    Federal Reserve Bank stock                               44,300                - -                 - -             44,300
    Federal Home Loan Bank stock                            289,900                - -                 - -            289,900
    Other equity securities                                   6,625                - -                 - -              6,625
                                                     ---------------   ---------------     ---------------    ---------------
          Total taxable                                  27,597,960            479,323              37,012         28,040,271
                                                     ---------------   ---------------     ---------------    ---------------

  Tax-Exempt:
    State and political subdivisions                      3,324,621            116,183               4,595          3,436,209
    Federal Reserve Bank stock                                4,100                - -                 - -              4,100
                                                     ---------------   ---------------     ---------------    ---------------
          Total tax-exempt                                3,328,721            116,183               4,595          3,440,309
                                                     ---------------   ---------------     ---------------    ---------------
                Total                                $   30,926,681     $      595,506     $        41,607    $    31,480,580
                                                     ===============   ===============     ===============    ===============

                                                                           47-64


Federal  Reserve  Bank  stock  and  Federal  Home Loan  Bank  stock  are  equity securities which are included in securities available for sale in the accompanying consolidated financial statements. Such securities are carried at cost, since they may only be sold back to the respective Federal Reserve Bank or Federal Home Loan Bank or another member at par value.

Mortgage-backed obligations of U.S. Government agencies and corporations and Small Business Administration guaranteed loan participation certificates are included in securities at December 31, 1996 and 1995. These obligations, having contractual maturities ranging from 1 to 22 years, are reflected in the following maturity distribution schedules based on their anticipated average life to maturity, which ranges from 1 to 7 years. Accordingly, discounts are accreted and premiums are amortized over the anticipated average life to maturity of the specific obligation.

The maturities, amortized cost and estimated fair values of securities at December 31, 1996, are summarized as follows:



                                                            Available for Sale
                                                    ----------------------------------
                                                                           Carrying
                                                                             Value
                                                        Amortized         (Estimated
                                                          Cost            Fair Value)
                                                     ---------------   ---------------

Due in one year or less                              $    4,245,875     $    4,244,351
Due from one to five years                               16,188,141         16,303,589
Due from five to ten years                                6,263,038          6,311,374
Due after ten years                                       2,069,951          2,098,259
Equity securities                                           394,425            394,425
                                                     ---------------   ---------------
          Total                                      $   29,161,430     $   29,351,998
                                                     ===============   ===============


The proceeds from sales, calls, maturities of securities, including principal payments received on mortgage-backed obligations and the related gross gains and losses realized are as follows:

                                                                Proceeds From                          Gross Realized
                                               ---------------------------------------------   ------------------------------
       Years Ended                                               Calls and        Principal
      December 31,                                  Sales        Maturities       Payments          Gains          Losses
-------------------------                      -------------   -------------   -------------   --------------   -------------
  1996
     Securities available for sale              $  6,735,258    $  3,950,000    $    768,591    $     45,824     $     15,825
                                               =============   =============   =============   ==============   =============
  1995
     Securities held to maturity                $        - -    $    100,000    $    313,701    $        - -     $        - -
     Securities available for sale                 2,030,688       5,345,000         170,994          19,618           21,164
                                               -------------   -------------   -------------   --------------   -------------
                                                $  2,030,688    $  5,445,000    $    484,695    $     19,618     $     21,164
                                               =============   =============   =============   ==============   =============
  1994
     Securities held to maturity                $        - -    $    590,000    $  1,038,080    $        - -     $        - -
     Securities available for sale                 3,008,437       3,075,000         132,666           7,172            8,779
                                               -------------   -------------   -------------   --------------   -------------
                                                $  3,008,437    $  3,665,000    $  1,170,746    $      7,172     $      8,779
                                               =============   =============   =============   ==============   =============


At  December  31,  1996  and  1995,   securities   carried  at  $16,120,939  and
$11,329,098, respectively, with estimated fair values of $16,240,924 and $11,578,096, respectively, were pledged to secure public deposits, and for other purposes required or permitted by law.

                                                                           48-64

NOTE 5.  LOANS

Loans are summarized as follows:


                                                                             1996               1995
                                                                      ----------------     ---------------
Commercial, financial and agricultural                                 $    20,450,598     $    18,875,277
Real estate - construction                                                     154,388             102,690
Real estate - mortgage                                                      43,468,235          36,980,052
Installment                                                                 19,486,254          15,981,416
Other                                                                          614,818             542,519
                                                                      ----------------     ---------------
               Total loans                                                  84,174,293          72,481,954
  Less unearned discount                                                       901,665           1,023,875
                                                                      ----------------     ---------------
               Total loans net of unearned income                           83,272,628          71,458,079
  Less allowance for loan losses                                               858,423             859,681
                                                                      ----------------     ---------------
               Loans, net                                              $    82,414,205     $    70,598,398
                                                                      ================     ===============

Included in the net balance of loans are non-accrual loans amounting to $342,842 and $538,239 at December 31, 1996 and 1995, respectively. If interest on non-accrual loans had been accrued, such income would have approximated $30,978, $36,708 and $5,500 for the years ended December 31, 1996, 1995 and 1994, respectively.

The following presents loan maturities at December 31, 1996:

                                                          Within           After 1 But           After
                                                          1 Year         Within 5 Years         5 Years
                                                     ---------------    ---------------    ---------------
Commercial, financial and agricultural               $    6,828,525     $     4,679,935     $    8,942,138
Real estate - construction                                  154,388                 - -                - -
Real estate - mortgage                                    1,566,343           4,062,245         37,839,647
Installment loans                                         2,388,304          13,110,306          3,987,644
Other                                                       357,875                 - -            256,943
                                                     ---------------    ---------------    ---------------
               Total                                 $   11,295,435     $    21,852,486     $   51,026,372
                                                     ===============    ===============    ===============
Loans due after one year with:
               Variable rates                                           $    31,818,449
               Fixed rates                                                   41,060,409
                                                                        ---------------
                                                                        $    72,878,858
                                                                        ===============

The Bank has made, and may be expected to make in the future, commercial and mortgage loans that have adjustable rates. Such loan rates are generally indexed to the Wall Street prime interest rate or to other common indices. At December 31, 1996, the Bank's commercial loan portfolio contained adjustable rate loans of approximately $9,996,983. The interest rates on such loans ranged from 7.34% to 12.00%, and provided for future interest rate changes at set intervals, ranging from one to sixty months.

Likewise, the Bank's mortgage portfolio contained adjustable rate loans of approximately $24,338,213 at December 31, 1996. The interest rates on such loans ranged from 6.75% to 13.56%, and provided for future interest rate changes at set intervals, ranging from monthly to fifteen years.

                                                                           49-64

Concentration of credit risk:
-----------------------------

The subsidiary bank grants commercial, residential and consumer loans to customers primarily located in Hardy, Grant, Hampshire and Pendleton Counties of West Virginia. Although the Bank strives to maintain a diverse loan portfolio, a substantial portion of its debtors' ability to honor their contracts is indirectly dependent upon the poultry industry.

As of December 31, 1996 and 1995, the Bank had direct extensions of credit used to build and operate poultry houses totaling approximately $4,563,919 and $5,872,805, respectively. These loans are generally structured to be repaid over periods ranging from 15 to 20 years, however, most also contain balloon provisions which serve to require each loan's renewal every 1 to 5 years or are written with an adjustable interest rate feature. The security for these loans generally consists of liens on the land, buildings and equipment associated with each poultry house.

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

The following presents the activity with respect to related party loans aggregating $60,000 or more to any one related party (other changes represent additions to and changes in director and executive officer status):



                                                                             1996               1995
                                                                      ----------------     ---------------
Balance, beginning                                                     $     5,176,398     $     3,679,777
     Additions                                                               1,574,443           3,998,154
     Amounts collected                                                      (1,658,303)         (2,450,899)
     Other changes, net                                                       (774,441)            (50,634)
                                                                      ----------------     ---------------
Balance, ending                                                        $     4,318,097     $     5,176,398
                                                                      ================     ===============

NOTE 6:  ALLOWANCE FOR LOAN LOSSES

An analysis of the allowance for loan losses for the years ended December 31, 1996, 1995 and 1994, is as follows:

                                                           1996               1995               1994
                                                     ---------------    ---------------    ---------------
Balance, beginning of year                           $      859,681     $       993,023     $      905,448
Losses:
     Commercial, financial and agricultural                  10,194              46,373             10,589
     Real estate - mortgage                                  12,778             137,334             14,779
     Installment loans                                       93,826              39,004             45,380
     Other                                                    9,951              10,909             11,609
                                                     ---------------    ---------------    ---------------
               Total                                        126,749             233,620             82,357
                                                     ---------------    ---------------    ---------------
Recoveries:
     Commercial, financial and agricultural                   5,658               7,864             24,627
     Real estate - mortgage                                   1,885               3,135              1,107
     Installment loans                                       20,525              28,862             23,422
     Other                                                    2,423               5,417                776
                                                     ---------------    ---------------    ---------------
               Total                                         30,491              45,278             49,932
                                                     ---------------    ---------------    ---------------
Net losses                                                   96,258             188,342             32,425
Provision for loan losses                                    95,000              55,000            120,000
                                                     ---------------    ---------------    ---------------
Balance, end of year                                 $      858,423     $       859,681     $      993,023
                                                     ===============    ===============    ===============

                                                                           50-64

The Bank's total recorded investment in impaired loans at December 31, 1996 and 1995, approximated $383,615 and $747,950, respectively, for which the related allowance for loan losses determined in accordance with generally accepted accounting principles approximated $91,518 and $153,560, respectively. The Bank's average investment in such loans approximated $381,938 and $696,425 for the years ended December 31, 1996 and 1995, respectively. All impaired loans at December 31, 1996 and 1995, were collateral dependent, and accordingly, the fair value of the loan's collateral was used to measure the impairment of each loan.

For purposes of evaluating impairment, the Bank considers groups of smaller-balance, homogeneous loans to include: mortgage loans secured by residential property, other than those which significantly exceed the Bank's typical residential mortgage loan amount (currently those in excess of $100,000): small balance commercial loans (currently those less than $50,000); and installment loans to individuals, exclusive of those loans in excess of $50,000.

For the years ended December 31, 1996 and 1995, the Bank recognized approximately $46,779 and $85,398, respectively, in interest income on impaired loans. Using a cash-basis method of accounting, the Bank would have recognized approximately the same amount of interest income on such loans.

NOTE 7.  BANK PREMISES AND EQUIPMENT

The major categories of Bank premises and equipment and accumulated depreciation at December 31, 1996 and 1995, are summarized as follows:

                                                                             1996               1995
                                                                      ----------------     ---------------
Land                                                                   $       435,473     $       443,566
Building and improvements                                                    2,805,616           2,793,282
Furniture and equipment                                                      1,674,269           1,940,716
                                                                      ----------------     ---------------
                                                                             4,915,358           5,177,564
Less accumulated depreciation                                                1,793,466           1,997,213
                                                                      ----------------     ---------------
               Bank, premises and equipment, net                       $     3,121,892     $     3,180,351
                                                                      ================     ===============

Depreciation expense for the years ended December 31, 1996, 1995 and 1994 totaled $212,383, $154,338 and $133,833, respectively.

NOTE 8.  DEPOSITS

The following is a summary of interest bearing deposits by type as of December 31, 1996 and 1995:

                                                                             1996               1995
                                                                      ----------------     ---------------
Demand deposits, interest bearing                                      $    20,139,983     $    20,027,502
Savings deposits                                                            12,938,812          15,731,154
Certificates of deposit                                                     50,997,400          48,947,117
Individual Retirement Accounts                                               7,790,158           7,507,789
                                                                      ----------------     ---------------
               Total                                                   $    91,866,353     $    92,213,562
                                                                      ================     ===============

                                                                           51-64
Time certificates of deposit and IRA's in denominations of $100,000 or more totaled $9,260,399 and $7,758,560 at December 31, 1996 and 1995, respectively. Interest paid on time certificates of deposit and Individual Retirement Accounts in denominations of $100,000 or more was $501,754, $392,641 and $290,030 for the years ended December 31, 1996, 1995 and 1994, respectively.

The following is a summary of the maturity distribution of certificates of deposit and IRA's in denominations of $100,000 or more as of December 31, 1996:

                                                                            Amount             Percent
                                                                      ----------------     ---------------
Three months or less                                                   $       844,555            9.12%
Three through six months                                                     3,117,854           33.67%
Six through twelve months                                                    2,908,004           31.40%
Over twelve months                                                           2,389,986           25.81%
                                                                      ----------------        ---------
               Total                                                   $     9,260,399          100.00%
                                                                      ================        =========

A summary of the scheduled maturities for all time deposits as of December 31, 1996, follows:

1997                                                                   $    36,483,558
1998                                                                        12,327,751
1999                                                                         5,055,730
2000                                                                         1,193,387
2001                                                                         2,974,651
Thereafter                                                                     752,481
                                                                      ----------------
                                                                       $    58,787,558
                                                                      ================

NOTE 9.  OTHER BORROWINGS

Short-term  borrowings:
-----------------------

Federal funds purchased and securities sold under agreements to repurchase mature the next business day. The securities underlying the repurchase agreements are under the subsidiary bank's control and secure the total outstanding daily balances. Other borrowings consist of lines of credit from the Federal Home Loan Bank (FHLB) under its Flexline and RepoPlus Programs. The Flexline is limited to 10% of the Bank's calculated maximum borrowing capacity of approximately $2,900,000 at December 31, 1996, and is subject to annual renewal. Borrowings under this arrangement bear interest at the rate posted by the FHLB on the day of the borrowing and is subject to change daily. The RepoPlus is limited to the Bank's outstanding maximum borrowing capacity of approximately $35,000,000 at December 31, 1996, less the current outstanding Flexline balance, and is subject to annual renewal. Borrowings under this arrangement will be granted for terms of 1 to 120 days and will bear interest at a fixed rate set at the time of the funding request. The lines of credit are secured by a blanket lien on all unpledged and unencumbered assets of the Bank.

Additional details regarding short-term borrowings during the years ended December 31, 1996 and 1995, are presented below:

                                                                              1996
                                                     -----------------------------------------------------
                                                          Federal
                                                           Funds           Repurchase            Other
                                                         Purchased         Agreements         Borrowings
                                                     ---------------    ---------------    ---------------
  Outstanding at year end                            $          - -     $     4,377,397     $          - -
  Average amount outstanding                                 86,175           1,335,635            156,733
  Maximum amount outstanding at
    any month end                                         1,050,000           4,377,397          2,916,000
  Weighted average interest rate                              5.76%               4.13%              5.49%
                                       30

                                                                           52-64

                                                                              1995
                                                     -----------------------------------------------------
                                     Federal
                                                           Funds           Repurchase            Other
                                                         Purchased         Agreements         Borrowings
                                                     ---------------    ---------------    ---------------
  Outstanding at year end                            $          - -     $           - -     $          - -
  Average amount outstanding                                 53,671                 - -          1,075,000
  Maximum amount outstanding at
    any month end                                           750,000                 - -          3,000,000
  Weighted average interest rate                              6.34%                 - -              6.06%

Long-term  borrowings:
----------------------

The subsidiary bank's long term borrowings of $3,514,652 and $750,000 at December 31, 1996 and 1995, respectively, consisted of advances from the FHLB under its Community Investment Program and other fixed rate loans. These borrowings bear an average fixed interest rate of 5.81% and mature in varying amounts through the year 2006. A summary of the maturities of these borrowings for the next five years is as follows:


1997                                                                   $           - -
1998                                                                               - -
1999                                                                           340,000
2000                                                                               - -
2001                                                                           500,000
Thereafter                                                                   2,674,652
                                                                      ----------------
                                                                       $     3,514,652
                                                                      ================

NOTE 10:  INCOME TAXES

The components of applicable income tax expense(benefit) for the years ended December 31, 1996, 1995 and 1994, are as follows:

                                                           1996               1995               1994
                                                     ---------------    ---------------    ---------------
Current:
     Federal                                         $      602,391     $       587,472     $      611,581
     State                                                   75,932              69,402             61,480
                                                     ---------------    ---------------    ---------------
                                                            678,323             656,874            673,061
                                                     ---------------    ---------------    ---------------
Deferred:
     Federal                                                (31,208)             20,268             (7,342)
     State                                                   (3,902)              2,534               (917)
                                                     ---------------    ---------------    ---------------
                                                            (35,110)             22,802             (8,259)
                                                     ---------------    ---------------    ---------------

               Total                                 $      643,213     $       679,676     $      664,802
                                                     ===============    ===============    ===============

A reconciliation between the amount of reported income tax expense and the amount computed by multiplying the statutory income tax rates by book pretax income for the years ended December 31, 1996, 1995 and 1994, is as follows:

                                                1996                           1995                           1994
                                    ----------------------------    --------------------------    ---------------------------
                                        Amount         Percent         Amount         Percent        Amount         Percent
                                    ------------   -------------   -------------  ------------    ------------  -------------
Computed tax at applicable
  statutory rate                     $   725,305         34         $    679,943        34         $   649,193         34
Increase (decrease) in taxes resulting from:
     Tax-exempt interest, net            (80,961)        (4)             (55,982)       (3)            (51,525)        (3)
     State income taxes, net of
       Federal tax benefit                47,540          2               45,802         2              40,577          2
     Noncash charitable
       contribution                      (59,704)        (3)                 - -       - -                 - -        - -
     Other, net                           11,033          1                9,913         1              26,557          1
                                    ------------   -------------   -------------  ------------    ------------  -------------

Applicable income taxes              $   643,213         30         $    679,676        34         $   664,802         34
                                    ============   =============   =============  ============    ============  =============

                                                                           53-64
Deferred income taxes reflect the impact of "temporary differences" between amounts of assets and liabilities for financial reporting purposes and such amounts as measured for tax purposes. Deferred tax assets and liabilities represent the future tax return consequences of temporary differences, which will either be taxable or deductible when the related assets and liabilities are recovered or settled. Valuation allowances are established when deemed necessary to reduce deferred tax assets to the amount expected to be realized. The tax effects of temporary differences which give rise to the Company's deferred tax assets and liabilities as of December 31, 1996 and 1995, are as follows:

                                                                             1996               1995
                                                                      ----------------     ---------------
Deferred tax assets:
    Allowance for loan losses                                          $       217,199     $       216,678
    Deferred compensation                                                       43,280              24,930
    Charitable contribution carryover                                           44,327                 - -
    Goodwill                                                                     9,482                 790
                                                                      ----------------     ---------------
                                                                               314,288             242,398
    Less valuation allowance                                                  (194,010)           (188,773)
                                                                      ----------------     ---------------
                                                                               120,278              53,625
                                                                      ----------------     ---------------
Deferred tax liabilities:
    Depreciation                                                                33,104              20,959
    Net unrealized gain on securities                                           73,369             213,253
    Accretion on tax-exempt securities                                             480                 - -
    Bank premises and equipment disposal                                        18,919                 - -
                                                                      ----------------     ---------------
                                                                               125,872             234,212
                                                                      ----------------     ---------------
 Net deferred tax assets (liabilities)                                 $        (5,594)     $     (180,587)
                                                                      ================     ===============

The income tax expense (benefit) on realized securities gains (losses) was $11,550, $(595) and $(619), for the years ended December 31, 1996, 1995 and
1994, respectively.

NOTE 11.  EMPLOYEE BENEFITS

Profit-Sharing and Thrift Plan:
-------------------------------

The Company has a defined contribution profit-sharing and thrift plan with 401(k) provisions covering substantially all employees. Contributions to the Plan are at the discretion of the Board of Directors. Contributions made to the plan and charged to expense were $54,240, $50,475 and $45,106 for the years ended December 31, 1996, 1995 and 1994, respectively.

Employee Stock Ownership Plan:
------------------------------

The Company has an Employee Stock Ownership Plan (ESOP) which enables eligible employees to acquire shares of the Company's common stock. The cost of the ESOP is borne by the Company through annual contributions to an Employee Stock Ownership Trust in amounts determined by the Board of Directors.

The expense recognized by the Company is based on cash contributed or committed to be contributed by the Company to the ESOP during the year. Contributions to the ESOP for the years ended December 31, 1996, 1995 and 1994 were $48,250, $45,582 and $40,166, respectively. Dividends made by the Company to the ESOP are reported as a reduction to retained earnings. The ESOP owns 9,065 shares of the Company's common stock, all of which, are considered outstanding for earnings per share computations.

The trustees of both the Profit-Sharing and Thrift Plan and ESOP are also members of the Company's and subsidiary bank's Board of Directors.
                                       32

                                                                           54-64
Incentive Compensation Program:
-------------------------------

The subsidiary bank has an incentive compensation program for its key employees. Bonuses are awarded to key employees based on a prescribed formula using the Bank's return on assets as a base. Under the terms of the incentive compensation program, bonuses charged to operations were $137,000, $120,000 and $112,000 for 1996, 1995 and 1994, respectively.

Directors Deferred Compensation Plan:
-------------------------------------

The Bank has established a non-qualified deferred compensation plan for directors who voluntarily elect to participate. Under that plan, a director, on or before December 31, of any year, may elect to defer payment of all retainer, meeting and committee fees earned during the calendar year following such election and, unless such election is subsequently terminated, all succeeding calendar years. Amounts deferred are periodically converted to units representing shares of the Company's stock which are to be periodically purchased by the plan at current market values when available on the open market. The liability for deferred directors compensation at December 31, 1996 and 1995, was $113,150 and $66,850, respectively, which is included in other liabilities in the accompanying consolidated balance sheets.

NOTE 12.  COMMITMENTS AND CONTINGENCIES

Financial  instruments  with  off-balance  sheet risk:
------------------------------------------------------

The subsidiary bank is a party of certain financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. Such financial instruments consist solely of commitments to extend credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statement of financial position. The contract amounts of these instruments reflect the extent of involvement the Bank has in this class of financial instruments. The Bank's total contract amount of commitments to extend credit at December 31, 1996 and 1995, approximated $5,639,457 and $4,462,545, respectively.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

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

Litigation:
-----------

The Bank is involved in various legal actions arising in the ordinary course of business. In the opinion of counsel, the outcome of these matters will not have a significant adverse effect on the consolidated financial statements.

Employment Agreement:
---------------------

The Company has an employment agreement with its chief executive officer. This agreement contains change in control provisions that would entitle the officer to receive compensation in the event there is a change in control in the Company (as defined) and a termination of his employment without cause (as defined).

NOTE 13.  RESTRICTIONS ON CAPITAL AND DIVIDENDS

The primary source of funds for the dividends paid by South Branch Valley Bancorp, Inc. is divi-

                                                                           55-64
dends received from its subsidiary bank. Dividends paid by the subsidiary bank are subject to restrictions by banking regulations. The most restrictive provision requires approval by the regulatory agency if dividends declared in any year exceed the year's net income, as defined, plus the net retained profits of the two preceding years. During 1997, the net retained profits available for distribution to South Branch Valley Bancorp, Inc. as dividends without regulatory approval are approximately $1,970,000 plus net retained income of the subsidiary bank for the interim periods through the date of declaration.

The Bank is subject to various regulatory capital requirements administered by the Federal banking agencies. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

The most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table.


                                                                                                     To Be Well Capitalized
                                                                            For Capital              Under Prompt Corrective
                                               Actual                    Adequacy Purposes              Action Provisions
                                    ----------------------------    --------------------------    ---------------------------
                                        Amount          Ratio          Amount          Ratio         Amount          Ratio
                                    ------------   -------------   -------------  ------------    ------------  -------------
As of December 31, 1996:
Total Capital                        $    12,522       15.86%       $      6,315       8.0%        $     7,893      10.0%
 (to Risk Weighted Assets)
Tier I Capital                            11,664       14.78%              3,157       4.0%              4,736       6.0%
 (to Risk Weighted Assets)
Tier I Capital                            11,664        9.88%              3,540       3.0%              7,081       6.0%
  (to Average Assets)


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

                                                                           56-64
LOANS: The estimated fair values for loans are computed based on scheduled future cash flows of principal and interest, discounted at interest rates currently offered for loans with similar terms to borrowers of similar credit quality. No prepayments of principal are assumed.


ACCRUED INTEREST RECEIVABLE AND PAYABLE: The carrying values of accrued interest receivable and payable approximate their estimated fair values.

DEPOSITS: The estimated fair values of demand deposits (i.e. noninterest bearing checking, NOW, Super NOW, money market and savings accounts) and other variable rate deposits approximate their carrying values. Fair values of fixed maturity deposits are estimated using a discounted cash flow methodology at rates currently offered for deposits with similar remaining maturities. Any intangible value of long-term relationships with depositors is not considered in estimating the fair values disclosed.

SHORT-TERM BORROWINGS: The carrying values of short-term borrowings approximate their estimated fair values.

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

The carrying values and estimated fair values of the Company's financial instruments are summarized below:


                                                                 December 31, 1996                   December 31, 1995
                                                          --------------------------------   --------------------------------
                                                                               Estimated                          Estimated
                                                              Carrying           Fair           Carrying            Fair
                                                                Value            Value            Value             Value
                                                          --------------   ---------------   --------------   ---------------
Financial assets:
  Cash and due from banks                                 $    3,162,552   $     3,162,552   $    2,191,647   $     2,191,647
  Interest bearing deposits, other banks                       1,553,000         1,596,273        2,134,919         2,199,418
  Federal funds sold                                             723,734           723,734        2,161,745         2,161,745
  Securities available for sale                               29,351,998        29,351,998       31,480,580        31,480,580
  Loans                                                       82,414,205        82,296,508       70,598,398        70,757,154
  Accrued interest receivable                                    928,642           928,642          983,841           983,841
                                                          --------------   ---------------   --------------   ---------------

                                                          $  118,134,131   $   118,059,707   $  109,551,130   $   109,774,385
                                                          ==============   ===============   ==============   ===============

Financial liabilities:
  Deposits                                                $  100,941,412   $   101,317,554   $  100,046,336   $   100,603,254
  Short-term borrowings                                        4,377,397         4,377,397              - -               - -
  Long-term borrowings                                         3,514,652         3,514,652          750,000           750,000
  Accrued interest payable                                       428,334           428,334          406,339           406,339
                                                          --------------   ---------------   --------------   ---------------

                                                          $  109,261,795   $   109,637,937   $  101,202,675   $   101,759,593
                                                          ==============   ===============   ==============   ===============


NOTE 15.  SUBSEQUENT EVENT

Subsequent to December 31, 1996, the Corporation executed a binding Letter of Intent to purchase 275,000 shares, or approximately 23%, of a state bank from an individual for a purchase price of $11.00 per share. The Letter of Intent is contingent on the happening of various events

                                                                           57-64
including the Corporation's purchase of an additional 149,680 shares of the same state bank at a purchase price of $11.00 per share from six individuals who are related to the aforementioned shareholder of the state bank and obtaining all regulatory approvals.

NOTE 16.  CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY

The investment of the Corporation in its wholly-owned subsidiary is presented on the equity method of accounting. Information relative to the Corporation's balance sheets at December 31, 1996 and 1995, and the related statements of income and cash flows for the years ended December 31, 1996, 1995 and 1994 are presented as follows:

                                                                                   December 31,
                                                                       ----------------------------------
                                                                             1996               1995
                                                                       ----------------    --------------
Assets
Cash                                                                   $       157,133     $        68,466
Investment in bank subsidiary, eliminated in consolidation                  11,926,831          11,246,742
Securities available for sale                                                  206,625               6,625
Other assets                                                                    13,204               6,827
                                                                      ----------------     ---------------
               Total assets                                            $    12,303,793     $    11,328,660
                                                                      ================     ===============
Liabilities and shareholders' equity
Common stock, $2.50 par value, authorized 600,000
  shares, issued 382,625                                               $       956,562     $       956,562
Capital surplus                                                                685,534             685,534
Retained earnings (consisting of undivided profits of
  bank subsidiary not yet distributed)                                      10,711,468           9,512,884
Less cost of shares acquired for the treasury 1996 and
  1995, 4,115 shares                                                          (166,970)           (166,970)
Net unrealized gain (loss) on securities                                       117,199             340,650
                                                                      ----------------     ---------------
               Total shareholders' equity                                   12,303,793          11,328,660
                                                                      ----------------     ---------------
               Total liabilities and shareholders' equity              $    12,303,793     $    11,328,660
                                                                      ================     ===============


                                                         1996                1995               1994
                                                    --------------    ----------------     ---------------
Statements of Income
Income - dividends from bank subsidiary             $      600,000     $       264,000     $       460,000
Other dividends                                                197                 191                186
Tax-exempt interest                                          2,600                 - -                - -
Expenses--operating                                        (26,504)            (17,727)            (17,729)
                                                    --------------    ----------------     ---------------
Income before income taxes and
  undistributed income                                     576,293             246,464             442,457
  Applicable income tax expense (benefit)                  (10,204)             (6,826)             (6,826)
                                                    --------------    ----------------     ---------------
Income before undistributed income                         586,497             253,290             449,283
Equity in undistributed income of
  bank subsidiary                                          903,540           1,066,866             795,307
                                                    --------------    ----------------     ---------------
               Net income                           $    1,490,037     $     1,320,156     $     1,244,590
                                                    ==============    ================     ===============

                                                                           58-64

                                                         1996                1995               1994
                                                    --------------    ----------------     ---------------
Statements of Cash Flows
CASH FLOWS FROM OPERATING
  ACTIVITIES
  Net income                                        $    1,490,037     $     1,320,156     $     1,244,590
  Adjustments to reconcile net income to net
    cash provided by operating activities:
      Equity in undistributed net income
        of subsidiary                                     (903,540)         (1,066,866)           (795,307)
      (Increase) decrease in other assets                  (6,377)                - -               (1,247)
                                                    --------------    ----------------     ---------------
  Net cash provided by operating activities                580,120             253,290             448,036
                                                    --------------    ----------------     ---------------
CASH FLOWS FROM INVESTING
  ACTIVITIES
  Purchase of securities available for sale               (200,000)               - -               (6,625)
                                                    --------------    ----------------     ---------------
               Net cash (used in) investing
                 activities                               (200,000)               - -               (6,625)
                                                    --------------    ----------------     ---------------
CASH FLOWS FROM FINANCING
  ACTIVITIES
  Purchase of treasury stock                                   - -                - -             (166,970)
  Dividends paid to shareholders                          (291,453)          (257,386)            (232,126)
                                                    --------------    ----------------     ---------------
               Net cash (used in) financing
                 activities                               (291,453)          (257,386)            (399,096)
  Increase (decrease) in cash                               88,667             (4,096)              42,315
  Cash:
     Beginning                                              68,466              72,562              30,247
                                                    --------------    ----------------     ---------------
     Ending                                         $      157,133     $        68,466     $        72,562
                                                    --------------    ----------------     ---------------

South Branch Valley Bancorp, Inc., accounts for its investment in its bank subsidiary by the equity method. During the years ended December 31, 1996, 1995 and 1994, changes were as follows:

  Number of shares owned at December 31, 1996 -           60,000
  Percent to total shares at December 31, 1996 -            100%


  Balance at December 31, 1993                                                             $    9,043,919
  Add (deduct):
    Equity in net income                                                                        1,255,307
    Dividends declared                                                                           (460,000)
    Net unrealized gain (loss) on securities                                                     (547,100)
                                                                                           ---------------

  Balance at December 31, 1994                                                             $    9,292,126
  Add (deduct):
    Equity in net income                                                                        1,330,866
    Dividends declared                                                                           (264,000)
    Change in net unrealized gain (loss) on securities                                            887,750
                                                                                           ---------------

  Balance at December 31, 1995                                                             $   11,246,742
  Add (deduct):
    Equity in net income                                                                        1,503,540
    Dividends declared                                                                           (600,000)
    Change in net unrealized gain (loss) on securities                                           (223,451)
                                                                                           ---------------

  Balance at December 31, 1996                                                             $   11,926,831

                                       37

                                                                           59-64
SHAREHOLDERS' INFORMATION

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

                                                                           60-64
DIRECTORS

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

                                 OSCAR M. BEAN
                             Chairman of the Board
                   Managing Partner -- Bean & Bean Attorneys

                             H. CHARLES MADDY, III
                     President and Chief Executive Officer,
                       South Branch Valley National Bank

                                DONALD W. BILLER
                                 Vice-Chairman
                        President -- D. W. Biller, Inc.
                         Director -- WV Farm Credit ACA

                               PHOEBE F. HEISHMAN
                                   Secretary
                  Editor and Publisher -- Moorefield Examiner
                       President -- R.E. Fisher Co., Inc.

                      JAMES M. COOKMAN                                               HAROLD K. MICHAEL
             President -- Cookman Insurance Group                           Owner/Agent -- Nationwide Insurance
           President -- Cookman Realty Group, Inc.                            Member -- WV House of Delegates
                President -- Transcover, Inc.
                                                                                       MARY ANN OURS
                                                                    President  -- Ours  Valley  View  Poultry Farms, Inc.
                        JOHN W. CRITES
          President -- Allegheny Wood Products, Inc.
            Partner -- JPC, Limited Liability Co.                                 RUSSELL F. RATLIFF, JR.
      Partner -- Allegheny Dimension, Limited Liability Co.                     Vice President & Cashier
         Principal Stockholder - KJV Aviation, Inc.                         South Branch Valley National Bank

                    THOMAS J. HAWSE, III                                          HARRY C. WELTON, JR.
             President -- Hawse Food Market, Inc.                                    Retired Farmer

                                                                                   RENICK C. WILLIAMS
                       GARY L. HINKLE                                     President -- South Branch Inn, Inc.
              President -- Hinkle Trucking, Inc.                          President -- Fort Pleasant Farms, Inc.
           President -- Dettinburn Transport, Inc.                        President -- Hampshire S & J Co., Inc.
              President -- Mt. Storm Fuel Corp.

                       JEFFREY E. HOTT                                               J. ALECK WELTON
          Vice-President -- Hott's Ag Services, Inc.                                Director Emeritus
              Vice-President -- Franklin Oil Co.
              Vice-President -- E. E. Hott, Inc.

                                                                           61-64
OPERATING OFFICERS OF THE BANK

                       South Branch Valley National Bank

                             H. CHARLES MADDY, III
                     President and Chief Executive Officer

             RUSSELL F. RATLIFF, JR.                                    JEFFERY L. PAVAN
Vice President Operations, Cashier & Trust Officer             Vice President Loan Administration

                SCOTT C. JENNINGS                                      CAROL A. RIGGLEMAN
    Vice President, Loan Review & Compliance                     Community Reinvestment Officer

                 JULIE R. COOK                                           DANYL FREEMAN
       Assistant Controller & IRA Officer                       Assistant Vice President Operations

                BARBARA GORENFLO                                        KATHLEEN SIMERLY
    Assistant Vice President Teller Operations                         Accounting Officer

                 DEBRA S. DAVIS                                          MARK H. WRIGHT
Asst. VP Loan Administration & Senior Loan Officer                   Commercial Loan Officer

                   KENT SHIPE                                           THOMAS G. KIMBLE
             Mathias Branch Manager                                  Franklin Branch Manager

                 MARLIN C. CASTO                                         LARRY G. SMITH
            Petersburg Branch Manager                           Assistant Branch Manager, Franklin

                BELINDA L. TURNER                                       DEBORAH HAMILTON
      Assistant Branch Manager, Petersburg                       Assistant Branch Manager, Mathias

                J. VANCE WILSON                                         WILLIAM F. COOK
                  Loan Officer                                            Loan Officer






EMPLOYEES OF THE BANK

                        SOUTH BRANCH VALLEY NATIONAL BANK

                                       STAFF

                                     Main Bank

       Teresa Barr                Rebecca Bishoff            Jonathan Bland             Curt Boswell
      Stacey Bowman               Shirley Corsetti           Gloria George            Tracey Gochenour
      Jean Griffith                Jolene Johnson            Amy Ketterman              Fern Ludwick
      Gail Malcolm                  Tina Martin              Lindsay Metheny          Tabitha Mongold
  Bernadette Nesslerodt             Sandra Ours               Shelly Reel               Angie Smith
    Elizabeth Snyder              Elaine Stickley            Ramona Thorne              Pamela Wilson


                                      Mathias

   Christine Delawder                                       Teresa Halterman
     Connie Landacre                                            Helen May
                                    Donna Shipe

                                     Franklin


      Tammy Clutter                                          Amber-Jon Hanna
      Kathy Hartman               Lisa Roberson               Renee Hedrick

                                    Petersburg

     Regina Burton                 Lisa Casto                  Stacy Vance

                                       40