Form 10KSB, Exhibit 13
period 1997-12-31
SOUTH BRANCH VALLEY BANCORP INC
filed 1998-03-23
CIK 811808

28-74
                                  Exhibit (13)

                     South Branch Valley Bancorp,Inc Annual
                       Report To Shareholders for the Year
                             Ended December 31, 1997

29-74
                                      1997
                                 ANNUAL REPORT
                             ---------------------

                              SOUTH BRANCH VALLEY
                                 BANCORP, INC.
                        --------------------------------


Contents

  Message to Stockholders and Friends                                         2
  Financial Highlights                                                        3
  Management's Discussion and Analysis                                        4
  Independent Auditor's Report                                               17
  Consolidated Balance Sheets                                                18
  Consolidated Statements of Income                                          19
  Consolidated Statements of Shareholders' Equity                            20
  Consolidated Statements of Cash Flows                                      21
  Notes to Consolidated Financial Statements                                 22
  Shareholders' Information                                                  41
  Directors of South Branch Valley Bancorp, Inc.                             42
  Operating Officers and Employees of the Bank                               43


Mailing Address

                        South Branch Valley Bancorp, Inc.
                                  P.O. Box 680
                         Moorefield, West Virginia 26836
                           E-mail: sbvnb@hardynet.com
                             Website: www.sbvnb.com

30-74

[SBV LOGO] South Branch
           Valley Bancorp, Inc.

To Our Stockholders and Friends:

     It is with great pride that we present to you the 1997 Consolidated Annual Report of South Branch Valley Bancorp, Inc. The past year was our tenth consecutive year of realizing record earnings which totaled $1,520,000. This earnings strength has enabled us to increase our dividends over 1996 by 9.1% to $.84 per share.

     Throughout 1997 we focused largely on the merger and the acquisition of Capital State Bank. By the time you read this, there will have been a vote by shareholders of both companies and we will be moving on to other projects.

     We were able to upgrade our technology last year by installing teller machines in all our locations. This year our goals include implementing debit cards and a voice response system.

     We have confidence that our staff and management team will continue to perform well as we progress through our 115th year and the challenges it will bring. Your continued support is very much appreciated.

     Once again our Board of Directors and management team wish to convey our deepest appreciation for your continued support. We are proud of the performance of our Company and hope you are as well. Your comments and suggestions are always welcome and your friendship is appreciated.



                  /s/ Oscar M. Bean               /s/ H. Charles Maddy, III
                  ---------------------           -------------------------
                  Oscar M. Bean                   H. Charles Maddy, III
                  Chairman of the Board           President

P.O. Box Box 680 o Moorefield, West Virginia 26836 o Phone: (304) 538-2353 o Fax: (304) 538-7053

31-74
Financial Highlights
South Branch Valley Bancorp, Inc. and Subsidiary


                               DIVIDENDS PER SHARE

                                  [BAR GRAPH]


                               1993          $0.48
                               1994          $0.61
                               1995          $0.68
                               1996          $0.77
                               1997          $0.84



                               EARNINGS PER SHARE

                                  [BAR GRAPH]


                               1993          $3.06
                               1994          $3.26
                               1995          $3.49
                               1996          $3.94
                               1997          $3.83



                                                       1997          1996      % Change
                                                     --------     ---------    --------
 For the Year (in thousands)
     Net Income                                      $  1,520     $  1,490        2.01%
     Net Interest Income                                5,183        4,928        5.17%
---------------------------------------------------------------------------------------
 Year End Balances (in thousands)
     Total Assets                                    $140,648     $122,114       15.18%
     Total Loans                                       93,468       83,273       12.24%
     Total Deposits                                   106,985      100,941        5.99%
     Total Equity                                      15,061       12,304       22.41%
---------------------------------------------------------------------------------------
 Per Share Data
     Earnings                                        $   3.83     $   3.94       -2.79%
     Book Value                                         36.48        32.51       12.21%
     Cash Dividends                                      0.84         0.77        9.09%
---------------------------------------------------------------------------------------
 Ratios
     Return on Average Assets                            1.15%        1.27%     -9.45%
     Return on Average Equity                           11.09%       12.97%    -14.49%
     Dividend Pay-out                                   21.89%       19.56%     11.91%
     Average Shareholders' Equity to Average Assets     10.36%        9.83%      5.39%
---------------------------------------------------------------------------------------


                            RETURN ON AVERAGE ASSETS
                 (before cumulative effect of accounting change)

                                  [BAR GRAPH]


                            1993               1.27%
                            1994               1.29%
                            1995               1.29%
                            1996               1.27%
                            1997               1.15%


                                  TOTAL ASSETS

                                  [BAR GRAPH]

                            1993               $94.6
                            1994               $96.6
                            1995              $113.1
                            1996              $122.1
                            1997              $140.6

32-74
South Branch Valley Bancorp, Inc. and Subsidiary
Management's Discussion and Analysis


                            Introduction and Summary

          The following is management's discussion and analysis of the financial condition and financial results of operations for South Branch Valley Bancorp, Inc.(hereafter referred to as the Company) and its wholly owned subsidiary, South Branch Valley National Bank, (hereafter referred to as the Bank) as of December 31, 1997. This discussion may contain forward looking statements based on management's expectations and actual results may differ materially. Since the primary business activities of South Branch Valley Bancorp, Inc. are conducted through its wholly owned subsidiary (the Bank), the following discussion focuses primarily on the financial condition and operations of the Bank. All amounts and percentages have been rounded for this discussion. This discussion and analysis should be read in conjunction with the consolidated financial statements and accompanying notes thereto of the Company as of December 31, 1997 and for each of the three years then ended.

Earnings
Summary

          Net income for the three years ended December 31, 1997, 1996, and 1995, was $1,520,000, $1,490,000, and $1,320,000 respectively. Return on average total assets for the year ended December 31, 1997 was 1.15% compared to 1.27% in 1996 and 1.29% in 1995. On a per share basis, net income was $3.83 in 1997 compared to $3.94 in 1996 and $3.49 in 1995. Dividends per share totaled $.84 in 1997, an increase of 9.1%, compared to $.77 in 1996, which was 13.2% higher than the $.68 per share declared in 1995. Return on average equity (ROE) was 11.09% for 1997 compared to 12.97% for 1996 and 12.83% for 1995.

          For the year ended December 31, 1997, the Company's only subsidiary, South Branch Valley National Bank, had an increase in net income of $179,000 or 11.9% to $1,683,000, compared to $1,504,000 for the year ended December 31, 1996, which was $173,000 or 13.0% more than the year ended 1995. The Bank's return on average assets of 1.32% for 1997 remained consistent with 1996 and 1995 ratios of 1.29% and 1.30%, respectively.

          A summary of the significant factors influencing the Company's results of operations and related ratios is included in the following discussion.

                              Results of Operations

Net Interest
Income

          The major component of the Company's net earnings is net interest income, which is the excess of interest earned on earning assets over the interest expense incurred on interest bearing sources of funds. Net interest income is affected by changes in volume, resulting from growth and alterations of the balance sheet's composition, fluctuations in interest rates and maturities of sources and uses of funds. Management seeks to maximize net interest income through management of its balance sheet components. This is accomplished by determining the optimal product mix with respect to yields on assets and costs of funds in light of projected economic conditions, while maintaining portfolio risk at an acceptable level. Management uses GAP analysis to determine the optimal product mix. The Company's GAP analysis at year end is discussed later in this discussion under the caption "Asset/Liability Management."

          Net interest income, as adjusted to a fully tax equivalent basis, totaled $5,262,000, $4,980,000

33-74
          and $4,583,000 for the years ended December 31, 1997, 1996, and 1995, respectively, resulting in a net interest margin of 4.3% for 1997 compared to 4.5% and 4.7% for 1996 and 1995 respectively. The net interest margin recognizes earning asset growth by expressing net interest income as a percentage of total average earning assets. An increase in the average cost of borrowed funds, which have been used to primarily fund loan growth, and lower loan yields were the primary factors which negatively impacted the Company's net interest margin. The spread between interest earning assets and interest bearing liabilities could continue to contract, thus negatively impacting the Company's net interest income in 1998. Management continues to monitor the net interest margin through GAP analysis to minimize the potential for any significant negative impact. See the "Asset/Liability Management" section for further discussion of the impact changes in market interest rates could have on the Company.

          Net interest income on a fully tax equivalent basis, average balance sheet amounts, and corresponding average yields on earning assets and costs of interest bearing liabilities for the years 1995, 1996 and 1997 are presented in Table I. Table II presents, for the periods indicated, the changes in interest income and expense attributable to
          (a) changes in volume (changes in volume multiplied by prior period rate) and (b) changes in rate (change in rate multiplied by prior period volume). Changes in interest income and expense attributable to both rate and volume have been allocated between the factors in proportion to the relationship of the absolute dollar amounts of the change in each.

          As identified in Table II, the change in net interest margin from 1996 to 1997 was primarily attributed to the change in volume of certain interest bearing assets and liabilities, the reasons which are presented later in this discussion under the appropriate balance sheet section.

Provision
for Loan
Losses

          The provision for loan losses represents management's determination of the amount necessary to be charged against the current period's earnings in order to maintain the allowance for loan losses at a level which is considered adequate in relation to the estimated risk inherent in the loan portfolio. The provision for loan losses for each of the years ended December 31, 1997, 1996 and 1995 totaled $155,000, $95,000 and $55,000, respectively. As further discussed in the loan portfolio and risk elements section of this analysis, increases in the Company's provision for loan losses are primarily attributed to inherent losses which are probable due to the Company's strong loan growth, as opposed to the Company's loan quality ratios, which continue to reflect positive trends. An analysis of the components comprising the allowance for loan losses for the years ended December 31, 1997, 1996 and 1995, including charge-offs and recoveries within each significant loan classification, is included in Note 6 of the accompanying Consolidated Financial Statements.

Other
Income

          Other income totaled  $525,000,  $457,000 and $379,000 or 4.7%,  4.5%, and 4.2% of total income for each of the years ended December 31, 1997, 1996, and 1995, respectively. Total non-interest income earned in 1997 increased $68,000 or 14.9%. This net increase is primarily attributable to one item. Gain on sales of assets increased from $7,000 in 1996 to $90,000 in 1997. This was the result of the sale of the old bank building that was no longer used for banking purposes. There were no other significant fluctuations or unusual items during 1997.

34-74
Table I: Average Distribution of Assets, Liabilities and Shareholders' Equity, Interest Earnings & Expenses, and Average Rates


                                  1997                                 1996                                 1995
                    ---------------------------------    ---------------------------------    --------------------------------
(In thousands          Average   Earnings/    Yield/       Average   Earnings/    Yield/        Average   Earnings/    Yield/
   of dollars)        Balances    Expense      Rate       Balances    Expense      Rate        Balances    Expense      Rate
                    ---------------------------------    ---------------------------------    --------------------------------
ASSETS
Interest earning
 assets:
  Loans, net of
   unearned
   interest (1)      $  90,082  $   8,558      9.5%      $  76,797   $   7,552      9.8%      $  66,148   $   6,590     10.0%
  Securities
   Taxable              23,572      1,541      6.5%         26,557       1,711      6.4%         26,059       1,651      6.3%
   Tax-exempt (2)        6,005        393      6.5%          4,757         307      6.5%          2,898         205      7.1%
Interest bearing
 deposits with
 other banks             1,437         97      6.8%          1,869         125      6.7%          1,997         137      6.9%
Federal Funds sold       1,388         80      5.8%            892          49      5.5%            756          49      6.5%
                    ----------  ----------  ---------   ----------  ----------   --------    ----------  ----------  ---------
Total interest
earning assets         122,484     10,669      8.7%        110,872       9,744      8.8%         97,858       8,632      8.8%

Noninterest
 earning assets:
  Cash & due
   from banks            2,752                               2,419                                2,157
  Bank premises
   & equipment           3,121                               3,155                                2,084
  Other assets           4,773                               1,298                                1,052
  Allowance for
   loan losses            (852)                               (861)                                (930)
                    ----------                          ----------                           ----------
    Total assets     $ 132,278                           $ 116,883                            $ 102,221
                    ==========                          ==========                           ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Interest bearing
 liabilities:
  Interest bearing
   demand deposits   $  18,725  $     579      3.1%      $  19,761   $     669      3.4%      $  17,825   $     641      3.6%
  Regular savings       13,349        424      3.2%         15,048         523      3.5%         13,084         446      3.4%
  Time savings          62,307      3,604      5.8%         57,756       3,398      5.9%         51,492       2,901      5.6%
Federal funds
 purchased and
 securities sold with
 agreements to
 repurchase              3,962        168      4.2%          1,422          60      4.2%             --          --       --
  Borrowed funds         9,554        632      6.6%          1,960         114      5.8%            995          61      6.1%
                    ----------  ----------  ---------   ----------  ----------   --------    ----------  ----------  ---------
                       107,897      5,407      5.0%         95,947       4,764      5.0%         83,396       4,049      4.9%
Noninterest bearing
 liabilities
  Demand deposits        9,213                               8,532                                7,819
  Other liabilities      1,468                                 914                                  716
                    ----------                          ----------                           ----------
    Total liabilities  118,578                             105,393                               91,931
Shareholders'
 equity                 13,700                              11,490                               10,290
                    ----------                          ----------                           ----------

  Total liabilities
   and shareholders'
   equity            $ 132,278                           $ 116,883                            $ 102,221
                    ==========                          ==========                           ==========
NET INTEREST EARNINGS           $   5,262                            $   4,980                            $   4,583
                                ==========                          ==========                           ==========
NET INTEREST YIELD ON
 EARNING ASSETS                                4.3%                                 4.5%                                 4.7%
                                            =========                            ========                            =========


(1) For purposes of this table, non-accrual loans are included in average loan balances. Included in interest and fees on loans are loan fees of $173,000, $181,000, and $180,000 for the years ended December 31, 1997, 1996, and 1995 respectively.

(2) For purposes of this table, interest income on tax-exempt securities has been adjusted assuming an effective combined Federal and state tax rate of 39% for all the years presented. The tax equivalent adjustment results in an increase in interest income of $81,000, $52,000, and $41,000 for the years ended December 31, 1997, 1996, and 1995, respectively.

35-74

Table II:  Changes in Interest Margin Attributable to Rate and Volume
           (In Thousands of Dollars)


                                                  1997 VERSUS 1996                               1996 VERSUS 1995
                                      ----------------------------------------       ----------------------------------------
                                                 Increase (Decrease)                            Increase (Decrease)
                                                  Due to Change in:                              Due to Change in:
                                        Volume          Rate            Net             Volume         Rate            Net
                                      -----------   ------------   -----------       -----------   -----------    -----------
  Loans                                $    1,246    $     (240)    $    1,006       $     1,091    $     (129)   $       962
  Securities
     Taxable                                 (195)           25           (170)               33            27             60
     Tax-exempt                                86            --             86               121           (19)           102
  Interest bearing deposits
     with other banks                         (30)            2            (28)               (8)           (4)           (12)
  Federal funds sold                           28             3             31                 8            (8)            --
                                      -----------   ------------   -----------       -----------   -----------    -----------
          Total interest earned on
             interest-earning assets        1,135          (210)           925             1,245          (133)         1,112
                                      -----------   ------------   -----------       -----------   -----------    -----------
  Interest paid on:
  Interest bearing demand
     deposits                                 (40)          (50)           (90)               64           (36)            28
  Regular savings                             (56)          (43)           (99)               64            13             77
  Time savings                                265           (59)           206               343           154            497
  Federal funds purchased and
      securities sold with agree-
      ments to repurchase                     107             1            108                60            --             60
  Borrowed funds                              500            18            518                56            (3)            53
                                      -----------   ------------   -----------       -----------   -----------    -----------
          Total interest paid on
          liabilities                         776          (133)           643               587           128            715
                                      -----------   ------------   -----------       -----------   -----------    -----------
          Net interest income          $      359    $      (77)    $      282       $       658    $     (261)   $       397
                                      ===========   ============   ===========       ===========   ===========    ===========

Other
Expenses

          Other  expenses  totaled  $3,342,000,  $3,156,000,  and  $2,866,000 or
          37.5%, 39.4%, and 41.1% of total expense for each of the years ended December 31, 1997, 1996, and 1995, respectively. Total non-interest expense increased $186,000 or 5.9% from 1996 to 1997. The most significant component of non-interest expense, salaries and employee benefits, increased 2.6% from $1,728,000 in 1996 to $1,772,000 in
          1997. This is primarily a result of general merit raises. Equipment rentals, depreciation and maintenance increased 30.2% from $222,000 in 1996 to $289,000 in 1997. This increase is primarily comprised of three items. Depreciation expense increased $23,000 due to fixed asset acquisitions, repairs and maintenance costs increased $11,000 primarily due to the aging of facilities and equipment, and maintenance contracts increased $7,000. There were no other significant fluctuations or unusual items during 1997.

Income Tax
Expense

          Income tax expense (benefit) for the three years ended December 31, 1997, 1996, and 1995 totaled $691,000, $643,000 and $680,000 respectively. Refer to Note 10 of the accompanying consolidated financial statements for further information and additional discussion of the significant components influencing the Company's effective income tax rates.

36-74
Changes in
Financial
Position

          Total average assets for the year ended December 31, 1997 were $132,278,000, an increase of 13.2% over 1996's average of
          $116,883,000. This increase is primarily attributable to funds available through increases in deposits, borrowings, and the issuance of common stock and are detailed below in the discussions of changes in significant components of the Company's balance sheet between December 31, 1996 and December 31, 1997. The Company's total average interest earning assets, expressed as a percentage of total average assets, remains high, although this ratio has decreased slightly to 92.6% for 1997 as compared to 94.8% for 1996.

Securities
and Federal
Funds Sold

          Securities and Federal funds sold comprised approximately 19.6% and 4.1% respectively, of total assets at December 31, 1997 compared to 24.0% and .6% at December 31, 1996. All securities have been classified as available for sale to provide management with flexibility to better manage its balance sheet structure and react to asset/liability management issues as they arise. The subsidiary bank sells funds to correspondent banks overnight as a temporary investment of excess funds. Average Federal funds sold during 1997 approximated $1,388,000 or 55.6% more than 1996's average of $892,000 primarily due to security maturities being temporarily invested in Federal funds sold throughout 1997 due to the insignificant difference between market rates which can be earned on Federal funds sold and current rates available on U.S. Government securities.

          Average securities approximated $29,577,000 for 1997 or 5.6% less than 1996's average of $31,314,000. Refer to Note 4 of the accompanying consolidated financial statements for details of amortized cost, the fair values, unrealized gains and losses as well as the security classifications by type.

          At December 31, 1997, the Bank did not own securities of any one issuer that exceeded ten percent of shareholders' equity. The maturity distribution of the securities portfolio at December 31, 1997, together with the weighted average yields for each range of maturity, are summarized in Table III. The stated average yields are actual yields and are not stated on a tax equivalent basis.

Table III:  Investment Security Maturity Analysis (In thousands of dollars)


                                                               After One              After Five
                                         Within               but within              but within                After
                                        One Year              Five Years               Ten Years              Ten Years
                                 ---------------------  ----------------------  ---------------------  ----------------------
                                   Amount       Yield      Amount      Yield      Amount       Yield     Amount       Yield
                                 ---------- ----------  ----------  ----------  ---------   ---------  ----------  ----------
U.S. Treasury securities         $      503     8.25%    $   2,485      6.54%    $     - -      - -     $     - -         - -
U.S. Government agencies
  and corporations                      993     5.94%        4,787      6.71%        3,743     6.51%          - -         - -
Small Business
  Administration guaranteed
  loan participation
  certificates                          173     6.68%          693      6.68%          605     6.68%          - -         - -
Mortgage backed securities:
   U.S. Government agencies
     and corporations                 2,979     6.62%        3,671      6.57%          - -      - -           - -         - -
State and political
   subdivisions                          65     5.71%        1,594      5.17%        2,098     5.19%        1,811       5.27%
Other                                   - -      - -           249      7.00%          - -      - -           777       6.00%
                                 ----------             ----------              ---------              ----------
          Total                  $    4,713     6.64%    $  13,479      6.46%    $   6,446     6.10%    $   2,588       5.49%
                                 ==========             ==========              =========              ==========

37-74
Investment
in Affiliate

          As further discussed in Note 15 to the accompanying consolidated financial statements, the Company purchased approximately 40% of the outstanding common stock of Capital State Bank during 1997. This investment of approximately $5,273,000 is reflected on the Company's balance sheet as Investment in affiliate. The Company has filed the appropriate documents to acquire the remaining 60% of Capital State Bank's outstanding stock subject to shareholder approval by both organizations and regulatory approval. On February 6, 1998 the Company received notification of regulatory approval and therefore anticipates consummation of the merger, to be accounted for using the purchase method accounting, during the first quarter of 1998.

Loan
Portfolio

          The following table depicts loan balances at December 31, 1997 and 1996 by types along with their respective percentage of total loans outstanding.


                                        1997                  1996
                                 -------------------   --------------------
                                          (In thousands of dollars)
                                            Percent                Percent
                                  Amount    of Total    Amount     of Total
                                 -------    --------   -------     --------
Commercial, financial,
  and agricultural               $30,325      32.4%    $27,377       32.9%
Real estate--mortgage             42,640      45.6%     36,542       43.9%
Real estate--construction            144        .2%        154         .2%
Installment loans to individuals
   (net of unearned interest)     19,890      21.3%     18,584       22.3%
Other                                469        .5%        615         .7%
                                 -------     -----     -------      -----
Total loans (net of
  unearned interest)              93,468     100.0%     83,272      100.0%
                                             =====                  =====

Less allowance for loan losses       895                   858
                                 -------               -------
Loans, net                       $92,573               $82,414
                                 =======               =======


          Total net loans averaged $90,082,000 in 1997 and comprised 68.1% of total average assets compared to $76,797,000 or 65.7% of total average assets during 1996. This increase in the dollar volume of loans is primarily attributable to increased loan demand experienced in 1997 as well as a more aggressive strategy taken by management to increase loan volume by expanding the Bank's commercial and real estate portfolios. Management successfully achieved this objective by increasing outstanding loan balances by 12.2% while not lowering the Bank's significant loan underwriting standards.

          Refer to Note 5 of the accompanying consolidated financial statements for the Company's loan maturities and a discussion of the Company's adjustable rate loans as of December 31, 1997.

          In the normal course of business, the Bank makes various commitments and incurs certain contingent liabilities which are disclosed in Note 12 to the accompanying consolidated financial statements but not reflected in the accompanying consolidated financial statements. There have been no significant changes in these type of commitments and contingent liabilities and the Bank does not anticipate any material losses as a result of these commitments.

38-74
Risk
Elements

          The   following   table   presents  a  summary  of   restructured   or
          non-performing loans for each of the three years ended December 31, 1997, 1996 and 1995.


                                                 December 31,
                                          ---------------------------
                                          1997       1996       1995
                                          ----      -----     -------
                                           (In thousands of dollars)
Nonaccrual loans                          $ 142     $ 343      $  538
Accruing loans past due 90 days or more      96       324         260
Restructured loans                           55        55         230
                                          -----     -----     -------
          Total                           $ 293     $ 722      $1,028
                                          =====     =====     =======
Percentage of total loans                  0.3%      0.9%        1.4%
                                          =====     =====     =======


          Due to management's diligent effort to improve the quality of the loan portfolio, the amount of restructured and non-performing loans continues to decrease. Total non-performing loans as detailed above remain insignificant as a percentage of total outstanding loans for each of the three years presented. Refer to Note 5 of the accompanying consolidated financial statements for additional discussion of non-accrual loans and to Note 6 for a discussion of impaired loans which are included in the above balances.

          The Company's subsidiary bank, on a quarterly basis, performs a comprehensive loan evaluation which encompasses the identification of all potential problem credits which are included on an internally generated watch list. The identification of loans for inclusion on the watch list is facilitated through the use of various sources, including past due loan reports, previous internal and external loan evaluations, classified loans identified as part of regulatory agency loan reviews and reviews of new loans representative of current lending practices within the Bank. Once this list is reviewed to ensure it is complete, the credit review department reviews the specific loans for collectibility, performance and collateral protection. In addition, a grade is assigned to the individual loans utilizing internal grading criteria, which is somewhat similar to the criteria utilized by the Bank's primary regulatory agency. Based on the results of these reviews, specific reserves for potential losses are identified and the allowance for loan losses is adjusted appropriately through a provision for loan losses. While there may be some loans or portions of loans identified as potential problem credits which are not specifically identified as either non-accrual or accruing loans past due 90 or more days, they are considered by management to be insignificant to the overall disclosure and are, therefore, not specifically quantified within the Management's
          Discussion and Analysis. In addition, management feels these additional loans do not represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity or capital resources. Also, these loans do not represent material credits about which management is aware of any information which would cause the borrowers to not comply with the loan repayment terms.

          Specific reserves are allocated to non-performing loans based on the quarterly evaluation of expected loan loss reserve requirements as determined by Bank management. In addition, a portion of the reserve is determined through the use of loan loss experience factors which do not provide for identification of specific potential problem loans. As noted above, some of the loans, which are not deemed significant, are included in the watch list of potential problem loans and have specific reserves allocated to them.

          At December 31, 1997 and 1996 the allowance for loan losses represented 1.0% of gross loans or $895,000 and $858,000, respectively, and was considered adequate to cover inherent losses in the subsidiary bank's loan portfolio as of the respective evaluation date. The Company maintains an

39-74
          allowance for loan losses at a level considered adequate to provide for losses that can be reasonably anticipated. The Company performs a quarterly evaluation of the loan portfolio to determine its adequacy. The evaluation is based on assessments of specifically identified loans evaluated as part of the Company's loan review procedures discussed above, loss experience factors, current and anticipated economic conditions and other factors to identify and estimate inherent losses from homogeneous pools of loans.

          The allocated portion of the subsidiary bank's allowance for loan losses is established on a loan-by-loan and pool-by-pool basis. The unallocated portion is for inherent losses that probably exist as of the evaluation date, but which have not been specifically identified by the processes used to establish the allocated portion due to inherent imprecision in the objective processes management utilizes to identify probable and estimable losses. This unallocated portion is subjective and requires judgement based on various qualitative factors in the loan portfolio and the market in which the Company operates. At December 31, 1997 and 1996, respectively, the unallocated portion of the allowance approximated $67,000 and $67,700 or 7.5% and 7.9% of the total allowance. This unallocated portion of the allowance was considered necessary based on consideration of the known risk elements in certain pools of loans in the loan portfolio and management's assessment of the economic environment in which the Company operates. More specifically, while loan quality remains good, the subsidiary bank has typically experienced greater losses within certain homogeneous loan pools when the Bank's market area has experienced economic downturns or other significant negative factors or trends, such as increases in bankruptcies, unemployment rates or past due loans. While no significant adverse changes in past due loan and unemployment rate trends have been noted, personal bankruptcies have increased approximately 54% in West Virginia, where the Company's operations are located, during the past year as compared to a nationwide increase of approximately 20%.

          Table IV below presents an allocation of the expected allowance for loan losses by major loan type.


Table IV:  Allocation of the Allowance for Loan Losses (In thousands of dollars)


                              1997                    1996                     1995
                      ---------------------   ---------------------   ----------------------
                               Percent of              Percent of               Percent of
                              Loans in Each           Loans in Each            Loans in Each
                               Category to             Category to              Category to
                      Amount   Total Loans    Amount   Total Loans    Amount    Total Loans
                      ------   -----------    ------   -----------    ------    -----------
Commercial, financial,
  and agricultural      $182      32.4%        $182        32.9%        $203        26.4%
Real estate              300      45.8%         303        44.1%         322        51.9%
Installment              339      21.3%         294        22.3%         218        20.9%
Other                      7        .5%          11         0.7%           8         0.8%
Unallocated               67       - -           68         - -          109         - -
                        ----     ------       -----      -------        ----       ------
                        $895     100.0%        $858       100.0%        $860       100.0%
                        ====     ======       =====      =======        ====       ======

          At December 31, 1997, the Company had approximately $57,000 in other real estate owned which was obtained as the result of foreclosure proceedings and $16,000 in other repossessed assets which was obtained as the result of auto repossessions. Repossessions have been insignificant throughout 1997 and management does not anticipate any material losses on any of the items currently held in other real estate owned or other repossessed assets.

40-74
Loan
Concentrations

          The Company's subsidiary bank grants commercial, residential and consumer loans to customers primarily located in Hardy, Grant, Hampshire and Pendleton counties of West Virginia. Although the Bank strives to maintain a diverse loan portfolio, a substantial portion of its debtors' ability to honor their contracts is indirectly dependent upon the poultry industry.

          As of December 31, 1997 and 1996, the Bank had direct extensions of credit used to build and operate poultry houses totaling approximately $3,430,000 and $4,564,000 respectively. A significant portion of this decrease was the result of The Federal Land Bank being more competitive in the local loan market for poultry loans.

Deposits

          Total deposits at December 31, 1997 increased approximately $6,044,000 or 6.0% compared to December 1996. Average deposits increased approximately $2,497,000 or 2.5% during 1997. Average demand deposits and average savings deposits decreased 1.3% and 11.3% respectively compared to 1996 as monies migrated to higher yielding short term time deposits, which increased average total time deposits 7.9% from December 31, 1996 to December 31, 1997. This growth was within management's goals of consistent, controlled deposit growth and asset/liability management strategies. See Note 8 of the accompanying consolidated financial statements for a maturity distribution of time deposits as of December 31, 1997.

Borrowings

          Lines of Credit: The unused portion of the bank's available line of credit from the Federal Home Loan Bank totalled $29,833,000 at December 31, 1997. Management uses this line to make additional funds available to customers in the form of loans at competitive rates. At the time of advance, the bank may choose products with maturities ranging from overnight to 30 years, depending on the purpose. Funds acquired through this program are reflected on the consolidated balance sheet as part of short-term borrowings or long-term borrowings, depending on the repayment terms of the debt agreement. Refer to Note 9 of the accompanying consolidated financial statements for additional discussion of short-term borrowings activity and long-term borrowings.

          Other  lines of credit  available,  but  unused,  to the Bank  through
          purchases  of  Federal  funds  through   correspondent  banks  totaled
          $5,000,000 as of December 31, 1997.

          Short Term Borrowings: Total short-term borrowings increased $2,768,000 or 63.2% from $4,377,000 at December 31, 1996 to $7,145,000 at December 31, 1997. This increase consisted of a $1,368,000 increase in repurchase agreements resulting from the bank's efforts to expand this service to commercial customers, and a $1,400,000 increase in line of credit borrowings from the Federal Home Loan Bank, which was used to fund local mortgage loan growth. See Note 9 of the accompanying consolidated financial statements for a discussion of short term borrowings.

          Long Term Borrowings: The Company's long-term borrowings of $10,396,000 at December 31, 1997, compared to $3,515,000 at December 31, 1996, consisted of $2,839,000 from other financial institutions to fund a portion of the Company's investment in an affiliate and $7,558,000 from the available line of credit with the Federal Home Loan Bank to fund fixed rate local mortgage loan growth and specific commercial loan projects. Refer to Note 9 of the accompanying consolidated financial statements for a discussion of long-term borrowings.

Liquidity

          Liquidity in commercial banking can be defined as the ability to satisfy customer loan demand and meet deposit withdrawals while maximizing net interest income. The Bank uses ratio analysis to monitor the changes in its sources and uses of funds so that an adequate liquidity position is maintained. Liquidity was available through cash, due from banks, Federal funds sold, securities

41-74
          and interest bearing deposits with other banks maturing within one year and totaled approximately $11,799,000 and $6,851,000 or 8.4% and 5.6% of total assets at December 31, 1997 and 1996 respectively. Secondary sources of liquidity are provided by all remaining available for sale securities, Federal funds purchased, Federal Home Loan Bank lines of credit, and correspondent banks lines of credit. Management believes that the liquidity of the Company is adequate and foresees no demands or conditions that would adversely affect it.

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

          Some amount of interest rate risk is inherent and appropriate to the banking business. Several techniques are available to monitor and control the level of interest rate risk. The Bank regularly performs modeling to project the potential impact of future interest rate scenarios on net interest income. Through such simulation analysis, interest rate risk is maintained within established policy limits. Based upon the present mix of assets and liabilities and management's assumptions with respect to growth and repricing, no significant impact on the Company's 1998 net interest margin is expected given a 200 basis point change in interest rates during 1998.

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

          Table V on page 14 sets forth the Company's interest rate sensitivity gaps within the one year time horizon computed based upon contractual repricings and maturities at December 31, 1997. As presented in the table, the Company has a one year cumulative negative interest sensitivity gap of $28.3 million (or 22.2% of total earning assets). However, included within the one year time period are $32.4 million of interest bearing demand and savings deposits which on a contractual basis are immediately repriceable. The actual repricing of these deposits tends to lag well behind movements in market interest rates. Accordingly, the sensitivity of such core deposits to changes in market interest rate may differ significantly from their contractual terms. If interest bearing demand and savings deposits are assumed to reprice beyond the one year time horizon, the Company's one year cumulative interest rate sensitivity gap at December 31, 1997 would be a positive $4.1 million or just 3.2% of interest earning assets.

42-74
Table V & Liability Rate Sensitivity Analysis, December 31, 1997
(In thousands of dollars)

                                                                        Maturing or Repricing Within
                                                                    -----------------------------------
                                                                       0-90        91-180       181-365       Total
                                                                       Days         Days         Days        1 Year
                                                                    ---------    ----------   ----------   ----------
   Interest Earning Assets:
        Loans                                                      $   15,738    $   10,524   $   12,157   $   38,419
        Taxable Securities                                              1,471           - -        1,496        2,967
        Mortgage-backed Securities                                        745           745        1,489        2,979
        Tax Exempt Securities                                             - -           - -           65           65
        Other                                                              90           - -          396          486
                                                                    ---------    ----------   ----------   ----------
             Total Earning Assets                                  $   18,044    $   11,269   $   15,603   $   44,916
                                                                    =========    ==========   ==========   ==========

   Interest Bearing Liabilities:
       Certificates of Deposit                                     $   10,700    $   12,029   $   18,090   $   40,819
        Savings Deposits                                               14,891           - -          - -       14,891
        Interest Bearing Demand Deposits                               17,469           - -          - -       17,469
                                                                    ---------    ----------   ----------   ----------
                                                                   $   43,060    $   12,029   $   18,090   $   73,179
                                                                    ---------    ----------   ----------   ----------
   Static Interest Sensitivity Gap                                 $  (25,016)   $     (760)  $   (2,487)  $  (28,263)
                                                                    =========    ==========   ==========   ==========

   Cumulative Gap                                                    $(25,016)   $  (25,776)  $  (28,263)
                                                                    =========    ==========   ==========

   Gap/Total Earning Assets                                                                                    (22.2%)
                                                                                                           ==========

   Gap/Total Earning Assets (excluding savings & demand deposits)                                                3.2%
                                                                                                           ==========


Capital
Resources

          The capital position of South Branch Valley Bancorp, Inc. has shown consistent growth during the past three years. Stated as a percentage of total assets, the Company's equity ratio was 10.7%, 10.1%, and 10.0% at December 31, 1997, 1996 and 1995 respectively. These increases can be attributed to a strong earnings base during the past three years combined with controlled asset growth. Furthermore, the Company issued 34,317 shares of common stock during 1997. The Company's subsidiary bank's risk weighted tier I capital, total capital and leverage capital ratios were approximately 13.4%, 14.4% and 9.2%, respectively, at December 31, 1997 which is considered well capitalized under regulatory guidelines for prompt corrective actions. The Bank is subject to minimum capital ratios as further discussed in
          Note 13 of the accompanying consolidated financial statements.

          Management has established an objective to maintain a minimum 8.0% rate of internal capital growth as a primary means of ensuring capital adequacy within regulatory guidelines. The percent of return on average equity multiplied by the percent of earnings retained equals the internal capital growth rate percentage. The following table illustrates this relationship.

               Relationship Between Significant Financial Ratios

                                               1997         1996         1995
                                             --------    ---------     --------
          Return on average equity             11.1%        13.0%        12.8%
           times
          Earnings retained                    78.1%        80.4%        80.5%
           equals
          Internal capital growth rate          8.7%        10.5%        10.3%

43-74
          Return on average equity (ROE) was 11.1% at December 31, 1997 compared to 13.0% and 12.8% at December 31, 1996 and 1995 respectively. The Company's decrease in ROE is primarily attributable to the combination of the issuance of 34,317 shares of common stock and the company retaining a significant portion of its earnings to have available to fund the pending purchase of Capital State Bank which is further discussed in Note 15 to the accompanying consolidated financial statements. Management foresees this decline to continue through 1998 but anticipates that return on average equity will compare favorably with peers thereafter.

          The percentage of earnings retained by the Company to fund future growth has not significantly changed during the three years ended December 31, 1997. Cash dividends rose 9.1% to $.84 in 1997. It is the intention of management and the Board of Directors to continue to pay dividends on a similar schedule during 1998. Future cash dividends will depend on the earnings, financial condition and the business of the Bank as well as general economic conditions; however, management is not presently aware of any reason dividend payments should not continue.

          Dividends paid by the Bank are subject to restrictions by banking regulations. The most restrictive provision requires approval by the regulatory agency if dividends declared in any year exceed the year's net income, as defined, plus the retained net profits of the two preceding years. During 1998 the net retained profits available for distribution to South Branch Valley Bancorp, Inc. as dividends without regulatory approval are approximately $1,086,000, plus net income for the interim periods through the date of declaration.

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

          As a financial intermediary, the Company holds a high percentage of interest rate sensitive assets and liabilities. Consequently, the estimated fair value of a significant portion of the Company's assets and liabilities reprice more frequently than those of non-banking entities. The Company's policies attempt to structure its mix of financial instruments and manage its interest rate sensitivity gap in order to minimize the potential adverse effects of inflation or other market forces on its net interest income, earnings and capital. A comparison of the carrying value of the Company's financial instruments to their estimated fair value as of December 31, 1997 is disclosed in Note 14 to the accompanying consolidated financial statements.

          Indirectly, management of the money supply by the Federal Reserve to control the rate of inflation has an impact on the earnings of the Company. Further, changes in interest rates to control inflation may have a corresponding impact on the ability of certain borrowers to repay loans granted by the Company.

Year 2000

          Except for securities record keeping, the significant electronic data processing systems of the Company are operated in-house through software which is purchased through third-party vendors. The Company has an ongoing program designed to ensure that its operational and financial systems will not be adversely affected by year 2000 software failures due to processing errors arising from calculations using the year 2000 date. In 1997, management established a committee to

44-74
          monitor the Company's plan in evaluating its hardware, software and operating systems for Year 2000 issues. This committee also monitors management's assessment of the potential impact on significant customers, borrowers, suppliers and service organizations. While management believes it is doing everything technologically possible to assure year 2000 compliance, it is in part dependent upon systems and software vendors to represent that the products provided are, or will be, "Year 2000 Compliant." Management is and has been in contact with its vendors and believes that all upgrades needed to be "Year 2000 Compliant" have been affected or are in process. Management will continue to monitor this situation and will take all steps necessary to keep its operating systems compliant.

          Although not quantified based upon management's current assessment, the costs expected to be incurred over the next two years on the Company's program to redevelop, replace, or repair its computer applications to make them "Year 2000 Compliant" is not expected to be significant to the Company's financial position or results of operations. Additionally, the Company has implemented a program of testing for compliance and testing began in February 1998.

45-74
Independent Auditor's Report


                             [ARNETT & FOSTER LOGO]


To the Board of Directors
South Branch Valley Bancorp,Inc.
Moorefield, West Virginia

We have audited the accompanying consolidated balance sheets of South Branch Valley Bancorp, Inc., and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of South Branch Valley Bancorp, Inc. and subsidiary as of December 31, 1997 and 1996, and the results of their operations and cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                    ARNETT & FOSTER, P.L.L.C.

                                    /s/ Arnett & Foster, P.L.L.C.


Charleston, West Virginia
January 22, 1998


             1000 Laidley Tower, 500 Lee Street, East, P.O. Box 2629
                         Charleston, West Virginia 25329
                           304/346-0441 o 800/642-3601
                          Certified Public Accountants

                         Member of the McGladrey Network

46-74
South Branch Valley Bancorp, Inc., and Subsidiary
-------------------------------------------------
Consolidated Balance Sheets
December 31, 1997 and 1996


                                                                               1997           1996
                                                                           ------------   ------------
ASSETS
Cash and due from banks                                                    $  3,945,099   $  3,162,552
Interest bearing deposits with other banks                                    1,256,000      1,553,000
Federal funds sold                                                            5,806,717        723,734
Securities available for sale                                                27,547,094     29,351,998
Investment in affiliate                                                       5,273,481            - -
Loans, less allowance for loan losses of $895,281 and
  $858,423, respectively                                                     92,572,652     82,414,205
Bank premises and equipment, net                                              3,071,064      3,121,892
Accrued interest receivable                                                     864,083        928,642
Other assets                                                                    311,435        857,582
                                                                           ------------   ------------
                              Total assets                                 $140,647,625   $122,113,605
                                                                           ============   ============


LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities
     Deposits
          Non interest bearing                                             $  9,693,915   $  9,075,059
          Interest bearing                                                   97,290,882     91,866,353
                                                                           ------------   ------------
                              Total deposits                                106,984,797    100,941,412
     Short-term borrowings                                                    7,145,010      4,377,397
     Long-term borrowings                                                    10,395,848      3,514,652
     Other liabilities                                                        1,061,418        976,351
                                                                           ------------   ------------
                              Total liabilities                             125,587,073    109,809,812
                                                                           ------------   ------------

Commitments and Contingencies

SHAREHOLDERS' EQUITY
     Common stock, $2.50 par value, authorized 600,000 shares,
       issued 416,942 shares in 1997; 382,625 shares in 1996                  1,042,355        956,562
     Capital surplus                                                          2,089,709        685,534
     Retained earnings                                                       11,898,420     10,711,468
     Less cost of shares acquired for the treasury
          1997 and 1996, 4,115 shares                                          (166,970)      (166,970)
     Net unrealized gain (loss) on securities                                   197,038        117,199
                                                                           ------------   ------------
                              Total shareholders' equity                     15,060,552     12,303,793
                                                                           ------------   ------------

                              Total liabilities and shareholders' equity   $140,647,625   $122,113,605
                                                                           ============   ============

See Notes to Consolidated Financial Statements

47-74
South Branch Valley Bancorp, Inc., and Subsidiary
-------------------------------------------------
Consolidated Statements of Income
For The Years Ended December 31, 1997, 1996 and 1995


                                                                              1997          1996         1995
                                                                          -----------    ----------    ----------
Interest income
     Interest and fees on loans                                           $ 8,558,144    $7,551,735    $6,589,530
     Interest and dividends on securities:
            Taxable                                                         1,540,530     1,711,158     1,650,905
            Tax-exempt                                                        314,596       254,988       164,410
     Interest on interest bearing deposits with other banks                    96,549       125,604       136,696
     Interest on Federal funds sold                                            79,971        48,811        49,297
                                                                          -----------    ----------    ----------
            Total interest income                                          10,589,790     9,692,296     8,590,838
                                                                          -----------    ----------    ----------
Interest expense
     Interest on deposits                                                   4,606,578     4,590,018     3,987,850
     Interest on short-term borrowings                                        256,554        68,676        55,994
     Interest on long-term borrowings                                         543,566       105,668         5,095
                                                                          -----------    ----------    ----------
            Total interest expense                                          5,406,698     4,764,362     4,048,939
                                                                          -----------    ----------    ----------
                      Net interest income                                   5,183,092     4,927,934     4,541,899
     Provision for loan losses                                                155,000        95,000        55,000
                                                                          -----------    ----------    ----------
                      Net interest income after provision for loan losses   5,028,092     4,832,934     4,486,899
                                                                          -----------    ----------    ----------
Other income (expense)
     Insurance commissions                                                     90,680       110,982       110,352
     Trust department income                                                    3,861         5,853         5,052
     Service fees                                                             280,442       232,845       211,379
     Securities gains (losses)                                                  9,789        29,999        (1,546)
     Gain (loss) on sales of assets                                            89,919         7,202            --
     Other                                                                     49,828        69,705        53,758
                                                                          -----------    ----------    ----------
            Total other income                                                524,519       456,586       378,995
                                                                          -----------    ----------    ----------
Other expenses
     Salaries and employee benefits                                         1,772,344     1,727,839     1,557,108
     Net occupancy expense                                                    196,005       189,285       126,315
     Equipment rentals, depreciation and maintenance                          289,223       222,543       199,321
     Federal deposit insurance premiums                                        12,427         2,000       100,174
     Other                                                                  1,071,690     1,014,603       883,144
                                                                          -----------    ----------    ----------
            Total other expenses                                            3,341,689     3,156,270     2,866,062
                                                                          -----------    ----------    ----------
Income before income tax expense                                            2,210,922     2,133,250     1,999,832

     Income tax expense                                                       691,265       643,213       679,676
                                                                          -----------    ----------    ----------
                     Net income                                           $ 1,519,657    $1,490,037    $1,320,156
                                                                          ===========    ==========    ==========

Basic earnings per common share                                           $      3.83    $     3.94    $     3.49
                                                                          ===========    ==========    ==========


Average common shares outstanding                                             397,032       378,510       378,510
                                                                          ===========    ==========    ==========

See Notes to Consolidated Financial Statements

48-74
South Branch Valley Bancorp, Inc., and Subsidiary
-------------------------------------------------
Consolidated Statements of Shareholders' Equity
For The Years Ended December 31, 1997, 1996 and 1995


                                                                                                    Net
                                                                                                 Unrealized
                                          Common       Capital       Retained    Treasury      Gain (Loss) on
                                          Stock        Surplus       Earnings      Stock         Securities
                                        ----------    ----------   -----------   ---------     --------------
Balance, December 31, 1994              $  956,562    $  685,534   $ 8,450,114   $(166,970)      $(547,100)

     Net income                                - -           - -     1,320,156         - -             - -

     Cash dividends declared on
        common stock
        ($.68 per share)                       - -           - -      (257,386)        - -             - -

     Change in net unrealized gain
        (loss) on securities                   - -           - -          - -          - -         887,750
                                        ----------    ----------   -----------   ---------       ---------

Balance, December 31, 1995                 956,562       685,534     9,512,884    (166,970)        340,650

     Net income                                - -           - -     1,490,037         - -             - -

     Cash dividends declared on
        common stock
        ($.77 per share)                       - -           - -      (291,453)        - -             - -

     Change in net unrealized gain
        (loss) on securities                   - -           - -          - -          - -        (223,451)
                                        ----------    ----------   -----------   ---------       ---------

Balance, December 31, 1996                 956,562       685,534    10,711,468    (166,970)        117,199

     Net income                                - -           - -     1,519,657         - -             - -

     Net proceeds from issuance of
        34,317 shares of $2.50 par
        value common stock at
        $43.50 per share                    85,793     1,404,175           - -         - -             - -

     Cash dividends declared on
        common stock
        ($.84 per share)                       - -           - -      (332,705)        - -             - -

     Change in net unrealized
        gain (loss) on securities              - -           - -           - -         - -          79,839
                                        ----------    ----------   -----------   ---------       ---------

Balance, December 31, 1997              $1,042,355    $2,089,709   $11,898,420  $ (166,970)      $ 197,038
                                        ==========    ==========   ===========   =========       =========

See Notes to Consolidated Financial Statements

49-74
South Branch Valley Bancorp, Inc., and Subsidiary
-------------------------------------------------
Consolidated Statements of Cash Flows
For The Years Ended December 31, 1997, 1996 and 1995

                                                                               1997             1996            1995
                                                                           ------------    ------------     ------------
Cash Flows from Operating Activities
  Net Income                                                               $  1,519,657    $  1,490,037     $  1,320,156
  Adjustments to reconcile net earnings to net cash provided by operating activities:
      Depreciation                                                              235,488         212,383          154,338
      Provision for loan losses                                                 155,000          95,000           55,000
      Security (gains) losses                                                    (9,789)        (29,999)           1,546
      (Gain) loss on sale of other assets                                         1,588          (7,202)             - -
      (Gain) loss on sale/disposal of Bank premises and equipment               (91,507)        (23,176)             - -
      Deferred income tax expense (benefit)                                      47,839         (35,110)          22,802
      (Increase) decrease in accrued interest receivable                         64,559          55,199          (96,329)
      Amortization of securities premiums and (accretion of discounts) net       10,069          50,141
88,705
      (Increase) decrease in other assets                                       574,396        (455,720)         (82,702)
      Increase (decrease) in other liabilities                                  (12,752)        167,700          146,024
                                                                           ------------    ------------     ------------
           Net cash provided by operating activities                          2,494,548       1,519,253        1,609,540
                                                                           ------------    ------------     ------------
Cash Flows from Investing Activities
  (Purchase of) proceeds from interest bearing deposits with
      other banks, net                                                          297,000         581,919         (401,219)
  Proceeds from maturities and calls of securities held to maturity                 - -             - -          100,000
  Proceeds from maturities and calls of securities available for sale         6,748,200       3,950,000        5,345,000
  Proceeds from sales of securities available for sale                        1,539,666       6,735,258        2,030,688
  Principal payments received on securities held to maturity                        - -             - -          313,701
  Principal payments received on securities available for sale                1,417,948         768,591          170,994
  Purchase of common stock of affiliate                                      (5,273,481)            - -              - -
  Purchases of securities held to maturity                                          - -             - -         (615,569)
  Purchases of securities available for sale                                 (7,771,371)     (9,708,744)     (10,917,720)
  (Increase) decrease in Federal funds sold                                  (5,082,983)      1,438,011       (2,161,745)
  Loans made to customers, net                                              (10,387,784)    (11,950,307)      (6,147,361)
  Purchases of Bank premises and equipment                                     (238,333)       (223,759)      (1,427,803)
  Net cash acquired in purchase of Petersburg Branch                                - -             - -        3,400,973
  Proceeds from sales of other assets                                            44,500          22,000              - -
  Proceeds from sale/disposal of Bank premises and equipment                    145,180          93,011              - -
                                                                           ------------    ------------      -----------
          Net cash (used in) investing activities                           (18,561,458)     (8,294,020)     (10,310,061)
                                                                           ------------    ------------      -----------
Cash Flows from Financing Activities
  Net increase (decrease) in demand deposit, NOW and savings accounts          (100,161)     (1,437,576)       4,987,833
  Proceeds from sales of time deposits, net                                   6,143,546       2,332,652        4,958,802
  Net increase (decrease) in short-term borrowings                            2,767,613       4,377,397       (1,700,000)
  Proceeds from long-term borrowings                                          7,700,000       2,840,000          750,000
  Repayment of long-term debt                                                  (818,804)        (75,348)             - -
  Dividends paid                                                               (332,705)       (291,453)        (257,386)
  Net proceeds from common stock sold                                         1,489,968             - -              - -
                                                                           ------------    ------------      -----------
          Net cash provided by financing activities                          16,849,457       7,745,672        8,739,249
                                                                           ------------    ------------      -----------
  Increase (decrease) in cash and due from banks                                782,547         970,905           38,728
Cash and due from banks:
          Beginning                                                           3,162,552       2,191,647        2,152,919
                                                                           ------------    ------------      -----------
          Ending                                                           $  3,945,099    $  3,162,552      $ 2,191,647
                                                                           ============    ============      ===========
Supplemental Disclosures of Cash Flow Information
     Cash payments for:
            Interest, net of interest capitalized during construction      $  5,351,175    $  4,742,367      $ 3,943,067
                                                                           ============    ============      ===========
            Income taxes                                                   $    604,871    $    627,563      $   759,002
                                                                           ============    ============      ===========
Supplemental Schedule of Noncash Investing and
Financing Activities
     Other assets acquired in settlement of loans                          $     74,337    $     39,500      $    17,905
                                                                           ============    ============      ===========
     Acquisition of Petersburg Branch:
        Net cash acquired in purchase                                      $        - -    $        - -      $ 3,400,973
                                                                           ============    ============      ===========
        Fair value of assets acquired, net of cash and
           cash equivalents (principally loans)                            $        - -    $        - -      $ 1,738,987
        Deposits and other liabilities assumed                                      - -             - -       (5,139,960)
                                                                           ------------    ------------      -----------
                                                                           $        - -    $        - -      $(3,400,973)
                                                                           ============    ============      ===========

See Notes to Consolidated Financial Statements

50-74
South Branch Valley Bancorp, Inc., and Subsidiary
-------------------------------------------------
Notes to Consolidated Financial Statements

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES

Nature of Business:  South Branch  Valley  Bancorp,  Inc., is a one bank holding
------------------
company. The wholly owned subsidiary, South Branch Valley National Bank, Inc. is a commercial bank with operations in Hardy, Grant and Pendleton counties of West Virginia. The Bank provides retail and commercial loans, and deposit and trust services principally to individuals and small businesses.

Basis of financial statement presentation: The accounting and reporting policies
------------------------------------------
of South Branch Valley Bancorp, Inc., and its subsidiary conform to generally accepted accounting principles and to general practices within the banking industry.

Use of estimates:  The  preparation of financial  statements in conformity  with
----------------
generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principles of consolidation:  The accompanying consolidated financial statements
----------------------------
include the accounts of South Branch Valley Bancorp, Inc., and its subsidiary, South Branch Valley National Bank, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation.

Presentation of cash flows:  For purposes of reporting cash flows,  cash and due
--------------------------
from banks includes cash on hand and amounts due from banks (including cash items in process of clearing). Cash flows from demand deposits, NOW accounts, savings accounts and Federal funds purchased and sold are reported net since their original maturities are less than three months. Cash flows from loans and certificates of deposit and other time deposits are reported net.

Securities:  Debt and equity  securities  are  classified as "held to maturity",
----------
"available for sale" or "trading" according to management's intent. The appropriate classification is determined at the time of purchase of each security and re-evaluated at each reporting date.

      Securities held to maturity--There are no securities classified as "held
      ---------------------------
      to maturity" in the accompanying consolidated financial statements.

      Securities available for sale--Securities not classified as "held to
      -----------------------------
      maturity" or as "trading" are classified as "available for sale." Securities classified as "available for sale" are those securities the Bank intends to hold for an indefinite period of time, but not necessarily to maturity. "Available for sale" securities are reported at estimated fair value net of unrealized gains or losses, which are adjusted for applicable income taxes, and reported as a separate component of shareholders' equity.

      Trading securities--There are no securities classified as "trading" in the
      ------------------
      accompanying consolidated financial statements.

Realized gains and losses on sales of securities are recognized on the specific identification method. Amortization of premiums and accretion of discounts are computed using the interest method.

Loans and  allowance  for loan losses:  Loans are stated at the amount of unpaid
--------------------------------------
principal, reduced by unearned discount and an allowance for loan losses.

The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. The allowance is increased by provisions charged to operating

51-74
expense and reduced by net charge-offs. The subsidiary bank makes continuous credit reviews of the loan portfolio and considers current economic conditions, historical loan loss experience, review of specific problem loans and other factors in determining the adequacy of the allowance for loan losses. Loans are charged against the allowance for loan losses when management believes that collectibility is unlikely. While management uses the best information available to make its evaluation, future adjustments may be necessary if there are significant changes in conditions.

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

Bank premises and equipment: Bank premises and equipment are stated at cost less
---------------------------
accumulated depreciation. Depreciation is computed primarily by the straight-line method for bank premises and equipment over the estimated useful lives of the assets. The estimated useful lives employed are on average 30 years for premises and 3 to 10 years for furniture and equipment. Repairs and maintenance expenditures are charged to operating expenses as incurred. Major improvements and additions to premises and equipment, including construction period interest costs, are capitalized. No interest was capitalized during 1997 and 1996. Interest capitalized during 1995 totaled $26,921.

Other real estate:  Other real estate consists primarily of real estate held for
------------------
resale which was acquired through foreclosure on loans secured by such real estate. At the time of acquisition, these properties are recorded at fair value with any writedown being charged to the allowance for loan losses. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value, less cost to sell. Expenses incurred in connection with operating these properties are generally insignificant and are charged to operating expenses. Gains and losses on the sales of these properties are credited or charged to operating income in the year of the transactions.

52-74
Other real estate acquired through foreclosure with carrying values of $57,465 and $28,955, at December 31, 1997 and 1996, respectively, is included in other assets in the accompanying consolidated balance sheets.

Income taxes: The  consolidated  provision for income taxes includes Federal and
------------
state income taxes and is based on pretax net income reported in the consolidated financial statements, adjusted for transactions that may never enter into the computation of income taxes payable. Deferred tax assets and liabilities are determined based on the differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. Valuation allowances are established when deemed necessary to reduce deferred tax assets to the amount expected to be realized.

Earnings  per share:  Earnings  per  common  share are  computed  based upon the
-------------------
weighted average shares outstanding. The weighted average number of shares outstanding was 397,032, 378,510 and 378,510 for the years ended December 31, 1997, 1996 and 1995, respectively. For the year ended December 31, 1997, the Company adopted Financial Accounting Standards Board Statement No. 128, Earnings per Share. During the years ended December 31, 1997, 1996 and 1995, the Company did not have any potentially dilutive securities, thus, this pronouncement did not have an impact on the Company's earnings per share computations as presented in the accompanying consolidated financial statements.

Employee  benefits:  The  Company  has a  profit-sharing  and thrift plan and an
------------------
employee stock ownership plan (ESOP) which cover substantially all employees. The amount of the contributions to the plans are at the discretion of the Company's Board of Directors.

Trust  department:  Assets  held  in an  agency  or  fiduciary  capacity  by the
------------------
subsidiary bank's Trust Department are not assets of the subsidiary bank and are not included in the accompanying consolidated balance sheets. Trust Department income is recognized on the cash basis in accordance with customary banking practice. Reporting such income on a cash basis rather than the accrual basis does not have a material effect on net income.

Emerging accounting standards: In June 1997, the Financial Accounting Standards
-----------------------------
Board issued Statement No. 130, Reporting Comprehensive Income. This Statement requires an entity to include a statement of comprehensive income in their full set of general-purpose financial statements. Statement No. 130 is effective for years beginning after December 15, 1997 and will require financial statements of earlier periods that are presented for comparative purposes to be reclassified. Based on the Company's operations at December 31, 1997, this pronouncement is not expected to have a significant impact on the Company's consolidated financial statements upon adoption.

Reclassifications: Certain accounts in the consolidated financial statements for
-----------------
1996 and 1995, as previously presented, have been reclassified to conform to current year classifications.

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

53-74
NOTE 3. CASH CONCENTRATION

At December 31, 1997 and 1996, the subsidiary bank had a concentration  totaling
$8,514,792  and  $2,451,256,   respectively,  with  two  financial  institutions
consisting of a due from bank account balance and Federal funds sold.

NOTE 4. SECURITIES

The amortized cost, unrealized gains and losses, and estimated fair values of securities at December 31, 1997 and 1996, are summarized as follows:


                                                                           1997
                                                     ---------------------------------------------------
                                                                                              Carrying
                                                                          Unrealized           Value
                                                      Amortized      --------------------    (Estimated
                                                        Cost           Gains      Losses     Fair Value)
                                                     -----------     --------     -------    -----------
Available for sale:
  Taxable:
    U.S. Treasury Securities                         $ 2,988,064     $ 46,546     $   - -    $ 3,034,610
    U.S. Government agencies and
      corporations                                     9,523,135       71,935       8,850      9,586,220
    Small Business Administration guaranteed
      loan participation certificates                  1,470,915       16,522         - -      1,487,437
    Mortgage-backed securities -
      U.S. Government agencies and
      corporations                                     6,650,070       21,182      20,328      6,650,924
    Corporate debt securities                            249,082        3,296         - -        252,378
    Federal Reserve Bank stock                            44,300          - -         - -         44,300
    Federal Home Loan Bank stock                         722,400          - -         - -        722,400
    Other equity securities                                6,625          - -         - -          6,625
                                                     -----------     --------     -------    -----------
          Total taxable                               21,654,591      159,481      29,178     21,784,894
                                                     -----------     --------     -------    -----------

  Tax-Exempt:
    State and political subdivisions                   5,568,016      190,084         - -      5,758,100
    Federal Reserve Bank stock                             4,100          - -         - -          4,100
                                                     -----------     --------     -------    -----------
          Total tax-exempt                             5,572,116      190,084         - -      5,762,200
                                                     -----------     --------     -------    -----------
                Total                                $27,226,707     $349,565     $29,178    $27,547,094
                                                     ===========     ========     =======    ===========


                                                                            1996
                                                     ----------------------------------------------------
                                                                                               Carrying
                                                                          Unrealized             Value
                                                      Amortized      ---------------------    (Estimated
                                                         Cost          Gains       Losses     Fair Value)
                                                     -----------     --------     --------    -----------
Available for sale:
  Taxable:
    U.S. Treasury Securities                         $ 4,246,582     $ 46,198     $ 12,270    $ 4,280,510
    U.S. Government agencies and
      corporations                                    12,013,602       75,012       46,518     12,042,096
    Small Business Administration guaranteed
      loan participation certificates                  1,646,390       36,719          - -      1,683,109
    Mortgage-backed securities -
      U.S. Government agencies and
      corporations                                     4,642,785       22,891       49,602      4,616,074
    Corporate debt securities                            498,476        3,688          672        501,492
    Federal Reserve Bank stock                            44,300          - -          - -         44,300
    Federal Home Loan Bank stock                         339,400          - -          - -        339,400
    Other equity securities                                6,625          - -          - -          6,625
                                                     -----------     --------     --------    -----------
          Total taxable                               23,438,160      184,508      109,062     23,513,606
                                                     -----------     --------     --------    -----------

54-74

                                                                           1996
                                                     ----------------------------------------------------
                                                                                                Carrying
                                                                         Unrealized               Value
                                                      Amortized      ---------------------     (Estimated
                                                        Cost          Gains        Losses      Fair Value)
                                                     -----------     --------      -------     -----------
  Tax-Exempt:
    State and political subdivisions                   5,719,170      129,004       13,882      5,834,292
    Federal Reserve Bank stock                             4,100          - -          - -          4,100
                                                     -----------     --------     --------    -----------
          Total tax-exempt                             5,723,270      129,004       13,882      5,838,392
                                                     -----------     --------     --------    -----------
                Total                                $29,161,430     $313,512     $122,944    $29,351,998
                                                     ===========     ========     ========    ===========


Federal  Reserve  Bank  stock  and  Federal  Home Loan  Bank  stock  are  equity securities which are included in securities available for sale in the accompanying consolidated financial statements. Such securities are carried at cost, since they may only be sold back to the respective Federal Reserve Bank or Federal Home Loan Bank or another member at par value.

Mortgage-backed obligations of U.S. Government agencies and corporations and Small Business Administration guaranteed loan participation certificates are included in securities at December 31, 1997 and 1996. These obligations, having contractual maturities ranging from 2 to 22 years, are reflected in the following maturity distribution schedules based on their anticipated average life to maturity, which ranges from 1 to 9 years. Accordingly, discounts are accreted and premiums are amortized over the anticipated average life to maturity of the specific obligation.

The maturities, amortized cost and estimated fair values of securities at December 31, 1997, are summarized as follows:


                                          Available for Sale
                                   ---------------------------------
                                                         Carrying
                                                           Value
                                      Amortized         (Estimated
                                        Cost            Fair Value)
                                   ---------------   ---------------

Due in one year or less            $    4,713,450     $    4,719,584
Due from one to five years             13,479,100         13,618,493
Due from five to ten years              6,445,747          6,540,110
Due after ten years                     1,810,985          1,891,482
Equity securities                         777,425            777,425
                                   ---------------   ---------------
          Total                    $   27,226,707     $   27,547,094
                                   ===============   ===============


The proceeds from sales, calls, maturities of securities, including principal payments received on mortgage-backed obligations and the related gross gains and losses realized are as follows:

55-74

                                                          Proceeds From                 Gross Realized
                                               ------------------------------------   ------------------
       Years Ended                                          Calls and     Principal
      December 31,                               Sales      Maturities    Payments     Gains     Losses
-------------------------                      ----------   ----------   ----------   --------   -------
  1997
     Securities available for sale             $1,539,666   $6,748,200   $1,417,948   $ 9,789    $   - -
                                               ==========   ==========   ==========   ========   =======
  1996
     Securities available for sale             $6,735,258   $3,950,000   $  768,591   $45,824    $15,825
                                               ==========   ==========   ==========   ========   =======
  1995
     Securities held to maturity               $      - -   $  100,000   $  313,701   $   - -    $   - -
     Securities available for sale              2,030,688    5,345,000      170,994    19,618     21,164
                                               ----------   ----------   ----------   --------   -------
                                               $2,030,688   $5,445,000   $  484,695   $19,618    $21,164
                                               ==========   ==========   ==========   ========   =======

At December 31, 1997 and 1996, securities with amortized costs of $17,149,748 and $16,120,939, respectively, with estimated fair values of $17,313,961 and $16,240,924, respectively, were pledged to secure public deposits, and for other purposes required or permitted by law.


NOTE 5. LOANS

Loans are summarized as follows:

                                                       1997            1996
                                                   -----------     -----------
Commercial, financial and agricultural             $30,325,145     $27,376,966
Real estate - construction                             144,207         154,388
Real estate - mortgage                              42,640,294      36,541,867
Installment                                         20,587,084      19,486,254
Other                                                  468,980         614,818
                                                   -----------     -----------
               Total loans                          94,165,710      84,174,293
  Less unearned discount                               697,777         901,665
                                                   -----------     -----------
               Total loans net of unearned income   93,467,933      83,272,628
  Less allowance for loan losses                       895,281         858,423
                                                   -----------     -----------
               Loans, net                          $92,572,652     $82,414,205
                                                   ===========     ===========


Included in the net balance of loans are non-accrual loans amounting to $141,735 and $342,842 at December 31, 1997 and 1996, respectively. If interest on non-accrual loans had been accrued, such income would have approximated $14,200, $30,978 and $36,708 for the years ended December 31, 1997, 1996 and 1995, respectively.

The following presents loan maturities at December 31, 1997:

                                          Within        After 1 But        After
                                          1 Year       Within 5 Years      5 Years
                                        -----------    --------------    -----------
Commercial, financial and agricultural  $ 7,472,521      $ 6,401,848     $16,450,776
Real estate - construction                   64,207              - -          80,000
Real estate - mortgage                    1,800,225        2,575,586      38,264,483
Installment loans                         2,309,614       15,230,225       3,047,245
Other                                       120,553           45,749         302,678
                                        -----------      -----------     -----------
               Total                    $11,767,120      $24,253,408     $58,145,182
                                        ===========      ===========     ===========
Loans due after one year with:
               Variable rates                            $34,355,266
               Fixed rates                                48,043,324
                                                         -----------
                                                         $82,398,590
                                                         ===========

56-74
The Bank has made, and may be expected to make in the future, commercial and mortgage loans that have adjustable rates. Such loan rates are generally indexed to the Wall Street prime interest rate or to other common indices. At December 31, 1997, the Bank's commercial loan portfolio contained adjustable rate loans of approximately $14,297,406. The interest rates on such loans ranged from 7.53% to 12.25%, and provided for future interest rate changes at set intervals, ranging from one to sixty months.

Likewise, the Bank's mortgage portfolio contained adjustable rate loans of approximately $23,235,836 at December 31, 1997. The interest rates on such loans ranged from 6.75% to 13.56%, and provided for future interest rate changes at set intervals, ranging from monthly to fifteen years.

Concentration of credit risk: The subsidiary bank grants commercial, residential
----------------------------
and consumer loans to customers primarily located in Hardy, Grant, Hampshire and Pendleton Counties of West Virginia. Although the Bank strives to maintain a diverse loan portfolio, a substantial portion of its debtors' ability to honor their contracts is indirectly dependent upon the poultry industry.

As of December 31, 1997 and 1996, the Bank had direct extensions of credit used to build and operate poultry houses totaling approximately $3,429,533 and $4,563,919, respectively. These loans are generally structured to be repaid over periods ranging from 15 to 20 years, however, most also contain balloon provisions which serve to require each loan's renewal every 1 to 5 years or are written with an adjustable interest rate feature. The security for these loans generally consists of liens on the land, buildings and equipment associated with each poultry house.

The Bank evaluates the credit worthiness of each of its customers on a case-by-case basis and the amount of collateral it obtains is based upon management's credit evaluation.

Loans to related  parties:  The subsidiary  bank has had, and may be expected to
--------------------------
have in the future, banking transactions in the ordinary course of business with directors, principal officers, their immediate families and affiliated companies in which they are principal stockholders (commonly referred to as related parties), all of which have been, in the opinion of management, on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others.

The following presents the activity with respect to related party loans aggregating $60,000 or more to any one related party (other changes represent additions to and changes in director and executive officer status):

                                  1997               1996
                              ------------     ------------
Balance, beginning            $  4,318,097     $  5,176,398
     Additions                   1,651,121        1,574,443
     Amounts collected          (1,483,575)      (1,658,303)
     Other changes, net           (571,700)        (774,441)
                              ------------     ------------
Balance, ending               $  3,913,943     $  4,318,097
                              ============     ============


NOTE 6. ALLOWANCE FOR LOAN LOSSES

An analysis of the allowance for loan losses for the years ended December 31, 1997, 1996 and 1995, is as follows:

57-74

                                               1997         1996         1995
                                             --------     --------     --------
Balance, beginning of year                   $858,423     $859,681     $993,023
Losses:
     Commercial, financial and agricultural       - -       10,194       46,373
     Real estate - mortgage                    25,536       12,778      137,334
     Installment loans                        166,059       93,826       39,004
     Other                                      8,444        9,951       10,909
                                             --------     --------     --------
               Total                          200,039      126,749      233,620
                                             --------     --------     --------
Recoveries:
     Commercial, financial and agricultural    27,050        5,658        7,864
     Real estate - mortgage                    13,675        1,885        3,135
     Installment loans                         39,936       20,525       28,862
     Other                                      1,236        2,423        5,417
                                             --------     --------     --------
               Total                           81,897       30,491       45,278
                                             --------     --------     --------
Net losses                                    118,142       96,258      188,342
Provision for loan losses                     155,000       95,000       55,000
                                             --------     --------     --------
Balance, end of year                         $895,281      858,423     $859,681
                                             ========     ========     ========


The Bank's total recorded investment in impaired loans at December 31, 1997 and 1996, approximated $125,114 and $383,615, respectively, for which the related allowance for loan losses determined in accordance with generally accepted accounting principles approximated $77,500 and $91,518, respectively. The Bank's average investment in such loans approximated $125,114 and $381,938 for the years ended December 31, 1997 and 1996, respectively. All impaired loans at December 31, 1997 and 1996, were collateral dependent, and accordingly, the fair value of the loan's collateral was used to measure the impairment of each loan.

For purposes of evaluating impairment, the Bank considers groups of smaller-balance, homogeneous loans to include: mortgage loans secured by residential property, other than those which significantly exceed the Bank's typical residential mortgage loan amount (currently those in excess of $100,000); small balance commercial loans (currently those less than $50,000); and installment loans to individuals, exclusive of those loans in excess of $50,000.

For the years ended December 31, 1997 and 1996, the Bank recognized approximately $12,272 and $46,779, respectively, in interest income on impaired loans. Using a cash-basis method of accounting, the Bank would have recognized approximately the same amount of interest income on such loans.

NOTE 7. BANK PREMISES AND EQUIPMENT

The major categories of Bank premises and equipment and accumulated depreciation at December 31, 1997 and 1996, are summarized as follows:


                                                     1997           1996
                                                  ----------     ----------
Land                                              $  429,973     $  435,473
Building and improvements                          2,681,707      2,805,616
Furniture and equipment                            1,675,258      1,674,269
                                                  ----------     ----------
                                                   4,786,938      4,915,358
Less accumulated depreciation                      1,715,874      1,793,466
                                                  ----------     ----------
               Bank, premises and equipment, net  $3,071,064     $3,121,892
                                                  ==========     ==========

58-74
Depreciation expense for the years ended December 31, 1997, 1996 and 1995 totaled $235,488, $212,383 and $154,338, respectively.

NOTE 8. DEPOSITS

The following is a summary of interest bearing deposits by type as of December 31, 1997 and 1996:


                                       1997             1996
                                    -----------     -----------
Demand deposits, interest bearing   $17,468,844     $20,139,983
Savings deposits                     14,890,934      12,938,812
Certificates of deposit              56,902,451      50,997,400
Individual Retirement Accounts        8,028,653       7,790,158
                                    -----------     -----------
               Total                $97,290,882     $91,866,353
                                    ===========     ===========


Time certificates of deposit and IRA's in denominations of $100,000 or more totaled $10,726,460 and $9,260,399 at December 31, 1997 and 1996, respectively. Interest paid on time certificates of deposit and Individual Retirement Accounts in denominations of $100,000 or more was $565,000, $501,754 and $392,641 for the years ended December 31, 1997, 1996 and 1995, respectively.

The following is a summary of the maturity distribution of certificates of deposit and IRA's in denominations of $100,000 or more as of December 31, 1997:


                                  Amount       Percent
                               -----------     -------
Three months or less           $   768,783       7.2%
Three through six months         2,970,343      27.7%
Six through twelve months        3,154,059      29.4%
Over twelve months               3,833,275      35.7%
                               -----------     ------
               Total           $10,726,460     100.00%
                               ===========     ======


A summary of the scheduled maturities for all time deposits as of December 31, 1997, follows:

1998                    $40,805,514
1999                     14,001,099
2000                      3,763,963
2001                      3,360,840
2002                      1,947,938
Thereafter                1,051,750
                        -----------
                        $64,931,104
                        ===========

NOTE 9. OTHER BORROWINGS

SHORT-TERM BORROWINGS: Federal funds purchased and securities sold under agreements to repurchase mature the next business day. The securities underlying the repurchase agreements are under the subsidiary bank's control and secure the total outstanding daily balances. Other borrowings consist of lines of credit from the Federal Home Loan Bank (FHLB) under its Flexline and RepoPlus Programs. The Flexline is limited to 10% of the Bank's calculated maximum borrowing capacity at time of application, or approximately $3,644,000 at December 31, 1997, and is subject to annual renewal. Borrowings under this arrangement bear interest at the rate posted by the FHLB on the day of the borrowing and is subject to change daily. The RepoPlus is limited to the Bank's outstanding maximum borrowing capacity of approximately $38,791,000 at December 31, 1997, less the current outstanding flexline balance, and is subject to annual renewal. Borrowings under this arrangement will be granted for terms of 1 to 120 days and will bear interest at a fixed rate set

59-74
at the time of the funding request. The lines of credit are secured by a blanket lien on all unpledged and unencumbered assets of the Bank.

Additional details regarding short-term borrowings during the years ended December 31, 1997 and 1996, are presented below:


                                                     1997
                                   ----------------------------------------
                                    Federal
                                     Funds       Repurchase         Other
                                   Purchased     Agreements      Borrowings
                                   ---------    -----------     -----------
  Outstanding at year end          $    - -     $ 5,745,010     $ 1,400,000
  Average amount outstanding        107,534       3,853,897       1,724,015
  Maximum amount outstanding at
    any month end                       - -       5,745,010       2,400,000
  Weighted average interest rate      5.33%           4.21%           5.14%

                                                     1996
                                   ----------------------------------------
                                    Federal
                                     Funds        Repurchase        Other
                                   Purchased      Agreements     Borrowings
                                   ----------     ----------     ----------
  Outstanding at year end          $      - -     $4,377,397     $      - -
  Average amount outstanding           86,175      1,335,635        156,733
  Maximum amount outstanding at
    any month end                   1,050,000      4,377,397      2,916,000
  Weighted average interest rate        5.76%          4.13%          5.49%


LONG-TERM BORROWINGS: On February 18, 1997 and March 14, 1997, the Company obtained two long-term borrowings from two separate financial institutions in the amounts of $3,000,000 and $500,000 respectively, to fund a portion of its investment in an affiliate. Each of these loans bear an interest rate of prime minus .25%, adjusted annually, with interest payments due quarterly. Annual principal payments in the amount of $600,000 are due on the $3,000,000 loan beginning in February 1998, while quarterly principal payments in the amount of $20,833 are due on the $500,000 loan beginning in June 1997.

The $3,000,000 loan is collateralized by 291,410 shares of the affiliate stock that the Company owns. An additional 48,500 shares of the affiliate stock presently owned are pledged as collateral for the $500,000 loan.

The subsidiary bank also had long-term borrowings of $7,558,348 and $3,514,652 as of December 31, 1997 and 1996, respectively, which consisted of advances from the Federal Home Loan Bank of Pittsburgh to fund local mortgage loan growth. These borrowings bear variable interest rates which adjust at least annually and mature in varying amounts through the year 2006. The average interest rate paid during 1997 and 1996 approximated 6.11% and 5.81%, respectively.

60-74
A summary of the maturities of all long-term borrowings for the next five years and thereafter is as follows:

                            Long-term
                         Borrowings From
                     -------------------------
                      Financial        FHLB
                     Institutions    Advances        Total
                     ------------   ----------    -----------
  1998               $   83,332     $      - -    $    83,332
  1999                  683,332        690,000      1,373,332
  2000                  683,332        500,000      1,183,332
  2001                  683,332        500,000      1,183,332
  2002                  683,332      2,750,000      3,433,332
  Thereafter             20,840      3,118,348      3,139,188
                     ----------     ----------    -----------
                     $2,837,500     $7,558,348    $10,395,848
                     ==========     ==========    ===========
                                                                              31

Note 10. Income Taxes

The components of applicable income tax expense(benefit) for the years ended December 31, 1996, 1995 and 1994, are as follows:


                          1997        1996        1995
                        --------    --------    --------
Current:
     Federal            $563,735    $602,391    $587,472
     State                79,691      75,932      69,402
                        --------    --------    --------
                         643,426     678,323     656,874
                        --------    --------    --------
Deferred:
     Federal              39,640     (31,208)     20,268
     State                 8,199      (3,902)      2,534
                        --------    --------    --------
                          47,839     (35,110)     22,802
                        --------    --------    --------

               Total    $691,265    $643,213    $679,676
                        ========    ========    ========


A reconciliation between the amount of reported income tax expense and the amount computed by multiplying the statutory income tax rates by book pretax income for the years ended December 31, 1997, 1996 and 1995, is as follows:

                                            1997                    1996                  1995
                                    ---------------------   -------------------    -------------------
                                     Amount      Percent     Amount    Percent      Amount    Percent
                                    ---------   ---------   --------  ---------    --------  ---------
Computed tax at applicable
  statutory rate                     $751,713       34      $725,305      34       $679,943       34
Increase (decrease) in
  taxes resulting from:
     Tax-exempt interest, net         (94,460)      (4)      (80,961)     (4)       (55,982)      (3)
     State income taxes, net of
      Federal income tax benefit       58,007        3        47,540       2         45,802        2
     Noncash charitable
       contribution                   (41,573)      (2)      (59,704)     (3)           - -      - -
     Other, net                        17,578        1        11,033       1          9,913        1
                                    ---------   ---------   --------  ---------    --------  ---------

Applicable income taxes             $ 691,265       32      $643,213      30       $679,676       34
                                    =========   =========   ========  =========    ========  =========

Deferred income taxes reflect the impact of "temporary differences" between amounts of assets and liabilities for financial reporting purposes and such amounts as measured for tax purposes. Deferred tax assets and liabilities represent the future tax return consequences of temporary differ-

61-74
ences, which will either be taxable or deductible when the related assets and liabilities are recovered or settled.

Valuation allowances are established when deemed necessary to reduce deferred tax assets to the amount expected to be realized.

The tax effects of temporary differences which give rise to the Company's deferred tax assets and liabilities as of December 31, 1997 and 1996, are as follows:

                                              1997          1996
                                           ---------     ---------
Deferred tax assets:
    Allowance for loan losses              $ 226,964     $ 217,199
    Deferred compensation                     62,137        43,280
    Charitable contribution carryover            - -        44,327
    Goodwill                                   9,482         9,482
                                           ---------     ---------
                                             298,583       314,288
    Less valuation allowance                (209,768)     (194,010)
                                           ---------     ---------
                                              88,815       120,278
                                           ---------     ---------
Deferred tax liabilities:
    Depreciation                              51,225        33,104
    Net unrealized gain on securities        123,349        73,369
    Accretion on tax-exempt securities         2,519           480
    Bank premises and equipment disposal      15,135        18,919
                                           ---------     ---------
                                              192,28       125,872
                                           ---------     ---------
 Net deferred tax assets (liabilities)     $(103,413)    $  (5,594)
                                           =========     =========


The income tax expense (benefit) on realized securities gains (losses) was $3,769, $11,550, and $(595), for the years ended December 31, 1997, 1996 and
1995, respectively.

NOTE 11. EMPLOYEE BENEFITS

Profit-Sharing and Thrift Plan:
-------------------------------

The Company has a defined contribution profit-sharing and thrift plan with 401(k) provisions covering substantially all employees. Contributions to the Plan are at the discretion of the Board of Directors. Contributions made to the plan and charged to expense were $53,417, $54,240, and $50,475 for the years ended December 31, 1997, 1996 and 1995, respectively.

Employee Stock Ownership Plan:
-----------------------------

The Company has an Employee Stock Ownership Plan (ESOP) which enables eligible employees to acquire shares of the Company's common stock. The cost of the ESOP is borne by the Company through annual contributions to an Employee Stock Ownership Trust in amounts determined by the Board of Directors.

The expense recognized by the Company is based on cash contributed or committed to be contributed by the Company to the ESOP during the year. Contributions to the ESOP for the years ended December 31, 1997, 1996 and 1995 were $51,047, $48,250 and $45,582, respectively. Dividends made by the Company to the ESOP are reported as a reduction to retained earnings. The ESOP owns 9,235 shares of the Company's common stock, all of which were purchased at the prevailing market price and are considered outstanding for earnings per share computations.

The trustees of both the Profit-Sharing and Thrift Plan and ESOP are also members of the Company's and subsidiary bank's Board of Directors.

62-74
Incentive Compensation Program:
-------------------------------

The subsidiary bank has an incentive compensation program for its key employees. Bonuses are awarded to key employees based on a prescribed formula using the Bank's return on assets as a base. Under the terms of the incentive compensation program, bonuses charged to operations totaled $141,000, $137,000 and $120, 000 for 1997, 1996 and 1995, respectively.

Directors Deferred Compensation Plan:
-------------------------------------

The Bank has established a non-qualified deferred compensation plan for directors who voluntarily elect to participate. Under that plan, a director, on or before December 31, of any year, may elect to defer payment of all retainer, meeting and committee fees earned during the calendar year following such election and, unless such election is subsequently terminated, all succeeding calendar years. Amounts deferred are periodically converted to units representing shares of the Company's stock which are to be periodically purchased by the plan at current market values when available on the open market. The liability for deferred directors compensation at December 31, 1997 and 1996, approximated $162,450 and $113,150, respectively, which is included in other liabilities in the accompanying consolidated balance sheets.

NOTE 12. COMMITMENTS AND CONTINGENCIES

Financial  instruments  with  off-balance  sheet risk: The subsidiary  bank is a
-----------------------------------------------------
party of certain financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. Such financial instruments consist solely of commitments to extend credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statement of financial position. The contract amounts of these instruments reflect the extent of involvement the Bank has in this class of financial instruments. The Bank's total contract amount of commitments to extend credit at December 31, 1997 and 1996, approximated $5,715,032 and $5,639,457, respectively.

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

Year 2000  Compliant:  The Company is conducting a  comprehensive  review of its
--------------------
subsidiary bank's computer systems to identify the systems that could be affected by the "Year 2000 Issue"

63-74
("Issue") and is developing a remediation plan to resolve the Issue. The Issue is whether computer systems will properly recognize date-sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail. The subsidiary bank is heavily dependent on computer processing in the conduct of business activities. While management believes it is doing everything technologically possible to assure Year 2000 compliance, it is in part dependent upon systems and software vendors to represent that the products provided are, or will be, "Year 2000 Compliant."

Because the Company has not completed its review of computer systems, management is unable to estimate the exact costs of making the system Year 2000 compliant, however, the total cost is not expected to be significant to the Company's financial position or results of operations.

NOTE 13. RESTRICTIONS ON CAPITAL AND DIVIDENDS

The primary source of funds for the dividends paid by South Branch Valley Bancorp, Inc. is dividends received from its subsidiary bank. Dividends paid by the subsidiary bank are subject to restrictions by banking regulations. The most restrictive provision requires approval by the regulatory agency if dividends declared in any year exceed the year's net income, as defined, plus the net retained profits of the two preceding years. During 1998, the net retained profits available for distribution to South Branch Valley Bancorp, Inc. as dividends without regulatory approval are approximately $1,086,000 plus net retained income of the subsidiary bank for the interim periods through the date of declaration.

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

The most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table.

The Bank's actual capital amounts and ratios are also presented in the following table (in thousands).


                                                          1997
                              -----------------------------------------------------------------
                                                                         To Be Well Capitalized
                                                      For Capital       Under Prompt Corrective
                                   Actual          Adequacy Purposes       Action Provisions
                              -----------------    -----------------    -----------------------
                              Amount    Ratio      Amount     Ratio        Amount     Ratio
                              -------  --------    ------    -------       -------   -------
As of December 31, 1997:
Total Capital                 $12,779   14.35%     $7,123      8.0%        $8,904     10.0%
 (to Risk Weighted Assets)
Tier I Capital                 11,884   13.35%      3,562      4.0%         5,342      6.0%
 (to Risk Weighted Assets)
Tier I Capital                 11,884    9.15%      3,897      3.0%         7,793      6.0%
  (to Average Assets)

64-74

                                                         1996
                            ------------------------------------------------------------------
                                                                       To Be Well Capitalized
                                                     For Capital       Under Prompt Corrective
                                  Actual          Adequacy Purposes       Action Provisions
                            -------------------   -----------------    -----------------------
                            Amount      Ratio     Amount     Ratio        Amount     Ratio
                            -------   ---------   ------    -------       ------    -------
As of December 31, 1996:
Total Capital               $12,522     15.86%    $6,315      8.0%        $7,893     10.0%
 (to Risk Weighted Assets)
Tier I Capital               11,664     14.78%     3,157      4.0%         4,736      6.0%
 (to Risk Weighted Assets)
Tier I Capital               11,664      9.88%     3,540      3.0%         7,081      5.0%
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

65-74
The carrying values and estimated fair values of the Company's financial instruments are summarized below:


                                                  December 31, 1997             December 31, 1996
                                             ---------------------------   ---------------------------
                                               Estimated                      Estimated
                                               Carrying         Fair          Carrying         Fair
                                                 Value         Value           Value          Value
                                             ------------   ------------   ------------   ------------
Financial assets:
  Cash and due from banks                    $  3,945,099   $  3,945,099   $  3,162,552   $  3,162,552
  Interest bearing deposits, other banks        1,256,000      1,283,843      1,553,000      1,596,273
  Investment in affiliate                       5,273,481      5,273,481            - -            - -
  Federal funds sold                            5,806,717      5,806,717        723,734        723,734
  Securities available for sale                27,547,094     27,547,094     29,351,998     29,351,998
  Loans                                        92,572,652     93,668,853     82,414,205     82,296,508
  Accrued interest receivable                     864,083        864,083        928,642        928,642
                                             ------------   ------------   ------------   ------------

                                             $137,265,126   $138,389,170   $118,134,131   $118,059,707
                                             ============   ============   ============   ============


Financial liabilities:
  Deposits                                   $106,984,797   $107,728,110   $100,941,412   $101,317,554
  Short-term borrowings                         7,145,010      7,145,000      4,377,397      4,377,397
  Long-term borrowings                         10,395,848     10,395,848      3,514,652      3,514,652
  Accrued interest payable                        483,857        483,857        428,334        428,334
                                             ------------   ------------   ------------   ------------

                                             $125,009,512   $125,752,815   $109,261,795   $109,637,937
                                             ============   ============   ============   ============


NOTE 15. INVESTMENT IN AFFILIATE AND PROPOSED MERGER

During the first six months of 1997 the Company purchased approximately 40% or 474,680 of the 1,200,000 issued and outstanding common shares of The Capital State Bank, Inc. (Capital State). The Company's investment of $5,273,481 is reflected in the accompanying consolidated balance sheet under the caption "investment in affiliate" at December 31, 1997. To facilitate the funding of this investment, the Company issued and sold 34,317 shares of $2.50 par value common stock at $43.50 per share to seven directors of the Company in a limited stock offering. The net proceeds of the sale increased common stock $85,793 and capital surplus $1,404,175. For additional funding of the investment, on February 18, 1997 and March 14, 1997, the Company obtained two long-term borrowings from two separate financial institutions in the amounts of $3,000,000 and $500,000 respectively. Each of these loans bears an interest rate of prime minus .25%, adjusted annually, with interest payments due quarterly. Annual principal payments in the amount of $600,000 are due on the $3,000,000 loan, while quarterly principal payments in the amount of $20,833 are due on the $500,000 loan. The $3,000,000 loan is collateralized by 291,410 shares of Capital State stock and 48,500 shares of Capital State stock are pledged as collateral for the $500,000 loan.

Proposed  merger:  On August 6, 1997, the Company  entered into an Agreement and
-----------------
Plan of Merger with The Capital State Bank, Inc. (Capital State). The Agreement, as amended on December 16, 1997, calls for the shareholders of Capital State to receive one (1) share of the Company's common stock in exchange for 3.95 shares of Capital State common stock owned. The Company anticipates issuing an additional 184,005 shares to consummate the merger. The proposed merger is subject to shareholder and regulatory approval. The Company anticipates that upon consummation of the merger, Capital State will operate as a wholly-owned subsidiary bank. The Company will account for the merger as a purchase in accordance with generally accepted accounting principles.

66-74
The following tables set forth certain pro forma condensed consolidated financial information of South Branch after giving effect to the Proposed Merger as if it had been consummated, with respect to the Statement of Operations, at the beginning of the period presented, or with respect to the Balance Sheet, as of the date presented. The following tables present such information as if the Proposed Merger had been accounted for using the purchase method of accounting.

This pro forma information has been included for comparative purposes only and may not be indicative of the combined financial position or results of operations that actually would have occurred had the transaction been consummated during the period or as of the date indicated, or which will be attained in the future. Note 15.



             Pro Forma Reflecting South Branch Valley Bancorp, Inc.
                 After Giving Effect to the Proposed Merger With
                          The Capital State Bank, Inc.
                    (In thousands, except for per share data)

                                             As of December 31, 1997
                                             -----------------------
                                             As Reported   Pro forma
--------------------------------------------------------------------
Consolidated Balance Sheet Data

Total assets                                   $140,648     $178,365
Investment securities                          $ 27,547     $ 35,524
Net loans                                      $ 92,573     $116,454
Total deposits                                 $106,985     $136,148
Shareholders' equity                           $ 15,061     $ 23,064
Book value per common share                    $  36.48     $  38.64


                                           For the year ended December 31, 1997
                                           ------------------------------------
                                                 As Reported    Pro forma
-------------------------------------------------------------------------------
Consolidated Statement of Operations Data

Total interest income                              $ 10,590     $ 13,144
Total interest expense                             $  5,407     $  6,641
Net interest income                                $  5,183     $  6,503
Provision for possible loan losses                 $    155     $    275
Net income                                         $  1,520     $  1,238

Per common share:
     Net income                                    $   3.83     $   2.07
     Cash dividends declared                       $   0.84     $   0.56
     Weighted average shares outstanding            397,032      596,832

67-74
NOTE 16. CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY

The investment of the Corporation in its wholly-owned subsidiary is presented on the equity method of accounting. Information relative to the Corporation's balance sheets at December 31, 1997 and 1996, and the related statements of income and cash flows for the years ended December 31, 1997, 1996 and 1995 are presented as follows:

                                                                               December 31,
                                                                       ---------------------------
                                                                           1997            1996
                                                                       -----------     -----------
Assets
------
Cash                                                                   $   145,593     $   157,133
Investment in bank subsidiary, eliminated in consolidation              12,189,418      11,926,831
Securities available for sale                                              206,625         206,625
Investment in affiliate                                                  5,273,481             - -
Other assets                                                               109,374          13,204
                                                                       -----------     -----------
               Total assets                                            $17,924,491     $12,303,793
                                                                       ===========     ===========
Liabilities and shareholders' equity
------------------------------------
Long-term borrowings                                                   $ 2,837,500     $       - -
Other liabilities                                                           26,439             - -
                                                                       -----------     -----------
               Total liabilities                                       $ 2,863,939     $       - -
                                                                       -----------     -----------
Common stock, $2.50 par value, authorized 600,000
  shares, issued 416,942 shares in 1997; 382,625 shares in 1996        $ 1,042,355     $   956,562
Capital surplus                                                          2,089,709         685,534
Retained earnings (consisting of undivided profits of
  bank subsidiary not yet distributed)                                  11,898,420      10,711,468
Less cost of shares acquired for the treasury 1997 and
  1996, 4,115 shares                                                     (166,970)        (166,970)
Net unrealized gain (loss) on securities                                   197,038         117,199
                                                                       -----------     -----------
               Total shareholders' equity                               15,060,552      12,303,793
                                                                       -----------     -----------
               Total liabilities and shareholders' equity              $17,924,491     $12,303,793
                                                                       ===========     ===========


                                                           1997            1996           1995
                                                        ----------     -----------     -----------
Statements of Income
--------------------
Income - dividends from bank subsidiary                 $1,500,000     $   600,000     $   264,000
Other dividends                                                225             197            191
Tax-exempt interest                                          9,000           2,600            - -
Interest expense                                          (214,790)            - -            - -
Expenses--operating                                        (65,400)        (26,504)        (17,727)
                                                        ----------     -----------     -----------
Income before income taxes and
  undistributed income                                   1,229,035         576,293         246,464
  Applicable income tax expense (benefit)                 (107,874)        (10,204)         (6,826)
                                                        ----------     -----------     -----------
Income before undistributed income                       1,336,909         586,497         253,290
Equity in undistributed income of
  bank subsidiary                                          182,748         903,540       1,066,866
                                                        ----------     -----------     -----------
               Net income                               $1,519,657     $ 1,490,037     $ 1,320,156
                                                        ==========     ===========     ===========

68-74

                                                        1997           1996            1995
                                                    -----------     ----------     -----------
Statements of Cash Flows
------------------------
CASH FLOWS FROM OPERATING
  ACTIVITIES
  Net income                                        $ 1,519,657     $1,490,037     $ 1,320,156
  Adjustments to reconcile net income to net
    cash provided by operating activities:
      Equity in undistributed net income
        of subsidiary                                  (182,748)     (903,540)      (1,066,866)
      (Increase) decrease in other assets              (96,170)        (6,377)             - -
      Increase in other liabilities                      26,439            - -             - -
                                                    -----------    -----------     -----------
  Net cash provided by operating activities           1,267,178       580,120          253,290
                                                    -----------    -----------     -----------
CASH FLOWS FROM INVESTING
  ACTIVITIES
  Purchase of securities available for sale                 - -      (200,000)             - -
  Purchase of common stock of affiliate              (5,273,481)          - -              - -
                                                    -----------    -----------     -----------
               Net cash (used in) investing
                 activities                          (5,273,481)     (200,000)             - -
                                                    -----------    -----------     -----------
CASH FLOWS FROM FINANCING
  ACTIVITIES
  Purchase of treasury stock                                - -           - -      -       - -
  Dividends paid to shareholders                       (332,705)     (291,453)        (257,386)
  Proceeds from long-term borrowings                  3,500,000            - -             - -
  Repayment of long-term debt                         (662,500)            - -             - -
  Net proceeds from issuance of
    common stock                                      1,489,968            - -             - -
                                                    -----------    -----------     -----------
               Net cash provided by (used in)
                 financing activities                 3,994,763      (291,453)        (257,386)
  Increase (decrease) in cash                          (11,540)        88,667           (4,096)
  Cash:
     Beginning                                          157,133         68,466          72,562
                                                    -----------    -----------     -----------
     Ending                                         $   145,593        157,133     $    68,466
                                                    ===========    ===========     ===========


South Branch Valley Bancorp, Inc., accounts for its investment in its bank subsidiary by the equity method. During the years ended December 31, 1997, 1996 and 1995, changes were as follows:

  Number of shares owned at December 31, 1997 -           60,000
  Percent to total shares at December 31, 1997 -            100%

  Balance at December 31, 1994                                                     $ 9,292,126
  Add (deduct):
    Equity in net income                                                             1,330,866
    Dividends declared                                                                (264,000)
    Change in net unrealized gain (loss) on securities                                 887,750
                                                                                   -----------
  Balance at December 31, 1995                                                     $11,246,742
  Add (deduct):
    Equity in net income                                                             1,503,540
    Dividends declared                                                                (600,000)
    Change in net unrealized gain (loss) on securities                                (223,451)
                                                                                   -----------
  Balance at December 31, 1996                                                     $11,926,831
  Add (deduct):
    Equity in net income                                                             1,682,748
    Dividends declared                                                              (1,500,000)
    Change in net unrealized gain (loss) on securities                                  79,839
                                                                                   -----------
  Balance at December 31, 1997                                                     $12,189,418
                                                                                   ===========

69-74
Shareholders' Information

South Branch Valley Bancorp, Inc. files an annual report to the Securities and Exchange Commission on Form 10-KSB. Copies of this report may be obtained without charge upon written request to:

                               Carol A. Riggleman
                       South Branch Valley Bancorp, Inc.
                              Post Office Box 680
                        Moorefield, West Virginia 26836
                         or E-Mail: sbvnb@hardynet.com

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


Offices of South Branch Valley National Bank


                    Main Bank                  Petersburg Branch
              310 North Main Street           102 Virginia Avenue
              Moorefield, WV 26836           Petersburg, WV 26847
                 (304) 538-2353                 (304) 257-2122
               fax: (304) 538-7053            fax: (304) 257-2858

                 Mathias Branch                 Franklin Branch
                   P.O. Box 40                   P.O. Box 863
                Mathias, WV 26812             Franklin, WV 26807
                 (304) 897-5997                 (304) 358-2388
               fax: (304) 897-6232            fax: (304) 358-2149


Officers of the Holding Company

                        South Branch Valley Bancorp, Inc.


                  OSCAR M. BEAN                H. CHARLES MADDY, III
              Chairman of the Board                  President

                DONALD W. BILLER              PHOEBE FISHER HEISHMAN
                  Vice Chairman                      Secretary

             RUSSELL F. RATLIFF, JR.            CAROL A. RIGGLEMAN
                    Treasurer                   Assistant Secretary

70-74
Directors


                        South Branch Valley Bancorp, Inc.
                                       and
                        South Branch Valley National Bank



                                 OSCAR M. BEAN
                             Chairman of the Board
                   Managing Partner -- Bean & Bean Attorneys

                             H. CHARLES MADDY, III
                     President and Chief Executive Officer,
                       South Branch Valley National Bank

                                DONALD W. BILLER
                           Vice-Chairman and Director
                        President -- D. W. Biller, Inc.
                         Director -- WV Farm Credit ACA

                             PHOEBE FISHER HEISHMAN
                                   Secretary
                  Editor and Publisher -- Moorefield Examiner
                       President -- R.E. Fisher Co., Inc.




                  JAMES M. COOKMAN                                              JEFFREY E. HOTT
     President -- Cookman Insurance Center, Inc.                   Vice-President -- Hott's Ag Services, Inc.
       President -- Cookman Realty Group, Inc.                         Vice-President -- Franklin Oil Co.
       Sole Proprietor -- WQWV-FM Radio Station                        Vice-President -- E.E. Hott, Inc.
     Secretary/Treasurer-- Apex Developers, Inc.
                                                                               HAROLD K. MICHAEL
                   JOHN W. CRITES                                 Owner/Agent -- H.K. Michael & Son Insurance
      President -- Allegheny Wood Products, Inc.                        Member -- WV House of Delegates
Partner -- Allegheny Dimension, Limited Liability Co.
     Principal Stockholder - KJV Aviation, Inc.                                  MARY ANN OURS
                                                                President -- Ours Valley View Poultry Farms, Inc.
                THOMAS J. HAWSE, III
         President -- Hawse Food Market, Inc                                RUSSELL F. RATLIFF, JR.
                                                                           Vice President & Cashier
                   GARY L. HINKLE                                      South Branch Valley National Bank
          President -- Hinkle Trucking, Inc.
       President -- Dettinburn Transport, Inc.                               HARRY C. WELTON, JR.
          President -- Mt. Storm Fuel Corp.                                     Retired Farmer


                                J. ALECK WELTON
                               Director Emeritus

                               RENICK C. WILLIAMS
                               Director Emeritus

71-74
Operating Officers of the Bank


                       South Branch Valley National Bank

                             H. CHARLES MADDY, III
                     President and Chief Executive Officer

          RUSSELL F. RATLIFF, JR.                           SCOTT C. JENNINGS
  Vice President, Cashier & Trust Officer                    Vice President

               JULIE R. COOK                               CAROL A. RIGGLEMAN
                Controller                          CRA Officer, Executive Secretary

              DEBRA S. DAVIS                                 MARK H. WRIGHT
    Assistant Vice President of Lending            Assistant Vice President of Lending

               DANYL FREEMAN                               TRACEY L. GOCHENOUR
    Assistant Vice President Operations             Loan Review & Compliance Officer

             BARBARA GORENFLO                              KATHLEEN S. SIMERLY
Assistant Vice President Teller Operations                 Accounting Officer

              J. VANCE WILSON                                MARLIN C. CASTO
               Loan Officer                                   Loan Officer

                KENT SHIPE                                  THOMAS G. KIMBLE
          Mathias Branch Manager                         Franklin Branch Manager

              WILLIAM F. COOK                                LARRY G. SMITH
         Petersburg Branch Manager                 Assistant Branch Manager, Franklin

             BELINDA L. TURNER                              DEBORAH HAMILTON
   Assistant Branch Manager, Petersburg             Assistant Branch Manager, Mathias

                                 JENNY L. CARR
                                Internal Auditor


Employees of the Bank


                        South Branch Valley National Bank

                                     STAFF
                                   Main Bank

   Teresa Barr        Larry Curtis          Gail Malcolm          Amy Regester
 Rebecca Bishoff      Gloria George          Tina Martin           Angie Smith
 Curtis Boswell       Jean Griffith        Tabitha Mongold       Elaine Stickley
  Stacey Bowman      Jolene Johnson     Bernadette Nesslerodt     Ramona Thorne
  Tammy Brewer        Amy Ketterman          Sandra Ours         Catherine Weese
Shirley Corsetti      Fern Ludwick           Shelly Reel          Pamela Wilson

                                      Mathias
         Christine Delawder       Connie Landacre           Donna Shipe
          Teresa Halterman           Helen May          Dorothy Strawderman

                                     Franklin
            Wanda Bowers                                   Amy Roberson
            Tammy Clutter                                  Lisa Roberson
            Renee Hedrick         Leslie Lambert           Shasta Vance

                                    Petersburg
             Lisa Casto                                     Stacy Park
             Diana Cook           Belinda Crites           Pamela Swick