Form 10-K, Exhibit 13
period 2000-12-31
SUMMIT FINANCIAL GROUP INC
filed 2001-03-30
CIK 811808

Exhibit 13
COMMON STOCK LISTING

Current market quotations for the common stock of Summit Financial Group,Inc. are available on the OTC Bulletin Board under the symbol SMMF.


COMMON STOCK DIVIDEND AND MARKET PRICE INFORMATION

The following table presents cash dividends paid per share and information regarding bid prices per share of Summit's common stock for the periods indicated. The bid prices presented are based on information reported by the OTC Bulletin Board, and may reflect inter-dealer prices, without retail mark-up, mark-down or commission and not represent actual transactions.


                            First      Second       Third       Fourth
                           Quarter     Quarter     Quarter      Quarter
                           -------     -------     -------      -------
 2000
 Dividends paid                $ -      $ 0.50         $ -       $ 0.70
 High Bid                    41.00       36.50       36.50        36.75
 Low Bid                     36.50       30.38       31.00        35.50

 1999
 Dividends paid                $ -      $ 0.47         $ -       $ 0.48
 High Bid                    44.75       44.00       40.25        40.50
 Low Bid                     41.25       40.25       40.00        36.00

Dividends on Summit's common stock are paid on the 15th day of June and December. The record date is the 1st day of each respective month.

As of February 15, 2001, there were approximately 1,250 shareholders of record of Summit's common stock.

                                                   SELECTED FINANCIAL DATA

                                                                             For the Year Ended
                                                                          (unless otherwise noted)
 (Dollars in thousands, except per share amounts)        2000          1999       1998 (1)      1997 (1)      1996 (1)
 ------------------------------------------------      --------      --------     --------      --------      --------

 Summary of Operations
      Interest income                                  $ 32,264      $ 25,114     $ 20,638      $ 17,358      $ 16,176
      Interest expense                                   18,276        12,234       10,288         8,880         8,318
      Net interest income                                13,988        12,880       10,350         8,478         7,858
      Provision for loan losses                             558           370          615           554           425
      Net interest income after provision
          for loan losses                                13,430        12,510        9,735         7,924         7,433
      Noninterest income                                  1,228           821          753           575           576
      Noninterest expense                                 9,865         8,718        6,638         5,256         4,910
      Income before income taxes                          4,793         4,613        3,850         3,243         3,099
      Income taxes                                        1,543         1,570        1,248           943           688
      Net income                                        $ 3,250       $ 3,043      $ 2,602       $ 2,300       $ 2,411

 Balance Sheet Data (at year end)
      Assets                                          $ 481,239     $ 385,767    $ 287,296     $ 235,241     $ 216,376
      Securities                                        176,741       112,770       64,978        59,134        66,531
      Loans                                             274,153       238,299      195,277       145,067       134,180
      Deposits                                          345,962       297,139      228,341       190,051       183,886
      Short-term borrowings                               9,391        32,348        4,644         7,145         4,377
      Long-term borrowings                               81,086        17,943       16,469        10,396         3,515
      Shareholders' equity                               39,773        35,083       35,958        26,190        22,711

 Per Share Data
      Basic earnings                                     $ 3.69        $ 3.39       $ 3.05        $ 3.27        $ 3.52
      Diluted earnings                                     3.69          3.39         3.05          3.27          3.52
      Shareholders' equity (at year end)                  45.32         39.80        40.05         36.40         33.15
      Cash dividends                                       1.20          0.95         0.89          0.84          0.77

 Performance Ratios
      Return on average equity                            8.93%         8.52%        7.44%         9.45%        11.25%
      Return on average assets                            0.75%         0.88%        0.95%         1.01%         1.15%
      Dividend payout                                     32.5%         27.3%        30.7%         26.2%         23.3%
      Equity to assets                                     8.3%          9.1%        12.5%         11.1%         10.5%



     (1) - All amounts prior to 1999, with the exception of cash dividends per share, have been restated to give effect to the Potomac merger accounted for as a pooling of interests.

Management's Discussion and Analysis of Financial Condition and Results of Operations and Related Statistical Disclosures

INTRODUCTION AND SUMMARY

     The following is management's discussion and analysis of the financial condition and financial results of operations for Summit Financial Group, Inc. ("Company" or "Summit") and its wholly owned subsidiaries, South Branch Valley National Bank ("South Branch"), Capital State Bank, Inc. ("Capital State"), Shenandoah Valley National Bank ("Shenandoah") and Potomac Valley Bank ("Potomac") as of December 31, 2000. This discussion may contain forward looking statements based on management's expectations and actual results may differ materially. Since the primary business activities of Summit are conducted through its wholly owned bank subsidiaries, the following discussion focuses primarily on the financial condition and operations of those entities. All amounts and percentages have been rounded for this discussion. This discussion and analysis should be read in conjunction with the accompanying Consolidated Financial Statements and Notes thereto of the Company as of December 31, 2000 and for each of the three years then ended.

     This annual report contains certain forward-looking statements (as defined in the Private Securities Litigation Act of 1995), which reflect management's beliefs and expectations based on information currently available. These forward-looking statements are inherently subject to significant risks and uncertainties, including changes in general economic and financial market conditions, the Company's ability to effectively carry out its business plans and changes in regulatory or legislative requirements. Other factors that could cause or contribute to such differences are changes in competitive conditions and continuing consolidation in the financial services industry. Although management believes the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially.

MERGER AND ACQUISITIONS

     On December 30, 1999, Summit merged with Potomac, a $94 million asset bank in Petersburg, West Virginia, in a transaction accounted for as a pooling of interests. Summit issued 290,110 shares of common stock to the shareholders of Potomac based upon an exchange ratio of 3.4068 shares of Summit common stock for each outstanding share of Potomac common stock. Summit's prior year consolidated financial statements have been restated to include Potomac.

     On April 22, 1999, Capital State purchased three branch banking facilities located in Greenbrier County, West Virginia (the "Branches"). The transaction included the Branches' facilities and associated loan and deposit accounts. Total deposits assumed approximated $47.4 million and total loans acquired approximated $8.9 million. This transaction was accounted for using the purchase method of accounting, and accordingly, the assets and liabilities and results of operations of the Branches are reflected in the Company's consolidated financial statements beginning April 23, 1999. The excess purchase price over the fair value of the net assets acquired as of the consummation date approximated $2,267,000, which is included in intangible assets in the accompanying consolidated balance sheets, and is being amortized over a period of 15 years using the straight-line method.

     On March 31, 1998, Summit acquired 60% of the outstanding common stock of Capital State, a Charleston, West Virginia state chartered bank with total assets approximating $44 million at the time of acquisition, in exchange for 183,465 shares of Summit's common stock. Summit had previously acquired 40% of Capital State's outstanding common stock during 1997. This acquisition was accounted for using the purchase method of accounting, and accordingly, the assets and liabilities and results of operations of Capital State are reflected in the Company's consolidated financial statements beginning April 1, 1998. The excess purchase price over the fair value of the net assets acquired as of the consummation date approximated $1,979,000, which is included in intangible assets in the accompanying consolidated balance sheet as of December 31, 1998. This goodwill is being amortized over a period of 15 years using the straight line method.

     Refer to Note 2 of the accompanying consolidated financial statements for additional information regarding Summit's merger and acquisitions.

NEW BANK SUBSIDIARY

     On May 14, 1999, Shenandoah was granted a national bank charter and was initially capitalized with $4,000,000, funded by a special dividend in the amount of $3,000,000 from the Company's subsidiary bank, South Branch and from a $1,000,000 term loan from the then unaffiliated institution, Potomac. Shenandoah opened for business on May 17, 1999. Start up costs approximating $90,000 related to the organization of this subsidiary were expensed during 1999.

RESULTS OF OPERATIONS

Earnings Summary

     Net income for the three years ended December 31, 2000, 1999, and 1998, was $3,250,000, $3,043,000 and $2,602,000, respectively. On a per share basis, diluted net income was $3.69 in 2000 compared to $3.39 in 1999, and $3.05 in 1998. Return on average equity was 8.93% in 2000 compared to 8.52% in 1999, and 7.44% in 1998. Return on average assets for the year ended December 31, 2000 was 0.75% compared to 0.88% in 1999 and 0.95% in 1998. A summary of the significant factors influencing the Summit's results of operations and related ratios is included in the following discussion.

Net Interest Income

     The major component of Summit's net earnings is net interest income, which is the excess of interest earned on earning assets over the interest expense incurred on interest bearing sources of funds. Net interest income is affected by changes in volume, resulting from growth and alterations of the balance sheet's composition, fluctuations in interest rates and maturities of sources and uses of funds. Management seeks to maximize net interest income through management of its balance sheet components. This is accomplished by determining the optimal product mix with respect to yields on assets and costs of funds in light of projected economic conditions, while maintaining portfolio risk at an acceptable level.

     Net interest income on a fully tax equivalent basis, average balance sheet amounts, and corresponding average yields on interest earning assets and costs of interest bearing liabilities for the years 2000, 1999 and 1998 are presented in Table I. Table II presents, for the periods indicated, the changes in interest income and expense attributable to (a) changes in volume (changes in volume multiplied by prior period rate) and (b) changes in rate (change in rate multiplied by prior period volume). Changes in interest income and expense attributable to both rate and volume have been allocated between the factors in proportion to the relationship of the absolute dollar amounts of the change in each.

     Net interest income, adjusted to a fully tax equivalent basis, totaled $14,431,000, $13,223,000 and $10,696,000 for the years ended December 31, 2000,
1999, and 1998, respectively resulting in a net interest margin of 3.5% for 2000 compared to 4.1% and 4.2% for 1999 and 1998, respectively. The net interest margin recognizes earning asset growth by expressing net interest income as a percentage of total average earning assets. During 2000, higher-cost funding in a rising rate environment, combined with a liability sensitive interest rate risk position and a highly competitive market for deposits contributed to the 60 basis point decrease in Summit's net interest margin. In 1999, the yield on interest earning assets decreased 40 basis points from 8.2% in 1998 to 7.8% in 1999, primarily due to lower yields on loans. The cost of interest bearing liabilities likewise declined 40 basis points from 4.8% in 1998 to 4.4% in 1999, which served to minimize most of the impact of the lower yields on interest earning assets.

     As identified in Table II, despite the Company's contracting net interest margin in 2000 and 1999, tax equivalent net interest income grew $1,208,000 and $2,527,000 during 2000 and 1999, respectively, due primarily to the substantial growth in the volumes of the interest earning assets in both years.

     The spread between interest earning assets and interest bearing liabilities could continue to contract though, thus negatively impacting the Company's net interest income in 2001. Management continues to monitor the net interest margin through net interest income simulation to minimize the potential for any significant negative impact.

     The majority of Summit's assets and liabilities are monetary in nature and, therefore, differ greatly from most commercial and industrial entities which have large investments in fixed assets or inventories. Fluctuations in interest rates have a greater effect on the Company's profitability than do the effects of higher costs for goods and services. See the Market Risk Management section for further discussion of the impact changes in market interest rates could have on Summit.



Table I - Average Distribution of Assets, Liabilities and Shareholders' Equity,
Interest Earnings & Expenses, and Average Rates
Dollars in thousands
                                                      2000                             1999                           1998
                                        -----------------------------   -----------------------------  -----------------------------
                                         Average    Earnings/   Yield    Average   Earnings/   Yield    Average    Earnings/   Yield
                                        Balances     Expense     Rate   Balances    Expense    Rate    Balances     Expense     Rate
                                        ---------   ---------   -----   ---------  ---------   -----   ---------   ---------   -----
ASSETS
Interest earning assets
  Loans, net of unearned interest (1)
    Taxable                             $ 248,404   $  21,630    8.7%   $ 217,625  $  18,645    8.6%   $ 172,256   $  15,719    9.1%
    Tax-exempt (2)                          2,211         261   11.8%       1,551        173   11.2%       1,604         182   11.3%
  Securities
    Taxable                               139,476       9,484    6.8%      84,353      5,288    6.3%      55,933       3,522    6.3%
    Tax-exempt (2)                         13,202       1,046    7.9%      11,135        835    7.5%      11,312         834    7.4%
Federal funds sold and interest
  bearing deposits with other banks         4,305         286    6.6%      10,251        516    5.0%      13,642         727    5.3%
                                        ---------   ---------   -----   ---------  ---------   -----   ---------   ---------   -----
                                          407,598      32,707    8.0%     324,915     25,457    7.8%     254,747      20,984    8.2%
Noninterest earning assets
  Cash and due from banks                   8,166                           6,860                          5,694
  Bank premises and equipment              10,666                           8,634                          6,294
  Other assets                              8,877                           6,402                          7,766
  Allowance for loan losses                (2,414)                         (2,175)                        (1,829)
                                        ---------                       ---------                      ---------
    Total assets                        $ 432,893                       $ 344,636                      $ 272,672
                                        =========                       =========                      =========

 LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Interest bearing liabilities
  Interest bearing
    demand deposits                     $  60,351   $   2,027    3.4%   $  56,201  $   1,717    3.1%   $  40,027   $   1,246    3.1%
  Savings deposits                         39,738       1,094    2.8%      38,782      1,030    2.7%      31,394       1,048    3.3%
  Time deposits                           187,665      10,476    5.6%     153,617      7,811    5.1%     126,369       7,043    5.6%
  Short-term borrowings                    48,867       3,087    6.3%      13,714        673    4.9%       5,371         232    4.3%
  Long-term borrowings                     28,033       1,592    5.7%      18,818      1,003    5.3%      13,004         719    5.5%
                                        ---------   ---------   -----   ---------  ---------   -----   ---------   ---------   -----
                                          364,654      18,276    5.0%     281,132     12,234    4.4%     216,165      10,288    4.8%

Noninterest bearing liabilities
  Demand deposits                          28,017                          25,608                         19,267
  Other liabilities                         3,845                           2,178                          2,244
                                        ---------                       ---------                      ---------
    Total liabilities                     396,516                         308,918                        237,676
Shareholders' equity                       36,377                          35,718                         34,996
                                        ---------                       ---------                      ---------
  Total liabilities and
    shareholders' equity                $ 432,893                       $ 344,636                      $ 272,672
                                        =========                       =========                      =========

NET INTEREST EARNINGS                   $  14,431                       $  13,223                      $  10,696
                                        =========                       =========                      =========

NET INTEREST YIELD ON EARNING ASSETS                             3.5%                           4.1%                            4.2%
                                                                =====                          =====                           =====



(1) - For purposes of this table, non-accrual loans are included in average loan balances. Included in interest and fees on loans are loan fees of $343,000, $277,000 and $362,000 for the years ended December 31, 2000, 1999 and 1998,  respectively.

(2) - For purposes of this table, interest income on tax-exempt securities has been adjusted assuming an effective combined Federal and state tax rate of 34% for all years presented. The tax equivalent adjustment results in an increase in interest income of $443,000, $343,000 and $346,000 for the years ended December 31, 2000, 1999 and 1998, respectively.


Table II - Changes in Interest Margin Attributable to Rate and Volume
Dollars in thousands

                                            2000 Versus 1999                 1999 Versus 1998
                                      -----------------------------    -----------------------------
                                           Increase (Decrease)              Increase (Decrease)
                                            Due to Change in:                Due to Change in:
                                      -----------------------------    -----------------------------
                                       Volume     Rate       Net        Volume     Rate       Net
                                      -------    -------    -------    -------    -------    -------
Interest earned on:
Loans
  Taxable                             $ 2,676    $   309    $ 2,985    $ 3,935    $(1,009)   $ 2,926
  Tax-exempt                               78         10         88         (6)        (3)        (9)
Securities
  Taxable                               3,715        481      4,196      1,783        (17)     1,766
  Tax-exempt                              162         49        211        (13)        14          1
Federal funds sold and interest
  bearing deposits with other banks      (361)       131       (230)      (173)       (38)      (211)
                                      -------    -------    -------    -------    -------    -------
   Total interest earned on
    interest earning assets             6,270        980      7,250      5,526     (1,053)     4,473
                                      -------    -------    -------    -------    -------    -------

Interest paid on:
Interest bearing demand
  deposits                                132        178        310        494        (23)       471
Savings deposits                           25         39         64        220       (238)       (18)
Time deposits                           1,849        816      2,665      1,424       (656)       768
Short-term borrowings                   2,171        243      2,414        405         36        441
Long-term borrowings                      519         70        589        310        (26)       284
                                      -------    -------    -------    -------    -------    -------
  Total interest paid on
    interest bearing liabilities        4,696      1,346      6,042      2,853       (907)     1,946
                                      -------    -------    -------    -------    -------    -------

     Net interest income              $ 1,574    $  (366)   $ 1,208    $ 2,673    $  (146)   $ 2,527
                                      =======    =======    =======    =======    =======    =======



Provision for Loan Losses

     The provision for loan losses represents management's determination of the amount necessary to be charged against the current period's earnings in order to maintain the allowance for loan losses at a level which is considered adequate in relation to the estimated risk inherent in the loan portfolio. The provision for loan losses for each of the years ended December 31, 2000, 1999 and 1998 totaled $558,000, $370,000 and $615,000, respectively. As further discussed in the Loan Portfolio and Asset Quality sections of this analysis, the $188,000 increase in the provision for loan losses in 2000 reflects the continued growth of Summit's loan portfolio. Conversely, the $245,000 reduction in the provision in 1999 compared to 1998 was attributable primarily to the improved credit quality of the Potomac's loan portfolio during the same period. An analysis of the components comprising the allowance for loan losses for each of the past five years, including charge offs and recoveries within each significant loan classification, is presented in Table VIII.

Noninterest Income

     Noninterest  income totaled  $1,228,000,  $821,000 and $753,000,  or 0.28%,
0.24% and 0.28% of average assets, in 2000, 1999, and 1998, respectively. Included in noninterest income for 2000 is a $225,000 gain South Branch recognized on the sale of its Petersburg, West Virginia branch office. Further detail regarding noninterest income follows in Table III.

Noninterest Expense

     Noninterest expense totaled $9,865,000, $8,718,000 and $6,638,000 or 2.28%,
2.53% and 2.43% of average assets for each of the years ended December 31, 2000, 1999, and 1998, respectively. Total noninterest expense increased $1,147,000 in 2000 compared to 1999 and $2,080,000 in 1999 compared to 1998. The primary factors contributing to growth in noninterest expense in both years were: operating expenses of Capital State's Greenbrier County branches following their acquisition in April 1999, operating expenses of Shenandoah following its opening in May 1999, and one time expenses associated with the Potomac merger. Table III presents additional information regarding Summit's noninterest expense.

 Table III - Noninterest Income and Expense
 In thousands

                                      2000         1999        1998
                                    -------      -------     -------

 Noninterest income
   Insurance commissions            $   110      $    91     $   104
   Service fees                         876          792         518
   Securities gains (losses)              2         (236)          8
   Gain on sale of branch bank          225            -           -
   Other                                 15          174         123
                                    -------      -------     -------

             Total                  $ 1,228      $   821     $   753
                                    =======      =======     =======


 Noninterest expense
   Salaries and employee benefits   $ 4,863      $ 4,359     $ 3,432
   Net occupancy expense                628          559         456
   Equipment expense                    974          716         546
   Supplies                             303          299         143
   Amortization of intangibles          298          269         135
   Other                              2,799        2,516       1,926
                                    -------      -------     -------
             Total                  $ 9,865      $ 8,718     $ 6,638
                                    =======      =======     =======




Income Tax Expense

     Income tax expense for the three years ended December 31, 2000, 1999, and 1998 totaled $1,543,000, $1,570,000 and $1,248,000, respectively. Refer to Note
10 of the accompanying consolidated financial statements for further information and additional discussion of the significant components influencing the Company's effective income tax rates.

CHANGES IN FINANCIAL POSITION

     Total average assets in 2000 were $432,893,000, an increase of 25.6% over 1999's average of $344,636,000. Similarly, average assets grew 26.4% in 1999, from $272,672,000 in 1998. The primary factors contributing to these increases are the continued strong growth of Shenandoah following its organization in May 1999 and Capital State's acquisition of the Greenbrier County branches in April 1999. Significant changes in the components of the Summit's balance sheet 2000 and 1999 are discussed below.

Securities

     Securities comprised approximately 36.7% of total assets at December 31, 2000 compared to 29.2% at December 31, 1999. Average securities approximated $152,678,000 for 2000 or 59.9% more than 1999's average of $95,488,000. The growth in the Company's securities portfolio in 1999 reflects increased investments primarily in U. S. Government agency securities and mortgage-backed securities, which were funded principally by the deposit growth of Shenandoah in 2000 and by the $35.1 million in net funds the Company realized in conjunction with the acquisition of Greenbrier County branch banks in 1999. Refer to Note 4 of the accompanying consolidated financial statements for details of amortized cost, the estimated fair values, unrealized gains and losses as well as the security classifications by type.

     Substantially all securities are classified as available for sale to provide management with flexibility to better manage its balance sheet structure and react to asset/liability management issues as they arise. At December 31, 2000, Summit did not own securities of any one issuer that were not issued by the U.S. Treasury or a U.S. Government agency that exceeded ten percent of shareholders' equity. The maturity distribution of the securities portfolio at December 31, 2000, together with the weighted average yields for each range of maturity, are summarized in Table IV. The stated average yields are actual yields and are not stated on a tax equivalent basis.


  Table IV - Securities Maturity Analysis
 (At amortized cost, dollars in thousands)

                                                  After one           After five
                                    Within        but within          but within          After
                                   one year       five years          ten years         ten years
                               --------------  ---------------   ---------------    ---------------
                               Amount   Yield  Amount    Yield   Amount    Yield    Amount    Yield
                               -------  -----  -------   -----   -------   -----    -------   -----
 Available for sale
U. S. Treasury securities      $ 1,499   6.3%      $ -      -        $ -      -        $ -      -
U. S. Government agencies
   and corporations              2,541   6.2%   44,721    6.7%    31,366    7.0%     2,219    7.5%
Mortgage backed securities -
   U. S. Government agencies
     and corporations           17,113   6.7%   25,155    6.8%    10,810    6.7%     2,052    6.8%
State and political
   subdivisions                  1,951   5.5%    4,032    4.8%     3,192    5.2%     3,222    6.0%
Other                                -     -    13,226    7.3%       349    7.6%    11,576    6.3%
                               -------   ---   -------    ---    -------    ---    -------    ---

   Total available for sale    $23,104   6.5%  $87,134    6.7%   $45,717    6.8%   $19,069    6.4%
                               =======   ===   =======    ===    =======    ===    =======    ===

Held to maturity
State and political
   subdivisions                $   250   5.7%  $   151    4.8%       $ -      -        $ -      -
                               =======         =======           =======           =======

Loan Portfolio

Table V depicts loan balances by type and the respective percentage of each to total loans at December 31, as follows:


 Table V - Loans by Type
Dollars in thousands

                                   2000                 1999                  1998                 1997                 1996
                             ------------------  -------------------   ------------------   -------------------   ------------------
                                       Percent              Percent               Percent              Percent              Percent
                              Amount   of Total   Amount    of Total    Amount   of Total    Amount    of Total    Amount   of Total
                             --------  --------  --------   --------   --------  --------   --------   --------   --------  --------

Commercial, financial,
    and agricultural         $104,510    38.1%   $ 78,894      33.1%   $ 54,359     27.8%   $ 42,736      29.5%   $ 38,982     29.1%
Real estate - construction      2,730     1.0%      2,012       0.8%      1,801      0.9%        144       0.1%        154      0.1%
Real estate - mortgage        127,930    46.7%    116,779      49.0%    101,014     51.7%     69,155      47.7%     64,695     48.2%
Installment                    36,983    13.5%     38,091      16.0%     36,197     18.5%     32,248      22.2%     29,454     22.0%
Other                           2,001     0.7%      2,524       1.1%      1,906      1.0%        784       0.5%        894      0.7%
                             --------   -----    --------     -----    --------    -----    --------     -----    --------    -----

Total loans                  $274,154   100.0%   $238,300     100.0%   $195,277    100.0%   $145,067     100.0%   $134,179    100.0%
                             ========   =====    ========     =====    ========    =====    ========     =====    ========    =====


     Total net loans averaged $250,615,000 in 2000 and comprised 57.9% of total average assets compared to $219,176,000 or 63.6% of total average assets during 1999. The increase in the dollar volume of loans is primarily attributable to continuation of the Company's strategy which began in 1996 to aggressively seek quality commercial and real estate loans.

     Refer to Note 5 of the accompanying consolidated financial statements for the Summit's loan maturities and a discussion of the Company's adjustable rate loans as of December 31, 2000.

     In the normal course of business, the Company makes various commitments and incurs certain contingent liabilities which are disclosed in Note 12 to the accompanying consolidated financial statements but not reflected in the accompanying consolidated financial statements. There have been no significant changes in these type of commitments and contingent liabilities and the Company does not anticipate any material losses as a result of these commitments.

Deposits

     Total deposits at December 31, 2000 increased $48,823,000 or 16.4% compared to December 31, 1999. Average deposits increased $41,563,000, or 15.2% during 2000. This increase resulted primarily from the growth of Shenandoah's deposits.

     See Table I above for average deposit balance and rate information by deposit type for 2000, 1999 and 1998 and Note 8 of the accompanying consolidated financial statements for a maturity distribution of time deposits as of December 31, 2000.

Borrowings

     Lines of Credit: The Company has remaining available lines of credit from the Federal Home Loan Bank totaling $70,961,000 at December 31, 2000. Management uses these lines primarily to fund loans to customers. Funds acquired through this program are reflected on the consolidated balance sheet in short-term borrowings or long-term borrowings, depending on the repayment terms of the debt agreement.

     Short-term Borrowings: Total short-term borrowings decreased $22,957,000 from $32,348,000 at December 31, 1999 to $9,391,000 at December 31, 2000, as
Summit refinanced substantially all of its short-term Federal Home Loan Bank advances with long-term advances late in 2000. This action was taken to obtain lower funding costs and to reduce the Company's sensitivity to rising interest rates. See Note 9 of the accompanying consolidated financial statements for additional disclosures regarding the Company's short-term borrowings.

     Long-term Borrowings: Total long-term borrowings of $81,086,000 at December 31, 2000, consisting entirely of funds borrowed on available lines of credit from the Federal Home Loan Bank, increased $63,143,000 compared to the $17,943,000 outstanding at December 31, 1999. These borrowings were made principally to fund the refinancing of short-term advances discussed above and to fund the Company's loan growth. Refer to Note 9 of the accompanying consolidated financial statements for additional information regarding the Summit's long-term borrowings.

ASSET QUALITY

Table VI presents a summary of non-performing  loans at December 31, as follows.

  Table VI - Nonperforming Loans
Dollars in thousands

                             2000      1999      1998      1997      1996
                            ------    ------    ------    ------    ------

Nonaccrual loans            $  568    $  522    $  783    $  220    $  343
Accruing loans past due
  90 days or more              267       476       431       402       545
Restructured loans               -         -         -        55        55
                            ------    ------    ------    ------    ------
Total                       $  835    $  998    $1,214    $  677    $  943
                            ======    ======    ======    ======    ======

Percentage of total loans      0.3%      0.4%      0.6%      0.5%      0.7%
                            ======    ======    ======    ======    ======


     As illustrated in Table VI, the quality of the Summit's loan portfolio remains sound. The total of nonaccrual loans and loans past due 90 days or more and still accruing interest declined from $998,000 at December 31, 1999 to $835,000 at December 31, 2000, despite the growth in the loan portfolio previously discussed. Refer to Note 5 of the accompanying consolidated financial statements for additional discussion of non-accrual loans and to Note 6 for a discussion of impaired loans which are included in the above balances.

     Summit maintains an allowance for loan losses at a level considered adequate to provide for losses that can be reasonably anticipated. The Company conducts quarterly evaluations of its loan portfolio to determine its adequacy. The evaluation is based on assessments of specifically identified loans, loss experience factors, current and anticipated economic conditions and other factors to identify and estimate inherent losses from homogeneous pools of loans. In addition, the Company conducts comprehensive, ongoing reviews of its loan portfolio, which encompass the identification of all potential problem credits to be included on an internally generated watch list. The identification of loans for inclusion on the watch list is facilitated through the use of various sources, including past due loan reports, previous internal and external loan evaluations, classified loans identified as part of regulatory agency loan reviews and reviews of new loans representative of current lending practices. Once this list is reviewed to ensure it is complete, management reviews the specific loans for collectibility, performance and collateral protection. In addition, a grade is assigned to the individual loans utilizing internal grading criteria, which is somewhat similar to the criteria utilized by each subsidiary bank's primary regulatory agency. Based on the results of these reviews, specific reserves for potential losses are identified and the allowance for loan losses is adjusted appropriately through a provision for loan losses.

     While there may be some loans or portions of loans identified as potential problem credits which are not specifically identified as either nonaccrual or accruing loans past due 90 or more days, they are considered by management to be insignificant to the overall disclosure and are, therefore, not specifically quantified within this discussion. In addition, management feels these additional loans do not represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity or capital resources. Also, these loans do not represent material credits about which management is aware of any information which would cause the borrowers to not comply with the loan repayment terms.

     Specific reserves are allocated to non-performing loans based on the quarterly evaluation of expected loan loss reserve requirements as determined by management. In addition, a portion of the reserve is determined through the use of loan loss experience factors which do not provide for identification of specific potential problem loans. As noted above, some of the loans, which are not deemed significant, are included in the watch list of potential problem loans and have specific reserves allocated to them.

     The allocated portion of the subsidiary banks' allowance for loan losses is established on a loan-by-loan and pool-by-pool basis. The unallocated portion is for inherent losses that probably exist as of the evaluation date, but which have not been specifically identified by the processes used to establish the allocated portion due to inherent imprecision in the objective processes management utilizes to identify probable and estimable losses. This unallocated portion is subjective and requires judgment based on various qualitative factors in the loan portfolio and the market in which the Company operates. At December 31, 2000 and 1999, respectively, the unallocated portion of the allowance approximated $94,000 and $92,000, or 3.7% and 4.1% of the total allowance. This unallocated portion of the allowance is considered necessary based on consideration of the known risk elements in certain pools of loans in the loan portfolio and management's assessment of the economic environment in which the Company operates. More specifically, while loan quality remains good, the subsidiary banks have typically experienced greater losses within certain homogeneous loan pools when the Company's market area has experienced economic downturns or other significant negative factors or trends, such as increases in bankruptcies, unemployment rates or past due loans.

     At December 31, 2000 and 1999, Summit's allowance for loan losses totaled $2,571,000 and $2,232,000, respectively, representing 0.94% of gross loans as of both year end dates, and is considered adequate to cover inherent losses in the Company's loan portfolio. Table VII presents an allocation of the allowance for loan losses by loan type at each respective year end date, as follows.


 Table VII - Allocation of the Allowance for Loan Losses
 Dollars in thousands

                             2000                1999                 1998                 1997                 1996
                       -----------------  -------------------   ------------------  -------------------  -------------------
                                  % of                 % of                 % of                 % of                 % of
                                loans in             loans in             loans in             loans in             loans in
                                  each                 each                 each                 each                 each
                                category             category             category             category             category
                                to total             to total             to total             to total             to total
                       Amount    loans    Amount      loans     Amount     loans    Amount      loans    Amount      loans
                       ------    ------   ------      ------    ------     ------   ------      ------   ------      ------
 Commercial, financial
    and agricultural   $1,037     38.1%   $  951       33.3%   $  861       27.8%   $  584       29.5%   $  620       29.1%
Real estate               127     47.7%      383       49.5%      366       52.7%      302       47.8%      303       48.3%
Installment             1,086     13.5%      596       16.1%      739       18.5%      513       22.2%      364       22.0%
Other                     227      0.7%      210        1.1%       61        1.0%       23        0.5%       11        0.6%
Unallocated                94      -          92        -          86        -          67        -          69        -
                       ------    -----    ------      -----    ------      -----    ------      -----    ------      -----
                       $2,571    100.0%   $2,232      100.0%   $2,113      100.0%   $1,489      100.0%   $1,367      100.0%
                       ======    =====    ======      =====    ======      =====    ======      =====    ======      =====

     At December 31, 2000, the Company had approximately $36,000 in other real estate owned which was obtained as the result of foreclosure proceedings and $36,000 in other repossessed assets which was obtained as the result of auto repossessions. These repossessions have been insignificant throughout 2000 and management does not anticipate any material losses on any of the items currently held in other real estate owned or other repossessed assets.

     A reconciliation of the activity in the allowance for loan losses follows:

 Table VIII - Allowance for Loan Losses
In thousands

                                       2000     1999     1998     1997     1996
                                      ------   ------   ------   ------   ------

Balance, beginning of year            $2,232   $2,113   $1,489   $1,367   $1,514

Losses:
  Commercial financial & agriculture       -      165      183       93      391
  Real estate - mortgage                  63       32        1       30       13
  Installment                            175      144      204      371      197
  Other                                   49       37       25       67       10
                                      ------   ------   ------   ------   ------
                  Total                  287      378      413      561      611
                                      ------   ------   ------   ------   ------
Recoveries:
  Commercial financial & agriculture       2       40        3       52        6
  Real estate - mortgage                   2       10       22       15        2
  Installment                             53       71      118       60       28
  Other                                   11        6        7        2        3
                                      ------   ------   ------   ------   ------
                  Total                   68      127      150      129       39
                                      ------   ------   ------   ------   ------

Net losses                               219      251      263      432      572
                                      ------   ------   ------   ------   ------
Allowance of purchased subsidiary          -        -      272        -        -
Provision for loan losses                558      370      615      554      425
                                      ------   ------   ------   ------   ------

Balance, end of year                  $2,571   $2,232   $2,113   $1,489   $1,367
                                      ======   ======   ======   ======   ======


LIQUIDITY

     Liquidity reflects the Company's ability to ensure the availability of adequate funds to meet loan commitments and deposit withdrawals, as well as provide for other transactional requirements. Liquidity is provided primarily by funds invested in cash and due from banks (net of float and reserves), Federal funds sold, non-pledged securities, and available lines of credit with the Federal Home Loan Bank, the total of which approximated at December 31, 2000 $143 million, or 30% of total consolidated assets.

The Company's liquidity position is monitored continuously to ensure that day-to-day as well as anticipated funding needs are met. Management is not aware of any trends, commitments, events or uncertainties that have resulted in or are reasonably likely to result in a material change to Summit's liquidity.

MARKET RISK MANAGEMENT

     Market risk is the risk of loss arising from adverse changes in the fair value of financial instruments due to changes in interest rates, exchange rates and equity prices. Interest rate risk is Summit's primary market risk and results from timing differences in the repricing of assets, liabilities and off-balance sheet instruments, changes in relationships between rate indices and the potential exercise of imbedded options. The principal objective of asset/liability management is to minimize interest rate risk and the Company's actions in this regard are taken under the guidance of its Asset/Liability Management Committee ("ALCO"), which is comprised of members of senior management and members of the Board of Directors. The ALCO actively formulates the economic assumptions that the Company uses in its financial planning and budgeting process and establishes policies which control and monitor the Company's sources, uses and prices of funds.

     Some amount of interest rate risk is inherent and appropriate to the banking business. Summit's net income is affected by changes in the absolute level of interest rates. The Company's interest rate risk position is liability sensitive; that is, liabilities are likely to reprice faster than assets, resulting in a decrease in net income in a rising rate environment. Conversely, net income should increase in a falling interest rate environment. Net income is also subject to changes in the shape of the yield curve. In general, a flattening yield curve would result in a decline in Company earnings due to the compression of earning asset yields and funding rates, while a steepening would result in increased earnings as margins widen.

     Several techniques are available to monitor and control the level of interest rate risk. Summit primarily uses earnings simulations modeling to monitor interest rate risk. The earnings simulation model forecasts the effects on net interest income under a variety of interest rate scenarios that incorporate changes in the absolute level of interest rates and changes in the shape of the yield curve. Assumptions used to project yields and rates for new loans and deposits are derived from historical analysis. Securities portfolio maturities and prepayments are reinvested in like instruments. Mortgage loan prepayment assumptions are developed from industry estimates of prepayment speeds. Noncontractual deposit repricings are modeled on historical patterns.

     As of December 31, 2000, Summit's earnings simulation model projects net interest income would decrease by approximately 5.0% if rates rise evenly by 200 basis points over the next year, as compared to projected stable rate net interest income. Conversely, the model projects that if rates fall evenly by 200 basis points over the next year, Company net interest income would rise by approximately 2.0%, as compared to projected stable rate net interest income. These projected changes are well within Summit's ALCO policy limit of +/- 10%.

CAPITAL RESOURCES

     Summit's capital position remains strong, despite its continued growth. Stated as a percentage of total assets, the Company's equity ratio was 8.3% and 9.1% at December 31, 2000 and 1999, respectively. The Company's risk weighted tier I capital, total capital and leverage capital ratios approximated 11.9%, 12.8% and 8.2%, respectively, at December 31, 2000, all of which are well in excess of the minimum guidelines to be "well capitalized" under the regulatory prompt corrective action provisions. The Company's subsidiary banks are also subject to minimum capital ratios as further discussed in Note 13 of the accompanying consolidated financial statements.

     Cash dividends per share rose 26.3% to $1.20 in 2000 compared to $0.95 in 1999, representing dividend payout ratios of 32.5% and 27.3% for 2000 and 1999, respectively. It is the intention of management and the Board of Directors to continue to pay dividends on a similar schedule during 2001. Future cash dividends will depend on the earnings, financial condition and the business of the subsidiary banks as well as general economic conditions; however, management is not presently aware of any reason dividend payments should not continue.

     Dividends paid by the Summit's subsidiary banks are subject to restrictions by banking regulations. The most restrictive provision requires approval by the regulatory agency if dividends declared in any year exceed the year's net income, as defined, plus the retained net profits of the two preceding years. As of December 31, 2000, no significant retained profits are available for distribution to Summit as dividends from its subsidiary banks without regulatory approval. Management is presently not aware of any circumstances, conditions or events which would reasonably preclude the approval of dividend requests for its subsidiary banks' net retained profits in 2001.


                                             QUARTERLY FINANCIAL INFORMATION

                                                       First      Second       Third     Fourth       Full
 (Dollars in thousands, except per share amounts)     Quarter     Quarter     Quarter    Quarter      Year
-------------------------------------------------     -------     -------     -------    -------     -------

2000
Interest income                                       $ 7,291     $ 7,800     $ 8,335    $ 8,837     $32,263
Interest expense                                        3,749       4,329       4,912      5,286      18,276
Net interest income                                     3,542       3,471       3,423      3,551      13,987
Provision for loan losses                                 128         128         140        161         557
Securities gains (losses)                                   -           -           -          2           2
Gain on sale of branch bank                                 -         225           -          -         225
Other noninterest income                                  260         274         289        178       1,001
Noninterest expense                                     2,307       2,524       2,476      2,558       9,865
Income before income taxes                              1,367       1,318       1,096      1,012       4,793
Net income                                                929         934         743        644       3,250
Basic earnings per share                                 1.05        1.06        0.84       0.73        3.69
Diluted earnings per share                               1.05        1.06        0.84       0.73        3.69
Dividends paid per share                                    -        0.50           -       0.70        1.20

1999
Interest income                                       $ 5,355     $ 6,110     $ 6,653    $ 6,996     $25,114
Interest expense                                        2,586       2,973       3,283      3,392      12,234
Net interest income                                     2,769       3,137       3,370      3,604      12,880
Provision for loan losses                                  98          62          98        112         370
Securities gains (losses)                                   -           -           -       (236)       (236)
Other noninterest income                                  211         274         340        232       1,057
Noninterest expense                                     1,764       2,262       2,383      2,309       8,718
Income before income taxes                              1,118       1,087       1,229      1,179       4,613
Net income                                                724         703         886        730       3,043
Basic earnings per share                                 0.81        0.78        0.99       0.81        3.39
Diluted earnings per share                               0.81        0.78        0.99       0.81        3.39
Dividends paid per share                                    -        0.47           -       0.48        0.95


                    [ARNETT & FOSTER, PLLC LETTERHEAD]




To the Board of Directors
Summit Financial Group, Inc.
Moorefield, West Virginia

     We have audited the accompanying consolidated balance sheets of Summit Financial Group, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Summit Financial Group, Inc. and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and cash flows for each of the three years in the period ended December 31, 2000, in conformity with generally accepted accounting principles.


                                         /s/ Arnett & Foster, PLLC





Charleston, West Virginia
February 16, 2001



SUMMIT FINANCIAL GROUP,INC. AND SUBSIDIARIES
Consolidated Balance Sheets

                                                                         December 31,
                                                                         ------------

                                                                   2000               1999
                                                               -------------    -------------
Cash and due from banks                                        $   7,091,871    $   7,010,196
Interest bearing deposits with other banks                           473,000        5,800,987
Federal funds sold                                                 1,811,000        2,845,216
Securities available for sale                                    176,340,410      111,972,963
Securities held to maturity                                          400,835          796,820
Loans, net                                                       271,582,652      236,067,648
Premises and equipment, net                                       12,246,821        8,997,027
Accrued interest receivable                                        3,760,701        2,439,767
Intangible assets                                                  3,634,472        3,954,039
Other assets                                                       3,897,339        5,882,777

                                  Total assets                 $ 481,239,101    $ 385,767,440
                                                               =============    =============


LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
    Deposits
        Non interest bearing                                   $  30,031,409    $  27,381,875
        Interest bearing                                         315,930,441      269,756,745
                                                               -------------    -------------
                  Total deposits                                 345,961,850      297,138,620
                                                               -------------    -------------
    Short-term borrowings                                          9,390,814       32,348,030
    Long-term borrowings                                          81,085,929       17,942,540
    Other liabilities                                              5,027,307        3,255,630
                                                               -------------    -------------
                  Total liabilities                              441,465,900      350,684,820
                                                               -------------    -------------
Commitments and Contingencies

Shareholders' Equity
    Common stock, $2.50 par value; authorized
        5,000,000 shares; issued 2000 - 890,390 shares;
        1999 - 890,517 shares                                      2,225,978        2,226,293
    Capital surplus                                               10,482,873       10,533,674
    Retained earnings                                             26,765,097       24,570,174
    Less cost of shares acquired for the treasury
        2000 - 12,835;  1999 - 9,115                                (517,725)        (384,724)
    Accumulated other comprehensive income                           816,978       (1,862,797)
                                                               -------------    -------------
                  Total shareholders' equity                      39,773,201       35,082,620
                                                               -------------    -------------
                  Total liabilities and shareholders' equity   $ 481,239,101    $ 385,767,440
                                                               =============    =============

See notes to consolidated financial statements



SUMMIT FINANCIAL GROUP,INC. AND SUBSIDIARIES
Consolidated Statements of Income
                                                                              For the Year Ended December 31,
                                                                              -------------------------------
                                                                          2000            1999           1998
                                                                      ------------   ------------    ------------
     Interest and fees on loans
        Taxable                                                       $ 21,630,083   $ 18,645,426    $ 15,718,725
        Tax-exempt                                                         172,714        114,424         120,307
    Interest and dividends on securities
        Taxable                                                          9,484,352      5,287,779       3,521,984
        Tax-exempt                                                         690,674        550,855         550,709
    Interest on interest bearing deposits with other banks                  68,748        186,623          71,624
    Interest on Federal Funds sold                                         216,944        329,285         655,114
                Total interest income                                   32,263,515     25,114,392      20,638,463
Interest expense                                                      ------------   ------------    ------------
    Interest on deposits                                                13,596,688     10,558,788       9,337,784
    Interest on short-term borrowings                                    3,087,018        672,488         231,544
    Interest on long-term borrowings                                     1,592,352      1,002,750         718,634
                                                                      ------------   ------------    ------------
                Total interest expense                                  18,276,058     12,234,026      10,287,962
                                                                      ------------   ------------    ------------
                Net interest income                                     13,987,457     12,880,366      10,350,501
    Provision for loan losses                                              557,500        370,000         615,000
                                                                      ------------   ------------    ------------
                Net interest income after provision for loan losses     13,429,957     12,510,366       9,735,501
Other income                                                          ------------   ------------    ------------
    Insurance commissions                                                  109,802         91,363         103,493
    Service fees                                                           875,964        791,940         518,375
    Securities gains (losses)                                                2,364       (235,945)          8,160
    Gain on sale of branch bank                                            224,629              -               -
    Other                                                                   15,568        173,574         122,517
                                                                      ------------   ------------    ------------
                Total other income                                       1,228,327        820,932         752,545
                                                                      ------------   ------------    ------------
Other expenses
    Salaries and employee benefits                                       4,863,257      4,358,944       3,432,197
    Net occupancy expense                                                  627,834        559,242         455,876
    Equipment expense                                                      974,474        716,547         545,582
    Supplies                                                               302,652        298,878         142,967
    Amortization of intangibles                                            297,683        268,986         135,461
    Other                                                                2,799,082      2,515,622       1,926,109
                                                                      ------------   ------------    ------------
                Total other expenses                                     9,864,982      8,718,219       6,638,192
                                                                      ------------   ------------    ------------
Income before income tax expense                                         4,793,302      4,613,079       3,849,854
    Income tax expense                                                   1,543,383      1,569,950       1,247,689
                                                                      ------------   ------------    ------------
                Net income                                            $  3,249,919   $  3,043,129    $  2,602,165
                                                                      ============   ============    ============

Basic earnings per common share                                       $       3.69   $       3.39    $       3.05
                                                                      ============   ============    ============
Diluted earnings per common share                                     $       3.69   $       3.39    $       3.05
                                                                      ============   ============    ============
Average common shares outstanding
    Basic                                                                  880,423        897,811         854,430
                                                                      ------------   ------------    ------------
    Diluted                                                                880,423        897,811         854,430
                                                                      ------------   ------------    ------------

See notes to consolidated financial statements

SUMMIT FINANCIAL GROUP,INC. AND SUBSIDIARIES
Consolidated Statements of Shareholders' Equity
For the Years Ended December 31, 2000, 1999 and 1998

                                                                                                          Accumulated
                                                                                                             Other         Total
                                               Common        Capital       Retained        Treasury     Comprehensive  Shareholders'
                                               Stock         Surplus       Earnings         Stock            Income       Equity
 Balance, December 31, 1997               $  1,808,878   $  3,723,186   $ 20,555,057   $   (166,970)   $    269,257    $ 26,189,408
 Comprehensive income:
   Net income                                        -              -      2,602,165              -               -       2,602,165
   Other comprehensive income,
     net of deferred taxes of $127,567:
     Net unrealized gain on
       securities of $206,984, net
       of reclassification adjustment
       for gains included in net
       income of $5,018                              -              -              -              -         201,966         201,966
     Total comprehensive income                      -              -              -              -       2,804,131
 Issuance of 183,465 shares of
    common stock at $43.50 per
   share as consideration for the
   acquisition of Capital State
   Bank, Inc.                                  458,663      7,522,065              -              -               -       7,980,728
 Cost of 5,000 shares of common
   stock acquired for the treasury                   -              -              -       (217,754)              -        (217,754)
 Cash dividends declared:
     Summit ($.89 per share)                         -              -       (528,450)             -               -        (528,450)
     Potomac                                         -              -       (270,000)             -               -        (270,000)
                                          ------------   ------------   ------------   ------------    ------------    ------------
Balance, December 31, 1998                   2,267,541     11,245,251     22,358,772       (384,724)        471,223      35,958,063
 Comprehensive income:
   Net income                                        -              -      3,043,129              -               -       3,043,129
   Other comprehensive income,
     net of deferred taxes of $1,452,357:
     Net unrealized (loss) on
       securities of $(2,477,947), net
       of reclassification adjustment
       for (losses) included in net
       income of $(143,927)                          -              -              -              -      (2,334,020)     (2,334,020)
     Total comprehensive income                      -              -              -              -         709,109
     Dissenting shares                         (41,248)      (711,577)             -              -               -        (752,825)
 Cash dividends declared:
     Summit ($.95 per share)                         -              -       (561,727)             -               -        (561,727)
     Potomac                                         -              -       (270,000)             -               -        (270,000)
                                          ------------   ------------   ------------   ------------    ------------    ------------
 Balance, December 31, 1999                  2,226,293     10,533,674     24,570,174       (384,724)     (1,862,797)     35,082,620
 Comprehensive income:
   Net income                                        -              -      3,249,919              -               -       3,249,919
   Other comprehensive income,
     net of deferred taxes of $1,667,374:
     Net unrealized gain on
       securities of $2,681,241, net
       of reclassification adjustment
       for (gains) included in net
       income of $(1,466)                            -              -              -              -       2,679,775       2,679,775
     Total comprehensive income                      -              -              -              -       5,929,694
 Cost of 3,720 shares acquired
     for the treasury                                -              -              -       (133,001)              -        (133,001)
 Purchase of fractional shares                    (315)        (4,531)             -              -               -          (4,846)
 Dissenting shares                             (46,270)       (46,270)
 Cash dividends declared ($1.20 per share            -              -     (1,054,996)             -               -      (1,054,996)
                                          ------------   ------------   ------------   ------------    ------------    ------------
 Balance, December 31, 2000               $  2,225,978   $ 10,482,873   $ 26,765,097   $   (517,725)   $    816,978    $ 39,773,201

See notes to consolidated financial statements



SUMMIT FINANCIAL GROUP,INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows

                                                                                  For the Year Ended December 31,
                                                                                  -------------------------------
                                                                              2000            1999             1998
                                                                          ------------    ------------    ------------
 CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                                            $  3,249,919    $  3,043,129    $  2,602,165
    Adjustments to reconcile net earnings to
        net cash provided by operating activities:
        Depreciation                                                           731,073         584,212         480,168
        Provision for loan losses                                              557,500         370,000         615,000
        Deferred income tax expense (benefit)                                 (107,377)         93,662         (75,177)
        Security (gains) losses                                                 (2,364)        235,945          (8,160)
        (Gain) on disposal of premises and equipment                                 -               -          (9,709)
        (Gain) loss on sale of other assets                                     18,212           3,709         (22,117)
         (Gain) loss on sale of branch                                        (224,629)              -               -
        Amortization of securities premiums (accretion                               -
            of discounts), net                                                 (97,821)        184,399          71,652
        Amortization of goodwill and purchase
            accounting adjustments, net                                        215,982         123,742          98,460
        (Increase) decrease in accrued interest receivable                  (1,350,002)       (633,554)        (20,956)
        (Increase) decrease in other assets                                     42,409      (2,242,887)        402,443
        Increase (decrease) in other liabilities                               530,716       1,901,227        (145,685)
                                                                          ------------    ------------    ------------
           Net cash provided by operating activities                         3,563,618       3,663,584       3,988,084
                                                                          ------------    ------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES
    Proceeds from maturities and calls of
        securities held to maturity                                            140,000         349,871       6,035,000
    Principal payments received on
        securities held to maturity                                            254,281         384,326         135,320
    Proceeds from maturities and calls of
        securities available for sale                                        2,930,109      13,706,762      13,115,000
    Proceeds from sales of
        securities available for sale                                       11,506,633       4,062,879         613,160
    Principal payments received on
        securities available for sale                                        4,670,845       4,990,386       5,686,747
    Purchases of securities available for sale                             (75,662,408)    (76,831,440)    (20,689,274)
    Purchase of common stock of affiliate                                            -               -         (90,465)
    Net (increase) decrease in federal funds sold                            1,034,216       7,897,529       8,580,972
    Net loans made to customers                                            (42,357,660)    (34,671,292)    (25,875,615)
    Purchases of premises and equipment                                     (4,204,622)     (1,809,722)     (1,003,586)
    Proceeds from sales of premises and equipment                                    -         252,295          10,693
    Proceeds from sales of other assets                                        206,804         233,400         154,424
   (Purchased) proceeds from interest bearing deposits with other banks      5,327,987      (3,959,485)       (585,502)
    Purchase of life insurance contracts                                    (1,000,000)     (1,246,000)              -
    Net cash acquired/paid in acquisitions (divestitures)                     (820,679)     35,071,461         985,617
                                                                          ------------    ------------    ------------
            Net cash (used in) investing activities                        (97,974,494)    (51,569,030)    (12,927,509)
                                                                          ------------    ------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES
    Net increase in demand deposit,
        NOW and savings accounts                                             7,242,600      12,830,849       3,088,670
    Net increase in time deposits                                           49,055,716       8,747,170       2,342,627
    Net increase (decrease) in short-term borrowings                       (22,957,216)     27,703,887      (2,500,867)
    Proceeds from long-term borrowings                                      70,000,000       4,500,000       9,636,337
    Repayments of long-term borrowings                                      (6,856,611)     (3,026,335)     (3,563,310)
    Purchase of treasury stock                                                (133,001)              -        (217,754)
    Dividends paid                                                          (1,054,996)       (831,727)       (798,450)
    Purchase of fractional shares                                               (4,846)              -               -
    Payment to dissenting shareholders                                        (799,095)              -               -
                                                                          ------------    ------------    ------------
        Net cash provided by financing activities                           94,492,551      49,923,844       7,987,253
                                                                          ------------    ------------    ------------
    Increase (decrease) in cash and due from banks                              81,675       2,018,398        (952,172)
    Cash and due from banks:
        Beginning                                                            7,010,196       4,991,798       5,943,970
                                                                          ------------    ------------    ------------
        Ending                                                            $  7,091,871    $  7,010,196    $  4,991,798
                                                                          ============    ============    ============

See notes to consolidated financial statements



SUMMIT FINANCIAL GROUP,INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows-continued

                                                                  2000            1999            1998
                                                              ------------    ------------    ------------
 SUPPLEMENTAL DISCLOSURES OF CASH
     FLOW INFORMATION
     Cash payments for:
        Interest                                              $ 17,465,019    $ 11,903,226    $ 10,309,618
                                                              ============    ============    ============
        Income taxes                                          $  1,671,210    $  1,498,692    $  1,173,607
                                                              ============    ============    ============
SUPPLEMENTAL SCHEDULE OF NONCASH
    INVESTING AND FINANCING ACTIVITIES
    Other assets acquired in settlement of loans              $    111,350    $     77,115    $    167,723
                                                              ============    ============    ============
    Sales (purchases) of securities pending settlement, net   $ (2,026,074)   $  1,336,009             $ -
                                                              ============    ============    ============
      Acquisition of Greenbrier County branches:
        Net cash and cash equivalents received
            in acquisition of Greenbrier County branches               $ -    $(35,071,460)            $ -
        Fair value of assets acquired
            (principally loans and premises and equipment)             $ -    $ 12,382,196             $ -
        Deposits and other liabilities assumed                           -     (47,453,656)              -
                                                              ------------    ------------    ------------
                                                                       $ -    $(35,071,460)            $ -
                                                              ============    ============    ============
      Acquisition of Capital State Bank, Inc.:
       Prior acquisition of 40% of the outstanding common
            shares purchased for cash                                  $ -             $ -    $  5,363,946
        Acquisition of 60% of the outstanding common
            shares in exchange for 183,465 shares of
            Company common stock                                         -               -       7,980,728
                                                              ------------    ------------    ------------
                                                                       $ -             $ -    $ 13,344,674
                                                              ============    ============    ============
        Fair value of assets acquired
            (principally loans and securities)                         $ -             $ -    $ 46,720,306
        Deposits and other liabilities assumed                           -               -     (33,375,632)
                                                              ------------    ------------    ------------
                                                                       $ -             $ -    $ 13,344,674
                                                              ============    ============    ============
      Sale of Petersburg Branch:
        Net cash and cash equilvalents
            paid to buyer                                     $    820,679             $ -             $ -
                                                              ------------    ------------    ------------
         Fair value of assets sold:
            Loans                                                6,173,806               -               -
            Property & equipment                                   223,755               -               -
            Other                                                   28,645               -               -
                                                              ------------    ------------    ------------
                                                                 6,426,206               -               -
         Deposits and other liabilities sold                     7,246,885               -               -
                                                              ------------    ------------    ------------
                                                              $    820,679             $ -             $ -
                                                              ============    ============    ============

See notes to consolidated financial statements

NOTE 1.  SIGNIFICANT ACCOUNTING POLICIES

     Nature of business: Summit Financial Group, Inc. ("Summit" or "Company") is a bank holding company with operations in Hardy, Grant, Pendleton, Kanawha and Greenbrier Counties of West Virginia and in Frederick County, Virginia. Through its four wholly owned bank subsidiaries, Summit provides loan and deposit services primarily to individuals and small businesses.

     Name change: Effective December 30, 1999, the Company changed its name from South Branch Valley Bancorp, Inc. to Summit Financial Group, Inc.

     Basis of financial statement presentation: The accounting and reporting policies of Summit and its subsidiaries conform to generally accepted accounting principles and to general practices within the banking industry.

     Use of estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts and disclosures. Actual results could differ from those estimates.

     Principles of consolidation: The accompanying consolidated financial statements include the accounts of Summit and its subsidiaries, South Branch Valley National Bank, Capital State Bank, Inc., Shenandoah Valley National Bank and Potomac Valley Bank. All significant accounts and transactions among these entities have been eliminated.

     Presentation of cash flows: For purposes of reporting cash flows, cash and due from banks includes cash on hand and amounts due from banks (including cash items in process of clearing). Cash flows from federal funds sold, demand deposits, NOW accounts, savings accounts and short-term borrowings are reported on a net basis, since their original maturities are less than three months. Cash flows from loans and certificates of deposit and other time deposits are reported net.

     Securities: Debt and equity securities are classified as "held to maturity", "available for sale" or "trading" according to management's intent. The appropriate classification is determined at the time of purchase of each security and re-evaluated at each reporting date.

     Securities held to maturity - Certain debt securities for which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts.


     Securities available for sale - Securities not classified as "held to maturity" or as "trading" are classified as "available for sale." Securities classified as "available for sale" are those securities the Bank intends to hold for an indefinite period of time, but not necessarily to maturity. "Available for sale" securities are reported at estimated fair value net of unrealized gains or losses, which are adjusted for applicable income taxes, and reported as a separate component of shareholders' equity.

     Trading securities - There are no securities classified as "trading" in the accompanying consolidated financial statements.

     Realized gains and losses on sales of securities are recognized on the specific identification method. Amortization of premiums and accretion of discounts are computed using the interest method.

         Loans and allowance for loan losses: Loans are stated at the amount of unpaid principal, reduced by unearned discount and allowance for loan losses.

     The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. The allowance is increased by provisions charged to operating expense and reduced by net charge-offs. The subsidiary banks make continuous credit reviews of the loan portfolio and consider current economic conditions, historical loan loss experience, review of specific problem loans and other factors in determining the adequacy of the allowance for loan losses. Loans are charged against the allowance for loan losses when management believes that collectibility is unlikely. While management uses the best information available to make its evaluation, future adjustments may be necessary if there are significant changes in conditions.

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

     Generally, after management's evaluation, loans are placed on non-accrual status when principal or interest is greater than 90 days past due based upon the loan's contractual terms. Interest is accrued daily on impaired loans unless the loan is placed on non-accrual status. Impaired loans are placed on non-accrual status when the payments of principal and interest are in default for a period of 90 days, unless the loan is both well-secured and in the process of collection. Interest on non-accrual loans is recognized primarily using the cost-recovery method.

     Unearned interest on discounted loans is amortized to income over the life of the loans, using methods which approximate the interest method. For all other loans, interest is accrued daily on the outstanding balances.

     Loan origination fees and certain direct loan origination costs are deferred and amortized as adjustments of the related loan yield over its contractual life at South Branch Valley National Bank and Shenandoah Valley National Bank. Certain loan fees and direct loan costs are recognized as income or expense when incurred at Capital State Bank, Inc. and Potomac Valley Bank. Generally accepted accounting principles require that such fees and costs be deferred and amortized as adjustments of the related loan's yield over the contractual life of the loan. This method of recognition of loan fees and direct loan costs produces results which are not materially different from those that would be recognized had Statement of Financial Accounting Standards No. 91 been adopted.

     Premises and equipment: Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed primarily by the straight-line method for premises and equipment over the estimated useful lives of the assets. The estimated useful lives employed are on average 30 years for premises and 3 to 10 years for furniture and equipment. Repairs and maintenance expenditures are charged to operating expenses as incurred. Major improvements and additions to premises and equipment, including construction period interest costs, are capitalized. Total interest capitalized during the period was approximately $38,000. No interest was capitalized during 1999 and 1998.

     Other real estate: Other real estate consists primarily of real estate held for resale which was acquired through foreclosure on loans secured by such real estate. At the time of acquisition, these properties are recorded at fair value with any write down being charged to the allowance for loan losses. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value, less cost to sell. Expenses incurred in connection with operating these properties are generally insignificant and are charged to operating expenses. Gains and losses on the sales of these properties are credited or charged to operating income in the year of the transactions.


     Other real estate acquired through foreclosure with carrying values of $36,110 and $114,655, at December 31, 2000 and 1999, is included in other assets in the accompanying consolidated balance sheets.

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

     Stock-based compensation: In accordance with Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, the Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its employee stock options.

     Basic and diluted earnings per share: Basic earnings per share is computed by dividing net income by the weighted-average number shares of common stock outstanding, while diluted earnings per share is computed by dividing net income by the weighted-average number of shares outstanding increased by the number of shares of common stock which would be issued assuming the exercise of employee stock options.

     Trust services: Assets held in an agency or fiduciary capacity are not assets of the Company and are not included in the accompanying consolidated balance sheets. Trust services income is recognized on the cash basis in accordance with customary banking practice. Reporting such income on a cash basis rather than the accrual basis does not have a material effect on net income.

     Derivative instruments and hedging activities: The FASB has issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Financial Instruments and Hedging Activities", as amended by SFAS 137 and SFAS 138 (collectively "SFAS 133"). SFAS 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000, with early adoption allowed. The Company elected to adopt SFAS 133 on December 31, 1999.

     SFAS 133 Requires that all derivative instruments be recorded on the balance sheet at fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, depending on the type of hedge transaction.

o For fair-value hedge transactions in which the Company is hedging changes in fair value of an asset, liability, or a firm commitment, changes in the fair value of the derivative instrument are generally offset in the income statement by changes in the hedged item's fair value.

o For cash-flow hedge transactions in which the Company is hedging the variability of cash flows related to a variable-rate asset, liability, or a forecasted transaction, changes in the fair value of the derivative instrument are reported in other comprehensive income. The gains and losses on the derivative instrument, which, are reported in comprehensive income are reclassified to earnings in the periods in which earnings are impacted by the variability of cash flows of the hedged item.

     The ineffective portion of all hedges is recognized in current period earnings.

     Other derivative instruments used for risk management purposes do not meet the hedge accounting criteria and, therefore, do not qualify for hedge accounting. These derivative instruments are accounted for at fair value with changes in fair value recorded in the income statement.

         During 2000 the Company was party to instruments that qualified for fair-value hedge accounting and other instruments that were held for risk management purposes that did not qualify for hedge accounting.

     During 1999 and 1998 the Company was not party to any derivative financial instruments as defined by SFAS 133.

     Reclassifications:   Certain   accounts  in  the   consolidated   financial
statements for 1999 and 1998, as previously presented, have been reclassified to conform to current year classifications.

NOTE 2.     ACQUISTIONS AND NEW SUBSIDIARY

     On  December  30,  1999,  the  Company  merged  with  Potomac  Valley  Bank
("Potomac"), a $94 million asset bank in Petersburg, West Virginia, in a transaction accounted for as a pooling of interests. Summit issued 290,110 shares of common stock to the shareholders of Potomac based upon an exchange ratio of 3.4068 shares of Summit common stock for each outstanding share of Potomac common stock. Summit's prior year consolidated financial statements have been restated to include Potomac.

     Effective April 22, 1999, Capital State Bank, Inc., a subsidiary of Summit, purchased three branch banking facilities ("Branches")

located in Greenbrier County, West Virginia. The transaction included the Branches' facilities and associated loan and deposit accounts, and was accounted for using the purchase method of accounting. Total deposits assumed approximated $47.4 million and total loans acquired approximated $8.9 million. This transaction was accounted for using the purchase method of accounting, and accordingly, the assets and liabilities and results of operations of the Branches are reflected in the Company's consolidated financial statements beginning April 23, 1999. The excess purchase price over the fair value of the net assets acquired as of the consummation date approximated $2,267,000, which is included in intangible assets in the accompanying consolidated balance sheet, and is being amortized over a period of 15 years using the straight-line method.

     During the first half of 1997, the Company purchased approximately 40% of the outstanding common shares of Capital State Bank, Inc. To facilitate the funding of this investment, the Company issued and sold 34,317 shares of its common stock at $43.50 per share to seven directors of the Company in a limited stock offering. Additionally, the Company obtained two long-term borrowings from two unaffiliated financial institutions totaling $3,500,000.

     On March 31, 1998, the Company acquired the remaining 60% of Capital State's outstanding common shares for 183,465 shares of Summit common stock valued at approximately $7.91 million. This acquisition was accounted for using the purchase method of accounting, and accordingly, the assets and liabilities and results of operations of Capital State are reflected in the Company's consolidated financial statements beginning April 1, 1998. The excess purchase price over the fair value of the net assets acquired as of the consummation date approximated $1,979,000, which is included in intangible assets in the accompanying consolidated balance sheet. This goodwill is being amortized over a period of 15 years using the straight line method.

     The following presents certain pro forma condensed consolidated financial information of Summit, using the purchase method of accounting, after giving effect to the acquisitions noted above as if they had been consummated at the beginning of the periods presented (in thousands, except per share data).

                                     Years Ended December 31,
                                    1999                   1998
                            -------------------     -------------------
                               As        Pro          As         Pro
                            Reported    Forma       Reported    Forma
                            -------------------     -------------------
 Total interest income       $25,114    $25,966      $20,638    $24,247
 Total interest expense       12,234     12,710       10,288     12,227
 Net interest income          12,880     13,286       10,350     12,020
 Net income                    3,043      3,115        2,602      2,849
 Basic and diluted
     earnings per share        $3.39      $3.47        $3.05      $3.33

                    NOTES TO CONSOLIDATED FINANCIAL STATMENTS


     This pro forma information has been included for comparative purposes only and may not be indicative of the combined results of operations that actually would have occurred had the transaction been consummated at the beginning of the periods presented, or which will be attained in the future.

     On May 14, 1999, Shenandoah Valley National Bank, a subsidiary of Summit, was granted a national bank charter and was initially capitalized with $4,000,000, funded by a special dividend in the amount of $3,000,000 from the Company's subsidiary bank, South Branch Valley National Bank, and from a $1,000,000 term loan from the then unaffiliated institution, Potomac Valley Bank. Shenandoah Valley National Bank opened for business on May 17, 1999. Start up costs approximating $90,000 related to the organization of this subsidiary were expensed during 1999.



Note 3.     Cash Concentration

     At December 31, 1999 and 1998, the Company had concentrations totaling $10,352,593 and $8,551,123, respectively, with unaffiliated financial institutions consisting of due from bank account balances and Federal funds sold. Deposits with correspondent banks are generally unsecured and have limited insurance under current banking insurance regulations. There were no concentrations at December 31, 2000.

note 4.       Securities

     The amortized cost, unrealized gains and losses, and estimated fair values of securities at December 31, 2000 and 1999, are summarized as follows:


                                                              2000
                                                              ----
                                      Amortized              Unrealized           Estimated
                                                        ---------------------
                                        Cost          Gains          Losses      Fair Value
                                   ------------   ------------   ------------   -------------
 Available for Sale
 Taxable:
 U. S. Treasury securities         $  1,499,026   $      2,850            $ -   $  1,501,876
 U. S. Government agencies                    -
  and corporations                   80,847,229        805,826        262,259     81,390,796
 Mortgage-backed securities -
  U. S. Government agencies
   and corporations                  55,129,636        661,521        244,570     55,546,587
 State and political subdivisions     2,979,364         12,245              -      2,991,609
 Corporate debt securities           15,198,567        292,153            809     15,489,911
 Federal Reserve Bank stock             236,300              -              -        236,300
 Federal Home Loan Bank stock         4,375,900              -              -      4,375,900
 Other equity securities                306,625              -        124,500        182,125
                                   ------------   ------------   ------------   ------------
       Total taxable                160,572,647      1,774,595        632,138    161,715,104
                                   ------------   ------------   ------------   ------------
Tax-exempt:
  State and political subdivisions    9,417,015        182,014              -      9,599,029
  Federal Reserve Bank stock              4,100              -          4,100
  Other equity securities             5,028,978              -          6,801      5,022,177
                                                  ------------   ------------   ------------
         Total tax-exempt            14,450,093        182,014          6,801     14,625,306
                                   ------------   ------------   ------------   ------------
               Total               $175,022,740   $  1,956,609   $    638,939   $176,340,410
                                   ============   ============   ============   ============

Held to maturity
Tax exempt:
State and political subdivisions     $    400,835   $      2,213            $ -   $    403,048
                                     ============   ============            ==    ============


                                                             1999
                                                             ----
                                     Amortized            Unrealized             Estimated
                                                      --------------------
                                       Cost           Gains         Losses       Fair Value
                                   ------------   ------------   ------------   -------------
Available for Sale
 Taxable:
U. S. Treasury securities          $  1,495,012   $      4,323   $      2,303   $  1,497,032
U. S. Government agencies
  and corporations                   59,181,180          7,881      1,724,889     57,464,172
Mortgage-backed securities -
U. S. Government agencies
  and corporations                   32,690,109          8,336      1,037,123     31,661,322
State and political subdivisions      1,395,327            154          5,318      1,390,163
Corporate debt securities             4,057,202              -         72,545      3,984,657
Federal Reserve Bank stock              234,150              -              -        234,150
Federal Home Loan Bank stock          2,842,800              -              -      2,842,800
Other equity securities                 306,625              -         66,375        240,250
                                   ------------   ------------   ------------   ------------
     Total taxable                  102,202,405         20,694      2,908,553     99,314,546
                                   ------------   ------------   ------------   ------------
Tax-exempt:
State and political subdivisions      9,774,662         42,679        147,174      9,670,167
Federal Reserve Bank stock                6,250          6,250
Other equity securties                3,020,000              -         38,000      2,982,000
                                   ------------   ------------   ------------   ------------
     Total tax-exempt                12,800,912         42,679        185,174     12,658,417
                                   ------------   ------------   ------------   ------------
Total                              $115,003,317       $ 63,373    $ 3,093,727   $111,972,963
                                   ============   ============   ============   ============
Held to maturity:
Taxable:
U. S. Government agencies
and corporations                            $ -            $ -            $ -            $ -
Mortgage-backed securities -
U. S. Government agencies
 and corporations                       255,310            374              -        255,684
                                   ------------   ------------   ------------   ------------
     Total taxable                      255,310            374        255,684
                                   ------------   ------------   ------------   ------------
Tax exempt:                                   -
State and political subdivisions        541,510          4,421              -        545,931
                                   ------------   ------------   ------------   ------------
Total                              $    796,820   $      4,795            $ -   $    801,615
                                   ============   ============   ============   ============

     Federal Reserve Bank stock and Federal Home Loan Bank stock are equity securities which are included in securities available for sale in the accompanying consolidated financial statements. Such securities are carried at cost, since they may only be sold back to the respective Federal Reserve Bank or Federal Home Loan Bank or another member at par value.

     Mortgage-backed obligations of U.S. Government agencies and corporations and Small Business Administration guaranteed loan participation certificates are included in securities at December 31, 2000 and 1999. These obligations, having contractual maturities ranging from 1 to 30 years, are reflected in the following maturity distribution schedules based on their anticipated average life to maturity, which ranges from 1 to 9 years. Accordingly, discounts are accreted and premiums are amortized over the anticipated average life to maturity of the specific obligation.

     The maturities, amortized cost and estimated fair values of securities at December 31, 2000, are summarized as follows:

                                     Available for Sale
                               ------------------------------
                               Amortized            Estimated
                                 Cost              Fair Value
                             ------------        ------------
Due in one year or less      $ 23,103,944        $ 23,306,020
Due from one to five years     87,133,068          89,057,714
Due from five to ten years     45,716,960          45,989,125
Due after ten years             9,116,862           8,166,943
Equity securities               9,951,906           9,820,608
                             ------------        ------------
               Total         $175,022,740        $176,340,410
                             ============        ============

                                      Held to Maturity
                               -----------------------------
                               Amortized            Estimated
                                 Cost              Fair Value
                               ---------           ----------
Due in one year or less         $250,187             $250,703
Due from one to five years       150,648              152,345
Due from five to ten years             -                    -
Due after ten years                    -                    -
Equity securities                      -                    -
                                --------             --------
               Total            $400,835             $403,048
                                ========             ========

The proceeds from sales, calls and maturities of securities, including principal payments received on mortgage-backed obligations and the related gross gains and losses realized are as follows:


                                            Proceeds from                  Gross Realized
                                 -----------------------------------     -----------------
            Years Ended                       Calls and    Principal
            December 31,         Sales       Maturities    Payments      Gains      Losses
------------------------------------------------------------------------------------------
  2000
 Securities                  $ 11,506,633   $ 2,930,109  $ 4,670,845   $ 2,364         $ -
   available for sale
 Securities held
    to maturity                         -       140,000            -         -           -
                             ------------   -----------  -----------   -------   ---------
                             $ 11,506,633   $ 3,070,109  $ 4,670,845   $ 2,364         $ -
                             ============   ===========  ===========   =======   =========
 1999
 Securities                  $  4,062,879  $ 13,706,762  $ 4,990,386     $ 828   $ 236,773
     available for sale
 Securities held
      to maturity                      -        349,871      384,326          -          -
                             ------------  ------------  -----------    ------   ---------
                             $  4,062,879  $ 14,056,633  $ 5,374,712     $ 828   $ 236,773
                             ============  ============  ===========    ======   =========
 1998
 Securities                    $  613,160  $ 13,115,000  $ 5,686,747   $ 8,610         $ -
       available for sale
 Securities held
       to maturity                     -      6,035,000      135,320          -          -
                               ----------  ------------  -----------   -------   ---------
                               $  613,160  $ 19,150,000  $ 5,822,067   $ 8,610         $ -
                               ==========  ============  ===========   =======   =========

At December 31, 2000 and 1999, securities with amortized costs of $39,856,005 and $27,001,621, respectively, with estimated fair values of $40,062,343 and $20,139,693, respectively, were pledged to secure public deposits, and for other purposes required or permitted by law.

NOTE 5.     LOANS

     Loans are summarized as follows:

                                            2000            1999
                                        ------------    ------------
 Commercial, financial and agricultural $104,509,907    $ 78,894,072
 Real estate - construction                2,729,408       2,012,243
 Real estate - mortgage                  127,929,968     116,778,905
 Installment                              37,586,562      38,666,563
 Other                                     2,000,900       2,522,980
      Total loans                        274,756,745     238,874,763
 Less unearned income                        603,317         575,560
 Total loans net of unearned income      274,153,428     238,299,203
 Less allowance for loan losses            2,570,776       2,231,555
                                        ------------   -------------
       Loans, net                       $271,582,652   $ 236,067,648
                                        ============   =============

     Included in the net balance of loans are non-accrual loans amounting to $567,795 and $521,977 at December 31, 2000 and 1999, respectively. If interest on non-accrual loans had been accrued, such income would have approximated $14,745 $33,121 and $42,987 for the years ended December 31, 2000, 1999 and
1998, respectively.

     The following presents loan maturities at December 31, 2000.

                                          Within     After 1 but        After
                                         1 Year    Within 5 Years      5 Years
                                      ------------ --------------   ------------
Commercial,financial and agricultural $ 17,383,932   $ 31,491,064   $ 55,634,911
Real estate - construction                 131,779         64,000      2,533,629
Real estate - mortgage                  10,085,888     14,394,152    103,449,928
Installment loans                        5,483,581     25,823,128      6,279,853
Other                                      856,041      1,008,406        136,453
                                      ------------   ------------   ------------
                                      $ 33,941,221   $ 72,780,750  $ 168,034,774
                                      ============   ============   ============

Loans due after one year with:
        Variable rates                               $ 79,936,181
Fixed rates                                           160,879,343
                                                     ------------
                                                     $240,815,524
                                                     ============



 Concentrations of credit risk: The Company grants commercial, residential and consumer loans to customers primarily located in the Eastern Panhandle and South Central counties of West Virginia, and the Northern counties of Virginia. Although the Company strives to maintain a diverse loan portfolio, exposure to credit losses can be adversely impacted

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


by downturns in local economic and employment conditions. Major employment within the Company's market area is diverse, but primarily includes government, health care, education, poultry and various professional, financial and related service industries.

     The Company evaluates the credit worthiness of each of its customers on a case-by-case basis and the amount of collateral it obtains is based upon management's credit evaluation.

     Loans to related parties: Summit and its subsidiaries have had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, principal officers, their immediate families and affiliated companies in which they are principal stockholders (commonly referred to as related parties), all of which have been, in the opinion of management, on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others.

     The following presents the activity with respect to related party loans aggregating $60,000 or more to any one related party (other changes represent additions to and changes in director and executive officer status):

                                        2000                 1999
                                   ------------         ------------
Balance, beginning                 $  9,864,644         $ 10,066,896
    Additions                           998,305            5,808,627
    Amounts collected                (2,134,963)          (3,953,176)
    Other changes, net                  278,111           (2,057,703)
                                   ------------         ------------
Balance, ending                    $  9,006,097         $  9,864,644
                                   ============         ============


NOTE 6.     ALLOWANCE FOR LOAN
               LOSSES

     An analysis of the allowance for loan losses for the years ended December 31, 2000, 1999 and 1998 is as follows:



                                               2000         1999          1998
                                            ----------   ----------   ----------
Balance, beginning of year                  $2,231,555   $2,113,201   $1,489,117
Losses:
    Commercial,financial and agricultural            -      164,783      182,517
    Real estate - mortgage                      62,839       31,892        1,057
    Installment                                174,719      144,099      204,415
    Other                                       48,521       37,407       25,209
                                            ----------   ----------   ----------
                Total                          286,079      378,181      413,198
                                            ----------   ----------   ----------
Recoveries:
    Commercial,financial and agricultural        2,031       40,115        3,030
    Real estate - mortgage                       1,603        9,820       22,219
    Installment                                 53,165       70,998      117,996
    Other                                       11,001        5,602        7,235
                                            ----------   ----------   ----------
                Total                           67,800      126,535      150,480
                                            ----------   ----------   ----------
Net losses                                     218,279      251,646      262,718
Allowance of purchased subsidiary                    -            -      271,802
Provision for loan losses                      557,500      370,000      615,000
                                            ----------   ----------   ----------
Balance, end of year                        $2,570,776   $2,231,555   $2,113,201
                                            ==========   ==========   ==========



     The Company's total recorded investment in impaired loans at December 31, 2000 and 1999 approximated $982,539 and $345,817, respectively, for which the related allowance for loan losses determined in accordance with generally accepted accounting principles approximated $250,000 and $73,900, respectively. The Company's average investment in such loans approximated $1,010,355 and $475,222 for the years ended December 31, 2000 and 1999, respectively. All impaired loans at December 31, 1999 were collateral dependent, and accordingly, the fair value of the loan's collateral was used to measure the impairment of each loan. Impaired loans at December 31, 2000 included loans that were collateral dependent, for which the fair value of the loans collateral was used to measure impairment, and a loan that was not collateral dependent, for which the impairment was measured based on management's best estimate of discounted cash flows.

         For purposes of evaluating impairment, the Company considers groups of smaller-balance, homogeneous loans to include: mortgage loans secured by residential property, other than those which significantly exceed the Company's typical residential mortgage loan amount (currently those in excess of $100,000); small balance commercial loans (currently those less than $50,000); and installment loans to individuals, exclusive of those loans in excess of $50,000.

         For the years ended December 31, 2000 and 1999, the Company recognized approximately $111,025 and $400, respectively, in interest income on impaired loans. Using a cash-basis method of accounting, the Company would have recognized approximately the same amount of interest income on such loans.

NOTE 7.     PREMISES AND EQUIPMENT

     The major categories of premises and equipment and accumulated depreciation at December 31, 2000 and 1999, are summarized as follows:

                                         2000              1999
                                     -----------       -----------
Land                                 $ 2,495,920       $ 2,529,741
Buildings and improvements             9,152,420         6,737,044
Furniture and equipment                5,333,525         3,843,450
                                     -----------       -----------
                                      16,981,865        13,110,235
Less accumulated depreciation          4,735,044         4,113,208
                                     -----------       -----------
   Premises and equipment, net       $12,246,821       $ 8,997,027
                                     ===========       ===========


     Depreciation expense for the years ended December 31, 2000, 1999 and 1998 totaled $731,073, $584,212 and $480,168, respectively.

NOTE 8.     DEPOSITS

     The following is a summary of interest bearing deposits by type as of December 31, 2000 and 1999:

                                       2000              1999
Demand deposits, interest bearing   $ 69,038,854   $ 62,741,925
Savings deposits                      37,729,798     42,099,321
Certificates of deposit              190,986,834    149,440,839
Individual retirement accounts        18,174,955     15,474,660
                                    ------------   ------------
       Total                        $315,930,441   $269,756,745
                                    ============   ============


     Time certificates of deposit and IRA's in denominations of $100,000 or more totaled $50,840,006 and $39,883,962 at December 31, 2000 and 1999, respectively. Interest paid on time certificates of deposit and Individual Retirement Accounts in denominations of $100,000 or more were $2,623,640, $1,823,421 and $1,506,154 for the years ended December 31, 2000, 1999 and 1998, respectively.

     The following is a summary of the maturity distribution of certificates of deposit and IRA's in denominations of $100,000 or more as of December 31, 2000:

                               Amount       Percent
                            -----------     -------
Three months or less        $13,156,335      25.9%
Three through six months     16,106,236      31.7%
Six through twelve months    13,623,247      26.8%
Over twelve months            7,954,188      15.6%
                            -----------     ------
        Total               $50,840,006     100.0%
                            ===========     ======


     A summary of the scheduled maturities for all time deposits as of December 31, 2000, follows:

      2001        $172,020,578
      2002          23,583,886
      2003           8,567,582
      2004           3,603,773
      2005             970,257
Thereafter             415,713
                  ------------
                  $209,161,789
                  ============


     At December 31, 2000, deposits of related parties including directors, executive officers, and their related interests of the Company approximated $6,500,000.

NOTE 9.     BORROWED FUNDS

     Short-term borrowings: A summary of short-term borrowings is presented below: .


                                                   2000
                                                   ----
                                    Federal                  Short-term
                                     Funds      Repurchase      FHLB
                                   Purchased    Agreements    Advances
                                  -----------   -----------  -----------
 Balance at December 31           $ 1,252,000   $ 6,187,914  $ 1,950,900
 Average balance outstanding
   for the year                     3,922,918     7,450,110   37,489,925
 Maximum balance outstanding
     at any month end               1,252,000    12,758,541   72,702,003
 Weighted average interest
      rate for the year                 7.03%         5.13%        7.13%
 Weighted average interest
       rate for balances
     outstanding at December 31         7.00%         4.95%        6.63%





                                                    1999
                                                    ----
                                    Federal                     Short-term
                                     Funds       Repurchase        FHLB
                                   Purchased     Agreements      Advances
                                  ----------    -----------    -----------
Balance at December 31            $        -    $ 6,053,030    $26,295,000
Average balance outstanding
  for the year                       231,681      4,136,697      9,509,159
Maximum balance outstanding
    at any month end               3,061,000      6,953,086     27,390,000
Weighted average interest
     rate for the year                 4.58%          4.01%          5.21%
Weighted average interest
      rate for balances
    outstanding at December 31          - %           4.25%          4.05%

     Federal funds purchased and repurchase agreements mature the next business day. The securities underlying the repurchase agreements are under the Company's control and secure the total outstanding daily balances.

     Summit's subsidiary banks are members of the Federal Home Loan Bank ("FHLB"). Membership in the FHLB makes available short-term and long-term advances under collateralized borrowing arrangements with each subsidiary bank. All FHLB advances are collateralized primarily by similar amounts of residential mortgage loans. At December 31, 2000, Summit's subsidiary banks had combined additional borrowings availability of $70,961,000 from the FHLB.

     Short-term FHLB advances are granted for terms of 1 to 364 days and bear interest at a fixed or variable rate set at the time of the funding request.

     Long-term borrowings: The Company's long-term borrowings of $81,085,929 and $17,942,540 as of December 31, 2000 and 1999, respectively, consisted of advances from the FHLB.

These borrowings bear both fixed and variable interest rates and mature in varying amounts through the year 2010.

     The average interest rate paid on long-term borrowings during 2000 and 1999 approximated 5.68% and 5.33%, respectively.

     A summary of the maturities of all long-term borrowings for the next five years and thereafter is as follows:


    Year Ending
    December 31,                 Amount
  ------------                -----------
      2001                    $   378,081
      2002                      1,150,840
      2003                        424,973
      2004                        860,592
      2005                     12,323,714
    Thereafter                 65,947,729
                              -----------
                              $81,085,929
                              ===========



NOTE 10.     INCOME TAXES

     The components of applicable income tax expense (benefit) for the years ended December 31, 2000, 1999 and 1998, are as follows:

                   2000           1999           1998
               -----------    -----------    -----------
 Current
    Federal    $ 1,446,490    $ 1,362,370    $ 1,154,774
    State          204,270        154,585        168,092
               -----------    -----------    -----------
                 1,650,760      1,516,955      1,322,866
               -----------    -----------    -----------
Deferred
    Federal       (107,568)        15,892        (57,863)
    State              191         37,103        (17,314)
               -----------    -----------    -----------
                  (107,377)        52,995        (75,177)
               -----------    -----------    -----------
       Total   $ 1,543,383    $ 1,569,950    $ 1,247,689
               ===========    ===========    ===========


     Reconciliation between the amount of reported income tax expense and the amount computed by multiplying the statutory income tax rates by book pretax income for the years ended December 31, 2000, 1999 and 1998 is as follows:



                                      2000                  1999                     1998
                             ---------------------   --------------------    --------------------
                               Amount      Percent     Amount     Percent      Amount     Percent
                             -----------   -------   -----------  -------    -----------  -------
 Computed
 tax at applicable
statutory rate               $ 1,629,723      34    $ 1,568,447      34    $ 1,308,950       34

Increase (decrease)
in taxes
resulting from:
 Tax-exempt
   interest, net                (216,212)     (5)      (425,763)     (9)      (196,508)      (5)

 State income
    taxes, net of
     Federal income
      tax benefit                134,818       3        140,354       3        109,575        3

Change in deferred tax
 valuation allowance                   -       -        271,733       6         61,965        2

Nondeductible amortization
of goodwill                       26,568       1         40,763       1         33,415        1


Other, net                       (31,514)     (1)       (25,584)     (1)       (69,708)      (2)
                             -----------  ------    ----------- -------    -----------  -------
Applicable income taxes      $ 1,543,383      32    $ 1,569,950      34    $ 1,247,689       33
                             ===========  ======    =========== =======    ===========  =======


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

     The tax effects of temporary differences, which give rise to the Company's deferred tax assets and liabilities as of December 31, 2000 and 1999, are as follows:

                                                     2000            1999
                                                 -----------     -----------
 Deferred tax assets
    Allowance for loan losses                    $   704,251     $   622,125
    Deferred compensation                            156,095         106,439
    Other deferred costs and accrued expenses         78,771          52,010
    Deductible goodwill                                    -          38,463
    Net operating loss carryforwards                       -           3,181
    Net unrealized loss on securities               (500,715)      1,155,268
    Net unrealized loss on invest rate caps           44,552               -
                                                 -----------     -----------
                                                     482,954       1,977,486
Deferred tax liabilities
    Depreciation                                      63,208          32,322
    Accretion on tax-exempt securities                12,756           9,670
    Purchase accounting adjustments                  145,387         125,285
                                                 -----------     -----------
                                                     221,351         167,277
                                                 -----------     -----------
   Net deferred tax assets (liabilities)         $   261,603     $ 1,810,209
                                                 ===========     ===========


     The income tax expense (benefit) on realized securities gains (losses) was $910, $(90,839), and $(3,141) for the years ended December 31, 2000, 1999 and
1998, respectively.


NOTE 11.     EMPLOYEE BENEFITS


     Retirement Plans: The Company has defined contribution profit-sharing plans with 401(k) provisions covering substantially all employees. Contributions to the plans are at the discretion of the Board of Directors. Contributions made to the plans and charged to expense were $150,777, $178,770, and $137,628 for the years ended December 31, 2000, 1999 and 1998, respectively.

     Employee Stock Ownership Plan: The Company has an Employee Stock Ownership Plan ("ESOP") which enables eligible employees to acquire shares of the Company's common stock. The cost of the ESOP is borne by the Company through annual contributions to an Employee Stock Ownership Trust in amounts determined by the Board of Directors.



     The expense recognized by the Company is based on cash contributed or committed to be contributed by the Company to the ESOP during the year. Contributions to the ESOP for the years ended December 31, 2000, 1999 and 1998 were $137,588, $66,615, and $54,559, respectively. Dividends paid by the Company to the ESOP are reported as a reduction to retained earnings. The ESOP owns 13,578 shares of the Company's common stock, all of which were purchased at the prevailing market price and are considered outstanding for earnings per share computations.

     The trustees of the Retirement Plans and ESOP are also members of the Company's Board of Directors.

     Directors Deferred Compensation Plan: The Company's subsidiary banks, South Branch Valley National Bank, Capital State Bank, and Shenandoah Valley National Bank as well as the Company itself, has established non-qualified deferred compensation plans for directors who voluntarily elect to defer payment of retainer, meeting and committee fees earned. The liability for deferred directors' compensation at December 31, 2000 and 1999, approximated $284,026 and $267,777, respectively, which is included in other liabilities in the accompanying consolidated balance sheets.

     Supplemental Executive Retirement Plan: In May 1999, South Branch Valley National Bank entered into a non-qualified Supplemental Executive Retirement Plan ("SERP") with certain senior officers which provides participating officers with an income benefit payable at retirement age or death. During 2000 Capital State Bank and Shenandoah Valley National Bank adopted similar plans. The liabilities accrued for the SERP at December 31, 2000 and 1999 were $66,368 and $12,336 respectively, which are included in other liabilities. In addition, the subsidiary banks have purchased certain life insurance contracts to fund the liabilities arising under these plan. At December 31, 2000 and 1999, the cash surrender value of these insurance contracts was $2,370,708 and $1,281,998, respectively.

     Stock Option Plan: Summit has an Officer Stock Option Plan, which provides for the granting of stock options for up to 120,000 shares of common stock to key Company officers. Each option granted under the plan vests according to a schedule designated at the grant date and shall have a term of no more than 10 years following the vesting date. Also, the option price per share shall not be less than the fair market value of Summit's common stock on the date of grant. Accordingly, no compensation expense is recognized for options granted under the Plan.

     The following pro forma disclosures present for 2000 and 1999 (the first year for which any options were outstanding), Summit's reported net income and basic and diluted earnings per share had the Company recognized compensation expense for its Officer Stock Option Plan based on the grant date fair values of the options (the fair value method described in Statement of Financial Accounting Standards No. 123).

                                                       2000
                                                       ----
                                                As              Pro
                                             Reported          Forma
                                             ---------        -------
 Net income (in thousands)                   $ 3,250          $ 3,222
 Basic earnings per share                    $  3.69          $  3.66
 Diluted earnings per share                  $  3.69          $  3.66



                                                       1999
                                                       ----
                                                As              Pro
                                             Reported          Forma
                                             ---------        -------
 Net income (in thousands)                   $ 3,043          $ 3,017
 Basic earnings per share                    $  3.39          $  3.36
 Diluted earnings per share                  $  3.39          $  3.36






     For purposes of computing the above pro forma amounts, Summit estimated the fair value of the options at the date of grant using a Black-Scholes option pricing model using the following weighted-average assumptions for grants in each respective year: risk free interest rates of 6.50% for 2000 and 5.25% for 1999; dividend yields of 3.25% for 2000 and 2.0% for 1999; volatility factors of the expected market price of Summit's common stock of 20 for 2000 and 1999; and an expected option life of 10 years for 2000 and 1999. The weighted-average grant date fair value of options granted during 2000 and 1999 was $10.07 and $12.86, respectively. For purposes of the pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period.

     A summary of activity in Summit's Officer Stock Option Plan during 2000 and 1999 is as follows:



                                                              Weighted-
                                                              Average
                                                              Exercise
                                                  Options      Price
                                                  -------     -------
 Outstanding, January 1, 1999                         -       $     -
     Granted                                      7,500         41.65
     Exercised                                        -             -
     Forfeited                                        -             -
 Outstanding, December 31, 1999                   7,500       $ 41.65
     Granted                                      4,500         37.00
     Exercised                                        -             -
     Forfeited                                        -             -
 Outstanding, December 31, 2000                  12,000       $ 39.91

 Exercisable Options:
    December 31, 2000                             3,900       $ 40.58
    December 31, 1999                             1,500       $ 41.65




     The exercise prices for all options outstanding at December 31, 2000 ranged from $37.00 to $41.65. The weighted-average remaining contractual life of those options at December 31, 2000 was 10.5 years.

NOTE 12.     COMMITMENTS AND CONTINGENCIES


     Financial instruments with off-balance sheet risk: The Company is a party of certain financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. Such financial instruments consist solely of commitments to extend credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statement of financial position. The contract amounts of these instruments reflect the extent of involvement the Company has in this class of financial instruments. The Company's total contract amount of commitments to extend credit at December 31, 2000 and 1999, approximated $27,776,257 and $18,040,810, respectively.

     The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.

     Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include accounts receivable, inventory, equipment or real estate.

     Litigation: The Company is involved in various legal actions arising in the ordinary course of business. In the opinion of counsel, the outcome of these matters will not have a significant adverse effect on the consolidated financial statements.

     Employment Agreements: The Company has various employment agreements with its chief executive officer and certain other executive officers. These agreements contain change in control provisions that would entitle the officers to receive compensation in the event there is a change in control in the Company (as defined) and a termination of their employment without cause (as defined).

Note 13. Restrictions on capital and dividends


     The primary source of funds for the dividends paid by Summit is dividends received from its subsidiary banks. Dividends paid by the subsidiary banks are subject to restrictions by banking regulations. The most restrictive provision requires approval by their regulatory agencies if dividends declared in any year exceed the year's net income, as defined, plus the net retained profits of the two preceding years. As of December 31, 2000 there were no significant retained profits available for distribution to Summit as dividends without regulatory approval.


     The Company and its subsidiaries are subject to various regulatory capital requirements administered by the banking regulatory agencies. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and each of its subsidiaries must meet specific capital guidelines that involve quantitative measures of the Company's and its subsidiaries' assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company and each of its subsidiaries' capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Company and each of its subsidiaries to maintain minimum amounts and ratios of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2000, that the Company and each of its subsidiaries met all capital adequacy requirements to which they were subject.

         The most recent notifications from the banking regulatory agencies categorized the Company and each of its subsidiary banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company and each of its subsidiaries must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below.

         Summit's and its subsidiary banks', South Branch Valley National Bank's ("SBVNB"), Capital State Bank, Inc.'s ("CSB"), Shenandoah Valley National Bank's ("SVNB") and Potomac Valley Bank's ("PVB") actual capital amounts and ratios are also presented in the following tables (dollar amounts in thousands).

                                                   Minimum         To be Well
                                                  Required     Capitalized under
                                                 Regulatory    Prompt Corrective
                                   Actual          Capital     Action Provisions
                              ---------------   -------------  -----------------
                               Amount   Ratio   Amount  Ratio    Amount   Ratio
                              -------   -----   ------  -----    -------  -----
 As of December 31, 2000
 Total Capital
     (to risk weighted assets)
         Company              $37,900   12.8%   23,669   8.0%    $29,586  10.0%
         SBVNB                 12,751   10.6%    9,623   8.0%     12,029  10.0%
         SVNB                   6,521   17.1%    3,051   8.0%      3,813  10.0%
         CSB                    7,679   11.0%    5,585   8.0%      6,981  10.0%
         Potomac                8,483   13.0%    5,220   8.0%      6,525  10.0%
 Tier I Capital
     (to risk weighted assets)
         Company               35,329   11.9%   11,875   4.0%     17,813   6.0%
         SBVNB                 11,460    9.5%    4,825   4.0%      7,238   6.0%
         SVNB                   6,405   16.8%    1,525   4.0%      2,288   6.0%
         CSB                    7,135   10.2%    2,798   4.0%      4,197   6.0%
         Potomac                7,863   12.0%    2,621   4.0%      3,932   6.0%
 Tier I Capital
     (to average assets)
         Company               35,329    8.2%   12,925   3.0%     21,542   5.0%
         SBVNB                 11,460    7.1%    4,842   3.0%      8,070   5.0%
         SVNB                   6,405    8.3%    2,315   3.0%      3,858   5.0%
         CSB                    7,135    6.2%    3,452   3.0%      5,754   5.0%
         Potomac                7,863    7.1%    3,322   3.0%      5,537   5.0%

                                                   Minimum        To be Well
                                                   Required    Capitalized under
                                                  Regulatory   Prompt Corrective
                                  Actual           Capital     Action Provisions
                               -------------
                              Amount  Ratio     Amount  Ratio    Amount   Ratio
                             -------  -----    -------  -----   -------   -----
 As of December 31, 1999
 Total Capital
     (to risk weighted assets)
         Summit              $35,186  14.8%    $19,052  8.0%    $23,815   10.0%
         SBVNB                11,952  10.8%      8,886  8.0%     11,108   10.0%
         SVNB                  3,926  25.8%      1,219  8.0%      1,524   10.0%
         CSB                   7,064  12.9%      4,372  8.0%      5,465   10.0%
         PVB                  12,894  21.0%      4,904  8.0%      6,130   10.0%
 Tier I Capital
    (to risk weighted assets)
         Summit               32,954  13.8%      9,526  4.0%     14,289    6.0%
         SBVNB                10,781   9.7%      4,443  4.0%      6,665    6.0%
         SVNB                  3,896  25.6%        609  4.0%        914    6.0%
         CSB                   6,660  12.2%      2,186  4.0%      3,279    6.0%
         PVB                  12,267  20.0%      2,452  4.0%      3,678    6.0%
 Tier I Capital
     (to average assets)
         Summit               32,954   8.7%     11,413  3.0%     19,021    5.0%
         SBVNB                10,781   7.0%      4,653  3.0%      7,755    5.0%
         SVNB                  3,896  11.6%      1,005  3.0%      1,675    5.0%
         CSB                   6,660   6.7%      2,965  3.0%      4,942    5.0%
         PVB                  12,267  13.3%      2,773  3.0%      4,621    5.0%

NOTE 14.      BRANCH SALE

     On December 17, 1999, a subsidiary of Summit, South Branch Valley National Bank entered into an agreement to sell its branch banking facility ("Branch") located in Petersburg, West Virginia. The sale included the Branch's facility and selected loans and deposit accounts. The final settlement of this transaction resulted in approximately $6.4 million of asset transfers, with the buyer assuming approximately $7.2 million in liabilities, requiring a cash payment to the purchaser of approximately $.8 million.

NOTE 15. DERIVATIVE FINANCIAL INSTRUMENTS

     During 2000 the Company purchased interest rate caps with a notional amount of $50 million. These caps are used to offset interest rate risk relating to certain variable rate long-term debt.

     These interest rate caps do not meet the criteria for hedge accounting and are marked to market at the end of each period with changes in market value being charged to earnings. The total amount paid for these caps was $158,500 and the cumulative market adjustments, and the amount charged to earnings in 2000 were $124,446.

     During 2000 the Company entered into interest rate swap agreements where by the Company will pay a variable rate of USD-LIBOR and receive a fixed rate of 7.18% with a notional amount of $2,000,000 and a term of three years, expiring June 4, 2003. These instruments were used to hedge the fair value of certain certificates of deposit issued by the subsidiary banks. The swap agreement and the related hedged certificates are marked to market at the end of each reporting period and the net impact of the adjustments, the ineffective portion of the hedge, is reflected in other income in the accompanying financial statements. The net of the amounts earned on the fixed rate leg of the swap and amounts due on the variable rate leg of the swap are reflected as an adjustment in the Company's cost of funds. During 2000 there was no ineffectiveness of the hedge transaction reflected in earnings.

     The total amount reflected as an adjustment to interest expense during 2000 was $6,100.


NOTE 16.     FAIR VALUE OF FINANCIAL INSTRUMENTS


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

     Deposits: The estimated fair values of demand deposits (i.e. non interest bearing checking NOW, Super NOW, money market and savings accounts) and other variable rate deposits approximate their carrying values. Fair values of fixed maturity deposits are estimated using a discounted cash flow methodology at rates currently offered for deposits with similar remaining maturities. Any intangible value of long-term relationships with depositors is not considered in estimating the fair values disclosed.

     Short-term  borrowings:   The  carrying  values  of  short-term  borrowings
approximate their estimated fair values.

     Long-term borrowings: The fair values of long-term borrowings are estimated by discounting scheduled future payments of principal and interest at current rates available on borrowings with similar terms.



     Off-balance sheet instruments: The fair values of commitments to extend credit and standby letters of credit are estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit standing of the counter parties. The amounts of fees currently charged on commitments and standby letters of credit are deemed insignificant, and therefore, the estimated fair values and carrying values are not shown below.
     The carrying values and estimated fair values of the Company's financial instruments are summarized below:


                                                       2000                          1999
                                          ----------------------------   ----------------------------
                                                           Estimated                     Estimated
                                              Carrying        Fair         Carrying         Fair
                                               Cost           Value          Cost           Value
                                          -------------   ------------   ------------   -------------
 Financial assets:
    Cash and due from banks               $   7,091,877   $  7,091,871   $  7,010,196   $   7,018,196
    Interest bearing deposits,
        other banks                             473,000        473,000      5,800,987       5,800,987
    Federal funds sold                        1,811,000      1,811,000      2,845,216       2,845,216
    Securities available fo                 176,340,140    176,340,410    111,972,963     111,972,963
    Securities held to maturity                 400,835        403,048        796,820         801,615
    Loans                                   271,582,652    264,244,272    236,067,648     235,303,880
    Accrued interest receivab                 3,760,301      3,760,701      2,439,767       2,439,767
                                           ------------   ------------   ------------   -------------
                                          $ 461,459,805  $ 454,124,302  $ 366,933,597   $ 366,182,624
                                          =============  =============  =============   =============
Financial liabilities:
    Deposits                              $ 345,961,850  $ 346,779,838  $ 297,138,620   $ 298,005,504
    Short-term borrowings                     9,390,814      9,390,814     31,348,030      31,348,030
    Long-term borrowings                     81,085,929     86,626,954     18,942,540      18,942,540
    Accrued interest payable                  2,105,533      2,105,533      1,309,002       1,309,002
                                          -------------  -------------  -------------   -------------
                                          $ 438,544,126  $ 444,903,139  $ 348,738,192   $ 349,605,076
                                          =============  =============  =============   =============


NOTE 17.     CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY



     The investment of the Company in its wholly-owned subsidiaries is presented on the equity method of accounting. Information relative to the Company's balance sheets at December 31, 2000 and 1999, and the related statements of income and cash flows for the years ended December 31, 2000, 1999 and 1998, are presented as follows:



 Balance Sheets                                             December 31,
                                                            ------------
                                                       2000             1999
                                                   ------------    ------------
 Assets
Cash and due from banks                            $    396,077    $    193,831
Investment in bank subsidiaries,
     eliminated in consolidation                     37,397,800      35,881,307
Securities available for sale                           182,125         240,249
Furniture and equipment                               1,794,607         212,018
Other assets                                            283,290         339,819
                                                   ------------    ------------
            Total assets                           $ 40,053,899    $ 36,867,224
                                                   ============    ============
Liabilities and Shareholders' Equity
Long-term borrowings                                        $ -    $  1,000,000
Other liabilities                                       280,698         784,604
                                                   ------------    ------------
        Total liabilities                               280,698       1,784,604
                                                   ------------    ------------
Common stock, $2.50 par value, authorized
    2,000,000 shares; issued 1999 - 890,517 shares,
    1998 - 907,016 shares                             2,225,978       2,226,293
Capital surplus                                      10,482,873      10,533,674
Retained earnings                                    26,765,097      24,570,174
Less cost of shares acquired for the treasury
    1998-9,115 shares; 1997-4,115 shares               (517,725)       (384,724)
 Accumulated other comprehensive income                 816,978      (1,862,797)
                                                   ------------    ------------
        Total shareholders' equity                   39,773,201      35,082,620
                                                   ------------    ------------

            Total liabilities and shareholder      $ 40,053,899    $ 36,867,224
                                                   ============    ============






 Statements of Income
                                              2000         1999         1998
                                          -----------  -----------  -----------
Income
Dividends from bank subsidiaries          $ 7,220,000  $ 4,240,000  $ 1,570,000
Other dividends and interest income            27,671       28,265        7,454
Management fees from bank subsidiaries      1,387,150      548,317       55,000
Securities gains                                    -            -        4,110
                                                                    -----------
        Total income                        8,634,821    4,816,582    1,636,564
                                          -----------  -----------  -----------
Expense
Interest expense                                2,736       51,431       56,689
Operating expenses                          1,850,362      794,692      184,057
                                          -----------  -----------  -----------
        Total expenses                      1,853,098      846,123      240,746
                                          -----------  -----------  -----------
Income before income taxes and equity in
 undistributed income of bank subsidiaries  6,781,723    3,970,459    1,395,818
Income tax (benefit)                         (167,845)     (99,600)     (72,200)
                                          -----------  -----------  -----------
Income before equity in undistributed
 income of bank subsidiaries                6,949,568    4,070,059    1,468,018
Equity in (distributed) undistributed
     income of bank subsidiaries           (3,699,649)  (1,026,930)   1,134,147
                                          -----------  -----------  -----------
            Net income                    $ 3,249,919  $ 3,043,129  $ 2,602,165
                                          ===========  ===========  ===========


 Statements of Cash Flows

                                                              2000           1999           1998
                                                          -----------    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                            $ 3,249,919    $ 3,043,129    $ 2,602,165
    Adjustments to reconcile net earnings to
        net cash provided by operating activities:
        Equity in undistributed net income of
            bank subsidiaries                               3,699,649      1,026,930     (1,134,147)
        Deferred tax expense                                   19,055
        Depreciation                                          121,693         48,913          1,396
        Securities gains/(losses)                                   -              -         (4,110)
        (Increase) decrease in other assets                    59,231       (213,783)         8,893
        Increase (decrease) in other liabilities              248,919         31,779        (26,439)
                                                          -----------    -----------    -----------
            Net cash provided by operating activities       7,398,466      3,936,968      1,447,758
                                                          -----------    -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES
    Proceeds from sales of securities
        available for sale                                          -              -        204,110
    Purchases of securities available for sale                      -              -       (300,000)
    Purchase of common stock of affiliate                           -              -        (90,465)
    Investment in Shenandoah Valley National Bank          (2,500,000)    (4,000,000)             -
    Proceeds from sales of premises and equipment                   -         62,870              -
    Purchases of furniture and equipment                   (1,704,282)      (197,835)      (127,363)
                                                          -----------    -----------    -----------
            Net cash (used in) investing activities        (4,204,282)    (4,134,965)      (313,718)
                                                          -----------    -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES
    Dividends paid to shareholders                         (1,054,996)      (831,727)      (798,450)
    Purchases of fractional shares                             (4,846)             -              -
    Payments to dissenting shareholders                      (799,095)             -              -
    Purchase of treasury stock                               (133,001)             -       (217,754)
    Proceeds from long-term borrowings                              -      1,000,000              -
    Repayment of long-term borrowings                      (1,000,000)             -        (39,874)
                                                                         -----------    -----------
            Net cash provided by (used in)
               financing activities                        (2,991,938)       168,273     (1,056,078)
                                                          -----------    -----------    -----------

        Increase (decrease) in cash                           202,246        (29,724)        77,962
    Cash:
        Beginning                                             193,831        223,555        145,593
                                                          -----------    -----------    -----------
        Ending                                            $   396,077    $   193,831    $   223,555
                                                          ===========    ===========    ===========

SUPPLEMENTAL DISCLOSURES OF CASH
    FLOW INFORMATION
    Cash payments for:
        Interest                                          $     2,736    $    40,333    $    83,128
                                                          ===========    ===========    ===========

 SUPPLEMENTAL SCHEDULE OF NONCASH
     FINANCING ACTIVITIES
    Issuance of 183,465 shares of Company common
        stock in connection with acquisition of Capital
        State Bank, Inc.                                          $ -            $ -    $ 7,980,728
                                                          -----------    -----------    -----------

                                       56