Form 10-K405, Exhibit 13
period 2001-12-31
SUMMIT FINANCIAL GROUP INC
filed 2002-03-29
CIK 811808

EXHIBIT 13
                       PORTIONS OF 2001 ANNUAL REPORT INCORPORATED BY REFERENCE


COMMON STOCK LISTING

Current market quotations for the common stock of Summit Financial Group, Inc. are available on the OTC Bulletin Board under the symbol SMMF.


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


                            First      Second       Third       Fourth
                           Quarter     Quarter     Quarter      Quarter
                           -------     -------     -------      -------
 2001
 Dividends paid              $   -      $ 0.35       $   -       $ 0.35
 High Bid                    18.50       22.00       24.50        30.25
 Low Bid                     17.75       18.00       20.38        22.25

 2000
 Dividends paid              $   -      $ 0.25       $   -       $ 0.35
 High Bid                    20.50       18.50       18.25        18.50
 Low Bid                     18.25       15.19       15.50        17.75

Dividends on Summit's common stock are paid on the 15th day of June and December. The record date is the 1st day of each respective month.

As of March 1, 2002, there were approximately 1,240 shareholders of record of Summit's common stock.