Form 10-K405, Exhibit 13
period 2001-12-31
SUMMIT FINANCIAL GROUP INC
filed 2002-03-29
CIK 811808

[SUMMIT FINANCIAL GROUP, INC. LOGO]









                                                    FINANCIAL INFORMATION 2001

                                        SELECTED FINANCIAL DATA


                                                                         For the Year Ended
                                                                       (unless otherwise noted)
 -------------------------------------------------------------------------------------------------------------
 (Dollars in thousands, except per share amounts)        2001        2000        1999        1998        1997
 -------------------------------------------------------------------------------------------------------------
 Summary of Operations
     Interest income                                  $ 37,919    $ 32,264    $ 25,114    $ 20,638    $ 17,358
     Interest expense                                   20,438      18,276      12,234      10,288       8,880
                                                      --------------------------------------------------------
     Net interest income                                17,481      13,988      12,880      10,350       8,478
     Provision for loan losses                             830         558         370         615         554
                                                      --------------------------------------------------------

     Net interest income after provision
         for loan losses                                16,651      13,430      12,510       9,735       7,924
     Noninterest income                                  1,810       1,228         821         753         575
     Noninterest expense                                10,737       9,865       8,718       6,638       5,256
                                                      --------------------------------------------------------

     Income before income taxes                          7,724       4,793       4,613       3,850       3,243
     Income taxes                                        2,458       1,543       1,570       1,248         943
                                                      --------------------------------------------------------

     Net income                                       $  5,266    $  3,250    $  3,043    $  2,602    $  2,300
                                                      ========================================================


Balance Sheet Data (at year end)
     Assets                                           $591,757    $481,239    $385,767    $287,296    $235,241
     Securities                                        207,117     176,741     112,770      64,978      59,134
     Loans                                             347,526     274,153     238,299     195,277     145,067
     Deposits                                          396,205     345,962     297,139     228,341     190,051
     Short-term borrowings                              24,033       9,391      32,348       4,644       7,145
     Long-term borrowings                              123,445      81,086      17,943      16,469      10,396
     Shareholders' equity                               44,287      39,773      35,083      35,957      26,190

Per Share Data
     Basic earnings                                   $   3.00    $   1.85    $   1.69    $   1.53    $   1.64
     Diluted earnings                                     3.00        1.85        1.69        1.53        1.64
     Shareholders' equity (at year end)                  25.24       22.66       19.90       20.02       18.20
     Cash dividends                                       0.70        0.60        0.48        0.45        0.42

Performance Ratios
     Return on average equity                            12.38%       8.93%       8.52%       7.44%       9.45%
     Return on average assets                             1.00%       0.75%       0.88%       0.95%       1.01%
     Dividend payout                                      23.3%       32.5%       27.3%       30.7%       26.2%
     Equity to assets                                      7.5%        8.3%        9.1%       12.5%       11.1%

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

INTRODUCTION AND SUMMARY

     The following is management's discussion and analysis of the financial condition and financial results of operations for Summit Financial Group, Inc. ("Company" or "Summit") and its wholly owned subsidiaries, South Branch Valley National Bank ("South Branch"), Capital State Bank, Inc. ("Capital State"), Shenandoah Valley National Bank ("Shenandoah") and Potomac Valley Bank ("Potomac") as of December 31, 2001. This discussion may contain forward looking statements based on management's expectations and actual results may differ materially. Since the primary business activities of Summit are conducted through its wholly owned bank subsidiaries, the following discussion focuses primarily on the financial condition and operations of those entities. All amounts and percentages have been rounded for this discussion. This discussion and analysis should be read in conjunction with the accompanying Consolidated Financial Statements and Notes thereto of the Company as of December 31, 2001 and for each of the three years then ended.

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

RESULTS OF OPERATIONS

Earnings Summary

     Net income for the three years ended December 31, 2001, 2000 and 1999, was $5,266,000, $3,250,000, and $3,043,000 respectively. On a per share basis, diluted net income was $3.00 in 2001 compared to $1.85 in 2000, and $1.69 in 1999. Return on average equity was 12.38% in 2001 compared to 8.93% in 2000, and 8.52% in 1999. Return on average assets for the year ended December 31, 2001 was 1.00% compared to 0.75% in 2000 and 0.88% in 1999. A summary of the significant factors influencing the Summit's results of operations and related ratios is included in the following discussion.

Net Interest Income

     The major component of the Summit's net earnings is net interest income, which is the excess of interest earned on earning assets over the interest expense incurred on interest bearing sources of funds. Net interest income is affected by changes in volume, resulting from growth and alterations of the balance sheet's composition, fluctuations in interest rates and maturities of sources and uses of funds. Management seeks to maximize net interest income through management of its balance sheet components. This is accomplished by determining the optimal product mix with respect to yields on assets and costs of funds in light of projected economic conditions, while maintaining portfolio risk at an acceptable level.

     Net interest income on a fully tax equivalent basis, average balance sheet amounts, and corresponding average yields on interest earning assets and costs of interest bearing liabilities for the years 2001, 2000 and 1999 are presented in Table I. Table II presents, for the periods indicated, the changes in interest income and expense attributable to (a) changes in volume (changes in volume multiplied by prior period rate) and (b) changes in rate (change in rate multiplied by prior period volume). Changes in interest income and expense attributable to both rate and volume have been allocated between the factors in proportion to the relationship of the absolute dollar amounts of the change in each.

     Net interest income, adjusted to a fully tax equivalent basis, totaled $18,013,000, $14,431,000 and $13,223,000 for the years ended December 31, 2001,
2000 and 1999, respectively resulting in a net interest margin of 3.6% for 2001 compared to 3.5% and 4.1% for 2000 and 1999, respectively. The net interest margin recognizes earning asset growth by expressing net interest income as a percentage of total average earning assets. During 2001, growth in the volumes of interest earning assets at slightly lower yields, coupled with lower-cost funding in a falling rate environment contributed to the 10 basis point increase in Summit's net interest margin. During 2000, higher-cost funding in a rising rate environment, combined with a liability sensitive interest rate risk position and a highly competitive market for deposits contributed to the 60 basis point decrease in Summit's net interest margin.

     As identified in Table II, tax equivalent net interest income grew $3,582,000 and $1,208,000 during 2001 and 2000, respectively, due primarily to the substantial growth in the volumes of the interest earning assets in both years.

     If market interest rates were to rise significantly in 2002, the spread between interest earning assets and interest bearing liabilities could begin to narrow again, thus negatively impacting the Company's net interest income. Management continues to monitor the net interest margin through net interest income simulation to minimize the potential for any significant negative impact. See the Market Risk Management section for further discussion of the impact changes in market interest rates could have on Summit.


Table I - Average Distribution of Assets, Liabilities and Shareholders' Equity,
Interest Earnings & Expenses, and Average Rates
Dollars in thousands
                                                  2001                             2000                             1999
                                    -------------------------------   -------------------------------   ----------------------------
                                      Average    Earnings/  Yield       Average  Earnings/   Yield       Average   Earnings/  Yield
                                     Balances     Expense    Rate      Balances   Expense    Rate       Balances    Expense    Rate
                                    -------------------------------   -------------------------------   ----------------------------
ASSETS
Interest earning assets
  Loans, net of unearned interest (1)
    Taxable                           $ 301,030   $ 25,592   8.5%      $ 248,404  $ 21,630    8.7%      $ 217,625  $ 18,645    8.6%
    Tax-exempt (2)                        3,201        320  10.0%          2,211       261   11.8%          1,551       173   11.2%
  Securities
    Taxable                             164,303     10,897   6.6%        139,476     9,484    6.8%         84,353     5,288    6.3%
    Tax-exempt (2)                       18,526      1,385   7.5%         13,202     1,046    7.9%         11,135       835    7.5%
Federal funds sold and interest
  bearing deposits with other banks       7,002        257   3.7%          4,305       286    6.6%         10,251       516    5.0%
                                      ---------------------------      ---------------------------     ----------------------------
                                        494,062     38,451   7.8%        407,598    32,707    8.0%        324,915    25,457    7.8%
Noninterest earning assets
  Cash and due from banks                 8,872                            8,166                            6,860
  Bank premises and equipment            12,533                           10,666                            8,634
  Other assets                           11,552                            8,877                            6,402
  Allowance for loan losses              (2,777)                          (2,414)                          (2,175)
                                      ----------                       ----------                       ----------
    Total assets                      $ 524,242                        $ 432,893                        $ 344,636
                                      ==========                       ==========                       ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Interest bearing liabilities
  Interest bearing
    demand deposits                   $  74,430   $  1,889   2.5%      $  60,351  $  2,027    3.4%      $  56,201  $  1,717    3.1%
  Savings deposits                       40,052        893   2.2%         39,738     1,094    2.8%         38,782     1,030    2.7%
  Time deposits                         224,068     11,984   5.3%        187,665    10,476    5.6%        153,617     7,811    5.1%
  Short-term borrowings                  11,879        452   3.8%         48,867     3,087    6.3%         13,714       673    4.9%
  Long-term borrowings                   93,231      5,220   5.6%         28,033     1,592    5.7%         18,818     1,003    5.3%
                                      ----------------------------     ---------------------------      ---------------------------
                                        443,660     20,438   4.6%        364,654    18,276    5.0%        281,132    12,234    4.4%
Noninterest bearing liabilities
  Demand deposits                        33,679                           28,017                           25,608
  Other liabilities                       4,383                            3,845                            2,178
                                      ---------                        ---------                        ---------
    Total liabilities                   481,722                          396,516                          308,918
Shareholders' equity                     42,520                           36,377                           35,718
                                      ---------                        ---------                        ---------
  Total liabilities and
    shareholders' equity              $ 524,242                        $ 432,893                        $ 344,636
                                      =========                        =========                        =========
NET INTEREST EARNINGS                             $ 18,013                        $ 14,431                         $ 13,223
                                                  ========                        ========                         ========
NET INTEREST YIELD ON EARNING ASSETS                         3.6%                             3.5%                             4.1%
                                                             ====                             ====                             ====

(1) - For purposes of this table, non-accrual loans are included in average loan balances. Included in interest and fees on loans are loan fees of $227,000, $343,000 and $277,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

(2) - For purposes of this table, interest income on tax-exempt securities and loans has been adjusted assuming an effective combined Federal and state tax rate of 34% for all years presented. The tax equivalent adjustment results in an increase in interest income of $533,000, $443,000 and $343,000 for the years ended December 31, 2001, 2000 and 1999, respectively.


Table II - Changes in Interest Margin Attributable to Rate and Volume
Dollars in thousands

                                               2001 Versus 2000                   2000 Versus 1999
                                       ------------------------------   ------------------------------
                                            Increase (Decrease)              Increase (Decrease)
                                             Due to Change in:                Due to Change in:
                                       ------------------------------   ------------------------------
                                         Volume      Rate       Net       Volume      Rate       Net
                                       ------------------------------   ------------------------------
Interest earned on:
Loans
  Taxable                               $ 4,484   $  (522)   $ 3,962     $ 2,676      $ 309   $ 2,985
  Tax-exempt                                104       (45)        59          78         10        88
Securities
  Taxable                                 1,651      (238)     1,413       3,715        481     4,196
  Tax-exempt                                401       (62)       339         162         49       211
Federal funds sold and interest
  bearing deposits with other banks         132      (161)       (29)       (361)       131      (230)
                                       ------------------------------   ------------------------------
   Total interest earned on
    interest earning assets               6,772    (1,028)     5,744       6,270        980     7,250
                                       ------------------------------   ------------------------------

Interest paid on:
Interest bearing demand
  deposits                                  417      (555)      (138)        132        178       310
Savings deposits                              9      (210)      (201)         25         39        64
Time deposits                             1,962      (454)     1,508       1,849        816     2,665
Short-term borrowings                    (1,728)     (907)    (2,635)      2,171        243     2,414
Long-term borrowings                      3,651       (23)     3,628         519         70       589
                                       ------------------------------   ------------------------------
  Total interest paid on
    interest bearing liabilities          4,311    (2,149)     2,162       4,696      1,346     6,042
                                       ------------------------------   ------------------------------

     Net interest income                $ 2,461   $ 1,121    $ 3,582     $ 1,574     $ (366)  $ 1,208
                                       ==============================   ==============================

Provision for Loan Losses

     The provision for loan losses represents management's determination of the amount necessary to be charged against the current period's earnings in order to maintain the allowance for loan losses at a level which is considered adequate in relation to the estimated risk inherent in the loan portfolio. The provision for loan losses for each of the years ended December 31, 2001, 2000 and 1999 totaled $830,000, $558,000 and $370,000, respectively. As further discussed in the Loan Portfolio and Risk Elements sections of this analysis, the $272,000 and $188,000 increases in the provision for loan losses in 2001 and 2000, respectively, reflect the continued growth of Summit's loan portfolio. An analysis of the components comprising the allowance for loan losses for each of the past five years, including charge offs and recoveries within each significant loan classification, is presented in Table VIII.

Noninterest Income

     Noninterest income totaled $1,810,000,  $1,228,000 and $821,000,  or 0.34%,
0.28% and 0.24% of average assets, in 2001, 2000 and 1999, respectively. Included in noninterest income for 2001 is $379,000 securities gains. Included in noninterest income for 2000 is a $225,000 gain South Branch recognized on the sale of its Petersburg, West Virginia branch office. Further detail regarding noninterest income follows in Table III.

Noninterest Expense

     Noninterest expense totaled $10,737,000, $9,865,000 and $8,718,000 or
2.04%, 2.28% and 2.53% of average assets for each of the years ended December 31, 2001, 2000 and 1999, respectively. Total noninterest expense increased $872,000 in 2001 compared to 2000 and $1,147,000 in 2000 compared to 1999. The primary factor contributing to growth in noninterest expense in 2001 was an $807,000 increase in salaries and employee benefits, due to general merit raises, and an increase in number of personnel associated with the growth throughout the Company. The primary factors contributing to growth in noninterest expense in 2000 were: operating expenses of Capital State's Greenbrier County branches following their acquisition in April 1999, operating expenses of Shenandoah following its opening in May 1999, and one time expenses associated with the Potomac merger. Table III presents additional information regarding Summit's noninterest expense.

 Table III - Noninterest Income and Expense
 In thousands

                                       2001          2000        1999
                                     ----------------------------------

 Noninterest income
   Insurance commissions             $    105      $   110     $    91
   Service fees                         1,055          876         792
   Securities gains (losses)              379            2        (236)
   Gain on sale of branch bank              -          225           -
   Other                                  271           15         174
                                     ----------------------------------

              Total                  $  1,810      $ 1,228     $   821
                                     ==================================

 Noninterest expense
   Salaries and employee benefits    $  5,670      $ 4,863     $ 4,359
   Net occupancy expense                  706          628         559
   Equipment expense                    1,171          974         716
   Supplies                               330          303         299
   Amortization of intangibles            282          298         269
   Other                                2,578        2,799       2,516
                                     ----------------------------------

              Total                  $ 10,737      $ 9,865     $ 8,718
                                     ==================================


Income Tax Expense

     Income tax expense for the three years ended December 31, 2001, 2000 and 1999 totaled $2,457,000, $1,543,000 and $1,570,000, respectively. Refer to Note
10 of the accompanying consolidated financial statements for further information and additional discussion of the significant components influencing the Company's effective income tax rates.

CHANGES IN FINANCIAL POSITION

     Total average assets in 2001 were $524,242,000, an increase of 21.1% over 2000's average of $432,893,000. Similarly, average assets grew 25.6% in 2000, from $344,636,000 in 1999. The primary factor contributing to these increases is the continued strong growth of Shenandoah following its organization in May 1999. Significant changes in the components of the Summit's balance sheet in 2001 and 2000 are discussed below.

Securities

     Securities comprised approximately 35.0% of total assets at December 31, 2001 compared to 36.7% at December 31, 2000. Average securities approximated $182,829,000 for 2001 or 19.6% more than 2000's average of $152,678,000. The growth in the Company's securities portfolio in 2001 reflects increased investments primarily in mortgage-backed securities, which were funded principally by the deposit growth of Shenandoah in 2001. Refer to Note 4 of the accompanying consolidated financial statements for details of amortized cost, the estimated fair values, unrealized gains and losses as well as the security classifications by type.

     Substantially all securities are classified as available for sale to provide management with flexibility to better manage its balance sheet structure and react to asset/liability management issues as they arise. At December 31, 2001, Summit did not own securities of any one issuer that were not issued by the U.S. Treasury or a U.S. Government agency that exceeded ten percent of shareholders' equity. The maturity distribution of the securities portfolio at December 31, 2001, together with the weighted average yields for each range of maturity, are summarized in Table IV. The stated average yields are actual yields and are not stated on a tax equivalent basis.


  Table IV - Securities Maturity Analysis
 (At amortized cost, dollars in thousands)

                                                                 After one                After five
                                          Within                 but within               but within                After
                                         one year                five years               ten years               ten years
                                ---------------------------------------------------------------------------------------------------
                                     Amount    Yield         Amount     Yield         Amount    Yield         Amount     Yield
                                ---------------------------------------------------------------------------------------------------
 Available for sale
 U. S. Government agencies
    and corporations                   3,314    5.7%          26,653     6.3%           7,021    7.4%               -     0.0%
 Mortgage backed securities           46,179    6.5%          42,092     6.3%          12,056    6.1%           2,675     6.0%
 State and political
    subdivisions                         686    4.8%           6,478     5.4%           4,206    5.2%          19,445     5.2%
 Corporate debt securities               253    7.3%          19,902     6.8%           1,297    4.5%             238     9.9%
 Other                                     -      -            1,506     5.8%               -    0.0%          10,916     5.9%
                                    --------                --------                 --------                --------

    Total available for sale        $ 50,432    6.4%        $ 96,631     6.3%        $ 24,580    6.3%        $ 33,274     5.5%
                                    ========                ========                 ========                ========
 Held to maturity
 State and political
    subdivisions                    $    150    5.0%        $      -       -         $ -           -         $      -       -
                                    ========                ========                 ========                ========

Loan Portfolio

     Table V depicts loan balances by type and the respective percentage of each to total loans at December 31, as follows:


 Table V - Loans by Type
Dollars in thousands

                                    2001                 2000                1999                 1998                  1997
                             -------------------   -----------------  -------------------  -------------------  -------------------
                                       Percent             Percent              Percent              Percent              Percent
                              Amount   of Total    Amount  of Total     Amount  of Total     Amount  of Total     Amount  of Total
                             -------------------  ------------------  -------------------  -------------------  -------------------

Commercial, financial,
    and agricultural         $148,041    42.6%    $108,114   39.4%    $ 78,894    33.1%    $ 54,359   27.8%     $ 42,736    29.5%
Real estate - construction      2,394     0.7%       2,729    1.0%       2,012     0.8%       1,801    0.9%          144     0.1%
Real estate - mortgage        149,050    42.9%     124,326   45.3%     116,779    49.0%     101,014   51.7%       69,155    47.7%
Consumer                       40,778    11.7%      36,983   13.5%      38,091    16.0%      36,197   18.5%       32,248    22.2%
Other                           7,263     2.1%       2,001    0.8%       2,524     1.1%       1,906    1.1%          784     0.5%
                             ------------------   ------------------  -------------------  ------------------   -------------------

     Total loans             $347,526   100.0%    $274,153  100.0%    $238,300   100.0%    $195,277  100.0%     $145,067   100.0%
                             ==================   ==================  ===================  ==================   ===================


     Total net loans averaged $304,231,000 in 2001 and comprised 58.0% of total average assets compared to $250,615,000 or 57.9% of total average assets during 2000. The increase in the dollar volume of loans is primarily attributable to continuation of the Company's strategy which began in 1996 to aggressively seek quality commercial and real estate loans.


     Refer to Note 5 of the accompanying consolidated financial statements for the Summit's loan maturities and a discussion of the Company's adjustable rate loans as of December 31, 2001.

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

Deposits

     Total deposits at December 31, 2001 increased $50,243,000 or 14.5% compared to December 31, 2000. Average deposits increased $56,458,000, or 17.9% during 2001. This increase resulted primarily from the growth of Shenandoah's deposits.

     See Table I for average deposit balance and rate information by deposit type for 2001, 2000 and 1999 and Note 8 of the accompanying consolidated financial statements for a maturity distribution of time deposits as of December 31, 2001.

Borrowings

     Lines of Credit: The Company has remaining available lines of credit from the Federal Home Loan Bank totaling $70,576,000 at December 31, 2001. Management uses these lines primarily to fund loans to customers. Funds acquired through this program are reflected on the consolidated balance sheet in short-term borrowings or long-term borrowings, depending on the repayment terms of the debt agreement.

     Short-term Borrowings: Total short-term borrowings increased $14,642,000 from $9,391,000 at December 31, 2000 to $24,033,000 at December 31, 2001. See
Note 9 of the accompanying consolidated financial statements for additional disclosures regarding the Company's short-term borrowings.

     Long-term Borrowings: Total long-term borrowings of $123,445,000 at December 31, 2001, consisting primarily of funds borrowed on available lines of credit from the Federal Home Loan Bank., increased $42,359,000 compared to the $81,086,000 outstanding at December 31, 2000. These borrowings were made principally to fund the Company's loan growth. Refer to Note 9 of the accompanying consolidated financial statements for additional information regarding the Summit's long-term borrowings.

ASSET QUALITY

Table VI presents a summary of non-performing loans at December 31, as follows.


 Table VI - Nonperforming Loans
Dollars in thousands

                               2001        2000      1999        1998      1997
                             --------------------------------------------------
Nonaccrual loans             $   788      $ 568     $ 522     $   783     $ 220
Accruing loans past due
  90 days or more                328        267       476         431       402
Restructured loans                 -          -         -           -        55
                             --------------------------------------------------

Total                        $ 1,116      $ 835     $ 998     $ 1,214     $ 677
                             ==================================================
Percentage of total loans       0.3%       0.3%      0.4%        0.6%      0.5%
                             ==================================================


     As illustrated in Table VI, the quality of Summit's loan portfolio remains sound. Despite an increase in total nonaccrual loans and accruing loans past due 90 days or more from $835,000 at December 31, 2000 to $1,116,000 at December 31, 2001, nonperforming loans remain at historically moderate levels in relation to the loan portfolio's size and substantially below recent industry averages. Refer to Note 5 of the accompanying consolidated financial statements for additional discussion of non-accrual loans and to Note 6 for a discussion of impaired loans which are included in the above balances.

     Summit maintains an allowance for loan losses at a level considered adequate to provide for losses that can be reasonably anticipated. The Company conducts quarterly evaluations of its loan portfolio to determine its adequacy. The evaluation is based on assessments of specifically identified loans, loss experience factors, current and anticipated economic conditions and other factors to identify and estimate inherent losses from homogeneous pools of loans. In addition, the Company conducts comprehensive, ongoing reviews of its loan portfolio, which encompasses the identification of all potential problem credits to be included on an internally generated watch list.

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

     The allocated portion of the subsidiary banks' allowance for loan losses is established on a loan-by-loan and pool-by-pool basis. The unallocated portion is for inherent losses that probably exist as of the evaluation date, but which have not been specifically identified by the processes used to establish the allocated portion due to inherent imprecision in the objective processes management utilizes to identify probable and estimable losses. This unallocated portion is subjective and requires judgment based on various qualitative factors in the loan portfolio and the market in which the Company operates. At December 31, 2001 and 2000, respectively, the unallocated portion of the allowance approximated $152,000 and $94,000, or 4.9% and 3.7% of the total allowance. This unallocated portion of the allowance is considered necessary based on consideration of the known risk elements in certain pools of loans in the loan portfolio and management's assessment of the economic environment in which the Company operates. More specifically, while loan quality remains good, the subsidiary banks have typically experienced greater losses within certain homogeneous loan pools when the Company's market area has experienced economic downturns or other significant negative factors or trends, such as increases in bankruptcies, unemployment rates or past due loans.

     At December 31, 2001 and 2000, Summit's allowance for loan losses totaled $3,110,000, or 0.89% of total loans and $2,571,000 or 0.94% of total loans, respectively, and is considered adequate to cover inherent losses in the Company's loan portfolio. Table VII presents an allocation of the allowance for loan losses by loan type at each respective year end date, as follows.


 Table VII - Allocation of the Allowance for Loan Losses
 Dollars in thousands

                              2001                  2000                   1999                 1998                   1997
                       -----------------     -----------------      -----------------     -----------------      -----------------
                                  % of                  % of                   % of                  % of                   % of
                                loans in              loans in               loans in              loans in               loans in
                                  each                  each                   each                  each                   each
                                category              category               category              category               category
                                to total              to total               to total              to total               to total
                        Amount    loans       Amount    loans        Amount    loans       Amount    loans        Amount    loans
                       -----------------     -----------------      -----------------     -----------------      -----------------
 Commercial            $ 1,036     42.5%     $ 1,037     38.1%      $   951     33.3%     $   861     27.8%      $   584     29.5%
 Real estate               985     43.5%         127     47.7%          383     49.5%         366     52.7%          302     47.8%
 Installment               937     11.9%       1,313     13.5%          806     16.1%         800     18.5%          536     22.2%
 Other                       -      2.1%           -      0.7%            -      1.1%           -      1.0%            -      0.5%
 Unallocated               152         -          94         -           92         -          86         -           67         -
                       -----------------     -----------------      -----------------     -----------------      -----------------
                       $ 3,110    100.0%     $ 2,571    100.0%      $ 2,232    100.0%     $ 2,113    100.0%      $ 1,489    100.0%
                       =================     =================      =================     =================      =================

     At December 31, 2001, the Company had approximately $81,000 in other real estate owned which was obtained as the result of foreclosure proceedings. Foreclosures have been insignificant throughout 2001 and management does not anticipate any material losses on the property currently held in other real estate owned.

     A reconciliation of the activity in the allowance for loan losses follows:

 Table VIII - Allowance for Loan Losses
In thousands

                                              2001       2000       1999       1998       1997
                                            ---------------------------------------------------
Balance, beginning of year                  $ 2,571    $ 2,232    $ 2,113    $ 1,489    $ 1,367

Losses:
  Commercial financial & agriculture            108          -        165        183         93
  Real estate - mortgage                         47         63         32          1         30
  Consumer                                      191        175        144        204        371
  Other                                          76         49         37         25         67
                                            ---------------------------------------------------
                      Total                     422        287        378        413        561
                                            ---------------------------------------------------
Recoveries:
  Commercial financial & agriculture             10          2         40          3         52
  Real estate - mortgage                          1          2         10         22         15
  Consumer                                       99         53         71        118         60
  Other                                          21         11          6          7          2
                                            ---------------------------------------------------
                      Total                     131         68        127        150        129
                                            ---------------------------------------------------

Net losses                                      291        219        251        263        432
                                            ---------------------------------------------------
Allowance of purchased subsidiary                 -          -          -        272          -
Provision for loan losses                       830        558        370        615        554
                                            ---------------------------------------------------
Balance, end of year                        $ 3,110    $ 2,571    $ 2,232    $ 2,113    $ 1,489
                                            ===================================================

LIQUIDITY

     Liquidity reflects the Company's ability to ensure the availability of adequate funds to meet loan commitments and deposit withdrawals, as well as provide for other transactional requirements. Liquidity is provided primarily by funds invested in cash and due from banks (net of float and reserves), Federal funds sold, non-pledged securities, and available lines of credit with the Federal Home Loan Bank, the total of which approximated at December 31, 2001, $126 million or 21% of total consolidated assets.

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

     As of December 31, 2001, Summit's earnings simulation model projects net interest income would decrease by approximately 4.3% if rates rise evenly by 200 basis points over the next year, as compared to projected stable rate net interest income. Conversely, the model projects that if rates fall evenly by 200 basis points over the next year, Company net interest income would rise by approximately 0.7%, as compared to projected stable rate net interest income. These projected changes are well within Summit's ALCO policy limit of +/- 10%.

CAPITAL RESOURCES

     Summit's capital position remains strong, despite its continued growth. Stated as a percentage of total assets, the Company's equity ratio was 7.5% and 8.3% at December 31, 2001 and 2000, respectively. The Company's risk weighted tier I capital, total capital and leverage capital ratios approximated 10.5%, 11.3% and 7.1%, respectively, at December 31, 2001, all of which are in excess of the minimum guidelines to be "well capitalized" under the regulatory prompt corrective action provisions. The Company's subsidiary banks are also subject to minimum capital ratios as further discussed in Note 13 of the accompanying consolidated financial statements.

     Cash dividends per share rose 16.7% to $0.70 in 2001 compared to $0.60 in 2000, representing dividend payout ratios of 23.3% and 32.5% for 2001 and 2000, respectively. It is the intention of management and the Board of Directors to continue to pay dividends on a similar schedule during 2002. Future cash dividends will depend on the earnings and financial condition of the subsidiary banks as well as general economic conditions.

     The primary source of funds for the dividends paid to shareholders by Summit is dividends received from its subsidiary banks. Dividends paid by Summit's subsidiary banks are subject to restrictions by banking regulations. The most restrictive provision requires approval by the respective bank's regulatory agency if dividends declared in any year exceed the bank's current year's net income, as defined, plus its retained net profits of the two preceding years. As of December 31, 2001, no significant retained profits are available for distribution to Summit as dividends from its subsidiary banks without regulatory approval. Management is presently not aware of any circumstances, conditions or events which would reasonably preclude the approval of dividend requests from its subsidiary banks' earnings in the amounts necessary to fund Summit's anticipated shareholder dividends in 2002.


                         QUARTERLY FINANCIAL INFORMATION




------------------------------------------------------------------------------------------------------------
                                                     First      Second      Third      Fourth       Full
 (Dollars in thousands, except per share amounts)   Quarter     Quarter    Quarter     Quarter      Year
------------------------------------------------------------------------------------------------------------

2001
Interest income                                       $ 9,126     $ 9,380    $ 9,636     $ 9,777   $ 37,919
Interest expense                                        5,304       5,200      5,115       4,819     20,438
Net interest income                                     3,822       4,180      4,521       4,958     17,481
Provision for loan losses                                 145         180        228         277        830
Securities gains (losses)                                  84          93        204          (2)       379
Other noninterest income                                  281         305        356         489      1,431
Noninterest expense                                     2,521       2,764      2,742       2,710     10,737
Income before income taxes                              1,521       1,634      2,111       2,458      7,724
Net income                                              1,009       1,199      1,438       1,620      5,266
Basic earnings per share                                 0.57        0.68       0.82        0.92       3.00
Diluted earnings per share                               0.57        0.68       0.82        0.92       3.00
Dividends paid per share                                    -        0.35          -        0.35       0.70

2000
Interest income                                       $ 7,291     $ 7,800    $ 8,335     $ 8,837   $ 32,263
Interest expense                                        3,749       4,329      4,912       5,286     18,276
Net interest income                                     3,542       3,471      3,423       3,551     13,987
Provision for loan losses                                 128         128        140         161        557
Securities gains (losses)                                   -           -          -           2          2
Gain on sale of branch bank                                 -         225          -           -        225
Other noninterest income                                  260         274        289         178      1,001
Noninterest expense                                     2,307       2,524      2,476       2,558      9,865
Income before income taxes                              1,367       1,318      1,096       1,012      4,793
Net income                                                929         934        743         644      3,250
Basic earnings per share                                 0.53        0.53       0.42        0.37       1.85
Diluted earnings per share                               0.53        0.53       0.42        0.37       1.85
Dividends paid per share                                    -        0.25          -        0.35       0.60

                     [ARNETT & FOSTER, P.L.L.C. LETTERHEAD]


                         REPORT TO INDEPENDENT AUDITORS

To the Board of Directors
Summit Financial Group, Inc.
Moorefield, West Virginia

     We have audited the accompanying consolidated balance sheets of Summit Financial Group, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Summit Financial Group, Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.


                                                /s/ Arnett & Foster, P.L.L.C.


Charleston, West Virginia
February 8, 2002

                       CONSOLIDATED FINANCIAL STATEMENTS


Consolidated Balance Sheets
                                                             December 31,
--------------------------------------------------------------------------------
                                                         2001           2000
--------------------------------------------------------------------------------
 ASSETS
Cash and due from banks                           $    11,776,231  $   7,091,871
Interest bearing deposits with other banks              2,261,826        473,000
Federal funds sold                                      1,848,129      1,811,000
Securities available for sale                         206,967,097    176,340,410
Securities held to maturity                               150,280        400,835
Loans, net                                            344,415,429    271,582,652
Premises and equipment, net                            12,911,507     12,246,821
Accrued interest receivable                             3,874,002      3,760,701
Intangible assets                                       3,352,281      3,634,472
Other assets                                            4,199,975      3,897,339
--------------------------------------------------------------------------------
                                  Total assets    $   591,756,757  $ 481,239,101
================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
    Deposits
        Non interest bearing                      $    38,685,688  $  30,031,409
        Interest bearing                              357,519,290    315,930,441
--------------------------------------------------------------------------------
                                 Total deposits       396,204,978    345,961,850
--------------------------------------------------------------------------------

    Short-term borrowings                              24,032,790      9,390,814
    Long-term borrowings                              123,444,531     81,085,929
    Other liabilities                                   3,787,111      5,027,307
--------------------------------------------------------------------------------
                                 Total liabilities    547,469,410    441,465,900
--------------------------------------------------------------------------------
 Commitments and Contingencies

 Shareholders' Equity
     Common stock, $2.50 par value; authorized
    5,000,000 shares; issued 1,780,780 shares         4,451,950        4,451,950
Capital surplus                                       8,256,901        8,256,901
Retained earnings                                    30,803,543       26,765,097
Less cost of shares acquired for the treasury
    2001 - 26,470 shares; 2000 - 25,670 shares        (532,479)        (517,725)

Accumulated other comprehensive income                1,307,432          816,978
--------------------------------------------------------------------------------
     Total shareholders' equity                      44,287,347       39,773,201
--------------------------------------------------------------------------------
     Total liabilities and shareholders' equity   $ 591,756,757    $ 481,239,101
================================================================================

See notes to consolidated financial statements.


Consolidated Statements of Income

                                                                             For the Year Ended December 31,
----------------------------------------------------------------------------------------------------------------
                                                                           2001          2000            1999
----------------------------------------------------------------------------------------------------------------
 Interest income
     Interest and fees on loans
        Taxable                                                       $ 25,592,985   $ 21,630,083   $ 18,645,426
        Tax-exempt                                                         210,744        172,714        114,424
    Interest and dividends on securities
        Taxable                                                         10,896,837      9,484,352      5,287,779
        Tax-exempt                                                         961,270        690,674        550,855
    Interest on interest bearing deposits with other banks                  22,983         68,748        186,623
    Interest on Federal Funds sold                                         234,342        216,944        329,285
----------------------------------------------------------------------------------------------------------------
                Total interest income                                   37,919,161     32,263,515     25,114,392
----------------------------------------------------------------------------------------------------------------
Interest expense
    Interest on deposits                                                14,765,031     13,596,688     10,558,788
    Interest on short-term borrowings                                      452,340      3,087,018        672,488
    Interest on long-term borrowings                                     5,220,402      1,592,352      1,002,750
----------------------------------------------------------------------------------------------------------------
                Total interest expense                                  20,437,773     18,276,058     12,234,026
----------------------------------------------------------------------------------------------------------------
                Net interest income                                     17,481,388     13,987,457     12,880,366
    Provision for loan losses                                              830,000        557,500        370,000
----------------------------------------------------------------------------------------------------------------
                Net interest income after provision for loan losses     16,651,388     13,429,957     12,510,366
----------------------------------------------------------------------------------------------------------------
Other income
    Insurance commissions                                                  105,179        109,802         91,363
    Service fees                                                         1,054,799        875,964        791,940
    Securities gains (losses)                                              379,048          2,364       (235,945)
    Gain on sale of branch bank                                                  -        224,629              -
    Other                                                                  270,524         15,568        173,574
----------------------------------------------------------------------------------------------------------------
                Total other income                                       1,809,550      1,228,327        820,932
----------------------------------------------------------------------------------------------------------------
Other expenses
    Salaries and employee benefits                                       5,670,072      4,863,257      4,358,944
    Net occupancy expense                                                  706,346        627,834        559,242
    Equipment expense                                                    1,170,491        974,474        716,547
    Supplies                                                               329,813        302,652        298,878
    Amortization of intangibles                                            282,192        297,683        268,986
    Other                                                                2,578,427      2,799,082      2,515,622
----------------------------------------------------------------------------------------------------------------
                Total other expenses                                    10,737,341      9,864,982      8,718,219
----------------------------------------------------------------------------------------------------------------
Income before income tax expense                                         7,723,597      4,793,302      4,613,079
    Income tax expense                                                   2,457,135      1,543,383      1,569,950
----------------------------------------------------------------------------------------------------------------
                Net income                                            $  5,266,462   $  3,249,919   $  3,043,129
================================================================================================================

Basic earnings per common share                                       $       3.00   $       1.85   $       1.69
================================================================================================================

Diluted earnings per common share                                     $       3.00   $       1.85   $       1.69
================================================================================================================

Average common shares outstanding
    Basic                                                                1,754,449      1,760,845      1,795,621
================================================================================================================
    Diluted                                                              1,755,142      1,760,845      1,795,621
================================================================================================================

 See notes to consolidated financial statements


Consolidated Statements of Shareholders' Equity
For the Years Ended December 31, 2001, 2000 and 1999

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                         Accumulated
                                                                                                            Other          Total
                                                Common        Capital       Retained        Treasury    Comprehensive  Shareholders'
                                                Stock         Surplus       Earnings         Stock         Income          Equity
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1998                 $  4,493,513   $  9,019,279   $ 22,358,772   $   (384,724)   $    471,223   $ 35,958,063
Comprehensive income:
  Net income                                          -              -      3,043,129              -               -      3,043,129
  Other comprehensive income,
    net of deferred taxes of $1,452,357:
    Net unrealized (loss) on
      securities of $(2,477,947), net
      of reclassification adjustment
      for (losses) included in net
      income of $(143,927)                            -              -              -              -      (2,334,020)    (2,334,020)
                                                                                                                       ------------
    Total comprehensive income                        -              -              -              -               -        709,109
Dissenting shares                               (41,248)      (711,577)             -              -               -       (752,825)
Cash dividends declared:
    Summit ($0.475 per share)                         -              -       (561,727)             -               -       (561,727)
    Potomac                                           -              -       (270,000)             -               -       (270,000)
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1999                    4,452,265      8,307,702     24,570,174       (384,724)     (1,862,797)    35,082,620
Comprehensive income:
  Net income                                          -              -      3,249,919              -               -      3,249,919
  Other comprehensive income,
    net of deferred taxes of $1,667,374:
    Net unrealized gain on
      securities of $2,681,241, net
      of reclassification adjustment
      for gains included in net
      income of $1,466                                -              -              -              -       2,679,775      2,679,775
                                                                                                                       ------------
    Total comprehensive income                        -              -              -              -                      5,929,694
Cost of 7,440 shares acquired                                                                                          ------------
    for the treasury                                  -              -              -       (133,001)              -       (133,001)
Purchase of fractional shares                      (315)        (4,531)             -              -               -         (4,846)
Dissenting shares                                     -        (46,270)             -              -               -        (46,270)
Cash dividends declared ($0.60 per share)             -              -     (1,054,996)             -               -     (1,054,996)
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2000                    4,451,950      8,256,901     26,765,097       (517,725)        816,978     39,773,201
Comprehensive income:
  Net income                                          -              -      5,266,462              -               -      5,266,462
  Other comprehensive income,
    net of deferred taxes of $300,601:
    Net unrealized gain on
      securities of $725,464, net
      of reclassification adjustment
      for gains included in net
      income of $235,010                              -              -              -              -         490,454        490,454
                                                                                                                       ------------
    Total comprehensive income                        -              -              -              -                      5,756,916
                                                                                                                       ------------
Cost of 800 shares acquired
    for the treasury                                  -              -              -        (14,754)              -        (14,754)
Cash dividends declared ($0.70 per share)             -              -     (1,228,016)             -               -     (1,228,016)
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2001                 $  4,451,950   $  8,256,901   $ 30,803,543   $   (532,479)   $  1,307,432   $ 44,287,347
====================================================================================================================================

 See notes to consolidated financial statements



Consolidated Statements of Cash Flows

                                                                                     For the Year Ended December 31,
-----------------------------------------------------------------------------------------------------------------------------
                                                                                  2001              2000            1999
-----------------------------------------------------------------------------------------------------------------------------
 CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                                               $   5,266,462    $   3,249,919    $   3,043,129
    Adjustments to reconcile net earnings to
        net cash provided by operating activities:
        Depreciation                                                               899,554          731,073          584,212
        Provision for loan losses                                                  830,000          557,500          370,000
        Deferred income tax expense (benefit)                                     (277,540)        (107,377)          93,662
        Security (gains) losses                                                   (379,048)          (2,364)         235,945
        (Gain) loss on disposal of premises, equipment and other assets             91,695           18,212            3,709
        (Gain) loss on sale of branch                                                    -         (224,629)               -
        Amortization of securities premiums (accretion                                   -                -
            of discounts), net                                                    (291,338)         (97,821)         184,399
        Amortization of goodwill and purchase
            accounting adjustments, net                                            284,901          215,982          123,742
        (Increase) decrease in accrued interest receivable                        (113,301)      (1,350,002)        (633,554)
        (Increase) decrease in other assets                                        (38,028)          42,409       (2,242,887)
        Increase (decrease) in other liabilities                                   786,508          530,716        1,901,227
-----------------------------------------------------------------------------------------------------------------------------
            Net cash provided by operating activities                            7,059,865        3,563,618        3,663,584
-----------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
    Proceeds from maturities and calls of
        securities held to maturity                                                250,000          140,000          349,871
    Principal payments received on
        securities held to maturity                                                      -          254,281          384,326
    Proceeds from maturities and calls of
        securities available for sale                                           56,133,634        2,930,109       13,706,762
    Proceeds from sales of
        securities available for sale                                           40,206,987       11,506,633        4,062,879
    Principal payments received on
        securities available for sale                                           26,554,708        4,670,845        4,990,386
    Purchases of securities available for sale                                (154,138,998)     (75,662,408)     (76,831,440)
    Net (increase) decrease in federal funds sold                                  (37,129)       1,034,216        7,897,529
    Net loans made to customers                                                (73,781,647)     (42,357,660)     (34,671,292)
    Purchases of premises and equipment                                         (1,705,880)      (4,204,622)      (1,809,722)
    Proceeds from sales of premises, equipment and other assets                    134,239          206,804          485,695
   (Purchases of) proceeds from interest bearing deposits with other banks      (1,788,826)       5,327,987       (3,959,485)
    Purchases of life insurance contracts                                          (74,200)      (1,000,000)      (1,246,000)
    Net cash acquired/paid in acquisitions (divestitures)                                -         (820,679)      35,071,461
-----------------------------------------------------------------------------------------------------------------------------
            Net cash (used in) investing activities                           (108,247,112)     (97,974,494)     (51,569,030)
-----------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
    Net increase in demand deposit,
        NOW and savings accounts                                                27,161,535        7,242,600       12,830,849
    Net increase in time deposits                                               22,952,264       49,055,716        8,747,170
    Net increase (decrease) in short-term borrowings                            14,641,976      (22,957,216)      27,703,887
    Proceeds from long-term borrowings                                          42,738,000       70,000,000        4,500,000
    Repayments of long-term borrowings                                            (379,398)      (6,856,611)      (3,026,335)
    Purchases of treasury stock                                                    (14,754)        (133,001)               -
    Dividends paid                                                              (1,228,016)      (1,054,996)        (831,727)
    Purchase of fractional shares                                                        -           (4,846)               -
    Payment to dissenting shareholders                                                   -         (799,095)               -
-----------------------------------------------------------------------------------------------------------------------------
        Net cash provided by financing activities                              105,871,607       94,492,551       49,923,844
-----------------------------------------------------------------------------------------------------------------------------
    Increase (decrease) in cash and due from banks                               4,684,360           81,675        2,018,398
    Cash and due from banks:
        Beginning                                                                7,091,871        7,010,196        4,991,798
-----------------------------------------------------------------------------------------------------------------------------
        Ending                                                               $  11,776,231    $   7,091,871    $   7,010,196
=============================================================================================================================

 See notes to consolidated financial statements



Consolidated Statements of Cash Flows-continued

                                                                                      For the Year Ended December 31,
----------------------------------------------------------------------------------------------------------------------------
                                                                                  2001            2000             1999
----------------------------------------------------------------------------------------------------------------------------
 SUPPLEMENTAL DISCLOSURES OF CASH
     FLOW INFORMATION
     Cash payments for:
        Interest                                                             $ 20,699,231     $ 17,465,019     $ 11,903,226
============================================================================================================================
        Income taxes                                                         $  2,442,000     $  1,671,210     $  1,498,692
============================================================================================================================

SUPPLEMENTAL SCHEDULE OF NONCASH
    INVESTING AND FINANCING ACTIVITIES
    Other assets acquired in settlement of loans                             $    127,870     $    111,350     $     77,115
============================================================================================================================

    Sales (purchases) of securities pending settlement, net                  $          -     $ (2,026,074)    $  1,336,009
============================================================================================================================

    Acquisition of Greenbrier County branches:
        Net cash and cash equivalents received
            in acquisition of Greenbrier County branches                     $          -     $          -     $(35,071,460)
============================================================================================================================
        Fair value of assets acquired
            (principally loans and premises and equipment)                   $          -     $          -     $ 12,382,196
        Deposits and other liabilities assumed                                          -                -      (47,453,656)
----------------------------------------------------------------------------------------------------------------------------
                                                                             $          -     $          -     $(35,071,460)
============================================================================================================================

    Sale of Petersburg Branch:
        Net cash and cash equilvalents
            paid to buyer                                                    $          -     $    820,679     $          -
----------------------------------------------------------------------------------------------------------------------------
         Fair value of assets sold:
            Loans                                                                       -        6,173,806                -
            Property & equipment                                                        -          223,755                -
            Other                                                                       -           28,645                -
----------------------------------------------------------------------------------------------------------------------------
                                                                                        -        6,426,206                -
         Deposits and other liabilities sold                                            -        7,246,885                -
----------------------------------------------------------------------------------------------------------------------------
                                                                             $          -     $    820,679     $          -
============================================================================================================================

See notes to consolidated financial statements

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

     Basis of financial statement presentation: The accounting and reporting policies of Summit and its subsidiaries conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry.

     Use of estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts and disclosures. Actual results could differ from those estimates.

     Principles of consolidation: The accompanying consolidated financial statements include the accounts of Summit and its subsidiaries, South Branch Valley National Bank, Potomac Valley Bank, Capital State Bank, Inc. and Shenandoah Valley National Bank. All significant accounts and transactions among these entities have been eliminated.

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

     Loan origination fees and certain direct loan origination costs are deferred and amortized as adjustments of the related loan yield over its contractual life.

     Premises and equipment: Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed primarily by the straight-line method for premises and equipment over the estimated useful lives of the assets. The estimated useful lives employed are on average 30 years for premises and 3 to 10 years for furniture and equipment. Repairs and maintenance expenditures are charged to operating expenses as incurred. Major improvements and additions to premises and equipment, including construction period interest costs, are capitalized. Total interest capitalized during 2000 was approximately $38,000. No interest was capitalized during 2001 and 1999.

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

     Other real estate acquired through foreclosure with a carrying value of $81,001 at December 31, 2001 is included in other assets in the accompanying consolidated balance sheets. There was no other real estate acquired through foreclosure at December 31, 2000.

     Intangible assets: Goodwill and other intangible assets are amortized on a straight-line basis over 15 years.

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

     Derivative instruments and hedging activities: The Company adopted Statement of Financial Accounting Standards No. 133, Accounting for Derivative Financial Instruments and Hedging Activities, as amended by SFAS 138 (collectively SFAS 133) during the year ended December 31, 1999.

     SFAS 133 requires that all derivative instruments be recorded on the balance sheet at fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, depending on the type of hedge transaction.

     Fair-value hedges - For transactions in which the Company is hedging changes in fair value of an asset, liability, or a firm commitment, changes in the fair value of the derivative instrument are generally offset in the income statement by changes in the hedged item's fair value.

     Cash-flow hedges - For transactions in which the Company is hedging the variability of cash flows related to a variable-rate asset, liability, or a forecasted transaction, changes in the fair value of the derivative instrument are reported in other comprehensive income. The gains and losses on the derivative instrument, which, are reported in comprehensive income are reclassified to earnings in the periods in which earnings are impacted by the variability of cash flows of the hedged item.

     The ineffective portion of all hedges is recognized in current period earnings.

     Other derivative instruments used for risk management purposes do not meet the hedge accounting criteria and, therefore, do not qualify for hedge accounting. These derivative instruments are accounted for at fair value with changes in fair value recorded in the income statement.

     During 2001 and 2000, the Company was party to instruments that qualified for fair-value hedge accounting and other instruments that were held for risk management purposes that did not qualify for hedge accounting.

     During 1999, the Company was not party to any derivative financial instruments as defined by SFAS 133.

     Reclassifications:   Certain   accounts  in  the   consolidated   financial
statements for 2000 and 1999, as previously presented, have been reclassified to conform to current year classifications.



NOTE 2.     SUBSIDIARY BANK MERGER

     On January 18, 2002, South Branch Valley National Bank and Potomac Valley Bank merged to form Summit Community Bank.

Note 3.     CASH CONCENTRATION

     At December  31, 2001 and 1999,  the  Company had  concentrations  totaling
$8,349,385 and $10,352,593, respectively, with unaffiliated financial institutions consisting of due from bank account balances and Federal funds sold. Deposits with correspondent banks are generally unsecured and have limited insurance under current banking insurance regulations. There were no concentrations at December 31, 2000.

note 4.  SECURITIES

     The amortized cost, unrealized gains and losses, and estimated fair values of securities at December 31, 2001 and 2000, are summarized as follows:

                                                                      2001
-------------------------------------------------------------------------------------------------
                                             Amortized             Unrealized          Estimated
                                                              --------------------
                                                Cost          Gains         Losses    Fair Value
-------------------------------------------------------------------------------------------------
 Available for Sale
 Taxable:
  U. S. Government agencies
   and corporations                        $  36,987,640   $1,133,062   $   37,477  $  38,083,225
  Mortgage-backed securities                 103,002,225      999,540      801,923    103,199,842
  State and political subdivisions             4,957,792       15,511       20,549      4,952,754
  Corporate debt securities                   21,690,167    1,028,726       31,948     22,686,945
  Federal Reserve Bank stock                     341,300            -            -        341,300
  Federal Home Loan Bank stock                 6,946,800            -            -      6,946,800
  Other equity securities                        306,625            -       53,280        253,345
-------------------------------------------------------------------------------------------------
        Total taxable                        174,232,549    3,176,839      945,177    176,464,211
-------------------------------------------------------------------------------------------------
 Tax-exempt:
   State and political subdivisions           25,857,242      279,303      445,895     25,690,650
   Federal Reserve Bank stock                      4,100            -            -          4,100
   Other equity securities                     4,823,109            -       14,973      4,808,136
-------------------------------------------------------------------------------------------------
          Total tax-exempt                    30,684,451      279,303      460,868     30,502,886
-------------------------------------------------------------------------------------------------
                Total                      $ 204,917,000   $3,456,142   $1,406,045  $ 206,967,097
=================================================================================================

 Held to maturity
 Tax exempt:
 State and political subdivisions          $     150,280   $    1,410   $      157  $     151,533
=================================================================================================

                                                                 2000
-------------------------------------------------------------------------------------------------
                                             Amortized            Unrealized           Estimated
                                                              -------------------
                                               Cost           Gains        Losses     Fair Value
-------------------------------------------------------------------------------------------------
 Available for Sale
 Taxable:
 U. S. Treasury securities                  $ 1,499,026    $   2,850    $       -   $   1,501,876
 U. S. Government agencies
   and corporations                          80,847,229      805,826      262,259      81,390,796
 Mortgage-backed securities                  55,129,636      661,521      244,570      55,546,587
 State and political subdivisions             2,979,364       12,245            -       2,991,609
 Corporate debt securities                   15,198,567      292,153          809      15,489,911
 Federal Reserve Bank stock                     236,300            -            -         236,300
 Federal Home Loan Bank stock                 4,375,900            -            -       4,375,900
 Other equity securities                        306,625            -      124,500         182,125
-------------------------------------------------------------------------------------------------
      Total taxable                         160,572,647    1,774,595      632,138     161,715,104
-------------------------------------------------------------------------------------------------
 Tax-exempt:
 State and political subdivisions             9,417,015      182,014            -       9,599,029
 Federal Reserve Bank stock                       4,100            -            -           4,100
 Other equity securties                       5,028,978            -        6,801       5,022,177
-------------------------------------------------------------------------------------------------
      Total tax-exempt                       14,450,093      182,014        6,801      14,625,306
-------------------------------------------------------------------------------------------------
 Total                                     $ 175,022,740  $1,956,609    $ 638,939   $ 176,340,410
=================================================================================================

 Held to maturity
 Tax exempt:
 State and political subdivisions          $     400,835  $    2,213    $       -   $     403,048
=================================================================================================

     Federal Reserve Bank stock and Federal Home Loan Bank stock are equity securities which are included in securities available for sale in the accompanying consolidated financial statements. Such securities are carried at cost, since they may only be sold back to the respective Federal Reserve Bank or Federal Home Loan Bank at par value.

     Mortgage-backed obligations having contractual maturities ranging from 1 to 30 years, are reflected in the following maturity distribution schedules based on their anticipated average life to maturity, which ranges from 1 to 14 years. Accordingly, discounts are accreted and premiums are amortized over the anticipated average life to maturity of the specific obligation.

     The maturities, amortized cost and estimated fair values of securities at December 31, 2001, are summarized as follows:


                                             Available for Sale
 --------------------------------------------------------------------
                                         Amortized       Estimated
                                           Cost          Fair Value
 --------------------------------------------------------------------


 Due in one year or less                  $50,432,271    $ 50,790,830
 Due from one to five years                96,631,164      98,579,681
 Due from five to ten years                24,579,551      24,840,460
 Due after ten years                       22,357,959      21,902,444
 Equity securities                         10,916,055      10,853,682
 --------------------------------------------------------------------
                Total                    $204,917,000    $206,967,097
=====================================================================


                                              Held to Maturity
 --------------------------------------------------------------------
                                         Amortized        Estimated
                                           Cost           Fair Value
 --------------------------------------------------------------------

 Due in one year or less                    $ 150,280       $ 151,533
 Due from one to five years                         -               -
 Due from five to ten years                         -               -
 Due after ten years                                -               -
 Equity securities                                  -               -
 --------------------------------------------------------------------
                Total                       $ 150,280       $ 151,533
=====================================================================

     The proceeds from sales, calls and maturities of securities, including principal payments received on mortgage-backed obligations and the related gross gains and losses realized are as follows:

                                                 Proceeds from                      Gross Realized
------------------------------------------------------------------------------------------------------
            Years Ended                            Calls and      Principal
           December 31,               Sales        Maturities      Payments       Gains       Losses
------------------------------------------------------------------------------------------------------
 2001
 Securities available for sale     $ 40,206,987   $ 56,133,634   $ 26,554,708   $ 459,653     $ 80,605
 Securities held to maturity                  -        250,000              -           -            -
------------------------------------------------------------------------------------------------------
                                   $ 40,206,987   $ 56,383,634   $ 26,554,708   $ 459,653     $ 80,605
======================================================================================================
 2000
 Securities available for sale     $ 11,506,633   $ 2,930,109     $ 4,670,845     $ 2,364            -
 Securities held to maturity                  -       140,000               -           -            -
------------------------------------------------------------------------------------------------------
                                   $ 11,506,633   $ 3,070,109     $ 4,670,845     $ 2,364          $ -
======================================================================================================
 1999
 Securities available for sale     $ 4,062,879    $ 13,706,762    $ 4,990,386       $ 828    $ 236,773
 Securities held to maturity                 -         349,871        384,326           -            -
------------------------------------------------------------------------------------------------------
                                   $ 4,062,879    $ 14,056,633    $ 5,374,712       $ 828    $ 236,773
======================================================================================================

     At December 31, 2001 and 2000, securities with amortized costs of $50,971,518 and $39,856,005, respectively, with estimated fair values of $52,179,931 and $40,062,343, respectively, were pledged to secure public deposits, and for other purposes required or permitted by law.

NOTE 5.     LOANS

     Loans are summarized as follows:

                                          2001             2000
------------------------------------------------------------------
 Commercial                           $ 26,464,421    $ 26,304,675
 Commercial real estate                121,576,437      81,809,039
 Residential - construction              2,393,754       2,729,408
 Residential - mortgage                149,050,426     124,326,161
 Consumer                               41,508,960      37,586,562
 Other                                   7,263,448       2,000,900
------------------------------------------------------------------
      Total loans                      348,257,446     274,756,745
 Less unearned income                      731,769         603,317
------------------------------------------------------------------
 Total loans net of unearned income    347,525,677     274,153,428
 Less allowance for loan losses          3,110,248       2,570,776
------------------------------------------------------------------
       Loans, net                     $344,415,429   $ 271,582,652
==================================================================


     Included in the net balance of loans are non-accrual loans amounting to $787,966 and $567,795 at December 31, 2001 and 2000, respectively. If interest on non-accrual loans had been accrued, such income would have approximated $41,067, $14,745 and $33,121 for the years ended December 31, 2001, 2000 and
1999, respectively.

     The following presents loan maturities at December 31, 2001.
                                             After 1
                              Within        but within          After
                               1Year          5 Years          5 Years
------------------------------------------------------------------------
Commercial                 $ 11,783,210    $  7,653,523    $   7,027,688
Commercial real estate       13,328,020      15,677,580       92,570,837
Residential-construction              -               -        2,393,754
Residential-mortgage          8,988,193      12,253,872      127,808,361
Consumer                      4,914,128      29,146,619        7,448,213
Other                         1,761,219       2,127,702        3,374,527
------------------------------------------------------------------------
                           $ 40,774,770    $ 66,859,296    $ 240,623,380
========================================================================

Loans due after one year with:
    Variable rates                        $  99,752,693
    Fixed rates                             207,729,983
                                          -------------
                                          $ 307,482,676
                                          =============

     Concentrations of credit risk: The Company grants commercial, residential and consumer loans to customers primarily located in the Eastern Panhandle and South Central counties of West Virginia, and the Northern counties of Virginia. Although the Company strives to maintain a diverse loan portfolio, exposure to credit losses can be adversely impacted by downturns in local economic and employment conditions. Major employment within the Company's market area is diverse, but primarily includes government, health care, education, poultry and various professional, financial and related service industries.

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

     The following presents the activity with respect to related party loans aggregating $60,000 or more to any one related party (other changes represent additions to and changes in director and executive officer status):

                                          2001           2000
----------------------------------------------------------------
  Balance, beginning                 $ 10,277,819   $ 11,136,366
      Additions                         4,048,855        998,305
      Amounts collected                (4,092,783)    (2,134,963)
      Other changes, net                  437,498        278,111
----------------------------------------------------------------
  Balance, ending                    $ 10,671,389   $ 10,277,819
================================================================


NOTE 6.     ALLOWANCE FOR LOAN
               LOSSES

     An analysis of the allowance for loan losses for the years ended December 31, 2001, 2000 and 1999 is as follows:

                                          2001         2000          1999
----------------------------------------------------------------------------

  Balance, beginning of year         $ 2,570,776   $ 2,231,555   $ 2,113,201
  Losses:
      Commercial                          38,624             -       164,783
      Commercial real estate              69,233             -             -
      Residential - mortgage              46,977        62,839        31,892
      Consumer                           190,804       174,719       144,099
      Other                               75,643        48,521        37,407
----------------------------------------------------------------------------
                  Total                  421,281       286,079       378,181
----------------------------------------------------------------------------
  Recoveries:
      Commercial                           2,672         1,136        40,115
      Commercial real estate               7,500           895             -
      Residential - mortgage                 728         1,603         9,820
      Consumer                            98,940        53,165        70,998
      Other                               20,913        11,001         5,602
----------------------------------------------------------------------------
                  Total                  130,753        67,800       126,535
----------------------------------------------------------------------------
  Net losses                             290,528       218,279       251,646
  Provision for loan losses              830,000       557,500       370,000
----------------------------------------------------------------------------
  Balance, end of year               $ 3,110,248   $ 2,570,776   $ 2,231,555
============================================================================


     The Company's total recorded investment in impaired loans at December 31, 2001 and 2000 approximated $568,001 and $982,539, respectively, for which the related allowance for loan losses determined in accordance with generally accepted accounting principles approximated $50,000 and $250,000, respectively. The Company's average investment in such loans approximated $579,884 and $1,010,355 for the years ended December 31, 2001 and 2000, respectively. Impaired loans at December 31, 2001 and 2000 included loans that were collateral dependent, for which the fair values of the loans' collateral were used to measure impairment, and a loan that was not collateral dependent, for which the impairment was measured based on management's best estimate of discounted cash flows.

         For purposes of evaluating impairment, the Company considers groups of smaller-balance, homogeneous loans to include: mortgage loans secured by residential property, other than those which significantly exceed the Company's typical residential mortgage loan amount (currently those in excess of $100,000); small balance commercial loans (currently those less than $50,000); and consumer loans, exclusive of those loans in excess of $50,000.

         For the years ended December 31, 2001 and 2000, the Company recognized approximately $21,380 and $111,025, respectively, in interest income on impaired loans. Using a cash-basis method of accounting, the Company would have recognized approximately the same amount of interest income on such loans.


NOTE 7.     PREMISES AND EQUIPMENT

     The major categories of premises and equipment and accumulated depreciation at December 31, 2001 and 2000, are summarized as follows:

                                            2001          2000
-----------------------------------------------------------------
 Land                                   $ 2,753,699   $ 2,495,920
 Buildings and improvements               9,301,665     9,152,420
 Furniture and equipment                  6,428,818     5,333,525
-----------------------------------------------------------------
                                         18,484,182    16,981,865
 Less accumulated depreciation            5,572,675     4,735,044
-----------------------------------------------------------------
    Premises and equipment, net        $ 12,911,507  $ 12,246,821
=================================================================


     Depreciation expense for the years ended December 31, 2001, 2000 and 1999 totaled $899,554, $731,073 and $584,212, respectively.

NOTE 8.     DEPOSITS

     The following is a summary of interest bearing deposits by type as of December 31, 2001 and 2000:

                                         2001           2000
----------------------------------------------------------------
 Demand deposits, interest bearing   $ 81,509,961   $ 69,038,854
 Savings deposits                      43,765,947     37,729,798
 Certificates of deposit              211,116,608    190,986,834
 Individual Retirement Accounts        21,126,774     18,174,955
----------------------------------------------------------------
        Total                        $357,519,290  $ 315,930,441
================================================================


     Time certificates of deposit and Individual Retirement Account's (IRA's) in denominations of $100,000 or more totaled $56,924,692 and $50,840,006 at December 31, 2001 and 2000, respectively. Interest paid on time certificates of deposit and IRA's in denominations of $100,000 or more were $3,057,697, $2,623,640 and $1,823,421 for the years ended December 31, 2001, 2000 and 1999, respectively.

     The following is a summary of the maturity distribution of certificates of deposit and IRA's in denominations of $100,000 or more as of December 31, 2001:

                                     Amount      Percent
--------------------------------------------------------
 Three months or less            $ 16,290,933      28.6%
 Three through six months           9,439,883      16.6%
 Six through twelve months         13,354,736      23.5%
 Over twelve months                17,839,140      31.3%
--------------------------------------------------------
         Total                   $ 56,924,692     100.0%
========================================================


     A summary of the scheduled maturities for all time deposits as of December 31, 2001, follows:

             2002                $ 151,412,648
             2003                   45,537,154
             2004                   29,092,782
             2005                    1,853,190
             2006                    3,633,347
          Thereafter                   714,261
----------------------------------------------
                                 $ 232,243,382
==============================================


     At December 31, 2001, deposits of related parties including directors, executive officers, and their related interests of the Company approximated $9,100,000.


NOTE 9.     BORROWED FUNDS

     Short-term borrowings: A summary of short-term borrowings is presented below:

                                                      2001
-------------------------------------------------------------------------------
                                                                 Federal Funds
                                    Short-term                      Purchased
                                       FHLB        Repurchase       and Lines
                                     Advances      Agreements       of Credit
-------------------------------------------------------------------------------
 Balance at December 31            $ 14,778,200   $ 8,213,590      $ 1,041,000
 Average balance outstanding
   for the year                       3,069,203     7,351,836        1,458,355
 Maximum balance outstanding
     at any month end                14,778,200     9,080,068        4,298,000
 Weighted average interest
      rate for the year                   4.42%         3.30%            5.10%
 Weighted average interest
       rate for balances
     outstanding at December 31           1.99%         1.83%            4.14%



                                                   2000
----------------------------------------------------------------------------
                                                               Federal Funds
                                   Short-term                     Purchased
                                      FHLB         Repurchase     and Lines
                                    Advances       Agreements     of Credit
----------------------------------------------------------------------------
 Balance at December 31            $ 1,950,900    $ 6,187,914    $ 1,252,000
 Average balance outstanding
   for the year                     37,489,925      7,450,110      3,922,918
 Maximum balance outstanding
     at any month end               72,702,003     12,758,541      1,252,000
 Weighted average interest
      rate for the year                  7.13%          5.13%          7.03%
 Weighted average interest
       rate for balances
     outstanding at December 31          6.63%          4.95%          7.00%


     Federal funds purchased and repurchase agreements mature the next business day. The securities underlying the repurchase agreements are under the Company's control and secure the total outstanding daily balances.

     Summit's subsidiary banks are members of the Federal Home Loan Bank ("FHLB"). Membership in the FHLB makes available short-term and long-term advances under collateralized borrowing arrangements with each subsidiary bank. All FHLB advances are collateralized primarily by similar amounts of residential mortgage loans, certain commercial loans, mortgage backed securities and securities of U. S. Government agencies and corporations.

     At December 31, 2001, Summit's subsidiary banks had combined additional borrowings availability of $70,576,000 from the FHLB. Short-term FHLB advances are granted for terms of 1 to 365 days and bear interest at a fixed or variable rate set at the time of the funding request.

     Long-term borrowings: The Company's long-term borrowings of $123,444,531 and $81,085,929 as of December 31, 2001 and 2000, respectively, consisted primarily of advances from the FHLB. These borrowings bear both fixed and variable interest rates and mature in varying amounts through the year 2016. The average interest rate paid on long-term borrowings during 2001 and 2000 approximated 5.60% and 5.68%, respectively.

     A summary of the maturities of all long-term borrowings for the next five years and thereafter is as follows:

       Year Ending
       December 31,                   Amount
-------------------------------------------------
           2002                       $ 1,247,995
           2003                         4,526,221
           2004                        15,467,559
           2005                        23,436,726
           2006                         7,217,124
        Thereafter                     71,548,906
-------------------------------------------------
                                    $ 123,444,531
=================================================



NOTE 10.     INCOME TAXES

     The components of applicable income tax expense (benefit) for the years ended December 31, 2001, 2000 and 1999, are as follows:

                             2001           2000          1999
-----------------------------------------------------------------
 Current
     Federal             $ 2,458,645    $ 1,446,490  $ 1,362,370
     State                   276,030        204,270      154,585
-----------------------------------------------------------------
                           2,734,675      1,650,760    1,516,955
-----------------------------------------------------------------
 Deferred
     Federal                (261,060)      (107,568)      15,892
     State                   (16,480)           191       37,103
-----------------------------------------------------------------
                            (277,540)      (107,377)      52,995
-----------------------------------------------------------------
        Total            $ 2,457,135    $ 1,543,383  $ 1,569,950
================================================================

     Reconciliation between the amount of reported income tax expense and the amount computed by multiplying the statutory income tax rates by book pretax income for the years ended December 31, 2001, 2000 and 1999 is as follows:

                                       2001                    2000                    1999
---------------------------------------------------------------------------------------------------
                                Amount      Percent     Amount      Percent     Amount      Percent
---------------------------------------------------------------------------------------------------
 Computed
 tax at applicable
 statutory rate                $ 2,626,023       34    $ 1,629,723       34    $ 1,568,447      34

 Increase (decrease)
 in taxes
 resulting from:
  Tax-exempt interest
    and dividends, net            (280,989)      (4)      (216,212)      (5)      (425,763)     (9)

  State income
     taxes, net of
      Federal income
       tax benefit                 182,180        2        134,818        3        140,354       3

 Change in deferred tax
  valuation allowance                    -        -              -        -        271,733       6

 Nondeductible amortization
 of goodwill                        41,155        1         26,568        1         40,763       1


 Other, net                       (111,234)      (1)       (31,514)      (1)       (25,584)     (1)
---------------------------------------------------------------------------------------------------
 Applicable income taxes       $ 2,457,135       32    $ 1,543,383       32    $ 1,569,950      34
===================================================================================================

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

     The tax effects of temporary differences, which give rise to the Company's deferred tax assets and liabilities as of December 31, 2001 and 2000, are as follows:

                                                    2001           2000
--------------------------------------------------------------------------
 Deferred tax assets
     Allowance for loan losses                   $ 922,437      $ 704,251
     Deferred compensation                         178,529        156,095
     Other deferred costs and accrued expenses     210,287         78,771
--------------------------------------------------------------------------
                                                 1,311,253        939,117
--------------------------------------------------------------------------
 Deferred tax liabilities
     Depreciation                                  119,922         63,208
     Accretion on tax-exempt securities             13,680         12,756
     Purchase accounting adjustments               147,952        145,387
     Net unrealized gain on securities and
         other financial instruments               743,071        456,163
--------------------------------------------------------------------------
                                                 1,024,625        677,514
--------------------------------------------------------------------------
          Net deferred tax assets                $ 286,628      $ 261,603
=========================================================================

     The income tax expense (benefit) on realized securities gains (losses) was $144,038, $910 and $(90,839) for the years ended December 31, 2001, 2000 and
1999, respectively.

NOTE 11.     EMPLOYEE BENEFITS


     Retirement Plans: The Company has defined contribution profit-sharing plans with 401(k) provisions covering substantially all employees. Contributions to the plans are at the discretion of the Board of Directors. Contributions made to the plans and charged to expense were $185,694, $150,777 and $178,770 for the years ended December 31, 2001, 2000 and 1999, respectively.

     Employee Stock Ownership Plan: The Company has an Employee Stock Ownership Plan ("ESOP") which enables eligible employees to acquire shares of the Company's common stock. The cost of the ESOP is borne by the Company through annual contributions to an Employee Stock Ownership Trust in amounts determined by the Board of Directors.

     The expense recognized by the Company is based on cash contributed or committed to be contributed by the Company to the ESOP during the year. Contributions to the ESOP for the years ended December 31, 2001, 2000 and 1999 were $162,897, $137,588 and $66,615, respectively. Dividends paid by the Company to the ESOP are reported as a reduction to retained earnings. The ESOP owned 35,450 shares of the Company's common stock at December 31, 2001, all of which were purchased at the prevailing market price and are considered outstanding for earnings per share computations.

     The trustees of the Retirement Plans and ESOP are also members of the Company's Board of Directors.

     Directors Deferred Compensation Plan: The Company's subsidiary banks, South Branch Valley National Bank, Capital State Bank, and Shenandoah Valley National Bank as well as the Company itself, have established non-qualified deferred compensation plans for directors who voluntarily elect to defer payment of retainer, meeting and committee fees earned. The liability for deferred directors' compensation at December 31, 2001 and 2000, approximated $332,811 and $284,026, respectively, which is included in other liabilities in the accompanying consolidated balance sheets.

     Supplemental Executive Retirement Plan: In May 1999, South Branch Valley National Bank entered into a non-qualified Supplemental Executive Retirement Plan ("SERP") with certain senior officers which provides participating officers with an income benefit payable at retirement age or death. During 2000 Capital State Bank and Shenandoah Valley National Bank adopted similar plans. The liabilities accrued for the SERP's at December 31, 2001 and 2000 were $144,818 and $66,368 respectively, which are included in other liabilities. In addition, the subsidiary banks have purchased certain life insurance contracts to fund the liabilities arising under these plan. At December 31, 2001 and 2000, the cash surrender value of these insurance contracts was $2,497,306 and $2,370,708, respectively, and is included in other assets in the accompanying consolidated balance sheets.

     Stock Option Plan: Summit has an Officer Stock Option Plan, which provides for the granting of stock options for up to 240,000 shares of common stock to key Company officers. Each option granted under the plan vests according to a schedule designated at the grant date and shall have a term of no more than 10 years following the vesting date. Also, the option price per share shall not be less than the fair market value of Summit's common stock on the date of grant. Accordingly, no compensation expense is recognized for options granted under the Plan.

     The following pro forma disclosures present for 2001, 2000 and 1999, Summit's reported net income and basic and diluted earnings per share had the Company recognized compensation expense for its Officer Stock Option Plan based on the grant date fair values of the options (the fair value method described in Statement of Financial Accounting Standards No. 123).

                                                      2001
---------------------------------------------------------------------
                                                As             Pro
                                             Reported         Forma
---------------------------------------------------------------------

 Net income (in thousands)                   $ 5,266         $ 5,241
 Basic earnings per share                    $  3.00         $  2.99
 Diluted earnings per share                  $  3.00         $  2.49


                                                      2000
---------------------------------------------------------------------
                                               As              Pro
                                            Reported          Forma
---------------------------------------------------------------------

 Net income (in thousands)                   $ 3,250         $ 3,222
 Basic earnings per share                    $  1.85         $  1.83
 Diluted earnings per share                  $  1.85         $  1.83

                                                      1999
---------------------------------------------------------------------
                                            As             Pro
                                         Reported         Forma
---------------------------------------------------------------------

 Net income (in thousands)                   $ 3,043         $ 3,017
 Basic earnings per share                    $  1.69         $  1.69
 Diluted earnings per share                  $  1.69         $  1.69


     For purposes of computing the above pro forma amounts, Summit estimated the fair value of the options at the date of grant using a Black-Scholes option pricing model using the following weighted-average assumptions for grants in each respective year: risk free interest rates of 4.50% for 2001, 6.50% for 2000 and 5.25% for 1999; dividend yields of 2.50% for 2001, 3.25% for 2000 and 2.00%
for 1999; volatility factors of the expected market price of Summit's common stock of 20 for 2001, 2000 and 1999; and an expected option life of 8 years for 2001 and 10 years for 2000 and 1999. The weighted-average grant date fair value of options granted during 2001, 2000 and 1999 was $5.61, $5.04 and $6.43, respectively. For purposes of the pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period.

     A summary of activity in Summit's Officer Stock Option Plan during 1999, 2001 and 2001 is as follows:



---------------------------------------------------------------------
                                                            Weighted-
                                                             Average
                                                             Exercise
                                                Options       Price
---------------------------------------------------------------------
 Outstanding, January 1, 1999                         -       $     -
     Granted                                     15,000         20.83
     Exercised                                        -             -
     Forfeited                                        -             -
---------------------------------------------------------------------
 Outstanding, December 31, 1999                  15,000       $ 20.83
     Granted                                      9,000         18.50
     Exercised                                        -             -
     Forfeited                                        -             -
---------------------------------------------------------------------
 Outstanding, December 31, 2000                  24,000       $ 19.96
     Granted                                      8,500         23.80
     Exercised                                        -             -
     Forfeited                                        -             -
---------------------------------------------------------------------
 Outstanding, December 31, 2001                  32,500       $ 20.96
=====================================================================


 Exercisable Options:
    December 31, 2001                            12,600       $ 20.16
    December 31, 2000                             7,800       $ 20.29
    December 31, 1999                             3,000       $ 20.83
=====================================================================


NOTE 12.     COMMITMENTS AND
                CONTINGENCIES

     Financial instruments with off-balance sheet risk: The Company is a party of certain financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. Such financial instruments consist solely of commitments to extend credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statement of financial position. The contract amounts of these instruments reflect the extent of involvement the Company has in this class of financial instruments. The Company's total contract amount of commitments to extend credit at December 31, 2001 and 2000, approximated $48,809,926 and $27,776,257, respectively.

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

     Quantitative measures established by regulation to ensure capital adequacy require the Company and each of its subsidiaries to maintain minimum amounts and ratios of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2001, that the Company and each of its subsidiaries met all capital adequacy requirements to which they were subject.

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

     Summit's and its subsidiary banks', South Branch Valley National Bank's ("SBVNB"), Capital State Bank, Inc.'s ("CSB"), Shenandoah Valley National Bank's ("SVNB") and Potomac Valley Bank's ("PVB") actual capital amounts and ratios are also presented in the following table (dollar amounts in thousands).


                                                                                               To be Well Capitalized
                                                                        Minimum Required       under Prompt Corrective
                                                  Actual               Regulatory Capital         Action Provisions
                                          ---------------------      ---------------------     -----------------------
                                           Amount        Ratio        Amount        Ratio       Amount        Ratio
                                          --------     --------      --------      -------     ---------     -------
 As of December 31, 2001
 Total Capital (to risk weighted assets)
     Summit                               $ 42,695        11.3%      $ 30,173        8.0%       $ 37,716       10.0%
     SBVNB                                  14,014        10.4%        10,811        8.0%         13,514       10.0%
     CSB                                     9,407        10.4%         7,208        8.0%          9,011       10.0%
     SVNB                                   10,386        13.7%         6,065        8.0%          7,581       10.0%
     PVB                                     9,273        12.1%         6,121        8.0%          7,651       10.0%
 Tier I Capital (to risk weighted assets)
     Summit                                 39,585        10.5%        15,080        4.0%         22,620        6.0%
     SBVNB                                  12,564         9.3%         5,404        4.0%          8,106        6.0%
     CSB                                     8,754         9.7%         3,602        4.0%          5,404        6.0%
     SVNB                                    9,978        13.2%         3,033        4.0%          4,549        6.0%
     PVB                                     8,674        11.3%         3,062        4.0%          4,593        6.0%
 Tier I Capital (to average assets)
     Summit                                 39,585         7.1%        16,797        3.0%         27,995        5.0%
     SBVNB                                  12,564         7.0%         5,369        3.0%          8,949        5.0%
     CSB                                     8,754         6.7%         3,902        3.0%          6,504        5.0%
     SVNB                                    9,978         8.1%         3,709        3.0%          6,182        5.0%
     PVB                                     8,674         7.0%         3,739        3.0%          6,231        5.0%

 As of December 31, 2000
 Total Capital (to risk weighted assets)
     Summit                               $ 37,900        12.8%      $ 23,688        8.0%       $ 29,586       10.0%
     SBVNB                                  12,751        10.6%         9,623        8.0%         12,029       10.0%
     CSB                                     7,679        11.0%         5,585        8.0%          6,981       10.0%
     SVNB                                    6,521        17.1%         3,051        8.0%          3,813       10.0%
     PVB                                     8,483        13.0%         5,220        8.0%          6,525       10.0%
 Tier I Capital (to risk weighted assets)
     Summit                                 35,329        11.9%        11,875        4.0%         17,813        6.0%
     SBVNB                                  11,460         9.5%         4,825        4.0%          7,238        6.0%
     CSB                                     7,135        10.2%         2,798        4.0%          4,197        6.0%
     SVNB                                    6,405        16.8%         1,525        4.0%          2,288        6.0%
     PVB                                     7,863        12.0%         2,621        4.0%          3,932        6.0%
 Tier I Capital (to average assets)
     Summit                                 35,329         8.2%        12,925        3.0%         21,542        5.0%
     SBVNB                                  11,460         7.1%         4,842        3.0%          8,070        5.0%
     CSB                                     7,135         6.2%         3,452        3.0%          5,754        5.0%
     SVNB                                    6,405         8.3%         2,315        3.0%          3,858        5.0%
     PVB                                     7,863         7.1%         3,322        3.0%          5,537        5.0%


NOTE 14. DERIVATIVE FINANCIAL INSTRUMENTS

     During 2000 the Company purchased interest rate caps (caps) with a notional amount of $50 million. These caps are used to offset the Company's overall interest rate risk relative to rising interest rates. These interest rate caps do not meet the criteria for hedge accounting and are marked to market at the end of each period with changes in market value being charged to earnings. The total amount paid for these caps was $158,500 and the cumulative market adjustments, and the amount charged to earnings in 2001 and 2000 were $34,054 and $124,446, respectively.

     During 2000 the Company entered into an interest rate swap whereby the Company will pay a variable rate of LIBOR and receive a fixed rate of 7.18% with a notional amount of $2,000,000 and a term of three years, expiring June 4, 2003. This instrument was used to hedge the fair value of certain certificates of deposit issued by the subsidiary banks. The swap agreement and the related hedged certificates of deposit are marked to market at the end of each reporting period and the net impact of the adjustments, the ineffective portion of the hedge, is reflected in other income in the accompanying financial statements. The net of the amounts earned on the fixed rate leg of the swap and amounts due on the variable rate leg of the swap are reflected as an adjustment in the Company's cost of funds. During 2001 and 2000, there was no ineffectiveness of the hedge transaction reflected in earnings.


NOTE 15.     FAIR VALUE OF FINANCIAL INSTRUMENTS

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

     The carrying values and estimated fair values of the Company's financial instruments are summarized below:


                                               2001                          2000
                                   ---------------------------   ---------------------------
                                                    Estimated                     Estimated
                                     Carrying         Fair         Carrying         Fair
                                       Cost           Value          Cost           Value
                                   ------------   ------------   ------------   ------------
 Financial assets:
    Cash and due from banks        $ 11,776,231   $ 11,776,231   $  7,091,877   $  7,091,871
    Interest bearing deposits,
        other banks                   2,261,826      2,261,826        473,000        473,000
    Federal funds sold                1,848,129      1,848,129      1,811,000      1,811,000
   Securities available for sale    206,967,097    206,967,097    176,340,140    176,340,410
    Securities held to maturity         150,280        151,533        400,835        403,048
    Loans                           344,415,429    349,767,552    271,582,652    264,244,272
    Accrued interest receivable       3,874,002      3,874,002      3,760,301      3,760,701
                                   ---------------------------------------------------------
                                   $571,292,994   $576,646,370   $461,459,805   $454,124,302
                                   =========================================================
Financial liabilities:
    Deposits                       $396,204,978   $398,497,103   $345,961,850   $346,779,838
    Short-term borrowings            24,032,790     24,032,790      9,390,814      9,390,814
    Long-term borrowings            123,444,531    128,123,663     81,085,929     86,626,954
    Accrued interest payable          1,848,985      1,848,985      2,105,533      2,105,533
                                   ---------------------------------------------------------
                                   $545,531,284   $552,502,541   $438,544,126   $444,903,139
                                   =========================================================

NOTE 16. STOCK SPLIT

     On July 27, 2001, Summit's Board of Directors authorized a 2-for-1 split of the Company's common stock to be effected in the form of a 100% stock dividend that was distributed on August 20, 2001 to shareholders of record as of August 10, 2001. Accordingly, all share and per share amounts included in the accompanying consolidated financial statements have been restated to give effect to the stock split.

NOTE 17. RECENT ACCOUNTING PRONOUNCEMENTS

     Business combinations: In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 141, Business Combinations (SFAS 141). SFAS 141requires all business combinations to be accounted for by the purchase method and eliminates the pooling-of-interests method of accounting for business combinations initiated after June 30, 2001.

     While SFAS 141 will affect how future business combinations, if undertaken, are accounted for and disclosed in the consolidated financial statements, the issuance of the new guidance had no effect on Summit's results of operation, financial position, or liquidity during 2001.


     Goodwill and other intangible assets: In conjunction with the issuance of the new guidance for business combinations, the FASB also issued SFAS 142, Goodwill and Other Intangible Assets, which addresses the accounting and reporting for acquired goodwill and other intangible assets.

     Under the provisions of SFAS 142, goodwill and certain other intangible assets which do not possess finite useful lives will no longer be amortized into net income over an estimated life, but rather will be tested at least annually for impairment based on specific guidance provided in the new standard. Intangible assets determined to have finite lives will continue to be amortized over their estimated useful lives and also continue to be subject to impairment testing.

     The provisions of SFAS 142 were adopted by Summit as required effective January 1, 2002. Application of the nonamortization provisions of the statement is expected to reduce other expenses and increase net income by approximately $131,000, or $0.07 per diluted share, in 2002 as compared to 2001. SFAS 142, as part of its adoption provisions, requires a transitional impairment test be applied to all goodwill and other indefinite-lived intangible assets within the first half of 2002 and any resulting impairment loss be reported as a change in accounting principle. Management does not expect an impairment loss to be recorded in 2002 as a result of this test.

     Asset Retirement Obligations: In August 2001, the FASB issued SFAS 143, Accounting for Asset Retirement Obligations. SFAS 143 requires an entity to record a liability for an obligation associated with the retirement of an asset at the time the liability is incurred by capitalizing the cost as part of the carrying value of the related asset and depreciating it over the remaining useful life of that asset. The standard is effective for the Company beginning January 1, 2003, and its adoption is not expected to have a material impact on its results of operations, financial position, or liquidity.

     Accounting for Long-Lived Assets: SFAS 144, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, was issued in October 2001 and addresses how and when to measure impairment on long-lived assets and how to account for long-lived assets that an entity plans to dispose of either through sale, abandonment, exchange, or distribution to owners. The new provisions supersede SFAS 121, which addressed asset impairment, and certain provisions of APB Opinion 30 related to reporting the effects of the disposal of a business segment and requires expected future operating losses from discontinued operations to be recorded in the period in which the losses are incurred rather than the measurement date. Under SFAS 144, more dispositions may qualify for discontinued operations treatment in the income statement. The provisions of SFAS 144 became effective for the Company January 1, 2002 and are not expected to have a material impact on its results of operations, financial position, or liquidity.


NOTE 18. CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY

     The investment of the Company in its wholly-owned subsidiaries is presented on the equity method of accounting. Information relative to the Company's balance sheets at December 31, 2001 and 2000, and the related statements of income and cash flows for the years ended December 31, 2001, 2000 and 1999, are presented as follows:

 Balance Sheets                                             December 31,
--------------------------------------------------------------------------------
                                                       2001             2000
--------------------------------------------------------------------------------
 Assets
 Cash and due from banks                           $   181,931     $    396,077
 Investment in bank subsidiaries,
      eliminated in consolidation                   44,675,976       37,397,800
 Securities available for sale                         253,345          182,125
 Furniture and equipment                             2,401,815        1,794,607
 Other assets                                           77,014          283,290
--------------------------------------------------------------------------------
       Total assets                                $47,590,081     $ 40,053,899
================================================================================

 Liabilities and Shareholders' Equity
 Short-term borrowings                             $ 1,000,000     $          -
 Long-term borrowings                                1,900,000                -
 Other liabilities                                     402,734          280,698
--------------------------------------------------------------------------------
      Total liabilities                              3,302,734          280,698
--------------------------------------------------------------------------------

 Common stock, $2.50 par value, authorized
     5,000,000 shares; issued 1,780,780 shares,      4,451,950        4,451,950
 Capital surplus                                     8,256,901        8,256,901
 Retained earnings                                  30,803,543       26,765,097
 Less cost of shares acquired for the treasury
     2001 - 26,470 shares; 2000 - 25,670 shares       (532,479)        (517,725)
  Accumulated other comprehensive income             1,307,432          816,978
--------------------------------------------------------------------------------
     Total shareholders' equity                     44,287,347       39,773,201
--------------------------------------------------------------------------------

       Total liabilities and shareholders' equity  $47,590,081     $ 40,053,899
================================================================================




 Statements of Income
--------------------------------------------------------------------------------------------
                                                        2001          2000          1999
--------------------------------------------------------------------------------------------
 Income
 Dividends from bank subsidiaries                   $ 2,300,000   $ 7,220,000   $ 4,240,000
 Other dividends and interest income                     14,327        27,671        28,265
 Management and service fees from bank subsidiaries   2,268,600     1,387,150       548,317
--------------------------------------------------------------------------------------------
         Total income                                 4,582,927     8,634,821     4,816,582
--------------------------------------------------------------------------------------------
 Expense
 Interest expense                                        79,064         2,736        51,431
 Operating expenses                                   2,646,600     1,850,362       794,692
--------------------------------------------------------------------------------------------
         Total expenses                               2,725,664     1,853,098       846,123
--------------------------------------------------------------------------------------------
 Income before income taxes and equity in
     undistributed income of bank subsidiaries        1,857,263     6,781,723     3,970,459
 Income tax (benefit)                                  (175,900)     (167,845)      (99,600)
--------------------------------------------------------------------------------------------
 Income before equity in undistributed income
     of bank subsidiaries                             2,033,163     6,949,568     4,070,059
 Equity in (distributed) undistributed
      income of bank subsidiaries                     3,233,299    (3,699,649)   (1,026,930)
--------------------------------------------------------------------------------------------
             Net income                             $ 5,266,462   $ 3,249,919   $ 3,043,129
============================================================================================

 Statements of Cash Flows
---------------------------------------------------------------------------------------------------
                                                             2001           2000          1999
---------------------------------------------------------------------------------------------------
 CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                            $ 5,266,462   $ 3,249,919   $ 3,043,129
     Adjustments to reconcile net earnings to
        net cash provided by operating activities:
        Equity in (undistributed) distributed net income of
            bank subsidiaries                               (3,233,299)    3,699,649     1,026,930
        Deferred tax expense                                    34,600        19,055             -
        Depreciation                                           269,083       121,693        48,913
        (Increase) decrease in other assets                    169,034        59,231      (213,783)
        Increase (decrease) in other liabilities               122,035       248,919        31,779
---------------------------------------------------------------------------------------------------
             Net cash provided by operating activities       2,627,915     7,398,466     3,936,968
---------------------------------------------------------------------------------------------------

 CASH FLOWS FROM INVESTING ACTIVITIES
     Investment in Shenandoah Valley National Bank          (3,000,000)   (2,500,000)   (4,000,000)
     Investment in Capital State Bank, Inc.                   (600,000)            -             -
     Proceeds from sales of  premises and equipment             14,807             -        62,870
     Purchases of furniture and equipment                     (891,098)   (1,704,282)     (197,835)
     Purchase of life insurance contracts                      (23,000)            -             -
---------------------------------------------------------------------------------------------------
             Net cash (used in) investing activities        (4,499,291)   (4,204,282)   (4,134,965)
---------------------------------------------------------------------------------------------------

 CASH FLOWS FROM FINANCING ACTIVITIES
     Dividends paid to shareholders                         (1,228,016)   (1,054,996)     (831,727)
     Purchases of fractional shares                                  -        (4,846)            -
     Payments to dissenting shareholders                             -      (799,095)            -
     Purchase of treasury stock                                (14,754)     (133,001)            -
     Net increase in short-term borrowings                   1,000,000             -             -
     Proceeds from long-term borrowings                      1,900,000             -     1,000,000
     Repayment of long-term borrowings                               -    (1,000,000)            -
---------------------------------------------------------------------------------------------------
             Net cash provided by (used in)
                financing activities                         1,657,230    (2,991,938)      168,273
---------------------------------------------------------------------------------------------------
         Increase (decrease) in cash                          (214,146)      202,246       (29,724)
     Cash:
         Beginning                                             396,077       193,831       223,555
---------------------------------------------------------------------------------------------------
         Ending                                            $   181,931   $   396,077   $   193,831
===================================================================================================

 SUPPLEMENTAL DISCLOSURES OF CASH
     FLOW INFORMATION
     Cash payments for:
         Interest                                          $    75,038   $     2,736   $    40,333
===================================================================================================

  SUPPLEMENTAL SCHEDULE OF NONCASH
      FINANCING ACTIVITIES
     Issuance of 183,465 shares of Company common
         stock in connection with acquisition of Capital
         State Bank, Inc.                                  $         -   $         -   $ 7,980,728
===================================================================================================

     Long-term borrowings transferred to bank subsidiary   $         -   $         -   $ 2,797,626
===================================================================================================