Form 10-K, Exhibit 13
period 2002-12-31
SUMMIT FINANCIAL GROUP INC
filed 2003-03-26
CIK 811808

FINANCIAL INFORMATION 2002
--------------------------------------------------

CONTENTS


SELECTED FINANCIAL DATA.........................2

MANAGEMENT'S DISCUSSION
  AND ANALYSIS..................................3

  Introduction and Summary......................3
  Critical Accounting Policies .................3
  Results of Operations  .......................4
  Changes in Financial Position.................7
  Asset Quality.................................9
  Liquidity....................................12
  Market Risk Management.......................12
  Contractual Cash Obligations.................12
  Off-Balance Sheet Arrangements...............12
  Capital Resources............................13

QUARTERLY FINANCIAL
  INFORMATION..................................14

REPORT OF INDEPENDENT
  AUDITORS.....................................15

CONSOLIDATED FINANCIAL
  STATEMENTS...................................16

  Consolidated Balance Sheets..................16
  Consolidated Statements of Income............17
  Consolidated Statements of Shareholders'
    Equity.....................................18
  Consolidated Statements of Cash
    Flows...................................19-20

NOTES TO CONSOLIDATED
  FINANCIAL STATEMENTS......................21-38

                             SELECTED FINANCIAL DATA

                                                                    For the Year Ended
                                                                (unless otherwise noted)
-----------------------------------------------------------------------------------------------------------------------
(Dollars in thousands, except per share amounts)      2002        2001         2000       1999        1998
-----------------------------------------------------------------------------------------------------------------------

Summary of Operations
     Interest income                              $  40,689   $  37,919   $  32,264   $  25,114   $  20,638
     Interest expense                                18,842      20,438      18,276      12,234      10,288
                                                  ---------------------------------------------------------
     Net interest income                             21,847      17,481      13,988      12,880      10,350
     Provision for loan losses                        1,215         830         558         370         615
                                                  ---------------------------------------------------------
     Net interest income after provision
         for loan losses                             20,632      16,651      13,430      12,510       9,735
     Noninterest income                               1,945       1,810       1,228         821         753
     Noninterest expense                             12,607      10,737       9,865       8,718       6,638
                                                  ---------------------------------------------------------
     Income before income taxes                       9,970       7,724       4,793       4,613       3,850
     Income taxes                                     2,732       2,458       1,543       1,570       1,248
                                                  ---------------------------------------------------------
     Net income                                   $   7,238   $   5,266   $   3,250   $   3,043   $   2,602
                                                  =========================================================

Balance Sheet Data (at year end)
     Assets                                       $ 671,784   $ 591,757   $ 481,239   $ 385,767   $ 287,296
     Securities                                     212,598     207,117     176,741     112,770      64,978
     Loans                                          419,205     347,526     274,153     238,299     195,277
     Deposits                                       458,648     396,205     345,962     297,139     228,341
     Short-term borrowings                           20,191      24,033       9,391      32,348       4,644
     Long-term borrowings                           133,787     123,445      81,086      17,943      16,469
     Shareholders' equity                            52,080      44,287      39,773      35,083      35,957

Per Share Data
     Basic earnings                               $    4.13   $    3.00   $    1.85   $    1.69   $    1.53
     Diluted earnings                                  4.11        3.00        1.85        1.69        1.53
     Shareholders' equity (at year end)               29.73       25.24       22.66       19.90       20.02
     Cash dividends                                    0.75        0.70        0.60        0.48        0.45

Performance Ratios
     Return on average equity                         15.15%      12.38%       8.93%       8.52%       7.44%
     Return on average assets                          1.15%       1.00%       0.75%       0.88%       0.95%
     Dividend payout                                   18.2%       23.3%       32.5%       27.3%       30.7%
     Equity to assets                                   7.8%        7.5%        8.3%        9.1%       12.5%


                      MANAGEMENT'S DISCUSSION AND ANALYSIS


INTRODUCTION AND SUMMARY

     The following is a discussion and analysis of our financial condition and financial results of operations for Summit Financial Group, Inc. ("Company" or "Summit") and our wholly owned subsidiaries, Summit Community Bank, Capital State Bank, Inc. ("Capital State"), Shenandoah Valley National Bank ("Shenandoah"), and SFG Capital Trust I as of December 31, 2002. This discussion may contain forward looking statements based on our expectations and actual results may differ materially. Since our primary business activities are conducted through our wholly owned bank subsidiaries, the following discussion focuses primarily on the financial condition and operations of those entities. All amounts and percentages have been rounded for this discussion. This discussion and analysis should be read in conjunction with our accompanying Consolidated Financial Statements and Notes thereto as of December 31, 2002 and for each of the three years then ended.

     This annual report contains certain forward-looking statements (as defined in the Private Securities Litigation Act of 1995), which reflect our beliefs and expectations based on information currently available. These forward-looking statements are inherently subject to significant risks and uncertainties, including changes in general economic and financial market conditions, our ability to effectively carry out our business plans and changes in regulatory or legislative requirements. Other factors that could cause or contribute to such differences are changes in competitive conditions and continuing consolidation in the financial services industry. Although we believe the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially.

CRITICAL ACCOUNTING POLICIES

     Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America and follow general practices within the financial services industry. Application of these principles requires us to make estimates, assumptions, and judgments that affect the amounts reported in our financial statements and accompanying notes. These estimates, assumptions, and judgments are based on information available as of the date of the financial statements; accordingly, as this information changes, the financial statements could reflect different estimates, assumptions, and judgments. Certain policies inherently have a greater reliance on the use of estimates, assumptions, and judgments and as such have a greater possibility of producing results that could be materially different than originally reported.


     Our most significant accounting policies are presented in Note 1 to the consolidated financial statements. These policies, along with the disclosures presented in the other financial statement notes and in this financial review, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined.

     Based on the valuation techniques used and the sensitivity of financial statement amounts to the methods, assumptions, and estimates underlying those amounts, we have identified the determination of the allowance for loan losses and the valuation of goodwill to be the accounting areas that require the most subjective or complex judgments, and as such could be most subject to revision as new information becomes available.

     The allowance for loan losses represents our estimate of probable credit losses inherent in the loan portfolio. Determining the amount of the allowance for loan losses is considered a critical accounting estimate because it requires significant judgment and the use of estimates related to the amount and timing of expected future cash flows on impaired loans, estimated losses on pools of homogeneous loans based on historical loss experience, and consideration of current economic trends and conditions, all of which may be susceptible to significant change. The loan portfolio also represents the largest asset type on our consolidated balance sheet. To the extent actual outcomes differ from our estimates, additional provisions for loan losses may be required that would negatively impact earnings in future periods. Note 1 to the consolidated financial statements describes the methodology used to determine the allowance for loan losses and a discussion of the factors driving changes in the amount of the allowance for loan losses is included in the Asset Quality section of this financial review.

     With the adoption of SFAS No. 142 on January 1, 2002, we discontinued the amortization of goodwill resulting from acquisitions. Goodwill is now subject to impairment testing at least annually to determine whether write-downs of the recorded balances are necessary. A fair value is determined based on at least one of three various market valuation methodologies. If the fair value equals or exceeds the book value, no write-down of recorded goodwill is necessary. If the fair value is less than the book value, an expense may be required on our books to write down the goodwill to the proper carrying value. During the second quarter of 2002, we completed the required transitional impairment test and determined that no impairment write-offs were necessary. We can not assure you that future goodwill impairment tests will not result in a charge to earnings. See Notes 1 and 9 of the accompanying consolidated financial statements for further discussion of our intangible assets, which include goodwill.

RESULTS OF OPERATIONS

Earnings Summary

     Net income for the three years ended December 31, 2002, 2001 and 2000, was $7,238,000, $5,266,000, and $3,250,000 respectively. On a per share basis, diluted net income was $4.11 in 2002 compared to $3.00 in 2001, and $1.85 in 2000. Return on average equity was 15.15% in 2002 compared to 12.38% in 2001, and 8.93% in 2000. Return on average assets for the year ended December 31, 2002 was 1.15% compared to 1.00% in 2001 and 0.75% in 2000. A summary of the significant factors influencing our results of operations and related ratios is included in the following discussion.

Net Interest Income

     The major component of our net earnings is net interest income, which is the excess of interest earned on earning assets over the interest expense incurred on interest bearing sources of funds. Net interest income is affected by changes in volume, resulting from growth and alterations of the balance sheet's composition, fluctuations in interest rates and maturities of sources and uses of funds. We seek to maximize net interest income through management of our balance sheet components. This is accomplished by determining the optimal product mix with respect to yields on assets and costs of funds in light of projected economic conditions, while maintaining portfolio risk at an acceptable level.

     Net interest income on a fully tax equivalent basis, average balance sheet amounts, and corresponding average yields on interest earning assets and costs of interest bearing liabilities for the years 2002, 2001 and 2000 are presented in Table I. Table II presents, for the periods indicated, the changes in interest income and expense attributable to (a) changes in volume (changes in volume multiplied by prior period rate) and (b) changes in rate (change in rate multiplied by prior period volume). Changes in interest income and expense attributable to both rate and volume have been allocated between the factors in proportion to the relationship of the absolute dollar amounts of the change in each.


     Net interest income, adjusted to a fully tax equivalent basis, totaled $22,873,000, $18,013,000 and $14,431,000 for the years ended December 31, 2002,
2001 and 2000, respectively. Our net interest margin was 3.9% for 2002 compared to 3.6% and 3.5% for 2001 and 2000, respectively. The net interest margin recognizes earning asset growth by expressing net interest income as a percentage of total average earning assets. Our net interest margin increased 30 basis points in 2002 primarily due to growth in our volumes of interest earning assets, and the continued downturn of the economy, which has pushed rates down, thus lowering our cost of funds. We began to see the effects of the lower costs of funds during 2001, when our net interest margin increased 10 basis points. That increase in our net interest margin was also due to growth in the volumes of interest earning assets.

     As identified in Table II, tax equivalent net interest income grew $4,860,000 and $3,582,000 during 2002 and 2001, respectively, due primarily to the substantial growth in the volumes of the interest earning assets in both years.

     If market interest rates were to rise significantly in 2003, the spread between interest earning assets and interest bearing liabilities could begin to narrow again, thus negatively impacting our net interest income. We continue to monitor the net interest margin through net interest income simulation to minimize the potential for any significant negative impact. See the Market Risk Management section for further discussion of the impact changes in market interest rates could have on us.


Table I - Average Distribution of Assets, Liabilities and Shareholders' Equity,
Interest Earnings & Expenses, and Average Rates
Dollars in thousands
                                                 2002                             2001                              2000
                                    ------------------------------    ----------------------------    ------------------------------
                                      Average   Earnings/   Yield       Average  Earnings/  Yield        Average   Earnings/   Yield
                                     Balances    Expense    Rate       Balances   Expense   Rate        Balances    Expense    Rate
                                    ------------------------------    ----------------------------    ------------------------------
ASSETS
Interest earning assets
 Loans, net of unearned interest (1)
  Taxable                           $ 376,745   $ 28,626    7.6%      $ 301,030  $ 25,592    8.5%      $ 248,404   $ 21,630    8.7%
  Tax-exempt (2)                        6,268        529    8.4%          3,201       320   10.0%          2,211        261   11.8%
 Securities
  Taxable                             169,728      9,840    5.8%        164,303    10,897    6.6%        139,476      9,484    6.8%
  Tax-exempt (2)                       34,968      2,572    7.4%         18,526     1,385    7.5%         13,202      1,046    7.9%
 Federal funds sold and interest
 bearing deposits with other banks      5,458        148    2.7%          7,002       257    3.7%          4,305        286    6.6%
                                    ----------------------------      ---------------------------      ----------------------------
                                      593,167     41,715    7.0%        494,062    38,451    7.8%        407,598     32,707    8.0%
Noninterest earning assets
 Cash and due from banks                8,981                             8,872                            8,166
 Bank premises and equipment           13,079                            12,533                           10,666
 Other assets                          16,966                            11,552                            8,877
 Allowance for loan losses             (3,649)                           (2,777)                          (2,414)
                                    ----------                        ----------                       ----------
    Total assets                    $ 628,544                         $ 524,242                        $ 432,893
                                    ==========                        ==========                       ==========

 LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Interest bearing liabilities
 Interest bearing
   demand deposits                  $  93,001    $ 1,302    1.4%      $  74,430   $ 1,889    2.5%      $  60,351    $ 2,027    3.4%
 Savings deposits                      45,766        550    1.2%         40,052       893    2.2%         39,738      1,094    2.8%
 Time deposits                        247,587      9,712    3.9%        224,068    11,984    5.3%        187,665     10,476    5.6%
 Short-term borrowings                 15,973        326    2.0%         11,879       452    3.8%         48,867      3,087    6.3%
 Long-term borrowings and
  capital trust securities            134,384      6,952    5.2%         93,231     5,220    5.6%         28,033      1,592    5.7%
                                    ----------------------------      ---------------------------      ----------------------------
                                      536,711     18,842    3.5%        443,660    20,438    4.6%        364,654     18,276    5.0%
Noninterest bearing liabilities
 Demand deposits                       39,364                            33,679                           28,017
 Other liabilities                      4,687                             4,383                            3,845
                                    ---------                         ---------                        ---------
    Total liabilities                 580,762                           481,722                          396,516
Shareholders' equity                   47,782                            42,520                           36,377
                                    ---------                         ---------                        ---------
  Total liabilities and
    shareholders' equity            $ 628,544                         $ 524,242                        $ 432,893
                                    =========                         =========                        =========

NET INTEREST EARNINGS                           $ 22,873                         $ 18,013                          $ 14,431
                                                ========                         ========                          ========

NET INTEREST YIELD ON EARNING ASSETS                        3.9%                             3.6%                              3.5%
                                                            ===                              ===                               ===


(1) - For purposes of this table, non-accrual loans are included in average loan balances. Included in interest and fees on loans are loan fees of $288,000, $227,000 and $343,000 for the years ended December 31, 2002, 2001 and 2000 respectively.

(2) - For purposes of this table, interest income on tax-exempt securities and loans has been adjusted assuming an effective combined Federal and state tax rate of 34% for all years presented. The tax equivalent adjustment results in an increase in interest income of $1,026,000, $533,000 and $443,000 for the years ended December 31, 2002, 2001 and 2000, respectively.


Table II - Changes in Interest Margin Attributable to Rate and Volume
Dollars in thousands

                                             2002 Versus 2001                   2001 Versus 2000
                                      ------------------------------   ------------------------------
                                            Increase (Decrease)              Increase (Decrease)
                                            Due to Change in:                  Due to Change in:
                                      ------------------------------   ------------------------------
                                        Volume     Rate       Net          Volume      Rate       Net
                                      ------------------------------   ------------------------------
Interest earned on:
Loans
  Taxable                             $ 5,956    $(2,922)   $ 3,034    $ 4,484    $  (522)   $ 3,962
  Tax-exempt                              266        (57)       209        104        (45)        59
Securities
  Taxable                                 351     (1,408)    (1,057)     1,651       (238)     1,413
  Tax-exempt                            1,210        (23)     1,187        401        (62)       339
Federal funds sold and interest
  bearing deposits with other banks       (50)       (59)      (109)       132       (161)       (29)
                                      ------------------------------   ------------------------------
   Total interest earned on
    interest earning assets             7,733     (4,469)     3,264      6,772     (1,028)     5,744
                                      ------------------------------   ------------------------------

Interest paid on:
Interest bearing demand
  deposits                                395       (982)      (587)       417       (555)      (138)
Savings deposits                          113       (456)      (343)         9       (210)      (201)
Time deposits                           1,163     (3,435)    (2,272)     1,962       (454)     1,508
Short-term borrowings                     125       (251)      (126)    (1,728)      (907)    (2,635)
Long-term borrowings and
  capital trust securities              2,155       (423)     1,732      3,651        (23)     3,628
                                      ------------------------------   ------------------------------
  Total interest paid on
    interest bearing liabilities        3,951     (5,547)    (1,596)     4,311     (2,149)     2,162
                                      ------------------------------   ------------------------------

     Net interest income              $ 3,782    $ 1,078    $ 4,860    $ 2,461    $ 1,121    $ 3,582
                                      ==============================   ==============================

Provision for Loan Losses

     The provision for loan losses represents our determination of the amount necessary to be charged against the current period's earnings in order to maintain the allowance for loan losses at a level which is considered adequate in relation to the estimated risk inherent in the loan portfolio. The provision for loan losses for each of the years ended December 31, 2002, 2001 and 2000 totaled $1,215,000, $830,000 and $558,000, respectively. As further discussed in the Loan Portfolio and Risk Elements sections of this analysis, we increased the provision for loan losses $385,000 in 2002 and $272,000 in 2001 in order to keep up with the continued growth of our loan portfolio. An analysis of the components comprising the allowance for loan losses for each of the past five years, including charge offs and recoveries within each significant loan classification, is presented in Table VIII.

Noninterest Income

     Noninterest income totaled $1,945,000, $1,810,000 and $1,228,000, or 0.31%,
0.34% and 0.28% of average assets, in 2002, 2001, and 2000, respectively. Included in noninterest income for 2002 is losses on securities of $140,000 and also $357,000 in mortgage origination revenue. Included in noninterest income for 2001 is $379,000 securities gain. Further detail regarding noninterest income follows in Table III.

Noninterest Expense

     Noninterest expense totaled $12,606,000, $10,737,000 and $9,865,000 or
2.01%, 2.04% and 2.28% of average assets for each of the years ended December 31, 2002, 2001 and 2000, respectively. Total noninterest expense increased $1,869,000 in 2002 compared to 2001 and $872,000 in 2001 compared to 2000. The primary factor contributing to growth in noninterest expense in both 2002 and 2001 was an increase in salaries and employee benefits expense as a result of general merit raises, and the addition of new staff positions required as a result of our growth. Further detail regarding noninterest expense follows in Table III.

 Table III - Noninterest Income and Expense
 Dollars in thousands

                                        2002         2001        2000
                                     ---------------------------------

 Noninterest income
   Insurance commissions             $    187      $   105     $   110
   Service fees                         1,341        1,055         876
   Mortgage origination revenue           357           73           -
   Securities gains (losses)             (140)         379           2
   Gain on sale of branch bank              -            -         225
   Other                                  200          198          15
                                     ---------------------------------

              Total                  $  1,945      $ 1,810     $ 1,228
                                     =================================


 Noninterest expense
   Salaries and employee benefits     $ 6,864      $ 5,670     $ 4,863
   Net occupancy expense                  784          706         628
   Equipment expense                    1,248        1,171         974
   Supplies                               475          330         303
   Advertising expenses                   369          278         229
   Professional fees                      434          454         447
   Amortization of intangibles            151          282         298
   Other                                2,282        1,846       2,123
                                     ---------------------------------

              Total                  $ 12,607     $ 10,737     $ 9,865
                                     =================================


Income Tax Expense

     Income tax expense for the three years ended December 31, 2002, 2001 and 2000 totaled $2,732,000, $2,457,000 and $1,543,000, respectively. Refer to Note
12 of the accompanying consolidated financial statements for further information and additional discussion of the significant components influencing our effective income tax rates.

CHANGES IN FINANCIAL POSITION

     Total average assets in 2002 were $628,544,000, an increase of 19.9% over 2001's average of $524,242,000. Similarly, average assets grew 21.1% in 2001, from $432,893,000 in 2000. The primary growth in 2002 was in loans throughout our company during the year. Significant changes in the components of our balance sheet in 2002 and 2001 are discussed below.

Securities

     Securities comprised approximately 31.6% of total assets at December 31, 2002 compared to 35.0% at December 31, 2001. Average securities approximated $204,696,000 for 2002 or 12.0% more than 2001's average of $182,829,000. The growth in our securities portfolio in 2002 reflects increased investments primarily in tax-exempt municipals and corporate debt securities, which were funded principally by increased deposits, primarily at Shenandoah. Refer to Note 4 of the accompanying consolidated financial statements for details of amortized cost, the estimated fair values, unrealized gains and losses as well as the security classifications by type.

     All of our securities are classified as available for sale to provide us with flexibility to better manage our balance sheet structure and react to asset/liability management issues as they arise. Pursuant to SFAS No. 115, anytime that we carry a bond with an unrealized loss that has been determined to be "other than temporary", we must recognize that loss in income. Due to a decrease in the credit rating of one of our corporate bonds during 2002, we recognized a $213,000 write down on that security, as we felt that the loss was other than temporary. At December 31, 2002, we did not own securities of any one issuer that were not issued by the U.S. Treasury or a U.S. Government agency that exceeded ten percent of shareholders' equity. The maturity distribution of the securities portfolio at December 31, 2002, together with the weighted average yields for each range of maturity, are summarized in Table IV. The stated average yields are actual yields and are not stated on a tax equivalent basis.


  Table IV - Securities Maturity Analysis
 (At amortized cost, dollars in thousands)

                                                               After one                 After five
                                         Within                but within                but within                 After
                                        one year               five years                ten years                ten years
                                ---------------------------------------------------------------------------------------------------
                                     Amount    Yield        Amount      Yield         Amount    Yield         Amount     Yield
                                ---------------------------------------------------------------------------------------------------
 U. S. Government agencies
    and corporations                $  3,655    5.3%        $ 20,748     5.6%        $  8,296    6.6%        $      -     0.0%
 Mortgage backed securities           57,355    4.9%          30,586     5.3%           2,336    6.4%           3,745     7.1%
 State and political
    subdivisions                       1,638    5.6%           6,947     5.0%           5,765    5.2%          25,104     5.1%
 Corporate debt securities             6,024    7.1%          21,347     5.7%             347    4.5%             245     9.9%
 Other                                     -      -                -      -                 -      -           13,297     3.6%
                                    --------                --------                 --------                --------

             Total                  $ 68,672    5.1%        $ 79,628     5.4%        $ 16,744    6.3%        $ 42,391     4.8%
                                    ========                ========                 ========                ========

Loan Portfolio

     Table V depicts loan balances by type and the respective percentage of each to total loans at December 31, as follows:

Table V - Loans by Type
Dollars in thousands

                                  2002                   2001                 2000                  1999                   1998
                            ----------------      -----------------     ----------------      -----------------     ----------------
                                    Percent               Percent               Percent               Percent               Percent
                            Amount  of Total      Amount  of Total      Amount  of Total      Amount  of Total      Amount  of Total
                            ----------------      -----------------     ----------------      ----------------      ----------------
Commercial, financial,
 and agricultural           $206,567   49.4%      $148,041   42.8%      $108,114   39.4%      $ 78,894   33.1%      $ 54,359   27.8%
Real estate - construction     4,494    1.1%         2,394    0.7%         2,729    1.0%         2,012    0.8%         1,801    0.9%
Real estate - mortgage       161,006   38.5%       149,050   43.1%       124,326   45.3%       116,779   49.0%       101,014   51.7%
Consumer                      39,841    9.5%        40,777   11.8%        36,983   13.5%        38,091   16.0%        36,197   18.5%
Other                          6,390    1.5%         5,750    1.6%         2,001    0.8%         2,524    1.1%         1,906    1.1%
                            ----------------      ----------------       ---------------      ----------------      ----------------

      Total loans           $418,298  100.0%      $346,012  100.0%      $274,153  100.0%      $238,300  100.0%      $195,277  100.0%
                            ================      ================      ================      ================      ================



     Total net loans averaged $383,013,000 in 2002 and comprised 60.9% of total average assets compared to $304,231,000 or 58.0% of total average assets during 2001. The increase in the dollar volume of loans is primarily attributable to continuation of our strategy, which began in 1996, to aggressively seek quality commercial and real estate loans.

     Refer to Note 5 of the accompanying consolidated financial statements for our loan maturities and a discussion of our adjustable rate loans as of December 31, 2002.

     In the normal course of business, we make various commitments and incur certain contingent liabilities, which are disclosed in Note 14 of the accompanying consolidated financial statements but not reflected in the accompanying consolidated financial statements. There have been no significant changes in these types of commitments and contingent liabilities and we do not anticipate any material losses as a result of these commitments.

Property Held for Sale

     At December 31, 2002, we had $1,859,650 classified as property held for sale. This primarily consists of the land and building associated with two of our facilities that we plan to sell during 2003. See Note 7 of the accompanying consolidated financial statements for more details. SFAS No. 144 requires that we record this property at the lower of carrying value or estimated fair value. Our anticipated sale prices of these properties is slightly greater than our carrying value, thus no impairment charges have been recorded.

Deposits

     Total deposits at December 31, 2002 increased $62,443,000 or 15.8% compared to December 31, 2001. Average deposits increased $47,804,000, or 14.1% during 2002. This increase resulted primarily from the growth of Shenandoah's deposits.

     See Table I for average deposit balance and rate information by deposit type for 2002, 2001 and 2000 and Note 10 of the accompanying consolidated financial statements for a maturity distribution of time deposits as of December 31, 2002.

Borrowings

     Lines of Credit: We have available lines of credit from various correspondent banks totaling $15,100,000 at December 31, 2002. These lines are utilized when temporary day to day funding needs arise. They are reflected on the consolidated balance sheet as short-term borrowings. We also have remaining available lines of credit from the Federal Home Loan Bank totaling $67,225,000 at December 31, 2002. We use these lines primarily to fund loans to customers. Funds acquired through this program are reflected on the consolidated balance sheet in short-term borrowings or long-term borrowings, depending on the repayment terms of the debt agreement.

     Short-term Borrowings: Total short-term borrowings decreased $3,842,000 from $24,033,000 at December 31, 2001 to $20,191,000 at December 31, 2002. See
Note 11 of the accompanying consolidated financial statements for additional disclosures regarding our short-term borrowings.

     Long-term Borrowings: Total long-term borrowings of $133,787,000 at December 31, 2002, consisting primarily of funds borrowed on available lines of credit from the Federal Home Loan Bank, increased $10,342,000 compared to the $123,445,000 outstanding at December 31, 2001. These borrowings were made principally to fund our loan growth. Refer to Note 11 of the accompanying consolidated financial statements for additional information regarding our long-term borrowings.

Capital Trust Securities

     In October 2002, we issued $3,500,000 in capital trust securities (see Note 15 of the accompanying consolidated financial statements for further information regarding the structure and terms of these securities), which under regulatory capital requirements qualify, within certain limitations, as Tier I capital. Accordingly, these securities were issued to boost our capital to support our growth in 2002, principally at Shenandoah.

ASSET QUALITY

     Table VI presents a summary of non-performing assets at December 31, as follows:

 Table VI - Nonperforming Assets
Dollars in thousands

                                   2002         2001        2000        1999        1998
                                -------------------------------------------------------------
Nonaccrual loans                    $   917      $   788      $  568      $  522     $   783
Accruing loans past due
  90 days or more                       574          328         267         476         431
Restructured loans                        -            -           -           -           -
                                    --------------------------------------------------------
Total nonperforming loans           $ 1,491      $ 1,116      $  835      $  998     $ 1,214
                                    ========================================================

Foreclosed properties                    81           81           -           -           -
Nonaccrual securities                   421            -           -           -           -
                                    --------------------------------------------------------
Total nonperforming assets          $ 1,993      $ 1,197      $  835      $  998     $ 1,214
                                    ========================================================

Total nonperforming loans
   as a percentage of total loans      0.4%         0.3%        0.3%        0.4%        0.6%
                                    ========================================================

Total nonperforming assets
  as a percentage of total assets      0.3%         0.2%        0.2%        0.3%        0.4%
                                    ========================================================

     As illustrated in Table VI, the quality of our loan portfolio remains sound. Despite an increase in total nonaccrual loans and accruing loans past due 90 days or more from $1,116,000 at December 31, 2001 to $1,491,000 at December 31, 2002, nonperforming loans remain at historically moderate levels in relation to the loan portfolio's size and substantially below recent industry averages. Refer to Note 6 of the accompanying consolidated financial statements for a discussion of impaired loans which are included in the above balances.

     Included in the net balance of loans are non-accrual loans amounting to $917,000 and $788,000 at December 31, 2002 and 2001, respectively. If these loans had been on accrual status throughout 2002, the amount of interest income that we would have recognized would have been $77,000. The actual amount of interest income recognized in 2002 on these loans was $20,000.

     We maintain an allowance for loan losses at a level considered adequate to provide for losses that can be reasonably anticipated. We conduct quarterly evaluations of our loan portfolio to determine its adequacy. The evaluation is based on assessments of specifically identified loans, loss experience factors, current and anticipated economic conditions and other factors to identify and estimate inherent losses from homogeneous pools of loans. In addition, we conduct comprehensive, ongoing reviews of our loan portfolio, which encompasses the identification of all potential problem credits to be included on an internally generated watch list.

     The identification of loans for inclusion on the watch list is facilitated through the use of various sources, including past due loan reports, previous internal and external loan evaluations, classified loans identified as part of regulatory agency loan reviews and reviews of new loans representative of current lending practices. Once this list is reviewed to ensure it is complete, we review the specific loans for collectibility, performance and collateral protection. In addition, a grade is assigned to the individual loans utilizing internal grading criteria, which is somewhat similar to the criteria utilized by each subsidiary bank's primary regulatory agency. Based on the results of these reviews, specific reserves for potential losses are identified and the allowance for loan losses is adjusted appropriately through a provision for loan losses.

     While there may be some loans or portions of loans identified as potential problem credits which are not specifically identified as either nonaccrual or accruing loans past due 90 or more days, we consider them to be insignificant to the overall disclosure and are, therefore, not specifically quantified within this discussion. In addition, we feel these additional loans do not represent or result from trends or uncertainties which we reasonably expect will materially impact future operating results, liquidity or capital resources. Also, these loans do not represent material credits about which we are aware of any information which would cause the borrowers to not comply with the loan repayment terms.

     We allocate specific reserves to non-performing loans based on the quarterly evaluation of expected loan loss reserve requirements. In addition, a portion of the reserve is determined through the use of loan loss experience factors which do not provide for identification of specific potential problem loans. As noted above, some of the loans, which are not deemed significant, are included in the watch list of potential problem loans and have specific reserves allocated to them.

     The allocated portion of the subsidiary banks' allowance for loan losses is established on a loan-by-loan and pool-by-pool basis. The unallocated portion is for inherent losses that probably exist as of the evaluation date, but which have not been specifically identified by the processes used to establish the allocated portion due to inherent imprecision in the objective processes we utilize to identify probable and estimable losses. This unallocated portion is subjective and requires judgment based on various qualitative factors in the loan portfolio and the market in which we operate. At December 31, 2002 and 2001, respectively, the unallocated portion of the allowance approximated $62,000 and $152,000, or 1.5% and 4.9% of the total allowance. This unallocated portion of the allowance is considered necessary based on consideration of the known risk elements in certain pools of loans in the loan portfolio and our assessment of the economic environment in which we operate. More specifically, while loan quality remains good, the subsidiary banks have typically experienced greater losses within certain homogeneous loan pools when our market area has experienced economic downturns or other significant negative factors or trends, such as increases in bankruptcies, unemployment rates or past due loans.

     At December 31, 2002 and 2001, our allowance for loan losses totaled $4,053,000, or 0.97% of total loans and $3,110,000 or 0.89% of total loans, respectively, and is considered adequate to cover inherent losses in our loan portfolio. Table VII presents an allocation of the allowance for loan losses by loan type at each respective year end date, as follows:


 Table VII - Allocation of the Allowance for Loan Losses
 Dollars in thousands

                           2002                    2001                   2000                   1999                   1998
                     ------------------    ------------------      -----------------      ------------------     -----------------
                                % of                   % of                   % of                   % of                   % of
                              loans in               loans in               loans in               loans in               loans in
                                each                   each                   each                   each                   each
                              category               category               category               category               category
                              to total               to total               to total               to total               to total
                      Amount    loans        Amount    loans        Amount    loans        Amount    loans        Amount    loans
                     -----------------      -----------------      -----------------      -----------------      -----------------
 Commercial          $ 2,054     49.4%      $ 1,036     42.8%      $ 1,037     39.4%      $   951     33.1%      $   861     27.8%
 Real estate             939     39.6%          985     43.8%          127     46.3%          383     49.8%          366     52.6%
 Installment             998      9.5%          937     11.8%        1,313     13.5%          806     16.0%          800     18.5%
 Other                     -      1.5%            -      1.6%            -      0.8%            -      1.1%            -      1.1%
 Unallocated              62         -          152         -           94         -           92         -           86         -
                     -----------------      -----------------      -----------------       -----------------     ------- ---------
                     $ 4,053    100.0%      $ 3,110    100.0%      $ 2,571    100.0%      $ 2,232    100.0%      $ 2,113    100.0%
                     =================      =================      =================      =================      =================

     At December 31, 2002, we had approximately $81,000 in other real estate owned which was obtained as the result of foreclosure proceedings. Foreclosures have been insignificant throughout 2002 and we do not anticipate any material losses on the property currently held in other real estate owned.

     A reconciliation of the activity in the allowance for loan losses follows:

 Table VIII - Allowance for Loan Losses
Dollars in thousands

                                               2002         2001        2000        1999        1998
                                             --------------------------------------------------------

Balance, beginning of year                   $ 3,110      $ 2,571     $ 2,232     $ 2,113     $ 1,489

Losses:
  Commercial financial & agriculture             138          108           -         165         183
  Real estate - mortgage                          30           47          63          32           1
  Consumer                                       173          191         175         144         204
  Other                                           75           76          49          37          25
                                             --------------------------------------------------------
                      Total                      416          422         287         378         413
                                             --------------------------------------------------------
Recoveries:
  Commercial financial & agriculture              39           10           2          40           3
  Real estate - mortgage                          17            1           2          10          22
  Consumer                                        71           99          53          71         118
  Other                                           17           21          11           6           7
                                             --------------------------------------------------------
                      Total                      144          131          68         127         150
                                             --------------------------------------------------------

Net losses                                       272          291         219         251         263
                                             --------------------------------------------------------
Allowance of purchased subsidiary                  -            -           -           -         272
Provision for loan losses                      1,215          830         558         370         615
                                             --------------------------------------------------------

Balance, end of year                         $ 4,053      $ 3,110     $ 2,571     $ 2,232     $ 2,113
                                             ========================================================

LIQUIDITY

     Liquidity reflects our ability to ensure the availability of adequate funds to meet loan commitments and deposit withdrawals, as well as provide for other transactional requirements. Liquidity is provided primarily by funds invested in cash and due from banks (net of float and reserves), Federal funds sold, non-pledged securities, and available lines of credit with the Federal Home Loan Bank, which totaled approximately $116 million or 17% of total consolidated assets at December 31, 2002.

     We continuously monitor our liquidity position to ensure that day-to-day as well as anticipated funding needs are met. We are not aware of any trends, commitments, events or uncertainties that have resulted in or are reasonably likely to result in a material change to our liquidity.

MARKET RISK MANAGEMENT

     Market risk is the risk of loss arising from adverse changes in the fair value of financial instruments due to changes in interest rates, exchange rates and equity prices. Interest rate risk is our primary market risk and results from timing differences in the repricing of assets, liabilities and off-balance sheet instruments, changes in relationships between rate indices and the potential exercise of imbedded options. The principal objective of asset/liability management is to minimize interest rate risk and our actions in this regard are taken under the guidance of our Asset/Liability Management Committee ("ALCO"). The ALCO is comprised of members of senior management and members of the Board of Directors. The ALCO actively formulates the economic assumptions that we use in our financial planning and budgeting process and establishes policies which control and monitor our sources, uses and prices of funds.

     Some amount of interest rate risk is inherent and appropriate to the banking business. Our net income is affected by changes in the absolute level of interest rates. Our interest rate risk position is liability sensitive; that is, liabilities are likely to reprice faster than assets, resulting in a decrease in net income in a rising rate environment. Also, net income would decrease in a falling interest rate environment. Net income is also subject to changes in the shape of the yield curve. In general, a flattening yield curve would result in a decline in our earnings due to the compression of earning asset yields and funding rates, while a steepening would result in increased earnings as margins widen.

     Several techniques are available to monitor and control the level of interest rate risk. We primarily use earnings simulations modeling to monitor interest rate risk. The earnings simulation model forecasts the effects on net interest income under a variety of interest rate scenarios that incorporate changes in the absolute level of interest rates and changes in the shape of the yield curve. Assumptions used to project yields and rates for new loans and deposits are derived from historical analysis. Securities portfolio maturities and prepayments are reinvested in like instruments. Mortgage loan prepayment assumptions are developed from industry estimates of prepayment speeds. Noncontractual deposit repricings are modeled on historical patterns.

     As of December 31, 2002, our earnings simulation model projects net interest income would decrease by approximately 1.3% if rates rise evenly by 200 basis points over the next year, as compared to projected stable rate net interest income. Also, the model projects that if rates fall evenly by 200 basis points over the next year, our net interest income would decrease by approximately 0.4%, as compared to projected stable rate net interest income. These projected changes are well within our ALCO policy limit of +/- 10%.

CONTRACTUAL CASH OBLIGATIONS

     During our normal course of business, we incur contractual cash obligations. The following table summarizes our contractual cash obligations at December 31, 2002.

                              Long           Capital
                              Term            Trust
                              Debt          Securities
-------------------------------------------------------
2003                       $ 4,935,414      $         -
2004                        18,901,198                -
2005                         8,000,038                -
2006                         7,807,554                -
2007                         3,860,365                -
Thereafter                  90,282,451        3,500,000
-------------------------------------------------------
        Total            $ 133,787,020      $ 3,500,000
=======================================================

OFF-BALANCE SHEET ARRANGEMENTS

     We are involved with some off-balance sheet arrangements that have or are reasonably likely to have an effect on our financial condition, liquidity, or capital. These arrangements at December 31, 2002 are presented in the following table.

                                 December 31,
----------------------------------------------
                                     2002
----------------------------------------------
Commitments to extend credit:
    Revolving home equity and
        credit card lines        $ 15,025,781
    Construction loans             24,144,256
    Other loans                    17,499,115
Standby letters of credit           2,475,000
----------------------------------------------
           Total                 $ 59,144,152
=============================================

CAPITAL RESOURCES

     Our capital position remains strong, despite our continued growth. Stated as a percentage of total assets, our equity ratio was 7.8% and 7.5% at December 31, 2002 and 2001, respectively. Our risk weighted tier I capital, total capital and leverage capital ratios approximated 10.8%, 11.7% and 7.4%, respectively, at December 31, 2002, all of which are in excess of the minimum guidelines to be "well capitalized" under the regulatory prompt corrective action provisions. Our subsidiary banks are also subject to minimum capital ratios as further discussed in Note 16 of the accompanying consolidated financial statements.

     Cash dividends per share rose 7.14% to $0.75 in 2002 compared to $0.70 in 2001, representing dividend payout ratios of 18.2% and 23.3% for 2002 and 2001, respectively. It is our intention to continue to pay dividends on a similar schedule during 2003. Future cash dividends will depend on the earnings and financial condition of our subsidiary banks as well as general economic conditions.

     The primary source of funds for the dividends paid to our shareholders is dividends received from our subsidiary banks. Dividends paid by our subsidiary banks are subject to restrictions by banking regulations. The most restrictive provision requires approval by the respective bank's regulatory agency if dividends declared in any year exceed the bank's current year's net income, as defined, plus its retained net profits of the two preceding years. During 2003, the net retained profits available for distribution to Summit as dividends without regulatory approval are approximately $8,802,000, plus net income for the interim periods through the date of declaration.

     On February 21, 2003, our Board of Directors authorized a 2-for-1 split of our common stock to be effected in the form of a 100% stock dividend which was distributed on March 14, 2003 to shareholders of record as of March 3, 2003.

                         QUARTERLY FINANCIAL INFORMATION

------------------------------------------------------------------------------------------------------------
                                                      First       Second      Third      Fourth       Full
 (Dollars in thousands, except per share amounts)     Quarter     Quarter    Quarter     Quarter      Year
------------------------------------------------------------------------------------------------------------

2002
Interest income                                       $ 9,835    $ 10,043   $ 10,345    $ 10,466   $ 40,689
Interest expense                                        4,655       4,690      4,803       4,694     18,842
Net interest income                                     5,180       5,353      5,542       5,772     21,847
Provision for loan losses                                 293         307        307         308      1,215
Securities gains (losses)                                  53          12          9        (214)      (140)
Other noninterest income                                  309         563        592         621      2,085
Noninterest expense                                     2,977       3,288      3,115       3,227     12,607
Income before income taxes                              2,272       2,333      2,721       2,644      9,970
Income taxes                                              641         693        798         600      2,732
Net income                                              1,631       1,640      1,923       2,044      7,238
Basic earnings per share                                 0.93        0.93       1.10        1.17       4.13
Diluted earnings per share                               0.92        0.93       1.09        1.16       4.11
Dividends paid per share                                    -        0.37          -        0.38       0.75

2001
Interest income                                       $ 9,126     $ 9,380    $ 9,636     $ 9,777   $ 37,919
Interest expense                                        5,304       5,200      5,115       4,819     20,438
Net interest income                                     3,822       4,180      4,521       4,958     17,481
Provision for loan losses                                 145         180        228         277        830
Securities gains (losses)                                  84          93        204          (2)       379
Other noninterest income                                  281         305        356         489      1,431
Noninterest expense                                     2,521       2,764      2,742       2,710     10,737
Income before income taxes                              1,521       1,634      2,111       2,458      7,724
Income taxes                                              512         435        673       1,112      2,732
Net income                                              1,009       1,199      1,438       1,620      5,266
Basic earnings per share                                 0.57        0.68       0.82        0.92       3.00
Diluted earnings per share                               0.57        0.68       0.82        0.92       3.00
Dividends paid per share                                  -          0.35          -        0.35       0.70

                         REPORT OF INDEPENDENT AUDITORS


                     [ARNETT & FOSTER, P.L.L.C. LETTERHEAD]




To the Board of Directors
Summit Financial Group, Inc.
Moorefield, West Virginia

     We have audited the accompanying consolidated balance sheets of Summit Financial Group, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Summit Financial Group, Inc. and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.


                                                /s/ Arnett & Foster, P.L.L.C.


Charleston, West Virginia
January 29, 2003

                        CONSOLIDATED FINANCIAL STATEMENTS


Consolidated Balance Sheets

                                                                                                 December 31,
--------------------------------------------------------------------------------------------------------------------
                                                                                     2002               2001
--------------------------------------------------------------------------------------------------------------------
 ASSETS
 Cash and due from banks                                                           $  11,470,311      $  11,776,231
 Interest bearing deposits with other banks                                            2,185,369          2,261,826
 Federal funds sold                                                                    3,390,135          1,848,129
 Securities available for sale                                                       212,597,975        206,967,097
 Securities held to maturity                                                                   -            150,280
 Loans held for sale                                                                     906,900          1,513,400
 Loans, net                                                                          414,245,082        342,902,029
 Property held for sale, net                                                           1,859,650             81,000
 Premises and equipment, net                                                          11,199,037         12,911,507
 Accrued interest receivable                                                           4,025,167          3,874,002
 Intangible assets                                                                     3,201,128          3,352,281
 Other assets                                                                          6,703,636          4,118,975
--------------------------------------------------------------------------------------------------------------------
                                   Total assets                                    $ 671,784,390      $ 591,756,757
====================================================================================================================

 LIABILITIES AND SHAREHOLDERS' EQUITY
 Liabilities
     Deposits
         Non interest bearing                                                      $  46,312,596      $  38,685,688
         Interest bearing                                                            412,334,977        357,519,290
--------------------------------------------------------------------------------------------------------------------
                                  Total deposits                                     458,647,573        396,204,978
--------------------------------------------------------------------------------------------------------------------
     Short-term borrowings                                                            20,191,103         24,032,790
     Long-term borrowings                                                            133,787,020        123,444,531
     Company-obligated mandatorily redeemable capital securities of subsidiary
          trust holding solely subordinated debentures of the Company                  3,500,000                  -
     Other liabilities                                                                 3,578,898          3,787,111
--------------------------------------------------------------------------------------------------------------------
                                Total liabilities                                    619,704,594        547,469,410
--------------------------------------------------------------------------------------------------------------------
 Commitments and Contingencies

 Shareholders' Equity
     Preferred stock, $1.00 par value; authorized
         250,000 shares; no shares issued                                                      -                  -
     Common stock, $2.50 par value; authorized 5,000,000;
          issued 2002 - 1,780,830 shares; 2001 - 1,780,780 shares                      4,452,075          4,451,950
     Capital surplus                                                                   8,257,966          8,256,901
     Retained earnings                                                                36,726,583         30,803,543
     Less cost of shares acquired for the treasury
         2002 - 28,970 shares; 2001 - 26,470 shares                                     (619,711)          (532,479)
     Accumulated other comprehensive income                                            3,262,883          1,307,432
--------------------------------------------------------------------------------------------------------------------
                                  Total shareholders' equity                          52,079,796         44,287,347
--------------------------------------------------------------------------------------------------------------------

                                  Total liabilities and shareholders' equity       $ 671,784,390      $ 591,756,757
====================================================================================================================

See notes to consolidated financial statements


Consolidated Statements of Income


                                                                                   For the Year Ended December 31,
--------------------------------------------------------------------------------------------------------------------------
                                                                             2002               2001              2000
--------------------------------------------------------------------------------------------------------------------------
 Interest income
     Interest and fees on loans
         Taxable                                                         $ 28,626,505      $ 25,592,985      $ 21,630,083
         Tax-exempt                                                           348,840           210,744           172,714
     Interest and dividends on securities
         Taxable                                                            9,840,024        10,896,837         9,484,352
         Tax-exempt                                                         1,724,616           961,270           690,674
     Interest on interest bearing deposits with other banks                    92,417            22,983            68,748
     Interest on Federal Funds sold                                            56,495           234,342           216,944
--------------------------------------------------------------------------------------------------------------------------
            Total interest income                                          40,688,897        37,919,161        32,263,515
--------------------------------------------------------------------------------------------------------------------------
 Interest expense
     Interest on deposits                                                  11,563,915        14,765,031        13,596,688
     Interest on short-term borrowings                                        326,650           452,340         3,087,018
     Interest on long-term borrowings and capital trust securities          6,951,485         5,220,402         1,592,352
--------------------------------------------------------------------------------------------------------------------------
            Total interest expense                                         18,842,050        20,437,773        18,276,058
--------------------------------------------------------------------------------------------------------------------------
                 Net interest income                                       21,846,847        17,481,388        13,987,457
     Provision for loan losses                                              1,215,000           830,000           557,500
--------------------------------------------------------------------------------------------------------------------------
            Net interest income after provision for loan losses            20,631,847        16,651,388        13,429,957
--------------------------------------------------------------------------------------------------------------------------
 Noninterest income
     Insurance commissions                                                    186,888           105,179           109,802
     Service fees                                                           1,340,542         1,054,799           875,964
     Mortgage origination revenue                                             357,486            72,783                 -
     Securities gains (losses)                                               (140,308)          379,048             2,364
     Gain on sale of branch bank                                                    -                 -           224,629
     Other                                                                    200,410           197,741            15,568
--------------------------------------------------------------------------------------------------------------------------
            Total noninterest income                                        1,945,018         1,809,550         1,228,327
--------------------------------------------------------------------------------------------------------------------------
 Noninterest expenses
     Salaries and employee benefits                                         6,863,690         5,670,072         4,863,257
     Net occupancy expense                                                    783,705           706,346           627,834
     Equipment expense                                                      1,247,593         1,170,491           974,474
     Supplies                                                                 474,666           329,813           302,652
     Professional fees                                                        434,074           454,393           447,389
     Amortization of intangibles                                              151,152           282,192           297,683
     Other                                                                  2,651,557         2,124,034         2,351,693
--------------------------------------------------------------------------------------------------------------------------
            Total noninterest expenses                                     12,606,437        10,737,341         9,864,982
--------------------------------------------------------------------------------------------------------------------------
 Income before income tax expense                                           9,970,428         7,723,597         4,793,302
     Income tax expense                                                     2,732,130         2,457,135         1,543,383
--------------------------------------------------------------------------------------------------------------------------
            Net income                                                   $  7,238,298      $  5,266,462      $  3,249,919
=========================================================================================================================

 Basic earnings per common share                                         $       4.13      $       3.00      $       1.85
=========================================================================================================================

 Diluted earnings per common share                                       $       4.11      $       3.00      $       1.85
=========================================================================================================================

 Average common shares outstanding
     Basic                                                                  1,753,982         1,754,449         1,760,845
=========================================================================================================================
     Diluted                                                                1,763,040         1,755,142         1,760,845
=========================================================================================================================

 See notes to consolidated financial statements


Consolidated Statements of Shareholders' Equity
For the Years Ended December 31, 2002, 2001 and 2000

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                       Accumulated
                                                                                                          Other            Total
                                             Common        Capital        Retained       Treasury     Comprehensive    Shareholders'
                                             Stock         Surplus        Earnings        Stock          Income           Equity
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1999                $ 4,452,265    $ 8,307,702    $ 24,570,174   $ (384,724)     $ (1,862,797)   $ 35,082,620
Comprehensive income:
 Net income                                         -              -       3,249,919            -                 -       3,249,919
 Other comprehensive income,
  net of deferred taxes of $1,667,374:
  Net unrealized gain on
   securities of $2,681,241, net
   of reclassification adjustment
   for gains included in net
   income of $1,466                                 -              -               -            -         2,679,775       2,679,775
                                                                                                                          ----------
  Total comprehensive income                        -              -               -            -                         5,929,694
Cost of 7,440 shares acquired
 for the treasury                                   -              -               -     (133,001)                -        (133,001)
Purchase of fractional shares                    (315)        (4,531)              -            -                 -          (4,846)
Dissenting shares                                   -        (46,270)              -            -                 -         (46,270)
Cash dividends declared ($0.60 per share)           -              -      (1,054,996)           -                 -      (1,054,996)
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2000                  4,451,950       8,256,901      26,765,097     (517,725)          816,978      39,773,201
Comprehensive income:
 Net income                                        -               -        5,266,462            -                 -       5,266,462
 Other comprehensive income,
  net of deferred taxes of $300,601:
  Net unrealized gain on
   securities of $725,464, net
   of reclassification adjustment
   for gains included in net
   income of $235,010                              -               -               -             -           490,454        490,454
                                                                                                                          ----------
 Total comprehensive income                        -               -               -             -                        5,756,916
Cost of 800 shares acquired
 for the treasury                                  -               -               -       (14,754)                -        (14,754)
Cash dividends declared ($0.70 per share)          -               -      (1,228,016)            -                 -     (1,228,016)
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2001                  4,451,950      8,256,901      30,803,543      (532,479)        1,307,432     44,287,347
Comprehensive income:
 Net income                                         -              -       7,238,298            -                 -       7,238,298
 Other comprehensive income,
  net of deferred taxes of $1,198,502:
  Net unrealized gain on
   securities of $1,868,460, net
   of reclassification adjustment
   for (losses) included in net
   income of ($86,991)                              -              -               -            -         1,955,451       1,955,451
                                                                                                                          ----------
 Total comprehensive income                         -              -               -            -                 -       9,193,749
Exercise of stock options                         125          1,065               -            -                 -           1,190
Cost of 2,500 shares acquired
 for the treasury                                   -              -               -      (87,232)                -         (87,232)
Cash dividends declared ($0.75 per share)           -              -      (1,315,258)           -                 -      (1,315,258)
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2002                $ 4,452,075    $ 8,257,966    $ 36,726,583   $ (619,711)      $ 3,262,883    $ 52,079,796
====================================================================================================================================

See notes to consolidated financial statements


Consolidated Statements of Cash Flows

                                                                                             For the Year Ended December 31,
------------------------------------------------------------------------------------------------------------------------------------
                                                                                      2002               2001               2000
------------------------------------------------------------------------------------------------------------------------------------
 CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                                  $  7,238,298       $  5,266,462        $ 3,249,919
     Adjustments to reconcile net earnings to
         net cash provided by operating activities:
         Depreciation                                                               1,026,485            899,554            731,073
         Provision for loan losses                                                  1,215,000            830,000            557,500
         Deferred income tax expense (benefit)                                       (779,570)          (277,540)          (107,377)
         Loans originated for sale                                                (19,446,545)                 -                  -
         Proceeds from loans sold                                                  20,053,045                  -                  -
         Security (gains) losses                                                      140,308           (379,048)            (2,364)
         (Gain) loss on disposal of premises, equipment and other assets                8,770             91,695             18,212
         (Gain) loss on sale of branch                                                      -                  -           (224,629)
         Amortization of securities premiums (accretion
             of discounts), net                                                       389,007           (291,338)           (97,821)
         Amortization of goodwill and purchase
             accounting adjustments, net                                              174,330            284,901            215,982
         (Increase) decrease in accrued interest receivable                          (151,165)          (113,301)        (1,350,002)
         (Increase) decrease in other assets                                         (267,021)           (38,028)            42,409
         Increase (decrease) in other liabilities                                    (455,917)           786,508            530,716
------------------------------------------------------------------------------------------------------------------------------------
             Net cash provided by operating activities                              9,145,025          7,059,865          3,563,618
------------------------------------------------------------------------------------------------------------------------------------
 CASH FLOWS FROM INVESTING ACTIVITIES
     Proceeds from maturities and calls of
         securities held to maturity                                                  150,000            250,000            140,000
     Principal payments received on
         securities held to maturity                                                        -                  -            254,281
     Proceeds from maturities and calls of
         securities available for sale                                             14,386,000         56,133,634          2,930,109
     Proceeds from sales of
         securities available for sale                                             26,934,632         40,206,987         11,506,633
     Principal payments received on
         securities available for sale                                             50,602,473         26,554,708          4,670,845
     Purchases of securities available for sale                                   (94,970,210)      (154,138,998)       (75,662,408)
     Net (increase) decrease in federal funds sold                                 (1,542,006)           (37,129)         1,034,216
     Net loans made to customers                                                  (72,627,710)       (73,781,647)       (42,357,660)
     Purchases of premises and equipment                                           (1,124,723)        (1,705,880)        (4,204,622)
     Proceeds from sales of premises, equipment and other assets                       60,700            134,239            206,804
    (Purchases of) proceeds from interest bearing deposits with other banks            76,457         (1,788,826)         5,327,987
     Purchases of life insurance contracts                                         (2,250,000)           (74,200)        (1,000,000)
     Net cash acquired/paid in acquisitions (divestitures)                                  -                  -           (820,679)
------------------------------------------------------------------------------------------------------------------------------------
             Net cash (used in) investing activities                              (80,304,387)      (108,247,112)       (97,974,494)
------------------------------------------------------------------------------------------------------------------------------------
 CASH FLOWS FROM FINANCING ACTIVITIES
     Net increase in demand deposit,
         NOW and savings accounts                                                  28,835,408         27,161,535          7,242,600
     Net increase in time deposits                                                 33,753,264         22,952,264         49,055,716
     Net increase (decrease) in short-term borrowings                              (3,841,687)        14,641,976        (22,957,216)
     Proceeds from long-term borrowings                                            26,590,000         42,738,000         70,000,000
     Repayments of long-term borrowings                                           (16,461,443)          (379,398)        (6,856,611)
     Net proceeds from issuance of trust preferred securities                       3,379,200                  -                  -
     Purchases of treasury stock                                                      (87,232)           (14,754)          (133,001)
     Exercise of stock options                                                          1,190                  -                  -
     Dividends paid                                                                (1,315,258)        (1,228,016)        (1,054,996)
     Purchase of fractional shares                                                          -                  -             (4,846)
     Payment to dissenting shareholders                                                     -                  -           (799,095)
------------------------------------------------------------------------------------------------------------------------------------
         Net cash provided by financing activities                                 70,853,442        105,871,607         94,492,551
------------------------------------------------------------------------------------------------------------------------------------
     Increase (decrease) in cash and due from banks                                  (305,920)         4,684,360             81,675
     Cash and due from banks:
         Beginning                                                                 11,776,231          7,091,871          7,010,196
------------------------------------------------------------------------------------------------------------------------------------
         Ending                                                                  $ 11,470,311       $ 11,776,231        $ 7,091,871
====================================================================================================================================

 See notes to consolidated financial statements


Consolidated Statements of Cash Flows-continued

                                                                                             For the Year Ended December 31,
------------------------------------------------------------------------------------------------------------------------------------
                                                                                     2002               2001               2000
------------------------------------------------------------------------------------------------------------------------------------
 SUPPLEMENTAL DISCLOSURES OF CASH
     FLOW INFORMATION
     Cash payments for:
         Interest                                                                $ 18,863,103       $ 20,699,231       $ 17,465,019
====================================================================================================================================
         Income taxes                                                            $  3,245,289       $  2,442,000       $  1,671,210
====================================================================================================================================

 SUPPLEMENTAL SCHEDULE OF NONCASH
     INVESTING AND FINANCING ACTIVITIES
     Other assets acquired in settlement of loans                                $     63,675       $    127,870       $    111,350
====================================================================================================================================

     Sales (purchases) of securities pending settlement, net                     $          -       $          -       $ (2,026,074)
====================================================================================================================================

     Sale of Petersburg Branch:
         Net cash and cash equilvalents
             paid to buyer                                                       $          -       $          -       $    820,679
------------------------------------------------------------------------------------------------------------------------------------
          Fair value of assets sold:
             Loans                                                                          -                  -          6,173,806
             Property & equipment                                                           -                  -            223,755
             Other                                                                          -                  -             28,645
------------------------------------------------------------------------------------------------------------------------------------
                                                                                            -                  -          6,426,206
          Deposits and other liabilities sold                                               -                  -          7,246,885
------------------------------------------------------------------------------------------------------------------------------------
                                                                                 $          -       $          -       $          -
====================================================================================================================================

See notes to consolidated financial statements

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  SIGNIFICANT ACCOUNTING POLICIES

     Nature of business: Summit Financial Group, Inc. ("We", "Summit" or "Company") is a bank holding company with operations in Hardy, Grant, Pendleton, Kanawha and Greenbrier Counties of West Virginia and in Frederick, Loudoun and Rockingham Counties of Virginia. Through our three wholly owned bank subsidiaries, we provide loan and deposit services primarily to individuals and small businesses.

     Basis of financial statement presentation: Our accounting and reporting policies conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry.

     Use of estimates: We must make estimates and assumptions that affect the reported amounts and disclosures in preparing our financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

     Principles of consolidation: The accompanying consolidated financial statements include the accounts of Summit and its subsidiaries, Summit Community Bank, Capital State Bank, Inc., Shenandoah Valley National Bank and SFG Capital Trust I. All significant accounts and transactions among these entities have been eliminated.

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

     Securities: We classify debt and equity securities as "held to maturity", "available for sale" or "trading" according to management's intent. The appropriate classification is determined at the time of purchase of each security and re-evaluated at each reporting date.

     Securities held to maturity - Certain debt securities for which we have the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts.

     Securities available for sale - Securities not classified as "held to maturity" or as "trading" are classified as "available for sale." Securities classified as "available for sale" are those securities that we intend to hold for an indefinite period of time, but not necessarily to maturity. "Available for sale" securities are reported at estimated fair value net of unrealized gains or losses, which are adjusted for applicable income taxes, and reported as a separate component of shareholders' equity.

     Trading securities - There are no securities classified as "trading" in the accompanying consolidated financial statements.

     Realized gains and losses on sales of securities are recognized on the specific identification method. Amortization of premiums and accretion of discounts are computed using the interest method.

     Loans and allowance for loan losses: Loans are generally stated at the amount of unpaid principal, reduced by unearned discount and allowance for loan losses. Loans held for sale are valued at the lower of aggregate carrying cost or fair value.

     The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. The allowance is increased by provisions charged to operating expense and reduced by net charge-offs. Our subsidiary banks make continuous credit reviews of the loan portfolio and consider current economic conditions, historical loan loss experience, review of specific problem loans and other factors in determining the adequacy of the allowance for loan losses. Loans are charged against the allowance for loan losses when we believe that collectibility is unlikely. While we use the best information available to make our evaluation, future adjustments may be necessary if there are significant changes in conditions.

     A loan is impaired when, based on current information and events, it is probable that we will be unable to collect all amounts due in accordance with the contractual terms of the specific loan agreement. Impaired loans, other than certain large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment, are required to be reported at the present value of expected future cash flows discounted using the loan's original effective interest rate or, alternatively, at the loan's observable market price, or at the fair value of the loan's collateral if the loan is collateral dependent. The method selected to measure impairment is made on a loan-by-loan basis, unless foreclosure is deemed to be probable, in which case the fair value of the collateral method is used.

     Generally, after our evaluation, loans are placed on non-accrual status when principal or interest is greater than 90 days past due based upon the loan's contractual terms. Interest is accrued daily on impaired loans unless the loan is placed on non-accrual status. Impaired loans are placed on non-accrual status when the payments of principal and interest are in default for a period of 90 days, unless the loan is both well-secured and in the process of collection. Interest on non-accrual loans is recognized primarily using the cost-recovery method.

     Unearned interest on discounted loans is amortized to income over the life of the loans, using methods which approximate the interest method. For all other loans, interest is accrued daily on the outstanding balances.

     Loan origination fees and certain direct loan origination costs are deferred and amortized as adjustments of the related loan yield over its contractual life.

     Property held for sale: Property held for sale consists of premises qualifying as held for sale under Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-lived Assets, and of real estate acquired through foreclosure on loans secured by such real estate. Qualifying premises are transferred to property held for sale at the lower of carrying value or estimated fair value less anticipated selling costs. Foreclosed property is recorded at the estimated fair value less anticipated selling costs based upon the property's appraised value at the date of foreclosure, with any difference between the fair value of foreclosed property and the carrying value of the related loan charged to the allowance for loan losses. We perform periodic valuations of property held for sale subsequent to transfer. Gains or losses not previously recognized resulting from the sale of property held for sale is recognized on the date of sale. Changes in value subsequent to transfer are recorded in noninterest income. Depreciation is not recorded on property held for sale. Expenses incurred in connection with operating foreclosed properties are charged to noninterest expense.

     Premises and equipment: Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed primarily by the straight-line method for premises and equipment over the estimated useful lives of the assets. The estimated useful lives employed are on average 30 years for premises and 3 to 10 years for furniture and equipment. Repairs and maintenance expenditures are charged to operating expenses as incurred. Major improvements and additions to premises and equipment, including construction period interest costs, are capitalized. Total interest capitalized during 2000 was approximately $38,000. No interest was capitalized during 2001 or 2002.

     Intangible assets: In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets ("SFAS 142"), which addresses the accounting and reporting for acquired goodwill and other intangible assets. Under the provisions of SFAS 142, goodwill and certain other intangible assets with indefinite useful lives are no longer amortized into net income over an estimated life, but rather are tested at least annually for impairment based on specific guidance provided in the new standard. However, SFAS 142 did not supersede Statement of Financial Accounting Standards No. 72, Accounting for Certain Acquisitions of Banking or Thrift Institutions ("SFAS 72"), and therefore, any goodwill accounted for in accordance with SFAS 72 will continue to be amortized. SFAS 142 also requires that intangible assets determined to have definite useful lives be amortized over their estimated useful lives and also be subject to impairment testing.

     In October 2002, the FASB issued Statement of Financial Accounting Standards No. 147, Acquisitions of Certain Financial Institutions ("SFAS 147"). SFAS 147 removes acquisitions of financial institutions from the scope of SFAS 72 and requires that these transactions be accounted for in accordance with FASB Statement No. 141, Business Combinations, and SFAS 142. In addition, SFAS 147 clarifies that the acquisition of a less-than-whole financial institution (e.g. a branch acquisition) that meets the definition of a business should be accounted for as a business combination, otherwise the transaction should be accounted for as an acquisition of net assets that does not result in the recognition of goodwill. SFAS 147 also amends FASB Statement No. 144, Accounting for Impairment or Disposal of Long-Lived Assets, to include in its scope long-term customer-relationship intangible assets of financial institutions such as depositor- and borrower- relationship intangible assets. SFAS 147 was effective on October 1, 2002 and has not materially impacted our financial position or our results of operations.

     Securities sold under agreements to repurchase: We generally account for securities sold under agreements to repurchase as collateralized financing transactions and record them at the amounts at which the securities were sold, plus accrued interest. Securities, generally U.S. government and Federal agency securities, pledged as collateral under these financing arrangements cannot be sold or repledged by the secured party. The fair value of collateral provided is continually monitored and additional collateral is provided as needed.

     Advertising:  We expense advertising costs as they are incurred.

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

     Stock-based compensation: In accordance with Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, we have elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for our employee stock options.

     Basic and diluted earnings per share: Basic earnings per share is computed by dividing net income by the weighted-average number of shares of common stock outstanding. Diluted earnings per share is computed by dividing net income by the weighted-average number of shares outstanding increased by the number of shares of common stock which would be issued assuming the exercise of employee stock options.

     Trust services: Assets held in an agency or fiduciary capacity are not our assets and are not included in the accompanying consolidated balance sheets. Trust services income is recognized on the cash basis in accordance with customary banking practice. Reporting such income on a cash basis rather than the accrual basis does not have a material effect on net income.

     Derivative instruments and hedging activities: We adopted Statement of Financial Accounting Standards No. 133, Accounting for Derivative Financial Instruments and Hedging Activities, as amended by SFAS 138 (collectively SFAS
133) during the year ended December 31, 1999.

     SFAS 133 requires that all derivative instruments be recorded on the balance sheet at fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, depending on the type of hedge transaction.

     Fair-value hedges - For transactions in which we are hedging changes in fair value of an asset, liability, or a firm commitment, changes in the fair value of the derivative instrument are generally offset in the income statement by changes in the hedged item's fair value.

     Cash-flow hedges - For transactions in which we are hedging the variability of cash flows related to a variable-rate asset, liability, or a forecasted transaction, changes in the fair value of the derivative instrument are reported in other comprehensive income. The gains and losses on the derivative instrument, which are reported in comprehensive income, are reclassified to earnings in the periods in which earnings are impacted by the variability of cash flows of the hedged item.

     The ineffective portion of all hedges is recognized in current period earnings.

     Other derivative instruments used for risk management purposes do not meet the hedge accounting criteria and, therefore, do not qualify for hedge accounting. These derivative instruments are accounted for at fair value with changes in fair value recorded in the income statement.

     During 2002, 2001, and 2000 we were party to instruments that qualified for fair-value hedge accounting and other instruments that were held for risk management purposes that did not qualify for hedge accounting.

     Reclassifications: Certain accounts in the consolidated financial statements for 2001 and 2000, as previously presented, have been reclassified to conform to current year classifications.


NOTE 2.  SIGNIFICANT NEW ACCOUNTING PRONOUNCEMENTS

     Guarantees: In November 2002, the FASB issued FASB Interpretation No. 45 (FIN 45), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. This interpretation expands the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees and requires the guarantor to recognize a liability for the fair value of an obligation assumed under a guarantee. FIN 45 clarifies the requirements of SFAS 5, Accounting for Contingencies, relating to guarantees. In general, FIN 45 applies to contracts or indemnification agreements that contingently require the guarantor to make payments to the guaranteed party based on changes in an underlying that is related to an asset, liability, or equity security of the guaranteed party. Certain guarantee contracts are excluded from both the disclosure and recognition requirements of this interpretation, including, among others, guarantees relating to employee compensation, residual value guarantees under capital lease arrangements, commercial letters of credit, loan commitments, subordinated interests in an SPE, and guarantees of a company's own future performance. Other guarantees are subject to the disclosure requirements of FIN 45 but not to the recognition provisions and include, among others, a guarantee accounted for as a derivative instrument under SFAS 133, a parent's guarantee of debt owed to a third party by its subsidiary or vice versa, and a guarantee which is based on performance, not price.

     The disclosure requirements of FIN 45 are effective for us as of December 31, 2002, and require disclosure of the nature of the guarantee, the maximum potential amount of future payments that the guarantor could be required to make under the guarantee, and the current amount of the liability, if any, for the guarantor's obligations under the guarantee. The recognition requirements of FIN 45 are to be applied prospectively to guarantees issued or modified after December 31, 2002. Significant guarantees that have been entered into by us are disclosed in Note 14. We do not expect the requirements of FIN 45 to have a material impact on results of operations, financial position, or liquidity.

     Acquisitions of certain financial institutions: In October 2002, the FASB issued SFAS 147, Acquisitions of Certain Financial Institutions, which provides guidance on the accounting for the acquisition of a financial institution and supersedes the specialized accounting guidance provided in SFAS 72, Accounting for Certain Acquisitions of Banking or Thrift Institutions. SFAS 147 became effective upon issuance and requires companies to cease amortization of unidentified intangible assets associated with certain branch acquisitions and reclassify these assets to goodwill. SFAS 147 also modifies SFAS 144 to include in its scope long-term customer-relationship intangible assets and thus subject those intangible assets to the same undiscounted cash flow recoverability test and impairment loss recognition and measurement provisions required for other long-lived assets.

     Accounting for long-lived assets: SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets, was issued in October 2001. It addresses how and when to measure impairment on long-lived assets and how to account for long-lived assets that an entity plans to dispose of either through sale, abandonment, exchange, or distribution to owners. The statement's provisions supersede SFAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of, which addressed asset impairment, and certain provisions of APB Opinion 30 related to reporting the effects of the disposal of a business segment and requires expected future operating losses from discontinued operations to be recorded in the period in which the losses are incurred rather than the measurement date. Under SFAS 144, more dispositions may qualify for discontinued operations treatment in the income statements. The provisions of SFAS 144 became effective for us on January 1, 2002, and did not have a material impact on results of operations, financial position, or liquidity.


     Asset retirement obligations: In August 2001, the FASB issued SFAS 143, Accounting for Asset Retirement Obligations. SFAS 143 requires an entity to record a liability for an obligation associated with the retirement of an asset at the time the liability is incurred by capitalizing the cost as part of the carrying value of the related asset and depreciating it over the remaining useful life of that asset. The standard is effective for us beginning January 1, 2003, and its adoption is not expected to have a material impact on results of operations, financial position, or liquidity.

     Goodwill and other intangible assets: On January 1, 2002, we adopted SFAS 142, Goodwill and Other Intangible Assets, which addresses the accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion 17, Intangible Assets. Notes 1 and 9 provide further detail on the accounting for goodwill and intangible assets under the standard and the impact of the adoption on the financial statements. The standard's adoption had no impact on liquidity.

Note 3.     CASH CONCENTRATION

     At December 31, 2002 and 2001, we had concentrations totaling $10,490,628 and $8,349,385, respectively, with unaffiliated financial institutions. These concentrations consisted of due from bank account balances and Federal funds sold. Deposits with correspondent banks are generally unsecured and have limited insurance under current banking insurance regulations.

note 4.  SECURITIES

     The amortized cost, unrealized gains and losses, and estimated fair values of securities at December 31, 2002 and 2001, are summarized as follows:

                                                                      2002
---------------------------------------------------------------------------------------------------
                                             Amortized             Unrealized           Estimated
                                                              --------------------
                                                Cost          Gains         Losses      Fair Value
---------------------------------------------------------------------------------------------------
 Available for sale
 Taxable:
  U. S. Government agencies
   and corporations                        $  32,699,059   $ 1,121,860    $       -   $  33,820,919
  Mortgage-backed securities                  94,022,894     1,925,599      168,040      95,780,453
  State and political subdivisions             5,450,901        94,315            -       5,545,216
  Corporate debt securities                   27,961,831     1,163,744        7,352      29,118,223
  Federal Reserve Bank stock                     397,000             -            -         397,000
  Federal Home Loan Bank stock                 7,738,200             -            -       7,738,200
  Other equity securities                         88,348             -            -          88,348
---------------------------------------------------------------------------------------------------
        Total taxable                        168,358,233     4,305,518      175,392     172,488,359
---------------------------------------------------------------------------------------------------
 Tax-exempt:
   State and political subdivisions           34,003,131     1,166,600      101,629      35,068,102
   Federal Reserve Bank stock                      8,400             -            -           8,400
   Other equity securities                     5,065,152       106,169      138,207       5,033,114
---------------------------------------------------------------------------------------------------
          Total tax-exempt                    39,076,683     1,272,769      239,836      40,109,616
---------------------------------------------------------------------------------------------------
                Total                      $ 207,434,916   $ 5,578,287    $ 415,228   $ 212,597,975
===================================================================================================

                                                                      2001
---------------------------------------------------------------------------------------------------
                                             Amortized             Unrealized           Estimated
                                                              --------------------
                                                Cost          Gains         Losses      Fair Value
---------------------------------------------------------------------------------------------------
 Available for sale
 Taxable:
 U. S. Government agencies
   and corporations                        $  36,987,640   $ 1,133,062   $   37,477    $ 38,083,225
 Mortgage-backed securities                  103,002,225       999,540      801,923     103,199,842
 State and political subdivisions              4,957,792        15,511       20,549       4,952,754
 Corporate debt securities                    21,690,167     1,028,726       31,948      22,686,945
 Federal Reserve Bank stock                      341,300             -            -         341,300
 Federal Home Loan Bank stock                  6,946,800             -            -       6,946,800
 Other equity securities                         306,625             -       53,280         253,345
---------------------------------------------------------------------------------------------------
      Total taxable                          174,232,549     3,176,839      945,177     176,464,211
---------------------------------------------------------------------------------------------------
 Tax-exempt:
 State and political subdivisions             25,857,242       279,303      445,895      25,690,650
 Federal Reserve Bank stock                        4,100             -            -           4,100
 Other equity securties                        4,823,109             -       14,973       4,808,136
---------------------------------------------------------------------------------------------------
      Total tax-exempt                        30,684,451       279,303      460,868      30,502,886
---------------------------------------------------------------------------------------------------
 Total available for sale                  $ 204,917,000   $ 3,456,142   $1,406,045    $206,967,097
===================================================================================================

 Held to maturity
 Tax exempt:
 State and political subdivisions           $    150,280   $     1,410   $      157    $    151,533
---------------------------------------------------------------------------------------------------

     Federal Reserve Bank stock and Federal Home Loan Bank stock are equity securities, which are included in securities available for sale in the accompanying consolidated financial statements. Such securities are carried at cost, since they may only be sold back to the respective Federal Reserve Bank or Federal Home Loan Bank at par value.

     Mortgage-backed obligations having contractual maturities ranging from 1 to 30 years, are reflected in the following maturity distribution schedules based on their anticipated average life to maturity, which ranges from 1 to 18 years. Accordingly, discounts are accreted and premiums are amortized over the anticipated average life to maturity of the specific obligation.

     The maturities, amortized cost and estimated fair values of securities at December 31, 2002, are summarized as follows:

                                           Amortized      Estimated
                                             Cost         Fair Value
----------------------------------------------------------------------

 Due in one year or less                 $ 68,671,644    $ 69,333,452
 Due from one to five years                79,628,129      82,762,131
 Due from five to ten years                16,743,720      17,476,576
 Due after ten years                       29,094,323      29,760,754
 Equity securities                         13,297,100      13,265,062
----------------------------------------------------------------------
                Total                   $ 207,434,916   $ 212,597,975
======================================================================

     The proceeds from sales, calls and maturities of securities, including principal payments received on mortgage-backed obligations and the related gross gains and losses realized are as follows:

                                                  Proceeds from                       Gross Realized
---------------------------------------------------------------------------------------------------------
            Years Ended                            Calls and       Principal
           December 31,               Sales        Maturities      Payments        Gains         Losses
---------------------------------------------------------------------------------------------------------
 2002
 Securities available for sale     $ 26,934,632   $ 14,386,000   $ 50,602,473    $ 319,235     $ 246,543
 Securities held to maturity                  -        150,000              -            -             -
---------------------------------------------------------------------------------------------------------
                                   $ 26,934,632   $ 14,536,000   $ 50,602,473    $ 319,235     $ 246,543
=========================================================================================================
 2001
 Securities available for sale     $ 40,206,987   $ 56,133,634   $ 26,554,708    $ 459,653        80,605
 Securities held to maturity                 -        250,000              -             -             -
---------------------------------------------------------------------------------------------------------
                                   $ 40,206,987   $ 56,383,634   $ 26,554,708    $ 459,653      $ 80,605
=========================================================================================================
 2000
 Securities available for sale     $ 11,506,633   $ 2,930,109    $ 4,670,845     $   2,364      $      -
 Securities held to maturity                 -        140,000              -             -             -
---------------------------------------------------------------------------------------------------------
                                   $ 11,506,633   $ 3,070,109    $ 4,670,845     $   2,364      $      -
=========================================================================================================

     At December 31, 2002 and 2001, securities with estimated fair values of $50,738,382 and $52,179,931, respectively, were pledged to secure public deposits, and for other purposes required or permitted by law.

     During 2002, due to a decrease in the credit rating of one of our mortgage-backed securities, we realized a $213,000 write down of that security, as this decline is deemed to be other than temporary.


NOTE 5.     LOANS

     Loans are summarized as follows:

                                        2002             2001
-------------------------------------------------------------------
 Commercial                           $ 34,745,430   $  26,464,421
 Commercial real estate                171,822,280     121,576,437
 Residential - construction              4,493,569       2,393,754
 Residential - mortgage                161,005,744     149,050,426
 Consumer                               40,655,422      41,508,960
 Other                                   6,389,812       5,750,048
-------------------------------------------------------------------
      Total loans                      419,112,257     346,744,046
 Less unearned income                      814,044         731,769
-------------------------------------------------------------------
 Total loans net of unearned income    418,298,213     346,012,277
 Less allowance for loan losses          4,053,131       3,110,248
-------------------------------------------------------------------
       Loans, net                     $414,245,082   $ 342,902,029
===================================================================

     The following presents loan maturities at December 31, 2002.

                                            After 1
                             Within       but within          After
                              1Year         5 Years          5 Years
-----------------------------------------------------------------------
Commercial               $ 14,046,246    $ 14,131,868      $ 6,567,316
Commercial real estate     22,666,145      20,095,307      129,060,828
Residential-construction    1,208,108       2,020,016        1,265,445
Residential-mortgage        7,504,130       7,562,629      145,938,985
Consumer                    3,970,864      30,265,641        6,418,917
Other                         425,482       2,603,021        3,361,309
-----------------------------------------------------------------------
                         $ 49,820,975    $ 76,678,482    $ 292,612,800
=======================================================================

Loans due after one year with:
    Variable rates                      $  98,040,519
    Fixed rates                           271,250,763
                                       ---------------
                                        $ 369,291,282
                                       ===============


     Concentrations of credit risk: We grant commercial, residential and consumer loans to customers primarily located in the Eastern Panhandle and South Central counties of West Virginia, and the Northern counties of Virginia. Although we strive to maintain a diverse loan portfolio, exposure to credit losses can be adversely impacted by downturns in local economic and employment conditions. Major employment within our market area is diverse, but primarily includes government, health care, education, poultry and various professional, financial and related service industries.

     We evaluate the credit worthiness of each of our customers on a case-by-case basis and the amount of collateral we obtain is based upon this credit evaluation.

     Loans to related parties: We have had, and may be expected to have in the future, banking transactions in the ordinary course of business with our directors, principal officers, their immediate families and affiliated companies in which they are principal stockholders (commonly referred to as related parties). These transactions have been, in our opinion, on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others.

     The following presents the activity with respect to related party loans aggregating $60,000 or more to any one related party (other changes represent additions to and changes in director and executive officer status):

                                       2002            2001
-----------------------------------------------------------------
  Balance, beginning                  $ 4,789,067    $ 3,200,585
      Additions                         3,273,101      2,644,408
      Amounts collected                (2,317,872)    (1,055,926)
      Other changes, net                  (23,178)             -
-----------------------------------------------------------------
  Balance, ending                     $ 5,721,118    $ 4,789,067
=================================================================

NOTE 6.     ALLOWANCE FOR LOAN
               LOSSES

     An analysis of the allowance for loan losses for the years ended December 31, 2002, 2001 and 2000 is as follows:

                                         2002         2001          2000
----------------------------------------------------------------------------

  Balance, beginning of year        $ 3,110,248   $ 2,570,776   $ 2,231,555
  Losses:
      Commercial                        105,650        38,624             -
      Commercial real estate             31,500        69,233             -
      Residential - mortgage             30,400        46,977        62,839
      Consumer                          173,430       190,804       174,719
      Other                              74,899        75,643        48,521
----------------------------------------------------------------------------
                  Total                 415,879       421,281       286,079
----------------------------------------------------------------------------
  Recoveries:
      Commercial                         39,251         2,672         1,136
      Commercial real estate                  -         7,500           895
      Residential - mortgage             16,489           728         1,603
      Consumer                           70,568        98,940        53,165
      Other                              17,454        20,913        11,001
----------------------------------------------------------------------------
                  Total                 143,762       130,753        67,800
----------------------------------------------------------------------------
  Net losses                            272,117       290,528       218,279
  Provision for loan losses           1,215,000       830,000       557,500
----------------------------------------------------------------------------
  Balance, end of year              $ 4,053,131   $ 3,110,248   $ 2,570,776
============================================================================

     Our total recorded investment in impaired loans at December 31, 2002 and 2001 approximated $904,215 and $568,001, respectively. All impaired loans had a related allowance for loan losses determined in accordance with accounting principles generally accepted in the United States of America. That allowance approximated $160,000 at December 31, 2002 and $50,000 at December 31, 2001. Our average investment in such loans approximated $714,664, $579,884, and $1,010,355 for the years ended December 31, 2002, 2001, and 2000 respectively. Impaired loans at December 31, 2002 and 2001 included loans that were collateral dependent, for which the fair values of the loans' collateral were used to measure impairment.

         For purposes of evaluating impairment, we consider groups of smaller-balance, homogeneous loans to include: mortgage loans secured by residential property, other than those which significantly exceed our typical residential mortgage loan amount (currently those in excess of $100,000); small balance commercial loans (currently those less than $50,000); and consumer loans, exclusive of those loans in excess of $50,000.

         For the years ended December 31, 2002, 2001, and 2000, we recognized no interest income on impaired loans after the date that the loans were deemed to be impaired. Using a cash-basis method of accounting, we would have recognized approximately the same amount of interest income on such loans.

NOTE 7.   PROPERTY HELD FOR SALE

     Property held for sale at December 31, 2002 and 2001 is as follows:

                                             2002            2001
----------------------------------------------------------------------
 Land                                       $   673,227      $      -
 Buildings and improvements                   1,818,455             -
 Foreclosed property                             81,000        81,000
----------------------------------------------------------------------
                                              2,572,682        81,000
    Less accumulated depreciation               713,032             -
----------------------------------------------------------------------

 Total property held for sale               $ 1,859,650      $ 81,000
======================================================================


     We have signed a contract for the future sale of our primary branch facility in Petersburg, West Virginia. We expect the sale to occur by the end of 2003. Our intent is to build a new facility in Petersburg during 2003. We also intend to sell our corporate headquarters located in Moorefield, West Virginia in early 2003. We also plan to construct new corporate headquarters in Moorefield in 2003. Planning for the replacement facilities is ongoing, and the exact cost has not yet been determined.

NOTE 8.     PREMISES AND EQUIPMENT

     The major categories of premises and equipment and accumulated depreciation at December 31, 2002 and 2001, are summarized as follows:

                                                  2002          2001
------------------------------------------------------------------------

 Land                                         $ 2,060,736   $ 2,733,963
 Buildings and improvements                     7,930,317     9,321,401
 Furniture and equipment                        6,992,299     6,428,818
------------------------------------------------------------------------
                                               16,983,352    18,484,182
 Less accumulated depreciation                  5,784,315     5,572,675
------------------------------------------------------------------------

 Total premises and equipment                 $11,199,037  $ 12,911,507
========================================================================


     Depreciation expense for the years ended December 31, 2002, 2001 and 2000 totaled $1,026,485, $899,554 and $731,073, respectively.


NOTE 9.  INTANGIBLE ASSETS

     We adopted the provisions of SFAS 142 as required effective January 1, 2002. During the second quarter of 2002, we performed the required transitional impairment test of goodwill as of January 1, 2002, and did not record an impairment loss as a result of this test. Due to no longer having to amortize goodwill against earnings, our net income increased by approximately $131,000, or $0.07 per diluted share in 2002.

     The following presents our consolidated results of operations adjusted as though the adoption of SFAS 142 occurred as of January 1, 2000.

                                              Years Ended December 31,
                                          2002          2001           2000
-------------------------------------------------------------------------------
 Reported net income                  $ 7,238,298   $ 5,266,462    $ 3,249,919
 Add back goodwill amortization
   net of applicable tax effect                 -       131,040        131,040
-------------------------------------------------------------------------------
 Adjusted net income                  $ 7,238,298   $ 5,397,502    $ 3,380,959
===============================================================================

 Basic earnings per share
     Reported net income              $      4.13   $      3.00    $      1.85
     Add back goodwill amortization
        net of applicable tax effect            -          0.07           0.07
-------------------------------------------------------------------------------
     Adjusted net income              $      4.13   $      3.07    $      1.92
===============================================================================

 Diluted earnings per share
     Reported net income              $      4.11   $      3.00    $      1.85
     Add back goodwill amortization
        net of applicable tax effect            -          0.07           0.07
-------------------------------------------------------------------------------
     Adjusted net income              $      4.11   $      3.07    $      1.92
===============================================================================


     In addition, at December 31, 2002 and December 31, 2001, we had $1,713,098 and $1,864,251, respectively, in unamortized acquired intangible assets consisting entirely of unidentifiable intangible assets recorded in accordance with SFAS 72.

                                             2002           2001
--------------------------------------------------------------------
 Unidentifiable intangible assets
    Gross carrying amount                $ 2,267,323    $ 2,267,323
    Less:  accumulated amortization          554,225        403,072
--------------------------------------------------------------------
           Net carrying amount           $ 1,713,098    $ 1,864,251

 Goodwill                                  1,488,030      1,488,030
--------------------------------------------------------------------
 Total intangible assets                 $ 3,201,128    $ 3,352,281
====================================================================

     We recorded amortization expense of $151,152 for the year ended December 31, 2002 relative to our unidentifiable intangible assets. Annual amortization is expected to be approximately $151,000 for each of the years ending 2003 through 2007.

NOTE 10.     DEPOSITS

     The following is a summary of interest bearing deposits by type as of December 31, 2002 and 2001:

                                          2002            2001
-------------------------------------------------------------------
 Demand deposits, interest bearing   $  99,752,155   $  81,509,961
 Savings deposits                       46,732,252      43,765,947
 Certificates of deposit               241,439,194     211,116,608
 Individual Retirement Accounts         24,411,376      21,126,774
-------------------------------------------------------------------
        Total                        $ 412,334,977   $ 357,519,290
===================================================================

     Time certificates of deposit and Individual Retirement Account's (IRA's) in denominations of $100,000 or more totaled $70,304,610 and $56,924,692 at December 31, 2002 and 2001, respectively. Interest paid on time certificates of deposit and IRA's in denominations of $100,000 or more were $2,428,040, $3,057,697 and $2,623,640 for the years ended December 31, 2002, 2001 and 2000, respectively.


     The following is a summary of the maturity distribution of certificates of deposit and IRA's in denominations of $100,000 or more as of December 31, 2002:

                                     Amount      Percent
---------------------------------------------------------
 Three months or less            $ 11,726,315      16.7%
 Three through six months           9,805,631      13.9%
 Six through twelve months         20,458,422      29.1%
 Over twelve months                28,314,242      40.3%
---------------------------------------------------------
         Total                   $ 70,304,610     100.0%
=========================================================


     A summary of the scheduled maturities for all time deposits as of December 31, 2002, follows:


 2003                  $ 146,655,968
 2004                     77,935,085
 2005                     20,800,038
 2006                      4,944,468
 2007                     14,697,355
 Thereafter                  817,656
-------------------------------------
       Total           $ 265,850,570
=====================================

     At December 31, 2002, our deposits of related parties including directors, executive officers, and their related interests approximated $14,090,867.


NOTE 11.     BORROWED FUNDS

     Federal Home Loan Bank borrowings: Our subsidiary banks are members of the Federal Home Loan Bank ("FHLB"). Membership in the FHLB makes available short-term and long-term advances under collateralized borrowing arrangements with each subsidiary bank. All FHLB advances are collateralized primarily by similar amounts of residential mortgage loans, certain commercial loans, mortgage backed securities and securities of U. S. Government agencies and corporations.

     At December 31, 2002, our subsidiary banks had combined additional borrowings availability of $67,225,000 from the FHLB. Short-term FHLB advances are granted for terms of 1 to 365 days and bear interest at a fixed or variable rate set at the time of the funding request.

     Short-term borrowings: At December 31,2002, we had $15,100,000 borrowing availability through credit lines and Federal funds purchased agreements. A summary of short-term borrowings is presented below:






                                                     2002
------------------------------------------------------------------------------
                                                                 Federal Funds
                                   Short-term                      Purchased
                                      FHLB         Repurchase      and Lines
                                    Advances       Agreements      of Credit
------------------------------------------------------------------------------
 Balance at December 31            $ 11,595,000   $ 8,596,103     $         -
 Average balance outstanding
   for the year                       6,057,233     8,960,391         934,768
 Maximum balance outstanding
     at any month end                11,595,000    10,778,052       2,370,000
 Weighted average interest
      rate for the year                   2.21%         1.71%           4.19%
 Weighted average interest
       rate for balances
     outstanding at December 31           1.48%         1.57%               -




                                                     2001
------------------------------------------------------------------------------
                                                                 Federal Funds
                                    Short-term                     Purchased
                                       FHLB       Repurchase       and Lines
                                     Advances     Agreements       of Credit
------------------------------------------------------------------------------
 Balance at December 31            $ 14,778,200   $ 8,213,590     $ 1,041,000
 Average balance outstanding
   for the year                       3,069,203     7,351,836       1,458,355
 Maximum balance outstanding
     at any month end                14,778,200     9,080,068       4,298,000
 Weighted average interest
      rate for the year                   4.42%         3.30%           5.10%
 Weighted average interest
       rate for balances
     outstanding at December 31           1.99%         1.83%           4.14%

     Federal funds purchased and repurchase agreements mature the next business day. The securities underlying the repurchase agreements are under our control and secure the total outstanding daily balances.

     Long-term borrowings: Our long-term borrowings of $133,787,020 and $123,444,531 as of December 31, 2002 and 2001, respectively, consisted primarily of advances from the FHLB. These borrowings bear both fixed and variable interest rates and mature in varying amounts through the year 2016. The average interest rate paid on long-term borrowings during 2002 and 2001 approximated 5.17% and 5.60%, respectively.

     A summary of the maturities of all long-term borrowings for the next five years and thereafter is as follows:

         Year Ending
      December 31,             Amount
-----------------------------------------
2003                         $ 4,935,414
2004                          18,901,198
2005                           8,000,038
2006                           7,807,554
2007                           3,860,365
Thereafter                    90,282,451
-----------------------------------------
         Total             $ 133,787,020
=========================================

NOTE 12.     INCOME TAXES

     The components of applicable income tax expense (benefit) for the years ended December 31, 2002, 2001 and 2000, are as follows:

                             2002           2001         2000
-----------------------------------------------------------------
 Current
     Federal              $3,130,200    $ 2,458,645  $ 1,446,490
     State                   381,500        276,030      204,270
-----------------------------------------------------------------
                           3,511,700      2,734,675    1,650,760
-----------------------------------------------------------------
 Deferred
     Federal                (507,220)      (261,060)    (107,568)
     State                  (272,350)       (16,480)         191
-----------------------------------------------------------------
                            (779,570)      (277,540)    (107,377)
-----------------------------------------------------------------
        Total             $2,732,130    $ 2,457,135  $ 1,543,383
=================================================================

     Reconciliation between the amount of reported income tax expense and the amount computed by multiplying the statutory income tax rates by book pretax income for the years ended December 31, 2002, 2001 and 2000 is as follows:

                                          2002                     2001                     2000
-------------------------------------------------------------------------------------------------------
                                    Amount     Percent       Amount     Percent       Amount    Percent
-------------------------------------------------------------------------------------------------------
 Computed
 tax at applicable
 statutory rate                  $ 3,389,946       34     $ 2,626,023       34     $ 1,629,723      34

 Increase (decrease)
 in taxes
 resulting from:
  Tax-exempt interest
    and dividends, net              (614,955)      (6)       (280,989)      (4)       (216,212)     (5)

  State income
     taxes, net of
     Federal income
     tax benefit                     251,790        3         182,180        2         134,818       3

 Purchased state income tax credit  (240,000)      (2)              -        -               -       -

 Nondeductible amortization
     of goodwill                       1,561        -          41,155        1          26,568       1


 Other, net                          (56,212)      (1)       (111,234)      (1)        (31,514)     (1)
-------------------------------------------------------------------------------------------------------
 Applicable income taxes         $ 2,732,130       27     $ 2,457,135       32     $ 1,543,383      32
=======================================================================================================

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

     On December 31, 2002, we purchased $700,000 of West Virginia income tax credits for $460,000, which is reflected as a reduction in our 2002 state income tax expense and a deferred tax benefit.

     The tax effects of temporary differences, which give rise to our deferred tax assets and liabilities as of December 31, 2002 and 2001, are as follows:

                                                 2002            2001
---------------------------------------------------------------------------
 Deferred tax assets
     Allowance for loan losses                  $ 1,317,350      $ 922,437
     Deferred compensation                          259,439        178,529
     Purchased state tax credits                    240,000              -
     Other deferred costs and accrued expenses      246,786        210,287
---------------------------------------------------------------------------
                                                  2,063,575      1,311,253
---------------------------------------------------------------------------
 Deferred tax liabilities
     Depreciation                                   169,709        119,922
     Accretion on tax-exempt securities              21,585         13,680
     Purchase accounting adjustments                143,952        147,952
     Net unrealized gain on securities and
         other financial instruments              1,819,488        743,071
---------------------------------------------------------------------------
                                                  2,154,734      1,024,625
---------------------------------------------------------------------------
   Net deferred tax assets (liabilities)        $   (91,159)     $ 286,628
===========================================================================

NOTE 13.     EMPLOYEE BENEFITS


     Retirement Plans: We have defined contribution profit-sharing plans with 401(k) provisions covering substantially all employees. Contributions to the plans are at the discretion of the Board of Directors. Contributions made to the plans and charged to expense were $190,124, $185,694 and $150,777 for the years ended December 31, 2002, 2001 and 2000, respectively.

     Employee Stock Ownership Plan: We have an Employee Stock Ownership Plan ("ESOP"), which enables eligible employees to acquire shares of our common stock. The cost of the ESOP is borne by us through annual contributions to an Employee Stock Ownership Trust in amounts determined by the Board of Directors.

      The expense recognized by us is based on cash contributed or committed to be contributed by us to the ESOP during the year. Contributions to the ESOP for the years ended December 31, 2002, 2001 and 2000 were $199,593, $151,897 and
$137,588, respectively. Dividends paid by us to the ESOP are reported as a reduction to retained earnings. The ESOP owned 43,350 shares of our common stock at December 31, 2002, all of which were purchased at the prevailing market price and are considered outstanding for earnings per share computations.

     The trustees of the Retirement Plans and ESOP are also members of our Board of Directors.

     Directors Deferred Compensation Plan: We, as well as each of our subsidiary banks, have established non-qualified deferred compensation plans for directors who voluntarily elect to defer payment of retainer, meeting and committee fees earned. The liability for deferred directors' compensation at December 31, 2002 and 2001, approximated $407,863 and $332,811, respectively, which is included in other liabilities in the accompanying consolidated balance sheets. In addition, we have purchased certain life insurance contracts to fund the liabilities arising under these plans. At December 31, 2002 and 2001, the cash surrender value of these insurance contracts was $315,442 and $280,075, respectively, and is included in other assets in the accompanying consolidated balance sheets.

     Supplemental Executive Retirement Plan: In May 1999, Summit Community Bank entered into a non-qualified Supplemental Executive Retirement Plan ("SERP") with certain senior officers, which provides participating officers with an income benefit payable at retirement age or death. During 2000 Capital State Bank and Shenandoah Valley National Bank adopted similar plans and during 2002, Summit Financial Group, Inc. adopted a similar plan. The liabilities accrued for the SERP's at December 31, 2002 and 2001 were $282,275 and $144,818 respectively, which are included in other liabilities. In addition, the subsidiary banks have purchased certain life insurance contracts to fund the liabilities arising under these plans. At December 31, 2002 and 2001, the cash surrender value of these insurance contracts was $4,867,085 and $2,497,306, respectively, and is included in other assets in the accompanying consolidated balance sheets.

     Stock Option Plan: The Officer Stock Option Plan, which provides for the granting of stock options for up to 240,000 shares of common stock to our key officers, was adopted in 1998 and expires in 2008. Each option granted under the plan vests according to a schedule designated at the grant date and shall have a term of no more than 10 years following the vesting date. Also, the option price per share shall not be less than the fair market value of our common stock on the date of grant. Accordingly, no compensation expense is recognized for options granted under the Plan.

     The following pro forma disclosures present for 2002, 2001 and 2000, our reported net income and basic and diluted earnings per share had we recognized compensation expense for our Officer Stock Option Plan based on the grant date fair values of the options (the fair value method described in Statement of Financial Accounting Standards No. 123).

(in thousands, except per share data)       Years Ended December 31,
-------------------------------------------------------------------------
                                         2002         2001         2000
-------------------------------------------------------------------------

Net income:
    As reported                        $ 7,238      $ 5,266      $ 3,250

Deduct total stock-based
    employee compensation
    expense determined under
    fair value based method
    for all awards, net of
    related tax effects                    (21)         (25)         (28)
-------------------------------------------------------------------------
Pro forma                              $ 7,217      $ 5,241      $ 3,222
=========================================================================
Basic earnings per share:
    As reported                        $  4.13      $  3.00      $  1.85
=========================================================================
    Pro forma                          $  4.12      $  2.99      $  1.83
=========================================================================

Diluted earnings per share:
    As reported                        $  4.11      $  3.00      $  1.85
=========================================================================
    Pro forma                          $  4.10      $  2.99      $  1.83
=========================================================================

     For purposes of computing the above pro forma amounts, we estimated the fair value of the options at the date of grant using a Black-Scholes option pricing model using the following weighted-average assumptions for grants in each respective year: risk free interest rates of 3.80% for 2002, 4.50% for 2001 and 6.50% for 2000; dividend yields of 2.00% for 2002, 2.50% for 2001 and 3.25%
for 2000; volatility factors of the expected market price of our common stock of 23 for 2002 and 20 for 2001 and 2000; and an expected option life of 8 years for 2002 and 2001, and 10 years for 2000. The weighted-average grant date fair value of options granted during 2002, 2001 and 2000 was $10.04, $5.61 and $5.04, respectively. For purposes of the pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period.

     A summary of activity in our Officer Stock Option Plan during 2000, 2001 and 2002 is as follows:


                                                            Weighted-
                                                             Average
                                                            Exercise
                                                Options       Price
----------------------------------------------------------------------
 Outstanding, January 1, 2000                    15,000       $ 20.83
     Granted                                      9,000         18.50
     Exercised                                        -             -
     Forfeited                                        -             -
----------------------------------------------------------------------
 Outstanding, December 31, 2000                  24,000       $ 19.96
     Granted                                      8,500         23.80
     Exercised                                        -             -
     Forfeited                                        -             -
----------------------------------------------------------------------
 Outstanding, December 31, 2001                  32,500       $ 20.96
     Granted                                      9,000         37.95
     Exercised                                      (50)        23.80
     Forfeited                                        -             -
----------------------------------------------------------------------
 Outstanding, December 31, 2002                  41,450       $ 24.65
======================================================================

 Exercisable Options:
    December 31, 2002                            19,050       $ 20.43
    December 31, 2001                            12,600       $ 20.16
    December 31, 2000                             7,800       $ 20.29
======================================================================


NOTE 14.     COMMITMENTS AND CONTINGENCIES

     Financial instruments with off-balance sheet risk: We are a party to certain financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of our customers. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statement of financial position. The contract amounts of these instruments reflect the extent of involvement that we have in this class of financial instruments. A summary of the contractual amount of significant commitments follows:

                                        December 31,
------------------------------------------------------------
                                   2002             2001
------------------------------------------------------------
Commitments to extend credit:
    Revolving home equity and
        credit card lines      $ 15,025,781    $ 11,191,694
    Construction loans           24,144,256      19,233,515
    Other loans                  17,499,115      16,638,888
Standby letters of credit         2,475,000       1,302,483
------------------------------------------------------------
           Total               $ 59,144,152    $ 48,366,580
============================================================

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. We evaluate each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if we deem necessary upon extension of credit, is based on our credit evaluation. Collateral held varies but may include accounts receivable, inventory, equipment or real estate.

     Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. Standby letters of credit generally are contingent upon the failure of the customer to perform according to the terms of the underlying contract with the third party.

     Our exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. We use the same credit policies in making commitments and conditional obligations as we do for on-balance sheet instruments.

     Litigation: We are involved in various legal actions arising in the ordinary course of business. In the opinion of counsel, the outcome of these matters will not have a significant adverse effect on the consolidated financial statements.

     Employment Agreements: We have various employment agreements with our chief executive officer and certain other executive officers. These agreements contain change in control provisions that would entitle the officers to receive compensation in the event there is a change in control in the Company (as defined) and a termination of their employment without cause (as defined).

Note 15. COMPANY-OBLIGATED MANDATORILY REDEEMABLE CAPITAL SECURITIES OF SUBSIDIARY TRUST HOLDING SOLELY DEBENTURES OF THE COMPANY

     In October 2002, $3,500,000 of Company-obligated mandatorily redeemable capital securities (the "Capital Securities") of subsidiary trusts holding solely junior subordinated debt securities of the Company (the debentures) were issued by our statutory business trust - SFG Capital Trust I, of which 100% of the common equity is owned by us. The trust was formed for the purpose of issuing the capital securities and investing the proceeds from the sale of such capital securities in the debentures. The debentures held by the trust are the sole asset of the trust. Distributions on the capital securities issued by the trust are payable semi-annually at a variable interest rate equal to 3 month LIBOR plus 345 basis points, which is equal to the interest rate being earned by the trust on the debentures held by the trust and are recorded as interest expense by us. The capital securities are subject to mandatory redemption in whole or in part, upon repayment of the debentures. We have entered into agreements which, taken collectively, fully and unconditionally guarantee the capital securities subject to the terms of the guarantee.

     The debentures held by SFG Capital Trust I qualify as Tier 1 capital under Federal Reserve Board guidelines and are first redeemable, whole, or in part, by us on November 7, 2007.

Note 16. REGULATORY MATTERS

     The primary source of funds for our dividends paid to our shareholders is dividends received from our subsidiary banks. Dividends paid by the subsidiary banks are subject to restrictions by banking regulations. The most restrictive provision requires approval by their regulatory agencies if dividends declared in any year exceed the year's net income, as defined, plus the net retained profits of the two preceding years. During 2003, our subsidiaries have $8,802,000 plus net income for the interim periods through the date of declaration, available for dividends for distribution to us.

     We and our subsidiaries are subject to various regulatory capital requirements administered by the banking regulatory agencies. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, we and each of our subsidiaries must meet specific capital guidelines that involve quantitative measures of our and our subsidiaries' assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Our and each of our subsidiaries' capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Failure to meet these minimum capital requirements can result in certain mandatory and possible additional discretionary actions by regulators that could have a material impact on our financial position and results of operations.

     Quantitative measures established by regulation to ensure capital adequacy require us and each of our subsidiaries to maintain minimum amounts and ratios of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). We believe, as of December 31, 2002, that we and each of our subsidiaries met all capital adequacy requirements to which we were subject.

     The most recent notifications from the banking regulatory agencies categorized us and each of our subsidiary banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, we and each of our subsidiaries must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below.

     Our subsidiary banks are required to maintain noninterest bearing reserve balances with the Federal Reserve Bank. The required reserve balance was $2,943,000 at December 31, 2002.

     Summit's and its subsidiary banks', Summit Community Bank ("SCB"), Capital State Bank, Inc.'s ("CSB") and Shenandoah Valley National Bank's ("SVNB") actual capital amounts and ratios are also presented in the following table (dollar amounts in thousands).



                                                                                              To be Well Capitalized
                                                                       Minimum Required       under Prompt Corrective
                                                  Actual              Regulatory Capital          Action Provisions
                                          ---------------------      --------------------     -----------------------
                                            Amount        Ratio       Amount        Ratio        Amount        Ratio
                                          ---------      ------      ---------     -------      ---------     -------
 As of December 31, 2002
 Total Capital (to risk weighted assets)
     Summit                               $ 53,114        11.7%      $ 36,310        8.0%       $ 45,388       10.0%
     SCB*                                   25,916        11.1%        18,661        8.0%         23,327       10.0%
     CSB                                    11,041        10.7%         8,247        8.0%         10,309       10.0%
     SVNB                                   12,816        11.0%         9,304        8.0%         11,630       10.0%
 Tier I Capital (to risk weighted assets)
     Summit                                 49,043        10.8%        18,155        4.0%         27,233        6.0%
     SCB*                                   23,708        10.2%         9,334        4.0%         14,001        6.0%
     CSB                                    10,146         9.8%         4,124        4.0%          6,187        6.0%
     SVNB                                   11,848        10.2%         4,651        4.0%          6,976        6.0%
 Tier I Capital (to average assets)
     Summit                                 49,043         7.4%        20,012        3.0%         33,353        5.0%
     SCB*                                   23,708         7.0%        10,161        3.0%         16,934        5.0%
     CSB                                    10,146         6.8%         4,457        3.0%          7,428        5.0%
     SVNB                                   11,848         6.7%         5,289        3.0%          8,815        5.0%

 As of December 31, 2001
 Total Capital (to risk weighted assets)
     Summit                               $ 42,695        11.3%      $ 30,173        8.0%       $ 37,716       10.0%
     SBVNB*                                 14,014        10.4%        10,811        8.0%         13,514       10.0%
     CSB                                     9,407        10.4%         7,208        8.0%          9,011       10.0%
     SVNB                                   10,386        13.7%         6,065        8.0%          7,581       10.0%
     PVB*                                    9,273        12.1%         6,121        8.0%          7,651       10.0%
 Tier I Capital (to risk weighted assets)
     Summit                                 39,585        10.5%        15,080        4.0%         22,620        6.0%
     SBVNB*                                 12,564         9.3%         5,404        4.0%          8,106        6.0%
     CSB                                     8,754         9.7%         3,602        4.0%          5,404        6.0%
     SVNB                                    9,978        13.2%         3,033        4.0%          4,549        6.0%
     PVB*                                    8,674        11.3%         3,062        4.0%          4,593        6.0%
 Tier I Capital (to average assets)
     Summit                                 39,585         7.1%        16,797        3.0%         27,995        5.0%
     SBVNB*                                 12,564         7.0%         5,369        3.0%          8,949        5.0%
     CSB                                     8,754         6.7%         3,902        3.0%          6,504        5.0%
     SVNB                                    9,978         8.1%         3,709        3.0%          6,182        5.0%
     PVB*                                    8,674         7.0%         3,739        3.0%          6,231        5.0%

 *SBVNB and PVB merged to form SCB effective January 18, 2002.

NOTE 17. EARNINGS PER SHARE

The computations of basic and diluted earnings per share follow:

                                         For the Year Ended December 31,
----------------------------------------------------------------------------
                                       2002           2001          2000
----------------------------------------------------------------------------
Numerator:
    Net Income                      $ 7,238,298   $ 5,266,462   $ 3,249,919
============================================================================
Denominator
    Denominator for basic earnings
    per share-weighted average
    common shares outstanding         1,753,982     1,754,449     1,760,845

Effect of dilutive securities:
    Stock options                         9,058           693             -
----------------------------------------------------------------------------

Denominator for diluted earnings
    per share-weighted average
    common shares outstanding and
    assumed conversions               1,763,040     1,755,142     1,760,845
============================================================================

Basic earnings per share            $      4.13   $      3.00   $      1.85
============================================================================

Diluted earnings per share          $      4.11   $      3.00   $      1.85
============================================================================

NOTE 18. DERIVATIVE FINANCIAL INSTRUMENTS

     During 2000 we purchased interest rate caps (caps) with a notional amount of $50 million. These caps are used to offset our overall interest rate risk relative to rising interest rates. These interest rate caps do not meet the criteria for hedge accounting and are marked to market at the end of each period with changes in market value being charged to earnings. The total amount paid for these caps was $158,500 and the cumulative market adjustments, and the amount charged to earnings in 2001 was $34,054. These interest rate caps expired during the fourth quarter of 2002 with no impact on earnings throughout the year.

     During 2000 we entered into an interest rate swap whereby we will pay a variable rate of LIBOR and receive a fixed rate of 7.18% with a notional amount of $2,000,000 and a term of three years, expiring June 4, 2003. This instrument was used to hedge the fair value of certain certificates of deposit issued by the subsidiary banks. The swap agreement and the related hedged certificates of deposit are marked to market at the end of each reporting period and the net impact of the adjustments, the ineffective portion of the hedge, is reflected in other income in the accompanying consolidated financial statements. The net of the amounts earned on the fixed rate leg of the swap and amounts due on the variable rate leg of the swap are reflected as an adjustment in our cost of funds. During 2002 and 2001, there was no ineffectiveness of the hedge transaction reflected in earnings.

     During 2002, we entered into an interest rate swap whereby we will pay a variable rate of LIBOR and receive a fixed rate of 4.73% on a notional amount of $6,000,000 and 5.03% on a notional amount of $4,000,000. The $6,000,000 notional contract has a term of 3 1/2 years, expiring November 28, 2005, and the $4,000,000 notional contract has a term of 4 1/2 years, expiring November 27, 2006. These two instruments were used to hedge our exposure to rising interest rates on our long-term borrowings with Federal Home Loan Bank. These agreements and the related hedged borrowings are marked to market at the end of each reporting period. The net of the amounts earned on the fixed rate leg of the swaps and amounts due on the variable rate leg of the swaps are reflected as an adjustment in our cost of funds.

     NOTE 19.     FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following summarizes the methods and significant assumptions we used in estimating our fair value disclosures for financial instruments.

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

     Loans held for sale: The carrying values of loans held for sale approximate their estimated fair values.

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

     Deposits: The estimated fair values of demand deposits (i.e. non interest bearing checking, NOW, money market and savings accounts) and other variable rate deposits approximate their carrying values. Fair values of fixed maturity deposits are estimated using a discounted cash flow methodology at rates currently offered for deposits with similar remaining maturities. Any intangible value of long-term relationships with depositors is not considered in estimating the fair values disclosed.

     Short-term borrowings: The carrying values of short-term borrowings approximate their estimated fair values.

     Long-term borrowings: The fair values of long-term borrowings are estimated by discounting scheduled future payments of principal and interest at current rates available on borrowings with similar terms.


     Company-obligated mandatorily redeemable capital securities of subsidiary trust holding solely subordinated debentures of the Company: The carrying values of company-obligated mandatorily redeemable capital securities of subsidiary trust holding solely subordinated debentures of the Company approximate their estimated fair values.

     Derivative financial instruments: The fair values of the interest rate caps and swaps are based on quoted market prices of like products.

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

     The carrying values and estimated fair values of our financial instruments are summarized below:



                                                               2002                             2001
                                                 ------------------------------    ------------------------------
                                                                     Estimated                        Estimated
                                                     Carrying          Fair           Carrying          Fair
                                                      Value            Value            Value           Value
 Financial assets:
     Cash and due from banks                     $  11,470,311   $  11,470,311     $  11,776,231   $  11,776,231
     Interest bearing deposits,
         other banks                                 2,185,369       2,185,369         2,261,826       2,261,826
     Federal funds sold                              3,390,135       3,390,135         1,848,129       1,848,129
     Securities available for sale                 212,597,975     212,597,975       206,967,097     206,967,097
     Securities held to maturity                             -               -           150,280         151,533
     Loans held for sale                               906,900         906,900         1,513,400       1,513,400
     Loans                                         414,245,082     421,530,990       342,902,029     348,254,152
     Accrued interest receivable                     4,025,167       4,025,167         3,874,002       3,874,002
     Derivative financial assets                       279,729         279,729           202,989         202,989
                                                 ----------------------------------------------------------------
                                                 $ 649,100,668   $ 656,386,576     $ 571,495,983   $ 576,849,359
                                                 ================================================================
 Financial liabilities:
     Deposits                                    $ 458,647,573   $ 463,620,899     $ 396,204,978   $ 398,497,103
     Short-term borrowings                          20,191,103      20,191,103        24,032,790      24,032,790
     Long-term borrowings                          133,787,020     148,947,561       123,444,531     128,123,663
     Company-obligated mandatorily
         redeemable capital securities of
        subsidiary trust holding solely
        subordinated debentures of the Company       3,500,000       3,500,000                 -               -
     Accrued interest payable                        1,827,932       1,827,932         1,848,985       1,848,985
     Derivative financial liabilities                  392,046         392,046           164,779         164,779
                                                 ----------------------------------------------------------------
                                                 $ 618,345,674   $ 638,479,541     $ 545,696,063   $ 552,667,320
                                                 ================================================================

        NOTE 20. CONDENSED FINANCIAL STATMENTS OF PARENT COMPANY

     Our investment in our wholly-owned subsidiaries is presented on the equity method of accounting. Information relative to our balance sheets at December 31, 2002 and 2001, and the related statements of income and cash flows for the years ended December 31, 2002, 2001 and 2000, are presented as follows:

 Balance Sheets                                             December 31,
--------------------------------------------------------------------------------
                                                       2002             2001
--------------------------------------------------------------------------------
 Assets
 Cash and due from banks                          $    149,979     $    181,931
 Investment in subsidiaries,
      eliminated in consolidation                   52,347,781       44,675,976
 Securities available for sale                          88,348          253,345
 Premises and equipment                              2,199,115        2,401,815
 Accrued interest receivable                             1,021                -
 Other assets                                        1,030,224           77,014
--------------------------------------------------------------------------------
      Total assets                                $ 55,816,468     $ 47,590,081
================================================================================

 Liabilities and Shareholders' Equity
 Short-term borrowings                            $          -     $  1,000,000
 Long-term borrowings                                        -        1,900,000
 Subordinated debentures held by subsidiary trust    3,609,000                -
 Other liabilities                                     127,672          402,734
--------------------------------------------------------------------------------
  Total liabilities                                  3,736,672        3,302,734
--------------------------------------------------------------------------------

 Common stock, $2.50 par value, authorized
     5,000,000 shares; issued 1,780,830 shares       4,452,075        4,451,950
 Capital surplus                                     8,257,966        8,256,901
 Retained earnings                                  36,726,583       30,803,543
 Less cost of shares acquired for the treasury
     2001 - 28,970 shares; 2000 - 26,470 shares       (619,711)        (532,479)
  Accumulated other comprehensive income             3,262,883        1,307,432
--------------------------------------------------------------------------------
  Total shareholders' equity                        52,079,796       44,287,347
--------------------------------------------------------------------------------

      Total liabilities and shareholders' equity  $ 55,816,468     $ 47,590,081
================================================================================




 Statements of Income                                     For the Year Ended December 31,
---------------------------------------------------------------------------------------------
                                                         2002          2001          2000
---------------------------------------------------------------------------------------------
 Income
 Dividends from bank subsidiaries                    $ 2,400,000   $ 2,300,000   $ 7,220,000
 Other dividends and interest income                      37,486        14,327        27,671
 Management and service fees from bank subsidiaries    2,775,120     2,268,600     1,387,150
---------------------------------------------------------------------------------------------
         Total income                                  5,212,606     4,582,927     8,634,821
---------------------------------------------------------------------------------------------
 Expense
 Interest expense                                        173,131        79,064         2,736
 Operating expenses                                    3,207,443     2,646,600     1,850,362
---------------------------------------------------------------------------------------------
         Total expenses                                3,380,574     2,725,664     1,853,098
---------------------------------------------------------------------------------------------
 Income before income taxes and equity in
     undistributed income of bank subsidiaries         1,832,032     1,857,263     6,781,723
 Income tax (benefit)                                   (467,300)     (175,900)     (167,845)
---------------------------------------------------------------------------------------------
 Income before equity in undistributed income
     of bank subsidiaries                              2,299,332     2,033,163     6,949,568
 Equity in (distributed) undistributed
      income of bank subsidiaries                      4,938,966     3,233,299    (3,699,649)
---------------------------------------------------------------------------------------------
             Net income                              $ 7,238,298   $ 5,266,462   $ 3,249,919
=============================================================================================


 Statements of Cash Flows                                             For the Year Ended December 31,
---------------------------------------------------------------------------------------------------------
                                                                    2002          2001           2000
---------------------------------------------------------------------------------------------------------
 CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                 $ 7,238,298   $ 5,266,462    $ 3,249,919
     Adjustments to reconcile net earnings to
         net cash provided by operating activities:
         Equity in (undistributed) distributed net income of
             bank subsidiaries                                   (4,938,966)   (3,233,299)     3,699,649
         Deferred tax expense (benefit)                            (215,300)       34,600         19,055
         Depreciation                                               327,303       269,083        121,693
         (Increase) decrease in other assets                       (393,750)      169,034         59,231
         Increase (decrease) in other liabilities                   (43,903)      122,035        248,919
---------------------------------------------------------------------------------------------------------
             Net cash provided by operating activities            1,973,682     2,627,915      7,398,466
---------------------------------------------------------------------------------------------------------

 CASH FLOWS FROM INVESTING ACTIVITIES
     Investment in bank subsidiaries                               (700,000)   (3,600,000)    (2,500,000)
     Proceeds sales of available for sale securities                300,000             -              -
     Purchase of available for sale securities                      (81,723)            -              -
     Proceeds from sales of  premises and equipment                       -        14,807              -
     Purchases of furniture and equipment                          (126,811)     (891,098)    (1,704,282)
     Purchase of life insurance contracts                          (475,000)      (23,000)             -
---------------------------------------------------------------------------------------------------------
             Net cash (used in) investing activities             (1,083,534)   (4,499,291)    (4,204,282)
---------------------------------------------------------------------------------------------------------

 CASH FLOWS FROM FINANCING ACTIVITIES
     Dividends paid to shareholders                              (1,315,258)   (1,228,016)    (1,054,996)
     Purchases of fractional shares                                       -             -         (4,846)
     Payments to dissenting shareholders                                  -             -       (799,095)
     Exercise of stock options                                        1,190             -              -
     Purchase of treasury stock                                     (87,232)      (14,754)      (133,001)
     Net increase (decrease) in short-term borrowings            (1,000,000)    1,000,000              -
     Net proceeds from long-term borrowings                       4,379,200     1,900,000              -
     Repayment of long-term borrowings                           (2,900,000)            -     (1,000,000)
---------------------------------------------------------------------------------------------------------
             Net cash provided by (used in)
                financing activities                               (922,100)    1,657,230     (2,991,938)
---------------------------------------------------------------------------------------------------------
         Increase (decrease) in cash                                (31,952)     (214,146)       202,246
     Cash:
         Beginning                                                  181,931       396,077        193,831
---------------------------------------------------------------------------------------------------------
         Ending                                                 $   149,979   $   181,931    $   396,077
=========================================================================================================

 SUPPLEMENTAL DISCLOSURES OF CASH
     FLOW INFORMATION
     Cash payments for:
         Interest                                               $   143,345   $    75,038    $     2,736
=========================================================================================================