Form 10-K, Exhibit 13
period 2003-12-31
SUMMIT FINANCIAL GROUP INC
filed 2004-03-29
CIK 811808

FINANCIAL INFORMATION 2003
-------------------------------------------------

CONTENTS


SELECTED FINANCIAL DATA.........................2

MANAGEMENT'S DISCUSSION
  AND ANALYSIS..................................3

  Description of Business.......................3
  Forward Looking Statements....................3
  Overview......................................3
  Critical Accounting Policies .................3
  Business Segment Results......................4
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

NOTES TO CONSOLIDATED
  FINANCIAL STATEMENTS......................21-41

                            SELECTED FINANCIAL DATA




                                                       For the Year Ended
                                                    (unless otherwise noted)
-----------------------------------------------------------------------------------------------------------------------
 (Dollars in thousands, except per share amounts)      2003          2002         2001          2000          1999
-----------------------------------------------------------------------------------------------------------------------

 Summary of Operations
      Interest income                                 $  41,224     $  40,689    $  37,919     $  32,264     $  25,114
      Interest expense                                   17,530        18,842       20,438        18,276        12,234
                                                  ---------------------------------------------------------------------
      Net interest income                                23,694        21,847       17,481        13,988        12,880
      Provision for loan losses                             915         1,215          830           558           370
                                                  ---------------------------------------------------------------------
      Net interest income after provision
          for loan losses                                22,779        20,632       16,651        13,430        12,510
      Noninterest income                                  5,824         1,945        1,810         1,228           821
      Noninterest expense                                16,884        12,607       10,737         9,865         8,718
                                                  ---------------------------------------------------------------------
      Income before income taxes                         11,719         9,970        7,724         4,793         4,613
      Income taxes                                        3,511         2,732        2,458         1,543         1,570
                                                  ---------------------------------------------------------------------
      Net income                                      $   8,208     $   7,238    $   5,266     $   3,250     $   3,043
                                                  =====================================================================


 Balance Sheet Data (at year end)
      Assets                                          $ 791,465     $ 671,894    $ 591,757     $ 481,239     $ 385,767
      Securities                                        235,409       212,598      207,117       176,741       112,770
      Loans                                             509,374       419,205      347,526       274,153       238,299
      Deposits                                          511,801       458,648      396,205       345,962       297,139
      Short-term borrowings                              49,714        20,191       24,033         9,391        32,348
      Long-term borrowings and subordinated debentures  168,255       137,396      123,445        81,086        17,943
      Shareholders' equity                               57,188        52,080       44,287        39,773        35,083

 Per Share Data
      Basic earnings                                  $    2.34     $    2.06    $    1.50     $    0.93     $    0.85
      Diluted earnings                                     2.32          2.05         1.50          0.93          0.85
      Shareholders' equity (at year end)                  16.30         14.87        12.62         11.33          9.95
      Cash dividends                                       0.43         0.375         0.35          0.30          0.24

 Performance Ratios
      Return on average equity                           15.03%        15.15%       12.38%         8.93%         8.52%
      Return on average assets                            1.14%         1.15%        1.00%         0.75%         0.88%
      Dividend payout                                     18.4%         18.2%        23.3%         32.5%         27.3%
      Equity to assets                                     7.2%          7.8%         7.5%          8.3%          9.1%


DESCRIPTION OF BUSINESS

     We are a $791 million community-based financial holding company that provides a full range of banking and other financial services to individuals and businesses through our three wholly owned banks - Summit Community Bank, Capital State Bank and Shenandoah Valley National Bank - having a combined total of 13 banking offices located in West Virginia and Virginia. In addition, our new mortgage banking venture, Summit Financial, LLC, originates mortgage loans to consumers located throughout the United States.

FORWARD LOOKING STATEMENTS

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

OVERVIEW

     Our primary source of income is net interest income from loans and deposits. Business volumes tend to be influenced by the overall economic factors including market interest rates, business spending, and consumer confidence, as well as competitive conditions within the marketplace.

     During 2003, interest rates reached record low levels. Although our net interest income actually increased in 2003, our net interest margin declined compared to 2002. To offset the decline in net interest margin, we are entering other business opportunities which earn noninterest income. Thus, in the second half of 2003, we started our mortgage banking segment, Summit Financial, LLC (`SFLLC"). SFLLC originates for resale loans to customers throughout the United States from its headquarters in Herndon, Virginia.

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

     Our most significant accounting policies are presented in Note 1 to the accompanying consolidated financial statements. These policies, along with the disclosures presented in the other financial statement notes and in this financial review, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined.

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

     The allowance for loan losses represents our estimate of probable credit losses inherent in the loan portfolio. Determining the amount of the allowance for loan losses is considered a critical accounting estimate because it requires significant judgment and the use of estimates related to the amount and timing of expected future cash flows on impaired loans, estimated losses on pools of homogeneous loans based on historical loss experience, and consideration of current economic trends and conditions, all of which may be susceptible to significant change. The loan portfolio also represents the largest asset type on our consolidated balance sheet. To the extent actual outcomes differ from our estimates, additional provisions for loan losses may be required that would negatively impact earnings in future periods. Note 1 to the accompanying consolidated financial statements describes the methodology used to determine the allowance for loan losses and a discussion of the factors driving changes in the amount of the allowance for loan losses is included in the Asset Quality section of this financial review.

     With the adoption of SFAS No. 142 on January 1, 2002, we discontinued the amortization of goodwill resulting from acquisitions. Goodwill is now subject to impairment testing at least annually to determine whether write-downs of the recorded balances are necessary. A fair value is determined based on at least one of three various market valuation methodologies. If the fair value equals or exceeds the book value, no write-down of recorded goodwill is necessary. If the fair value is less than the book value, an expense may be required on our books to write down the goodwill to the proper carrying value. During the third quarter of 2003, we completed the required annual impairment test and determined that no impairment write-offs were necessary. We can not assure you that future goodwill impairment tests will not result in a charge to earnings.

See Notes 1 and 9 of the accompanying consolidated financial statements for further discussion of our intangible assets, which include goodwill.


BUSINESS SEGMENT RESULTS

     We are organized and managed along two major business segments, as described in Note 17 of the accompanying consolidated financial statements. The results of each business segment are intended to reflect each segment as if it were a stand alone business. Net income by segment follows:

(in thousands)                2003     2002     2001
                            --------------------------
Community banking           $ 8,540  $ 7,326  $ 5,552
Mortgage banking                 96       13      (19)
Parent                         (428)    (101)    (267)
                            --------------------------
Consolidated net income     $ 8,208  $ 7,238  $ 5,266
                            ==========================


RESULTS OF OPERATIONS

Earnings Summary

     Net income for the three years ended December 31, 2003, 2002 and 2001, was $8,208,000, $7,238,000, and $5,266,000 respectively. On a per share basis, diluted net income was $2.32 in 2003 compared to $2.05 in 2002, and $1.50 in 2001. Return on average equity was 15.03% in 2003 compared to 15.15% in 2002, and 12.38% in 2001. Return on average assets for the year ended December 31, 2003 was 1.14% compared to 1.15% in 2002 and 1.00% in 2001. A summary of the significant factors influencing our results of operations and related ratios is included in the following discussion.

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

     Net interest income on a fully tax equivalent basis, average balance sheet amounts, and corresponding average yields on interest earning assets and costs of interest bearing liabilities for the years 2003, 2002 and 2001 are presented in Table I. Table II presents, for the periods indicated, the changes in interest income and expense attributable to (a) changes in volume (changes in volume multiplied by prior period rate) and (b) changes in rate (change in rate multiplied by prior period volume). Changes in interest income and expense attributable to both rate and volume have been allocated between the factors in proportion to the relationship of the absolute dollar amounts of the change in each.

     Net interest income, adjusted to a fully tax equivalent basis, totaled $24,812,000, $22,873,000 and $18,013,000 for the years ended December 31, 2003,
2002 and 2001, respectively. Our net interest margin was 3.63% for 2003 compared to 3.86% and 3.65% for 2002 and 2001, respectively. The net interest margin recognizes earning asset growth by expressing net interest income as a percentage of total average earning assets. Our net interest margin decreased 23 basis points in 2003 as the yields on taxable securities and loans declined 128 and 83 basis points, respectively. Consistent with the experience of many other financial institutions, this margin compression is the result of earning assets repricing at historically low yields, while at the same time, we have limited ability to decrease correspondingly the rates paid on interest bearing liabilities. Further contributing to this situation are historically high prepayments of loans and mortgage-backed securities which necessitate the reinvestment of significant cash flows at rates well below each respective portfolio's overall yield. The increase in our net interest margin of 21 basis points from 2001 to 2002 was primarily due to growth in our volumes of interest earning assets, and the continued downturn of the economy, which pushed rates down, thus lowering our cost of funds.

     As identified in Table II, tax equivalent net interest income grew $1,939,000 and $4,860,000 during 2003 and 2002, respectively, due primarily to the substantial growth in the volumes of the interest earning assets in both years.

     If market interest rates were to rise significantly in 2004, the spread between interest earning assets and interest bearing liabilities could narrow even more, thus negatively impacting our net interest income. We continue to monitor the net interest margin through net interest income simulation to minimize the potential for any significant negative impact. See the Market Risk Management section for further discussion of the impact changes in market interest rates could have on us.


Table I - Average Distribution of Assets, Liabilities and Shareholders' Equity,
Interest Earnings & Expenses, and Average Yields/Rates
Dollars in thousands


                                                  2003                           2002                               2001
                                    -------------------------------   ----------------------------   -------------------------------
                                        Average   Earnings/  Yield/    Average   Earnings/  Yield/     Average    Earnings/   Yield/
                                        Balances   Expense   Rate      Balances   Expense    Rate      Balances    Expense     Rate
                                    -------------------------------   ----------------------------   -------------------------------
ASSETS
Interest earning assets
  Loans, net of unearned interest (1)
    Taxable                            $ 455,526  $ 30,842   6.77%    $ 376,745  $ 28,626  7.60%       $ 301,030   $ 25,592    8.50%
    Tax-exempt (2)                         5,933       489   8.24%        6,268       529  8.44%           3,201        320   10.00%
  Securities
    Taxable                              175,821     7,952   4.52%      169,728     9,840  5.80%         164,303     10,897    6.63%
    Tax-exempt (2)                        41,537     2,889   6.96%       34,968     2,572  7.36%          18,526      1,385    7.48%
Federal funds sold and interest
  bearing deposits with other banks        5,368       170   3.17%        5,458       148  2.71%           7,002        257    3.67%
                                       ---------------------------    --------------------------       -----------------------------
                                         684,185    42,342   6.19%      593,167    41,715  7.03%         494,062     38,451    7.78%
Noninterest earning assets
  Cash and due from banks                  8,970                          8,981                            8,872
  Bank premises and equipment             14,168                         13,079                           12,533
  Other assets                            19,746                         16,966                           11,552
  Allowance for loan losses               (4,325)                        (3,649)                          (2,777)
                                       ----------                     ----------                       ----------
    Total assets                       $ 722,744                      $ 628,544                        $ 524,242
                                       ==========                     ==========                       ==========


 LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Interest bearing liabilities
  Interest bearing
    demand deposits                    $ 100,084     $ 793   0.79%    $  93,001   $ 1,302  1.40%       $  74,430    $ 1,889     2.5%
  Savings deposits                        46,985       256   0.54%       45,766       550  1.20%          40,052        893     2.2%
  Time deposits                          280,064     8,950   3.20%      247,587     9,712  3.92%         224,068     11,984     5.3%
  Short-term borrowings                   31,907       441   1.38%       15,973       326  2.04%          11,879        452     3.8%
  Long-term borrowings and
    subordinated debentures              158,040     7,090   4.49%      134,384     6,952  5.17%          93,231      5,220     5.6%
                                       ---------------------------    --------------------------       -----------------------------
                                         617,080    17,530   2.84%      536,711    18,842  3.51%         443,660     20,438     4.6%
Noninterest bearing liabilities
  Demand deposits                         46,166                         39,364                           33,679
  Other liabilities                        4,870                          4,687                            4,383
                                       ---------                      ---------                        ---------
    Total liabilities                    668,116                        580,762                          481,722
Shareholders' equity                      54,628                         47,782                           42,520
                                       ---------                      ---------                        ---------
  Total liabilities and
    shareholders' equity               $ 722,744                      $ 628,544                        $ 524,242
                                       =========                      =========                        =========

NET INTEREST EARNINGS                             $ 24,812                       $ 22,873                          $ 18,013
                                                  ========                       ========                          ========

NET INTEREST YIELD ON EARNING ASSETS                         3.63%                         3.86%                               3.65%
                                                             =====                         =====                               =====


(1) - For purposes of this table, non-accrual loans are included in average loan balances. Included in interest and fees on loans are loan fees of $416,000, $288,000 and $227,000 for the years ended December 31, 2003, 2002 and 2001 respectively.

(2) - For purposes of this table, interest income on tax-exempt securities and loans has been adjusted assuming an effective combined Federal and state tax rate of 34% for all years presented. The tax equivalent adjustment results in an increase in interest income of $1,118,000, $1,026,000 and $533,000 for the years ended December 31, 2003, 2002 and 2001, respectively.


Table II - Changes in Interest Margin Attributable to Rate and Volume
Dollars in thousands

                                                2003 Versus 2002                    2002 Versus 2001
                                          --------------------------------   --------------------------------
                                                 Increase (Decrease)               Increase (Decrease)
                                                 Due to Change in:                   Due to Change in:
                                          --------------------------------   --------------------------------
                                            Volume     Rate       Net          Volume      Rate       Net
                                          --------------------------------   --------------------------------
Interest earned on:
Loans
  Taxable                                 $ 5,557   $(3,341)   $ 2,216       $ 5,956    $(2,922)  $ 3,034
  Tax-exempt                                  (28)      (12)       (40)          266        (57)      209
Securities
  Taxable                                     342    (2,230)    (1,888)          351     (1,408)   (1,057)
  Tax-exempt                                  463      (146)       317         1,210        (23)    1,187
Federal funds sold and interest
  bearing deposits with other banks            (2)       24         22           (50)       (59)     (109)
                                          -----------------------------      -----------------------------
   Total interest earned on
    interest earning assets                 6,332    (5,705)       627         7,733     (4,469)    3,264
                                          -----------------------------      -----------------------------

Interest paid on:
Interest bearing demand
  deposits                                     93      (602)      (509)          395       (982)     (587)
Savings deposits                               15      (309)      (294)          113       (456)     (343)
Time deposits                               1,176    (1,938)      (762)        1,163     (3,435)   (2,272)
Short-term borrowings                         246      (131)       115           125       (251)     (126)
Long-term borrowings and
   subordinated debentures                  1,131      (993)       138         2,155       (423)    1,732
                                          -----------------------------      -----------------------------
  Total interest paid on
    interest bearing liabilities            2,661    (3,973)    (1,312)        3,951     (5,547)   (1,596)
                                          -----------------------------      -----------------------------

     Net interest income                  $ 3,671   $(1,732)   $ 1,939       $ 3,782    $ 1,078   $ 4,860
                                          =============================      =============================


Provision for Loan Losses

     The provision for loan losses represents our determination of the amount necessary to be charged against the current period's earnings in order to maintain the allowance for loan losses at a level which is considered adequate in relation to the estimated risk inherent in the loan portfolio. The provision for loan losses for each of the years ended December 31, 2003, 2002 and 2001 totaled $915,000, $1,215,000 and $830,000, respectively. As further discussed in the Loan Portfolio and Risk Elements sections of this analysis, we decreased our provision for loan losses $300,000 in 2003, and increased the provision for loan losses $385,000 in 2002. An analysis of the components comprising the allowance for loan losses for each of the past five years, including charge offs and recoveries within each significant loan classification, is presented in Table VIII.

Noninterest Income

     On the strength of mortgage origination revenue, noninterest income increased to $5,824,000 in 2003, compared to $1,945,000 in 2002 and $1,810,000 in 2001. Mortgage origination revenue grew 779% from 2002 and includes mortgage loan origination and sales activity conducted through SFLLC.

     The growth in mortgage origination revenue during 2003 was a result of our establishing a presence in the 2nd mortgages market via direct mail marketing from SFLLC. Loans originated for resale in 2003 totaled $62.7 million, while the total sales of this type of loans totaled $57.2 million.

     Noninterest income totaled 0.81%, 0.31% and 0.34% of average assets, in 2003, 2002, and 2001, respectively. Also included in noninterest income for 2003 are gains on securities of $212,000, and $336,000 in gains on sales of assets. Included in noninterest income for 2002 is $140,000 in securities losses and $357,000 in mortgage origination revenue. Further detail regarding noninterest income follows in Table III. Also, refer to Note 17 of the accompanying consolidated financial statements for our segment information.

Noninterest Expense

     Noninterest expense totaled $16,884,000, $12,606,000 and $10,737,000 or
2.34%, 2.01% and 2.04% of average assets for each of the years ended December 31, 2003, 2002 and

2001, respectively. Total noninterest expense increased $4,278,000 in 2003 compared to 2002 and $1,869,000 in 2002 compared to 2001. The primary factor contributing to growth in noninterest expense in both 2003 and 2002 was an increase in salaries and employee benefits expense. The 2003 increase was substantially due to the formation of SFLLC, and its staffing requirements. In 2002, the increase was a result of general merit raises, and the addition of new staff positions required as a result of our growth. Two other major contributors to the increase in total noninterest expense during 2003 were advertising and postage expense. Combined, these expenses increased 296%, which resulted from SFLLC's direct mail method of obtaining customers. Further detail regarding noninterest expense follows in Table III. Also, refer to Note 17 of the accompanying consolidated financial statements for our segment information.

Table III-Noninterest Income and Expense
Dollars in thousands

                                            2003         2002          2001
                                       -------------------------------------
Noninterest income
    Insurance commissions               $    239      $    187     $    105
    Service fees                           1,586         1,341        1,055
    Mortgage origination revenue           3,138           357           73
    Securities gains (losses)                212          (140)         379
    Gain(loss) on sale of assets             336            (9)          12
    Other                                    313           209          186
                                       -------------------------------------

                 Total                  $  5,824      $  1,945     $  1,810
                                       =====================================

Noninterest expense
    Salaries and employee benefits      $  9,004      $  6,864     $  5,670
    Net occupancy expense                    868           784          706
    Equipment expense                      1,320         1,248        1,171
    Supplies                                 481           475          330
    Professional fees                        565           434          454
    Postage                                  985           195          157
    Advertising expenses                     773           249          204
    Amortization of intangibles              151           151          282
    Other                                  2,737         2,206        1,763
                                       -------------------------------------

                 Total                  $ 16,884      $ 12,606     $ 10,737
                                       =====================================



Income Tax Expense

     Income tax expense for the three years ended December 31, 2003, 2002 and 2001 totaled $3,511,000, $2,732,000 and $2,457,000, respectively. Refer to Note
12 of the accompanying consolidated financial statements for further information and additional discussion of the significant components influencing our effective income tax rates.

CHANGES IN FINANCIAL POSITION

     Total average assets in 2003 were $722,744,000, an increase of 15.0% over 2002's average of $628,544,000. Similarly, average assets grew 19.9% in 2002, from $524,242,000 in 2001. The primary growth in 2003 was in loans throughout our company during the year. Significant changes in the components of our balance sheet in 2003 and 2002 are discussed below.

Securities

     Securities comprised approximately 29.7% of total assets at December 31, 2003 compared to 31.6% at December 31, 2002. Average securities approximated $217,358,000 for 2003 or 6.2% more than 2002's average of $204,696,000. The growth in our securities portfolio in 2003 reflects increased investments primarily in mortgage backed securities, which were funded both by increased deposits, primarily at Shenandoah, and increased FHLB borrowings. Refer to Note 4 of the accompanying consolidated financial statements for details of amortized cost, the estimated fair values, unrealized gains and losses as well as the security classifications by type.

     All of our securities are classified as available for sale to provide us with flexibility to better manage our balance sheet structure and react to asset/liability management issues as they arise. Pursuant to SFAS No. 115, anytime that we carry a security with an unrealized loss that has been determined to be "other than temporary", we must recognize that loss in income. Due to a decrease in the credit rating of one of our corporate bonds during 2002, we recognized a $213,000 write down on that security, as we felt that the loss was other than temporary. At December 31, 2003, we did not own securities of any one issuer that were not issued by the U.S. Treasury or a U.S. Government agency that exceeded ten percent of shareholders' equity. The maturity distribution of the securities portfolio at December 31, 2003, together with the weighted average yields for each range of maturity, are summarized in Table IV. The stated average yields are actual yields and are not stated on a tax equivalent basis.


  Table IV - Securities Maturity Analysis
 (At amortized cost, dollars in thousands)

                                                          After one                After five
                                   Within                 but within               but within                After
                                  one year                five years               ten years               ten years
                                ---------------------------------------------------------------------------------------------------
                                   Amount       Yield       Amount       Yield       Amount      Yield       Amount       Yield
                                ---------------------------------------------------------------------------------------------------

 U. S. Government agencies
    and corporations                $  3,912    3.7%        $  7,877     4.2%        $  9,535    5.7%        $      -      -
 Mortgage backed securities           51,194    4.7%          69,597     4.6%           9,954    4.8%           1,285     5.7%
 State and political
    subdivisions                       1,728    6.6%           3,648     6.5%           9,944    6.4%          29,200     7.1%
 Corporate debt securities             4,812    6.1%          11,357     5.7%             347    6.8%               -      -
 Other                                     -      -                -      -                 -      -           18,458     1.8%
                                    --------                --------                 --------                --------

             Total                  $ 61,646    4.8%        $ 92,479     4.8%        $ 29,780    5.6%        $ 48,943     5.3%
                                    ========                ========                 ========                ========



Loan Portfolio

     Table V depicts loan balances by type and the respective percentage of each to total loans at December 31, as follows:


 Table V - Loans by Type
Dollars in thousands

                                    2003                2002                  2001                  2000                   1999
                           -------------------   --------------------   ------------------   ------------------   ------------------
                                      Percent                Percent              Percent               Percent              Percent
                            Amount   of Total      Amount   of Total    Amount   of Total     Amount   of Total    Amount   of Total
                           -------------------   --------------------   ------------------   ------------------   ------------------

Commercial, financial,
    and agricultural        $ 256,251   50.9%    $ 206,567     49.4%    $ 148,041   42.8%    $ 108,114   39.4%    $  78,894    33.1%
Real estate - construction      2,369    0.5%        4,494      1.1%        2,394    0.7%        2,729    1.0%        2,012     0.8%
Real estate - mortgage        196,135   39.0%      161,006     38.5%      149,050   43.1%      124,326   45.3%      116,779    49.0%
Consumer                       40,043    8.0%       39,841      9.5%       40,777   11.8%       36,983   13.5%       38,091    16.0%
Other                           8,223    1.6%        6,390      1.5%        5,750    1.6%        2,001    0.8%        2,524     1.1%
                            -----------------    -------------------    -----------------    -----------------    ------------------

      Total loans           $ 503,021  100.0%    $ 418,298    100.0%    $ 346,012  100.0%    $ 274,153  100.0%    $ 238,300   100.0%
                            =================    ===================    =================    =================    ==================

     Total net loans averaged $461,459,000 in 2003 and comprised 63.8% of total average assets compared to $383,013,000 or 60.9% of total average assets during 2002. The increase in the dollar volume of loans is primarily attributable to two factors, the continuation of our strategy, which began in 1996, to aggressively seek quality commercial and real estate loans, and also the formation of SFLLC in 2003 to originate and sell 2nd mortgages. At December 31, 2003, SFLLC had $6,618,000 of loans that had been originated and in the process of being sold. These loans are included on our balance sheet.

     Refer to Note 5 of the accompanying consolidated financial statements for our loan maturities and a discussion of our adjustable rate loans as of December 31, 2003.

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

Property Held for Sale

     At December 31, 2003, we had $480,000 classified as property held for sale. This consists of a piece of property that we foreclosed on. See Note 7 of the accompanying consolidated financial statements for more details. SFAS No. 144 requires that we record this property at the lower of carrying value or estimated fair value. Our anticipated sale price of this property is slightly greater than our carrying value, thus no impairment charges have been recorded.

Deposits

     Total deposits at December 31, 2003 increased $53,154,000 or 11.6% compared to December 31, 2002. Average deposits increased $40,779,000, or 10.6% during 2003. This increase resulted primarily from the growth of Shenandoah's deposits.

     Included in total deposits at December 31, 2003 and 2002 are brokered deposits totaling $33,193,000 and $7,380,000, respectively. Brokered deposits represent certificates of deposit acquired through a third party.

     See Table I for average deposit balance and rate information by deposit type for 2003, 2002 and 2001 and Note 10 of the accompanying consolidated financial statements for a maturity distribution of time deposits as of December 31, 2003.

Borrowings

     Lines of Credit: We have available lines of credit from various correspondent banks totaling $18,700,000 at December 31, 2003. These lines are utilized when temporary day to day funding needs arise. They are reflected on the consolidated balance sheet as short-term borrowings. We also have remaining available lines of credit from the Federal Home Loan Bank totaling $45,780,000 at December 31, 2003. We use these lines primarily to fund loans to customers. Funds acquired through this program are reflected on the consolidated balance sheet in short-term borrowings or long-term borrowings, depending on the repayment terms of the debt agreement.

     Short-term Borrowings: Total short-term borrowings increased $29,523,000 from $20,191,000 at December 31, 2002 to $49,714,000 at December 31, 2003. See
Note 11 of the accompanying consolidated financial statements for additional disclosures regarding our short-term borrowings.

     Long-term Borrowings: Total long-term borrowings of $164,646,000 at December 31, 2003, consisting primarily of funds borrowed on available lines of credit from the Federal Home Loan Bank, increased $30,859,000 compared to the $133,787,000 outstanding at December 31, 2002. These borrowings were made principally to fund our loan growth. Refer to Note 11 of the accompanying consolidated financial statements for additional information regarding our long-term borrowings.

ASSET QUALITY

     Table VI presents a summary of non-performing assets at December 31, as follows:

 Table VI - Nonperforming Assets
Dollars in thousands
                                         2003         2002        2001        2000        1999
                                   -------------------------------------------------------------

Nonaccrual loans                       $ 1,014      $   917     $   788       $ 568       $ 522
Accruing loans past due
  90 days or more                          342          574         328         267         476
Restructured loans                           -            -           -           -           -
                                   -------------------------------------------------------------
   Total nonperforming loans             1,356        1,491       1,116         835         998
                                   -------------------------------------------------------------

Foreclosed properties                      497           81          81           -           -
Nonaccrual securities                      396          421           -           -           -
                                   -------------------------------------------------------------
   Total nonperforming assets          $ 2,249      $ 1,993     $ 1,197       $ 835       $ 998
                                   =============================================================
Total nonperforming loans
   as a percentage of total loans        0.27%        0.36%       0.32%       0.30%       0.42%
                                   =============================================================
Total nonperforming assets
  as a percentage of total assets        0.28%        0.30%       0.20%       0.17%       0.26%
                                   =============================================================

     As illustrated in Table VI, the quality of our loan portfolio remains sound. Total nonaccrual loans and accruing loans past due 90 days or more decreased from $1,491,000 at December 31, 2002 to $1,356,000 at December 31, 2003, remaining at historically moderate levels in relation to the loan portfolio's size and substantially below recent industry averages. Refer to Note 6 of the accompanying consolidated financial statements for a discussion of impaired loans which are included in the above balances.

     Included in the net balance of loans are non-accrual loans amounting to $1,014,000 and $917,000 at December 31, 2003 and 2002, respectively. If these loans had been on accrual status throughout 2003, the amount of interest income that we would have recognized would have been $83,000. The actual amount of interest income recognized in 2003 on these loans was $39,000.

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

     The allocated portion of the subsidiary banks' allowance for loan losses is established on a loan-by-loan and pool-by-pool basis. The unallocated portion is for inherent losses that probably exist as of the evaluation date, but which have not been specifically identified by the processes used to establish the allocated portion due to inherent imprecision in the objective processes we utilize to identify probable and estimable losses. This unallocated portion is subjective and requires judgment based on various qualitative factors in the loan portfolio and the market in which we operate. At December 31, 2003 and 2002, respectively, the unallocated portion of the allowance approximated $14,000 and $62,000, or 0.3% and 1.5% of the total allowance. This unallocated portion of the allowance is considered necessary based on consideration of the known risk elements in certain pools of loans in the loan portfolio and our assessment of the economic environment in which we operate. More specifically, while loan quality remains good, the subsidiary banks have typically experienced greater losses within certain homogeneous loan pools when our market area has experienced economic downturns or other significant negative factors or trends, such as increases in bankruptcies, unemployment rates or past due loans.

     At December 31, 2003 and 2002, our allowance for loan losses totaled $4,681,000, or 0.93% of total loans and $4,053,000 or 0.97% of total loans, respectively, and is considered adequate to cover inherent losses in our loan portfolio. Table VII presents an allocation of the allowance for loan losses by loan type at each respective year end date, as follows:


 Table VII - Allocation of the Allowance for Loan Losses
 Dollars in thousands

                      2003                    2002                     2001                    2000                    1999
               ---------------------   --------------------     -------------------     --------------------    --------------------
                           % of                    % of                     % of                    % of                    % of
                         loans in                loans in                 loans in                loans in                loans in
                           each                    each                     each                    each                    each
                         category                category                 category                category                category
                         to total                to total                 to total                to total                to total
                Amount     loans       Amount      loans         Amount     loans        Amount     loans         Amount    loans
               --------------------    --------------------     -------------------     --------------------    --------------------
 Commercial    $ 2,353        50.8%    $ 2,054        49.4%     $ 1,036       42.8%     $ 1,037        39.4%      $ 951        33.1%
 Real estate     1,127        39.4%        939        39.6%         985       43.8%         127        46.3%        383        49.8%
 Installment     1,174         8.2%        998         9.5%         937       11.8%       1,313        13.5%        806        16.0%
 Other              13         1.6%          -         1.5%           -        1.6%           -         0.8%          -         1.1%
 Unallocated        14            -         62            -         152           -          94            -         92            -
               --------------------    --------------------     -------------------     --------------------    --------------------
               $ 4,681       100.0%    $ 4,053       100.0%     $ 3,110      100.0%     $ 2,571       100.0%    $ 2,232       100.0%
               ====================    ====================     ===================     ====================    ====================


     At December 31, 2003, we had approximately $480,000 in other real estate owned which was obtained as the result of foreclosure proceedings. Foreclosures have been insignificant throughout 2003 and we do not anticipate any material losses on the property currently held in other real estate owned.

     A reconciliation of the activity in the allowance for loan losses follows:

 Table VIII - Allowance for Loan Losses
Dollars in thousands

                                                2003      2002         2001        2000        1999
                                             --------------------------------------------------------

Balance, beginning of year                    $ 4,053   $ 3,110      $ 2,571     $ 2,232     $ 2,113

Losses:
  Commercial, financial & agricultural             98       138          108           -         165
  Residential - mortgage                           60        30           47          63          32
  Consumer                                        178       173          191         175         144
  Other                                            73        75           76          49          37
                                              -------------------------------------------------------
                      Total                       409       416          422         287         378
                                              -------------------------------------------------------
Recoveries:
  Commercial, financial & agricultural              5        39           10           2          40
  Residential - mortgage                            -        17            1           2          10
  Consumer                                         79        71           99          53          71
  Other                                            38        17           21          11           6
                                              -------------------------------------------------------
                      Total                       122       144          131          68         127
                                              -------------------------------------------------------

Net losses                                        287       272          291         219         251
                                              -------------------------------------------------------
Provision for loan losses                         915     1,215          830         558         370
                                              -------------------------------------------------------

Balance, end of year                          $ 4,681   $ 4,053      $ 3,110     $ 2,571     $ 2,232
                                              =======================================================

LIQUIDITY

     Liquidity reflects our ability to ensure the availability of adequate funds to meet loan commitments and deposit withdrawals, as well as provide for other transactional requirements. Liquidity is provided primarily by funds invested in cash and due from banks (net of float and reserves), Federal funds sold, non-pledged securities, and available lines of credit with the Federal Home Loan Bank, which totaled approximately $115 million or 14.7% of total consolidated assets at December 31, 2003.

     We continuously monitor our liquidity position to ensure that day-to-day as well as anticipated funding needs are met. We are not aware of any trends, commitments, events or uncertainties that have resulted in or are reasonably likely to result in a material change to our liquidity.

MARKET RISK MANAGEMENT

     Market risk is the risk of loss arising from adverse changes in the fair value of financial instruments due to changes in interest rates, exchange rates and equity prices. Interest rate risk is our primary market risk and results from timing differences in the repricing of assets, liabilities and off-balance sheet instruments, changes in relationships between rate indices and the potential exercise of embedded options. The principal objective of asset/liability management is to minimize interest rate risk and our actions in this regard are taken under the guidance of our Asset/Liability Management Committee ("ALCO"). The ALCO is comprised of members of senior management and members of the Board of Directors. The ALCO actively formulates the economic assumptions that we use in our financial planning and budgeting process and establishes policies which control and monitor our sources, uses and prices of funds.

     Some amount of interest rate risk is inherent and appropriate to the banking business. Our net income is affected by changes in the absolute level of interest rates. Our interest rate risk position is liability sensitive; that is, liabilities are likely to reprice faster than assets, resulting in a decrease in net income in a rising rate environment. Our net income would remain relatively unchanged in a falling interest rate environment. Net income is also subject to changes in the shape of the yield curve. In general, a flattening yield curve would result in a decline in our earnings due to the compression of earning asset yields and funding rates, while a steepening would result in increased earnings as margins widen.

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

     As of December 31, 2003, our earnings simulation model projects net interest income would decrease by approximately 1.7% if rates rise evenly by 200 basis points over the next year, as compared to projected stable rate net interest income. Also, the model projects that if rates fall evenly by 200 basis points over the next year, our net interest income would decrease by approximately 0.1%, as compared to projected stable rate net interest income. These projected changes are well within our ALCO policy limit of +/- 10%.

CONTRACTUAL CASH OBLIGATIONS

     During our normal course of business, we incur contractual cash obligations. The following table summarizes our contractual cash obligations at December 31, 2003.

                               Long
                               Term
                               Debt
---------------------------------------
2004                      $ 20,428,432
2005                        20,811,559
2006                        13,749,060
2007                         5,519,208
2008                        14,344,851
Thereafter                  93,402,098
---------------------------------------
        Total            $ 168,255,208
=======================================


OFF-BALANCE SHEET ARRANGEMENTS

     We are involved with some off-balance sheet arrangements that have or are reasonably likely to have an effect on our financial condition, liquidity, or capital. These arrangements at December 31, 2003 are presented in the following table.


Commitments to extend credit:
    Revolving home equity and
        credit card lines          $ 20,550
    Construction loans               39,941
    Other loans                      23,627
Standby letters of credit             3,718
--------------------------------------------
           Total                   $ 87,836
============================================

CAPITAL RESOURCES

     Our capital position remains strong, despite our continued growth. Stated as a percentage of total assets, our equity ratio was 7.2% and 7.8% at December 31, 2003 and 2002, respectively. Our risk weighted tier I capital, total capital and leverage capital ratios approximated 10.1%, 11.0% and 7.3%, respectively, at December 31, 2003, all of which are in excess of the minimum guidelines to be "well capitalized" under the regulatory prompt corrective action provisions. Our subsidiary banks are also subject to minimum capital ratios as further discussed in Note 16 of the accompanying consolidated financial statements.

     Cash dividends per share rose 14.7% to $0.43 in 2003 compared to $0.375 in 2002, representing dividend payout ratios of 18.4% and 18.2% for 2003 and 2002, respectively. It is our intention to continue to pay dividends on a similar schedule during 2004. Future cash dividends will depend on the earnings and financial condition of our subsidiary banks as well as general economic conditions.

     The primary source of funds for the dividends paid to our shareholders is dividends received from our subsidiary banks. Dividends paid by our subsidiary banks are subject to restrictions by banking regulations. The most restrictive provision requires approval by the respective bank's regulatory agency if dividends declared in any year exceed the bank's current year's net income, as defined, plus its retained net profits of the two preceding years. During 2004, the net retained profits available for distribution to Summit as dividends without regulatory approval are approximately $11,803,000, plus net income for the interim periods through the date of declaration.

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

                         QUARTERLY FINANCIAL INFORMATION




------------------------------------------------------------------------------------------------------------
                                                     First      Second      Third      Fourth       Full
 (Dollars in thousands, except per share amounts)   Quarter     Quarter    Quarter     Quarter      Year
------------------------------------------------------------------------------------------------------------

2003
Interest income                                      $ 10,130    $ 10,168   $ 10,292    $ 10,634   $ 41,224
Interest expense                                        4,461       4,467      4,350       4,252     17,530
Net interest income                                     5,669       5,701      5,942       6,382     23,694
Provision for loan losses                                 218         233        232         232        915
Securities gains                                           41          65          -         106        212
Other noninterest income                                  532         732        810       3,538      5,612
Noninterest expense                                     3,340       3,439      3,797       6,308     16,884
Income before income taxes                              2,684       2,826      2,723       3,486     11,719
Income taxes                                              820         818        880         993      3,511
Net income                                              1,864       2,008      1,843       2,493      8,208
Basic earnings per share                                 0.53        0.57       0.53        0.71       2.34
Diluted earnings per share                               0.53        0.57       0.52        0.70       2.32
Dividends paid per share                                    -        0.20          -        0.23       0.43

2002
Interest income                                       $ 9,835    $ 10,043   $ 10,345    $ 10,466   $ 40,689
Interest expense                                        4,655       4,690      4,803       4,694     18,842
Net interest income                                     5,180       5,353      5,542       5,772     21,847
Provision for loan losses                                 293         307        307         308      1,215
Securities gains (losses)                                  53          12          9        (214)      (140)
Other noninterest income                                  309         563        592         621      2,085
Noninterest expense                                     2,977       3,288      3,115       3,227     12,607
Income before income taxes                              2,272       2,333      2,721       2,644      9,970
Income taxes                                              641         693        798         600      2,732
Net income                                              1,631       1,640      1,923       2,044      7,238
Basic earnings per share                                 0.46        0.47       0.55        0.58       2.06
Diluted earnings per share                               0.46        0.46       0.54        0.58       2.05
Dividends paid per share                                    -       0.185          -        0.19       0.375

                         REPORT OF INDEPENDENT AUDITORS


                     [ARNETT & FOSTER, P.L.L.C. LETTERHEAD]



To the Board of Directors
Summit Financial Group, Inc.
Moorefield, West Virginia

     We have audited the accompanying consolidated balance sheets of Summit Financial Group, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Summit Financial Group, Inc. and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.


                                                /s/ Arnett & Foster, P.L.L.C.




Charleston, West Virginia
January 30, 2004

                        CONSOLIDATED FINANCIAL STATEMENTS


Consolidated Balance Sheets

                                                                                          December 31,
-----------------------------------------------------------------------------------------------------------------
                                                                                  2003               2002
-----------------------------------------------------------------------------------------------------------------
 ASSETS
 Cash and due from banks                                                        $  14,412,120      $  11,470,311
 Interest bearing deposits with other banks                                         3,141,092          2,185,369
 Federal funds sold                                                                   244,000          3,390,135
 Securities available for sale                                                    235,409,228        212,597,975
 Loans held for sale, net                                                           6,352,836            906,900
 Loans, net                                                                       498,340,211        414,245,082
 Property held for sale, net                                                          480,000          1,859,650
 Premises and equipment, net                                                       17,846,269         11,199,037
 Accrued interest receivable                                                        3,778,139          4,026,188
 Intangible assets                                                                  3,049,976          3,201,128
 Other assets                                                                       8,411,333          6,812,636
-----------------------------------------------------------------------------------------------------------------
                                   Total assets                                 $ 791,465,204      $ 671,894,411
=================================================================================================================

 LIABILITIES AND SHAREHOLDERS' EQUITY
 Liabilities
     Deposits
         Non interest bearing                                                   $  51,004,403      $  46,312,596
         Interest bearing                                                         460,797,017        412,334,977
-----------------------------------------------------------------------------------------------------------------
                                  Total deposits                                  511,801,420        458,647,573
-----------------------------------------------------------------------------------------------------------------
     Short-term borrowings                                                         49,714,246         20,191,103
     Long-term borrowings                                                         164,646,208        133,787,020
     Subordinated debentures owed to unconsolidated subsidiary trust                3,609,000          3,609,000
     Other liabilities                                                              4,506,787          3,579,919
-----------------------------------------------------------------------------------------------------------------
                                Total liabilities                                 734,277,661        619,814,615
-----------------------------------------------------------------------------------------------------------------
 Commitments and Contingencies

 Shareholders' Equity
     Preferred stock, $1.00 par value; authorized
         250,000 shares; no shares issued                                                   -                  -
     Common stock, $2.50 par value; authorized 5,000,000;
          issued 2003 - 3,566,960 shares; 2002 - 3,561,660 shares                   8,917,400          8,904,150
     Capital surplus                                                                3,845,906          3,805,891
     Retained earnings                                                             43,427,000         36,726,583
     Less cost of shares acquired for the treasury -
         57,940 shares                                                               (627,659)          (619,711)
     Accumulated other comprehensive income                                         1,624,896          3,262,883
-----------------------------------------------------------------------------------------------------------------
                                  Total shareholders' equity                       57,187,543         52,079,796
-----------------------------------------------------------------------------------------------------------------

                                  Total liabilities and shareholders' equity    $ 791,465,204      $ 671,894,411
=================================================================================================================

See notes to consolidated financial statements

Consolidated Statements of Income

                                                                                      For the Year Ended December 31,
-------------------------------------------------------------------------------------------------------------------------------
                                                                                 2003               2002              2001
-------------------------------------------------------------------------------------------------------------------------------
 Interest income
     Interest and fees on loans
         Taxable                                                             $ 30,842,054       $ 28,626,505      $ 25,592,985
         Tax-exempt                                                               323,148            348,840           210,744
     Interest and dividends on securities
         Taxable                                                                7,952,074          9,840,024        10,896,837
         Tax-exempt                                                             1,936,831          1,724,616           961,270
     Interest on interest bearing deposits with other banks                       151,068             92,417            22,983
     Interest on Federal Funds sold                                                18,391             56,495           234,342
-------------------------------------------------------------------------------------------------------------------------------
                 Total interest income                                         41,223,566         40,688,897        37,919,161
-------------------------------------------------------------------------------------------------------------------------------
 Interest expense
     Interest on deposits                                                       9,998,904         11,563,915        14,765,031
     Interest on short-term borrowings                                            441,447            326,650           452,340
     Interest on long-term borrowings and subordinated debentures               7,089,635          6,951,485         5,220,402
-------------------------------------------------------------------------------------------------------------------------------
                 Total interest expense                                        17,529,986         18,842,050        20,437,773
-------------------------------------------------------------------------------------------------------------------------------
                 Net interest income                                           23,693,580         21,846,847        17,481,388
     Provision for loan losses                                                    915,000          1,215,000           830,000
-------------------------------------------------------------------------------------------------------------------------------
                 Net interest income after provision for loan losses           22,778,580         20,631,847        16,651,388
-------------------------------------------------------------------------------------------------------------------------------
 Noninterest income
     Insurance commissions                                                        239,356            186,888           105,179
     Service fees                                                               1,585,778          1,340,542         1,054,799
     Mortgage origination revenue                                               3,137,702            357,486            72,783
     Securities gains (losses)                                                    211,897           (140,308)          379,048
     Gain(loss) on sale of assets                                                 335,969             (8,770)           11,563
     Other                                                                        313,687            209,180           186,178
-------------------------------------------------------------------------------------------------------------------------------
                 Total noninterest income                                       5,824,389          1,945,018         1,809,550
-------------------------------------------------------------------------------------------------------------------------------
 Noninterest expenses
     Salaries and employee benefits                                             9,004,422          6,863,690         5,670,072
     Net occupancy expense                                                        868,261            783,705           706,346
     Equipment expense                                                          1,320,353          1,247,593         1,170,491
     Supplies                                                                     481,157            474,666           329,813
     Professional fees                                                            564,477            434,074           454,393
     Postage                                                                      984,929            195,317           157,001
     Advertising                                                                  772,358            249,490           203,626
     Amortization of intangibles                                                  151,152            151,152           282,192
     Other                                                                      2,736,579          2,206,750         1,763,407
-------------------------------------------------------------------------------------------------------------------------------
                 Total noninterest expenses                                    16,883,688         12,606,437        10,737,341
-------------------------------------------------------------------------------------------------------------------------------
 Income before income tax expense                                              11,719,281          9,970,428         7,723,597
     Income tax expense                                                         3,510,925          2,732,130         2,457,135
-------------------------------------------------------------------------------------------------------------------------------
                 Net income                                                   $ 8,208,356        $ 7,238,298       $ 5,266,462
==============================================================================================================================

 Basic earnings per common share                                                   $ 2.34             $ 2.06            $ 1.50
==============================================================================================================================

 Diluted earnings per common share                                                 $ 2.32             $ 2.05            $ 1.50
==============================================================================================================================

 Average common shares outstanding
     Basic                                                                      3,505,003          3,507,964         3,508,898
==============================================================================================================================
     Diluted                                                                    3,536,643          3,526,080         3,510,284
==============================================================================================================================

 See notes to consolidated financial statements



Consolidated Statements of Shareholders' Equity
For the Years Ended December 31, 2003, 2002 and 2001


------------------------------------------------------------------------------------------------------------------------------------
                                                                                                       Accumulated
                                                                                                          Other            Total
                                             Common        Capital        Retained        Treasury      Comprehensive  Shareholders'
                                             Stock         Surplus        Earnings         Stock           Income          Equity
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2000                $ 8,903,900    $ 3,804,951    $ 26,765,097    $ (517,725)      $ 816,978     $ 39,773,201
Comprehensive income:
 Net income                                         -              -       5,266,462             -               -        5,266,462
 Other comprehensive income,
  net of deferred taxes of $300,601:
  Net unrealized gain on
   securities of $725,464, net
   of reclassification adjustment
   for gains included in net
   income of $235,010                               -              -               -             -         490,454          490,454
                                                                                                                       ------------
 Total comprehensive income                         -              -               -             -               -        5,756,916
Purchase of treasury shares                         -              -               -       (14,754)              -          (14,754)
Cash dividends declared ($0.35 per share)           -              -      (1,228,016)            -               -       (1,228,016)
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2001                  8,903,900      3,804,951      30,803,543      (532,479)      1,307,432       44,287,347
Comprehensive income:
 Net income                                         -              -       7,238,298             -               -        7,238,298
 Other comprehensive income,
  net of deferred taxes of $1,198,502:
  Net unrealized gain on
   securities of $1,868,460, net
   of reclassification adjustment
   for (losses) included in net
   income of ($86,991)                              -              -               -             -       1,955,451        1,955,451
                                                                                                                       ------------
 Total comprehensive income                         -              -               -             -               -        9,193,749
Exercise of stock options                         250            940               -             -               -            1,190
Purchase of treasury shares                         -              -               -       (87,232)              -          (87,232)
Cash dividends declared($0.375 per share)           -              -      (1,315,258)            -               -       (1,315,258)
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2002                  8,904,150      3,805,891      36,726,583      (619,711)      3,262,883       52,079,796
Comprehensive income:
 Net income                                         -              -       8,208,356             -               -        8,208,356
 Other comprehensive income,
  net of deferred tax (benefit)
  of ($1,003,928):
  Net unrealized (loss) on
   securities of ($1,506,611), net
   of reclassification adjustment
   for gains included in net
   income of $131,376                               -              -               -             -      (1,637,987)      (1,637,987)
                                                                                                                       ------------
  Total comprehensive income                        -              -               -             -               -        6,570,369
Exercise of stock options                      13,250         40,015               -             -               -           53,265
Purchase of treasury shares                         -              -               -        (7,948)              -           (7,948)
Cash dividends declared ($0.43 per share)           -              -      (1,507,939)            -               -       (1,507,939)
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2003                $ 8,917,400    $ 3,845,906    $ 43,427,000    $ (627,659)    $ 1,624,896     $ 57,187,543
====================================================================================================================================

 See notes to consolidated financial statements


Consolidated Statements of Cash Flows

                                                                                     For the Year Ended December 31,
-----------------------------------------------------------------------------------------------------------------------------------
                                                                              2003                2002                2001
-----------------------------------------------------------------------------------------------------------------------------------
 CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                              $   8,208,356        $  7,238,298       $   5,266,462
     Adjustments to reconcile net earnings to
         net cash provided by operating activities:
         Depreciation                                                            1,058,354           1,026,485             899,554
         Provision for loan losses                                                 915,000           1,215,000             830,000
         Deferred income tax (benefit)                                            (368,650)           (779,570)           (277,540)
         Loans originated for sale                                             (62,670,581)        (19,446,545)                  -
         Proceeds from loans sold                                               57,224,645          20,053,045                   -
         Security (gains) losses                                                  (211,897)            140,308            (379,048)
         (Gain) loss on disposal of premises, equipment and other assets          (171,590)              8,770              91,695
         Amortization of securities premiums (accretion
             of discounts), net                                                  1,341,955             389,007            (291,338)
         Amortization of goodwill and purchase
             accounting adjustments, net                                           171,010             174,330             284,901
         (Increase) decrease in accrued interest receivable                        248,049            (151,165)           (113,301)
         (Increase) in other assets                                               (910,575)           (267,021)            (38,028)
         Increase (decrease) in other liabilities                                1,174,571            (455,917)            786,508
-----------------------------------------------------------------------------------------------------------------------------------
             Net cash provided by operating activities                           6,008,647           9,145,025           7,059,865
-----------------------------------------------------------------------------------------------------------------------------------
 CASH FLOWS FROM INVESTING ACTIVITIES
     Proceeds from maturities and calls of
         securities held to maturity                                                     -             150,000             250,000
     Proceeds from maturities and calls of
         securities available for sale                                          33,368,900          14,386,000          56,133,634
     Proceeds from sales of
         securities available for sale                                          12,206,105          26,934,632          40,206,987
     Principal payments received on
         securities available for sale                                          89,184,506          50,602,473          26,554,708
     Purchases of securities available for sale                               (161,303,052)        (94,970,210)       (154,138,998)
     Net (increase) decrease in federal funds sold                               3,146,135          (1,542,006)            (37,129)
     Net loans made to customers                                               (85,792,687)        (72,627,710)        (73,781,647)
     Purchases of premises and equipment                                        (8,273,263)         (1,124,723)         (1,705,880)
     Proceeds from sales of premises, equipment and other assets                 2,890,424              60,700             134,239
    (Purchases of) proceeds from interest bearing deposits with other banks       (955,723)             76,457          (1,788,826)
     Purchases of life insurance contracts                                               -          (2,250,000)            (74,200)
-----------------------------------------------------------------------------------------------------------------------------------
             Net cash (used in) investing activities                          (115,528,655)        (80,304,387)       (108,247,112)
-----------------------------------------------------------------------------------------------------------------------------------
 CASH FLOWS FROM FINANCING ACTIVITIES
     Net increase in demand deposit,
         NOW and savings accounts                                               18,275,248          28,835,408          27,161,535
     Net increase in time deposits                                              34,940,815          33,753,264          22,952,264
     Net increase (decrease) in short-term borrowings                           29,523,143          (3,841,687)         14,641,976
     Proceeds from long-term borrowings                                         37,320,000          26,590,000          42,738,000
     Repayments of long-term borrowings                                         (6,134,767)        (16,461,443)           (379,398)
     Net proceeds from issuance of trust preferred securities                            -           3,379,200                   -
     Purchases of treasury stock                                                    (7,948)            (87,232)            (14,754)
     Exercise of stock options                                                      53,265               1,190                   -
     Dividends paid                                                             (1,507,939)         (1,315,258)         (1,228,016)
-----------------------------------------------------------------------------------------------------------------------------------
         Net cash provided by financing activities                             112,461,817          70,853,442         105,871,607
-----------------------------------------------------------------------------------------------------------------------------------
     Increase (decrease) in cash and due from banks                              2,941,809            (305,920)          4,684,360
     Cash and due from banks:
         Beginning                                                              11,470,311          11,776,231           7,091,871
-----------------------------------------------------------------------------------------------------------------------------------
         Ending                                                              $  14,412,120        $ 11,470,311       $  11,776,231
===================================================================================================================================

 See notes to consolidated financial statements

Consolidated Statements of Cash Flows-continued

                                                                               For the Year Ended December 31,
----------------------------------------------------------------------------------------------------------------------------------
                                                                               2003               2002                2001
----------------------------------------------------------------------------------------------------------------------------------
 SUPPLEMENTAL DISCLOSURES OF CASH
     FLOW INFORMATION
     Cash payments for:
         Interest                                                            $  17,346,163        $ 18,863,103       $  20,699,231
==================================================================================================================================
         Income taxes                                                        $   3,420,000        $  3,245,289       $   2,442,000
==================================================================================================================================

 SUPPLEMENTAL SCHEDULE OF NONCASH
     INVESTING AND FINANCING ACTIVITIES
     Other assets acquired in settlement of loans                            $     779,896           $ 63,675           $ 127,870
==================================================================================================================================

 See notes to consolidated financial statements

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1.  SIGNIFICANT ACCOUNTING POLICIES

     Nature of business: Summit Financial Group, Inc. ("We", "Company" or "Summit") is a financial holding company headquartered in Moorefield, West Virginia. We operate two business segments, community banking and mortgage banking. Our community banking segment provides commercial and retail banking services primarily in the Eastern Panhandle and South Central regions of West Virginia and the Northern region of Virginia. We provide these services through our three community bank subsidiaries: Summit Community Bank ("Summit Community"), Capital State Bank, Inc. ("Capital State"), and Shenandoah Valley National Bank ("Shenandoah") (collectively, the "Bank Subsidiaries"). Summit Financial, LLC ("SFLLC"), our mortgage banking segment, originates loans to customers throughout the United States from its headquarters in Herndon, Virginia.

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

     Principles of consolidation: The accompanying consolidated financial statements include the accounts of Summit and its subsidiaries. All significant accounts and transactions among these entities have been eliminated. As further discussed in Notes 2 and 11, SFG Capital Trust I, which had been previously consolidated within our financial statements, is no longer consolidated.

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

     Securities held to maturity - Certain debt securities for which we have the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts. There are no securities classified as held to maturity in the accompanying financial statements.

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

     Trading securities - There are no securities classified as "trading" in the accompanying financial statements.

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

     Premises and equipment: Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed primarily by the straight-line method for premises and equipment over the estimated useful lives of the assets. The estimated useful lives employed are on average 30 years for premises and 3 to 10 years for furniture and equipment. Repairs and maintenance expenditures are charged to operating expenses as incurred. Major improvements and additions to premises and equipment, including construction period interest costs, are capitalized. Total interest capitalized during 2003 was approximately $40,000. No interest was capitalized during 2002 or 2001.

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

     In October 2002, the FASB issued Statement of Financial Accounting Standards No. 147, Acquisitions of Certain Financial Institutions ("SFAS 147"). SFAS 147 removes acquisitions of financial institutions from the scope of SFAS 72 and requires that these transactions be accounted for in accordance with FASB Statement No. 141, Business Combinations, and SFAS 142. In addition, SFAS 147 clarifies that the acquisition of a less-than-whole financial institution (e.g. a branch acquisition) that meets the definition of a business should be accounted for as a business combination, otherwise the transaction should be accounted for as an acquisition of net assets that does not result in the recognition of goodwill. SFAS 147 also amends FASB Statement No. 144, Accounting for Impairment or Disposal of Long-Lived Assets, to include in its scope long-term customer-relationship intangible assets of financial institutions such as depositor- and borrower- relationship intangible assets. SFAS 147 was effective on October 1, 2002 and did not materially impact our financial position, results of operations, or liquidity.

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

     Derivative instruments and hedging activities: In accordance with SFAS 133, Accounting for Derivative Instruments and Hedging Activities, as amended, all derivative instruments are recorded on the balance sheet at fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, depending on the type of hedge transaction.

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

     During 2003, 2002, and 2001 we were party to instruments that qualified for fair-value hedge accounting and other instruments that were held for risk management purposes that did not qualify for hedge accounting.

     Reclassifications: Certain accounts in the consolidated financial statements for 2002 and 2001, as previously presented, have been reclassified to conform to current year classifications.

NOTE 2.  Significant New aCcounting Pronouncements

     Loan commitments: During 2003, we adopted the provisions of Statement of Financial Accounting Standards No. 149 ("SFAS 149"), Amendment of Statement 133 on Derivative Instruments and Hedging Activities. SFAS 149 requires that commitments to make mortgage loans should be accounted for as derivatives if the loans are to be held for sale, because the commitment represents a written option and accordingly is recorded at the fair value of the option liability. The adoption of SFAS 149 did not have a material impact on our results of operations, financial position, or liquidity.

     Variable interest entities: In December 2003 the Financial Accounting Standards Board (FASB) issued revised Interpretation No. 46, Consolidation of Variable Interest Entities ("FIN 46-R"). In accordance with FIN 46-R, business enterprises that represent the primary beneficiary of another entity by retaining a controlling interest in that entity's assets, liabilities and results of operations must consolidate that entity in its financial statements. Prior to the issuance of FIN 46-R, consolidation generally occurred when an enterprise controlled another entity through voting interests. If applicable, transition rules allow the restatement of financial statements or prospective application with a cumulative effect adjustment. We have determined that the provisions of FIN 46-R require deconsolidation of subsidiary trusts which issued guaranteed preferred beneficial interests in subordinated debentures (Trust Preferred Securities).


     Prior to the adoption of FIN 46-R, we consolidated the trust and the balance sheet included the guaranteed beneficial interests in the subordinated debentures of the trust. Upon adoption of FIN 46-R at December 31, 2003, the trust has been deconsolidated and the junior subordinated debentures of the Company owned by the trust are being disclosed. The Trust Preferred Securities continue to qualify as Tier 1 capital for regulatory purposes. The banking regulatory agencies have not issued any guidance which would change the regulatory capital treatment for the Trust Preferred Securities based on the adoption of FIN 46-R.http://www.secinfo.com/$/SEC/Registrant.asp?CIK=703970 The adoption of the provisions of FIN 46-R has had no material impact on our results of operations, financial condition, or liquidity. See Note 11 of our Notes to Consolidated Financial Statements for a discussion of our subordinated debentures.

Note 3.     Cash Concentration

     At December 31, 2003 and 2002, we had concentrations totaling $9,612,296 and $10,490,628, respectively, with unaffiliated financial institutions. These concentrations consisted of due from bank account balances and Federal funds sold. Deposits with correspondent banks are generally unsecured and have limited insurance under current banking insurance regulations.

Note 4.  Securities

     The amortized cost, unrealized gains and losses, and estimated fair values of securities at December 31, 2003 and 2002, are summarized as follows:


                                                                  2003
--------------------------------------------------------------------------------------------
                                          Amortized           Unrealized         Estimated
                                                           -----------------
                                            Cost           Gains      Losses     Fair Value
--------------------------------------------------------------------------------------------
 Available for sale
 Taxable:
  U. S. Government agencies
   and corporations                     $ 21,323,741  $   556,785  $    37,831  $ 21,842,695
  Mortgage-backed securities             132,030,288      959,890      532,445   132,457,733
  State and political subdivisions         4,008,910       24,685            -     4,033,595
  Corporate debt securities               16,516,090      774,306            -    17,290,396
  Federal Reserve Bank stock                 436,000            -            -       436,000
  Federal Home Loan Bank stock            10,319,400            -            -    10,319,400
  Other equity securities                    175,535            -            -       175,535
--------------------------------------------------------------------------------------------
        Total taxable                    184,809,964    2,315,666      570,276   186,555,354
--------------------------------------------------------------------------------------------
 Tax-exempt:
   State and political subdivisions       40,510,819    1,448,023       31,757    41,927,085
   Federal Reserve Bank stock                  8,400            -            -         8,400
   Other equity securities                 7,519,216            -      600,827     6,918,389
--------------------------------------------------------------------------------------------
          Total tax-exempt                48,038,435    1,448,023      632,584    48,853,874
--------------------------------------------------------------------------------------------
                Total                   $232,848,399  $ 3,763,689  $ 1,202,860  $235,409,228
============================================================================================



                                                                  2002
---------------------------------------------------------------------------------------------
                                             Amortized         Unrealized         Estimated
                                                         ----------------------
                                               Cost         Gains      Losses     Fair Value
---------------------------------------------------------------------------------------------
 Available for sale
 Taxable:
 U. S. Government agencies
   and corporations                        $ 32,699,059  $1,121,860  $       -  $  33,820,919
 Mortgage-backed securities                  94,022,894   1,925,599    168,040     95,780,453
 State and political subdivisions             5,450,901      94,315          -      5,545,216
 Corporate debt securities                   27,961,831   1,163,744      7,352     29,118,223
 Federal Reserve Bank stock                     397,000           -          -        397,000
 Federal Home Loan Bank stock                 7,738,200           -          -      7,738,200
 Other equity securities                         88,348           -          -         88,348
---------------------------------------------------------------------------------------------
      Total taxable                         168,358,233   4,305,518    175,392    172,488,359
---------------------------------------------------------------------------------------------
 Tax-exempt:
 State and political subdivisions            34,003,131   1,166,600    101,629     35,068,102
 Federal Reserve Bank stock                       8,400           -          -          8,400
 Other equity securties                       5,065,152     106,169    138,207      5,033,114
---------------------------------------------------------------------------------------------
      Total tax-exempt                       39,076,683   1,272,769    239,836     40,109,616
---------------------------------------------------------------------------------------------
 Total available for sale                  $207,434,916  $5,578,287  $ 415,228  $ 212,597,975
=============================================================================================

     Provided below is a summary of securities available for sale which were in an unrealized loss position at December 31, 2003. Approximately 32.7% of the unrealized loss was comprised of securities in a continuous loss position for twelve months or more, which consisted primarily of other equity securities with maturities or repricings of less than 1 year. We have the ability and intent to hold these securities until such time as the value recovers or the securities mature. Further, we believe that the deterioration in value is attributable to changes in market interest rates and not credit quality of the issuer.

                                            Less than 12 months           12 months or more                  Total
                                       ----------------------------  ---------------------------    -------------------------
                                          Estimated     Unrealized     Estimated     Unrealized      Estimated     Unrealized
                                          Fair Value       Loss        Fair Value       Loss         Fair Value      Loss
------------------------------------   ----------------------------  ---------------------------    -------------------------

 Taxable:
 U. S. Government agencies
   and corporations                      $  4,462,169    $ (37,831)    $         -   $        -     $ 4,462,169  $   (37,831)
 Mortgage-backed securities                47,869,587     (524,286)      3,573,137       (8,159)     51,442,724     (532,445)
 Tax-exempt:
 State and political subdivisions           1,284,719      (11,824)        580,067      (19,933)      1,864,786      (31,757)
 Other equity securties                     5,279,518     (236,024)      1,638,872     (364,803)      6,918,390     (600,827)
                                         --------------------------    -------------------------    -------------------------
  Total temporarily impaired securitie   $ 58,895,993    $(809,965)    $ 5,792,076   $ (392,895)    $64,688,069  $(1,202,860)
                                         ==========================    ==========================   =========================

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

    The maturities, amortized cost and estimated fair values of securities at December 31, 2003, are summarized as follows:

                                           Amortized      Estimated
                                              Cost        Fair Value
---------------------------------------------------------------------

 Due in one year or less                $  61,645,591   $  62,100,104
 Due from one to five years                92,479,306      93,560,830
 Due from five to ten years                29,779,550      30,528,609
 Due after ten years                       30,485,401      31,361,960
 Equity securities                         18,458,551      17,857,725
---------------------------------------------------------------------
                Total                   $ 232,848,399   $ 235,409,228
=====================================================================

     The proceeds from sales, calls and maturities of securities, including principal payments received on mortgage-backed obligations and the related gross gains and losses realized are as follows:

                                                  Proceeds from                  Gross Realized
--------------------------------------------------------------------------------------------------
            Years Ended                           Calls and     Principal
           December 31,               Sales       Maturities     Payments      Gains      Losses
--------------------------------------------------------------------------------------------------
 2003
 Securities available for sale     $ 12,206,105  $ 33,368,900  $ 89,184,506  $ 334,597   $ 122,700
 Securities held to maturity                  -             -             -          -           -
--------------------------------------------------------------------------------------------------
                                   $ 12,206,105  $ 33,368,900  $ 89,184,506  $ 334,597   $ 122,700
==================================================================================================
 2002
 Securities available for sale     $ 26,934,632  $ 14,386,000  $ 50,602,473  $ 319,235     246,543
 Securities held to maturity                  -       150,000             -          -           -
--------------------------------------------------------------------------------------------------
                                   $ 26,934,632  $ 14,536,000  $ 50,602,473  $ 319,235   $ 246,543
==================================================================================================
 2001
 Securities available for sale     $ 40,206,987  $ 56,133,634  $ 26,554,708  $ 459,653   $  80,605
 Securities held to maturity                  -       250,000             -          -           -
--------------------------------------------------------------------------------------------------
                                   $ 40,206,987  $ 56,383,634  $ 26,554,708  $ 459,653   $  80,605
==================================================================================================

     At December 31, 2003 and 2002, securities with estimated fair values of $89,873,000 and $50,738,000, respectively, were pledged to secure public deposits, and for other purposes required or permitted by law.

     At December 31, 2003, we had a concentration within our corporate debt obligations to issuers in the banking and financial services industry. The carrying value of this concentration was approximately $15,657,000 with an estimated fair value of $16,402,000. We had no concentrations with any one issuer of securities.

     During 2002, due to a decrease in the credit rating of one of our mortgage-backed securities, we realized a $213,000 write down of that security, as this decline was deemed to be other than temporary.

NOTE 5.     LOANS

     Loans are summarized as follows:

                                          2003             2002
------------------------------------------------------------------
 Commercial                           $ 46,860,481    $ 34,745,430
 Commercial real estate                209,391,036     171,822,280
 Residential - construction              2,368,552       4,493,569
 Residential - mortgage                196,134,926     161,005,744
 Consumer                               41,112,132      40,655,422
 Other                                   8,223,033       6,389,812
------------------------------------------------------------------
      Total loans                      504,090,160     419,112,257
 Less unearned income                    1,069,324         814,044
------------------------------------------------------------------
 Total loans net of unearned income    503,020,836     418,298,213
 Less allowance for loan losses          4,680,625       4,053,131
------------------------------------------------------------------
       Loans, net                     $498,340,211    $414,245,082
==================================================================

     The following presents loan maturities at December 31, 2003.

                                          After 1
                           Within       but within         After
                            1Year         5 Years         5 Years
-----------------------------------------------------------------------
Commercial               $ 16,559,865   $  17,270,982    $  13,029,634
Commercial real estate     31,215,193      36,072,084      142,103,759
Residential-construction      123,831       1,016,458        1,228,263
Residential-mortgage       10,218,929      12,002,734      173,913,263
Consumer                    3,664,773      31,663,985        5,783,374
Other                         930,257       2,678,855        4,613,921
-----------------------------------------------------------------------
                         $ 62,712,848   $ 100,705,098    $ 340,672,214
=======================================================================

Loans due after one year with:
    Variable rates                      $  84,870,552
    Fixed rates                           356,506,760
                                        -------------
                                        $ 441,377,312
                                        =============

     Concentrations of credit risk: We grant commercial, residential and consumer loans to customers primarily located in the Eastern Panhandle and South Central regions of West Virginia, and the Northern region of Virginia. Although we strive to maintain a diverse loan portfolio, exposure to credit losses can be adversely impacted by downturns in local economic and employment conditions. Major employment within our market area is diverse, but primarily includes government, health care, education, poultry and various professional, financial and related service industries.

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

     The following presents the activity with respect to related party loans aggregating $60,000 or more to any one related party (other changes represent additions to and changes in director and executive officer status):

                                          2003            2002
-----------------------------------------------------------------
  Balance, beginning                  $ 5,721,118    $ 4,789,067
      Additions                        13,332,322      3,273,101
      Amounts collected                (3,236,398)    (2,317,872)
      Other changes, net                        -        (23,178)
-----------------------------------------------------------------
  Balance, ending                    $ 15,817,042    $ 5,721,118
=================================================================

NOTE 6.     ALLOWANCE FOR LOAN
               LOSSES

     An analysis of the allowance for loan losses for the years ended December 31, 2003, 2002 and 2001 is as follows:

                                           2003          2002          2001
-----------------------------------------------------------------------------

  Balance, beginning of year           $4,053,131    $3,110,248    $2,570,776
  Losses:
      Commercial                            1,308       105,650        38,624
      Commercial real estate               96,640        31,500        69,233
      Residential - mortgage               59,952        30,400        46,977
      Consumer                            178,305       173,430       190,804
      Other                                72,539        74,899        75,643
-----------------------------------------------------------------------------
                  Total                   408,744       415,879       421,281
-----------------------------------------------------------------------------
  Recoveries:
      Commercial                            1,805        39,251         2,672
      Commercial real estate                2,602             -         7,500
      Residential - mortgage                  413        16,489           728
      Consumer                             78,515        70,568        98,940
      Other                                37,903        17,454        20,913
-----------------------------------------------------------------------------
                  Total                   121,238       143,762       130,753
-----------------------------------------------------------------------------
  Net losses                              287,506       272,117       290,528
  Provision for loan losses               915,000     1,215,000       830,000
-----------------------------------------------------------------------------
  Balance, end of year                 $4,680,625    $4,053,131    $3,110,248
=============================================================================

     Our total recorded investment in impaired loans at December 31, 2003 and 2002 approximated $1,014,000 and $904,000, respectively. The related allowance associated with impaired loans for 2003 and 2002 was approximately $271,000 and $160,000, respectively. At December 31, 2003, impaired loans with an associated allowance approximated $945,000, while approximately $69,000 of impaired loans had no related allowance. Our average investment in such loans approximated $353,000, $715,000, and $580,000 for the years ended December 31, 2003, 2002, and 2001 respectively. Impaired loans at December 31, 2003 and 2002 included loans that were collateral dependent, for which the fair values of the loans' collateral were used to measure impairment.

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

         For the years ended December 31, 2003, 2002, and 2001, we recognized no interest income on impaired loans after the date that the loans were deemed to be impaired. Using a cash-basis method of accounting, we would have recognized approximately the same amount of interest income on such loans.

NOTE 7.   PROPERTY HELD FOR SALE

     Property held for sale at December 31, 2003 and 2002 is as follows:

                                                2003           2002
---------------------------------------------------------------------
 Land                                         $       -   $   673,227
 Buildings and improvements                           -     1,818,455
 Foreclosed property                            480,000        81,000
---------------------------------------------------------------------
                                                480,000     2,572,682
    Less accumulated depreciation                     -       713,032
---------------------------------------------------------------------

 Total property held for sale                 $ 480,000   $ 1,859,650
=====================================================================

     In 2003 we sold our primary branch facility in Petersburg, West Virginia. A new Petersburg facility is under construction and is expected to be completed during second quarter 2004. The total cost is expected to approximate $1,500,000. We also sold our corporate headquarters located in Moorefield, West Virginia and have constructed new corporate headquarters in Moorefield.

NOTE 8.     PREMISES AND EQUIPMENT

     The major categories of premises and equipment and accumulated depreciation at December 31, 2003 and 2002, are summarized as follows:

                                                2003            2002
----------------------------------------------------------------------

 Land                                        $ 3,815,446   $ 2,060,736
 Buildings and improvements                   12,490,204     7,930,317
 Furniture and equipment                       8,296,033     6,992,299
----------------------------------------------------------------------
                                              24,601,683    16,983,352
 Less accumulated depreciation                 6,755,414     5,784,315
----------------------------------------------------------------------

 Total premises and equipment                $17,846,269   $11,199,037
======================================================================

     Depreciation expense for the years ended December 31, 2003, 2002 and 2001 approximated $1,058,000, $1,026,000 and $900,000, respectively.

NOTE 9.  INTANGIBLE ASSETS

     With the adoption of SFAS 142 on January 1, 2002, we discontinued the amortization of goodwill resulting from acquisitions. Goodwill is now subject to impairment testing at least annually to determine whether write-downs of the recorded balances are necessary. A fair value is determined based on at least one of three various market valuation methodologies. If the fair value equals or exceeds the book value, no write-down of recorded goodwill is necessary. If the fair value is less than the book value, an expense may be required on our books to write down the goodwill to the proper carrying value. During the third quarter, we completed the required annual impairment test for 2003 and determined that no impairment write-offs were necessary. Due to no longer having to amortize goodwill against earnings, our net income increased by approximately $131,000, or $0.04 per diluted share in both 2003 and 2002.

     The following presents our consolidated results of operations adjusted as though the adoption of SFAS 142 occurred as of January 1, 2001.

                                            Years Ended December 31,
                                          2003        2002        2001
-------------------------------------------------------------------------
 Reported net income                   $8,208,356  $7,238,298  $5,266,462
 Add back goodwill amortization
   net of applicable tax effect                 -           -     131,040
-------------------------------------------------------------------------
 Adjusted net income                   $8,208,356  $7,238,298  $5,397,502
=========================================================================
 Basic earnings per share
     Reported net income               $     2.34  $     2.06  $     1.50
     Add back goodwill amortization
        net of applicable tax effect            -           -        0.04
-------------------------------------------------------------------------
     Adjusted net income               $     2.34  $     2.06  $     1.54
=========================================================================
 Diluted earnings per share
     Reported net income               $     2.32  $     2.05  $     1.50
     Add back goodwill amortization
        net of applicable tax effect            -           -        0.04
-------------------------------------------------------------------------
     Adjusted net income               $     2.32  $     2.05  $     1.54
=========================================================================

     In addition, at December 31, 2003 and December 31, 2002, we had $1,561,946 and $1,713,098, respectively, in unamortized acquired intangible assets consisting entirely of unidentifiable intangible assets recorded in accordance with SFAS 72.

                                            2003            2002
-------------------------------------------------------------------
 Unidentifiable intangible assets
    Gross carrying amount                $ 2,267,324    $ 2,267,323
    Less:  accumulated amortization          705,378        554,225
-------------------------------------------------------------------
           Net carrying amount           $ 1,561,946    $ 1,713,098

 Goodwill                                  1,488,030      1,488,030
-------------------------------------------------------------------
 Total intangible assets                 $ 3,049,976    $ 3,201,128
===================================================================

     We recorded amortization expense of $151,000 for the year ended December 31, 2003 relative to our unidentifiable intangible assets. Annual amortization is expected to be approximately $151,000 for each of the years ending 2004 through 2008.

NOTE 10.     DEPOSITS

     The following is a summary of interest bearing deposits by type as of December 31, 2003 and 2002:

                                         2003            2002
----------------------------------------------------------------
 Demand deposits, interest bearing  $ 112,670,844   $ 99,752,155
 Savings deposits                      47,397,004     46,732,252
 Certificates of deposit              274,543,713    241,439,194
 Individual Retirement Accounts        26,185,456     24,411,376
----------------------------------------------------------------
        Total                       $ 460,797,017  $ 412,334,977
================================================================


     Time certificates of deposit and Individual Retirement Account's (IRA's) in denominations of $100,000 or more totaled $103,892,739 and $70,304,610 at December 31, 2003 and 2002, respectively. Interest paid on time certificates of deposit and IRA's in denominations of $100,000 or more was $2,535,703, $2,428,040 and $3,057,697 for the years ended December 31, 2003, 2002 and 2001, respectively.

     The following is a summary of the maturity distribution of certificates of deposit and IRA's in denominations of $100,000 or more as of December 31, 2003:


                                    Amount       Percent
--------------------------------------------------------
 Three months or less            $ 13,160,127      12.7%
 Three through six months          11,482,832      11.1%
 Six through twelve months         34,356,842      33.1%
 Over twelve months                44,892,938      43.1%
--------------------------------------------------------
         Total                   $103,892,739     100.0%
========================================================

     A summary of the scheduled maturities for all time deposits as of December 31, 2003, follows:

 2004                  $ 192,605,771
 2005                     63,449,636
 2006                     14,880,209
 2007                     15,104,661
 2008                     13,815,493
 Thereafter                  873,399
------------------------------------
       Total           $ 300,729,169
====================================

     At December 31, 2003, our deposits of related parties including directors, executive officers, and their related interests approximated $14,295,000.

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

     At December 31, 2003, our subsidiary banks had combined additional borrowings availability of $45,780,000 from the FHLB. Short-term FHLB advances are granted for terms of 1 to 365 days and bear interest at a fixed or variable rate set at the time of the funding request.

     Short-term borrowings: At December 31,2003, we had $18,700,000 borrowing availability through credit lines and Federal funds purchased agreements. A summary of short-term borrowings is presented below.

                                                2003
------------------------------------------------------------------------
                                                           Federal Funds
                                Short-term                   Purchased
                                   FHLB       Repurchase     and Lines
                                 Advances     Agreements     of Credit
------------------------------------------------------------------------
 Balance at December 31        $ 39,285,100  $10,429,146    $        -
 Average balance outstanding
   for the year                  22,177,797    8,419,384     1,191,013
 Maximum balance outstanding
     at any month end            39,285,100   10,429,146     6,851,000
 Weighted average interest
      rate for the year               1.27%        1.55%         2.37%
 Weighted average interest
       rate for balances
     outstanding at December 31       1.07%        1.59%             -

                                      2002
---------------------------------------------------------------------------
                                                              Federal Funds
                                   Short-term                  Purchased
                                      FHLB       Repurchase    and Lines
                                    Advances     Agreements    of Credit
---------------------------------------------------------------------------
 Balance at December 31           $ 11,595,000   $ 8,596,103   $        -
 Average balance outstanding
   for the year                      6,057,233     8,960,391      934,768
 Maximum balance outstanding
     at any month end               11,595,000    10,778,052    2,370,000
 Weighted average interest
      rate for the year                  2.21%         1.71%        4.19%
 Weighted average interest
       rate for balances
     outstanding at December 31          1.48%         1.57%            -


     Federal funds purchased and repurchase agreements mature the next business day. The securities underlying the repurchase agreements are under our control and secure the total outstanding daily balances.

     Long-term borrowings: Our long-term borrowings of $164,646,208 and $133,787,020 as of December 31, 2003 and 2002, respectively, consisted primarily of advances from the FHLB. These borrowings bear both fixed and variable interest rates and mature in varying amounts through the year 2016. The average interest rate paid on long-term borrowings during 2003 and 2002 approximated 4.49% and 5.17%, respectively.

     Subordinated Debentures: In October 2002, we sponsored a statutory business trust, SFG Capital Trust I, of which 100% of the common equity is owned by us. This trust was formed for the purpose of issuing corporation obligated mandatorily redeemable securities (the "capital securities") to third party investors and investing the proceeds from the sale of the capital securities in our junior subordinated debentures (the "debentures"). The debentures held by the trust are its sole assets. Distributions on the capital securities issued by the trust are payable semi-annually at a variable interest rate equal to 3 month LIBOR plus 345 basis points, which is equal to the interest rate being earned by the trust on the debentures held by the trust and are recorded as interest expense by us. The capital securities are subject to mandatory redemption in whole or in part, upon repayment of the debentures. We have entered into agreements which, taken collectively, fully and unconditionally guarantee the capital securities subject to the terms of the guarantee. The debentures are first redeemable, whole, or in part, by us on November 7, 2007.

     In the fourth quarter of 2003, as a result of applying the provisions of FIN 46-R, which governs when an equity interest should be consolidated, we were required to deconsolidate this subsidiary trust from our financial statements. The deconsolidation of the net assets and results of operations of the trust had virtually no impact on our financial statements or liquidity position, since we continue to be obligated to repay the debentures held by the trust and guarantee repayment of the capital securities issued by the trust. The consolidated debt obligation related to the trust increased from $3,500,000 to $3,609,000 upon deconsolidation with the difference representing our common ownership interest in the trust. The accompanying financial statements reflect the deconsolidation for all periods presented.

     The capital securities held by SFG Capital Trust I qualify as Tier 1 capital under Federal Reserve Board guidelines. As a result of the issuance of FIN 46-R, the Federal Reserve Board is currently evaluating whether deconsolidation of the trust will affect the qualification of the capital securities as Tier 1 capital.

     A summary of the maturities of all long-term borrowings and subordinated debentures for the next five years and thereafter is as follows:

      Year Ending
      December 31,              Amount
----------------------------------------
2004                        $ 20,428,432
2005                          20,811,559
2006                          13,749,060
2007                           5,519,208
2008                          14,344,851
Thereafter                    93,402,098
----------------------------------------
         Total              $168,255,208
========================================

NOTE 12.     INCOME TAXES

     The components of applicable income tax expense (benefit) for the years ended December 31, 2003, 2002 and 2001, are as follows:

                             2003          2002          2001
-----------------------------------------------------------------
 Current
     Federal              $3,678,325    $3,130,200    $2,458,645
     State                   201,250       381,500       276,030
-----------------------------------------------------------------
                           3,879,575     3,511,700     2,734,675
-----------------------------------------------------------------
 Deferred
     Federal                (572,400)     (507,220)     (261,060)
     State                   203,750      (272,350)      (16,480)
-----------------------------------------------------------------
                            (368,650)     (779,570)     (277,540)
-----------------------------------------------------------------
        Total             $3,510,925    $2,732,130    $2,457,135
=================================================================

     Reconciliation between the amount of reported income tax expense and the amount computed by multiplying the statutory income tax rates by book pretax income for the years ended December 31, 2003, 2002 and 2001 is as follows:


                                             2003                     2002                     2001
-----------------------------------------------------------------------------------------------------------
                                        Amount    Percent        Amount    Percent        Amount    Percent
-----------------------------------------------------------------------------------------------------------
 Computed
 tax at applicable
 statutory rate                      $ 3,984,556       34     $ 3,389,946       34     $ 2,626,023      34

 Increase (decrease)
 in taxes
 resulting from:
  Tax-exempt interest
    and dividends, net                  (768,393)      (6)       (614,955)      (6)       (280,989)     (4)

  State income
     taxes, net of
     Federal income
     tax benefit                         132,825        1         251,790        3         182,180       2

 Purchased state income tax credits            -        -        (240,000)      (2)              -       -

 Nondeductible amortization
     of goodwill                           1,561        -           1,561        -          41,155       1


 Other, net                              160,376        1         (56,212)      (1)       (111,234)     (1)
-----------------------------------------------------------------------------------------------------------
 Applicable income taxes             $ 3,510,925       30     $ 2,732,130       27     $ 2,457,135      32
===========================================================================================================

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

     The tax effects of temporary differences, which give rise to our deferred tax assets and liabilities as of December 31, 2003 and 2002, are as follows:

                                                  2003            2002
----------------------------------------------------------------------------
 Deferred tax assets
     Allowance for loan losses                   $ 1,623,413    $ 1,317,350
     Deferred compensation                           433,393        259,439
     Purchased state tax credits                           -        240,000
     Other deferred costs and accrued expenses       464,798        246,786
----------------------------------------------------------------------------
                                                   2,521,604      2,063,575
----------------------------------------------------------------------------
 Deferred tax liabilities
     Depreciation                                    249,355        169,709
     Accretion on tax-exempt securities               35,572         21,585
     Purchase accounting adjustments                 139,698        143,952
     Net unrealized gain on securities and
         other financial instruments                 855,375      1,819,488
----------------------------------------------------------------------------
                                                   1,280,000      2,154,734
----------------------------------------------------------------------------
   Net deferred tax assets (liabilities)         $ 1,241,604    $   (91,159)
============================================================================

NOTE 13.     EMPLOYEE BENEFITS

     Retirement Plans: We have defined contribution profit-sharing plans with 401(k) provisions covering substantially all employees. Contributions to the plans are at the discretion of the Board of Directors. Contributions made to the plans and charged to expense were $276,380, $190,124 and $185,694 for the years ended December 31, 2003, 2002 and 2001, respectively.

     Employee Stock Ownership Plan: We have an Employee Stock Ownership Plan ("ESOP"), which enables eligible employees to acquire shares of our common stock. The cost of the ESOP is borne by us through annual contributions to an Employee Stock Ownership Trust in amounts determined by the Board of Directors.

      The expense recognized by us is based on cash contributed or committed to be contributed by us to the ESOP during the year. Contributions to the ESOP for the years ended December 31, 2003, 2002 and 2001 were $217,120, $199,593 and
$151,897, respectively. Dividends paid by us to the ESOP are reported as a reduction to retained earnings. The ESOP owned 93,109 shares of our common stock at December 31, 2003, all of which were purchased at the prevailing market price and are considered outstanding for earnings per share computations.

     The trustees of the Retirement Plans and ESOP are also members of our Board of Directors.

     Directors Deferred Compensation Plan: We, as well as each of our subsidiary banks, have established non-qualified deferred compensation plans for directors who voluntarily elect to defer payment of retainer, meeting and committee fees earned. The liability for deferred directors' compensation at December 31, 2003 and 2002, approximated $658,000 and $408,000, respectively, which is included in other liabilities in the accompanying consolidated balance sheets. In addition, we have purchased certain life insurance contracts to fund the liabilities arising under these plans. At December 31, 2003 and 2002, the cash surrender value of these insurance contracts was $334,000 and $315,000, respectively, and is included in other assets in the accompanying consolidated balance sheets.

     Supplemental Executive Retirement Plan: In May 1999, Summit Community Bank entered into a non-qualified Supplemental Executive Retirement Plan ("SERP") with certain senior officers, which provides participating officers with an income benefit payable at retirement age or death. During 2000, Capital State Bank and Shenandoah Valley National Bank adopted similar plans and during 2002, Summit Financial Group, Inc. adopted a similar plan. The liabilities accrued for the SERP's at December 31, 2003 and 2002 were $498,000 and $282,000 respectively, which are included in other liabilities. In addition, we purchased certain life insurance contracts to fund the liabilities arising under these plans. At December 31, 2003 and 2002, the cash surrender value of these insurance contracts was $5,097,000 and $4,867,000, respectively, and is included in other assets in the accompanying consolidated balance sheets.

     Stock Option Plan: The Officer Stock Option Plan, which provides for the granting of stock options for up to 480,000 shares of common stock to our key officers, was adopted in 1998 and expires in 2008. Each option granted under the plan vests according to a schedule designated at the grant date and shall have a term of no more than 10 years following the vesting date. Also, the option price per share shall not be less than the fair market value of our common stock on the date of grant. Accordingly, no compensation expense is recognized for options granted under the Plan.

     The following pro forma disclosures present for 2003, 2002 and 2001, our reported net income and basic and diluted earnings per share had we recognized compensation expense for our Officer Stock Option Plan based on the grant date fair values of the options (the fair value method described in Statement of Financial Accounting Standards No. 123).

(in thousands, except per share data)Years Ended December 31,
-------------------------------------------------------------------
                                    2003        2002       2001
-------------------------------------------------------------------

Net income:
    As reported                      $ 8,208    $ 7,238    $ 5,266

Deduct total stock-based
    employee compensation
    expense determined under
    fair value based method
    for all awards, net of
    related tax effects                  (42)       (21)       (25)
-------------------------------------------------------------------
Pro forma                            $ 8,166    $ 7,217    $ 5,241
===================================================================

Basic earnings per share:
    As reported                       $ 2.34     $ 2.06     $ 1.50
===================================================================
    Pro forma                         $ 2.34     $ 2.06     $ 1.49
===================================================================


Diluted earnings per share:
    As reported                       $ 2.32     $ 2.05     $ 1.50
===================================================================
    Pro forma                         $ 2.32     $ 2.05     $ 1.49
===================================================================


     For purposes of computing the above pro forma amounts, we estimated the fair value of the options at the date of grant using a Black-Scholes option pricing model using the following weighted-average assumptions for grants in each respective year: risk free interest rates of 3.75% for 2003, 3.80% for 2002 and 4.50% for 2001; dividend yields of 1.21% for 2003, 2.00% for 2002 and 2.50%
for 2001; volatility factors of the expected market price of our common stock of 22 for 2003, 23 for 2002 and 20 for 2001; and an expected option life of 8 years for 2003, 2002 and 2001. The weighted-average grant date fair value of options granted during 2003, 2002 and 2001 was $10.61, $5.02 and $2.81, respectively. For purposes of the pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period.

     A summary of activity in our Officer Stock Option Plan during 2001, 2002 and 2003 is as follows:


                                                            Weighted-
                                                             Average
                                                            Exercise
                                                Options       Price
---------------------------------------------------------------------
 Outstanding, January 1, 2001                    48,000        $ 9.98
     Granted                                     17,000         11.90
     Exercised                                        -             -
     Forfeited                                        -             -
---------------------------------------------------------------------
 Outstanding, December 31, 2001                  65,000       $ 10.48
     Granted                                     18,000         18.98
     Exercised                                     (100)        11.90
     Forfeited                                        -             -
---------------------------------------------------------------------
 Outstanding, December 31, 2002                  82,900       $ 12.33
     Granted                                     26,000         35.57
     Exercised                                   (5,300)         9.97
     Forfeited                                        -             -
---------------------------------------------------------------------
 Outstanding, December 31, 2003                 103,600       $ 18.28
=====================================================================

 Exercisable Options:
    December 31, 2003                            49,400       $ 10.94
    December 31, 2002                            38,100       $ 10.22
    December 31, 2001                            25,200       $ 10.09



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
                                       December 31,
                                   2003            2002
-----------------------------------------------------------
Commitments to extend credit:
    Revolving home equity and
        credit card lines      $ 20,550,322    $ 15,025,781
    Construction loans           39,941,256      24,144,256
    Other loans                  23,626,963      17,499,115
Standby letters of credit         3,717,958       2,475,000
-----------------------------------------------------------
           Total               $ 87,836,499    $ 59,144,152
===========================================================

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

     On December 26, 2003, two of our subsidiaries, Summit Financial, LLC and Shenandoah Valley National Bank, and various employees of Summit Financial, LLC were served with a Petition for Temporary Injunction and a Bill of Complaint filed in the Circuit Court of Fairfax County, Virginia by Corinthian Mortgage Corporation. The filings allege various claims against Summit Financial, LLC and Shenandoah Valley National Bank arising out of the hiring of former employees of Corinthian Mortgage Corporation and the alleged use of trade secrets. The individual defendants have also been sued based on allegations arising out of their former employment relationship with Corinthian Mortgage and their current employment with Summit Financial, LLC.

     The plaintiff seeks damages in the amount proven at trial on each claim and punitive damages in the amount of $350,000 on each claim. Plaintiff also seeks permanent and temporary injunctive relief prohibiting the alleged use of trade secrets by Summit Financial and the alleged solicitation of Corinthian's employees.

         On January 22, 2004, we successfully defeated the Petition for Temporary Injunction brought against us by Corinthian Mortgage Corporation. The Circuit Court of Fairfax County, Virginia denied Corinthian's petition.

         We, after consultation with legal counsel, believe that Corinthian's claims made in its recent lawsuit arising out of the hiring of former employees of Corinthian Mortgage Corporation and the alleged use of trade secrets are without foundation and that meritorious defenses exist as to all the claims. We will continue to evaluate the claims in the Corinthian lawsuit and intend to vigorously defend against them. We believe that the lawsuit is without merit and will have no material adverse effect on us. Management, at the present time, is unable to estimate the impact, if any, an adverse decision may have on our results of operations or financial condition.

     Employment Agreements: We have various employment agreements with our chief executive officer and certain other executive officers. These agreements contain change in control provisions that would entitle the officers to receive compensation in the event there is a change in control in the Company (as defined) and a termination of their employment without cause (as defined).

Note 15. STOCK SPLIT

     On February 21, 2003, our Board of Directors authorized a 2-for-1 split of our common stock to be effected in the form of a 100% stock dividend that was distributed on March 14, 2003 to shareholders of record as of March 3, 2003. All share and per share amounts included in the consolidated financial statements and the accompanying notes have been restated to give effect to the stock split.

Note 16. REGULATORY MATTERS

     The primary source of funds for our dividends paid to our shareholders is dividends received from our subsidiary banks. Dividends paid by the subsidiary banks are subject to restrictions by banking regulations. The most restrictive provision requires approval by their regulatory agencies if dividends declared in any year exceed the year's net income, as defined, plus the net retained profits of the two preceding years. During 2004, our subsidiaries have $11,503,000 plus net income for the interim periods through the date of declaration, available for dividends for distribution to us.

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

     Quantitative measures established by regulation to ensure capital adequacy require us and each of our subsidiaries to maintain minimum amounts and ratios of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). We believe, as of December 31, 2003, that we and each of our subsidiaries met all capital adequacy requirements to which we were subject.

     The most recent notifications from the banking regulatory agencies categorized us and each of our subsidiary banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, we and each of our subsidiaries must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below.

     Our subsidiary banks are required to maintain noninterest bearing reserve balances with the Federal Reserve Bank. The required reserve balance was $3,927,000 at December 31, 2003.

     Summit's and its subsidiary banks', Summit Community Bank ("SCB"), Capital State Bank, Inc.'s ("CSB") and Shenandoah Valley National Bank's ("SVNB") actual capital amounts and ratios are also presented in the following table (dollar amounts in thousands).


                                                                                                 To be Well Capitalized
                                                                         Minimum Required        under Prompt Corrective
                                                    Actual              Regulatory Capital          Action Provisions
                                            --------------------       --------------------       --------------------
                                             Amount        Ratio        Amount        Ratio        Amount        Ratio
                                            --------       -----       --------       -----       --------       -----
 As of December 31, 2003
 Total Capital (to risk weighted assets)
     Summit                                 $ 60,092        11.0%      $ 43,678        8.0%       $ 54,598       10.0%
     SCB                                      28,449        10.9%        20,791        8.0%         25,989       10.0%
     CSB                                      12,843        10.7%         9,621        8.0%         12,026       10.0%
     SVNB                                     16,650        10.4%        12,780        8.0%         15,975       10.0%
 Tier I Capital (to risk weighted assets)
     Summit                                   55,411        10.1%        21,839        4.0%         32,759        6.0%
     SCB                                      26,032        10.0%        10,396        4.0%         15,593        6.0%
     CSB                                      11,830         9.8%         4,810        4.0%          7,216        6.0%
     SVNB                                     15,399         9.6%         6,390        4.0%          9,585        6.0%
 Tier I Capital (to average assets)
     Summit                                   55,411         7.3%        22,692        3.0%         37,820        5.0%
     SCB                                      26,032         7.0%        11,184        3.0%         18,639        5.0%
     CSB                                      11,830         7.0%         5,064        3.0%          8,440        5.0%
     SVNB                                     15,399         7.1%         6,472        3.0%         10,786        5.0%

 As of December 31, 2002
 Total Capital (to risk weighted assets)
     Summit                                 $ 53,114        11.7%      $ 36,310        8.0%       $ 45,388       10.0%
     SCB                                      25,916        11.1%        18,661        8.0%         23,327       10.0%
     CSB                                      11,041        10.7%         8,247        8.0%         10,309       10.0%
     SVNB                                     12,816        11.0%         9,304        8.0%         11,630       10.0%
 Tier I Capital (to risk weighted assets)
     Summit                                   49,043        10.8%        18,155        4.0%         27,233        6.0%
     SCB                                      23,708        10.2%         9,334        4.0%         14,001        6.0%
     CSB                                      10,146         9.8%         4,124        4.0%          6,187        6.0%
     SVNB                                     11,848        10.2%         4,651        4.0%          6,976        6.0%
 Tier I Capital (to average assets)
     Summit                                   49,043         7.4%        20,012        3.0%         33,353        5.0%
     SCB                                      23,708         7.0%        10,161        3.0%         16,934        5.0%
     CSB                                      10,146         6.8%         4,457        3.0%          7,428        5.0%
     SVNB                                     11,848         6.7%         5,289        3.0%          8,815        5.0%

NOTE  17.  SEGMENT INFORMATION

     We operate two business segments: community banking and mortgage banking. These segments are primarily identified by the products or services offered and the channels through which they are offered. The community banking segment consists of our full service banks which offer customers traditional banking products and services through various delivery channels. The mortgage banking segment consists of mortgage origination facilities that originate and sell mortgage products. The accounting policies for each of our business segments are the same as those described in Note 1. Information for each of our segments is included below:

                                                                                    December 31, 2003
                                                         ---------------------------------------------------------------------
                                                           Community       Mortgage
                                                            Banking         Banking    Parent      Eliminations      Total
                                                         ---------------------------------------------------------------------
Net interest income                                      $ 23,848,159    $   69,097  $ (223,676)   $         -    $ 23,693,580
Provision for loan losses                                     915,000             -           -              -         915,000
                                                         ---------------------------------------------------------------------
Net interest income after provision for loan losses        22,933,159        69,097    (223,676)             -      22,778,580
Other income                                                2,706,245     3,137,702   3,291,622     (3,311,180)      5,824,389
Other expenses                                             13,443,687     3,060,882   3,690,299     (3,311,180)     16,883,688
                                                         ---------------------------------------------------------------------
Income (loss) before income taxes                          12,195,717       145,917    (622,353)             -      11,719,281
Income tax expense (benefit)                                3,655,277        49,798    (194,150)             -       3,510,925
                                                         ---------------------------------------------------------------------
Net income                                               $  8,540,440    $   96,119  $ (428,203)   $         -    $  8,208,356
                                                         =====================================================================
Average assets (in thousands)                            $    717,565    $    4,081  $   60,164    $   (59,066)   $    722,744
                                                         =====================================================================

                                                                                   December 31, 2002
                                                         ---------------------------------------------------------------------
                                                           Community      Mortgage
                                                            Banking        Banking      Parent     Eliminations       Total
                                                         ---------------------------------------------------------------------
Net interest income                                      $ 21,982,492    $        -  $ (135,645)   $         -    $ 21,846,847
Provision for loan losses                                   1,215,000             -           -              -       1,215,000
                                                         ---------------------------------------------------------------------
 et interest income after provision for loan losses        20,767,492             -    (135,645)             -      20,631,847
Other income                                                1,589,964       357,486   2,772,688     (2,775,120)      1,945,018
Other expenses                                             11,839,690       336,856   3,205,011     (2,775,120)     12,606,437
                                                         ---------------------------------------------------------------------
 ncome (loss) before income taxes                          10,517,766        20,630    (567,968)             -       9,970,428
Income tax expense (benefit)                                3,191,420         8,010    (467,300)             -       2,732,130
                                                         --------------------------------------------------------------------
Net income                                               $  7,326,346    $   12,620  $ (100,668)   $         -     $ 7,238,298
                                                         =====================================================================

Average assets (in thousands)                            $    625,752    $    1,432  $   51,359    $   (49,999)    $   628,544
                                                         =====================================================================

                                                                                    December 31, 2001
                                                         ----------------------------------------------------------------------
                                                           Community      Mortgage
                                                            Banking        Banking       Parent     Eliminations       Total
                                                         ----------------------------------------------------------------------

Net interest income                                      $ 17,546,125    $        -   $  (64,737)   $         -     $17,481,388
Provision for loan losses                                     830,000             -            -              -         830,000
                                                         ----------------------------------------------------------------------
Net interest income after provision for loan losses        16,716,125             -      (64,737)             -      16,651,388
Other income                                                1,736,767        72,783    2,268,600     (2,268,600)      1,809,550
Other expenses                                             10,262,980        96,361    2,646,600     (2,268,600)     10,737,341
                                                         ----------------------------------------------------------------------
Income (loss) before income taxes                           8,189,912       (23,578)    (442,737)             -       7,723,597
Income tax expense (benefit)                                2,638,164        (5,129)    (175,900)             -       2,457,135
                                                         ----------------------------------------------------------------------
Net income                                               $  5,551,748    $  (18,449)  $ (266,837)   $         -     $ 5,266,462
                                                         ======================================================================
Average assets (in thousands)                            $    521,409    $      303   $   44,111    $   (41,581)    $   524,242
                                                         ======================================================================

NOTE 18.  EARNINGS PER SHARE

The computations of basic and diluted earnings per share follow:

                                         For the Year Ended December 31,
---------------------------------------------------------------------------
                                        2003          2002          2001
---------------------------------------------------------------------------
Numerator:
    Net income                      $ 8,208,356   $ 7,238,298   $ 5,266,462
===========================================================================
Denominator
    Denominator for basic earnings
    per share-weighted average
    common shares outstanding         3,505,003     3,507,964     3,508,898

Effect of dilutive securities:
    Stock options                        31,640        18,116         1,386
---------------------------------------------------------------------------

Denominator for diluted earnings
    per share-weighted average
    common shares outstanding and
    assumed conversions                3,536,643     3,526,080    3,510,284
===========================================================================

Basic earnings per share            $       2.34  $       2.06  $      1.50
===========================================================================

Diluted earnings per share          $       2.32  $       2.05  $      1.50
===========================================================================







NOTE 19. DERIVATIVE FINANCIAL
         INSTRUMENTS

     We use derivative instruments primarily to protect against the risk of adverse interest rate movements on the value of certain liabilities. Derivative instruments represent contracts between parties that usually require little or no initial net investment and result in one party delivering cash or another type of asset to the other party based upon a notional amount and an underlying as specified in the contract. A notional amount represents the number of units of a specific item, such as currency units. An underlying represents a variable, such as an interest rate or price index. The amount of cash or other asset delivered from one party to the other is determined based upon the interaction of the notional amount of the contract with the underlying. Derivatives can also be implicit in certain contracts and commitments.

     Market risk is the risk of loss arising from an adverse change in interest rates or equity prices. Our primary market risk is interest rate risk. We use interest rate swaps to protect against the risk of interest rate movements on the value of certain funding instruments.

     As with any financial instrument, derivative instruments have inherent risks, primarily market and credit risk. Market risk associated with changes in interest rates is managed by establishing and monitoring limits as to the degree of risk that may be undertaken as part of our overall market risk monitoring process. Credit risk occurs when a counterparty to a derivative contract with an unrealized gain fails to perform according to the terms of the agreement. Credit risk is managed by monitoring the size and maturity structure of the derivative portfolio, and applying uniform credit standards to all activities with credit risk.

     Fair value hedges: We primarily use receive-fixed interest rate swaps to hedge the fair values of certain fixed rate long term FHLB advances and certificates of deposit against changes in interest rates. These hedges are 100% effective, therefore there is no ineffectiveness reflected in earnings. The net of the amounts earned on the fixed rate leg of the swaps and amounts due on the variable rate leg of the swaps are reflected in interest expense.

     Other derivative activities: We also have other derivative financial instruments which do not qualify as SFAS 133 hedge relationships. We issue certain certificates of deposit which pay a return based upon changes in the S&P 500 equity index. Under SFAS 133, the equity index feature of these deposits is deemed to be an embedded derivative accounted for separately from the deposit. To hedge the returns paid to the depositors, we have entered into an equity swap indexed to the S&P 500. Both the embedded derivative and the equity swap are accounted for as other derivative instruments. Gains and losses on both the embedded derivative and the swap are included in other noninterest income on the income statement.

     A summary of our derivative financial instruments by type of activity follows:



                                              Derivative           Net
                                              Fair Value       Ineffective
                              Notional    -------------------  Hedge Gains
FAIR VALUE HEDGES             Amount      Asset    Liability    (Losses)
--------------------------------------------------------------------------
December 31, 2003
FHLB advances
 Receive-fixed interest
  rate swaps              $ 46,000,000   $ 74,164    $    -      $     -
                          ================================================




December 31, 2002
FHLB advances
   Receive-fixed interest
     rate swaps           $ 10,000,000   $212,401    $    -      $     -
Certificates of deposit
   Receive-fixed interest
     rate swaps              2,000,000     67,328         -            -
                          -------------------------------------------------


Total derivatives used in
   fair value hedges      $ 12,000,000   $279,729    $    -      $     -
                          ================================================

                                                Derivative
                                                Fair Value        Net
                                 Notional    ----------------    Gains
OTHER DERIVATIVE INSTRUMENTS      Amount     Asset  Liability  (Losses)
------------------------------------------------------------------------
December 31, 2003
Equity index linked
 certificates of deposit       $1,211,724    $   -  $ 86,273  $ (31,440)
Equity index swap               1,211,724        -    59,937     25,136
                               -----------------------------------------
                               $2,423,448    $   -  $146,210  $  (6,304)
                               =========================================

December 31, 2002
Equity index linked
   certificates of depo        $1,117,389    $   -  $ 48,150  $ 130,984
Equity index swap               1,117,389        -   129,963   (143,973)
                               -----------------------------------------
                               $2,234,778    $   -  $178,113  $ (12,989)
                               =========================================

NOTE 20.    FAIR VALUE OF FINANCIAL INSTRUMENTS

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

     Derivative financial instruments: The fair values of the interest rate swaps are valued using cash flow projection models.

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

     The carrying values and estimated fair values of our financial instruments are summarized below:



                                                   2003                           2002
                                      -----------------------------  ----------------------------
                                                        Estimated                      Estimated
                                         Carrying         Fair          Carrying         Fair
                                          Value           Value          Value           Value
                                      -------------   -------------  ------------   -------------
 Financial assets:
     Cash and due from banks          $  14,412,120   $  14,412,120  $  11,470,311  $  11,470,311
     Interest bearing deposits,
         other banks                      3,141,092       3,141,092      2,185,369      2,185,369
     Federal funds sold                     244,000         244,000      3,390,135      3,390,135
     Securities available for sale      235,409,228     235,409,228    212,597,975    212,597,975
     Loans held for sale, net             6,352,836       6,352,836        906,900        906,900
     Loans, net                         498,340,211     505,821,897    414,245,082    421,530,990
     Accrued interest receivable          3,778,139       3,778,139      4,026,188      4,026,188
     Derivative financial assets             74,164          74,164        279,729        279,729
                                      -----------------------------------------------------------
                                      $ 761,751,790   $ 769,233,476  $ 649,101,689  $ 656,387,597
                                      ===========================================================
 Financial liabilities:
     Deposits                         $ 511,801,420   $ 515,071,994  $ 458,647,573  $ 463,620,899
     Short-term borrowings               49,714,246      49,714,246     20,191,103     20,191,103
     Long-term borrowings               168,255,208     179,615,901    137,396,020    152,556,561
     Accrued interest payable             2,012,876       2,012,876      1,827,932      1,827,932
     Derivative financial liabilities       146,210         146,210        178,113        178,113
                                      -----------------------------------------------------------
                                      $ 731,929,960   $ 746,561,227  $ 618,240,741  $ 638,374,608
                                      ===========================================================


NOTE 21. CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY


     Our investment in our wholly-owned subsidiaries is presented on the equity method of accounting. Information relative to our balance sheets at December 31, 2003 and 2002, and the related statements of income and cash flows for the years ended December 31, 2003, 2002 and 2001, are presented as follows:



 Balance Sheets                                            December 31,
--------------------------------------------------------------------------------
                                                       2003            2002
--------------------------------------------------------------------------------
 Assets
 Cash and due from banks                           $     89,965    $    149,979
 Investment in subsidiaries,
   eliminated in consolidation                       58,537,353      52,238,781
 Securities available for sale                          175,534          88,348
 Premises and equipment                               6,160,461       2,199,115
 Accrued interest receivable                                851           1,021
 Other assets                                           863,566       1,139,224
--------------------------------------------------------------------------------
       Total assets                                $ 65,827,730    $ 55,816,468
================================================================================

 Liabilities and Shareholders' Equity
 Long-term borrowings                              $  4,720,000    $          -
 Subordinated Debentures owed to unconsolidated
   subsidiary trust                                   3,609,000       3,609,000
 Other liabilities                                      311,187         127,672
--------------------------------------------------------------------------------
    Total liabilities                                 8,640,187       3,736,672
--------------------------------------------------------------------------------

 Preferred stock, $1.00 par value, authorized
   250,000 shares; no shares issued                           -               -
 Common stock, $2.50 par value, authorized
   5,000,000 shares; issued 2003-3,566,960 shares;
   2002 - 3,561,660 shares                            8,917,400       8,904,150
 Capital surplus                                      3,845,906       3,805,891
 Retained earnings                                   43,427,000      36,726,583
 Less cost of shares acquired for the treasury -
   57,940 shares                                       (627,659)       (619,711)
  Accumulated other comprehensive income              1,624,896       3,262,883
--------------------------------------------------------------------------------
    Total shareholders' equity                       57,187,543      52,079,796
--------------------------------------------------------------------------------

       Total liabilities and shareholders' equity  $ 65,827,730    $ 55,816,468
================================================================================


 Statements of Income                                          For the Year Ended December 31,
----------------------------------------------------------------------------------------------------
                                                         2003              2002              2001
----------------------------------------------------------------------------------------------------
 Income
 Dividends from bank subsidiaries                     $ 2,800,000      $ 2,400,000      $ 2,300,000
 Other dividends and interest income                        8,060           37,486           14,327
 Management and service fees from bank subsidiaries     3,311,180        2,775,120        2,268,600
----------------------------------------------------------------------------------------------------
         Total income                                   6,119,240        5,212,606        4,582,927
----------------------------------------------------------------------------------------------------
 Expense
 Interest expense                                         231,736          173,131           79,064
 Operating expenses                                     3,709,857        3,207,443        2,646,600
----------------------------------------------------------------------------------------------------
         Total expenses                                 3,941,593        3,380,574        2,725,664
----------------------------------------------------------------------------------------------------
 Income before income taxes and equity in
     undistributed income of bank subsidiaries          2,177,647        1,832,032        1,857,263
 Income tax (benefit)                                    (194,150)        (467,300)        (175,900)
----------------------------------------------------------------------------------------------------
 Income before equity in undistributed income
     of bank subsidiaries                               2,371,797        2,299,332        2,033,163
 Equity in (distributed) undistributed
      income of bank subsidiaries                       5,836,559        4,938,966        3,233,299
----------------------------------------------------------------------------------------------------
             Net income                               $ 8,208,356      $ 7,238,298      $ 5,266,462
====================================================================================================


 Statements of Cash Flows                                           For the Year Ended December 31,
--------------------------------------------------------------------------------------------------------
                                                                  2002           2001           2000
--------------------------------------------------------------------------------------------------------
 CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                               $ 8,208,356    $ 7,238,298    $ 5,266,462
     Adjustments to reconcile net earnings to
         net cash provided by operating activities:
         Equity in (undistributed) distributed net income of
             bank subsidiaries                                 (5,836,559)    (4,938,966)    (3,233,299)
         Deferred tax expense (benefit)                           219,850       (215,300)        34,600
         Depreciation                                             344,546        327,303        269,083
         (Increase) decrease in other assets                      138,841       (393,750)       169,034
         Increase (decrease) in other liabilities                 120,210        (43,903)       122,035
--------------------------------------------------------------------------------------------------------
             Net cash provided by operating activities          3,195,244      1,973,682      2,627,915
--------------------------------------------------------------------------------------------------------

 CASH FLOWS FROM INVESTING ACTIVITIES
     Investment in bank subsidiaries                           (2,100,000)      (700,000)    (3,600,000)
     Proceeds sales of available for sale securities                    -        300,000              -
     Purchase of available for sale securities                    (87,186)       (81,723)             -
     Proceeds from sales of  premises and equipment             1,000,000              -         14,807
     Purchases of premises and equipment                       (5,325,450)      (126,811)      (891,098)
     Purchase of life insurance contracts                               -       (475,000)       (23,000)
--------------------------------------------------------------------------------------------------------
             Net cash (used in) investing activities           (6,512,636)    (1,083,534)    (4,499,291)
--------------------------------------------------------------------------------------------------------

 CASH FLOWS FROM FINANCING ACTIVITIES
     Dividends paid to shareholders                             (1,507,939)    (1,315,258)    (1,228,016)
     Exercise of stock options                                      53,265          1,190              -
     Purchase of treasury stock                                     (7,948)       (87,232)       (14,754)
     Net increase (decrease) in short-term borrowings                    -     (1,000,000)     1,000,000
     Net proceeds from long-term borrowings                      4,720,000      4,379,200      1,900,000
     Repayment of long-term borrowings                                   -     (2,900,000)             -
---------------------------------------------------------------------------------------------------------
             Net cash provided by (used in)
                financing activities                             3,257,378       (922,100)     1,657,230
---------------------------------------------------------------------------------------------------------
         Increase (decrease) in cash                               (60,014)       (31,952)      (214,146)
     Cash:
         Beginning                                                 149,979        181,931        396,077
---------------------------------------------------------------------------------------------------------
         Ending                                               $     89,965   $    149,979   $    181,931
=========================================================================================================

 SUPPLEMENTAL DISCLOSURES OF CASH
     FLOW INFORMATION
     Cash payments for:
         Interest                                             $    223,228   $    143,345   $     75,038
=========================================================================================================
