Form 10-K, Exhibit 13
period 2004-12-31
SUMMIT FINANCIAL GROUP INC
filed 2005-03-16
CIK 811808

Exhibit 13

FINANCIAL INFORMATION 2004

CONTENTS

SELECTED FINANCIAL DATA	2

MANAGEMENT’S DISCUSSION AND ANALYSIS	3

Forward Looking Statements	3
Description of Business	3
Overview	3
Critical Accounting Policies	4
Business Segment Results	4
Results of Operations	5
Changes in Financial Position	11
Asset Quality	13
Liquidity and Capital Resources	16
Contractual Cash Obligations	17
Off-Balance Sheet Arrangements	17
Market Risk Management	17

QUARTERLY FINANCIAL INFORMATION	19

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON EFFECTIVENESS OF INTERNAL CONTROL OVER FINANCIAL REPORTING	20

REPORT OF MANAGEMENT’S ASSESSMENT OF INTERNAL CONTROL OVER FINANCIAL REPORTING	21

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON CONSOLIDATED FINANCIAL STATEMENTS	22

CONSOLIDATED FINANCIAL STATEMENTS	23

Consolidated Balance Sheets	23
Consolidated Statements of Income	24
Consolidated Statements of Shareholders’ Equity	25
Consolidated Statements of Cash Flows	26-27
Notes to Consolidated Financial Statements	28-52

SELECTED FINANCIAL DATA

	For the Year Ended
	(unless otherwise noted)
(Dollars in thousands, except per share amounts)	2004	2003	2002	2001	2000
Summary of Operations
Interest income	$45,737	$41,224	$40,689	$37,919	$32,264
Interest expense	17,960	17,530	18,842	20,438	18,276

Net interest income	27,777	23,694	21,847	17,481	13,988
Provision for loan losses	1,050	915	1,215	830	558

Net interest income after provision for loan losses	26,727	22,779	20,632	16,651	13,430
Noninterest income	27,252	5,824	1,945	1,810	1,228
Noninterest expense	38,789	16,884	12,607	10,737	9,865

Income before income taxes	15,190	11,719	9,970	7,724	4,793
Income taxes	4,582	3,511	2,732	2,458	1,543

Net income	$10,608	$8,208	$7,238	$5,266	$3,250

Balance Sheet Data (at year end)
Assets	$889,489	$791,465	$671,894	$591,757	$481,239
Securities	211,362	235,409	212,598	207,117	176,741
Loans	622,075	509,374	419,205	347,526	274,153
Deposits	524,614	511,801	458,648	396,205	345,962
Short-term borrowings	120,629	49,714	20,191	24,033	9,391
Long-term borrowings and subordinated debentures	172,201	168,255	137,396	123,445	81,086
Shareholders’ equity	65,708	57,188	52,080	44,287	39,773

Per Share Data
Basic earnings	$1.51	$1.17	$1.03	$0.75	$0.47
Diluted earnings	1.49	1.16	1.03	0.75	0.47
Shareholders’ equity (at year end)	9.33	8.15	7.43	6.31	5.67
Cash dividends	0.26	0.215	0.1875	0.175	0.15

Performance Ratios
Return on average equity	17.21%	15.03%	15.15%	12.38%	8.93%
Return on average assets	1.26%	1.14%	1.15%	1.00%	0.75%
Dividend payout	17.2%	18.4%	18.2%	23.3%	32.5%
Equity to assets	7.4%	7.2%	7.8%	7.5%	8.3%

MANAGEMENT’S DISCUSSION AND ANALYSIS

FORWARD LOOKING STATEMENTS

     This annual report contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Words such as “expects”, “anticipates”, “believes”, “estimates” and other similar expressions or future or conditional verbs such as “will”, “should”, “would” and “could” are intended to identify such forward-looking statements.

     Although we believe the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking laws and regulations; changes in tax laws; the impact of technological advances; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; and changes in the national and local economy.

DESCRIPTION OF BUSINESS

     We are an $889 million community-based financial services company providing a full range of banking and other financial services to individuals and businesses through two business segments: community banking and mortgage banking. Our two community banks, Summit Community Bank and Shenandoah Valley National Bank, have a combined total of 13 banking offices located in West Virginia and Virginia. In addition, Summit Financial, LLC (“SFLLC”) which now comprises our entire mortgage banking segment, originates mortgage loans to consumers located throughout the United States. Summit Financial Group, Inc. employs approximately 250 full time equivalent employees.

OVERVIEW

     Our primary source of income is net interest income from loans and deposits. Business volumes tend to be influenced by the overall economic factors including market interest rates, business spending, and consumer confidence, as well as competitive conditions within the marketplace.

     As net interest margins remain narrow, we continue to seek other business opportunities which earn non interest income. Thus, in 2004, we acquired an insurance agency, which offers both commercial and personal lines of insurance, located in Moorefield, West Virginia.

Key Items in 2004

•	We achieved record earnings in 2004. Net income totaled $10,608,000, or $1.49 per diluted share, an increase of 28.4%

•	Our earnings allowed us to return $1.8 million, or $0.26 per share, to our shareholders in 2004 in the form of cash dividends

•	Commercial loans grew 30%, primarily in commercial real estate loans, which grew 34%

•	Our mortgage banking segment contributed $1,794,000 to net income in 2004, compared to $96,000 in 2003

•	Our mortgage banking segment originated 5,100 loans totaling $259 million in mortgage loans for resale

•	With deposit growth slowing, we funded our 2004 balance sheet growth primarily though non-deposit funding sources, which increased 31%

•	Our community banking segment had a 41% increase over 2003 in fee income which grew to $2,238,000 in 2004, primarily in overdraft and nonsufficient fund fees

•	Our credit quality remains strong, despite an increase of $370,000 in net charge offs over 2003, as our total nonperforming loans as a percentage of total loans declined to 0.11% at December 31, 2004, compared to 0.27% at December 31, 2003

MANAGEMENT’S DISCUSSION AND ANALYSIS

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

     With the adoption of SFAS No. 142 on January 1, 2002, we discontinued the amortization of goodwill resulting from acquisitions. Goodwill is now subject to impairment testing at least annually to determine whether write-downs of the recorded balances are necessary. A fair value is determined based on at least one of three various market valuation methodologies. If the fair value equals or exceeds the book value, no write-down of recorded goodwill is necessary. If the fair value is less than the book value, an expense may be required on our books to write down the goodwill to the proper carrying value. During the third quarter of 2004, we completed the required annual impairment test and determined that no impairment write-offs were necessary. We can not assure you that future goodwill impairment tests will not result in a charge to earnings.

See Notes 1 and 9 of the accompanying consolidated financial statements for further discussion of our intangible assets, which include goodwill.

BUSINESS SEGMENT RESULTS

     We are organized and managed along two major business segments, as described in Note 18 of the accompanying consolidated financial statements. The results of each business segment are intended to reflect each segment as if it were a stand alone business. Net income by segment follows:

(in thousands)	2004	2003	2002

Community banking	$9,671	$8,540	$7,326
Mortgage banking	1,794	96	13
Parent and other	(857)	(428)	(101)

Consolidated net income	$10,608	$8,208	$7,238

MANAGEMENT’S DISCUSSION AND ANALYSIS

RESULTS OF OPERATIONS

Earnings Summary

     Net income for the three years ended December 31, 2004, 2003 and 2002, was $10,608,000, $8,208,000, and $7,238,000, respectively. On a per share basis, diluted net income was $1.49 in 2004 compared to $1.16 in 2003, and $1.03 in 2002. Return on average equity was 17.21% in 2004 compared to 15.03% in 2003, and 15.15% in 2002. Return on average assets for the year ended December 31, 2004 was 1.26% compared to 1.14% in 2003 and 1.15% in 2002. A summary of the significant factors influencing our results of operations and related ratios is included in the following discussion.

Net Interest Income

     The major component of our net earnings is net interest income, which is the excess of interest earned on earning assets over the interest expense incurred on interest bearing sources of funds. Net interest income is affected by changes in volume, resulting from growth and alterations of the balance sheet’s composition, fluctuations in interest rates and maturities of sources and uses of funds. We seek to maximize net interest income through management of our balance sheet components. This is accomplished by determining the optimal product mix with respect to yields on assets and costs of funds in light of projected economic conditions, while maintaining portfolio risk at an acceptable level.

     Net interest income on a fully tax equivalent basis, average balance sheet amounts, and corresponding average yields on interest earning assets and costs of interest bearing liabilities for the years 2004, 2003 and 2002 are presented in Table I. Table II presents, for the periods indicated, the changes in interest income and expense attributable to (a) changes in volume (changes in volume multiplied by prior period rate) and (b) changes in rate (change in rate multiplied by prior period volume). Changes in interest income and expense attributable to both rate and volume have been allocated between the factors in proportion to the relationship of the absolute dollar amounts of the change in each.

     Net interest income on a fully tax equivalent basis, totaled $29,096,000, $24,812,000 and $22,873,000 for the years ended December 31, 2004, 2003 and 2002, respectively. This increase in net interest income is the result of substantial loan growth in the commercial real estate and residential mortgage portfolios in both 2004 and 2003 which more than offset the impact of a lower interest rate environment. Total average earning assets increased 16.1% to $794,611,000 from $684,185,000 at December 31, 2003. Total average interest bearing liabilities increased 16.6% to $719,620,000 at December 31, 2004, compared to $617,080,000 at December 31, 2003. As identified in Table II, tax equivalent net interest income grew $4,284,000 and $1,939,000 during 2004 and 2003, respectively.

     Our net interest margin was 3.66% for 2004 compared to 3.63% and 3.86% for 2003 and 2002, respectively. The net interest margin recognizes earning asset growth by expressing net interest income as a percentage of total average earning assets and continued to be affected by the historically low interest rate environment. Although our net interest margin increased 3 basis points in 2004, the yields on taxable securities and loans declined 21 and 46 basis points, respectively. At the same time, we had a decrease in our cost of funds, declining to 2.50% for 2004, compared to 2.84% for 2003, and 3.51% for 2002. Despite 5 increases in rates by the Fed during the second half of 2004, assets that repriced during the year typically repriced downward. The decrease in our net interest margin of 23 basis points from 2002 to 2003 was primarily due to the low interest rate environment, causing a decrease in yield on earning assets, which fell 84 basis points.

     We anticipate modest growth in our net interest income to continue over the near term as the growth in the volume of interest earning assets will more than offset the expected decline in our yield on earning assets. However, if market interest rates were to rise significantly in 2005, the spread between interest earning assets and interest bearing liabilities could narrow, thus negatively impacting our net interest income. We continue to monitor the net interest margin through net interest income simulation to minimize the potential for any significant negative impact. See the Market Risk Management section for further discussion of the impact changes in market interest rates could have on us.

MANAGEMENT’S DISCUSSION AND ANALYSIS

TABLE I - AVERAGE DISTRIBUTION OF ASSETS, LIABILITIES AND SHAREHOLDERS’ EQUITY,
INTEREST EARNINGS & EXPENSES, AND AVERAGE YIELDS/RATES

Dollars in thousands

	2004			2003			2002
	Average	Earnings/	Yield/	Average	Earnings/	Yield/	Average	Earnings/	Yield/
	Balances	Expense	Rate	Balances	Expense	Rate	Balances	Expense	Rate
ASSETS
Interest earning assets
Loans, net of unearned interest (1)
Taxable	$567,066	$35,769	6.31%	$455,526	$30,842	6.77%	$376,745	$28,626	7.60%
Tax-exempt (2)	8,818	662	7.51%	5,933	489	8.24%	6,268	529	8.44%
Securities
Taxable	166,882	7,195	4.31%	175,821	7,952	4.52%	169,728	9,840	5.80%
Tax-exempt (2)	48,356	3,303	6.83%	41,537	2,889	6.96%	34,968	2,572	7.36%
Federal Funds sold and interest bearing deposits with other banks	3,489	127	3.64%	5,368	170	3.17%	5,458	148	2.71%

	$794,611	$47,056	5.92%	$684,185	$42,342	6.19%	$593,167	$41,715	7.03%
Noninterest earning assets
Cash and due from banks	14,367			8,970			8,981
Banks premises and equipment	19,998			14,168			13,079
Other assets	16,879			19,746			16,966
Allowance for loan losses	(4,972)			(4,325)			(3,649)

Total assets	$840,883			$722,744			$628,544

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Interest bearing liabilities
Interest bearing demand deposits	$120,066	$1,183	0.99%	$100,084	$793	0.79%	$93,001	$1,302	1.40%
Savings deposits	49,806	242	0.49%	46,985	256	0.54%	45,766	550	1.20%
Time deposits	306,850	8,285	2.70%	280,064	8,950	3.20%	247,587	9,712	3.92%
Short-term borrowings	70,318	1,204	1.71%	31,907	441	1.38%	15,973	326	2.04%
Long-term borrowings and subordinated debentures	172,580	7,046	4.08%	158,040	7,090	4.49%	134,384	6,952	5.17%

	$719,620	$17,960	2.50%	$617,080	$17,530	2.84%	$536,711	$18,842	3.51%
Noninterest bearing liabilities
Demad deposits	54,212			46,166			39,364
Other liabilities	5,416			4,870			4,687

Total liabilities	779,248			668,116			580,762
Shareholders’ equity	61,635			54,628			47,782

Total liabilities and shareholders’ equity	$840,883			$722,744			$628,544

NET INTEREST EARNINGS		$29,096			$24,812			$22,873

NET INTEREST YIELD ON EARNING ASSETS			3.66%			3.63%			3.86%

(1)	For purposes of this table, non-accrual loans are included in average loan balances. Included in interest and fees on loans are loan fees of $421,000, $416,000 and $288,000 for the years ended December 31, 2004, 2003 and 2002 respectively.

(2)	For purposes of this table, interest income on tax-exempt securities and loans has been adjusted assuming an effective combined Federal and state tax rate of 34% for all years presented. The tax equivalent adjustment results in an increase in interest income of $1,319,000, $1,118,000 and $1,026,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS

Table II - Changes in Interest Margin Attributable to Rate and Volume
Dollars in thousands

	2004 Versus 2003			2003 Versus 2002
	Increase (Decrease)			Increase (Decrease)
	Due to Change in:			Due to Change in:
	Volume	Rate	Net	Volume	Rate	Net

Interest earned on:
Loans
Taxable	$7,148	$(2,221)	$4,927	$5,557	$(3,341)	$2,216
Tax-exempt	220	(47)	173	(28)	(12)	(40)
Securities
Taxable	(394)	(363)	(757)	342	(2,230)	(1,888)
Tax-exempt	466	(52)	414	463	(146)	317
Federal funds sold and interest bearing deposits with other banks	(66)	23	(43)	(2)	24	22

Total interest earned on interest earning assets	7,374	(2,660)	4,714	6,332	(5,705)	627

Interest paid on:
Interest bearing demand deposits	175	215	390	93	(602)	(509)
Savings deposits	14	(28)	(14)	15	(309)	(294)
Time deposits	805	(1,470)	(665)	1,176	(1,938)	(762)
Short-term borrowings	637	126	763	246	(131)	115
Long-term borrowings and subordinated debentures	622	(666)	(44)	1,131	(993)	138

Total interest paid on interest bearing liabilities	2,253	(1,823)	430	2,661	(3,973)	(1,312)

Net interest income	$5,121	$(837)	$4,284	$3,671	$(1,732)	$1,939

Noninterest Income

     Noninterest income totaled 3.2%, 0.8% and 0.3% of average assets, in 2004, 2003, and 2002, respectively. On the strength of mortgage origination revenue, noninterest income increased to $27,252,000 in 2004, compared to $5,824,000 in 2003 and $1,945,000 in 2002. Further detail regarding noninterest income is reflected in the following table. Also, refer to Note 18 of the accompanying consolidated financial statements for our segment information.

Total Noninterest Income
Dollars in thousands

	2004	2003	2002
Noninterest income
Insurance commissions	$527	$239	$187
Service fees	2,238	1,586	1,341
Mortgage origination revenue	24,089	3,138	357
Securities gains (losses)	33	212	(140)
Gain (loss) on sale of assets	(29)	336	(9)
Other	394	313	209

Total	$27,252	$5,824	$1,945

MANAGEMENT’S DISCUSSION AND ANALYSIS

     Insurance commissions: These commissions increased 120.5% over 2003 primarily due to our acquisition of a full lines insurance agency offering both commercial and personal lines of insurance. The increase of 27.8% in 2003 over 2002 was the result of increased sales of life and accident insurance on loans.

     Service fees: Total service fees increased 41.1% in 2004 as a result of increases in overdraft and nonsufficient funds (NSF) fees due to an increased number of overdrafts by customers. This increase reflects policy changes made during the year permitting additional customer flexibility regarding overdraft privileges.

     Mortgage origination revenue: The following table shows our mortgage origination segment’s loan activity:

Dollars in thousands	2004	2003	2002
Loans originated
Amount	$259,316	$62,671	$19,447
Number	5,116	948	153

Loans sold
Amount	$260,479	$58,185	$20,275
Number	4,983	826	156

     The growth in mortgage origination revenue during 2004 reflected the first full year of operation for SFLLC. Loans originated for resale in 2004 totaled $259.3 million, while the total gross sales of this type of loans totaled $260.5 million. The increase from 2002 to 2003 was the result of the formation of SFLLC in 3rd quarter 2003.

     SFLLC originates loans solely for the purpose of selling them. We do not service these loans, therefore there is no servicing intangible associated with this segment. Our mortgage banking revenue consists entirely of two components: 1) fees collected at the time of origination and 2) the gains we receive when selling the loans. The breakout of these fees and gains follows:

Dollars in thousands	2004	2003	2002

Mortgage origination revenue:
Origination fees, net	$15,005	$2,178	$135
Gains	9,084	960	222

Total mortgage origination revenue	$24,089	$3,138	$357

     Although mortgage origination revenue increased for 2004, we experienced a decline in this revenue for the 4th quarter of 2004, compared to the 3rd quarter of 2004. This decline was caused by increased competitive conditions, causing reduced margins on loan sales. Although these margins have rebounded in early 2005, the extent to which these levels will be sustained is unknown.

     Other: Included in noninterest income are securities gains of $33,000 in 2004 compared to $212,000 in 2003 and securities losses of $140,000 in 2002. We also incurred losses on sales of assets of $29,000 in 2004 compared to gains on sales of assets of $336,000 in 2003. This gain in 2003 included a gain on the sale of one of our facilities.

MANAGEMENT’S DISCUSSION AND ANALYSIS

Noninterest Expense

     Noninterest expense totaled $38,789,000, $16,884,000 and $12,606,000 or 4.6%, 2.3% and 2.0% of average assets for each of the years ended December 31, 2004, 2003 and 2002, respectively. Total noninterest expense increased $21,905,000 in 2004 compared to 2003 and $4,278,000 in 2003 compared to 2002. Table III below shows the breakdown of these increases by segment. Also, refer to Note 18 of the accompanying consolidated financial statements for our segment information.

Community Banking, Parent and Other Segments

     Total noninterest expense for our community banking segment, parent, and other increased 21.1% over 2003, and 12.7% from 2002 to 2003. The major factors contributing to these increases follow.

     Salaries and employee benefits: Salaries and employee benefits expense increased 24.1% in 2004 due to an increase in performance based incentive compensation, general merit raises, and also additional staffing requirements needed as a result of our growth, including opening a new community banking office in Harrisonburg, Virginia. The increase of 14.5% in 2003 over 2002 was attributed to increased staffing needs as a result of our growth, and general merit raises.

     Net occupancy and Equipment expense: The 32.8% increase in net occupancy and equipment expense in 2004 is attributed to increased depreciation expense recognized for our new corporate headquarters in Moorefield, West Virginia and our new community banking facility in Petersburg, West Virginia.

Mortgage Banking Segment

     Total noninterest expense for our mortgage banking segment in 2004 increased 620.2% over 2003 and 808.3% from 2002 to 2003. These increases are attributed to the formation of SFLLC in 3rd quarter 2003. 2003 expenses were comprised of 3 full months of operation of SFLLC while 2004 is for the entire year. Therefore, the discussion of percentage changes from 2002 to 2003 is not meaningful.

     Salaries and employee benefits: The increase of $7,265,000 in salaries and employee benefits reflects the first full year of operation for SFLLC. We have also incurred additional salaries and employee benefits for this segment due to increased staffing needs. The increase from 2002 to 2003 was the result of the formation of SFLLC, and its initial staffing requirements.

     Net occupancy, Equipment, Supplies, and Professional fees: The increase in these categories is a result of 2004 being the first full year of operation for SFLLC. Also, in 2004, we entered into a lease for a larger location to support our additional staffing needs, which increased net occupancy expense $273,000.

     Postage and Advertising expense: Postage expense and advertising expense, combined, increased 670.6% from 2003 to 2004. This increase reflects the costs incurred with the direct mail method of obtaining customers.

MANAGEMENT’S DISCUSSION AND ANALYSIS

Table III — Total Noninterest Expense
Dollars in thousands

		Change			Change
	2004	$	%	2003	$	%	2002

Community Banking and Other
Salaries and employee benefits	$9,364	$1,818	24.1%	$7,546	$953	14.5%	$6,593
Net occupancy expense	1,187	362	43.9%	825	43	5.5%	782
Equipment expense	1,577	321	25.6%	1,256	24	1.9%	1,232
Supplies	539	91	20.3%	448	(21)	-4.5%	469
Professional fees	594	81	15.8%	513	79	18.2%	434
Postage	234	47	25.1%	187	(6)	-3.1%	193
Advertising expenses	294	27	10.1%	267	44	19.7%	223
Amortization of intangibles	151	—	0.0%	151	—	0.0%	151
Other	2,804	174	6.6%	2,630	438	20.0%	2,192

Total	$16,744	$2,921	21.1%	$13,823	$1,554	12.7%	$12,269

		Change			Change
	2004	$	%	2003	$	%	2002

Mortgage Banking
Salaries and employee benefits	$8,723	$7,265	498.3%	$1,458	$1,187	n/m	$271
Net occupancy expense	316	273	634.9%	43	41	n/m	2
Equipment expense	199	135	210.9%	64	48	n/m	16
Supplies	127	94	284.8%	33	27	n/m	6
Professional fees	227	175	336.5%	52	52	n/m	—
Postage	5,617	4,819	603.9%	798	796	n/m	2
Advertising expenses	4,431	3,925	775.7%	506	480	n/m	26
Other	2,405	2,298	2147.7%	107	93	n/m	14

Total	$22,045	$18,984	620.2%	$3,061	$2,724	808.31%	$337

		Change			Change
	2004	$	%	2003	$	%	2002

Consolidated
Salaries and employee benefits	$18,087	$9,083	100.9%	$9,004	$2,140	31.2%	$6,864
Net occupancy expense	1,503	635	73.2%	868	84	10.7%	784
Equipment expense	1,776	456	34.5%	1,320	72	5.8%	1,248
Supplies	666	185	38.5%	481	6	1.3%	475
Professional fees	821	256	45.3%	565	131	30.2%	434
Postage	5,851	4,866	494.0%	985	790	405.1%	195
Advertising expenses	4,725	3,952	511.3%	773	524	210.4%	249
Amortization of intangibles	151	—	0.0%	151	—	0.0%	151
Other	5,209	2,472	90.3%	2,737	531	24.1%	2,206

Total	$38,789	$21,905	129.7%	$16,884	$4,278	33.9%	$12,606

Income Tax Expense

     Income tax expense for the three years ended December 31, 2004, 2003 and 2002 totaled $4,582,000, $3,511,000 and $2,732,000, respectively. Refer to Note 12 of the accompanying consolidated financial statements for further information and additional discussion of the significant components influencing our effective income tax rates.

MANAGEMENT’S DISCUSSION AND ANALYSIS

CHANGES IN FINANCIAL POSITION

     Total average assets in 2004 were $840,883,000, an increase of 16.34% over 2003’s average of $722,744,000. Similarly, average assets grew 15.0% in 2003, from $628,544,000 in 2002. The primary growth in both 2004 and 2003 was in loans throughout our company. Significant changes in the components of our balance sheet in 2004 and 2003 are discussed below.

Loan Portfolio

     Table IV depicts loan balances by type and the respective percentage of each to total loans at December 31, as follows:

Table IV — Loans by Type
Dollars in thousands

	2004		2003		2002		2001		2000
		Percent		Percent		Percent		Percent		Percent
	Amount	of Total	Amount	of Total	Amount	of Total	Amount	of Total	Amount	of Total

Commercial	$53,226	8.7%	$46,860	9.3%	$34,745	8.3%	$26,464	7.6%	$26,305	9.6%
Commercial real estate	279,631	46.0%	209,391	41.5%	171,822	41.0%	121,576	34.9%	81,809	29.8%
Real estate - construction	3,916	0.6%	2,369	0.5%	4,494	1.1%	2,394	0.7%	2,729	1.0%
Real estate - mortgage	223,690	36.7%	196,135	38.9%	161,006	38.4%	149,050	42.9%	124,326	45.1%
Consumer	38,948	6.4%	41,112	8.2%	40,655	9.7%	41,509	11.9%	37,587	13.7%
Other	9,605	1.6%	8,223	1.6%	6,390	1.5%	7,264	2.0%	2,001	0.8%

Total loans	$609,016	100.0%	$504,090	100.0%	$419,112	100.0%	$348,257	100.0%	$274,757	100.0%

     Total net loans averaged $575,884,000 in 2004 and comprised 68.5% of total average assets compared to $461,459,000 or 63.8% of total average assets during 2003. The increase in the dollar volume of loans is primarily attributable to our current growth mode. We are aggressively seeking loans in the Virginia markets, primarily in the Shenandoah Valley of northern Virginia, as this area is currently a vibrant market for commercial loans, especially commercial real estate loans. A second contributor to our loan growth is the formation of SFLLC in 2003 to originate and sell 2nd mortgages. At December 31, 2004, SFLLC had $14,274,000 of loans that had been originated and in the process of being sold. These loans are included on our balance sheet.

     Refer to Note 5 of the accompanying consolidated financial statements for our loan maturities and a discussion of our adjustable rate loans as of December 31, 2004.

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

Securities

     Securities comprised approximately 23.8% of total assets at December 31, 2004 compared to 29.7% at December 31, 2003. This decrease was the result of our high loan demand, reducing our need to invest funds in securities. Average securities approximated $215,238,000 for 2004 or 0.98% less than 2003’s average of $217,358,000. Refer to Note 4 of the accompanying consolidated financial statements for details of amortized cost, the estimated fair values, unrealized gains and losses as well as the security classifications by type.

MANAGEMENT’S DISCUSSION AND ANALYSIS

     All of our securities are classified as available for sale to provide us with flexibility to better manage our balance sheet structure and react to asset/liability management issues as they arise. Pursuant to SFAS No. 115, anytime that we carry a security with an unrealized loss that has been determined to be “other than temporary”, we must recognize that loss in income. Due to a decrease in the credit rating of one of our corporate bonds during 2002, we recognized a $213,000 write down on that security, as we felt that the loss was other than temporary. At December 31, 2004, we did not own securities of any one issuer that were not issued by the U.S. Treasury or a U.S. Government agency that exceeded ten percent of shareholders’ equity. The maturity distribution of the securities portfolio at December 31, 2004, together with the weighted average yields for each range of maturity, are summarized in Table V. The stated average yields are actual yields and are not stated on a tax equivalent basis.

Table V — Securities Maturity Analysis
(At amortized cost, dollars in thousands)

			After one		After five
	Within		but within		but within		After
	one year		five years		ten years		ten years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield

U. S. Government agencies and corporations	$2,088	4.2%	$11,683	4.1%	$7,635	6.0%	$24	6.4%
Mortgage backed securities	43,444	4.2%	66,327	4.4%	9,101	4.7%	—	—
State and political subdivisions	1,017	6.6%	3,022	6.2%	10,922	6.7%	29,260	7.0%
Corporate debt securities	2,691	7.3%	1,962	5.8%	347	6.8%	—	—
Other	—	—	—	—	—	—	21,938	2.5%

Total	$49,240	4.4%	$82,994	4.5%	$28,005	5.9%	$51,222	5.1%

Deposits

     Total deposits at December 31, 2004 increased $12,813,000 or 2.5% compared to December 31, 2003. Average interest bearing deposits increased $49,589,000, or 11.6% during 2004. This increase resulted primarily from growth of Shenandoah’s deposits. Also, presented as other deposits below, are brokered deposits, which increased 60.5% to $53,268,000 at December 31, 2004. These deposits totaled $33,193,000 at December 31, 2003, an increase of 349.8% over 2002. Brokered deposits represent certificates of deposit acquired through a third party.

Deposits
In thousands

	2004	2003	2002	2001	2000

Noninterest bearing demand	$55,402	$51,004	$46,313	$38,686	$30,031
Interest bearing demand	122,355	112,671	99,752	81,510	69,039
Savings	50,428	47,397	46,732	43,766	37,730
Consumer time	217,863	241,351	234,060	211,116	190,987
Individual Retirement Accounts	25,298	26,185	24,411	21,127	18,175

Core deposits	471,346	478,608	451,268	396,205	345,962

Other deposits	53,268	33,193	7,380	—	—

Total deposits	$524,614	$511,801	$458,648	$396,205	$345,962

     See Table I for average deposit balance and rate information by deposit type for 2004, 2003 and 2002 and Note 10 of the accompanying consolidated financial statements for a maturity distribution of time deposits as of December 31, 2004.

MANAGEMENT’S DISCUSSION AND ANALYSIS

Borrowings

     Lines of Credit: We have available lines of credit from various correspondent banks totaling $19,700,000 at December 31, 2004. These lines are utilized when temporary day to day funding needs arise. They are reflected on the consolidated balance sheet as short-term borrowings. We also have remaining available lines of credit from the Federal Home Loan Bank totaling $61,540,000 at December 31, 2004. We use these lines primarily to fund loans to customers. Funds acquired through this program are reflected on the consolidated balance sheet in short-term borrowings or long-term borrowings, depending on the repayment terms of the debt agreement. In addition, Summit Financial Group, Inc. has a long-term line of credit available through an unaffiliated banking institution which is secured by the common stock of one of our subsidiary banks. At December 31, 2004, we had $5,000,000 available to draw on this line.

     Short-term Borrowings: Total short-term borrowings increased $70,915,000 from $49,714,000 at December 31, 2003 to $120,629,000 at December 31, 2004. See Note 11 of the accompanying consolidated financial statements for additional disclosures regarding our short-term borrowings. These borrowings were made principally to fund our loan growth.

     Long-term Borrowings: Total long-term borrowings of $160,860,000 at December 31, 2004, consisting primarily of funds borrowed on available lines of credit from the Federal Home Loan Bank, decreased $3,786,000 compared to the $164,646,000 outstanding at December 31, 2003. Refer to Note 11 of the accompanying consolidated financial statements for additional information regarding our long-term borrowings.

ASSET QUALITY

     Table VI presents a summary of non-performing assets at December 31, as follows:

Table VI — Nonperforming Assets
Dollars in thousands

	2004	2003	2002	2001	2000

Nonaccrual loans	$532	$1,014	$917	$788	$568
Accruing loans past due 90 days or more	140	342	574	328	267
Restructured loans	—	—	—	—	—

Total nonperforming loans	672	1,356	1,491	1,116	835

Foreclosed properties	646	497	81	81	—
Nonaccrual securities	349	396	421	—	—

Total nonperforming assets	$1,667	$2,249	$1,993	$1,197	$835

Total nonperforming loans as a percentage of total loans	0.11%	0.27%	0.36%	0.32%	0.30%

Total nonperforming assets as a percentage of total assets	0.19%	0.28%	0.30%	0.20%	0.17%

     As illustrated in Table VI, the quality of our loan portfolio remains sound. Total nonaccrual loans and accruing loans past due 90 days or more decreased from $1,356,000 at December 31, 2003 to $672,000 at December 31, 2004, remaining at historically moderate levels in relation to the loan portfolio’s size and substantially below recent industry averages. Refer to Note 6 of the accompanying consolidated financial statements for a discussion of impaired loans which are included in the above balances.

     Included in the net balance of loans are non-accrual loans amounting to $532,000 and $1,014,000 at December 31, 2004 and 2003, respectively. If these loans had been on accrual status throughout 2004, the amount of interest income that we would have recognized would have been $55,000. The actual amount of interest income recognized in 2004 on these loans was $2,000.

MANAGEMENT’S DISCUSSION AND ANALYSIS

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

     The identification of loans for inclusion on the watch list is facilitated through the use of various sources, including past due loan reports, previous internal and external loan evaluations, classified loans identified as part of regulatory agency loan reviews and reviews of new loans representative of current lending practices. Once this list is reviewed to ensure it is complete, we review the specific loans for collectibility, performance and collateral protection. In addition, a grade is assigned to the individual loans utilizing internal grading criteria, which is somewhat similar to the criteria utilized by each subsidiary bank’s primary regulatory agency. Based on the results of these reviews, specific reserves for potential losses are identified and the allowance for loan losses is adjusted appropriately through a provision for loan losses.

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

     The allocated portion of the subsidiary banks’ allowance for loan losses is established on a loan-by-loan and pool-by-pool basis. The unallocated portion is for inherent losses that probably exist as of the evaluation date, but which have not been specifically identified by the processes used to establish the allocated portion due to inherent imprecision in the objective processes we utilize to identify probable and estimable losses. This unallocated portion is subjective and requires judgment based on various qualitative factors in the loan portfolio and the market in which we operate. At December 31, 2004 and 2003, respectively, the unallocated portion of the allowance approximated $32,000 and $14,000, or 0.6% and 0.3% of the total allowance. This unallocated portion of the allowance is considered necessary based on consideration of the known risk elements in certain pools of loans in the loan portfolio and our assessment of the economic environment in which we operate. More specifically, while loan quality remains good, the subsidiary banks have typically experienced greater losses within certain homogeneous loan pools when our market area has experienced economic downturns or other significant negative factors or trends, such as increases in bankruptcies, unemployment rates or past due loans.

MANAGEMENT’S DISCUSSION AND ANALYSIS

     At December 31, 2004 and 2003, our allowance for loan losses totaled $5,073,000, or 0.83% of total loans and $4,681,000 or 0.93% of total loans, respectively, and is considered adequate to cover inherent losses in our loan portfolio. Table VII presents an allocation of the allowance for loan losses by loan type at each respective year end date, as follows:

Table VII — Allocation of the Allowance for Loan Losses
Dollars in thousands

	2004		2003		2002		2001		2000
		% of loans in		% of loans in		% of loans in		% of loans in		% of loans in
		each category		each category		each category		each category		each category
	Amount	to total loans	Amount	to total loans	Amount	to total loans	Amount	to total loans	Amount	to total loans

Commercial	$2,649	54.6%	$2,353	50.8%	$2,054	49.4%	$1,036	42.8%	$1,037	39.4%
Real estate	1,376	37.4%	1,127	39.4%	939	39.6%	985	43.8%	127	46.3%
Consumer	1,016	6.4%	1,174	8.2%	998	9.5%	937	11.8%	1,313	13.5%
Other	—	1.6%	13	1.6%	—	1.5%	—	1.6%	—	0.8%
Unallocated	32	—	14	—	62	—	152	—	94	—

	$5,073	100.0%	$4,681	100.0%	$4,053	100.0%	$3,110	100.0%	$2,571	100.0%

     At December 31, 2004, we had approximately $593,000 in other real estate owned which was obtained as the result of foreclosure proceedings. Foreclosures have been insignificant throughout 2004 and we do not anticipate any material losses on the property currently held in other real estate owned.

     A reconciliation of the activity in the allowance for loan losses follows:

TABLE VIII — ALLOWANCE FOR LOAN LOSSES
Dollars in thousands

	2004	2003	2002	2001	2000

Balance, beginning of year	$4,681	$4,053	$3,110	$2,571	$2,232
Losses:
Commercial, financial & agricultural	478	98	138	108	—
Residential — mortgage	5	60	30	47	63
Consumer	208	178	173	191	175
Other	286	73	75	76	49

Total	977	409	416	422	287

Recoveries:
Commercial, financial & agricultural	46	5	39	10	2
Residential — mortgage	9	—	17	1	2
Consumer	109	79	71	99	53
Other	155	38	17	21	11

Total	319	122	144	131	68

Net Losses	658	287	272	291	219

Provision for loan losses	1,050	915	1,215	830	558

Balance, end of year	$5,073	$4,681	$4,053	$3,110	$2,571

MANAGEMENT’S DISCUSSION AND ANALYSIS

LIQUIDITY AND CAPITAL RESOURCES

     Issuance of Subordinated Debentures: In March 2004, we issued $7.5 million of adjustable rate subordinated securities. These debentures are accounted for as debt and bear interest at the rate of 3 month LIBOR plus 280 basis points, adjustable quarterly. These debentures are first redeemable by us in March 2009. The proceeds from this issuance were used to pay company debt that had been obtained for the construction of our new corporate headquarters, and to fund additional capital needs at our subsidiary banks. This transaction also provided us additional regulatory capital to support our growth.

     Growth and Expansion: During 2004, we continued our community bank branching strategy in Virginia, by opening our second full service branch in Harrisonburg, Virginia. We now have 13 total banking offices, and plan to continue to branch in Virginia, with our next branch opening planned to be in Warrenton, Virginia. Our branching strategy is subject to availability of suitable sites, hiring qualified personnel, obtaining regulatory approval, and other conditions and contingencies.

     We also continue to seek and enter into business opportunities which earn noninterest income. Accordingly, in first quarter 2004, we acquired a full lines insurance agency in Moorefield, West Virginia.

     During 2004, we spent approximately $4.5 million on capital expenditures for premises and equipment. We expect our capital expenditures to approximate $1 million in 2005, primarily for leasehold improvements, furniture and equipment related to office openings. Actual expenditures may vary significantly from those expected, primarily depending on the number and cost of additional branch openings.

     Bank Liquidity: Liquidity reflects our ability to ensure the availability of adequate funds to meet loan commitments and deposit withdrawals, as well as provide for other transactional requirements. Liquidity is provided primarily by funds invested in cash and due from banks (net of float and reserves), Federal funds sold, non-pledged securities, and available lines of credit with the Federal Home Loan Bank, which totaled approximately $88 million or 9.9% of total consolidated assets at December 31, 2004.

     Our liquidity strategy is to fund loan growth with deposits, repurchase agreements, and other borrowed funds while maintaining an adequate level of short- and medium-term investments to meet normal daily loan and deposit activity. Core deposits decreased $7 million in 2004, while loans increased approximately $105 million. This caused us to rely on other wholesale funding vehicles, which included brokered deposits, which increased $20 million, and FHLB advances, which increased approximately $67 million. As a member of the Federal Home Loan Banks of Pittsburgh and Atlanta, we have access to approximately $333 million. As of December 31, 2004 and 2003, these advances totaled approximately $272 million and $199 million, respectively. At December 31, 2004, we had additional borrowing capacity of $61 million through FHLB programs. We also have the ability to borrow money on a daily basis through correspondent banks using established federal funds purchased lines. These available lines totaled $20 million at December 31, 2004. Also, we classify all of our securities as available for sale to enable us to liquidate them if the need arises.

     We continuously monitor our liquidity position to ensure that day-to-day as well as anticipated funding needs are met. We are not aware of any trends, commitments, events or uncertainties that have resulted in or are reasonably likely to result in a material change to our liquidity.

     Capital Compliance: Our capital position remains strong, despite our continued growth. Stated as a percentage of total assets, our equity ratio was 7.4% and 7.2% at December 31, 2004 and 2003, respectively. Our risk weighted tier I capital, total capital and leverage capital ratios approximated 11.1%, 11.9% and 8.3%, respectively, at December 31, 2004, all of which are in excess of the minimum guidelines to be “well capitalized” under the regulatory prompt corrective action provisions. Our subsidiary banks are also subject to minimum capital ratios as further discussed in Note 17 of the accompanying consolidated financial statements.

     Dividends: Cash dividends per share rose 20.9% to $0.26 in 2004 compared to $0.215 in 2003, representing dividend payout ratios of 17.2% and 18.4% for 2004 and 2003, respectively. It is our intention to continue to pay dividends on a similar schedule during 2005. Future cash dividends will depend on the earnings and financial condition of our subsidiary banks as well as general economic conditions.

MANAGEMENT’S DISCUSSION AND ANALYSIS

     The primary source of funds for the dividends paid to our shareholders is dividends received from our subsidiary banks. Dividends paid by our subsidiary banks are subject to restrictions by banking regulations. The most restrictive provision requires approval by the respective bank’s regulatory agency if dividends declared in any year exceed the bank’s current year’s net income, as defined, plus its retained net profits of the two preceding years. During 2005, the net retained profits available for distribution to Summit as dividends without regulatory approval are approximately $15,224,000, plus net income for the interim periods through the date of declaration.

     On October 29, 2004, our Board of Directors authorized a 2-for-1 split of our common stock to be effected in the form of a 100% stock dividend which was distributed on December 15, 2004 to shareholders of record as of December 1, 2004.

     Contractual Cash Obligations: During our normal course of business, we incur contractual cash obligations. The following table summarizes our contractual cash obligations at December 31, 2004.

	Long Term
	Debt and
	Subordinated	Operating
	Debentures	Leases

2005	$28,763,510	$695,088
2006	16,991,741	785,999
2007	14,554,204	741,699
2008	16,085,851	711,495
2009	2,110,094	283,860
Thereafter	93,695,782	336,260

Total	$172,201,182	$3,554,401

     Off-Balance Sheet Arrangements: We are involved with some off-balance sheet arrangements that have or are reasonably likely to have an effect on our financial condition, liquidity, or capital. These arrangements at December 31, 2004 are presented in the following table. Refer to Note 14 of the accompanying consolidated financial statements for further discussion of our off-balance sheet arrangements.

Commitments to extend credit:
Revolving home equity and credit card lines	$24,531
Construction loans	57,482
Other loans	30,836
Standby letters of credit	6,149

Total	$118,998

MARKET RISK MANAGEMENT

     Market risk is the risk of loss arising from adverse changes in the fair value of financial instruments due to changes in interest rates, exchange rates and equity prices. Interest rate risk is our primary market risk and results from timing differences in the repricing of assets, liabilities and off-balance sheet instruments, changes in relationships between rate indices and the potential exercise of embedded options. The principal objective of asset/liability management is to minimize interest rate risk and our actions in this regard are taken under the guidance of our Asset/Liability Management Committee (“ALCO”). The ALCO is comprised of members of senior management and members of the Board of Directors. The ALCO actively formulates the economic assumptions that we use in our financial planning and budgeting process and establishes policies which control and monitor our sources, uses and prices of funds.

MANAGEMENT’S DISCUSSION AND ANALYSIS

     Some amount of interest rate risk is inherent and appropriate to the banking business. Our net income is affected by changes in the absolute level of interest rates. Our interest rate risk position is well matched for the next year, with asset sensitivity over the longer term; that is, over the long term, assets are likely to reprice faster than liabilities, resulting in an increase in net income in a rising rate environment. Our net income would decline modestly in a falling interest rate environment. Net income is also subject to changes in the shape of the yield curve. In general, a flattening yield curve would result in a decline in our earnings due to the compression of earning asset yields and funding rates, while a steepening would result in increased earnings as margins widen.

     Several techniques are available to monitor and control the level of interest rate risk. We primarily use earnings simulations modeling to monitor interest rate risk. The earnings simulation model forecasts the effects on net interest income under a variety of interest rate scenarios that incorporate changes in the absolute level of interest rates and changes in the shape of the yield curve. Each increase or decrease in rates is assumed to take place over a 12 month period, and then remain stable. Assumptions used to project yields and rates for new loans and deposits are derived from historical analysis. Securities portfolio maturities and prepayments are reinvested in like instruments. Mortgage loan prepayment assumptions are developed from industry estimates of prepayment speeds. Noncontractual deposit repricings are modeled on historical patterns.

     The following table presents the estimated sensitivity of our net interest income to changes in interest rates, as measured by our earnings simulation model as of December 31, 2004. The sensitivity is measured as a percentage change in net interest income given the stated changes in interest rates (gradual change over 12 months, stable thereafter) compared to net interest income with rates unchanged. The estimated changes set forth below are dependent on the assumptions discussed above and are well within our ALCO policy limit of +/- 10%.

Change in Interest	Estimated % Change in Net
Rates	Interest Income Over:
(basis points)	12 Months	24 Months

Down 100	-0.07%	-1.07%
Up 100	0.01%	0.68%
Up 200	-0.36%	0.42%

QUARTERLY FINANCIAL INFORMATION

	First	Second	Third	Fourth	Full
(Dollars in thousands, except per share amounts)	Quarter	Quarter	Quarter	Quarter	Year

2004
Interest income	$10,873	$11,092	$11,634	$12,138	$45,737
Interest expense	4,271	4,294	4,573	4,822	17,960
Net interest income	6,602	6,798	7,061	7,316	27,777
Provision for loan losses	233	233	293	291	1,050
Securities gains	20	17	(35)	31	33
Other noninterest income	4,922	7,415	8,580	6,302	27,219
Noninterest expense	7,839	10,168	10,767	10,015	38,789
Income before income taxes	3,472	3,829	4,546	3,343	15,190
Income taxes	1,021	1,155	1,420	986	4,582
Net income	2,451	2,674	3,126	2,357	10,608
Basic earnings per share	0.35	0.38	0.44	0.34	1.51
Diluted earnings per share	0.35	0.38	0.43	0.33	1.49
Dividends paid per share	—	0.12	—	0.14	0.26

2003
Interest income	$10,130	$10,168	$10,292	$10,634	$41,224
Interest expense	4,461	4,467	4,350	4,252	17,530
Net interest income	5,669	5,701	5,942	6,382	23,694
Provision for loan losses	218	233	232	232	915
Securities gains	41	65	—	106	212
Other noninterest income	532	732	810	3,538	5,612
Noninterest expense	3,340	3,439	3,797	6,308	16,884
Income before income taxes	2,684	2,826	2,723	3,486	11,719
Income taxes	820	818	880	993	3,511
Net income	1,864	2,008	1,843	2,493	8,208
Basic earnings per share	0.26	0.28	0.27	0.36	1.17
Diluted earnings per share	0.26	0.28	0.27	0.35	1.16
Dividends paid per share	—	0.10	—	0.115	0.215

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
ON EFFECTIVENESS OF INTERNAL CONTROL OVER FINANCIAL REPORTING

To the Board of Directors
Summit Financial Group, Inc.
Moorefield, West Virginia

     We have audited management’s assessment, included in the accompanying Report on Management’s Assessment of Internal Control Over Financial Reporting, that Summit Financial Group, Inc. and subsidiaries maintained effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control—Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Summit Financial Group, Inc.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the company’s internal control over financial reporting based on our audit.

     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

     A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

     In our opinion, management’s assessment that Summit Financial Group, Inc. and subsidiaries maintained effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on criteria established in Internal Control—Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also in our opinion, Summit Financial Group, Inc. and subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control—Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

     We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements of Summit Financial Group, Inc. and subsidiaries and our report dated March 4, 2005, expressed an unqualified opinion.

/s/ Arnett & Foster, P.L.L.C.

Charleston, West Virginia
March 4, 2005

REPORT OF MANAGEMENT’S ASSESSMENT OF INTERNAL CONTROL
OVER FINANCIAL REPORTING

     Summit Financial Group, Inc. is responsible for the preparation, integrity, and fair presentation of the consolidated financial statements included in this annual report. The consolidated financial statements and notes included in this annual report have been prepared in conformity with United States generally accepted accounting principles and necessarily include some amounts that are based on management’s best estimates and judgments.

     We, as management of Summit Financial Group, Inc., are responsible for establishing and maintaining effective internal control over financial reporting that is designed to produce reliable financial statements in conformity with United States generally accepted accounting principles. The system of internal control over financial reporting as it relates to the financial statements is evaluated for effectiveness by management and tested for reliability through a program of internal audits. Actions are taken to correct potential deficiencies as they are identified. Any system of internal control, no matter how well designed, has inherent limitations, including the possibility that a control can be circumvented or overridden and misstatements due to error or fraud may occur and not be detected. Also, because of changes in conditions, internal control effectiveness may vary over time. Accordingly, even an effective system of internal control will provide only reasonable assurance with respect to financial statement preparation.

     The Audit Committee, consisting entirely of independent directors, meets regularly with management, internal auditors and the independent registered public accounting firm, and reviews audit plans and results, as well as management’s actions taken in discharging responsibilities for accounting, financial reporting, and internal control. Arnett & Foster, P.L.L.C., independent registered public accounting firm, and the internal auditors have direct and confidential access to the Audit Committee at all times to discuss the results of their examinations.

     Management assessed the Corporation’s system of internal control over financial reporting as of December 31, 2004. In making this assessment, we used the criteria for effective internal control over financial reporting set forth in Internal Control-Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on this assessment, management concludes that, as of December 31, 2004, its system of internal control over financial reporting is effective and meets the criteria of the Internal Control-Integrated Framework. Arnett & Foster, P.L.L.C., independent registered public accounting firm, has issued an attestation report on management’s assessment of the Corporation’s internal control over financial reporting.

/s/ H. Charles Maddy, III	/s/ Robert S. Tissue	/s/ Julie R. Cook
President and	Senior Vice President	Vice President
Chief Executive Officer	and Chief Financial Officer	and Chief Accounting Officer

Moorefield, West Virginia
March 3, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
ON CONSOLIDATED FINANCIAL STATEMENTS

To the Board of Directors
Summit Financial Group, Inc.
Moorefield, West Virginia

     We have audited the accompanying consolidated balance sheets of Summit Financial Group, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provided a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Summit Financial Group, Inc. and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Summit Financial Group, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control—Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 4, 2005, expressed an unqualified opinion on management’s assessment of the effectiveness of Summit Financial Group, Inc. and subsidiaries’ internal control over financial reporting and an unqualified opinion on the effectiveness of Summit Financial Group, Inc. and subsidiaries’ internal control over financial reporting.

/s/ Arnett & Foster, P.L.L.C.

Charleston, West Virginia
March 4, 2005

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Balance Sheets

	December 31,
	2004	2003

ASSETS
Cash and due from banks	$19,416,219	$14,412,120
Interest bearing deposits with other banks	2,338,698	3,141,092
Federal funds sold	48,000	244,000
Securities available for sale	211,361,504	235,409,228
Loans held for sale, net	14,273,916	6,352,836
Loans, net	602,727,975	498,340,211
Property held for sale, net	593,137	480,000
Premises and equipment, net	20,776,007	17,846,269
Accrued interest receivable	3,651,907	3,778,139
Intangible assets	3,498,824	3,049,976
Other assets	10,802,330	8,411,333

Total assets	$889,488,517	$791,465,204

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits
Non interest bearing	$55,401,552	$51,004,403
Interest bearing	469,212,146	460,797,017

Total deposits	524,613,698	511,801,420

Short-term borrowings	120,629,214	49,714,246
Long-term borrowings	160,860,182	164,646,208
Subordinated debentures owed to unconsolidated subsidiary trusts	11,341,000	3,609,000
Other liabilities	6,336,402	4,506,787

Total liabilities	823,780,496	734,277,661

Commitments and Contingencies

Shareholders’ Equity
Preferred stock and related surplus, $1.00 par value; authorized 250,000 shares, 2004- 33,400 shares issued	1,158,471	—
Common stock and related surplus, $2.50 par value; authorized 20,000,000; issued 2004 - 7,155,420 shares; 2003 - 7,133,920 shares	18,123,492	17,862,255
Retained earnings	47,108,898	38,328,051
Less cost of shares acquired for the treasury - 115,880 shares	(627,659)	(627,659)
Accumulated other comprehensive income	(55,181)	1,624,896

Total shareholders’ equity	65,708,021	57,187,543

Total liabilities and shareholders’ equity	$889,488,517	$791,465,204

See notes to consolidated financial statements

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Statements of Income

	For the Year Ended December 31,
	2004	2003	2002

Interest income
Interest and fees on loans
Taxable	$35,768,855	$30,842,054	$28,626,505
Tax-exempt	437,658	323,148	348,840
Interest and dividends on securities
Taxable	7,194,736	7,952,074	9,840,024
Tax-exempt	2,208,424	1,936,831	1,724,616
Interest on interest bearing deposits with other banks	123,036	151,068	92,417
Interest on Federal Funds sold	4,117	18,391	56,495

Total interest income	45,736,826	41,223,566	40,688,897

Interest expense
Interest on deposits	9,710,108	9,998,904	11,563,915
Interest on short-term borrowings	1,203,395	441,447	326,650
Interest on long-term borrowings and subordinated debentures	7,046,299	7,089,635	6,951,485

Total interest expense	17,959,802	17,529,986	18,842,050

Net interest income	27,777,024	23,693,580	21,846,847
Provision for loan losses	1,050,000	915,000	1,215,000

Net interest income after provision for loan losses	26,727,024	22,778,580	20,631,847

Noninterest income
Insurance commissions	527,492	239,356	186,888
Service fees	2,237,887	1,585,778	1,340,542
Mortgage origination revenue	24,088,909	3,137,702	357,486
Securities gains (losses)	33,471	211,897	(140,308)
Gain (loss) on sale of assets	(29,183)	335,969	(8,770)
Other	393,561	313,687	209,180

Total noninterest income	27,252,137	5,824,389	1,945,018

Noninterest expenses
Salaries and employee benefits	18,087,278	9,004,422	6,863,690
Net occupancy expense	1,502,583	868,261	783,705
Equipment expense	1,776,004	1,320,353	1,247,593
Supplies	666,061	481,157	474,666
Professional fees	821,225	564,477	434,074
Postage	5,851,393	984,929	195,317
Advertising	4,724,647	772,358	249,490
Amortization of intangibles	151,152	151,152	151,152
Other	5,208,730	2,736,579	2,206,750

Total noninterest expenses	38,789,073	16,883,688	12,606,437

Income before income tax expense	15,190,088	11,719,281	9,970,428
Income tax expense	4,581,715	3,510,925	2,732,130

Net income	$10,608,373	$8,208,356	$7,238,298

Basic earnings per common share	$1.51	$1.17	$1.03

Diluted earnings per common share	$1.49	$1.16	$1.03

Average common shares outstanding
Basic	7,025,118	7,010,007	7,015,929

Diluted	7,121,761	7,073,287	7,052,921

See notes to consolidated financial statements

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Statements of Shareholders’ Equity
For the Years Ended December 31, 2004, 2003 and 2002

	Preferred	Common			Accumulated
	Stock and	Stock and			Other	Total
	Related	Related	Retained	Treasury	Comprehensive	Shareholders’
	Surplus	Surplus	Earnings	Stock	Income	Equity

Balance, December 31, 2001	$—	$17,807,800	$25,704,594	$(532,479)	$1,307,432	$44,287,347
Comprehensive income:
Net income	—	—	7,238,298	—	—	7,238,298
Other comprehensive income, net of deferred taxes of $1,198,502:
Net unrealized gain on securities of $1,868,460, net of reclassification adjustment for (losses) included in net income of ($86,991)	—	—	—	—	1,955,451	1,955,451

Total comprehensive income						9,193,749
Exercise of stock options	—	1,190	—	—	—	1,190
Purchase of 9,200 shares for treasury	—	—	—	(87,232)	—	(87,232)
Cash dividends declard ($0.1875 per share)	—	—	(1,315,258)	—	—	(1,315,258)

Balance, December 31, 2002	—	17,808,990	31,627,634	(619,711)	3,262,883	52,079,796
Comprehensive income:
Net income	—	—	8,208,356	—	—	8,208,356
Other comprehensive income, net of deferred tax (benefit) of ($1,003,928):
Net unrealized (loss) on securities of ($1,506,611), net of reclassification adjustment for gains included in net income of $131,376	—	—	—	—	(1,637,987)	(1,637,987)

Total comprehensive income						6,570,369
Exercise of stock options	—	53,265	—	—	—	53,265
Purchase of 800 shares for treasury	—	—	—	(7,948)	—	(7,948)
Cash dividends declared ($0.215 per share)	—	—	(1,507,939)	—	—	(1,507,939)

Balance, December 31, 2003	—	17,862,255	38,328,051	(627,659)	1,624,896	57,187,543
Comprehensive income:
Net income	—	—	10,608,373	—	—	10,608,373
Other comprehensive income, net of deferred tax (benefit) of ($1,029,725):
Net unrealized (loss) on securities of ($1,659,325), net of reclassification adjustment for gains included in net income of $20,752	—	—	—	—	(1,680,077)	(1,680,077)

Total comprehensive income						8,928,296
Exercise of stock options	—	261,237	—	—	—	261,237
Issuance of preferred stock	1,158,471	—	—	—	—	1,158,471
Cash dividends declared ($0.26 per share)	—	—	(1,827,526)	—	—	(1,827,526)

Balance, December 31, 2004	$1,158,471	$18,123,492	$47,108,898	$(627,659)	$(55,181)	$65,708,021

See notes to consolidated financial statements

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Statements of Cash Flows

	For the Year Ended December 31,
	2004	2003	2002

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$10,608,373	$8,208,356	$7,238,298
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	1,506,698	1,058,354	1,026,485
Provision for loan losses	1,050,000	915,000	1,215,000
Deferred income tax (benefit)	(449,935)	(368,650)	(779,570)
Loans originated for sale	(259,316,402)	(62,670,581)	(19,446,545)
Proceeds from loans sold	260,478,758	58,184,770	20,275,264
(Gains) on loans sold	(9,083,436)	(960,125)	(222,219)
Security (gains) losses	(33,471)	(211,897)	140,308
(Gain) loss on disposal of premises, equipment and other assets	29,183	(171,590)	8,770
Amortization of securities premiums (accretion of discounts), net	848,775	1,341,955	389,007
Amortization of goodwill and purchase accounting adjustments, net	176,340	171,010	174,330
Tax benefit of exercise of stock options	141,000	—	—
(Increase) decrease in accrued interest receivable	126,233	248,049	(151,165)
(Increase) in other assets	(684,038)	(910,575)	(267,021)
Increase (decrease) in other liabilities	1,106,824	1,174,571	(455,917)

Net cash provided by operating activities	6,504,902	6,008,647	9,145,025

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from maturities and calls of securities held to maturity	—	—	150,000
Proceeds from maturities and calls of securities available for sale	22,532,825	33,368,900	14,386,000
Proceeds from sales of securities available for sale	49,689,639	12,206,105	26,934,632
Principal payments received on securities available for sale	35,379,512	89,184,506	50,602,473
Purchases of securities available for sale	(87,029,752)	(161,303,052)	(94,970,210)
Net (increase) decrease in federal funds sold	196,000	3,146,135	(1,542,006)
Net loans made to customers	(105,705,168)	(85,792,687)	(72,627,710)
Purchases of premises and equipment	(4,463,284)	(8,273,263)	(1,124,723)
Proceeds from sales of premises, equipment and other assets	351,425	2,890,424	60,700
(Purchases of) proceeds from interest bearing deposits with other banks	802,394	(955,723)	76,457
Purchases of life insurance contracts	—	—	(2,250,000)
Net cash paid in acquisition of Sager Insurance Agency	(850,000)	—	—

Net cash (used in) investing activities	(89,096,409)	(115,528,655)	(80,304,387)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in demand deposit, NOW and savings accounts	17,112,187	18,275,248	28,835,408
Net increase (decrease) in time deposits	(4,299,909)	34,940,815	33,753,264
Net increase (decrease) in short-term borrowings	70,914,968	29,523,143	(3,841,687)
Proceeds from long-term borrowings	23,326,000	37,320,000	26,590,000
Repayments of long-term borrowings	(26,315,072)	(6,134,767)	(16,461,443)
Net proceeds from issuance of trust preferred securities	7,406,250	—	3,379,200
Purchases of treasury stock	—	(7,948)	(87,232)
Net proceeds from issuance of preferred stock	1,158,471	—	—
Exercise of stock options	120,237	53,265	1,190
Dividends paid	(1,827,526)	(1,507,939)	(1,315,258)

Net cash provided by financing activities	87,595,606	112,461,817	70,853,442

Increase (decrease) in cash and due from banks	5,004,099	2,941,809	(305,920)
Cash and due from banks:
Beginning	14,412,120	11,470,311	11,776,231

Ending	$19,416,219	$14,412,120	$11,470,311

See notes to consolidated financial statements

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Statements of Cash
Flows — continued

	For the Year Ended December 31,
	2004	2003	2002

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash payments for:
Interest	$18,045,519	$17,346,163	$18,863,103

Income taxes	$5,030,534	$3,420,000	$3,245,289

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Other assets acquired in settlement of loans	$515,593	$779,896	$63,675

Acquisition of Sager Insurance Agency:
Net cash and cash equivalents paid in acquisition of Sager Insurance Agency	$850,000	$—	$—

Fair value of assets acquired (principally building and land)	$250,000	$—	$—
Goodwill	600,000	—	—

	$850,000	$—	$—

Noncash investment in unconsolidated subsidiary trust	$232,000	$—	$109,000

See notes to consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES

     Nature of business: Summit Financial Group, Inc. (“We”, “Company” or “Summit”) is a financial holding company headquartered in Moorefield, West Virginia. We operate two business segments, community banking and mortgage banking. Our community banking segment provides commercial and retail banking services primarily in the Eastern Panhandle and South Central regions of West Virginia and the Northern region of Virginia. We provide these services through our two community bank subsidiaries: Summit Community Bank (“Summit Community”) and Shenandoah Valley National Bank (“Shenandoah”) (collectively, the “Bank Subsidiaries”). Summit Financial, LLC (“SFLLC”), our mortgage banking segment, originates loans to customers throughout the United States from its headquarters in Herndon, Virginia. We also operate Summit Insurance Services, LLC.

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

     Principles of consolidation: The accompanying consolidated financial statements include the accounts of Summit and its subsidiaries. All significant accounts and transactions among these entities have been eliminated. As further discussed in Note 11, SFG Capital Trust I, which had been previously consolidated within our financial statements, is no longer consolidated.

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

     Securities: We classify debt and equity securities as “held to maturity”, “available for sale” or “trading” according to management’s intent. The appropriate classification is determined at the time of purchase of each security and re-evaluated at each reporting date.

     Securities held to maturity - Certain debt securities for which we have the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts. There are no securities classified as held to maturity in the accompanying financial statements.

     Securities available for sale - Securities not classified as “held to maturity” or as “trading” are classified as “available for sale.” Securities classified as “available for sale” are those securities that we intend to hold for an indefinite period of time, but not necessarily to maturity. “Available for sale” securities are reported at estimated fair value net of unrealized gains or losses, which are adjusted for applicable income taxes, and reported as a separate component of shareholders’ equity.

     Trading securities - There are no securities classified as “trading” in the accompanying financial statements.

     Realized gains and losses on sales of securities are recognized on the specific identification method. Amortization of premiums and accretion of discounts are computed using the interest method.

     Loans held for sale: Loans held for sale are valued at the lower of aggregate carrying cost or fair value. Gains or losses realized on the sales of loans are recognized at the time of sale. These gains and losses are included in mortgage origination revenue.

     Loans and allowance for loan losses: Loans are generally stated at the amount of unpaid principal, reduced by unearned discount and allowance for loan losses

     The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. The allowance is increased by provisions charged to operating expense and reduced by net charge-offs. Our subsidiary banks make continuous credit reviews of the loan portfolio and consider current economic conditions, historical loan loss experience, review of specific problem loans and other factors in determining the adequacy of the allowance for loan losses. Loans are charged against the allowance for loan losses when we believe that collectibility is unlikely. While we use the best information available to make our evaluation, future adjustments may be necessary if there are significant changes in conditions.

     A loan is impaired when, based on current information and events, it is probable that we will be unable to collect all amounts due in accordance with the contractual terms of the specific loan agreement. Impaired loans, other than certain large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment, are required to be reported at the present value of expected future cash flows discounted using the loan’s original effective interest rate or, alternatively, at the loan’s observable market price, or at the fair value of the loan’s collateral if the loan is collateral dependent. The method selected to measure impairment is made on a loan-

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

by-loan basis, unless foreclosure is deemed to be probable, in which case the fair value of the collateral method is used.

     Generally, after our evaluation, loans are placed on non-accrual status when principal or interest is greater than 90 days past due based upon the loan’s contractual terms. Interest is accrued daily on impaired loans unless the loan is placed on non-accrual status. Impaired loans are placed on non-accrual status when the payments of principal and interest are in default for a period of 90 days, unless the loan is both well-secured and in the process of collection. Interest on non-accrual loans is recognized primarily using the cost-recovery method.

     Unearned interest on discounted loans is amortized to income over the life of the loans, using methods which approximate the interest method. For all other loans, interest is accrued daily on the outstanding balances.

     Loan origination fees and certain direct loan origination costs are deferred and amortized as adjustments of the related loan yield over its contractual life.

     Property held for sale: Property held for sale consists of premises qualifying as held for sale under Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-lived Assets, and of real estate acquired through foreclosure on loans secured by such real estate. Qualifying premises are transferred to property held for sale at the lower of carrying value or estimated fair value less anticipated selling costs. Foreclosed property is recorded at the estimated fair value less anticipated selling costs based upon the property’s appraised value at the date of foreclosure, with any difference between the fair value of foreclosed property and the carrying value of the related loan charged to the allowance for loan losses. We perform periodic valuations of property held for sale subsequent to transfer. Gains or losses not previously recognized resulting from the sale of property held for sale is recognized on the date of sale. Changes in value subsequent to transfer are recorded in noninterest income. Depreciation is not recorded on property held for sale. Expenses incurred in connection with operating foreclosed properties are charged to noninterest expense.

     Premises and equipment: Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed primarily by the straight-line method for premises and equipment over the estimated useful lives of the assets. The estimated useful lives employed are on average 30 years for premises and 3 to 10 years for furniture and equipment. Repairs and maintenance expenditures are charged to operating expenses as incurred. Major improvements and additions to premises and equipment, including construction period interest costs, are capitalized. Total interest capitalized during 2003 was approximately $40,000. No interest was capitalized during 2004 or 2002.

     Intangible assets: In June 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (“SFAS 142”), which addresses the accounting and reporting for acquired goodwill and other intangible assets. Under the provisions of SFAS 142, goodwill and certain other intangible assets with indefinite useful lives are no longer amortized into net income over an estimated life, but rather are tested at least annually for impairment based on specific guidance provided in the new standard. However, SFAS 142 did not supersede Statement of Financial Accounting Standards No. 72, Accounting for Certain Acquisitions of Banking or Thrift Institutions (“SFAS 72”), and therefore, any goodwill accounted for in accordance with SFAS 72 will continue to be amortized. SFAS 142 also requires that intangible assets determined to have definite useful lives be amortized over their estimated useful lives and also be subject to impairment testing.

     In October 2002, the FASB issued Statement of Financial Accounting Standards No. 147, Acquisitions of Certain Financial Institutions (“SFAS 147”). SFAS 147 removes acquisitions of financial institutions from the scope of SFAS 72 and requires that these transactions be accounted for in accordance with FASB Statement No. 141, Business Combinations, and SFAS 142. In addition, SFAS 147 clarifies that the acquisition of a less-than-whole financial institution (e.g. a branch acquisition) that meets the definition of a business should be accounted for as a business combination, otherwise the transaction should be accounted for as an acquisition of net assets that does not result in the recognition of goodwill. SFAS 147 also amends FASB Statement No. 144, Accounting for Impairment or Disposal of Long-Lived Assets, to include in its scope long-term customer-relationship intangible assets of financial institutions such as depositor- and borrower- relationship intangible assets. SFAS 147 was effective on October 1, 2002 and did not materially impact our financial position, results of operations, or liquidity.

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

     Advertising: Direct response advertising is recorded as a prepaid asset and amortized to expense generally over a one month period. Our prepaid direct response advertising included in other assets approximated $431,000 and $359,000 at December 31, 2004 and 2003, respectively. All other advertising costs are expensed as incurred.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Guarantees: In November 2002, the FASB issued FASB Interpretation No. 45 (FIN 45), Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. This interpretation expands the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees and requires the guarantor to recognize a liability for the fair value of an obligation assumed under a guarantee. FIN 45 clarifies the requirements of SFAS 5, Accounting for Contingencies, relating to guarantees. In general, FIN 45 applies to contracts or indemnification agreements that contingently require the guarantor to make payments to the guaranteed party based on changes in an underlying that is related to an asset, liability, or equity security of the guaranteed party. Certain guarantee contracts are excluded from both the disclosure and recognition requirements of this interpretation, including, among others, guarantees relating to employee compensation, residual value guarantees under capital lease arrangements, commercial letters of credit, loan commitments, subordinated interests in an SPE, and guarantees of a company’s own future performance. Other guarantees are subject to the disclosure requirements of FIN 45 but not to the recognition provisions and include, among others, a guarantee accounted for as a derivative instrument under SFAS 133, a parent’s guarantee of debt owed to a third party by its subsidiary or vice versa, and a guarantee which is based on performance, not price.

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

     Basic and diluted earnings per share: Basic earnings per share is computed by dividing net income by the weighted-average number of shares of common stock outstanding. Diluted earnings per share is computed by dividing net income by the weighted-average number of shares outstanding increased by the number of shares of common stock which would be issued assuming the exercise of employee stock options and the conversion of preferred stock.

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

     Fair-value hedges – For transactions in which we are hedging changes in fair value of an asset, liability, or a firm commitment, changes in the fair value of the derivative instrument are generally offset in the income statement by changes in the hedged item’s fair value.

     Cash-flow hedges – For transactions in which we are hedging the variability of cash flows related to a variable-rate asset, liability, or a forecasted transaction, changes in the fair value of the derivative instrument are reported in other comprehensive income. The gains and losses on the derivative instrument, which are reported in comprehensive income, are reclassified to earnings in the periods in which earnings are impacted by the variability of cash flows of the hedged item.

     The ineffective portion of all hedges is recognized in current period earnings.

     Other derivative instruments used for risk management purposes do not meet the hedge accounting criteria and, therefore, do not qualify for hedge accounting. These derivative instruments are accounted for at fair value with changes in fair value recorded in the income statement.

     During 2004, 2003, and 2002 we were party to instruments that qualified for fair-value hedge accounting and other instruments that were held for risk management purposes that did not qualify for hedge accounting.

     Variable interest entities: In accordance with FIN 46-R, Consolidation of Variable Interest Entities, business enterprises that represent the primary beneficiary of another entity by retaining a controlling interest in that entity’s assets, liabilities and results of operations must consolidate that

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

entity in its financial statements. Prior to the issuance of FIN 46-R, consolidation generally occurred when an enterprise controlled another entity through voting interests. If applicable, transition rules allow the restatement of financial statements or prospective application with a cumulative effect adjustment. We have determined that the provisions of FIN 46-R require deconsolidation of subsidiary trusts which issued guaranteed preferred beneficial interests in subordinated debentures (Trust Preferred Securities). Prior to the adoption of FIN 46-R, we consolidated the trust and the balance sheet included the guaranteed beneficial interests in the subordinated debentures of the trust. Upon adoption of FIN 46-R at December 31, 2003, the trust has been deconsolidated and the junior subordinated debentures of the Company owned by the trust are being disclosed. The Trust Preferred Securities continue to qualify as Tier 1 capital for regulatory purposes. The banking regulatory agencies have not issued any guidance which would change the regulatory capital treatment for the Trust Preferred Securities based on the adoption of FIN 46-R. The adoption of the provisions of FIN 46-R has had no material impact on our results of operations, financial condition, or liquidity. See Note 11 of our Notes to Consolidated Financial Statements for a discussion of our subordinated debentures.

     Loan commitments: Statement of Financial Accounting Standards No. 149 (“SFAS 149”), Amendment of Statement 133 on Derivative Instruments and Hedging Activities requires that commitments to make mortgage loans should be accounted for as derivatives if the loans are to be held for sale, because the commitment represents a written option and accordingly is recorded at the fair value of the option liability. The adoption of SFAS 149 did not have a material impact on our results of operations, financial position, or liquidity.

     Reclassifications: Certain accounts in the consolidated financial statements for 2003 and 2002, as previously presented, have been reclassified to conform to current year classifications.

NOTE 2. SIGNIFICANT NEW ACCOUNTING PRONOUNCEMENTS

     Stock-based compensation: In December 2004, the Financial Accounting Standards Board (FASB) issued revised statement 123, Share-Based Payment (Revised 2004). SFAS 123R establishes accounting requirements for share-based compensation to employees. SFAS 123R eliminates our ability to account for stock-based compensation using APB 25 effective July 1, 2005 for all equity awards granted after the effective date. SFAS 123R requires us to recognize compensation expense based on the estimated number of stock awards expected to actually vest, exclusive of the awards expected to be forfeited. The adoption of this standard is not expected to have a material impact on our financial condition, results of operations, or liquidity.

     Other than temporary impairment: In March 2004, the Financial Accounting Standards Board (FASB) Emerging Issues Task Force (EITF) released Issue 03-01, Meaning of Other Than Temporary Impairment, which addressed other-than-temporary impairment for certain debt and equity investments. The recognition and measurement requirements of Issue 03-01, and other disclosure requirements not already implemented, were effective for periods beginning after June 15, 2004. In September 2004, the FASB staff issued FASB Staff Position (FSP) EITF 03-1-1, which delayed the effective date for certain measurement and recognition guidance contained in Issue 03-01. The FSP requires the application of pre-existing other-than-temporary guidance during the period of delay until a final consensus is reached.

NOTE 3. CASH CONCENTRATION

     At December 31, 2004 we had no cash concentrations. We had concentrations totaling $9,612,296 with unaffiliated financial institutions at December 31, 2003. These concentrations consisted of due from bank account balances and Federal funds sold. Deposits with correspondent banks are generally unsecured and have limited insurance under current banking insurance regulations.

NOTE 4. SECURITIES

The amortized cost, unrealized gains and losses, and estimated fair values of securities at December 31, 2004 and 2003, are summarized as follows:

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	2004
	Amortized	Unrealized		Estimated
	Cost	Gains	Losses	Fair Value
Available for sale
Taxable:
U. S. Government agencies and corporations	$21,429,728	$154,012	$37,242	$21,546,498
Mortgage-backed securities	118,872,576	513,765	1,029,288	118,357,053
State and political subdivisions	3,745,196	8,954	—	3,754,150
Corporate debt securities	5,000,328	180,939	—	5,181,267
Federal Reserve Bank stock	436,500	—	—	436,500
Federal Home Loan Bank stock	13,843,100	—	—	13,843,100
Other equity securities	175,535	—	—	175,535

Total taxable	163,502,963	857,670	1,066,530	163,294,103

Tax-exempt:
State and political subdivisions	40,475,405	1,508,540	24,043	41,959,902
Other equity securities	7,482,503	—	1,375,004	6,107,499

Total tax-exempt	47,957,908	1,508,540	1,399,047	48,067,401

Total	$211,460,871	$2,366,210	$2,465,577	$211,361,504

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	2003
	Amortized	Unrealized		Estimated
	Cost	Gains	Losses	Fair Value
Available for sale
Taxable:
U. S. Government agencies and corporations	$21,323,741	$556,785	$37,831	$21,842,695
Mortgage-backed securities	132,030,288	959,890	532,445	132,457,733
State and political subdivisions	4,008,910	24,685	—	4,033,595
Corporate debt securities	16,516,090	774,306	—	17,290,396
Federal Reserve Bank stock	436,000	—	—	436,000
Federal Home Loan Bank stock	10,319,400	—	—	10,319,400
Other equity securities	175,535	—	—	175,535

Total taxable	184,809,964	2,315,666	570,276	186,555,354

Tax-exempt:
State and political subdivisions	40,510,819	1,448,023	31,757	41,927,085
Federal Reserve Bank stock	8,400	—	—	8,400
Other equity securities	7,519,216	—	600,827	6,918,389

Total tax-exempt	48,038,435	1,448,023	632,584	48,853,874

Total available for sale	$232,848,399	$3,763,689	$1,202,860	$235,409,228

     We held 96 available for sale securities having an unrealized loss at December 31, 2004. Provided below is a summary of securities available for sale which were in an unrealized loss position at December 31, 2004 and 2003. We have the ability and intent to hold these securities until such time as the value recovers or the securities mature. Further, we believe that the deterioration in value is attributable to changes in market interest rates and not credit quality of the issuer, as all are rated AA or better.

			2004
	Less than 12 months		12 months or more		Total
	Estimated	Unrealized	Estimated	Unrealized	Estimated	Unrealized
	Fair Value	Loss	Fair Value	Loss	Fair Value	Loss
Taxable:
U. S. Government agencies and corporations	$8,280,339	$(37,242)	$—	$—	$8,280,339	$(37,242)
Mortgage-backed securities	79,186,543	(936,776)	5,717,127	(92,512)	84,903,670	(1,029,288)
Tax-exempt:
State and political subdivisions	2,293,686	(24,043)	—	—	2,293,686	(24,043)
Other equity securities	1,495,376	(4,625)	4,612,123	(1,370,379)	6,107,499	(1,375,004)

Total temporarily impaired securities	$91,255,944	$(1,002,686)	$10,329,250	$(1,462,891)	$101,585,194	$(2,465,577)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	2003
	Less than 12 months		12 months or more		Total
	Estimated	Unrealized	Estimated	Unrealized	Estimated	Unrealized
	Fair Value	Loss	Fair Value	Loss	Fair Value	Loss
Taxable:
U. S. Government agencies and corporations	$4,462,169	$(37,831)	$—	$—	$4,462,169	$(37,831)
Mortgage-backed securities	47,869,587	(524,286)	3,573,137	(8,159)	51,442,724	(532,445)
Tax-exempt:
State and political subdivisions	1,284,719	(11,824)	580,067	(19,933)	1,864,786	(31,757)
Other equity securties	5,279,518	(236,024)	1,638,872	(364,803)	6,918,390	(600,827)

Total temporarily impaired securities	$58,895,993	$(809,965)	$5,792,076	$(392,895)	$64,688,069	$(1,202,860)

     Federal Reserve Bank stock and Federal Home Loan Bank stock are equity securities, which are included in securities available for sale in the accompanying consolidated financial statements. Such securities are carried at cost, since they may only be sold back to the respective Federal Reserve Bank or Federal Home Loan Bank at par value.

     Mortgage-backed obligations having contractual maturities ranging from 1 to 30 years, are reflected in the following maturity distribution schedules based on their anticipated average life to maturity, which ranges from 1 to 10 years. Accordingly, discounts are accreted and premiums are amortized over the anticipated average life to maturity of the specific obligation.

     The proceeds from sales, calls and maturities of securities, including principal payments received on mortgage-backed obligations and the related gross gains and losses realized are as follows:

	Proceeds from
		Calls and	Principal	Gross realized
Years ended December 31,	Sales	Maturities	Payments	Gains	Losses
2004
Securities available for sale	$49,689,639	$22,532,825	$35,379,512	$409,644	$376,173
Securities held to maturity	—	—	—	—	—

	$49,689,639	$22,532,825	$35,379,512	$409,644	$376,173

2003
Securities available for sale	$12,206,105	$33,368,900	$89,184,506	$334,597	$122,700
Securities held to maturity	—	—	—	—	—

	$12,206,105	$33,368,900	$89,184,506	$334,597	$122,700

2002
Securities available for sale	$26,934,632	$14,386,000	$50,602,473	$319,235	$246,543
Securities held to maturity	—	150,000	—	—	—

	$26,934,632	$14,536,000	$50,602,473	$319,235	$246,543

     The maturities, amortized cost and estimated fair values of securities at December 31, 2004, are summarized as follows:

	Amortized	Estimated
	Cost	Fair Value
Due in one year or less	$49,239,755	$49,236,320
Due from one to five years	82,993,553	82,846,134
Due from five to ten years	28,005,106	28,388,416
Due after ten years	29,284,819	30,328,001
Equity securities	21,937,638	20,562,633

Total	$211,460,871	$211,361,504

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     At December 31, 2004 and 2003, securities with estimated fair values of $84,647,104 and $89,873,000, respectively, were pledged to secure public deposits, and for other purposes required or permitted by law.

     During 2002, due to a decrease in the credit rating of one of our mortgage-backed securities, we realized a $213,000 write down of that security, as this decline was deemed to be other than temporary.

NOTE 5. LOANS

     Loans are summarized as follows:

	2004	2003
Commercial	$53,225,840	$46,860,481
Commercial real estate	279,631,237	209,391,036
Residential — construction	3,916,361	2,368,552
Residential — mortgage	223,689,617	196,134,926
Consumer	38,947,775	41,112,132
Other	9,604,693	8,223,033

Total loans	609,015,523	504,090,160
Less unearned income	1,214,262	1,069,324

Total loans net of unearned income	607,801,261	503,020,836
Less allowance for loan losses	5,073,286	4,680,625

Loans, net	$602,727,975	$498,340,211

     The following presents loan maturities at December 31, 2004.

		After 1
	Within	but within	After
	1Year	5 Years	5 Years
Commercial	$20,376,228	$18,569,921	$14,279,691
Commercial real estate	56,780,033	49,277,554	173,573,650
Residential-construction	—	2,312,745	1,603,616
Residential-mortgage	10,679,884	11,121,943	201,887,790
Consumer	3,854,334	29,850,940	5,242,501
Other	467,089	3,289,713	5,847,891

	$92,157,568	$114,422,816	$402,435,139

Loans due after one year with:
Variable rates		$189,697,292
Fixed rates		327,160,663

		$516,857,955

     Concentrations of credit risk: We grant commercial, residential and consumer loans to customers primarily located in the Eastern Panhandle and South Central regions of West Virginia, and the Northern region of Virginia. Although we strive to maintain a diverse loan portfolio, exposure to credit losses can be adversely impacted by downturns in local economic and employment conditions. Major employment within our market area is diverse, but primarily includes government, health care, education, poultry and various professional, financial and related service industries. As of December 31, 2004, we had no concentrations of loans to any single industry in excess of 10% of loans.

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

     The following presents the activity with respect to related party loans aggregating $60,000 or more to any one related party (other changes represent additions to and changes in director and executive officer status):

	2004	2003
Balance, beginning	$15,817,042	$5,721,118
Additions	1,833,783	13,332,322
Amounts collected	(6,695,213)	(3,236,398)
Other changes, net	(152,528)	—

Balance, ending	$10,803,084	$15,817,042

NOTE 6. ALLOWANCE FOR LOAN LOSSES

     An analysis of the allowance for loan losses for the years ended December 31, 2004, 2003 and 2002 is as follows:

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	2004	2003	2002
Balance, beginning of year	$4,680,625	$4,053,131	$3,110,248
Losses:
Commercial	141,815	1,308	105,650
Commercial real estate	335,777	96,640	31,500
Residential - mortgage	5,199	59,952	30,400
Consumer	208,391	178,305	173,430
Other	285,671	72,539	74,899

Total	976,853	408,744	415,879

Recoveries:
Commercial	18,702	1,805	39,251
Commercial real estate	27,302	2,602	—
Residential - mortgage	9,413	413	16,489
Consumer	109,211	78,515	70,568
Other	154,886	37,903	17,454

Total	319,514	121,238	143,762

Net losses	657,339	287,506	272,117
Provision for loan losses	1,050,000	915,000	1,215,000

Balance, end of year	$5,073,286	$4,680,625	$4,053,131

     Our total recorded investment in impaired loans at December 31, 2004 and 2003 approximated $532,000 and $1,014,000, respectively. The related allowance associated with impaired loans for 2004 and 2003 was approximately $182,000 and $271,000, respectively. At December 31, 2004 and 2003, impaired loans with an associated allowance approximated $376,000 and $945,000, respectively. Approximately $156,000 at December 31, 2004 and $69,000 at December 31, 2003 of impaired loans had no related allowance. Our average investment in such loans approximated $482,000, $353,000, and $715,000 for the years ended December 31, 2004, 2003, and 2002 respectively. Impaired loans at December 31, 2004 and 2003 included loans that were collateral dependent, for which the fair values of the loans’ collateral were used to measure impairment.

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

     For the years ended December 31, 2004, 2003, and 2002, we recognized no interest income on impaired loans after the date that the loans were deemed to be impaired. Using a cash-basis method of accounting, we would have recognized approximately the same amount of interest income on such loans.

NOTE 7. PROPERTY HELD FOR SALE

     Property held for sale, consisting of foreclosed properties, was $593,137 and $480,000 at December 31, 2004 and December 31, 2003, respectively.

     In 2003 we sold our primary branch facility in Petersburg, West Virginia and a new Petersburg facility was constructed during 2004. We also sold our corporate headquarters located in Moorefield, West Virginia and have constructed new corporate headquarters in Moorefield.

NOTE 8. PREMISES AND EQUIPMENT

     The major categories of premises and equipment and accumulated depreciation at December 31, 2004 and 2003, are summarized as follows:

	2004	2003
Land	$3,817,266	$3,815,446
Buildings and improvements	15,216,987	12,490,204
Furniture and equipment	9,188,026	8,296,033

	28,222,279	24,601,683
Less accumulated depreciation	7,446,272	6,755,414

Total premises and equipment	$20,776,007	$17,846,269

     Depreciation expense for the years ended December 31, 2004, 2003 and 2002 approximated $1,507,000, $1,058,000 and $1,026,000, respectively.

NOTE 9. INTANGIBLE ASSETS

In accordance with SFAS 142, goodwill is subject to impairment testing at least annually to determine whether write-downs of the recorded balances are necessary. A fair value is determined based on at least one of three various market valuation methodologies. If the fair value equals or exceeds the book value, no write-down of recorded goodwill is necessary. If the fair value is less than the book value, an expense may be required on our books to write down the goodwill to the proper carrying value. During the third quarter, we completed the required annual impairment test for 2004 and determined that no impairment write-offs were necessary.

In addition, at December 31, 2004 and December 31, 2003, we had $1,410,794 and $1,561,946 respectively, in unamortized acquired intangible assets consisting entirely of unidentifiable intangible assets recorded in accordance with SFAS 72.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Goodwill Activity by Operating Segment
	Community	Mortgage	Parent and
	Banking	Banking	Other	Total
Balance, January 1, 2004	$1,488,030	$—	$—	$1,488,030
Acquired goodwill, net	—	—	600,000	600,000

Balance, December 31, 2004	$1,488,030	$—	$600,000	$2,088,030

	Unidentifiable Intangible Assets
	December 31,	December 31,
	2004	2003
Unidentifiable intangible assets
Gross carrying amount	$2,267,323	$2,267,323
Less: accumulated amortization	856,529	705,377

Net carrying amount	$1,410,794	$1,561,946

     We recorded amortization expense of $151,000 for the year ended December 31, 2004 relative to our unidentifiable intangible assets. Annual amortization is expected to be approximately $151,000 for each of the years ending 2005 through 2009.

NOTE 10. DEPOSITS

     The following is a summary of interest bearing deposits by type as of December 31, 2004 and 2003:

	2004	2003
Demand deposits, interest bearing	$122,355,331	$112,670,844
Savings deposits	50,427,556	47,397,004
Certificates of deposit	271,130,829	274,543,713
Individual Retirement Accounts	25,298,430	26,185,456

Total	$469,212,146	$460,797,017

     Time certificates of deposit and Individual Retirement Account’s (IRA’s) in denominations of $100,000 or more totaled $117,179,440 and $103,892,739 at December 31, 2004 and 2003, respectively. Interest paid on time certificates of deposit and IRA’s in denominations of $100,000 or more was $3,051,189, $2,535,703, and $2,428,040 for the years ended December 31, 2004, 2003 and 2002, respectively.

     Included in certificates of deposits are brokered certificates of deposit, which totaled $53,268,000 and $33,193,000 at December 31, 2004 and 2003, respectively. Brokered deposits represent certificates of deposit acquired through a third party. The following is a summary of the maturity distribution of certificates of deposit and IRA’s in denominations of $100,000 or more as of December 31, 2004:

	Amount	Percent
Three months or less	$23,038,653	19.7%
Three through six months	13,812,453	11.8%
Six through twelve months	34,362,481	29.3%
Over twelve months	45,965,853	39.2%

Total	$117,179,440	100.0%

     A summary of the scheduled maturities for all time deposits as of December 31, 2004, follows:

2005	$176,713,416
2006	62,569,968
2007	26,104,360
2008	17,279,680
2009	12,425,821
Thereafter	1,336,014

Total	$296,429,259

     At December 31, 2004 and 2003, our deposits of related parties including directors, executive officers, and their related interests approximated $17,225,000 and $14,295,000, respectively.

NOTE 11. BORROWED FUNDS

     Our subsidiary banks are members of the Federal Home Loan Bank (“FHLB”). Membership in the FHLB makes available short-term and long-term advances under collateralized borrowing arrangements with each subsidiary bank. All FHLB advances are collateralized primarily by similar amounts of residential mortgage loans, certain commercial loans, mortgage backed securities and securities of U. S. Government agencies and corporations.

     At December 31, 2004, our subsidiary banks had combined additional borrowings availability of $61,540,000 from the FHLB. Short-term FHLB advances are granted for terms of 1 to 365 days and bear interest at a fixed or variable rate set at the time of the funding request.

     In addition, Summit Financial Group, Inc. has a long-term line of credit available through an unaffiliated banking institution which is secured by the common stock of one of our subsidiary banks. At December 31, 2004, we had $5,000,000 available to draw on this line.

     Short-term borrowings: At December 31,2004, we had $19,700,000 borrowing availability through credit lines and Federal funds purchased agreements. A summary of short-term borrowings is presented below.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	2004
			Federal Funds
	Short-term		Purchased
	FHLB	Repurchase	and Lines
	Advances	Agreements	of Credit
Balance at December 31	$109,798,900	$10,830,314	$—
Average balance outstanding for the year	59,498,008	9,739,367	1,076,402
Maximum balance outstanding at any month end	109,798,900	11,098,557	1,173,000
Weighted average interest rate for the year	1.72%	1.59%	2.11%
Weighted average interest rate for balances outstanding at December 31	2.31%	1.85%	—

	2003
			Federal Funds
	Short-term		Purchased
	FHLB	Repurchase	and Lines
	Advances	Agreements	of Credit
Balance at December 31	$39,285,100	$10,429,146	$—
Average balance outstanding for the year	22,177,797	8,419,384	1,191,013
Maximum balance outstanding at any month end	39,285,100	10,429,146	6,851,000
Weighted average interest rate for the year	1.27%	1.55%	2.37%
Weighted average interest rate for balances outstanding at December 31	1.07%	1.59%	—

     Federal funds purchased and repurchase agreements mature the next business day. The securities underlying the repurchase agreements are under our control and secure the total outstanding daily balances.

     Long-term borrowings: Our long-term borrowings of $160,860,182 and $164,646,208 as of December 31, 2004 and 2003, respectively, consisted primarily of advances from the FHLB. These borrowings bear both fixed and variable interest rates and mature in varying amounts through the year 2016. The average interest rate paid on long-term borrowings during 2004 and 2003 approximated 4.05% and 4.49%, respectively.

     Subordinated Debentures: We have two statutory business trusts that were formed for the purpose of issuing mandatorily redeemable securities (the “capital securities”) for which we are obligated to third party investors and investing the proceeds from the sale of the capital securities in our junior subordinated debentures (the “debentures”). The debentures held by the trusts are their sole assets. Our subordinated debentures totaled $11,341,000 at December 31, 2004, and $3,609,000 at December 31, 2003.

In October 2002, we sponsored SFG Capital Trust I, and in March 2004, we sponsored SFG Capital Trust II, of which 100% of the common equity of both trusts is owned by us. SFG Capital Trust I issued $3,500,000 in capital securities and $109,000 in common securities and invested the proceeds in $3,609,000 of debentures. SFG Capital Trust II issued $7,500,000 in capital securities and $232,000 in common securities and invested the proceeds in $7,732,000 of debentures. Distributions on the capital securities issued by the trusts are payable quarterly at a variable interest rate equal to 3 month LIBOR plus 345 basis points for SFG Capital Trust I and 3 month LIBOR plus 280 basis points for SFG Capital Trust II, and equals the interest rate earned on the debentures held by the trusts, and is recorded as interest expense by us. The capital securities are subject to mandatory redemption in whole or in part, upon repayment of the debentures. We have entered into agreements which, taken collectively, fully and unconditionally guarantee the capital securities subject to the terms of the guarantee. The debentures of SFG Capital Trust I and SFG Capital Trust II are first redeemable by us in November 2007 and March 2009, respectively.

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

     The capital securities held by SFG Capital Trust I and SFG Capital Trust II qualify as Tier 1 capital under Federal Reserve Board guidelines. As a result of the issuance of FIN 46-R, the Federal Reserve Board is currently evaluating whether deconsolidation of the trust will affect the qualification of the capital securities as Tier 1 capital.

     A summary of the maturities of all long-term borrowings and subordinated debentures for the next five years and thereafter is as follows:

Year Ending
December 31,	Amount
2005	$28,763,510
2006	16,991,741
2007	14,554,204
2008	16,085,851
2009	2,110,094
Thereafter	93,695,782

Total	$172,201,182

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12. INCOME TAXES

     The components of applicable income tax expense (benefit) for the years ended December 31, 2004, 2003 and 2002, are as follows:

	2004	2003	2002
Current
Federal	$4,650,000	$3,678,325	$3,130,200
State	381,650	201,250	381,500

	5,031,650	3,879,575	3,511,700

Deferred
Federal	(424,385)	(572,400)	(507,220)
State	(25,550)	203,750	(272,350)

	(449,935)	(368,650)	(779,570)

Total	$4,581,715	$3,510,925	$2,732,130

     Reconciliation between the amount of reported income tax expense and the amount computed by multiplying the statutory income tax rates by book pretax income for the years ended December 31, 2004, 2003 and 2002 is as follows:

	2004		2003		2002
	Amount	Percent	Amount	Percent	Amount	Percent
Computed tax at applicable statutory rate	$5,164,630	34	$3,984,556	34	$3,389,946	34

Increase (decrease) in taxes resulting from:
Tax-exempt interest and dividends, net	(899,668)	(6)	(768,393)	(6)	(614,955)	(6)

State income taxes, net of Federal income tax benefit	251,889	2	132,825	1	251,790	3

Purchased state income tax credits	—	—	—	—	(240,000)	(2)

Other, net	64,864	—	161,937	1	(54,651)	(1)

Applicable income taxes	$4,581,715	30	$3,510,925	30	$2,732,130	27

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Deferred income taxes reflect the impact of “temporary differences” between amounts of assets and liabilities for financial reporting purposes and such amounts as measured for tax purposes. Deferred tax assets and liabilities represent the future tax return consequences of temporary differences, which will either be taxable or deductible when the related assets and liabilities are recovered or settled. Valuation allowances are established when deemed necessary to reduce deferred tax assets to the amount expected to be realized.

     On December 31, 2002, we purchased $700,000 of West Virginia income tax credits for $460,000, which is reflected as a reduction in our 2002 state income tax expense and a deferred tax benefit.

     The tax effects of temporary differences, which give rise to our deferred tax assets and liabilities as of December 31, 2004 and 2003, are as follows:

	2004	2003
Deferred tax assets
Allowance for loan losses	$1,861,126	$1,623,413
Deferred compensation	581,593	433,393
Other deferred costs and accrued expenses	552,683	464,798
Net unrealized loss on securities and other financial instruments	125,335	—

	3,120,737	2,521,604

Deferred tax liabilities
Depreciation	272,527	249,355
Accretion on tax-exempt securities	40,518	35,572
Purchase accounting adjustments	135,443	139,698
Net unrealized gain on securities and other financial instruments	—	855,375

	448,488	1,280,000

Net deferred tax assets (liabilities)	$2,672,249	$1,241,604

NOTE 13. EMPLOYEE BENEFITS

     Retirement Plans: We have defined contribution profit-sharing plans with 401(k) provisions covering substantially all employees. Contributions to the plans are at the discretion of the Board of Directors. Contributions made to the plans and charged to expense were $277,187, $276,380 and $190,124 for the years ended December 31, 2004, 2003 and 2002, respectively.

     Employee Stock Ownership Plan: We have an Employee Stock Ownership Plan (“ESOP”), which enables eligible employees to acquire shares of our common stock. The cost of the ESOP is borne by us through annual contributions to an Employee Stock Ownership Trust in amounts determined by the Board of Directors.

     The expense recognized by us is based on cash contributed or committed to be contributed by us to the ESOP during the year. Contributions to the ESOP for the years ended December 31, 2004, 2003 and 2002 were $233,813, $217,120 and $199,593, respectively. Dividends paid by us to the ESOP are reported as a reduction to retained earnings. The ESOP owned 194,408 and 186,218 shares of our common stock at December 31, 2004 and December 31, 2003, respectively, all of which were purchased at the prevailing market price and are considered outstanding for earnings per share computations.

     The trustees of the Retirement Plans and ESOP are also members of our Board of Directors.

     Directors Deferred Compensation Plan: We, as well as each of our subsidiary banks, have established non-qualified deferred compensation plans for directors who voluntarily elect to defer payment of retainer, meeting and committee fees earned. The liability for deferred directors’ compensation at December 31, 2004 and 2003, approximated $1,020,500 and $658,000, respectively, which is included in other liabilities in the accompanying consolidated balance sheets. In addition, we have purchased certain life insurance contracts to fund the liabilities arising under these plans. At December 31, 2004 and 2003, the cash surrender value of these insurance contracts was $348,317 and $334,000, respectively, and is included in other assets in the accompanying consolidated balance sheets.

     Supplemental Executive Retirement Plan: In May 1999, Summit Community Bank entered into a non-qualified Supplemental Executive Retirement Plan (“SERP”) with certain senior officers, which provides participating officers with an income benefit payable at retirement age or death. During 2000, Shenandoah Valley National Bank adopted a similar plan and during 2002, Summit Financial Group, Inc. adopted a similar plan. The liabilities accrued for the SERP’s at December 31, 2004 and 2003 were $730,785 and $498,000 respectively, which are included in other liabilities. In addition, we purchased certain life insurance contracts to fund the liabilities arising under these plans. At December 31, 2004 and 2003, the cash surrender value of these insurance contracts was $5,326,246 and $5,097,000, respectively, and is included in other assets in the accompanying consolidated balance sheets.

     Stock Option Plan: The Officer Stock Option Plan, which provides for the granting of stock options for up to 960,000 shares of common stock to our key officers, was adopted in 1998 and expires in 2008. Each option granted under the plan vests according to a schedule designated at the grant date and shall have a term of no more than 10 years following the vesting date. Also, the option price per share shall not be less than the fair market value of our common stock on the date of grant. Accordingly, no compensation expense is recognized for options granted under the Plan.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The following pro forma disclosures present for 2004, 2003 and 2002, our reported net income and basic and diluted earnings per share had we recognized compensation expense for our Officer Stock Option Plan based on the grant date fair values of the options (the fair value method described in Statement of Financial Accounting Standards No. 123).

(in thousands, except per share data)	Years Ended December 31,
	2004	2003	2002
Net income:
As reported	$10,608	$8,208	$7,238

Deduct total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(260)	(42)	(21)

Pro forma	$10,348	$8,166	$7,217

Basic earnings per share:
As reported	$1.51	$1.17	$1.03

Pro forma	$1.48	$1.17	$1.03

Diluted earnings per share:
As reported	$1.49	$1.16	$1.03

Pro forma	$1.46	$1.16	$1.03

     For purposes of computing the above pro forma amounts, we estimated the fair value of the options at the date of grant using a Black-Scholes option pricing model using the following weighted-average assumptions for grants in each respective year: risk free interest rates of 3.60% for 2004, 3.75% for 2003 and 3.80% for 2002; dividend yields of 1.04% for 2004, 1.21% for 2003 and 2.00% for 2002; volatility factors of the expected market price of our common stock of 20 for 2004, 22 for 2003 and 23 for 2002; and an expected option life of 8 years for 2004, 2003 and 2002. The weighted-average grant date fair value of options granted during 2004, 2003 and 2002 was $7.85, $5.30 and $2.51, respectively. For purposes of the pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period.

     A summary of activity in our Officer Stock Option Plan during 2002, 2003 and 2004 is as follows:

		Weighted-
		Average
		Exercise
	Options	Price
Outstanding, January 1, 2002	130,000	$5.24
Granted	36,000	9.49
Exercised	(200)	5.95
Forfeited	—	—

Outstanding, December 31, 2002	165,800	$6.16
Granted	52,000	17.79
Exercised	(10,600)	5.03
Forfeited	—	—

Outstanding, December 31, 2003	207,200	$9.14
Granted	98,400	25.55
Exercised	(21,500)	5.59
Forfeited	—	—

Outstanding, December 31, 2004	284,100	$15.09

Exercisable Options:
December 31, 2004	153,300	$12.14
December 31, 2003	98,800	$5.47
December 31, 2002	76,200	$5.11

Other information regarding options outstanding and exercisable at December 31, 2004 is as follows:

	Options Outstanding
			Wted. Avg.
			Remaining	Options Exercisable
Range of	# of		Contractual	# of
exercise price	shares	WAEP	Life (yrs)	shares	WAEP
$4.63 - $6.00	98,800	$5.29	9.54	85,200	$5.19
6.01 - 10.00	35,600	9.49	12.92	14,000	9.49
10.01 - 17.50	3,700	17.43	9.17	3,700	17.43
17.51 - 20.00	52,000	17.79	13.92	10,400	17.79
20.01 - 30.00	94,000	25.93	12.79	40,000	25.93

	284,100	15.09		153,300	12.14

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Many of our lending relationships contain both funded and unfunded elements. The funded portion is reflected on our balance sheet. The unfunded portion of these commitments is not recorded on our balance sheet until a draw is made under the loan facility. Since many of the commitments to extend credit may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash flow requirements.

     A summary of the total unfunded, or off-balance sheet, credit extension commitments follows:

	December 31,
	2004	2003
Commitments to extend credit:
Revolving home equity and credit card lines	$24,530,616	$20,550,322
Construction loans	57,482,302	39,941,256
Other loans	30,836,445	23,626,963
Standby letters of credit	6,148,776	3,717,958

Total	$118,998,139	$87,836,499

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. We evaluate each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if we deem necessary upon extension of credit, is based on our credit evaluation. Collateral held varies but may include accounts receivable, inventory, equipment or real estate.

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

     Operating leases: We occupy certain facilities under long-term operating leases. The aggregate minimum annual rental commitments under those leases total approximately $695,000 in 2005, $786,000 in 2006, $742,000 in 2007, $711,000 in 2008, and $284,000 in 2009. Total net rent expense included in the accompanying consolidated financial statements was $439,000 in 2004, $130,000 in 2003 and $83,000 in 2002.

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

     The plaintiff seeks damages in the amount proven at trial on each claim and punitive damages in the amount of $350,000 on each claim. Plaintiff also seeks permanent and temporary injunctive relief prohibiting the alleged use of trade secrets by Summit Financial and the alleged solicitation of Corinthian’s employees.

     On January 22, 2004, we successfully defeated the Petition for Temporary Injunction brought against us by Corinthian Mortgage Corporation. The Circuit Court of Fairfax County, Virginia denied Corinthian’s petition.

     We, after consultation with legal counsel, believe that Corinthian’s claims made in its recent lawsuit arising out of the hiring of former employees of Corinthian Mortgage Corporation and the alleged use of trade secrets are without foundation and that meritorious defenses exist as to all the claims. We will continue to evaluate the claims in the Corinthian lawsuit and intend to vigorously defend against them. We believe that the lawsuit is without merit and will have no material adverse effect on us. Management, at the present time, is unable to estimate the impact, if any, an adverse decision may have on our results of operations or financial condition.

     Employment Agreements: We have various employment agreements with our chief executive officer and certain other executive officers. These agreements contain change in control provisions that would entitle the officers to receive compensation in the event there is a change in control in the Company (as defined) and a termination of their employment without cause (as defined).

NOTE 15. ISSUANCE OF PREFERRED STOCK

     On April 23, 2004, the Board of Directors approved an amendment to our Articles of Incorporation establishing the Rockingham National Bank Series Convertible Preferred Stock

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(“Preferred Stock”) and authorizing up to 40,000 shares of its issuance. On May 17, 2004, we completed the sale of 33,400 shares of Preferred Stock in a private placement. The Preferred Stock was sold to potential investors that we believed would be beneficial to the development and support of the Rockingham National Bank, a division of Summit’s subsidiary, Shenandoah Valley National Bank, and to the outside directors of Shenandoah Valley National Bank. The offering price for each share of the Preferred Stock was the mean of the closing prices of Summit’s common stock reported on the last five (5) business days on which the stock traded prior to and inclusive of May 10, 2004, which was $35.28 per share, and aggregate offering proceeds were $1,158,471, net of related issuance costs. The holders of this Preferred Stock will not receive dividends. The shares of Preferred Stock will convert automatically into a maximum of 41,750 shares of our common stock on May 15, 2005 based on the total loans and deposits of the Rockingham National Bank division of Shenandoah Valley National Bank on that date. Had the conversion taken place on December 31, 2004, 36,740 shares of our common stock would have been issued.

NOTE 16. STOCK SPLIT

     On October 29, 2004, our Board of Directors authorized a 2-for-1 split of our common stock to be effected in the form of a 100% stock dividend that was distributed on December 15, 2004 to shareholders of record as of December 1, 2004. All common share, per common share, and common share transaction amounts included in the consolidated financial statements and the accompanying notes have been restated to give effect to the stock split. In addition, common stock and related surplus, and retained earnings as of December 31, 2001, were restated from $12,708,851 and $30,803,543 to $17,807,800 and $25,704,594, respectively, to reflect this split.

NOTE 17. REGULATORY MATTERS

     The primary source of funds for our dividends paid to our shareholders is dividends received from our subsidiary banks. Dividends paid by the subsidiary banks are subject to restrictions by banking regulations. The most restrictive provision requires approval by their regulatory agencies if dividends declared in any year exceed the year’s net income, as defined, plus the net retained profits of the two preceding years. During 2005, our subsidiaries have $15,224,000 plus net income for the interim periods through the date of declaration, available for dividends for distribution to us.

     We and our subsidiaries are subject to various regulatory capital requirements administered by the banking regulatory agencies. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, we and each of our subsidiaries must meet specific capital guidelines that involve quantitative measures of our and our subsidiaries’ assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Our and each of our subsidiaries’ capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Failure to meet these minimum capital requirements can result in certain mandatory and possible additional discretionary actions by regulators that could have a material impact on our financial position and results of operations.

     Quantitative measures established by regulation to ensure capital adequacy require us and each of our subsidiaries to maintain minimum amounts and ratios of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). We believe, as of December 31, 2004, that we and each of our subsidiaries met all capital adequacy requirements to which we were subject.

     The most recent notifications from the banking regulatory agencies categorized us and each of our subsidiary banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, we and each of our subsidiaries must maintain minimum total risk- based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below.

     Our subsidiary banks are required to maintain noninterest bearing reserve balances with the Federal Reserve Bank. The required reserve balance was $6,282,000 at December 31, 2004.

     Summit’s and its subsidiary banks’, Summit Community Bank (“SCB”) and Shenandoah Valley National Bank’s (“SVNB”) actual capital amounts and ratios are also presented in the following table (dollar amounts in thousands).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

					To be Well Capitalized
			Minimum Required		under Prompt Corrective
	Actual		Regulatory Capital		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2004
Total Capital (to risk weighted assets)
Summit	$77,301	11.9%	$51,863	8.0%	$64,829	10.0%
SCB*	45,672	10.8%	33,817	8.0%	42,271	10.0%
SVNB	23,253	10.7%	17,440	8.0%	21,800	10.0%
Tier I Capital (to risk weighted assets)
Summit	72,228	11.1%	25,932	4.0%	38,897	6.0%
SCB*	42,165	10.0%	16,908	4.0%	25,363	6.0%
SVNB	21,687	9.9%	8,720	4.0%	13,080	6.0%
Tier I Capital (to average assets)
Summit	72,228	8.3%	26,256	3.0%	43,761	5.0%
SCB*	42,165	7.1%	17,739	3.0%	29,565	5.0%
SVNB	21,687	8.0%	8,128	3.0%	13,546	5.0%

As of December 31, 2003
Total Capital (to risk weighted assets)
Summit	$60,092	11.0%	$43,678	8.0%	$54,598	10.0%
SCB*	28,449	10.9%	20,791	8.0%	25,989	10.0%
CSB*	12,843	10.7%	9,621	8.0%	12,026	10.0%
SVNB	16,650	10.4%	12,780	8.0%	15,975	10.0%
Tier I Capital (to risk weighted assets)
Summit	55,411	10.1%	21,839	4.0%	32,759	6.0%
SCB*	26,032	10.0%	10,396	4.0%	15,593	6.0%
CSB*	11,830	9.8%	4,810	4.0%	7,216	6.0%
SVNB	15,399	9.6%	6,390	4.0%	9,585	6.0%
Tier I Capital (to average assets)
Summit	55,411	7.3%	22,692	3.0%	37,820	5.0%
SCB*	26,032	7.0%	11,184	3.0%	18,639	5.0%
CSB*	11,830	7.0%	5,064	3.0%	8,440	5.0%
SVNB	15,399	7.1%	6,472	3.0%	10,786	5.0%

*	SCB and CSB merged to form SCB effective November 15, 2004.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18. SEGMENT INFORMATION

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

     Intersegment revenue and expense consists of management fees allocated to the banks, SFLLC, and Summit Insurance Services, LLC for all centralized functions that are performed at the parent location including data processing, bookkeeping, accounting, treasury management, loan administration, loan review, compliance, risk management and internal auditing. We also provide overall direction in the areas of credit policy and administration, strategic planning, marketing, investment portfolio management and other financial and administrative services. Also included is intercompany interest expense on the SFLLC warehouse line of credit with SVNB. Information for each of our segments is included below:

	December 31, 2004
	Community	Mortgage	Parent
	Banking	Banking	and Other	Eliminations	Total
Net interest income	$27,570,920	$696,135	$(490,031)	$—	$27,777,024
Provision for loan losses	1,050,000	—	—	—	1,050,000

Net interest income after provision for loan losses	26,520,920	696,135	(490,031)	—	26,727,024
Other income	2,862,390	24,087,294	4,215,323	(3,912,870)	27,252,137
Other expenses	15,522,907	22,045,525	5,133,511	(3,912,870)	38,789,073

Income (loss) before income taxes	13,860,403	2,737,904	(1,408,219)	—	15,190,088
Income tax expense (benefit)	4,188,450	944,000	(550,735)	—	4,581,715

Net income	$9,671,953	$1,793,904	$(857,484)	$—	$10,608,373

Intersegment revenue (expense)	$(3,063,304)	$(827,066)	$3,890,370		$—

Average assets (in thousands)	$817,414	$16,701	$74,101	$(67,333)	$840,883

	December 31, 2003
	Community	Mortgage
	Banking	Banking	Parent	Eliminations	Total
Net interest income	$23,848,159	$69,097	$(223,676)	$—	$23,693,580
Provision for loan losses	915,000	—	—	—	915,000

Net interest income after provision for loan losses	22,933,159	69,097	(223,676)	—	22,778,580
Other income	2,706,245	3,137,702	3,291,622	(3,311,180)	5,824,389
Other expenses	13,443,687	3,060,882	3,690,299	(3,311,180)	16,883,688

Income (loss) before income taxes	12,195,717	145,917	(622,353)	—	11,719,281
Income tax expense (benefit)	3,655,277	49,798	(194,150)	—	3,510,925

Net income	$8,540,440	$96,119	$(428,203)	$—	$8,208,356

Intersegment revenue (expense)	$(3,225,159)	$(86,021)	$3,311,180		$—

Average assets (in thousands)	$717,565	$4,081	$60,164	$(59,066)	$722,744

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	December 31, 2002
	Community	Mortgage
	Banking	Banking	Parent	Eliminations	Total
Net interest income	$21,982,492	$—	$(135,645)	$—	$21,846,847
Provision for loan losses	1,215,000	—	—	—	1,215,000

Net interest income after provision for loan losses	20,767,492	—	(135,645)	—	20,631,847
Other income	1,589,964	357,486	2,772,688	(2,775,120)	1,945,018
Other expenses	11,839,690	336,856	3,205,011	(2,775,120)	12,606,437

Income (loss) before income taxes	10,517,766	20,630	(567,968)	—	9,970,428
Income tax expense (benefit)	3,191,420	8,010	(467,300)	—	2,732,130

Net income	$7,326,346	$12,620	$(100,668)	$—	$7,238,298

Intersegment revenue (expense)	$(2,775,120)	$—	$2,775,120		$—

Average assets (in thousands)	$625,752	$1,432	$51,359	$(49,999)	$628,544

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19. EARNINGS PER SHARE

The computations of basic and diluted earnings per share follow:

	For the Year Ended December 31,
	2004	2003	2002
Numerator:
Net Income	$10,608,373	$8,208,356	$7,238,298

Denominator
Denominator for basic earnings per share-weighted average common shares outstanding	7,025,118	7,010,007	7,015,929

Effect of dilutive securities:
Convertible preferred stock	23,607	—	—
Stock options	73,036	63,280	36,992

	96,643	63,280	36,992
Denominator for diluted earnings per share-weighted average common shares outstanding and assumed conversions	7,121,761	7,073,287	7,052,921

Basic earnings per share	$1.51	$1.17	$1.03

Diluted earnings per share	$1.49	$1.16	$1.03

     Stock option grants are disregarded in this calculation if they are determined to be anti-dilutive. At December 31, 2004, 2003, and 2002, our anti-dilutive stock options totaled 94,000 shares, 52,000 shares, and 52,000 shares, respectively.

NOTE 20. DERIVATIVE FINANCIAL INSTRUMENTS

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

     Other derivative activities: We also have other derivative financial instruments which do not qualify as SFAS 133 hedge relationships. We have issued certain certificates of deposit which pay a return based upon changes in the S&P 500 equity index. Under SFAS 133, the equity index feature of these deposits is deemed to be an embedded derivative accounted for separately from the deposit. To hedge the returns paid to the depositors, we have entered into an equity swap indexed to the S&P 500. Both the embedded derivative and the equity swap are accounted for as other derivative instruments. Gains and losses on both the embedded derivative and the swap are included in other noninterest income on the income statement.

     A summary of our derivative financial instruments by type of activity follows:

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004
Net
		Derivative		Ineffective
	Notional	Fair Value		Hedge Gains
	Amount	Asset	Liability	(Losses)
FAIR VALUE HEDGES
FHLB advances
Receive-fixed interest rate swaps	$46,000,000	$—	$809,120	$—

December 31, 2003
Net
		Derivative		Ineffective
	Notional	Fair Value		Hedge Gains
	Amount	Asset	Liability	(Losses)
FAIR VALUE HEDGES
FHLB advances
Receive-fixed interest rate swaps	$46,000,000	$74,164	$—	$—

	December 31, 2004
				Net
	Notional	Derivative		Gains
	Amount	Asset	Liability	(Losses)
OTHER DERIVATIVE INSTRUMENTS
Equity index linked certificates of deposit	$1,354,630	$23,653	$—	$(33,290)
Equity index swap	1,354,630	—	138,867	28,100

	$2,709,260	$23,653	$138,867	$(5,190)

	December 31, 2003
				Net
	Notional	Derivative		Gains
	Amount	Asset	Liability	(Losses)
OTHER DERIVATIVE INSTRUMENTS
Equity index linked certificates of deposit	$1,211,724	$—	$86,273	$(31,440)
Equity index swap	1,211,724	—	59,937	25,136

	$2,423,448	$—	$146,210	$(6,304)

NOTE 21. FAIR VALUE OF FINANCIAL INSTRUMENTS

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

insignificant, and therefore, the estimated fair values and carrying values are not shown below.

     The carrying values and estimated fair values of our financial instruments are summarized below:

	2004		2003
		Estimated		Estimated
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value
Financial assets:
Cash and due from banks	$19,416,219	$19,416,219	$14,412,120	$14,412,120
Interest bearing deposits, other banks	2,338,698	2,338,698	3,141,092	3,141,092
Federal funds sold	48,000	48,000	244,000	244,000
Securities available for sale	211,361,504	211,361,504	235,409,228	235,409,228
Loans held for sale, net	14,273,916	14,273,916	6,352,836	6,352,836
Loans, net	602,727,975	600,648,677	498,340,211	505,821,897
Accrued interest receivable	3,651,907	3,651,907	3,778,139	3,778,139
Derivative financial assets	23,653	23,653	74,164	74,164

	$853,841,872	$851,762,574	$761,751,790	$769,233,476

Financial liabilities:
Deposits	$524,613,698	$525,367,208	$511,801,420	$515,071,994
Short-term borrowings	120,629,214	120,629,214	49,714,246	49,714,246
Long-term borrowings and subordinated debentures	172,201,182	179,418,281	168,255,208	179,615,901
Accrued interest payable	1,927,158	1,927,158	2,012,876	2,012,876
Derivative financial liabilities	947,987	947,987	146,210	146,210

	$820,319,239	$828,289,848	$731,929,960	$746,561,227

NOTE 22. CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY

     Our investment in our wholly-owned subsidiaries is presented on the equity method of accounting. Information relative to our balance sheets at December 31, 2004 and 2003, and the related statements of income and cash flows for the years ended December 31, 2004, 2003 and 2002, are presented as follows:

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Balance Sheets	December 31,
	2004	2003
Assets
Cash and due from banks	$410,282	$89,965
Investment in subsidiaries, eliminated in consolidation	68,966,924	58,537,353
Securities available for sale	175,534	175,534
Premises and equipment	6,804,384	6,160,461
Accrued interest receivable	2,388	851
Other assets	1,387,502	863,566

Total assets	$77,747,014	$65,827,730

Liabilities and Shareholders’ Equity
Long-term borrowings	$—	$4,720,000
Subordinated debentures owed to unconsolidated subsidiary trust	11,341,000	3,609,000
Other liabilities	697,993	311,187

Total liabilities	12,038,993	8,640,187

Preferred stock and related surplus, $1.00 par value, authorized 250,000 shares; 2004 - 33,400 shares issued	1,158,471	—
Common stock and related surplus, $2.50 par value, authorized 5,000,000 shares; issued 2003 - 7,155,420 shares; 2002 - 7,133,920 shares	18,123,492	17,862,255
Retained earnings	47,108,898	38,328,051
Less cost of shares acquired for the treasury - 115,880 shares	(627,659)	(627,659)
Accumulated other comprehensive income	(55,181)	1,624,896

Total shareholders’ equity	65,708,021	57,187,543

Total liabilities and shareholders’ equity	$77,747,014	$65,827,730

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Statements of Income	For the Year Ended December 31,
	2004	2003	2002
Income

Dividends from bank subsidiaries	$2,500,000	$2,800,000	$2,400,000
Other dividends and interest income	16,489	8,060	37,486
Gain (loss) on sale of assets	(9,766)	—	—
Management and service fees from bank subsidiaries	3,912,870	3,311,180	2,775,120

Total income	6,419,593	6,119,240	5,212,606

Expense

Interest expense	506,519	231,736	173,131
Operating expenses	4,812,149	3,709,857	3,207,443

Total expenses	5,318,668	3,941,593	3,380,574

Income before income taxes and equity in undistributed income of bank subsidiaries	1,100,925	2,177,647	1,832,032
Income tax (benefit)	(547,800)	(194,150)	(467,300)

Income before equity in undistributed income of bank subsidiaries	1,648,725	2,371,797	2,299,332
Equity in (distributed) undistributed income of bank subsidiaries	8,959,648	5,836,559	4,938,966

Net income	$10,608,373	$8,208,356	$7,238,298

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Statements of Cash Flows	For the Year Ended December 31,
	2004	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$10,608,373	$8,208,356	$7,238,298
Adjustments to reconcile net earnings to net cash provided by operating activities:
Equity in (undistributed) distributed net income of bank subsidiaries	(8,959,648)	(5,836,559)	(4,938,966)
Deferred tax expense (benefit)	10,200	219,850	(215,300)
Depreciation	565,672	344,546	327,303
Loss on disposal of premises and equipment	9,766	—	—
Tax benefit of exercise of stock options	141,000	—	—
(Increase) decrease in other assets	(199,724)	138,841	(393,750)
Increase (decrease) in other liabilities	376,607	120,210	(43,903)

Net cash provided by operating activities	2,552,246	3,195,244	1,973,682

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in bank subsidiaries	(3,150,000)	(2,100,000)	(700,000)
Proceeds sales of available for sale securities	—	—	300,000
Purchase of available for sale securities	—	(87,186)	(81,723)
Proceeds from sales of premises and equipment	—	1,000,000	—
Purchases of premises and equipment	(1,219,361)	(5,325,450)	(126,811)
Purchase of life insurance contracts	—	—	(475,000)

Net cash (used in) investing activities	(4,369,361)	(6,512,636)	(1,083,534)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends paid to shareholders	(1,827,526)	(1,507,939)	(1,315,258)
Exercise of stock options	120,237	53,265	1,190
Purchase of treasury stock	—	(7,948)	(87,232)
Net (decrease) in short-term borrowings	—	—	(1,000,000)
Net proceeds from long-term borrowings	7,531,250	4,720,000	4,379,200
Repayment of long-term borrowings	(4,845,000)	—	(2,900,000)
Net proceeds from issuance of preferred stock	1,158,471	—	—

Net cash provided by (used in) financing activities	2,137,432	3,257,378	(922,100)

Increase (decrease) in cash	320,317	(60,014)	(31,952)
Cash:
Beginning	89,965	149,979	181,931

Ending	$410,282	$89,965	$149,979

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash payments for:
Interest	$476,449	$223,228	$143,345

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Noncash investment in unconsolidated subsidiary trust	$232,000	$—	$109,000