Form 10-K, Exhibit 13
period 2005-12-31
SUMMIT FINANCIAL GROUP INC
filed 2006-03-14
CIK 811808

                                                                                Exhibit 13
FINANCIAL INFORMATION 2005

SELECTED FINANCIAL DATA

	For the Year Ended
	(unless otherwise noted)
(Dollars in thousands, except per share amounts)	2005	2004	2003	2002	2001

Summary of Operations
Interest income	$57,311	$45,737	$41,224	$40,689	$37,919
Interest expense	26,506	17,960	17,530	18,842	20,438
Net interest income	30,805	27,777	23,694	21,847	17,481
Provision for loan losses	1,479	1,050	915	1,215	830
Net interest income after provision
for loan losses	29,326	26,727	22,779	20,632	16,651
Noninterest income	28,874	27,252	5,824	1,945	1,810
Noninterest expense	42,246	38,789	16,884	12,607	10,737
Income before income taxes	15,954	15,190	11,719	9,970	7,724
Income taxes	4,712	4,582	3,511	2,732	2,458
Net income	$11,242	$10,608	$8,208	$7,238	$5,266

Balance Sheet Data (at year end)
Assets	$1,109,532	$889,489	$791,465	$671,894	$591,757
Securities	223,772	211,362	235,409	212,598	207,117
Loans	816,504	622,075	509,374	419,205	347,526
Deposits	673,901	524,614	511,801	458,648	396,205
Short-term borrowings	182,028	120,629	49,714	20,191	24,033
Long-term borrowings and subordinated debentures	170,501	172,201	168,255	137,396	123,445
Shareholders' equity	73,803	65,708	57,188	52,080	44,287

Per Share Data
Basic earnings	$1.58	$1.51	$1.17	$1.03	$0.75
Diluted earnings	1.56	1.49	1.16	1.03	0.75
Shareholders' equity (at year end)	10.36	9.33	8.15	7.43	6.31
Cash dividends	0.30	0.26	0.215	0.1875	0.175

Performance Ratios
Return on average equity	15.87%	17.21%	15.03%	15.15%	12.38%
Return on average assets	1.16%	1.26%	1.14%	1.15%	1.00%
Dividend payout	19.0%	17.2%	18.4%	18.2%	23.3%
Equity to assets	6.7%	7.4%	7.2%	7.8%	7.5%

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

DESCRIPTION OF BUSINESS

We are a $1 billion community-based financial services company providing a full range of banking and other financial services to individuals and businesses through two major business segments: community banking and mortgage banking. Our two community banks, Summit Community Bank and Shenandoah Valley National Bank, have a combined total of 14 banking offices located in West Virginia and Virginia. In addition, Summit Mortgage, which comprises our entire mortgage banking segment, originates mortgage loans to consumers located throughout the United States. We continue to seek other business opportunities which earn non-interest income. Thus, in 2004, we acquired an insurance agency in Moorefield, West Virginia, Summit Insurance Services, LLC, which offers both commercial and personal lines of insurance. Summit Financial Group, Inc. employs approximately 255 full time equivalent employees.

OVERVIEW

Our primary source of income is net interest income from loans and deposits. Business volumes tend to be influenced by the overall economic factors including market interest rates, business spending, and consumer confidence, as well as competitive conditions within the marketplace.

Key Items in 2005

•
We achieved record earnings in 2005 despite an after tax other-than-temporary charge of $940,000 on certain preferred stocks that we own. Net income totaled $11,242,000, or $1.56 per diluted share, an increase of 4.7%.

•	Our earnings allowed us to return $2.1 million, or $0.30 per share, to our shareholders in 2005 in the form of cash dividends.

•	Total assets surpassed $1 billion, growing 25% during 2005, as commercial loans grew 50%, primarily in commercial real estate loans, which grew 56%.

•	Our net interest margin came under pressure, dropping to 3.51% for 2005, compared to 3.66% for 2004, due to continued robust loan growth in excess of our ability to grow low cost retail deposits.

•	Our mortgage banking segment contributed $2,375,000 to net income in 2005, compared to $1,794,000 in 2004.

•	Our mortgage banking segment originated 5,900 loans totaling $315 million in mortgage loans for resale.

•	We funded our 2005 balance sheet growth through both retail deposits, which grew 16% and wholesale deposits and other non-deposit funding sources, which increased 39%.

•
Our credit quality remains strong, evidenced by a decrease of $256,000 in net charge offs compared to 2004, and our total nonperforming loans as a percentage of total loans remains low at 0.19% at December 31, 2005, compared to 0.11% at December 31, 2004.

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

Goodwill is subject to impairment testing at least annually to determine whether write-downs of the recorded balances are necessary. A fair value is determined based on at least one of three various market valuation methodologies. If the fair value equals or exceeds the book value, no write-down of recorded goodwill is necessary. If the fair value is less than the book value, an expense may be required on our books to write down the goodwill to the proper carrying value. During the third quarter of 2005, we completed the required annual impairment test and determined that no impairment write-offs were necessary. We can not assure you that future goodwill impairment tests will not result in a charge to earnings.

See Notes 1 and 8 of the accompanying consolidated financial statements for further discussion of our intangible assets, which include goodwill.

BUSINESS SEGMENT RESULTS

We are organized and managed along two major business segments, as described in Note 16 of the accompanying consolidated financial statements. The results of each business segment are intended to reflect each segment as if it were a stand alone business. Net income by segment follows:

(dollars in thousands)	2005	2004	2003
Community banking	$9,790	$9,671	$8,540
Mortgage banking	2,375	1,794	96
Parent and other	(923)	(857)	(428)
Consolidated net income	$11,242	$10,608	$8,208

MANAGEMENT’S DISCUSSION AND ANALYSIS

RESULTS OF OPERATIONS

Earnings Summary

Net income for the three years ended December 31, 2005, 2004 and 2003, was $11,242,000, $10,608,000, and $8,208,000, respectively. On a per share basis, diluted net income was $1.56 in 2005, compared to $1.49 in 2004 and $1.16 in 2003. Return on average equity was 15.87% in 2005 compared to 17.21% in 2004, and 15.03% in 2003. Return on average assets for the year ended December 31, 2005 was 1.16% compared to 1.26---% in 2004 and 1.14% in 2003. During 2005, we took an other-than-temporary non-cash impairment charge of $1.5 million pre-tax, equivalent to $940,000 after-tax, related to $5.7 million of certain preferred stock issuances of the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation. A summary of the significant factors influencing our results of operations and related ratios is included in the following discussion.

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

Net interest income on a fully tax equivalent basis, average balance sheet amounts, and corresponding average yields on interest earning assets and costs of interest bearing liabilities for the years 2005, 2004 and 2003 are presented in Table I. Table II presents, for the periods indicated, the changes in interest income and expense attributable to (a) changes in volume (changes in volume multiplied by prior period rate) and (b) changes in rate (change in rate multiplied by prior period volume). Changes in interest income and expense attributable to both rate and volume have been allocated between the factors in proportion to the relationship of the absolute dollar amounts of the change in each.

Net interest income on a fully tax equivalent basis, totaled $32,076,000, $29,096,000, and $24,812,000 for the years ended December 31, 2005, 2004 and 2003, respectively. This increase in net interest income is the result of substantial loan growth in the commercial real estate and residential mortgage portfolios in all three years, which more than offset the impact of a lower interest rate environment. Total average earning assets increased 15.1% to $914,682,000 from $794,611,000 at December 31, 2004. Total average interest bearing liabilities increased 15.2% to $829,347,000 at December 31, 2005, compared to $719,620,000 at December 31, 2004. As identified in Table II, tax equivalent net interest income grew $2,980,000 and $4,284,000 during 2005 and 2004, respectively.

Our net interest margin was 3.51% for 2005 compared to 3.66% and 3.63% for 2004 and 2003, respectively. Our net interest margin decreased 15 basis points in 2005, despite an increase of 48 basis points on the yields on interest earning assets, which was more than offset by the 70 basis point increase in the cost of interest bearing liabilities. Our margin continues to be affected by our rapid loan growth, as that growth is at a faster pace than we have been able to grow lower cost retail funds, causing us to rely more on higher cost, non-retail deposit funding vehicles. If loan growth continues at levels similar to 2005, this could cause continued margin contraction. Although our net interest margin increased 3 basis points in 2004, the yields on taxable securities and loans declined 21 and 46 basis points, respectively. At the same time, we had a decrease in our cost of funds, declining to 2.50% for 2004, compared to 2.84% for 2003. Despite 5 increases in rates by the Fed during the second half of 2004, assets that repriced during the year typically repriced downward. See Tables I and II for further details regarding changes in volumes and rates of average assets and liabilities and how those changes affect our net interest income.

We anticipate modest growth in our net interest income to continue over the near term as the growth in the volume of interest earning assets will more than offset the expected continued modest decline in our net interest margin. However, if market interest rates were to rise significantly in 2006, the spread between interest earning assets and interest bearing liabilities could narrow, thus negatively impacting our net interest income. We continue to monitor the net interest margin through net interest income simulation to minimize the potential for any significant negative impact. See the Market Risk Management section for further discussion of the impact changes in market interest rates could have on us.

MANAGEMENT’S DISCUSSION AND ANALYSIS

TABLE I - AVERAGE DISTRIBUTION OF ASSETS, LIABILITIES AND SHAREHOLDERS' EQUITY,
INTEREST EARNINGS & EXPENSES, AND AVERAGE YIELDS/RATES
Dollars in thousands
	2005			2004			2003
	Average	Earnings/	Yield/	Average	Earnings/	Yield/	Average	Earnings/	Yield/
	Balances	Expense	Rate	Balances	Expense	Rate	Balances	Expense	Rate
ASSETS
Interest earning assets
Loans, net of unearned interest (1)
Taxable	$691,041	$47,582	6.89%	$567,066	$35,769	6.31%	$455,526	$30,842	6.77%
Tax-exempt (2)	8,688	635	7.31%	8,818	662	7.51%	5,933	489	8.24%
Securities
Taxable	164,611	7,076	4.30%	166,882	7,195	4.31%	175,821	7,952	4.52%
Tax-exempt (2)	47,563	3,180	6.69%	48,356	3,303	6.83%	41,537	2,889	6.96%
Federal Funds sold and interest
bearing deposits with other banks	2,779	109	3.92%	3,489	127	3.64%	5,368	170	3.17%
	$914,682	$58,582	6.40%	$794,611	$47,056	5.92%	$684,185	$42,342	6.19%
Noninterest earning assets
Cash and due from banks	17,583			14,367			8,970
Banks premises and equipment	21,234			19,998			14,168
Other assets	21,121			16,879			19,746
Allowance for loan losses	(5,652)			(4,972)			(4,325)
Total assets	$968,968			$840,883			$722,744

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Interest bearing liabilities
Interest bearing demand deposits	$151,271	$3,120	2.06%	$120,066	$1,183	0.99%	$100,084	$793	0.79%
Savings deposits	47,745	312	0.65%	49,806	242	0.49%	46,985	256	0.54%
Time deposits	319,377	9,970	3.12%	306,850	8,285	2.70%	280,064	8,950	3.20%
Short-term borrowings	138,694	4,824	3.48%	70,318	1,204	1.71%	31,907	441	1.38%
Long-term borrowings and
subordinated debentures	172,260	8,280	4.81%	172,580	7,046	4.08%	158,040	7,090	4.49%
	$829,347	$26,506	3.20%	$719,620	$17,960	2.50%	$617,080	$17,530	2.84%
Noninterest bearing liabilities
Demand deposits	61,543			54,212			46,166
Other liabilities	7,258			5,416			4,870
Total liabilities	898,148			779,248			668,116
Shareholders' equity	70,820			61,635			54,628
Total liabilities and
shareholders' equity	$968,968			$840,883			$722,744
NET INTEREST EARNINGS		$32,076			$29,096			$24,812
NET INTEREST YIELD ON EARNING ASSETS			3.51%			3.66%			3.63%

(1) For purposes of this table, non-accrual loans are included in average loan balances. Included in interest and fees on loans are loan fees of $469,000,
$421,000 and $416,000 for the years ended December 31, 2005, 2004 and 2003 respectively.

(2) For purposes of this table, interest income on tax-exempt securities and loans has been adjusted assuming an effective combined Federal and state tax rate of 34% for all years presented. The tax equivalent adjustment results in an increase in interest income of $1,271,000, $1,319,000 and $1,118,000 for the years ended December 31, 2005, 2004 and 2003, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS

Table II - Changes in Interest Margin Attributable to Rate and Volume
Dollars in thousands

	2005 Versus 2004			2004 Versus 2003
	Increase (Decrease)			Increase (Decrease)
	Due to Change in:			Due to Change in:
	Volume	Rate	Net	Volume	Rate	Net
Interest earned on:
Loans
Taxable	$8,325	$3,488	$11,813	$7,148	$(2,221)	$4,927
Tax-exempt	(10)	(17)	(27)	220	(47)	173
Securities
Taxable	(98)	(21)	(119)	(394)	(363)	(757)
Tax-exempt	(53)	(70)	(123)	466	(52)	414
Federal funds sold and interest
bearing deposits with other banks	(27)	9	(18)	(66)	23	(43)
Total interest earned on
interest earning assets	8,137	3,389	11,526	7,374	(2,660)	4,714

Interest paid on:
Interest bearing demand
deposits	372	1,565	1,937	175	215	390
Savings deposits	(10)	80	70	14	(28)	(14)
Time deposits	349	1,336	1,685	805	(1,470)	(665)
Short-term borrowings	1,757	1,863	3,620	637	126	763
Long-term borrowings and
subordinated debentures	(13)	1,247	1,234	622	(666)	(44)
Total interest paid on
interest bearing liabilities	2,455	6,091	8,546	2,253	(1,823)	430

Net interest income	$5,682	$(2,702)	$2,980	$5,121	$(837)	$4,284

Noninterest Income

Noninterest income totaled 3.0%, 3.2%, and 0.8% of average assets in 2005, 2004, and 2003, respectively. Noninterest income totaled $28,874,000 in 2005, compared to $27,252,000 in 2004, and $5,824,000 in 2003, as mortgage origination revenue continues to be the primary component. Further detail regarding noninterest income is reflected in the following table. Also, refer to Note 16 of the accompanying consolidated financial statements for our segment information.

Noninterest Income
Dollars in thousands
	2005	2004	2003
Insurance commissions	$853	$527	$239
Service fees	2,589	2,238	1,586
Mortgage origination revenue	26,371	24,089	3,138
Securities gains (losses)	(1,390)	33	212
Gain (loss) on sale of assets	(198)	(29)	336
Other	649	394	313

Total	$28,874	$27,252	$5,824

MANAGEMENT’S DISCUSSION AND ANALYSIS

Insurance commissions: These commissions increased 61.9% in 2005 and 120.5% in 2004 over 2003 due to our acquisition in 2004 of a full lines insurance agency offering both commercial and personal lines of insurance.

Service fees: Total service fees increased 15.7% in 2005 and 41.1% in 2004 as a result of increases in overdraft and nonsufficient funds (NSF) fees due to an increased number of overdrafts by customers. These increases reflect policy changes made during 2004 permitting additional customer flexibility regarding overdraft privileges.

Mortgage origination revenue: The following table shows our mortgage origination segment’s loan activity:

Dollars in thousands	2005	2004	2003

Loans originated
Principal amount	$314,702	$261,355	$62,936
Number	5,896	5,116	948

Loans sold
Principal amount	$309,157	$251,052	$57,225
Number	5,786	4,983	826

The growth in mortgage origination revenue during 2004 reflected the first full year of operation for Summit Mortgage.

Summit Mortgage originates loans solely for the purpose of selling them. We do not service these loans, therefore there is no servicing intangible associated with this segment. Our mortgage banking revenue consists entirely of two components: 1) fees collected at the time of origination and 2) the gains we receive when selling the loans. The breakout of these fees and gains follows:

Mortgage origination revenue

Dollars in thousands	2005	2004	2003

Origination fees, net	$15,514	$15,005	$2,178
Gains	10,857	9,084	960

Total	$26,371	$24,089	$3,138

Although mortgage origination revenue increased in 2005, profitability was impacted by the continued change in mix of loans originated. During 2005, 19.2% of the total dollar amount of loan originations were first mortgage loans as compared to 14.5% for 2004. Sales of first mortgage loans typically result in smaller margins than sales of second mortgage loans. Although mortgage origination revenue increased for 2004, we experienced a decline in this revenue for the 4th quarter of 2004, compared to the 3rd quarter of 2004. This decline was caused by increased competitive conditions, causing reduced margins on loan sales. These margins rebounded in early 2005, and remained relatively stable during the year.

Securities losses: During 2005, we took an other-than-temporary non-cash impairment charge of $1.5 million pre-tax, equivalent to $940,000 after-tax, related to $5.7 million of certain preferred stock issuances of the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation.

Gains/losses on sales of assets: Included in noninterest income are losses on sales of assets of $198,000 in 2005 and $29,000 in 2004, and gains on sales of assets of $336,000 in 2003. The $198,000 loss in 2005 includes the loss on the sale of one of our foreclosed properties. The gain in 2003 included a gain on the sale of one of our facilities.

MANAGEMENT’S DISCUSSION AND ANALYSIS

Other: Other income increased 64.7% during 2005 to $649,000, compared to $394,000 in 2004. The three major components of this increase are: 1) an increase in financial services revenue, 2) increases in debit card and ATM income due to increased card usage by customers, and 3) fee income earned on interest rate swaps between us and loan customers to hedge the interest rate risk of their loans.

Noninterest Expense

Noninterest expense totaled $42,246,000, $38,789,000, and $16,884,000 or 4.4%, 4.6%, and 2.3% of average assets for each of the years ended December 31, 2005, 2004 and 2003, respectively. Total noninterest expense increased $3,457,000 in 2005 compared to 2004 and $21,905,000 in 2004 compared to 2003. Table III below shows the breakdown of these increases by segment. Also, refer to Note 16 of the accompanying consolidated financial statements for our segment information.

Community Banking, Parent and Other Segments

Total noninterest expense for our community banking segment, parent, and other increased 13.7% over 2004, and 21.1% from 2003 to 2004. The major factors contributing to these increases follow.

Salaries and employee benefits: Salaries and employee benefits expense increased 15.4% in 2005 due to an increase in performance based incentive compensation, general merit raises, and also additional staffing requirements needed as a result of our growth, including opening a new community banking office in Warrenton, Virginia. The increase of 24.1% in 2004 over 2003 was attributed to an increase in performance based incentive compensation, increased staffing needs as a result of our growth, including opening an office in Harrisonburg, Virginia, and general merit raises.

Net occupancy and Equipment expense: The 32.8% increase in net occupancy and equipment expense in 2004 is attributed to increased depreciation expense recognized for our new corporate headquarters in Moorefield, West Virginia and our new community banking facility in Petersburg, West Virginia.

Advertising: Advertising expense increased $321,000 during 2005 as we have more aggressively advertised our recently opened offices in the Virginia markets.

Mortgage Banking Segment

Total noninterest expense for our mortgage banking segment in 2005 increased 5.3% over 2003 and 620.2% from 2003 to 2004. The 2004 increase is attributed to the formation of Summit Mortgage in 3rd quarter 2003. 2003 expenses were comprised of 3 full months of operation of Summit Mortgage while 2004 is for the entire year.

Salaries and employee benefits: The 9.0% increase in salaries and employee benefits during 2005 is due to an increase in profitability based incentive compensation paid to Summit Mortgage management, and increases in both employee health insurance and employee pension expense due to employees reaching eligibility status. 2004 reflects the first full year of operation for Summit Mortgage.

Net occupancy and Equipment expense: In 2004, we entered into a lease for a larger location to support our additional staffing needs, which increased net occupancy expense $273,000. The $194,000 net occupancy expense increase in 2005 was impacted by this new 2004 lease, and also, in late 2005, we entered into a lease for a second location.

Supplies and Professional fees: The 2004 increase in these categories is a result of 2004 being the first full year of operation for Summit Mortgage.

Postage and Advertising expense: Postage expense and advertising expense, combined, increased 670.6% from 2003 to 2004. This increase reflects the costs incurred with the direct mail method of obtaining customers.

MANAGEMENT’S DISCUSSION AND ANALYSIS

Table III - Noninterest Expense
Dollars in thousands

		Change			Change
Community Banking and Other	2005	$	%	2004	$	%	2003
Salaries and employee benefits	$10,810	$1,446	15.4%	$9,364	$1,818	24.1%	$7,546
Net occupancy expense	1,371	184	15.5%	1,187	362	43.9%	825
Equipment expense	1,713	136	8.6%	1,577	321	25.6%	1,256
Supplies	549	10	1.9%	539	91	20.3%	448
Professional fees	749	155	26.1%	594	81	15.8%	513
Postage	231	(3)	-1.3%	234	47	25.1%	187
Advertising	615	321	109.2%	294	27	10.1%	267
Amortization of intangibles	151	-	0.0%	151	-	0.0%	151
Other	2,849	45	1.6%	2,804	174	6.6%	2,630
Total	$19,038	$2,294	13.7%	$16,744	$2,921	21.1%	$13,823

		Change			Change
Mortgage Banking	2005	$	%	2004	$	%	2003
Salaries and employee benefits	$9,505	$782	9.0%	$8,723	$7,265	498.3%	$1,458
Net occupancy expense	510	194	61.4%	316	273	634.9%	43
Equipment expense	198	(1)	-0.5%	199	135	210.9%	64
Supplies	109	(18)	-14.2%	127	94	284.8%	33
Professional fees	221	(6)	-2.6%	227	175	336.5%	52
Postage	5,632	15	0.3%	5,617	4,819	603.9%	798
Advertising	4,263	(168)	-3.8%	4,431	3,925	775.7%	506
Other	2,770	365	15.2%	2,405	2,298	2147.7%	107
Total	$23,208	$1,163	5.3%	$22,045	$18,984	620.2%	$3,061

		Change			Change
Consolidated	2005	$	%	2004	$	%	2003
Salaries and employee benefits	$20,315	$2,228	12.3%	$18,087	$9,083	100.9%	$9,004
Net occupancy expense	1,881	378	25.1%	1,503	635	73.2%	868
Equipment expense	1,911	135	7.6%	1,776	456	34.5%	1,320
Supplies	658	(8)	-1.2%	666	185	38.5%	481
Professional fees	970	149	18.1%	821	256	45.3%	565
Postage	5,863	12	0.2%	5,851	4,866	494.0%	985
Advertising	4,878	153	3.2%	4,725	3,952	511.3%	773
Amortization of intangibles	151	-	0.0%	151	-	0.0%	151
Other	5,619	410	7.9%	5,209	2,472	90.3%	2,737
Total	$42,246	$3,457	8.9%	$38,789	$21,905	129.7%	$16,884
Income Tax Expense

Income tax expense for the three years ended December 31, 2005, 2004 and 2003 totaled $4,712,000, $4,582,000, and $3,511,000, respectively. Refer to Note 11 of the accompanying consolidated financial statements for further information and additional discussion of the significant components influencing our effective income tax rates.

MANAGEMENT’S DISCUSSION AND ANALYSIS

CHANGES IN FINANCIAL POSITION

Total average assets in 2005 were $968,968,000, an increase of 15.2% over 2004's average of $840,883,000. Similarly, average assets grew 16.3% in 2004, from $722,744,000 in 2003. The primary growth in both 2005 and 2004 was in loans throughout our company. Significant changes in the components of our balance sheet in 2005 and 2004 are discussed below.

Loan Portfolio

Table IV depicts loan balances by type and the respective percentage of each to total loans at December 31, as follows:

Table IV - Loans by Type
Dollars in thousands

	2005		2004		2003		2002		2001
		Percent		Percent		Percent		Percent		Percent
	Amount	of Total	Amount	of Total	Amount	of Total	Amount	of Total	Amount	of Total

Commercial	$63,206	7.9%	$53,226	8.7%	$46,860	9.3%	$34,745	8.3%	$26,464	7.6%
Commercial real estate	436,803	54.5%	279,631	46.0%	209,391	41.5%	171,822	41.0%	121,576	34.9%
Real estate - construction	4,343	0.5%	3,916	0.6%	2,369	0.5%	4,494	1.1%	2,394	0.7%
Real estate - mortgage	251,886	31.4%	223,690	36.7%	196,135	38.9%	161,006	38.4%	149,050	42.9%
Consumer	36,863	4.6%	38,948	6.4%	41,112	8.2%	40,655	9.7%	41,509	11.9%
Other	8,598	1.1%	9,605	1.6%	8,223	1.6%	6,390	1.5%	7,264	2.0%

Total loans	$801,699	100.0%	$609,016	100.0%	$504,090	100.0%	$419,112	100.0%	$348,257	100.0%

Total net loans averaged $699,729,000 in 2005 and comprised 72.2% of total average assets compared to $575,884,000 or 68.5% of total average assets during 2004. The increase in the dollar volume of loans is primarily attributable to our current growth mode. We are aggressively seeking loans in the Virginia markets, primarily in the Shenandoah Valley of northern Virginia, as this area is currently a vibrant market for commercial loans, especially commercial real estate loans. Also, at December 31, 2005, Summit Mortgage had $17,037,000 of loans that had been originated and in the process of being sold. These loans are included on our balance sheet.

Refer to Note 4 of the accompanying consolidated financial statements for our loan maturities and a discussion of our adjustable rate loans as of December 31, 2005.

In the normal course of business, we make various commitments and incur certain contingent liabilities, which are disclosed in Note 13 of the accompanying consolidated financial statements but not reflected in the accompanying consolidated financial statements. There have been no significant changes in these types of commitments and contingent liabilities and we do not anticipate any material losses as a result of these commitments.

Securities

Securities comprised approximately 20.2% of total assets at December 31, 2005 compared to 23.8% at December 31, 2004. This decrease was the result of our high loan demand, reducing our need to invest funds in securities. Average securities approximated $212,174,000 for 2005 or 1.4% less than 2004's average of $215,238,000. Refer to Note 3 of the accompanying consolidated financial statements for details of amortized cost, the estimated fair values, unrealized gains and losses as well as the security classifications by type.

MANAGEMENT’S DISCUSSION AND ANALYSIS

All of our securities are classified as available for sale to provide us with flexibility to better manage our balance sheet structure and react to asset/liability management issues as they arise. Pursuant to SFAS No. 115, anytime that we carry a security with an unrealized loss that has been determined to be “other than temporary”, we must recognize that loss in income. During 2005, we took an other-than-temporary non-cash impairment charge of $1.5 million pre-tax, equivalent to $940,000 after-tax, related to $5.7 million of certain preferred stock issuances of the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation. We continue to own these securities, and this charge was taken primarily due to difficulty in accurately projecting the future recovery period of these securities. At December 31, 2005, we did not own securities of any one issuer that were not issued by the U.S. Treasury or a U.S. Government agency that exceeded ten percent of shareholders’ equity. The maturity distribution of the securities portfolio at December 31, 2005, together with the weighted average yields for each range of maturity, is summarized in Table V. The stated average yields are actual yields and are not stated on a tax equivalent basis.

Table V - Securities Maturity Analysis
(At amortized cost, dollars in thousands)
			After one		After five
	Within		but within		but within		After
	one year		five years		ten years		ten years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield

U. S. Government agencies
and corporations	$1,993	4.6%	$29,691	4.4%	$8,543	5.4%	$-	-
Mortgage backed securities	35,016	4.4%	74,046	4.5%	7,938	4.8%	530	5.4%
State and political
subdivisions	1,369	6.3%	3,828	5.4%	14,632	7.2%	22,441	7.4%
Corporate debt securities	1,602	6.1%	1,692	5.0%	-	-	-	-
Other	-	-	-	-	-	-	22,462	2.5%

Total	$39,980	4.6%	$109,257	4.5%	$31,113	6.1%	$45,433	4.9%

Deposits

Total deposits at December 31, 2005 increased $149,287,000 or 28.5% compared to December 31, 2004. Average interest bearing deposits increased $41,671,000, or 8.7% during 2005. This increase resulted primarily from growth of Shenandoah’s deposits. Also, presented as other deposits below, are brokered deposits, which increased 141.8% to $128,797,000 at December 31, 2005. These deposits totaled $53,268,000 at December 31, 2004, an increase of 60.5% over 2003. Brokered deposits represent certificates of deposit acquired through a third party.

Deposits
In thousands
	2005	2004	2003	2002	2001
Noninterest bearing demand	$62,631	$55,402	$51,004	$46,313	$38,686
Interest bearing demand	200,638	122,355	112,671	99,752	81,510
Savings	44,681	50,428	47,397	46,732	43,766
Consumer time	210,923	217,863	241,351	234,060	211,116
Individual Retirement Accounts	26,231	25,298	26,185	24,411	21,127
Core deposits	545,104	471,346	478,608	451,268	396,205
Other deposits	128,797	53,268	33,193	7,380	-
Total deposits	$673,901	$524,614	$511,801	$458,648	$396,205

See Table I for average deposit balance and rate information by deposit type for 2005, 2004 and 2003 and Note 9 of the accompanying consolidated financial statements for a maturity distribution of time deposits as of December 31, 2005.

MANAGEMENT’S DISCUSSION AND ANALYSIS

Borrowings

Lines of Credit: We have available lines of credit from various correspondent banks totaling $19,700,000 at December 31, 2005. These lines are utilized when temporary day to day funding needs arise. They are reflected on the consolidated balance sheet as short-term borrowings. We also have remaining available lines of credit from the Federal Home Loan Bank totaling $68,657,000 at December 31, 2005. We use these lines primarily to fund loans to customers. Funds acquired through this program are reflected on the consolidated balance sheet in short-term borrowings or long-term borrowings, depending on the repayment terms of the debt agreement. In addition, Summit Financial Group, Inc. has a long-term line of credit available through an unaffiliated banking institution which is secured by the common stock of one of our subsidiary banks. At December 31, 2005, we had $5,500,000 available to draw on this line.

Short-term Borrowings: Total short-term borrowings increased $61,399,000 from $120,629,000 at December 31, 2004 to $182,028,000 at December 31, 2005. See Note 10 of the accompanying consolidated financial statements for additional disclosures regarding our short-term borrowings. These borrowings were made principally to fund our loan growth.

Long-term Borrowings: Total long-term borrowings of $150,912,000 at December 31, 2005, consisting primarily of funds borrowed on available lines of credit from the Federal Home Loan Bank, decreased $9,948,000 compared to the $160,860,000 outstanding at December 31, 2004. Refer to Note 10 of the accompanying consolidated financial statements for additional information regarding our long-term borrowings.

ASSET QUALITY

Table VI presents a summary of non-performing assets at December 31, as follows:

Table VI - Nonperforming Assets
Dollars in thousands
	2005	2004	2003	2002	2001
Nonaccrual loans	$750	$532	$1,014	$917	$788
Accruing loans past due
90 days or more	799	140	342	574	328
Total nonperforming loans	1,549	672	1,356	1,491	1,116

Foreclosed properties and
repossessed assets	395	646	497	95	81
Nonaccrual securities	-	349	396	421	-
Total nonperforming assets	$1,944	$1,667	$2,249	$2,007	$1,197

Total nonperforming loans
as a percentage of total loans	0.19%	0.11%	0.27%	0.36%	0.32%

Total nonperforming assets
as a percentage of total assets	0.18%	0.19%	0.28%	0.30%	0.20%

As illustrated in Table VI, the quality of our loan portfolio remains sound. Although total nonaccrual loans and accruing loans past due 90 days or more increased from $672,000 at December 31, 2004 to $1,549,000 at December 31, 2005, they remain at historically moderate levels in relation to the loan portfolio’s size and substantially below recent industry averages. Refer to Note 5 of the accompanying consolidated financial statements for a discussion of impaired loans which are included in the above balances.

Included in the net balance of loans are nonaccrual loans amounting to $750,000 and $532,000 at December 31, 2005 and 2004, respectively. If these loans had been on accrual status throughout 2005, the amount of interest income that we would have recognized would have been $64,000. The actual amount of interest income recognized in 2005 on these loans was $21,000.

MANAGEMENT’S DISCUSSION AND ANALYSIS

We maintain the allowance for loan losses at a level considered adequate to provide for losses that can be reasonably anticipated. We conduct quarterly evaluations of our loan portfolio to determine its adequacy. In assessing the adequacy of our allowance for loan losses, we conduct a two part evaluation. First, we specifically identify loans that have weaknesses that have been identified, using the fair value of collateral method. Second, we stratify the loan portfolio into 11 homogeneous loan pools, including commercial real estate, other commercial, residential real estate, autos, and others. Historical loss rates, as adjusted, are applied against the then outstanding balance of loans in each classification to estimate probable losses inherent in each segment of the portfolio. Historical loss rates are adjusted using potential risk factors that could result in actual losses deviating from prior loss experience. Such risk factors considered are (1) levels of and trends in delinquencies and impaired loans, (2) levels of and trends in charge-offs and recoveries, (3) trends in volume and term of loans, (4) effects of any changes in risk selection and underwriting standards, and other changes in lending policies, procedures, and practice, (5) experience, ability, and depth of lending management and other relevant staff, (6) national and local economic trends and conditions, (7) industry conditions, and (8) effects of changes in credit concentrations. In addition, we conduct comprehensive, ongoing reviews of our loan portfolio, which encompasses the identification of all potential problem credits to be included on an internally generated watch list.

The identification of loans for inclusion on the watch list of loans that have been specifically identified is facilitated through the use of various sources, including past due loan reports, previous internal and external loan evaluations, classified loans identified as part of regulatory agency loan reviews and reviews of new loans representative of current lending practices. Once this list is reviewed to ensure it is complete, we review the specific loans for collectibility, performance and collateral protection. In addition, a grade is assigned to the individual loans utilizing internal grading criteria, which is somewhat similar to the criteria utilized by each subsidiary bank's primary regulatory agency. Based on the results of these reviews, specific reserves for potential losses are identified and the allowance for loan losses is adjusted appropriately through a provision for loan losses.

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

The allocated portion of the allowance for loan losses is established on a loan-by-loan and pool-by-pool basis. The unallocated portion is for inherent losses that probably exist as of the evaluation date, but which have not been specifically identified by the processes used to establish the allocated portion due to inherent imprecision in the objective processes we utilize to identify probable and estimable losses. This unallocated portion is subjective and requires judgment based on various qualitative factors in the loan portfolio and the market in which we operate. At December 31, 2005 and 2004, respectively, the unallocated portion of the allowance approximated $4,000 and $32,000, or 0.1% and 0.6% of the total allowance. This unallocated portion of the allowance is considered necessary based on consideration of the known risk elements in certain pools of loans in the loan portfolio and our assessment of the economic environment in which we operate. More specifically, while loan quality remains good, the subsidiary banks have typically experienced greater losses within certain homogeneous loan pools when our market area has experienced economic downturns or other significant negative factors or trends, such as increases in bankruptcies, unemployment rates or past due loans.

MANAGEMENT’S DISCUSSION AND ANALYSIS

At December 31, 2005 and 2004, our allowance for loan losses totaled $6,152,000, or 0.77% of total loans and $5,073,000 or 0.83% of total loans, respectively, and is considered adequate to cover inherent losses in our loan portfolio. Table VII presents an allocation of the allowance for loan losses by loan type at each respective year end date, as follows:
Table VII - Allocation of the Allowance for Loan Losses
Dollars in thousands

	2005		2004		2003		2002		2001
	Amount	% of loans in each category to total loans	Amount	% of loans in each category to total loans	Amount	% of loans in each category to total loans	Amount	% of loans in each category to total loans	Amount	% of loans in each category to total loans
Commercial	$4,502	62.3%	$2,649	54.6%	$2,353	50.8%	$2,054	49.4%	$1,036	42.8%
Real estate	1,019	32.0%	1,376	37.4%	1,127	39.4%	939	39.6%	985	43.8%
Consumer	580	4.6%	1,016	6.4%	1,174	8.2%	998	9.5%	937	11.8%
Other	47	1.1%	-	1.6%	13	1.6%	-	1.5%	-	1.6%
Unallocated	4	-	32	-	14	-	62	-	152	-
	$6,152	100.0%	$5,073	100.0%	$4,681	100.0%	$4,053	100.0%	$3,110	100.0%

At December 31, 2005, we had approximately $378,000 in other real estate owned which was obtained as the result of foreclosure proceedings. Foreclosures have been insignificant throughout 2005 and we do not anticipate any material losses on the property currently held in other real estate owned.

A reconciliation of the activity in the allowance for loan losses follows:

TABLE VIII - ALLOWANCE FOR LOAN LOSSES
Dollars in thousands

	2005	2004	2003	2002	2001
Balance, beginning of year	$5,073	$4,681	$4,053	$3,110	$2,571
Losses:
Commercial, financial & agricultural	36	478	98	138	108
Residential - mortgage	204	5	60	30	47
Consumer	173	208	178	173	191
Other	364	286	73	75	76
Total	777	977	409	416	422
Recoveries:
Commercial, financial & agricultural	47	46	5	39	10
Residential - mortgage	-	9	-	17	1
Consumer	56	109	79	71	99
Other	274	155	38	17	21
Total	377	319	122	144	131

Net Losses	400	658	287	272	291
Provision for loan losses	1,479	1,050	915	1,215	830

Balance, end of year	$6,152	$5,073	$4,681	$4,053	$3,110

MANAGEMENT’S DISCUSSION AND ANALYSIS

LIQUIDITY AND CAPITAL RESOURCES

Bank Liquidity: Liquidity reflects our ability to ensure the availability of adequate funds to meet loan commitments and deposit withdrawals, as well as provide for other transactional requirements. Liquidity is provided primarily by funds invested in cash and due from banks (net of float and reserves), Federal funds sold, non-pledged securities, and available lines of credit with the Federal Home Loan Bank, which totaled approximately $125.2 million or 11.3% of total consolidated assets at December 31, 2005.

Our liquidity strategy is to fund loan growth with deposits and other borrowed funds while maintaining an adequate level of short- and medium-term investments to meet normal daily loan and deposit activity. Core deposits increased $74 million in 2005, while loans increased approximately $192 million. This caused us to rely on other wholesale funding vehicles, which included brokered deposits, which increased $76 million, and FHLB advances, which increased approximately $56 million. As a member of the Federal Home Loan Banks of Pittsburgh and Atlanta, we have access to approximately $396 million. As of December 31, 2005 and 2004, these advances totaled approximately $327 million and $272 million, respectively. At December 31, 2005, we had additional borrowing capacity of $69 million through FHLB programs. We also have the ability to borrow money on a daily basis through correspondent banks using established federal funds purchased lines. These available lines totaled $20 million at December 31, 2005. Also, we classify all of our securities as available for sale to enable us to liquidate them if the need arises.

We continuously monitor our liquidity position to ensure that day-to-day as well as anticipated funding needs are met. We are not aware of any trends, commitments, events or uncertainties that have resulted in or are reasonably likely to result in a material change to our liquidity.

 Growth and Expansion: During 2005, we continued our community bank branching strategy in Virginia, by opening our first full service branch in Warrenton, Virginia. We now have 14 total banking offices, and plan to continue to branch in Northwestern Virginia and the Eastern panhandle of West Virginia, with our next branch opening planned in Martinsburg, West Virginia. Our branching strategy is subject to availability of suitable sites, hiring qualified personnel, obtaining regulatory approval, and other conditions and contingencies.

We also continue to seek and enter into business opportunities which earn noninterest income. Accordingly, in first quarter 2004, we acquired a full lines insurance agency in Moorefield, West Virginia.

During 2005, we spent approximately $3.9 million on capital expenditures for premises and equipment. We expect our capital expenditures to approximate $2 million in 2006, primarily for building construction, furniture and equipment related to office openings. Actual expenditures may vary significantly from those expected, primarily depending on the number and cost of additional branch openings.

Capital Compliance: Our capital position remains strong, despite our continued growth. Stated as a percentage of total assets, our equity ratio was 6.7% and 7.4% at December 31, 2005 and 2004, respectively. Our risk weighted Tier 1 capital, total capital and leverage capital ratios approximated 11.4%, 10.7% and 8.6%, respectively, at December 31, 2005, all of which are in excess of the minimum guidelines to be “well capitalized” under the regulatory prompt corrective action provisions. Our subsidiary banks are also subject to minimum capital ratios as further discussed in Note 15 of the accompanying consolidated financial statements.

Issuance of Trust Preferred Securities: In December 2005, we issued an additional $8 million of adjustable rate trust preferred securities (see Note 10 of the accompanying consolidated financial statements). The proceeds from this issuance were used to pay company debt that had been obtained to fund additional capital needs at our subsidiary banks, and to provide us additional regulatory capital to support our growth. Under Federal Reserve Board guidelines, we had the ability to issue an additional $4 million of trust preferred securities as of December 31, 2005 that would qualify as Tier 1 regulatory capital to support our future growth. Trust preferred securities issuances in excess of this limit generally may be included in Tier 2 capital.

Dividends: Cash dividends per share rose 15.4% to $0.30 in 2005 compared to $0.26 in 2004, representing dividend payout ratios of 19.0% and 17.2% for 2005 and 2004, respectively. It is our intention to continue to pay dividends on a similar schedule during 2006. Future cash dividends will depend on the earnings and financial condition of our subsidiary banks as well as general economic conditions.

MANAGEMENT’S DISCUSSION AND ANALYSIS

The primary source of funds for the dividends paid to our shareholders is dividends received from our subsidiary banks. Dividends paid by our subsidiary banks are subject to restrictions by banking regulations. The most restrictive provision requires approval by the respective bank’s regulatory agency if dividends declared in any year exceed the bank’s current year's net income, as defined, plus its retained net profits of the two preceding years. During 2006, the net retained profits available for distribution to Summit as dividends without regulatory approval are approximately $18,962,000, plus net income for the interim periods through the date of declaration.

On October 29, 2004, our Board of Directors authorized a 2-for-1 split of our common stock to be effected in the form of a 100% stock dividend which was distributed on December 15, 2004 to shareholders of record as of December 1, 2004.

Contractual Cash Obligations: During our normal course of business, we incur contractual cash obligations. The following table summarizes our contractual cash obligations at December 31, 2005.

	Long Term
	Debt and
	Subordinated	Operating
	Debentures	Leases
2006	$21,944,946	$1,068,283
2007	18,318,204	1,019,498
2008	16,085,851	984,275
2009	2,110,094	431,349
2010	62,734,338	116,263
Thereafter	49,307,402	257,140
Total	$170,500,835	$3,876,808

Off-Balance Sheet Arrangements: We are involved with some off-balance sheet arrangements that have or are reasonably likely to have an effect on our financial condition, liquidity, or capital. These arrangements at December 31, 2005 are presented in the following table. Refer to Note 13 of the accompanying consolidated financial statements for further discussion of our off-balance sheet arrangements.

Commitments to extend credit:
Revolving home equity and
credit card lines	$28,721
Construction loans	100,524
Other loans	37,926
Standby letters of credit	11,254
Total	$178,425

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

MANAGEMENT’S DISCUSSION AND ANALYSIS

Some amount of interest rate risk is inherent and appropriate to the banking business. Our net income is affected by changes in the absolute level of interest rates. Our interest rate risk position is moderately liability sensitive in the short term, and asset sensitive beyond two years. That is, in the short term, liabilities are likely to reprice faster than assets, resulting in a decrease in net income in a rising rate environment. Our net income would increase modestly in a falling interest rate environment. Over the long term, assets are likely to reprice faster than liabilities, resulting in an increase in net income in a rising rate environment while a falling interest rate environment would produce a decrease in net income. Net income is also subject to changes in the shape of the yield curve. In general, a flattening yield curve would result in a decline in our earnings due to the compression of earning asset yields and funding rates, while a steepening would result in increased earnings as margins widen.

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

The following table presents the estimated sensitivity of our net interest income to changes in interest rates, as measured by our earnings simulation model as of December 31, 2005. The sensitivity is measured as a percentage change in net interest income given the stated changes in interest rates (gradual change over 12 months, stable thereafter) compared to net interest income with rates unchanged. The estimated changes set forth below are dependent on the assumptions discussed above and are well within our ALCO policy limit of +/- 10%.

Change in	Estimated % Change in Net
Interest Rates	Interest Income Over:
(basis points)	12 Months	24 Months
Down 200 (1)	0.51%	-0.71%
Down 200, steepening yield curve (2)	1.39%	5.10%
Up 100 (1)	-0.95%	0.03%
Up 200 (1)	-2.71%	-5.22%

(1) assumes a parallel shift in the yield curve
(2) assumes steepening curve whereby short term rates decline by
200 basis points while long term rates decline by 50 basis points

QUARTERLY FINANCIAL INFORMATION

	First	Second	Third	Fourth	Full
(Dollars in thousands, except per share amounts)	Quarter	Quarter	Quarter	Quarter	Year

2005
Interest income	$12,293	$13,524	$14,837	$16,657	$57,311
Interest expense	5,138	5,920	7,027	8,421	26,506
Net interest income	7,155	7,604	7,810	8,236	30,805
Provision for loan losses	330	425	424	300	1,479
Securities gains (losses)	-	5	39	(1,434)	(1,390)
Other noninterest income	6,667	8,210	8,426	6,961	30,264
Noninterest expense	10,055	10,875	10,878	10,438	42,246
Income before income taxes	3,437	4,519	4,973	3,025	15,954
Income taxes	1,026	1,403	1,700	583	4,712
Net income	2,411	3,116	3,273	2,442	11,242
Basic earnings per share	0.34	0.44	0.46	0.34	1.58
Diluted earnings per share	0.34	0.43	0.45	0.34	1.56
Dividends paid per share	-	0.14	-	0.16	0.30

2004
Interest income	$10,873	$11,092	$11,634	$12,138	$45,737
Interest expense	4,271	4,294	4,573	4,822	17,960
Net interest income	6,602	6,798	7,061	7,316	27,777
Provision for loan losses	233	233	293	291	1,050
Securities gains (losses)	20	17	(35)	31	33
Other noninterest income	4,922	7,415	8,580	6,302	27,219
Noninterest expense	7,839	10,168	10,767	10,015	38,789
Income before income taxes	3,472	3,829	4,546	3,343	15,190
Income taxes	1,021	1,155	1,420	986	4,582
Net income	2,451	2,674	3,126	2,357	10,608
Basic earnings per share	0.35	0.38	0.44	0.34	1.51
Diluted earnings per share	0.35	0.38	0.43	0.33	1.49
Dividends paid per share	-	0.12	-	0.14	0.26

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
ON EFFECTIVENESS OF INTERNAL CONTROL OVER FINANCIAL REPORTING

To the Board of Directors
Summit Financial Group, Inc.
Moorefield, West Virginia

We have audited management's assessment, included in the accompanying Report on Management’s Assessment of Internal Control Over Financial Reporting, that Summit Financial Group, Inc. and subsidiaries maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Summit Financial Group, Inc.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of the company's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management's assessment that Summit Financial Group, Inc. and subsidiaries maintained effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also in our opinion, Summit Financial Group, Inc. and subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements of Summit Financial Group, Inc. and subsidiaries and our report dated March 3, 2006, expressed an unqualified opinion.

/s/ Arnett & Foster, P.L.L.C.
Charleston, West Virginia
March 3, 2006

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

Management assessed the Corporation’s system of internal control over financial reporting as of December 31, 2005. In making this assessment, we used the criteria for effective internal control over financial reporting set forth in Internal Control-Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on this assessment, management concludes that, as of December 31, 2005, its system of internal control over financial reporting is effective and meets the criteria of the Internal Control-Integrated Framework. Arnett & Foster, P.L.L.C., independent registered public accounting firm, has issued an attestation report on management’s assessment of the Corporation’s internal control over financial reporting.

/s/ H. Charles Maddy, III	/s/ Robert S. Tissue	/s/ Julie R. Cook
President and	Senior Vice President	Vice President
Chief Executive Officer	and Chief Financial Officer	and Chief Accounting Officer

Moorefield, West Virginia
March 13, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
ON CONSOLIDATED FINANCIAL STATEMENTS

To the Board of Directors
Summit Financial Group, Inc.
Moorefield, West Virginia

We have audited the accompanying consolidated balance sheets of Summit Financial Group, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Summit Financial Group, Inc. and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Summit Financial Group, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 3, 2006, expressed an unqualified opinion on management’s assessment of the effectiveness of Summit Financial Group, Inc. and subsidiaries’ internal control over financial reporting and an unqualified opinion on the effectiveness of Summit Financial Group, Inc. and subsidiaries’ internal control over financial reporting.

/s/ Arnett & Foster, P.L.L.C.

Charleston, West Virginia
March 3, 2006

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Balance Sheets

	December 31,
	2005	2004
ASSETS
Cash and due from banks	$22,535,761	$19,416,219
Interest bearing deposits with other banks	1,536,506	2,338,698
Federal funds sold	3,650,000	48,000
Securities available for sale	223,772,298	211,361,504
Loans held for sale, net	16,584,990	14,273,916
Loans, net	793,766,837	602,727,975
Property held for sale, net	378,287	593,137
Premises and equipment, net	23,089,412	20,776,007
Accrued interest receivable	4,835,763	3,651,907
Intangible assets	3,347,672	3,498,824
Other assets	16,034,499	10,802,330
Total assets	$1,109,532,025	$889,488,517

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits
Non-interest bearing	$62,631,410	$55,401,552
Interest bearing	611,269,308	469,212,146
Total deposits	673,900,718	524,613,698
Short-term borrowings	182,028,113	120,629,214
Long-term borrowings	150,911,835	160,860,182
Subordinated debentures owed to unconsolidated subsidiary trusts	19,589,000	11,341,000
Other liabilities	9,299,134	6,336,402
Total liabilities	1,035,728,800	823,780,496
Commitments and Contingencies

Shareholders' Equity
Preferred stock and related surplus, $1.00 par value; authorized
250,000 shares, 2004 - 33,400 shares issued	-	1,158,471
Common stock and related surplus, $2.50 par value; authorized 20,000,000;
issued 2005 - 7,126,220 shares; 2004 - 7,155,420 shares	18,856,774	18,123,492
Retained earnings	56,214,807	47,108,898
Less cost of shares acquired for the treasury, 2004 - 115,880 shares	-	(627,659)
Accumulated other comprehensive income	(1,268,356)	(55,181)
Total shareholders' equity	73,803,225	65,708,021

Total liabilities and shareholders' equity	$1,109,532,025	$889,488,517

See notes to consolidated financial statements

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Statements of Income
	For the Year Ended December 31,
	2005	2004	2003
Interest income
Interest and fees on loans
Taxable	$47,582,262	$35,768,855	$30,842,054
Tax-exempt	419,541	437,658	323,148
Interest and dividends on securities
Taxable	7,076,226	7,194,736	7,952,074
Tax-exempt	2,124,699	2,208,424	1,936,831
Interest on interest bearing deposits with other banks	90,563	123,036	151,068
Interest on Federal Funds sold	18,194	4,117	18,391
Total interest income	57,311,485	45,736,826	41,223,566
Interest expense
Interest on deposits	13,401,988	9,710,108	9,998,904
Interest on short-term borrowings	4,824,365	1,203,395	441,447
Interest on long-term borrowings and subordinated debentures	8,279,489	7,046,299	7,089,635
Total interest expense	26,505,842	17,959,802	17,529,986
Net interest income	30,805,643	27,777,024	23,693,580
Provision for loan losses	1,479,400	1,050,000	915,000
Net interest income after provision for loan losses	29,326,243	26,727,024	22,778,580
Noninterest income
Insurance commissions	852,664	527,492	239,356
Service fees	2,589,234	2,237,887	1,585,778
Mortgage origination revenue	26,370,978	24,088,909	3,137,702
Realized securities gains (losses)	110,012	33,471	211,897
Unrealized securities gains (losses)	(1,500,000)	-	-
Gain (loss) on sale of assets	(198,460)	(29,183)	335,969
Other	649,776	393,561	313,687
Total noninterest income	28,874,204	27,252,137	5,824,389
Noninterest expenses
Salaries and employee benefits	20,315,017	18,087,278	9,004,422
Net occupancy expense	1,881,063	1,502,583	868,261
Equipment expense	1,911,076	1,776,004	1,320,353
Supplies	658,260	666,061	481,157
Professional fees	969,794	821,225	564,477
Postage	5,862,812	5,851,393	984,929
Advertising	4,878,312	4,724,647	772,358
Amortization of intangibles	151,152	151,152	151,152
Other	5,618,975	5,208,730	2,736,579
Total noninterest expenses	42,246,461	38,789,073	16,883,688
Income before income tax expense	15,953,986	15,190,088	11,719,281
Income tax expense	4,711,582	4,581,715	3,510,925
Net income	$11,242,404	$10,608,373	$8,208,356

Basic earnings per common share	$1.58	$1.51	$1.17

Diluted earnings per common share	$1.56	$1.49	$1.16

Average common shares outstanding
Basic	7,093,402	7,025,118	7,010,007
Diluted	7,206,838	7,121,761	7,073,287

See notes to consolidated financial statements

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Statements of Shareholders’ Equity
For the Years Ended December 31, 2005, 2004 and 2003

	Preferred	Common			Accumulated
	Stock and	Stock and			Other	Total
	Related	Related	Retained	Treasury	Comprehensive	Shareholders'
	Surplus	Surplus	Earnings	Stock	Income	Equity
Balance, December 31, 2002	-	17,808,990	31,627,634	(619,711)	3,262,883	52,079,796
Comprehensive income:
Net income	-	-	8,208,356	-	-	8,208,356
Other comprehensive income,
net of deferred tax (benefit) of ($1,003,928):
Net unrealized (loss) on
securities of ($1,506,611), net
of reclassification adjustment
for gains included in net
income of $131,376	-	-	-	-	(1,637,987)	(1,637,987)
Total comprehensive income						6,570,369
Exercise of stock options	-	53,265	-	-	-	53,265
Purchase of 800 shares for treasury	-	-	-	(7,948)	-	(7,948)
Cash dividends declared ($0.215 per share)	-	-	(1,507,939)	-	-	(1,507,939)
Balance, December 31, 2003	-	17,862,255	38,328,051	(627,659)	1,624,896	57,187,543
Comprehensive income:
Net income	-	-	10,608,373	-	-	10,608,373
Other comprehensive income,
net of deferred tax (benefit) of ($1,029,725):
Net unrealized (loss) on
securities of ($1,659,325), net
of reclassification adjustment
for gains included in net
income of $20,752	-	-	-	-	(1,680,077)	(1,680,077)
Total comprehensive income						8,928,296
Exercise of stock options	-	261,237	-	-	-	261,237
Issuance of preferred stock	1,158,471	-	-	-	-	1,158,471
Cash dividends declared ($0.26 per share)	-	-	(1,827,526)	-	-	(1,827,526)
Balance, December 31, 2004	1,158,471	18,123,492	47,108,898	(627,659)	(55,181)	65,708,021
Comprehensive income:
Net income	-	-	11,242,404	-	-	11,242,404
Other comprehensive income,
net of deferred tax (benefit) of ($743,559):
Net unrealized (loss) on
securities of ($2,074,968), net
of reclassification adjustment
for losses included in net
income of ($861,793)	-	-	-	-	(1,213,175)	(1,213,175)
Total comprehensive income						10,029,229
Exercise of stock options	-	202,470	-	-	-	202,470
Conversion of preferred shares	(1,158,471)	1,158,471	-	-	-	-
Retirement of treasury shares		(627,659)	-	627,659		-
Cash dividends declared ($0.30 per share)	-	-	(2,136,495)	-	-	(2,136,495)
Balance, December 31, 2005	$-	$18,856,774	$56,214,807	$-	$(1,268,356)	$73,803,225

See notes to consolidated financial statements

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Statements of Cash Flows

	For the Year Ended December 31,
	2005	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$11,242,404	$10,608,373	$8,208,356
Adjustments to reconcile net earnings to
net cash provided by operating activities:
Depreciation	1,680,779	1,506,698	1,058,354
Provision for loan losses	1,479,400	1,050,000	915,000
Deferred income tax (benefit)	(1,014,918)	(449,935)	(368,650)
Loans originated for sale	(314,600,774)	(259,316,402)	(62,670,581)
Proceeds from loans sold	323,146,988	260,478,758	58,184,770
(Gains) on loans sold	(10,857,288)	(9,083,436)	(960,125)
Security (gains) losses	(110,012)	(33,471)	(211,897)
Writedown of preferred stock	1,500,000		-
(Gain) loss on disposal of premises, equipment and other assets	198,460	29,183	(171,590)
Amortization of securities premiums (accretion
of discounts), net	653,483	848,775	1,341,955
Amortization of goodwill and purchase
accounting adjustments, net	162,684	176,340	171,010
Tax benefit of exercise of stock options	77,000	141,000	-
(Increase) decrease in accrued interest receivable	(1,183,856)	126,233	248,049
(Increase) in other assets	(920,936)	(684,038)	(910,575)
Increase (decrease) in other liabilities	1,995,379	1,106,824	1,174,571
Net cash provided by operating activities	13,448,793	6,504,902	6,008,647
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from maturities and calls of
securities available for sale	9,216,910	22,532,825	33,368,900
Proceeds from sales of securities available for sale	18,386,829	49,689,639	12,206,105
Principal payments received on securities available for sale	32,085,084	35,379,512	89,184,506
Purchases of securities available for sale	(76,054,905)	(87,029,752)	(161,303,052)
Net (increase) decrease in federal funds sold	(3,602,000)	196,000	3,146,135
Net loans made to customers	(192,861,006)	(105,705,168)	(85,792,687)
Purchases of premises and equipment	(3,994,963)	(4,463,284)	(8,273,263)
Proceeds from sales of premises, equipment and other assets	419,351	351,425	2,890,424
(Purchases of) proceeds from interest bearing deposits with other banks	802,192	802,394	(955,723)
Purchases of life insurance contracts	(2,500,000)	-	-
Net cash paid in acquisition of Sager Insurance Agency	-	(850,000)	-
Net cash (used in) investing activities	(218,102,508)	(89,096,409)	(115,528,655)
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in demand deposit,
NOW and savings accounts	79,765,031	17,112,187	18,275,248
Net increase (decrease) in time deposits	69,630,895	(4,299,909)	34,940,815
Net increase (decrease) in short-term borrowings	61,398,899	70,914,968	29,523,143
Proceeds from long-term borrowings	32,764,000	23,326,000	37,320,000
Repayments of long-term borrowings	(41,774,543)	(26,315,072)	(6,134,767)
Net proceeds from issuance of trust preferred securities	8,000,000	7,406,250	-
Purchases of treasury stock	-	-	(7,948)
Net proceeds from issuance of preferred stock	-	1,158,471	-
Exercise of stock options	125,470	120,237	53,265
Dividends paid	(2,136,495)	(1,827,526)	(1,507,939)
Net cash provided by financing activities	207,773,257	87,595,606	112,461,817
Increase (decrease) in cash and due from banks	3,119,542	5,004,099	2,941,809
Cash and due from banks:
Beginning	19,416,219	14,412,120	11,470,311
Ending	$22,535,761	$19,416,219	$14,412,120

See notes to consolidated financial statements

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Statements of Cash Flows-continued

	For the Year Ended December 31,
	2005	2004	2003
SUPPLEMENTAL DISCLOSURES OF CASH
FLOW INFORMATION
Cash payments for:
Interest	$25,528,195	$18,045,519	$17,346,163
Income taxes	$5,245,000	$5,030,534	$3,420,000

SUPPLEMENTAL SCHEDULE OF NONCASH
INVESTING AND FINANCING ACTIVITIES
Other assets acquired in settlement of loans	$342,744	$515,593	$779,896
Acquisition of Sager Insurance Agency:
Net cash and cash equivalents paid in acquisition of Sager Insurance
Agency	$-	$850,000	$-
Fair value of assets acquired (principally building and land)	$-	$250,000	$-
Goodwill	-	600,000	-
	$-	$850,000	$-

Noncash investment in unconsolidated subsidiary trust	$248,000	$232,000	$-

See notes to consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES

Nature of business: Summit Financial Group, Inc. (“We”, “Company” or “Summit”) is a financial holding company headquartered in Moorefield, West Virginia. We operate two primary business segments, community banking and mortgage banking. Our community banking segment provides commercial and retail banking services primarily in the Eastern Panhandle and South Central regions of West Virginia and the Northern region of Virginia. We provide these services through our two community bank subsidiaries: Summit Community Bank (“Summit Community”) and Shenandoah Valley National Bank (“Shenandoah”) (collectively, the “Bank Subsidiaries”). Summit Mortgage, our mortgage banking segment, originates loans to customers throughout the United States from its headquarters in Chesapeake, Virginia. We also operate Summit Insurance Services, LLC.

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

We review our securities portfolio quarterly for possible other-than-temporary impairment. This determination requires significant judgment. In making this judgment, Management evaluates the facts and circumstances of each individual investment such as the severity of loss, the length of time the fair value has been below cost, the expectation for that security’s performance, the creditworthiness of the issuer and our intent and ability to hold the security. A decline in value that is considered to be other-than-temporary is recorded as a loss within noninterest income in the Consolidated Financial Statements.

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

  Loans and allowance for loan losses: Loans are generally stated at the amount of unpaid principal, reduced by unearned discount and allowance for loan losses

The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. The allowance is increased by provisions charged to operating expense and reduced by net charge-offs. We make continuous credit reviews of the loan portfolio and consider current economic conditions, historical loan loss experience, review of specific problem loans and other potential risk factors in determining the adequacy of the allowance for loan losses. Loans are charged against the allowance for loan losses when we believe that collectibility is unlikely. While we use the best information available to make our evaluation, future adjustments may be necessary if there are significant changes in conditions.

A loan is impaired when, based on current information and events, it is probable that we will be unable to collect all amounts due in accordance with the contractual terms of the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

Generally, after our evaluation, loans are placed on nonaccrual status when principal or interest is greater than 90 days past due based upon the loan's contractual terms. Interest is accrued daily on impaired loans unless the loan is placed on nonaccrual status. Impaired loans are placed on nonaccrual status when the payments of principal and interest are in default for a period of 90 days, unless the loan is both well-secured and in the process of collection. Interest on nonaccrual loans is recognized primarily using the cost-recovery method.

Interest on loans is accrued daily on the outstanding balances.

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

Premises and equipment: Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed primarily by the straight-line method for premises and equipment over the estimated useful lives of the assets. The estimated useful lives employed are on average 30 years for premises and 3 to 10 years for furniture and equipment. Repairs and maintenance expenditures are charged to operating expenses as incurred. Major improvements and additions to premises and equipment, including construction period interest costs, are capitalized. Total interest capitalized during 2003 was approximately $40,000. No interest was capitalized during 2005 or 2004.

Intangible assets: Goodwill and certain other intangible assets with indefinite useful lives are not amortized into net income over an estimated life, but rather are tested at least annually for impairment. Intangible assets determined to have definite useful lives are amortized over their estimated useful lives and also are subject to impairment testing.

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

Advertising: Direct response advertising is recorded as a prepaid asset and amortized to expense generally over a one month period. Our prepaid direct response advertising included in other assets approximated $563,000 and $431,000 December 31, 2005 and 2004, respectively. All other advertising costs are expensed as incurred.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

During 2005, 2004, and 2003 we were party to instruments that qualified for fair-value hedge accounting and other instruments that were held for risk management purposes that did not qualify for hedge accounting.

Variable interest entities: In accordance with FIN 46-R, Consolidation of Variable Interest Entities, business enterprises that represent the primary beneficiary of another entity by retaining a controlling interest in that entity's assets, liabilities and results of operations must consolidate that entity in its financial statements. Prior to the issuance of FIN 46-R, consolidation generally occurred when an enterprise controlled another entity through voting interests. If applicable, transition rules allow the restatement of financial statements or prospective application with a cumulative effect adjustment. We have determined that the provisions of FIN 46-R do not require consolidation of subsidiary trusts which issue guaranteed preferred beneficial interests in subordinated debentures (Trust Preferred Securities). The Trust Preferred Securities continue to qualify as Tier 1 capital for regulatory purposes. The banking regulatory agencies have not issued any guidance which would change the regulatory capital treatment for the Trust Preferred Securities based on the adoption of FIN 46-R. The adoption of the provisions of FIN 46-R has had no material impact on our results of operations, financial condition, or liquidity. See Note 10 of our Notes to Consolidated Financial Statements for a discussion of our subordinated debentures.

Loan commitments: Statement of Financial Accounting Standards No. 149 (“SFAS 149”), Amendment of Statement 133 on Derivative Instruments and Hedging Activities requires that

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

commitments to make mortgage loans should be accounted for as derivatives if the loans are to be held for sale, because the commitment represents a written option and accordingly is recorded at the fair value of the option liability. The adoption of SFAS 149 did not have a material impact on our results of operations, financial position, or liquidity.

Reclassifications: Certain accounts in the consolidated financial statements for 2004 and 2003, as previously presented, have been reclassified to conform to current year classifications.

NOTE 2.  SIGNIFICANT NEW ACCOUNTING PRONOUNCEMENTS

Stock-based compensation: In December 2004, the Financial Accounting Standards Board (FASB) issued revised statement 123, Share-Based Payment (Revised 2004). SFAS
123R establishes accounting requirements for share-based compensation to employees. SFAS 123R eliminates our ability to account for stock-based compensation using APB 25 effective January 1, 2006 for all equity awards granted after the effective date. SFAS 123R requires us to recognize compensation expense based on the estimated number of stock awards expected to actually vest, exclusive of the awards expected to be forfeited. The adoption of this standard is not expected to have a material impact on our financial condition, results of operations, or liquidity.

NOTE 3. SECURITIES

The amortized cost, unrealized gains and losses, and estimated fair values of securities at December 31, 2005 and 2004, are summarized as follows:

	2005
	Amortized	Unrealized		Estimated
	Cost	Gains	Losses	Fair Value
Available for sale
Taxable:
U. S. Government agencies
and corporations	$40,227,124	$33,754	$426,554	$39,834,324
Mortgage-backed securities	117,530,036	150,766	2,884,861	114,795,941
State and political subdivisions	3,741,271	219	-	3,741,490
Corporate debt securities	3,294,123	37,063	2,206	3,328,980
Federal Reserve Bank stock	571,500	-	-	571,500
Federal Home Loan Bank stock	15,761,400	-	-	15,761,400
Other equity securities	150,410	-	-	150,410
Total taxable	181,275,864	221,802	3,313,621	178,184,045
Tax-exempt:
State and political subdivisions	38,529,013	1,191,186	74,709	39,645,490
Other equity securities	5,978,611	-	35,848	5,942,763
Total tax-exempt	44,507,624	1,191,186	110,557	45,588,253
Total	$225,783,488	$1,412,988	$3,424,178	$223,772,298

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	2004
	Amortized	Unrealized		Estimated
	Cost	Gains	Losses	Fair Value
Available for sale
Taxable:
U. S. Government agencies
and corporations	$21,429,728	$154,012	$37,242	$21,546,498
Mortgage-backed securities	118,872,576	513,765	1,029,288	118,357,053
State and political subdivisions	3,745,196	8,954	-	3,754,150
Corporate debt securities	5,000,328	180,939	-	5,181,267
Federal Reserve Bank stock	436,500	-	-	436,500
Federal Home Loan Bank stock	13,843,100	-	-	13,843,100
Other equity securities	175,535	-	-	175,535
Total taxable	163,502,963	857,670	1,066,530	163,294,103
Tax-exempt:
State and political subdivisions	40,475,405	1,508,540	24,043	41,959,902
Other equity securities	7,482,503	-	1,375,004	6,107,499
Total tax-exempt	47,957,908	1,508,540	1,399,047	48,067,401
Total	$211,460,871	$2,366,210	$2,465,577	$211,361,504

We held 155 available for sale securities having an unrealized loss at December 31, 2005. Provided below is a summary of securities available for sale which were in an unrealized loss position at December 31, 2005 and 2004. We have the ability and intent to hold these securities until such time as the value recovers or the securities mature. Further, we believe that the decline in value is attributable to changes in market interest rates and not credit quality of the issuer, as all are rated AA or better, and no additional impairment is warranted at this time.
During 2005, we recognized a $1.5 million pre-tax fourth quarter other-than-temporary non-cash impairment charge, which equals $940,000 on an after-tax basis. This impairment charge relates to $5.7 million of certain preferred stock issuances of the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation which Summit continues to own, and was made primarily due to difficulty in accurately projecting the future recovery period of these securities. Although the securities are still rated as investment grade, we recognized the impairment charge at this time, in accordance with generally accepted accounting principles (“GAAP”).

	2005
	Less than 12 months		12 months or more		Total
	Estimated	Unrealized	Estimated	Unrealized	Estimated	Unrealized
	Fair Value	Loss	Fair Value	Loss	Fair Value	Loss
Taxable:
U. S. Government agencies
and corporations	$25,474,029	$(255,281)	$9,387,858	$(171,276)	$34,861,887	$(426,557)
Mortgage-backed securities	41,326,014	(711,403)	60,441,083	(2,175,663)	101,767,097	(2,887,066)
Tax-exempt:
State and political subdivisions	3,658,564	(41,183)	1,553,065	(33,524)	5,211,629	(74,707)
Other equity securties	-	-	1,702,763	(35,848)	1,702,763	(35,848)
Total temporarily impaired securities	$70,458,607	$(1,007,867)	$73,084,769	$(2,416,311)	$143,543,376	$(3,424,178)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	2004
	Less than 12 months		12 months or more		Total
	Estimated	Unrealized	Estimated	Unrealized	Estimated	Unrealized
	Fair Value	Loss	Fair Value	Loss	Fair Value	Loss
Taxable:
U. S. Government agencies
and corporations	$8,280,339	$(37,242)	$-	$-	$8,280,339	$(37,242)
Mortgage-backed securities	79,186,543	(936,776)	5,717,127	(92,512)	84,903,670	(1,029,288)
Tax-exempt:
State and political subdivisions	2,293,686	(24,043)	-	-	2,293,686	(24,043)
Other equity securties	1,495,376	(4,625)	4,612,123	(1,370,379)	6,107,499	(1,375,004)
Total temporarily impaired securities	$91,255,944	$(1,002,686)	$10,329,250	$(1,462,891)	$101,585,194	$(2,465,577)

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

The proceeds from sales, calls and maturities of securities, including principal payments received on mortgage-backed obligations and the related gross gains and losses realized are as follows:

	Proceeds from			Gross realized
		Calls and	Principal
Years ended December 31,	Sales	Maturities	Payments	Gains	Losses
2005
Securities available for sale	$18,386,828	$9,216,910	$32,085,084	$166,868	$56,856
	$18,386,828	$9,216,910	$32,085,084	$166,868	$56,856
2004
Securities available for sale	$49,689,639	$22,532,825	$35,379,512	$409,644	$376,173
	$49,689,639	$22,532,825	$35,379,512	$409,644	$376,173
2003
Securities available for sale	$12,206,105	$33,368,900	$89,184,506	$334,597	$122,700
	$12,206,105	$33,368,900	$89,184,506	$334,597	$122,700

The maturities, amortized cost and estimated fair values of securities at December 31, 2005, are summarized as follows:

	Amortized	Estimated
	Cost	Fair Value

Due in one year or less	$39,979,270	$39,437,073
Due from one to five years	109,257,627	107,025,823
Due from five to ten years	31,113,195	31,127,631
Due after ten years	22,971,475	23,755,698
Equity securities	22,461,921	22,426,073
Total	$225,783,488	$223,772,298

At December 31, 2005 and 2004, securities with estimated fair values of $92,532,692 and $84,647,104, respectively, were pledged to secure public deposits, and for other purposes required or permitted by law.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. LOANS

Loans are summarized as follows:

	2005	2004
Commercial	$63,205,991	$53,225,840
Commercial real estate	436,802,799	279,631,237
Residential - construction	4,342,926	3,916,361
Residential - mortgage	251,886,228	223,689,617
Consumer	36,863,170	38,947,775
Other	8,597,768	9,604,693
Total loans	801,698,882	609,015,523
Less unearned income	1,780,315	1,214,262
Total loans net of unearned income	799,918,567	607,801,261
Less allowance for loan losses	6,151,730	5,073,286
Loans, net	$793,766,837	$602,727,975

The following presents loan maturities at December 31, 2005.

		After 1
	Within	but within	After
	1Year	5 Years	5 Years
Commercial	$23,946,414	$25,093,783	$14,165,794
Commercial real estate	105,238,584	101,775,730	229,788,485
Residential-construction	2,595,586	-	1,747,340
Residential-mortgage	19,077,998	13,098,842	219,709,388
Consumer	3,721,289	28,022,194	5,119,687
Other	977,489	1,849,029	5,771,250
	$155,557,360	$169,839,578	$476,301,944

Loans due after one year with:
Variable rates	$289,691,943
Fixed rates	356,449,579
$646,141,522

Concentrations of credit risk: We grant commercial, residential and consumer loans to customers primarily located in the Eastern Panhandle and South Central regions of West Virginia, and the Northern region of Virginia. Although we strive to maintain a diverse loan portfolio, exposure to credit losses can be adversely impacted by downturns in local economic and employment conditions. Major employment within our market area is diverse, but primarily includes government, health care, education, poultry and various professional, financial and related service industries. As of December 31, 2005, we had no concentrations of loans to any single industry in excess of 10% of loans.

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

The following presents the activity with respect to related party loans aggregating $60,000 or more to any one related party (other changes represent additions to and changes in director and executive officer status):

	2005	2004
Balance, beginning	$10,803,084	$15,817,042
Additions	10,821,133	1,833,783
Amounts collected	(5,998,721)	(6,695,213)
Other changes, net	104,938	(152,528)
Balance, ending	$15,730,434	$10,803,084

NOTE 5. ALLOWANCE FOR LOAN
LOSSES

An analysis of the allowance for loan losses for the years ended December 31, 2005, 2004 and 2003 is as follows:

	2005	2004	2003

Balance, beginning of year	$5,073,286	$4,680,625	$4,053,131
Losses:
Commercial	35,809	141,815	1,308
Commercial real estate	-	335,777	96,640
Residential - mortgage	204,926	5,199	59,952
Consumer	173,020	208,391	178,305
Other	364,311	285,671	72,539
Total	778,066	976,853	408,744
Recoveries:
Commercial	6,495	18,702	1,805
Commercial real estate	41,228	27,302	2,602
Residential - mortgage	42	9,413	413
Consumer	55,700	109,211	78,515
Other	273,645	154,886	37,903
Total	377,110	319,514	121,238
Net losses	400,956	657,339	287,506
Provision for loan losses	1,479,400	1,050,000	915,000
Balance, end of year	$6,151,730	$5,073,286	$4,680,625

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Our total recorded investment in impaired loans at December 31, 2005 and 2004 approximated $3,797,000 and $2,833,000, respectively. The related allowance associated with impaired loans for 2005 and 2004 was approximately $452,000 and $252,000, respectively. At December 31, 2005 and 2004, impaired loans with an associated allowance approximated $1,298,000 and $592,000, respectively. Approximately $2,499,000 at December 31, 2005 and $2,241,000 at December 31, 2004 of impaired loans had no related allowance. Our average investment in such loans approximated $3,458,000, $2,670,000, and $1,373,000 for the years ended December 31, 2005, 2004, and 2003 respectively. Impaired loans at December 31, 2005 and 2004 included loans that were collateral dependent, for which the fair values of the loans’ collateral were used to measure impairment.

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

For the years ended December 31, 2005, 2004, and 2003, we recognized approximately $181,000, $123,000, and $65,000 in interest income on impaired loans after the date that the loans were deemed to be impaired. Using a cash-basis method of accounting, we would have recognized approximately the same amount of interest income on such loans.

NOTE 6.  PROPERTY HELD FOR SALE

Property held for sale, consisting of foreclosed properties, was $378,000 and $593,000 at December 31, 2005 and December 31, 2004, respectively.

In 2005, we sold a foreclosed property that resulted in a $214,000 pre-tax loss, which is reflected in other income. In 2003 we sold our primary branch facility in Petersburg, West Virginia, which produced a pre-tax gain of $338,000, which is reflected in other income. A new Petersburg facility was constructed during 2004. We also sold our corporate headquarters located in Moorefield, West Virginia and have constructed new corporate headquarters in Moorefield.

NOTE 7. PREMISES AND EQUIPMENT

The major categories of premises and equipment and accumulated depreciation at December 31, 2005 and 2004, are summarized as follows:

	2005	2004

Land	$5,845,211	$3,817,266
Buildings and improvements	16,100,504	15,216,987
Furniture and equipment	10,197,308	9,188,026
	32,143,023	28,222,279
Less accumulated depreciation	9,053,611	7,446,272

Total premises and equipment	$23,089,412	$20,776,007

Depreciation expense for the years ended December 31, 2005, 2004 and 2003 approximated $1,681,000, $1,507,000, and $1,058,000, respectively.

NOTE 8. INTANGIBLE ASSETS

In accordance with SFAS 142, goodwill is subject to impairment testing at least annually to determine whether write-downs of the recorded balances are necessary. A fair value is determined based on at least one of three various market valuation methodologies. If the fair value equals or exceeds the book value, no write-down of recorded goodwill is necessary. If the fair value is less than the book value, an expense may be required on our books to write down the goodwill to the proper carrying value. During the third quarter, we completed the required annual impairment test for 2005 and determined that no impairment write-offs were necessary.

In addition, at December 31, 2005 and December 31, 2004, we had $1,259,642 and $1,410,794 respectively, in unamortized acquired intangible assets consisting entirely of unidentifiable intangible assets recorded in accordance with SFAS 72.

	Goodwill Activity by Operating Segment
	Community	Mortgage	Parent and
	Banking	Banking	Other	Total
Balance, January 1, 2005	$1,488,030	$-	$600,000	$2,088,030
Acquired goodwill, net	-	-	-	-

Balance, December 31, 2005	$1,488,030	$-	$600,000	$2,088,030

	Unidentifiable Intangible Assets
	December 31,	December 31,
	2005	2004
Unidentifiable intangible assets
Gross carrying amount	$2,267,323	$2,267,323
Less: accumulated amortization	1,007,681	856,529
Net carrying amount	$1,259,642	$1,410,794

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

We recorded amortization expense of $151,000 for the year ended December 31, 2005 relative to our unidentifiable intangible assets. Annual amortization is expected to be approximately $151,000 for each of the years ending 2006 through 2009.

NOTE 9. DEPOSITS

The following is a summary of interest bearing deposits by type as of December 31, 2005 and 2004:

	2005	2004
Demand deposits, interest bearing	$200,637,520	$122,355,331
Savings deposits	44,680,540	50,427,556
Certificates of deposit	339,720,153	271,130,829
Individual Retirement Accounts	26,231,095	25,298,430
Total	$611,269,308	$469,212,146

Time certificates of deposit and Individual Retirement Account's (IRA’s) in denominations of $100,000 or more totaled $200,976,319 and $117,179,440 at December 31, 2005 and 2004, respectively. Interest paid on time certificates of deposit and IRA’s in denominations of $100,000 or more was $4,255,899, $3,051,189, and $2,535,703 for the years ended December 31, 2005, 2004 and 2003, respectively.

Included in certificates of deposits are brokered certificates of deposit, which totaled $ 129,176,000 and $53,268,000 at December 31, 2005 and 2004, respectively. Brokered deposits represent certificates of deposit acquired through a third party. The following is a summary of the maturity distribution of certificates of deposit and IRA's in denominations of $100,000 or more as of December 31, 2005:

	Amount	Percent
Three months or less	$23,812,718	11.9%
Three through six months	25,762,339	12.8%
Six through twelve months	52,132,857	25.9%
Over twelve months	99,268,405	49.4%
Total	$200,976,319	100.0%

A summary of the scheduled maturities for all time deposits as of December 31, 2005, follows:

2006	$197,121,696
2007	113,590,224
2008	32,467,450
2009	14,426,322
2010	6,973,245
Thereafter	1,372,311
Total	$365,951,248

At December 31, 2005 and 2004, our deposits of related parties including directors, executive officers, and their related interests approximated $16,605,000 and $17,225,000, respectively.

NOTE 10. BORROWED FUNDS

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

At December 31, 2005, our subsidiary banks had combined additional borrowings availability of $68,657,000 from the FHLB. Short-term FHLB advances are granted for terms of 1 to 365 days and bear interest at a fixed or variable rate set at the time of the funding request.

In addition, Summit Financial Group, Inc. has a long-term line of credit available through an unaffiliated banking institution which is secured by the common stock of one of our subsidiary banks. At December 31, 2005 we had $5,500,000 available to draw on this line.

Short-term borrowings: At December 31,2005, we had $19,700,000 borrowing availability through credit lines and Federal funds purchased agreements. A summary of short-term borrowings is presented below.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	2005
			Federal Funds
	Short-term		Purchased
	FHLB	Repurchase	and Lines
	Advances	Agreements	of Credit
Balance at December 31	$175,510,100	$6,518,013	$-
Average balance outstanding
for the year	130,023,493	8,060,676	888,214
Maximum balance outstanding
at any month end	175,510,100	10,881,188	3,395,500
Weighted average interest
rate for the year	3.54%	2.27%	4.77%
Weighted average interest
rate for balances
outstanding at December 31	4.27%	3.65%	-

	2004
			Federal Funds
	Short-term		Purchased
	FHLB	Repurchase	and Lines
	Advances	Agreements	of Credit
Balance at December 31	$109,798,900	$10,830,314	$-
Average balance outstanding
for the year	59,498,008	9,739,367	1,076,402
Maximum balance outstanding
at any month end	109,798,900	11,098,557	1,173,000
Weighted average interest
rate for the year	1.72%	1.59%	2.11%
Weighted average interest
rate for balances
outstanding at December 31	2.31%	1.85%	-

Federal funds purchased and repurchase agreements mature the next business day. The securities underlying the repurchase agreements are under our control and secure the total outstanding daily balances.

Long-term borrowings: Our long-term borrowings of $150,911,835 and $160,860,182 as of December 31, 2005 and 2004, respectively, consisted primarily of advances from the FHLB. These borrowings bear both fixed and variable interest rates and mature in varying amounts through the year 2016. The average interest rate paid on long-term borrowings during 2005 and 2004 approximated 4.67% and 4.05%, respectively.

Subordinated Debentures: We have three statutory business trusts that were formed for the purpose of issuing mandatorily redeemable securities (the “capital securities”) for which we are obligated to third party investors and investing the proceeds from the sale of the capital securities in our junior subordinated debentures (the “debentures”). The debentures held by the trusts are their sole assets. Our subordinated debentures totaled $19,589,000 at December 31, 2005, and $11,341,000 at December 31, 2004.

In October 2002, we sponsored SFG Capital Trust I, in March 2004, we sponsored SFG Capital Trust II, and in December 2005, we sponsored SFG Capital Trust III, of which 100% of the common equity of each trust is owned by us. SFG Capital Trust I issued $3,500,000 in capital securities and $109,000 in common securities and invested the proceeds in $3,609,000 of debentures. SFG Capital Trust II issued $7,500,000 in capital securities and $232,000 in common securities and invested the proceeds in $7,732,000 of debentures. SFG Capital Trust III issued $8,000,000 in capital securities and $248,000 in common securities and invested the proceeds in $8,248,000 of debentures. Distributions on the capital securities issued by the trusts are payable quarterly at a variable interest rate equal to 3 month LIBOR plus 345 basis points for SFG Capital Trust I, 3 month LIBOR plus 280 basis points for SFG Capital Trust II, and 3 month LIBOR plus 145 basis points for SFG Capital Trust III, and equals the interest rate earned on the debentures held by the trusts, and is recorded as interest expense by us. The capital securities are subject to mandatory redemption in whole or in part, upon repayment of the debentures. We have entered into agreements which, taken collectively, fully and unconditionally guarantee the capital securities subject to the terms of the guarantee. The debentures of SFG Capital Trust I, SFG Capital Trust II, and SFG Capital Trust III are first redeemable by us in November 2007, March 2009, and March 2011, respectively.

  The capital securities held by SFG Capital Trust I, SFG Capital Trust II, and SFG Capital Trust III qualify as Tier 1 capital under Federal Reserve Board guidelines. In accordance with these Guidelines, trust preferred securities generally are limited to 25% of Tier 1 capital elements, net of goodwill. The amount of trust preferred securities and certain other elements in excess of the limit can be included in Tier 2 capital.

A summary of the maturities of all long-term borrowings and subordinated debentures for the next five years and thereafter is as follows:

Year Ending
December 31,	Amount
2006	$21,944,946
2007	18,318,204
2008	16,085,851
2009	2,110,094
2010	62,734,338
Thereafter	49,307,402
Total	$170,500,835

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11. INCOME TAXES

The components of applicable income tax expense (benefit) for the years ended December 31, 2005, 2004 and 2003, are as follows:

	2005	2004	2003
Current
Federal	$5,319,400	$4,650,000	$3,678,325
State	407,100	381,650	201,250
	5,726,500	5,031,650	3,879,575
Deferred
Federal	(945,358)	(424,385)	(572,400)
State	(69,560)	(25,550)	203,750
	(1,014,918)	(449,935)	(368,650)
Total	$4,711,582	$4,581,715	$3,510,925

Reconciliation between the amount of reported income tax expense and the amount computed by multiplying the statutory income tax rates by book pretax income for the years ended December 31, 2005, 2004 and 2003 is as follows:

	2005		2004		2003
	Amount	Percent	Amount	Percent	Amount	Percent
Computed
tax at applicable
statutory rate	$5,424,355	34	$5,164,630	34	$3,984,556	34

Increase (decrease)
in taxes
resulting from:
Tax-exempt interest
and dividends, net	(865,042)	(5)	(899,668)	(6)	(768,393)	(6)

State income
taxes, net of
Federal income
tax benefit	268,686	2	251,889	2	132,825	1
Other, net	(116,417)	(1)	64,864	-	161,937	1
Applicable income taxes	$4,711,582	30	$4,581,715	30	$3,510,925	30

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

The tax effects of temporary differences, which give rise to our deferred tax assets and liabilities as of December 31, 2005 and 2004, are as follows:

	2005	2004
Deferred tax assets
Allowance for loan losses	$2,253,848	$1,861,126
Deferred compensation	685,007	581,593
Other deferred costs and accrued expenses	787,039	552,683
Net unrealized loss on securities and
other financial instruments	1,258,649	125,335
	4,984,543	3,120,737
Deferred tax liabilities
Depreciation	385,137	272,527
Accretion on tax-exempt securities	53,747	40,518
Purchase accounting adjustments
and goodwill	159,054	135,443
Net unrealized gain on securities and
other financial instruments	-	-
	597,938	448,488
Net deferred tax assets (liabilities)	$4,386,605	$2,672,249

NOTE 12. EMPLOYEE BENEFITS

Retirement Plans: We have defined contribution profit-sharing plans with 401(k) provisions covering substantially all employees. Contributions to the plans are at the discretion of the Board of Directors. Contributions made to the plans and charged to expense were $386,893, $277,187, and $276,380 the years ended December 31, 2005, 2004 and 2003, respectively.

Employee Stock Ownership Plan: We have an Employee Stock Ownership Plan (“ESOP”), which enables eligible employees to acquire shares of our common stock. The cost of the ESOP is borne by us through annual contributions to an Employee Stock Ownership Trust in amounts determined by the Board of Directors.

The expense recognized by us is based on cash contributed or committed to be contributed by us to the ESOP during the year. Contributions to the ESOP for the years ended December 31, 2005, 2004 and 2003 were $354,757, $233,813 and $217,120, respectively. Dividends paid by us to the ESOP are reported as a reduction to retained earnings. The ESOP owned 202,489 and 194,408 shares of our common stock at December 31, 2005 and December 31, 2004, respectively, all of which were purchased at the prevailing market price and are considered outstanding for earnings per share computations.

The trustees of the Retirement Plans and ESOP are also members of our Board of Directors.

Supplemental Executive Retirement Plan: In May 1999, Summit Community Bank entered into a non-qualified Supplemental Executive Retirement Plan (“SERP”) with certain senior officers, which provides participating officers with an income benefit payable at retirement age or death. During 2000, Shenandoah Valley National Bank adopted a similar plan and during 2002, Summit Financial Group, Inc. adopted a similar plan. The liabilities accrued for the SERP’s at December 31, 2005 and 2004 were $930,977 and $730,785 respectively, which are included in other liabilities. In addition, we purchased certain life insurance contracts to fund the liabilities arising under these plans. At December 31, 2005 and 2004, the cash surrender value of these insurance contracts was $8,057,631 and $5,326,246, respectively, and is included in other assets in the accompanying consolidated balance sheets.

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

The following pro forma disclosures present for 2005, 2004 and 2003, our reported net income and basic and diluted earnings per share had we recognized compensation expense for our Officer Stock Option Plan based on the grant date fair values of the options (the fair value method described in Statement of Financial Accounting Standards No. 123).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except per share data)	Years Ended December 31,
	2005	2004	2003

Net income:
As reported	$11,242	$10,608	$8,208

Deduct total stock-based
employee compensation
expense determined under
fair value based method
for all awards, net of
related tax effects	(717)	(260)	(42)
Pro forma	$10,525	$10,348	$8,166

Basic earnings per share:
As reported	$1.58	$1.51	$1.17
Pro forma	$1.48	$1.48	$1.17

Diluted earnings per share:
As reported	$1.56	$1.49	$1.16
Pro forma	$1.46	$1.46	$1.16

   For purposes of computing the above pro forma amounts, we estimated the fair value of the options at the date of grant using a Black-Scholes option pricing model using the following weighted-average assumptions for grants in each respective year: risk free interest rates of 4.44% for 2005, 3.60% for 2004, and 3.75% for 2003; dividend yields of 1.25% or 2005, 1.04% for 2004, and 1.21% for 2003; volatility factors of the expected market price of our common stock of 25 for 2005, 20 for 2004, and 22 for 2003; and an expected option life of 8 years for 2005, 2004 and 2003. The weighted-average grant date fair value of options granted during 2005, 2004, and 2003 was $8.07, $7.85, and $5.30, respectively. For purposes of the pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period.

A summary of activity in our Officer Stock Option Plan during 2003, 2004 and 2005 is as follows:

		Weighted-
		Average
		Exercise
	Options	Price
Outstanding, December 31, 2002	165,800	$6.16
Granted	52,000	17.79
Exercised	(10,600)	5.03
Forfeited	-	-
Outstanding, December 31, 2003	207,200	$9.14
Granted	98,400	25.55
Exercised	(21,500)	5.59
Forfeited	-	-
Outstanding, December 31, 2004	284,100	$15.09
Granted	87,500	24.41
Exercised	(9,860)	12.73
Forfeited	-	-
Outstanding, December 31, 2005	361,740	$17.41

Exercisable Options:
December 31, 2005	309,340	$17.99
December 31, 2004	153,300	$12.14
December 31, 2002	98,800	$5.47

Other information regarding options outstanding and exercisable at December 31, 2005 is as follows:

	Options Outstanding			Options Exercisable
			Wted. Avg.
			Remaining
Range of	# of		Contractual	# of
exercise price	shares	WAEP	Life (yrs)	shares	WAEP
$4.63 - $6.00	94,200	$5.30	6.87	87,400	$5.25
6.01 - 10.00	33,640	9.49	10.03	19,240	9.49
10.01 - 17.50	3,600	17.43	8.17	3,600	17.43
17.51 - 20.00	51,800	17.79	10.96	20,600	17.79
20.01 - 25.93	178,500	25.19	9.57	178,500	25.19

	361,740	17.41		309,340	17.99

NOTE 13. COMMITMENTS AND CONTINGENCIES

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

A summary of the total unfunded, or off-balance sheet, credit extension commitments follows:

	December 31,
	2005	2004
Commitments to extend credit:
Revolving home equity and
credit card lines	$28,721,276	$24,530,616
Construction loans	100,523,486	57,482,302
Other loans	37,926,160	30,836,445
Standby letters of credit	11,253,896	6,148,776
Total	$178,424,818	$118,998,139

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

Operating leases: We occupy certain facilities under long-term operating leases. The aggregate minimum annual rental commitments under those leases total approximately $1,068,000 in 2006, $1,019,000 in 2007, $984,000 in 2008, $431,000 in 2009, and $116,000 in 2010. Total net rent expense included in the accompanying consolidated financial statements was $673,000 in 2005, $439,000 in 2004 and $130,000 in 2003.

Litigation: We are involved in various legal actions arising in the ordinary course of business. In the opinion of counsel, the outcome of these matters will not have a significant adverse effect on the consolidated financial statements.

On December 26, 2003, two of our subsidiaries, Summit Financial, LLC and Shenandoah Valley National Bank, and various employees of Summit Financial, LLC were served with a Petition for Temporary Injunction and a Bill of Complaint filed in the Circuit Court of Fairfax County, Virginia by Corinthian Mortgage Corporation.  The filings allege various claims against Summit Financial, LLC and Shenandoah Valley National Bank arising out of the hiring of former employees of Corinthian Mortgage Corporation and the alleged use of trade secrets. The individual defendants have also been sued based on allegations arising out of their former employment relationship with Corinthian Mortgage and their employment with Summit Financial, LLC. Summit Financial, LLC now operates as Summit Mortgage, a division of Shenandoah Valley National Bank.

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

We, after consultation with legal counsel, believe that Corinthian’s claims made in its lawsuit arising out of the hiring of former employees of Corinthian Mortgage Corporation and the alleged use of trade secrets are without foundation and that meritorious defenses exist as to all the claims. We will continue to evaluate the claims in the Corinthian lawsuit and intend to vigorously defend against them. We believe that the lawsuit is without merit and will have no material adverse effect on us. Management, at the present time, is unable to estimate the impact, if any, an adverse decision may have on our results of operations or financial condition.

On January 4, 2006, Mary Forrest, an individual, filed suit in the United States District Court for the Eastern District of Wisconsin, Milwaukee Division, against our subsidiary, Shenandoah Valley National Bank. The plaintiff claims that Shenandoah violated the Federal Fair Credit Reporting Act (“FCRA”) alleging that Shenandoah used information contained in her consumer report, without extending a “firm offer of credit” within the meaning of the FCRA. Plaintiff requests statutory damages. This case is a purported class action. Presently, we do not have final information as to the size of the alleged class. Responsive pleadings have only recently been filed, and discovery will be initiated shortly.  We will continue to evaluate the claim in this lawsuit and intend to vigorously defend against it.  Management, at the present time, is unable to estimate the impact, if any, an adverse decision may have on our results of our operations or financial condition.

Employment Agreements:  We have various employment agreements with our chief executive officer and certain other executive officers. These agreements contain change in control provisions that would entitle the officers to receive compensation in the event there is a change in control in the Company (as defined) and a termination of their employment without cause (as defined).

NOTE 14. ISSUANCE OF PREFERRED STOCK

On April 23, 2004, the Board of Directors approved an amendment to our Articles of Incorporation establishing the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Rockingham National Bank Series Convertible Preferred Stock (“Preferred Stock”) and authorizing up to 40,000 shares of its issuance. On May 17, 2004, we completed the sale of 33,400 shares of Preferred Stock in a private placement. The Preferred Stock was sold to potential investors that we believed would be beneficial to the development and support of the Rockingham National Bank, a division of Summit’s subsidiary, Shenandoah Valley National Bank, and to the outside directors of Shenandoah Valley National Bank. The offering price for each share of the Preferred Stock was the mean of the closing prices of Summit’s common stock reported on the last five (5) business days on which the stock traded prior to and inclusive of May 10, 2004, which was $35.28 per share, and aggregate offering proceeds were $1,158,471, net of related issuance costs. The holders of this Preferred Stock did not receive dividends. The shares of Preferred Stock converted automatically into 76,820 shares of our common stock on May 15, 2005. The conversion was effected for the December 2004 two-for-one stock split, and was based on the total loans and deposits of the Rockingham National Bank division of Shenandoah Valley National Bank on May 15, 2005.

NOTE 15. REGULATORY MATTERS

The primary source of funds for our dividends paid to our shareholders is dividends received from our subsidiary banks. Dividends paid by the subsidiary banks are subject to restrictions by banking regulations. The most restrictive provision requires approval by their regulatory agencies if dividends declared in any year exceed the year’s net income, as defined, plus the net retained profits of the two preceding years. During 2006, our subsidiaries have $18,962,000 plus net income for the interim periods through the date of declaration, available for dividends for distribution to us.

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

Quantitative measures established by regulation to ensure capital adequacy require us and each of our subsidiaries to maintain minimum amounts and ratios of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). We believe, as of December 31, 2005, that we and each of our subsidiaries met all capital adequacy requirements to which we were subject.

The most recent notifications from the banking regulatory agencies categorized us and each of our subsidiary banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, we and each of our subsidiaries must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below.

Our subsidiary banks are required to maintain noninterest bearing reserve balances with the Federal Reserve Bank. The required reserve balance was $13,635,000 at December 31, 2005.

Summit’s and its subsidiary banks’, Summit Community Bank (“SCB”) and Shenandoah Valley National Bank’s (“SVNB”) actual capital amounts and ratios are also presented in the following table (dollar amounts in thousands).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands)					To be Well Capitalized
			Minimum Required		under Prompt Corrective
	Actual		Regulatory Capital		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2005
Total Capital (to risk weighted assets)
Summit	$96,837	11.4%	$68,010	8.0%	$85,013	10.0%
Summit Community	54,550	10.4%	41,792	8.0%	52,240	10.0%
Shenandoah	35,834	11.2%	25,589	8.0%	31,986	10.0%
Tier 1 Capital (to risk weighted assets)
Summit	90,686	10.7%	34,005	4.0%	51,008	6.0%
Summit Community	50,490	9.7%	20,896	4.0%	31,344	6.0%
Shenandoah	33,743	10.5%	12,794	4.0%	19,191	6.0%
Tier 1 Capital (to average assets)
Summit	90,686	8.6%	31,764	3.0%	52,940	5.0%
Summit Community	50,490	7.5%	20,251	3.0%	33,752	5.0%
Shenandoah	33,743	9.0%	11,199	3.0%	18,664	5.0%

As of December 31, 2004
Total Capital (to risk weighted assets)
Summit	$77,301	11.9%	51,863	8.0%	64,829	10.0%
Summit Community	45,672	10.8%	33,817	8.0%	42,271	10.0%
Shenandoah	23,253	10.7%	17,440	8.0%	21,800	10.0%
Tier 1 Capital (to risk weighted assets)
Summit	72,228	11.1%	25,932	4.0%	38,897	6.0%
Summit Community	42,165	10.0%	16,908	4.0%	25,363	6.0%
Shenandoah	21,687	9.9%	8,720	4.0%	13,080	6.0%
Tier 1 Capital (to average assets)
Summit	72,228	8.3%	26,256	3.0%	43,761	5.0%
Summit Community	42,165	7.1%	17,739	3.0%	29,565	5.0%
Shenandoah	21,687	8.0%	8,128	3.0%	13,546	5.0%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16. SEGMENT INFORMATION

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

Intersegment revenue and expense consists of management fees allocated to the banks, Summit Mortgage and Summit Insurance Services, LLC for all centralized functions that are performed at the parent location including data processing, bookkeeping, accounting, treasury management, loan administration, loan review, compliance, risk management and internal auditing. We also provide overall direction in the areas of credit policy and administration, strategic planning, marketing, investment portfolio management and other financial and administrative services. Also included is intercompany interest expense on the Summit Mortgage warehouse line of credit with SVNB. Information for each of our segments is included below:

	December 31, 2005
	Community	Mortgage	Insurance
	Banking	Banking	Services	Parent	Eliminations	Total

Net interest income	$31,000,104	$658,442	$-	$(852,903)	$-	$30,805,643
Provision for loan losses	1,295,000	184,400	-	-	-	1,479,400
Net interest income after provision for loan losses	29,705,104	474,042	-	(852,903)	-	29,326,243
Other income	1,861,713	26,370,978	620,755	4,885,636	(4,864,878)	28,874,204
Other expenses	17,643,904	23,207,664	591,561	5,668,210	(4,864,878)	42,246,461
Income (loss) before income taxes	13,922,913	3,637,356	29,194	(1,635,477)	-	15,953,986
Income tax expense (benefit)	4,132,750	1,262,237	10,845	(694,250)	-	4,711,582
Net income	$9,790,163	$2,375,119	$18,349	$(941,227)	$-	$11,242,404
Intersegment revenue (expense)	$(3,490,719)	$(1,342,659)	$(31,500)	$4,864,878	$-	$-
Average assets (in thousands)	$958,210	$22,613	$967	$83,466	$(96,288)	$968,968

	December 31, 2004
	Community	Mortgage	Insurance	Parent
	Banking	Banking	Services	and Other	Eliminations	Total

Net interest income	$27,570,920	$696,135	$-	$(490,031)	$-	$27,777,024
Provision for loan losses	1,050,000	-	-	-	-	1,050,000
Net interest income after provision for loan losses	26,520,920	696,135	-	(490,031)	-	26,727,024
Other income	2,862,390	24,087,294	312,219	3,903,104	(3,912,870)	27,252,137
Other expenses	15,522,907	22,045,525	321,362	4,812,149	(3,912,870)	38,789,073
Income (loss) before income taxes	13,860,403	2,737,904	(9,143)	(1,399,076)	-	15,190,088
Income tax expense (benefit)	4,188,450	944,000	(2,935)	(547,800)	-	4,581,715
Net income	$9,671,953	$1,793,904	$(6,208)	$(851,276)	$-	$10,608,373
Intersegment revenue (expense)	$(3,063,304)	$(827,066)	$(22,500)	$3,912,870	$-	$-
Average assets (in thousands)	$817,414	$16,701	$821	$73,280	$(67,333)	$840,883

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	December 31, 2003
	Community	Mortgage
	Banking	Banking	Parent	Eliminations	Total

Net interest income	$23,848,159	$69,097	$(223,676)	$-	$23,693,580
Provision for loan losses	915,000	-	-	-	915,000
Net interest income after provision for loan losses	22,933,159	69,097	(223,676)	-	22,778,580
Other income	2,706,245	3,137,702	3,291,622	(3,311,180)	5,824,389
Other expenses	13,443,687	3,060,882	3,690,299	(3,311,180)	16,883,688
Income (loss) before income taxes	12,195,717	145,917	(622,353)	-	11,719,281
Income tax expense (benefit)	3,655,277	49,798	(194,150)	-	3,510,925
Net income	$8,540,440	$96,119	$(428,203)	$-	$8,208,356
Intersegment revenue (expense)	$(3,225,159)	$(86,021)	$3,311,180	$-	$-
Average assets (in thousands)	$717,565	$4,081	$60,164	$(59,066)	$722,744

NOTE 17. EARNINGS PER SHARE

The computations of basic and diluted earnings per share follow:

	For the Year Ended December 31,
	2005	2004	2003
Numerator:
Net Income	$11,242,404	$10,608,373	$8,208,356

Denominator
Denominator for basic earnings
per share-weighted average
common shares outstanding	7,093,402	7,025,118	7,010,007

Effect of dilutive securities:
Convertible preferred stock	28,202	23,607	-
Stock options	85,234	73,036	63,280
	113,436	96,643	63,280
Denominator for diluted earnings
per share-weighted average
common shares outstanding and
assumed conversions	7,206,838	7,121,761	7,073,287

Basic earnings per share	$1.58	$1.51	$1.17

Diluted earnings per share	$1.56	$1.49	$1.16

        Stock option grants are disregarded in this calculation if they are determined to be anti-dilutive. At December 31, 2005, all stock options were dilutive. At December 31, 2004 and 2003, our anti-dilutive stock options totaled 94,000 shares, and 52,000 shares, respectively

NOTE 18. DERIVATIVE FINANCIAL INSTRUMENTS

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

therefore there is no ineffectiveness reflected in earnings. The net of the amounts earned on the fixed rate leg of the swaps and amounts due on the variable rate leg of the swaps are reflected in interest expense.

Other derivative activities: We also have other derivative financial instruments which do not qualify as SFAS 133 hedge relationships.

We have issued certain certificates of deposit which pay a return based upon changes in the S&P 500 equity index. Under SFAS 133, the equity index feature of these deposits is deemed to be an embedded derivative accounted for separately from the deposit. To hedge the returns paid to the depositors, we have entered into an equity swap indexed to the S&P 500. Both the embedded derivative and the equity swap are accounted for as other derivative instruments. Gains and losses on both the embedded derivative and the swap are included in other noninterest income on the consolidated statement of income.

We have also entered into receive-fixed interest rate swaps with certain customers (“Customer Swaps”) who have a variable rate commercial real estate loan, but desire a long-term fixed interest rate. The notional amount of each Customer Swap equals the principal balance of the customer’s related commercial real estate loan. Further, under the terms of each Customer Swap, the variable rate payment we pay the customer equals the interest payment the customer pays us under the terms of their commercial real estate loan. Accordingly, the customer’s fixed rate payment under the Customer Swap represents the customer’s effective borrowing cost. In addition, to hedge the long-term interest rate risk associated with these transactions, we have entered into receive-variable interest rate swaps with an unrelated counterparty (“Counterparty Swap”) in notional amounts equaling the notional amounts of each related Customer Swap. The amounts we pay to the unrelated counterparty under the fixed rate leg of each Counterparty Swap equals the amount we receive from each customer under the fixed rate leg of their Customer Swap. Gains and losses associated with both the Customer Swaps and Counterparty Swaps are included in other noninterest income on the consolidated statement of income.

A summary of our derivative financial instruments by type of activity follows:

	December 31, 2005
				Net
		Derivative		Ineffective
	Notional	Fair Value		Hedge Gains
	Amount	Asset	Liability	(Losses)
FAIR VALUE HEDGES
Receive-fixed interest
rate swaps
FHLB advances	$40,000,000	$-	$1,941,645	$-
Brokered deposits	15,000,000	-	104,635	-
	55,000,000	-	2,046,280	-

December 31, 2004
Net
		Derivative		Ineffective
	Notional	Fair Value		Hedge Gains
	Amount	Asset	Liability	(Losses)
FAIR VALUE HEDGES
Receive-fixed interest
rate swaps
FHLB advances	$46,000,000	$-	$809,120	$-

	December 31, 2005
		Derivative		Net
	Notional			Gains
	Amount	Asset	Liability	(Losses)

OTHER DERIVATIVE INSTRUMENTS
Equity index
linked certificates
of deposit	$1,354,630	$87,426	$-	$(11,264)
Equity index swap	1,354,630	-	150,131	4,909
Receive-fixed interest
rate swaps	7,792,100	-	17,728	(17,728)
Receive-variable
interest rate swaps	7,792,100	144,572	-	144,572

	$18,293,460	$231,998	$167,859	$120,489

	December 31, 2004
		Derivative		Net
	Notional			Gains
	Amount	Asset	Liability	(Losses)

OTHER DERIVATIVE INSTRUMENTS
Equity index
linked certificates
of deposit	$1,354,630	$23,653	$-	$(33,290)
Equity index swap	1,354,630	-	138,867	28,100
	$2,709,260	$23,653	$138,867	$(5,190)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

Deposits: The estimated fair values of demand deposits (i.e. non-interest bearing checking, NOW, money market and savings accounts) and other variable rate deposits approximate their carrying values. Fair values of fixed maturity deposits are estimated using a discounted cash flow methodology at rates currently offered for deposits with similar remaining maturities. Any intangible value of long-term relationships with depositors is not considered in estimating the fair values disclosed.

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

The carrying values and estimated fair values of our financial instruments are summarized below:

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	2005		2004
		Estimated		Estimated
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value
Financial assets:
Cash and due from banks	$22,535,761	$22,535,761	$19,416,219	$19,416,219
Interest bearing deposits,
other banks	1,536,506	1,536,506	2,338,698	2,338,698
Federal funds sold	3,650,000	3,650,000	48,000	48,000
Securities available for sale	223,772,298	223,772,298	211,361,504	211,361,504
Loans held for sale, net	16,584,990	16,584,990	14,273,916	14,273,916
Loans, net	793,766,837	785,575,694	602,727,975	600,648,677
Accrued interest receivable	4,835,763	4,835,763	3,651,907	3,651,907
Derivative financial assets	231,998	231,998	23,653	23,653
	$1,066,914,153	$1,058,723,010	$853,841,872	$851,762,574
Financial liabilities:
Deposits	$673,900,718	$675,526,380	$524,613,698	$525,367,208
Short-term borrowings	182,028,113	182,028,113	120,629,214	120,629,214
Long-term borrowings and
subordinated debentures	170,500,835	172,769,867	172,201,182	179,418,281
Accrued interest payable	2,904,801	2,904,801	1,927,158	1,927,158
Derivative financial liabilities	2,214,139	2,214,139	947,987	947,987
	$1,031,548,606	$1,035,443,300	$820,319,239	$828,289,848

NOTE 20. CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY
Our investment in our wholly-owned subsidiaries is presented on the equity method of accounting. Information relative to our balance sheets at December 31, 2005 and 2004, and the related statements of income and cash flows for the years ended December 31, 2005, 2004 and 2003, are presented as follows:

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Balance Sheets	December 31,
	2005	2004
Assets
Cash and due from banks	$373,693	$410,282
Investment in subsidiaries, eliminated in consolidation	86,662,381	68,966,924
Securities available for sale	150,409	175,534
Premises and equipment	6,581,084	6,804,384
Accrued interest receivable	4,682	2,388
Other assets	1,711,542	1,387,502
Total assets	$95,483,791	$77,747,014

Liabilities and Shareholders' Equity
Long-term borrowings	$1,000,000	$-
Subordinated debentures owed to
unconsolidated subsidiary trusts	19,589,000	11,341,000
Other liabilities	1,091,566	697,993
Total liabilities	21,680,566	12,038,993

Preferred stock and related surplus, $1.00 par value, authorized
250,000 shares; 2004 - 33,400 shares issued	-	1,158,471
Common stock and related surplus, $2.50 par value, authorized
20,000,000 shares; issued 2005 - 7,126,220 shares;
2004 - 7,155,420 shares	18,856,774	18,123,492
Retained earnings	56,214,807	47,108,898
Less cost of shares acquired for the treasury -
2004 - 115,880 shares	-	(627,659)
Accumulated other comprehensive income	(1,268,356)	(55,181)
Total shareholders' equity	73,803,225	65,708,021

Total liabilities and shareholders' equity	$95,483,791	$77,747,014

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Statements of Income	For the Year Ended December 31,
	2005	2004	2003
Income
Dividends from bank subsidiaries	$2,800,000	$2,500,000	$2,800,000
Other dividends and interest income	26,966	16,489	8,060
Gain (loss) on sale of assets	20,758	(9,766)	-
Management and service fees from bank subsidiaries	4,864,878	3,912,870	3,311,180
Total income	7,712,602	6,419,593	6,119,240
Expense
Interest expense	879,870	506,519	231,736
Operating expenses	5,668,209	4,812,149	3,709,857
Total expenses	6,548,079	5,318,668	3,941,593
Income before income taxes and equity in
undistributed income of bank subsidiaries	1,164,523	1,100,925	2,177,647
Income tax (benefit)	(694,250)	(547,800)	(194,150)
Income before equity in undistributed income
of bank subsidiaries	1,858,773	1,648,725	2,371,797
Equity in (distributed) undistributed
income of bank subsidiaries	9,383,631	8,959,648	5,836,559
Net income	$11,242,404	$10,608,373	$8,208,356

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Statements of Cash Flows	For the Year Ended December 31,
	2005	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$11,242,404	$10,608,373	$8,208,356
Adjustments to reconcile net earnings to
net cash provided by operating activities:
Equity in (undistributed) distributed net income of
bank subsidiaries	(9,383,631)	(8,959,648)	(5,836,559)
Deferred tax expense (benefit)	(43,750)	10,200	219,850
Depreciation	593,597	565,672	344,546
Securities (gains)losses	(20,625)	-	-
Loss on disposal of premises and equipment	-	9,766	-
Tax benefit of exercise of stock options	77,000	141,000	-
(Increase) decrease in other assets	(78,333)	(199,724)	138,841
Increase (decrease) in other liabilities	437,322	376,607	120,210
Net cash provided by operating activities	2,823,984	2,552,246	3,195,244

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in subsidiaries	(9,525,000)	(3,150,000)	(2,100,000)
Proceeds sales of available for sale securities	45,750	-	-
Purchase of available for sale securities	-	-	(87,186)
Proceeds from sales of premises and equipment	-	-	1,000,000
Purchases of premises and equipment	(370,297)	(1,219,361)	(5,325,450)
Net cash (used in) investing activities	(9,849,547)	(4,369,361)	(6,512,636)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends paid to shareholders	(2,136,495)	(1,827,526)	(1,507,939)
Exercise of stock options	125,469	120,237	53,265
Purchase of treasury stock	-	-	(7,948)
Proceeds from long-term borrowings	4,000,000	125,000	4,720,000
Repayment of long-term borrowings	(3,000,000)	(4,845,000)	-
Net proceeds from issuance of trust preferred securities	8,000,000	7,406,250	-
Net proceeds from issuance of preferred stock	-	1,158,471	-
Net cash provided by (used in)
financing activities	6,988,974	2,137,432	3,257,378
Increase (decrease) in cash	(36,589)	320,317	(60,014)
Cash:
Beginning	410,282	89,965	149,979
Ending	$373,693	$410,282	$89,965

SUPPLEMENTAL DISCLOSURES OF CASH
FLOW INFORMATION
Cash payments for:
Interest	$824,201	$476,449	$223,228

SUPPLEMENTAL SCHEDULE OF NONCASH
INVESTING AND FINANCING ACTIVITIES
Noncash investment in unconsolidated subsidiary trust	$248,000	$232,000	$-