Form 10-K, Exhibit 13
period 2006-12-31
SUMMIT FINANCIAL GROUP INC
filed 2007-03-13
CIK 811808

FINANCIAL INFORMATION 2006

CONTENTS

SELECTED FINANCIAL DATA	2

MANAGEMENT’S DISCUSSION AND ANALYSIS	3

Forward Looking Statements	3
Description of Business	3
Overview	3
Critical Accounting Policies	4
Results of Operations	4
Changes in Financial Position	9
Asset Quality	11
Liquidity and Capital Resources	14
Contractual Cash Obligations	15
Off-Balance Sheet Arrangements	15
Market Risk Management	16

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING
FIRM ON EFFECTIVENESS OF INTERNAL CONTROL OVER
FINANCIAL REPORTING	17

REPORT OF MANAGEMENT’S ASSESSMENT OF INTERNAL
CONTROL OVER FINANCIAL REPORTING	18

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING
FIRM ON CONSOLIDATED FINANCIAL STATEMENTS	19

CONSOLIDATED FINANCIAL STATEMENTS	20

Consolidated Balance Sheets	20
Consolidated Statements of Income	21
Consolidated Statements of Shareholders’ Equity	22
Consolidated Statements of Cash Flows	23-24
Notes to Consolidated Financial Statements	25-54

SELECTED FINANCIAL DATA

	For the Year Ended
	(unless otherwise noted)
Dollars in thousands, except per share amounts	2006	2005	2004	2003	2002

Summary of Operations
Interest income	$80,278	$56,653	$45,041	$41,154	$40,689
Interest expense	44,982	26,506	17,960	17,530	18,842
Net interest income	35,296	30,147	27,081	23,624	21,847
Provision for loan losses	1,845	1,295	1,050	915	1,215
Net interest income after provision
for loan losses	33,451	28,852	26,031	22,709	20,632
Noninterest income	4,253	2,503	3,165	3,272	1,945
Noninterest expense	21,610	19,263	16,919	14,218	12,607
Income before income taxes	16,094	12,092	12,277	11,763	9,970
Income tax expense	5,024	3,373	3,578	3,526	2,732
Income from continuing operations	11,070	8,719	8,699	8,237	7,238
Discontinued operations
Exit costs and impairment of long-lived assets	(2,480)	-	-	-	-
Operating income (loss)	(1,750)	3,862	2,913	(44)	-
Income (loss) from discontinued operations before tax	(4,230)	3,862	2,913	(44)	-
Income tax expense (benefit)	(1,427)	1,339	1,004	(15)	-
Income (loss) from discontinued operations	(2,803)	2,523	1,909	(29)	-
Net income	$8,267	$11,242	$10,608	$8,208	$7,238

Balance Sheet Data (at year end)
Assets	$1,234,831	$1,109,532	$889,489	$791,465	$671,894
Securities	247,874	223,772	211,362	235,409	212,598
Loans	916,045	793,452	602,728	498,340	419,205
Deposits	888,688	673,887	524,596	511,801	458,648
Short-term borrowings	60,428	182,028	120,629	49,714	20,191
Long-term borrowings and subordinated debentures	193,881	170,501	172,201	168,255	137,396
Shareholders' equity	79,875	73,803	65,708	57,188	52,080

Per Share Data
Earnings per share from continuing operations
Basic earnings	$1.55	$1.23	$1.24	$1.17	$1.03
Diluted earnings	1.54	1.21	1.22	1.16	1.03
Earnings per share from discontinued operations
Basic earnings	(0.39)	0.35	0.27	-	-
Diluted earnings	(0.39)	0.35	0.27	-	-
Earnings per share
Basic earnings	1.16	1.58	1.51	1.17	1.03
Diluted earnings	1.15	1.56	1.49	1.16	1.03
Shareholders' equity (at year end)	11.27	10.36	9.33	8.15	7.43
Cash dividends	0.32	0.30	0.26	0.215	0.1875

Performance Ratios
Return on average equity	10.46%	15.87%	17.21%	15.03%	15.15%
Return on average assets	0.70%	1.16%	1.26%	1.14%	1.15%
Dividend payout	27.5%	19.0%	17.2%	18.4%	18.2%
Equity to assets	6.5%	6.7%	7.4%	7.2%	7.8%

MANAGEMENT’S DISCUSSION AND ANALYSIS

FORWARD LOOKING STATEMENTS

This annual report contains comments or information that constitute forward looking statements (within the meaning of the Private Securities Litigation Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Words such as “expects”, “anticipates”, “believes”, “estimates” and other similar expressions or future or conditional verbs such as “will”, “should”, “would” and “could” are intended to identify such forward-looking statements.

Although we believe the expectations reflected in such forward looking statements are reasonable, actual results may differ materially. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking laws and regulations; changes in tax laws; the impact of technological advances; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; and changes in the national and local economy.

DESCRIPTION OF BUSINESS

We are a $1.2 billion community-based financial services company providing a full range of banking and other financial services to individuals and businesses through our two community banks, Summit Community Bank and Shenandoah Valley National Bank, having a combined total of 15 banking offices located in West Virginia and Virginia. We continue to seek other business opportunities which earn non-interest income. Thus, we also operate an insurance agency in Moorefield, West Virginia, Summit Insurance Services, LLC, which offers both commercial and personal lines of insurance. Summit Financial Group, Inc. employs approximately 225 full time equivalent employees.

Prior to December 31, 2006, our business was conducted through two primary segments, community banking and mortgage banking.  During fourth quarter 2006, we discontinued substantially all activities of Summit Mortgage, our mortgage banking segment, due to its poor operating results and the continuing uncertainty for performance improvement, principally the result of reduced response rates to our direct mail marketing programs.  We believe that these reduced response rates resulted from additional competitive pressures as other larger mortgage originators entered Summit Mortgage's traditional market  for residential second mortgage debt consolidation loans.   Accordingly, all results of operations related to the mortgage banking segment have been reclassified, and are now reflected as discontinued operations.  Refer to Note 3 of the accompanying consolidated financial statements for information related to discontinued operations.

OVERVIEW

Our primary source of income is net interest income from loans and deposits. Business volumes tend to be influenced by the overall economic factors including market interest rates, business spending, and consumer confidence, as well as competitive conditions within the marketplace.

Key Items in 2006

•	We achieved record earnings from continuing operations in 2006. Income from continuing operations totaled $11,070,000, or $1.54 per diluted share, an increase of 27.3%.

•
We exited the mortgage banking business in the fourth quarter. Accordingly, we recognized before tax exit costs of $2,480,000 and a pre-tax operating loss of $1,750,000 for 2006, both of which are included in discontinued operations.

•	Our earnings allowed us to distribute $2.3 million, or $0.32 per share, to our shareholders in 2006 in the form of cash dividends.

•
Our net interest margin continued to experience pressure, dropping to 3.32% for 2006, compared to 3.51% for 2005, primarily due to competitive forces. This resulted in deposit rates being higher and lower yields on loans.

•	We funded our 2006 balance sheet growth through both retail deposits, which grew 13%, and wholesale deposits and other funding sources, which increased a combined 11%.

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

Goodwill is subject to impairment testing at least annually to determine whether write-downs of the recorded balances are necessary. A fair value is determined based on at least one of three various market valuation methodologies. If the fair value equals or exceeds the book value, no write-down of recorded goodwill is necessary. If the fair value is less than the book value, an expense may be required on our books to write down the goodwill to the proper carrying value. During the third quarter of 2006, we completed the required annual impairment test and determined that no impairment write-offs were necessary. We can not assure you that future goodwill impairment tests will not result in a charge to earnings.

See Notes 1 and 9 of the accompanying consolidated financial statements for further discussion of our intangible assets, which include goodwill.

RESULTS OF OPERATIONS

Earnings Summary

Income from continuing operations for the three years ended December 31, 2006, 2005 and 2004, was $11,070,000, $8,719,000 and $8,699,000, respectively. On a per share basis, diluted income from continuing operations was $1.54 in 2006, compared to $1.21 in 2005 and $1.22 in 2004. Consolidated net income, which includes the results of discontinued operations, for the three years ended December 31, 2006, 2005 and 2004 was $8,267,000, $11,242,000, and $10,608,000, respectively. On a per share basis, diluted net income was $1.15 in 2006, compared to $1.56 in 2005, and $1.49 in 2004. Consolidated return on average equity was 10.46% in 2006 compared to 15.87% in 2005 and 17.21% in 2004. Consolidated return on average assets for the year ended December 31, 2006 was 0.70% compared to 1.16% in 2005 and 1.26% in 2004. Included in 2005’s income from continuing operations is an other-than-temporary non-cash impairment charge of $1.5 million pre-tax, equivalent to $940,000 after-tax, related to $5.7 million of certain preferred stock issuances of the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation. A summary of the significant factors influencing our results of operations and related ratios is included in the following discussion.

MANAGEMENT’S DISCUSSION AND ANALYSIS

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

Consolidated net interest income on a fully tax equivalent basis, consolidated average balance sheet amounts, and corresponding average yields on interest earning assets and costs of interest bearing liabilities for the years 2006, 2005 and 2004 are presented in Table I. Table II presents, for the periods indicated, the changes in consolidated interest income and expense attributable to (a) changes in volume (changes in volume multiplied by prior period rate) and (b) changes in rate (change in rate multiplied by prior period volume). Changes in interest income and expense attributable to both rate and volume have been allocated between the factors in proportion to the relationship of the absolute dollar amounts of the change in each. Tables I and II are presented on a consolidated basis. The results would not vary significantly if presented on a continuing operations basis.

Consolidated net interest income on a fully tax equivalent basis, totaled $37,267,000, $32,076,000 and $29,096,000 for the years ended December 31, 2006, 2005 and 2004, respectively, representing a 16.18% increase in 2006 and 10.24% in 2005. These increases in net interest income are the result of substantial loan growth in the commercial real estate and residential mortgage portfolios in all three years, which more than offset the impact of higher funding costs. Total average earning assets increased 22.6% to $1,121,089,000 from $914,682,000 at December 31, 2005. Total average interest bearing liabilities increased 23.5% to $1,024,031,000 at December 31, 2006, compared to $829,347,000 at December 31, 2005. As identified in Table II, consolidated tax equivalent net interest income grew $5,191,000 and $2,980,000 during 2006 and 2005, respectively.

Our consolidated net interest margin was 3.32% for 2006 compared to 3.51% and 3.66% for 2005 and 2004, respectively. Our consolidated net interest margin decreased 19 basis points in 2006, despite an increase of 94 basis points on the yields on interest earning assets, which was more than offset by the 119 basis point increase in the cost of interest bearing liabilities. Our margin continues to be affected by our rapid loan growth in an extremely competitive environment. The current competitive pressures are causing loan rates to be lower. Also, our loan growth is at a faster pace than we have been able to grow lower cost retail funds, causing us to rely more on higher cost, non-retail deposit funding vehicles. The current competitive and market conditions are also causing deposit rates to be higher. If loan growth continues at levels similar to 2006, this could cause continued margin contraction. Our net interest margin decreased 15 basis points in 2005, as our 48 basis points increase in yield on interest earning assets was more than offset by the 70 basis points increase in our cost of interest bearing liabilities. See Tables I and II for further details regarding changes in volumes and rates of average assets and liabilities and how those changes affect our consolidated net interest income.

We anticipate modest growth in our net interest income to continue over the near term as the growth in the volume of interest earning assets will more than offset the expected continued downward pressure on our net interest margin. However, if market interest rates were to rise significantly in 2007, the spread between interest earning assets and interest bearing liabilities could narrow, thus negatively impacting our net interest income. We continue to monitor the net interest margin through net interest income simulation to minimize the potential for any significant negative impact. See the Market Risk Management section for further discussion of the impact changes in market interest rates could have on us.

MANAGEMENT’S DISCUSSION AND ANALYSIS

TABLE I - AVERAGE DISTRIBUTION OF CONSOLIDATED ASSETS, LIABILITIES AND SHAREHOLDERS' EQUITY,
INTEREST EARNINGS & EXPENSES, AND AVERAGE YIELDS/RATES
Dollars in thousands
	2006			2005				2004
	Average	Earnings/	Yield/	Average	Earnings/	Yield/	Average	Earnings/	Yield/
	Balances	Expense	Rate	Balances	Expense	Rate	Balances	Expense	Rate
ASSETS
Interest earning assets
Loans, net of unearned interest (1)
Taxable	$872,017	$68,915	7.90%	$691,041	$47,582	6.89%	$567,066	$35,769	6.31%
Tax-exempt (2)	8,428	642	7.62%	8,688	635	7.31%	8,818	662	7.51%
Securities
Taxable	193,046	9,403	4.87%	164,611	7,076	4.30%	166,882	7,195	4.31%
Tax-exempt (2)	46,382	3,227	6.96%	47,563	3,180	6.69%	48,356	3,303	6.83%
Federal Funds sold and interest
bearing deposits with other banks	1,216	62	5.10%	2,779	109	3.92%	3,489	127	3.64%
	$1,121,089	$82,249	7.34%	$914,682	$58,582	6.40%	$794,611	$47,056	5.92%
Noninterest earning assets
Cash and due from banks	13,417			17,583			14,367
Banks premises and equipment	23,496			21,234			19,998
Other assets	26,422			21,121			16,879
Allowance for loan losses	(6,849)			(5,652)			(4,972)
Total assets	$1,177,575			$968,968			$840,883

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Interest bearing liabilities
Interest bearing demand deposits	$215,642	$7,476	3.47%	$151,271	$3,120	2.06%	$120,066	$1,183	0.99%
Savings deposits	42,332	554	1.31%	47,745	312	0.65%	49,806	242	0.49%
Time deposits	458,864	20,282	4.42%	319,377	9,970	3.12%	306,850	8,285	2.70%
Short-term borrowings	130,771	6,612	5.06%	138,694	4,824	3.48%	70,318	1,204	1.71%
Long-term borrowings and
subordinated debentures	176,422	10,058	5.70%	172,260	8,280	4.81%	172,580	7,046	4.08%
	$1,024,031	$44,982	4.39%	$829,347	$26,506	3.20%	$719,620	$17,960	2.50%
Noninterest bearing liabilities
Demand deposits	64,380			61,543			54,212
Other liabilities	10,106			7,258			5,416
Total liabilities	1,098,517			898,148			779,248
Shareholders' equity	79,058			70,820			61,635
Total liabilities and
shareholders' equity	$1,177,575			$968,968			$840,883
NET INTEREST EARNINGS		$37,267			$32,076			$29,096
NET INTEREST MARGIN			3.32%			3.51%			3.66%

(1) For purposes of this table, nonaccrual loans are included in average loan balances. Included in interest and fees on loans are loan fees of $636,000,
$469,000 and $421,000 for the years ended December 31, 2006, 2005 and 2004 respectively.

(2) For purposes of this table, interest income on tax-exempt securities and loans has been adjusted assuming an effective combined Federal and state tax rate of 34% for all years presented. The tax equivalent adjustment results in an increase in interest income of $1,286,000, $1,271,000 and $1,319,000 for the years ended December 31, 2006, 2005 and 2004, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS

Table II - Changes in Interest Margin Attributable to Rate and Volume - Consolidated Basis
Dollars in thousands

	2006 Versus 2005			2005 Versus 2004
	Increase (Decrease)			Increase (Decrease)
	Due to Change in:			Due to Change in:
	Volume	Rate	Net	Volume	Rate	Net
Interest earned on:
Loans
Taxable	$13,638	$7,695	$21,333	$8,325	$3,488	$11,813
Tax-exempt	(19)	26	7	(10)	(17)	(27)
Securities
Taxable	1,314	1,013	2,327	(98)	(21)	(119)
Tax-exempt	(80)	127	47	(53)	(70)	(123)
Federal funds sold and interest
bearing deposits with other banks	(73)	26	(47)	(27)	9	(18)
Total interest earned on
interest earning assets	14,780	8,887	23,667	8,137	3,389	11,526

Interest paid on:
Interest bearing demand
deposits	1,676	2,680	4,356	372	1,565	1,937
Savings deposits	(39)	281	242	(10)	80	70
Time deposits	5,282	5,030	10,312	349	1,336	1,685
Short-term borrowings	(290)	2,078	1,788	1,757	1,863	3,620
Long-term borrowings and
subordinated debentures	204	1,574	1,778	(13)	1,247	1,234
Total interest paid on
interest bearing liabilities	6,833	11,643	18,476	2,455	6,091	8,546

Net interest income	$7,947	$(2,756)	$5,191	$5,682	$(2,702)	$2,980

Noninterest Income

Noninterest income from continuing operations totaled 0.36%, 0.26% and 0.38% of average assets in 2006, 2005, and 2004, respectively. Noninterest income from continuing operations totaled $4,253,000 in 2006, compared to $2,503,000 in 2005 and $3,165,000 in 2004, with service fees from deposit accounts being the primary component. Further detail regarding noninterest income from continuing operations is reflected in the following table.

Noninterest Income - Continuing Operations
Dollars in thousands
	2006	2005	2004
Insurance commissions	$924	$853	$527
Service fees	2,758	2,589	2,238
Securities gains (losses)	-	(1,390)	33
(Loss) on sale of assets	(47)	(198)	(27)
Other	618	649	394

Total	$4,253	$2,503	$3,165

MANAGEMENT’S DISCUSSION AND ANALYSIS

Insurance commissions: These commissions increased 8.3% in 2006 and 61.9% in 2005, due to our acquisition in 2004 of an insurance agency offering a full line of both commercial and personal lines of insurance.

Service fees: Total service fees increased 6.5% in 2006 and 15.7% in 2005 primarily as a result of increases in overdraft and nonsufficient funds (NSF) fees due to an increased number of overdrafts by customers.

Securities gains/losses: During 2005, we took an other-than-temporary non-cash impairment charge of $1.5 million pre-tax, equivalent to $940,000 after-tax, related to $5.7 million of certain preferred stock issuances of the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation.

Losses on sales of assets: Included in noninterest income are losses on sales of assets of $47,000 in 2006 and $198,000 in 2005, and $27,000 in 2004. The $198,000 loss in 2005 includes the loss on the sale of one of our foreclosed properties.

Noninterest Expense

Noninterest expense for continuing operations was well controlled in both 2006 and 2005. These expenses totaled $21,610,000, $19,264,000 and $16,919,000 or 1.8%, 2.0% and 2.0% of average assets for each of the years ended December 31, 2006, 2005 and 2004, respectively. Total noninterest expense for continuing operations increased $2,346,000 in 2006 compared to 2005 and $2,345,000 in 2005 compared to 2004. Table III below shows the breakdown of these increases.

Salaries and employee benefits: Salaries and employee benefits expense increased 9.4% in 2006 primarily due to general merit raises, and additional staffing requirement needed as a result of our growth, including opening a new community banking office in Martinsburg, West Virginia. Salaries and employee benefits expense increased 15.4% in 2005 due to an increase in performance based incentive compensation, general merit raises, and also additional staffing requirements needed as a result of our growth, including opening a new community banking office in Warrenton, Virginia.

Net occupancy and Equipment expense: The increases in net occupancy and equipment expense for 2006 and 2005 are attributed to increased facility costs as a result of opening new branches.

Advertising: Advertising expense increased $117,000 during 2005 as we aggressively advertised our most recently opened offices in the Virginia markets.

Other: Other expenses increased $696,000 or 19.8% during 2006. The three largest contributors to this increase were fraud losses, which totaled approximately $190,000 in 2006 compared to none in 2005; Virginia franchise taxes increased 44.2% due to the growth of Shenandoah Valley National Bank; and ATM expense increased 19.6% due to increased ATM usage by our customers.

Table III - Noninterest Expense - Continuing Operations
Dollars in thousands		Change			Change
	2006	$	%	2005	$	%	2004
Salaries and employee benefits	$11,821	$1,011	9.4%	$10,810	$1,446	15.4%	$9,364
Net occupancy expense	1,557	186	13.6%	1,371	184	15.5%	1,187
Equipment expense	1,901	188	11.0%	1,713	136	8.6%	1,577
Supplies	797	248	45.2%	549	10	1.9%	539
Professional fees	893	144	19.2%	749	155	26.1%	594
Advertising	284	(127)	-30.9%	411	117	39.8%	294
Amortization of intangibles	151	-	0.0%	151	-	0.0%	151
Other	4,206	696	19.8%	3,510	297	9.2%	3,213
Total	$21,610	$2,346	12.2%	$19,264	$2,345	13.9%	$16,919

MANAGEMENT’S DISCUSSION AND ANALYSIS

Income Tax Expense

Income tax expense for continuing operations for the three years ended December 31, 2006, 2005 and 2004 totaled $5,024,000, $3,373,000 and $3,578,000, respectively. Refer to Note 12 of the accompanying consolidated financial statements for further information and additional discussion of the significant components influencing our effective income tax rates.

CHANGES IN FINANCIAL POSITION

Total average assets in 2006 were $1,177,575,000, an increase of 21.5% over 2005's average of $968,968,000. Similarly, average assets grew 15.2% in 2005, from $840,883,000 in 2004. This growth principally occurred in our loan portfolio in both years. Significant changes in the components of our balance sheet in 2006 and 2005 are discussed below.

Loan Portfolio

Table IV depicts loan balances by type and the respective percentage of each to total loans at December 31, as follows:

Table IV - Loans by Type
Dollars in thousands

	2006		2005		2004		2003		2002
		Percent		Percent		Percent		Percent		Percent
	Amount	of Total	Amount	of Total	Amount	of Total	Amount	of Total	Amount	of Total

Commercial	$69,470	7.5%	$63,206	7.9%	$53,226	8.7%	$46,860	9.3%	$34,745	8.3%
Commercial real estate, land development, and construction	530,018	57.3%	407,435	50.8%	283,547	46.6%	211,760	42.0%	176,316	42.1%
Residential mortgage	282,512	30.5%	285,241	35.6%	223,690	36.7%	196,135	38.9%	161,006	38.4%
Consumer	36,455	3.9%	36,863	4.6%	38,948	6.4%	41,112	8.2%	40,655	9.7%
Other	6,969	0.8%	8,598	1.1%	9,605	1.6%	8,223	1.6%	6,390	1.5%

Total loans	$925,424	100.0%	$801,343	100.0%	$609,016	100.0%	$504,090	100.0%	$419,112	100.0%

Total net loans averaged $880,445,000 in 2006 and comprised 74.8% of total average assets compared to $699,729,000 or 72.2% of total average assets during 2005. The increase in the dollar volume of loans is primarily attributable to our continued growth mode. We continue to aggressively seek loans in the Virginia markets, primarily in the Shenandoah Valley of northern Virginia, as this area is currently a vibrant market for commercial loans, especially commercial real estate loans.

Refer to Note 5 of the accompanying consolidated financial statements for our loan maturities and a discussion of our adjustable rate loans as of December 31, 2006.

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

Securities

Securities comprised approximately 20.1% of total assets at December 31, 2006 compared to 20.2% at December 31, 2005. Average securities approximated $239,428,000 for 2006 or 12.8% more than 2005's average of $212,174,000. Refer to Note 4 of the accompanying consolidated financial statements for details of amortized cost, the estimated fair values, unrealized gains and losses as well as the security classifications by type.

MANAGEMENT’S DISCUSSION AND ANALYSIS

All of our securities are classified as available for sale to provide us with flexibility to better manage our balance sheet structure and react to asset/liability management issues as they arise. Pursuant to SFAS No. 115, anytime that we carry a security with an unrealized loss that has been determined to be “other than temporary”, we must recognize that loss in income. During 2005, we took an other-than-temporary non-cash impairment charge of $1.5 million pre-tax, equivalent to $940,000 after-tax, related to $5.7 million of certain preferred stock issuances of the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation. We continue to own these securities, and this charge was taken primarily due to difficulty in accurately projecting the future recovery period of these securities. At December 31, 2006, we did not own securities of any one issuer that were not issued by the U.S. Treasury or a U.S. Government agency that exceeded ten percent of shareholders’ equity. The maturity distribution of the securities portfolio at December 31, 2006, together with the weighted average yields for each range of maturity, is summarized in Table V. The stated average yields are actual yields and are not stated on a tax equivalent basis.

Table V - Securities Maturity Analysis
(At amortized cost, dollars in thousands)
			After one		After five
	Within		but within		but within		After
	one year		five years		ten years		ten years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield

U. S. Government agencies
and corporations	$14,526	4.2%	$15,991	4.6%	$6,822	5.2%	$332	6.4%
Mortgage backed securities	44,392	4.8%	80,513	4.8%	15,556	5.4%	5,647	5.5%
State and political
subdivisions	813	4.6%	3,102	5.5%	13,522	7.0%	26,651	6.9%
Corporate debt securities	335	4.5%	1,348	5.9%	-	-	-	-
Other	-	-	-	-	-	-	18,888	3.4%

Total	$60,066	4.6%	$100,954	4.8%	$35,900	6.0%	$51,518	5.5%

Deposits

Total deposits at December 31, 2006 increased $214,801,000 or 31.9% compared to December 31, 2005. Average interest bearing deposits increased $198,445,000, or 38.3% during 2006. We have strengthened our focus on growing core deposits, which is reflected by their steady growth over the past two years, increasing 11.7% in 2006 and 15.7% in 2005. Brokered deposits, which represent certificates of deposit acquired through a third party, increased 117.3% to $279,624,000 at December 31, 2006. These deposits totaled $128,688,000 at December 31, 2005, an increase of 141.6% over 2004. Our utilization of brokered deposits has increased due to favorable pricing compared to other alternative wholesale funding sources, and further, their utilization serves to enhance our liquidity as such deposits do not require collateralization. These brokered deposits were used primarily to pay down short-term Federal Home Loan Bank advances in 2006 and to fund loan growth in 2005.

Deposits
In thousands
	2006	2005	2004	2003	2002
Noninterest bearing demand	$62,591	$62,617	$55,402	$51,004	$46,313
Interest bearing demand	220,167	200,638	122,355	112,671	99,752
Savings	47,984	44,681	50,428	47,397	46,732
Certificates of deposit	249,952	211,032	217,863	241,351	234,060
Individual Retirement Accounts	28,370	26,231	25,298	26,185	24,411
Core deposits	609,064	545,199	471,346	478,608	451,268
Brokered deposits	279,624	128,688	53,268	33,193	7,380
Total deposits	$888,688	$673,887	$524,614	$511,801	$458,648

MANAGEMENT’S DISCUSSION AND ANALYSIS

See Table I for average deposit balance and rate information by deposit type for 2006, 2005 and 2004 and Note 10 of the accompanying consolidated financial statements for a maturity distribution of time deposits as of December 31, 2006.

Borrowings

Lines of Credit: We have available lines of credit from various correspondent banks totaling $19,767,900 at December 31, 2006. These lines are utilized when temporary day to day funding needs arise. They are reflected on the consolidated balance sheet as short-term borrowings. We also have remaining available lines of credit from the Federal Home Loan Bank totaling $260,743,000 at December 31, 2006. We use these lines primarily to fund loans to customers. Funds acquired through this program are reflected on the consolidated balance sheet in short-term borrowings or long-term borrowings, depending on the repayment terms of the debt agreement. We also had $122 million available on a short term line of credit with the Federal Reserve Bank at December 31, 2006, which is primarily secured by consumer loans, and certain construction loans. In addition, Summit Financial Group, Inc. has a long-term line of credit available through an unaffiliated banking institution which is secured by the common stock of one of our subsidiary banks. At December 31, 2006, we had $7,250,000 available to draw on this line.

Short-term Borrowings: Total short-term borrowings decreased $121,600,000 from $182,028,000 at December 31, 2005 to $60,428,000 at December 31, 2006. These borrowings were principally replaced with brokered certificates of deposits. See Note 11 of the accompanying consolidated financial statements for additional disclosures regarding our short-term borrowings.

Long-term Borrowings: Total long-term borrowings of $174,292,000 at December 31, 2006, consisting primarily of funds borrowed on available lines of credit from the Federal Home Loan Bank, increased $23,380,000 compared to the $150,912,000 outstanding at December 31, 2005. These borrowings were principally used to fund our loan growth. Refer to Note 11 of the accompanying consolidated financial statements for additional information regarding our long-term borrowings.

ASSET QUALITY

Table VI presents a summary of non-performing assets of continuing operations at December 31, as follows:

Table VI - Nonperforming Assets
Dollars in thousands
	2006	2005	2004	2003	2002
Nonaccrual loans	$638	$583	$532	$1,014	$917
Accruing loans past due
90 days or more	4,638	799	140	342	574
Total nonperforming loans	5,276	1,382	672	1,356	1,491

Foreclosed properties and
repossessed assets	77	285	646	497	95
Nonaccrual securities	-	-	349	396	421
Total nonperforming assets	$5,353	$1,667	$1,667	$2,249	$2,007

Total nonperforming loans
as a percentage of total loans	0.57%	0.17%	0.11%	0.27%	0.36%

Total nonperforming assets
as a percentage of total assets	0.43%	0.15%	0.19%	0.28%	0.30%

As illustrated in Table VI, the quality of our loan portfolio remains sound. Although total nonaccrual loans and accruing loans past due 90 days or more increased from $1,382,000 at December 31, 2005 to $5,276,000 at December 31, 2006, they remain at historically moderate levels in relation to the loan portfolio’s size. The increase in 2006 is primarily attributable to the loans of a single customer relationship. We are well collateralized with regard to this credit, and adequate reserves have been made. Refer to Note 6 of the accompanying consolidated financial statements for a discussion of impaired loans which are included in the above balances.

MANAGEMENT’S DISCUSSION AND ANALYSIS

Included in the net balance of loans are nonaccrual loans amounting to $638,000 and $583,000 at December 31, 2006 and 2005, respectively. If these loans had been on accrual status throughout 2006, the amount of interest income that we would have recognized would have been $60,000. The actual amount of interest income recognized in 2006 on these loans was $24,000.

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

The allocated portion of the allowance for loan losses is established on a loan-by-loan and pool-by-pool basis. The unallocated portion is for inherent losses that probably exist as of the evaluation date, but which have not been specifically identified by the processes used to establish the allocated portion due to inherent imprecision in the objective processes we utilize to identify probable and estimable losses. This unallocated portion is subjective and requires judgment based on various qualitative factors in the loan portfolio and the market in which we operate. At December 31, 2006 and 2005, respectively, the unallocated portion of the allowance approximated $120,000 and $4,000, or 1.6% and 0.1% of the total allowance. This unallocated portion of the allowance is considered necessary based on consideration of the known risk elements in certain pools of loans in the loan portfolio and our assessment of the economic environment in which we operate. More specifically, while loan quality remains good, the subsidiary banks have typically experienced greater losses within certain homogeneous loan pools when our market area has experienced economic downturns or other significant negative factors or trends, such as increases in bankruptcies, unemployment rates or past due loans.

At December 31, 2006 and 2005, our allowance for loan losses totaled $7,511,000, or 0.81% of total loans and $6,112,000 or 0.76% of total loans, respectively, and is considered adequate to cover inherent losses in our loan portfolio. Table VII presents an allocation of the allowance for loan losses by loan type at each respective year end date, as follows:

MANAGEMENT’S DISCUSSION AND ANALYSIS

Table VII - Allocation of the Allowance for Loan Losses
Dollars in thousands

	2006		2005		2004		2003		2002
	Amount	% of loans in each category to total loans	Amount	% of loans in each category to total loans	Amount	% of loans in each category to total loans	Amount	% of loans in each category to total loans	Amount	% of loans in each category to total loans
Commercial	$367	7.5%	$270	7.9%	$187	8.7%	$448	9.3%	$302	8.3%
Commercial real estate, land development, and construction	5,209	57.3%	4,232	50.8%	2,462	46.6%	1,905	42.0%	1,752	42.1%
Residential real estate	1,057	30.5%	979	35.6%	1,376	36.7%	1,127	38.9%	939	38.4%
Consumer	561	3.9%	580	4.6%	1,016	6.4%	1,174	8.2%	998	9.7%
Other	197	0.8%	47	1.1%	-	1.6%	13	1.6%	-	1.5%
Unallocated	120	-	4	-	32	-	14	-	62	-
	$7,511	100.0%	$6,112	100.0%	$5,073	100.0%	$4,681	100.0%	$4,053	100.0%

At December 31, 2006, we had approximately $41,000 in other real estate owned which was obtained as the result of foreclosure proceedings. Foreclosures have been insignificant throughout 2006 and we do not anticipate any material losses on the property currently held in other real estate owned.

A reconciliation of the activity in the allowance for loan losses follows:

TABLE VIII - ALLOWANCE FOR LOAN LOSSES
Dollars in thousands

	2006	2005	2004	2003	2002

Balance, beginning of year	$6,112	$5,073	$4,681	$4,053	3,110
Losses:
Commercial	32	36	142	1	106
Commercial real estate	185	-	336	97	32
Residential real estate	35	60	5	60	30
Consumer	200	173	208	178	173
Other	289	364	286	73	75
Total	741	633	977	409	416
Recoveries:
Commercial	1	6	19	2	39
Commercial real estate	46	41	27	3	-
Residential real estate	7	-	9	-	17
Consumer	62	56	109	79	71
Other	179	274	155	38	17
Total	295	377	319	122	144
Net losses	446	256	658	287	272
Provision for loan losses	1,845	1,295	1,050	915	1,215
Balance, end of year	$7,511	$6,112	$5,073	$4,681	$4,053

MANAGEMENT’S DISCUSSION AND ANALYSIS

LIQUIDITY AND CAPITAL RESOURCES

Bank Liquidity: Liquidity reflects our ability to ensure the availability of adequate funds to meet loan commitments and deposit withdrawals, as well as provide for other transactional requirements. Liquidity is provided primarily by funds invested in cash and due from banks (net of float and reserves), Federal funds sold, non-pledged securities, and available lines of credit with the Federal Home Loan Bank, which totaled approximately $275,453,000 or 22.3% of total consolidated assets at December 31, 2006.

Our liquidity strategy is to fund loan growth with deposits and other borrowed funds while maintaining an adequate level of short- and medium-term investments to meet normal daily loan and deposit activity. Core deposits increased $64 million in 2006, while loans increased approximately $124 million. This caused us to rely on other wholesale funding vehicles, which included brokered deposits, which increased $151 million. We used the brokered deposits to fund loan growth, and also to pay down FHLB short-term borrowings, which increased our liquidity. As a member of the Federal Home Loan Banks of Pittsburgh and Atlanta, we have access to approximately $487 million. As of December 31, 2006 and 2005, these advances totaled approximately $226 million and $327 million, respectively. At December 31, 2006, we had additional borrowing capacity of $261 million through FHLB programs. We also have the ability to borrow money on a daily basis through correspondent banks using established federal funds purchased lines. These available lines totaled $18 million at December 31, 2006. During 2006, we established a line with the Federal Reserve Bank to be used as a contingency liquidity vehicle. The amount available on this line at December 31, 2006 was approximately $122 million. Also, we classify all of our securities as available for sale to enable us to liquidate them if the need arises.

We continuously monitor our liquidity position to ensure that day-to-day as well as anticipated funding needs are met. We are not aware of any trends, commitments, events or uncertainties that have resulted in or are reasonably likely to result in a material change to our liquidity.

 Growth and Expansion: During 2006, we continued our community bank branching strategy by opening our first full service branch in Martinsburg, West Virginia. We now have 15 total banking offices, and plan to continue to expand in Virginia and the Eastern panhandle of West Virginia. Our branching strategy is subject to availability of suitable sites, hiring qualified personnel, obtaining regulatory approval, and other conditions and contingencies.

We also continue to seek and enter into business opportunities which earn noninterest income. Accordingly, in first quarter 2004, we acquired a full lines insurance agency in Moorefield, West Virginia.

During 2006, we spent approximately $1.8 million on capital expenditures for premises and equipment. We expect our capital expenditures to approximate $2.5 million in 2007, primarily for building construction, furniture and equipment related to office openings. Actual expenditures may vary significantly from those expected, primarily depending on the number and cost of additional branch openings.

Capital Compliance: Our capital position remains strong, despite our continued growth. Stated as a percentage of total assets, our equity ratio was 6.5% and 6.7% at December 31, 2006 and 2005, respectively. Our risk weighted Tier 1 capital, total capital and leverage capital ratios approximated 10.0%, 10.8% and 7.9%, respectively, at December 31, 2006, all of which are in excess of the minimum guidelines to be “well capitalized” under the regulatory prompt corrective action provisions. Our subsidiary banks are also subject to minimum capital ratios as further discussed in Note 15 of the accompanying consolidated financial statements.

Stock Repurchases: In August 2006, our Board of Directors authorized the open market repurchase of up to 225,000 shares (approximately 3%) of the issued and outstanding shares of our stock. During 2006, we repurchased 53,900 shares under this plan.

Issuance of Trust Preferred Securities: In December 2005, we issued an additional $8 million of adjustable rate trust preferred securities (see Note 11 of the accompanying consolidated financial statements). The proceeds from this issuance were used to pay company debt that had been obtained to fund additional capital needs at our subsidiary banks, and to provide us additional regulatory capital to support our growth. Under Federal Reserve Board guidelines, we had the ability to issue an additional $6.6 million of trust preferred securities as of December 31, 2006 that would qualify as Tier 1 regulatory capital to support our future growth. Trust preferred securities issuances in excess of this limit generally may be included in Tier 2 capital.

MANAGEMENT’S DISCUSSION AND ANALYSIS

Dividends: Cash dividends per share rose 6.7% to $0.32 in 2006 compared to $0.30 in 2005, representing dividend payout ratios of 27.5% and 19.0% for 2006 and 2005, respectively. It is our intention to continue to pay dividends on a similar schedule during 2007. Future cash dividends will depend on the earnings and financial condition of our subsidiary banks as well as general economic conditions.

The primary source of funds for the dividends paid to our shareholders is dividends received from our subsidiary banks. Dividends paid by our subsidiary banks are subject to restrictions by banking regulations. The most restrictive provision requires approval by the respective bank’s regulatory agency if dividends declared in any year exceed the bank’s current year's net income, as defined, plus its retained net profits of the two preceding years. During 2007, the net retained profits available for distribution to Summit as dividends without regulatory approval are approximately $16,726,000, plus net income for the interim periods through the date of declaration.

Legal Contingencies: Refer to Note 14 of the accompanying consolidated financial statements for a discussion of our current litigation. Management, at the present time, is unable to estimate the impact, if any, an adverse decision may have on our results of operations or financial condition. However, an adverse decision resulting in a large damage award could have a significant negative impact on our regulatory capital thereby limiting our near term growth and our ability to pay dividends to our shareholders.

Contractual Cash Obligations: During our normal course of business, we incur contractual cash obligations. The following table summarizes our contractual cash obligations at December 31, 2006. The operating lease obligations include leases for both continuing and discontinued operations, as we remain obligated to pay the leases of two properties that were used by Summit Mortgage.

	Long Term
	Debt and
	Subordinated	Operating
	Debentures	Leases
2007	$23,319,944	$1,106,836
2008	52,376,851	997,070
2009	18,911,094	431,349
2010	52,715,783	123,387
2011	2,465,409	88,620
Thereafter	44,091,993	199,395
Total	$193,881,074	$2,946,657

Off-Balance Sheet Arrangements: We are involved with some off-balance sheet arrangements that have or are reasonably likely to have an effect on our financial condition, liquidity, or capital. These arrangements at December 31, 2006 are presented in the following table. Refer to Note 14 of the accompanying consolidated financial statements for further discussion of our off-balance sheet arrangements.

Commitments to extend credit:
Revolving home equity and
credit card lines	$34,225,327
Construction loans	97,368,000
Other loans	34,400,000
Standby letters of credit	14,499,742
Total	$180,493,069

Discontinued Operations: During fourth quarter 2006, we discontinued substantially all activities of Summit Mortgage, our mortgage banking segment, due to its poor operating results and the continuing uncertainty for performance improvement, principally the result of reduced response rates to our direct mail marketing programs. We do not anticipate that the discontinuance of these operations will significantly impact our cash flows or liquidity. Refer to Note 3 of the accompanying consolidated financial statements for a discussion of discontinued operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS

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

Some amount of interest rate risk is inherent and appropriate to the banking business. Our net income is affected by changes in the absolute level of interest rates. At December 31, 2006, our interest rate risk position was relatively neutral in the short term (zero to twelve months) and moderately liability sensitive in the intermediate term (thirteen to twenty-four months). That is, in the short term absent any changes in the volumes of our interest earning assets or interest bearing liabilities, assets are likely to reprice ratably as liabilities reprice, resulting in no significant changes in net interest income in a rising or falling rate environment. Over the intermediate term, liabilities are likely to reprice faster than assets, resulting in a decrease in net interest income in a rising rate environment, while a falling interest rate environment would produce an increase in net interest income. Net interest income is also subject to changes in the shape of the yield curve. In general, a flat yield curve results in a decline in our earnings due to the compression of earning asset yields and funding rates, while a steepening would result in increased earnings as margins widen.

Several techniques are available to monitor and control the level of interest rate risk. We primarily use earnings simulations modeling to monitor interest rate risk. The earnings simulation model forecasts the effects on net interest income under a variety of interest rate scenarios that incorporate changes in the absolute level of interest rates and changes in the shape of the yield curve. Each increase or decrease in rates is assumed to gradually take place over a 12 month period, and then remain stable. Assumptions used to project yields and rates for new loans and deposits are derived from historical analysis. Securities portfolio maturities and prepayments are reinvested in like instruments. Mortgage loan prepayment assumptions are developed from industry estimates of prepayment speeds. Noncontractual deposit repricings are modeled on historical patterns.

The following table presents the estimated sensitivity of our net interest income to changes in interest rates, as measured by our earnings simulation model as of December 31, 2006. The sensitivity is measured as a percentage change in net interest income given the stated changes in interest rates (gradual change over 12 months, stable thereafter) compared to net interest income with rates unchanged. The estimated changes set forth below are dependent on the assumptions discussed above and are well within our ALCO policy limit, which is a 10% reduction in net interest income over the ensuing twelve month period.

Change in Interest Rates	Estimated % Change in Net Interest Income Over:
Basis points	0 - 12 Months	13 - 24 Months
Down 200 (1)	-0.49%	-0.35%
Down 200, steepening yield curve (2)	0.66%	5.80%
Up 100 (1)	0.07%	1.75%
Up 200 (1)	-0.58%	-1.77%

(1) assumes a parallel shift in the yield curve
(2) assumes steepening curve whereby short term rates decline by 200 basis points while long term rates decline by 50 basis points

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
ON EFFECTIVENESS OF INTERNAL CONTROL OVER FINANCIAL REPORTING

To the Board of Directors
Summit Financial Group, Inc.
Moorefield, West Virginia

We have audited management's assessment, included in the accompanying Report on Management’s Assessment of Internal Control Over Financial Reporting, that Summit Financial Group, Inc. and subsidiaries maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Summit Financial Group, Inc.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of the company's internal control over financial reporting based on our audit.

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

In our opinion, management's assessment that Summit Financial Group, Inc. and subsidiaries maintained effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also in our opinion, Summit Financial Group, Inc. and subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements of Summit Financial Group, Inc. and subsidiaries and our report dated March 12, 2007, expressed an unqualified opinion.

/s/  Arnett & Foster, P.L.L.C.
Charleston, West Virginia
March 12, 2007

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

Management assessed the Corporation’s system of internal control over financial reporting as of December 31, 2006. In making this assessment, we used the criteria for effective internal control over financial reporting set forth in Internal Control-Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on this assessment, management concludes that, as of December 31, 2006, its system of internal control over financial reporting is effective and meets the criteria of the Internal Control-Integrated Framework. Arnett & Foster, P.L.L.C., independent registered public accounting firm, has issued an attestation report on management’s assessment of the Corporation’s internal control over financial reporting.

/s/ H. Charles Maddy, III            /s/ Robert S. Tissue                           /s/ Julie R. Cook
President and    Senior Vice President                        Vice President
Chief Executive Officer   and Chief Financial Officer                             and Chief Accounting Officer

Moorefield, West Virginia
March 12, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
ON CONSOLIDATED FINANCIAL STATEMENTS

To the Board of Directors
Summit Financial Group, Inc.
Moorefield, West Virginia

We have audited the accompanying consolidated balance sheets of Summit Financial Group, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Summit Financial Group, Inc. and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Summit Financial Group, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 12, 2007, expressed an unqualified opinion on management’s assessment of the effectiveness of Summit Financial Group, Inc. and subsidiaries’ internal control over financial reporting and an unqualified opinion on the effectiveness of Summit Financial Group, Inc. and subsidiaries’ internal control over financial reporting.

/s/  Arnett & Foster, P.L.L.C.

Charleston, West Virginia
March 12, 2007

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Balance Sheets

	December 31,
	2006	2005
ASSETS
Cash and due from banks	$12,030,969	$22,535,761
Interest bearing deposits with other banks	270,589	1,536,506
Federal funds sold	517,000	3,650,000
Securities available for sale	247,874,120	223,772,298
Loans, net	916,045,185	793,451,590
Property held for sale, net	41,000	268,287
Premises and equipment, net	22,445,635	22,488,435
Accrued interest receivable	6,351,575	4,834,337
Intangible assets	3,196,520	3,347,672
Other assets	16,343,431	15,235,861
Assets related to discontinued operations	9,714,749	18,411,278
Total assets	$1,234,830,773	$1,109,532,025

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits
Non-interest bearing	$62,591,493	$62,617,706
Interest bearing	826,096,142	611,269,308
Total deposits	888,687,635	673,887,014
Short-term borrowings	60,427,675	182,028,113
Long-term borrowings	174,292,074	150,911,835
Subordinated debentures owed to unconsolidated subsidiary trusts	19,589,000	19,589,000
Other liabilities	9,849,834	8,752,110
Liabilities related to discontinued operations	2,109,320	560,728
Total liabilities	1,154,955,538	1,035,728,800
Commitments and Contingencies

Shareholders' Equity
Common stock and related surplus, $2.50 par value; authorized 20,000,000;
issued 2006 - 7,084,980 shares; 2005 - 7,126,220 shares	18,020,591	18,856,774
Retained earnings	62,206,325	56,214,807
Accumulated other comprehensive income	(351,681)	(1,268,356)
Total shareholders' equity	79,875,235	73,803,225

Total liabilities and shareholders' equity	$1,234,830,773	$1,109,532,025

See notes to consolidated financial statements

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Statements of Income

	For the Year Ended December 31,
	2006	2005	2004
Interest income
Interest and fees on loans
Taxable	$68,230,630	$46,923,820	$35,072,720
Tax-exempt	424,932	419,541	437,658
Interest and dividends on securities
Taxable	9,403,789	7,076,226	7,194,736
Tax-exempt	2,158,189	2,124,699	2,208,424
Interest on interest bearing deposits with other banks	25,927	90,563	123,036
Interest on Federal Funds sold	34,536	18,194	4,117
Total interest income	80,278,003	56,653,043	45,040,691
Interest expense
Interest on deposits	28,312,166	13,401,988	9,710,108
Interest on short-term borrowings	6,611,742	4,824,365	1,203,395
Interest on long-term borrowings and subordinated debentures	10,057,834	8,279,489	7,046,299
Total interest expense	44,981,742	26,505,842	17,959,802
Net interest income	35,296,261	30,147,201	27,080,889
Provision for loan losses	1,845,000	1,295,000	1,050,000
Net interest income after provision for loan losses	33,451,261	28,852,201	26,030,889
Noninterest income
Insurance commissions	924,118	852,664	527,492
Service fees	2,757,570	2,589,234	2,237,887
Mortgage origination revenue	-	-	(300)
Realized securities gains	-	110,012	33,471
Unrealized securities (losses)	-	(1,500,000)	-
(Loss) on sale of assets	(46,754)	(198,460)	(27,268)
Other	618,182	649,776	393,561
Total noninterest income	4,253,116	2,503,226	3,164,843
Noninterest expenses
Salaries and employee benefits	11,820,566	10,810,318	9,364,195
Net occupancy expense	1,557,263	1,371,209	1,186,761
Equipment expense	1,900,852	1,712,725	1,576,653
Supplies	797,129	548,719	539,313
Professional fees	892,451	748,374	594,103
Advertising	284,001	410,882	292,918
Amortization of intangibles	151,152	151,152	151,152
Other	4,206,414	3,510,418	3,213,453
Total noninterest expenses	21,609,828	19,263,797	16,918,548
Income before income tax expense	16,094,549	12,091,630	12,277,184
Income tax expense	5,024,000	3,372,845	3,578,215
Income from continuing operations	11,070,549	8,718,785	8,698,969
Discontinued operations
Exit costs and impairment of long-lived assets	(2,480,000)	-	-
Operating income(loss)	(1,750,244)	3,862,356	2,912,904
Income from discontinued operations before income tax expense (benefit)	(4,230,244)	3,862,356	2,912,904
Income tax expense(benefit)	(1,426,900)	1,338,737	1,003,500
Income from discontinued operations	(2,803,344)	2,523,619	1,909,404

Net Income	$8,267,205	$11,242,404	$10,608,373

Basic earnings per common share from continuing operations	$1.55	$1.23	$1.24
Basic earnings per common share	$1.16	$1.58	$1.51

Diluted earnings per common share from continuing operations	$1.54	$1.21	$1.22
Diluted earnings per common share	$1.15	$1.56	$1.49

See notes to consolidated financial statements

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Statements of Shareholders’ Equity
For the Years Ended December 31, 2006, 2005 and 2004

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
Net unrealized (loss) on
securities of ($2,074,968), net
of reclassification adjustment
for losses included in net
income of ($861,793)	-	-	-	-	(1,213,175)	(1,213,175)
Total comprehensive income						10,029,229
Exercise of stock options	-	202,470	-	-	-	202,470
Conversion of preferred shares	(1,158,471)	1,158,471	-	-	-	-
Retirement of treasury shares		(627,659)	-	627,659		-
Cash dividends declared ($0.30 per share)	-	-	(2,136,495)	-	-	(2,136,495)
Balance, December 31, 2005	$-	$18,856,774	$56,214,807	$-	$(1,268,356)	$73,803,225
Comprehensive income:
Net income	-	-	8,267,205	-	-	8,267,205
Other comprehensive income,
net of deferred tax expense of $213,797:
Net unrealized gain on
securities of $916,675, net
of reclassification adjustment
for gains included in net
income of ($0)	-	-	-	-	916,675	916,675
Total comprehensive income						9,183,880
Exercise of stock options	-	187,767	-	-	-	187,767
Repurchase of common stock		(1,023,950)				(1,023,950)
Cash dividends declared ($0.32 per share)	-	-	(2,275,687)	-	-	(2,275,687)
Balance, December 31, 2006	$-	$18,020,591	$62,206,325	$-	$(351,681)	$79,875,235

See notes to consolidated financial statements

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Statements of Cash Flows

	For the Year Ended December 31,
	2006	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$8,267,205	$11,242,404	$10,608,373
Adjustments to reconcile net earnings to
net cash provided by operating activities:
Depreciation	1,768,900	1,680,779	1,506,698
Provision for loan losses	2,515,000	1,479,400	1,050,000
Stock Compensation Expense	43,913	-	-
Deferred income tax (benefit)	(1,529,050)	(1,014,918)	(449,935)
Loans originated for sale	(234,046,865)	(314,600,774)	(259,316,402)
Proceeds from loans sold	249,967,318	323,146,988	260,478,758
(Gains) on loans sold	(7,763,998)	(10,857,288)	(9,083,436)
Security (gains)	-	(110,012)	(33,471)
Writedown of preferred stock	-	1,500,000	-
Writedown of fixed assets to fair value & exit costs accrual of discontinued operations	2,480,000	-	-
Loss on disposal of premises, equipment and other assets	46,754	198,460	29,183
Amortization of securities premiums (accretion
of discounts), net	65,266	653,483	848,775
Amortization of goodwill and purchase
accounting adjustments, net	162,684	162,684	176,340
Tax benefit of exercise of stock options	71,000	77,000	141,000
(Increase) decrease in accrued interest receivable	(1,512,052)	(1,183,856)	126,233
(Increase) decrease in other assets	552,762	(920,936)	(684,038)
Increase in other liabilities	868,669	1,995,379	1,106,824
Net cash provided by operating activities	21,957,506	13,448,793	6,504,902
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from maturities and calls of
securities available for sale	14,369,893	9,216,910	22,532,825
Proceeds from sales of securities available for sale	18,264,300	18,386,829	49,689,639
Principal payments received on securities available for sale	25,362,530	32,085,084	35,379,512
Purchases of securities available for sale	(80,716,715)	(76,054,905)	(87,029,752)
Net (increase) decrease in federal funds sold	3,133,000	(3,602,000)	196,000
Net loans made to customers	(125,058,666)	(192,861,006)	(105,705,168)
Purchases of premises and equipment	(1,779,688)	(3,994,963)	(4,463,284)
Proceeds from sales of premises, equipment and other assets	304,846	419,351	351,425
Proceeds from interest bearing deposits with other banks	1,265,917	802,192	802,394
Purchases of life insurance contracts	(880,000)	(2,500,000)	-
Net cash paid in acquisition of Sager Insurance Agency	-	-	(850,000)
Net cash (used in) investing activities	(145,734,583)	(218,102,508)	(89,096,409)
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in demand deposit,
NOW and savings accounts	22,794,556	79,765,031	17,112,187
Net increase (decrease) in time deposits	191,954,169	69,630,895	(4,299,909)
Net increase (decrease) in short-term borrowings	(121,600,438)	61,398,899	70,914,968
Proceeds from long-term borrowings	63,342,000	32,764,000	23,326,000
Repayments of long-term borrowings	(39,991,219)	(41,774,543)	(26,315,072)
Net proceeds from issuance of trust preferred securities	-	8,000,000	7,406,250
Net proceeds from issuance of preferred stock	-	-	1,158,471
Exercise of stock options	72,854	125,470	120,237
Dividends paid	(2,275,687)	(2,136,495)	(1,827,526)
Repurchase of common stock	(1,023,950)	-	-
Net cash provided by financing activities	113,272,285	207,773,257	87,595,606
Increase (decrease) in cash and due from banks	(10,504,792)	3,119,542	5,004,099
Cash and due from banks:
Beginning	22,535,761	19,416,219	14,412,120
Ending	$12,030,969	$22,535,761	$19,416,219

See notes to consolidated financial statements

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Statements of Cash Flows-continued

	For the Year Ended December 31,
	2006	2005	2004
SUPPLEMENTAL DISCLOSURES OF CASH
FLOW INFORMATION
Cash payments for:
Interest	$44,136,925	$25,528,195	$18,045,519
Income taxes	$4,991,000	$5,245,000	$5,030,534

SUPPLEMENTAL SCHEDULE OF NONCASH
INVESTING AND FINANCING ACTIVITIES
Other assets acquired in settlement of loans	$85,676	$342,744	$515,593
Acquisition of Sager Insurance Agency:
Net cash and cash equivalents paid in acquisition of Sager Insurance
Agency	$-	$-	$850,000
Fair value of assets acquired (principally building and land)	$-	$-	$250,000
Goodwill	-	-	600,000
	$-	$-	$850,000

Noncash investment in unconsolidated subsidiary trust	$-	$248,000	$232,000

See notes to consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES

Nature of business: Summit Financial Group, Inc. (“We”, “Company” or “Summit”) is a financial holding company headquartered in Moorefield, West Virginia. Our primary business is retail banking. We operate two community bank subsidiaries: Summit Community Bank (“Summit Community”) and Shenandoah Valley National Bank (“Shenandoah”) (collectively, the “Bank Subsidiaries”). We provide commercial and retail banking services primarily in the Eastern Panhandle and South Central regions of West Virginia and the Northern region of Virginia. We also operate Summit Insurance Services, LLC.

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

Presentation of cash flows: For purposes of reporting cash flows, cash and due from banks includes cash on hand and amounts due from banks (including cash items in process of clearing). Cash flows from federal funds sold, demand deposits, NOW accounts, savings accounts and short-term borrowings are reported on a net basis, since their original maturities are less than three months. Cash flows from loans and certificates of deposit and other time deposits are reported net. The statements of cash flows are presented on a consolidated basis, including both continuing and discontinued operations.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

Premises and equipment: Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed primarily by the straight-line method for premises and equipment over the estimated useful lives of the assets. The estimated useful lives employed are on average 30 years for premises and 3 to 10 years for furniture and equipment. Repairs and maintenance expenditures are charged to operating expenses as incurred. Major improvements and additions to premises and equipment, including construction period interest costs, are capitalized. No interest was capitalized during 2006, 2005 or 2004.

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

Advertising: Direct response advertising is recorded as a prepaid asset and amortized to expense generally over a one month period. Our prepaid direct response advertising included in assets related to discontinued operations approximated $563,000 at December 31, 2005. We had no prepaid direct response advertising at December 31, 2006. All other advertising costs are expensed as incurred.

Guarantees: In November 2002, the FASB issued FASB Interpretation No. 45 (FIN 45), Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. This interpretation expands the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees and requires the guarantor to recognize a

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

Stock-based compensation: In accordance with Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, we recognize compensation expense based on the estimated number of stock awards expected to actually vest, exclusive of the awards expected to be forfeited.

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

During 2006, 2005, and 2004 we were party to instruments that qualified for fair-value hedge accounting and other instruments that were held for risk management purposes that did not qualify for hedge accounting.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

Reclassifications: Certain accounts in the consolidated financial statements for 2005 and 2004, as previously presented, have been reclassified to conform to current year classifications.

NOTE 2.  SIGNIFICANT NEW ACCOUNTING PRONOUNCEMENTS

 In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes--an interpretation of FASB Statement No. 109” (FIN 48), which clarifies the accounting and disclosure for uncertain tax positions, as defined. FIN 48 requires that a tax position meet a "probable recognition threshold" for the benefit of the uncertain tax position to be recognized in the financial statements. A tax position that fails to meet the probable recognition threshold will result in either reduction of a current or deferred tax asset or receivable, or recording a current or deferred tax liability. FIN 48 also provides guidance on measurement, derecognition of tax benefits, classification, interim period accounting disclosure, and transition requirements in accounting for uncertain tax positions. This interpretation is effective for fiscal years beginning after December 15, 2006. The Company will be required to apply the provisions of FIN 48 to all tax positions upon initial adoption with any cumulative effect adjustment to be recognized as an adjustment to retained earnings. We do not anticipate that the adoption of this statement will have a material effect on our financial statements.

In September 2006, the FASB issued Statement No. 157, “Fair Value Measurements” (SFAS No. 157). SFAS No. 157 replaces various definitions of fair value in existing accounting literature with a single definition, establishes a framework for measuring fair value in generally accepted accounting principles, and requires additional disclosures about fair value measurements. SFAS No. 157 does not expand the use of fair value to any new circumstances. SFAS No. 157 is effective for fiscal years ending after November 15, 2007, and early application is encouraged. We do not anticipate that the adoption of this statement will have a material effect on its financial statements.

NOTE 3. DISCONTINUED OPERATIONS

During fourth quarter 2006, we decided to either sell or terminate substantially all business activities of Summit Mortgage (a division of Shenandoah Valley National Bank), our residential mortgage loan origination unit. The decision to exit the mortgage banking business was based on this business unit’s poor operating results and the continuing uncertainty for performance improvement. Further, we desire to concentrate our resources and capital on our community banking operations, which have a consistent record of exceptional growth and profitability.

Summit Mortgage, which was previously presented as a separate segment, is presented as discontinued operations for all periods presented in these financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table lists the assets and liabilities of Summit Mortgage included in the balance sheets as assets and liabilities related to discontinued operations.

	December 31,
	2006	2005
Assets:
Loans held for sale, net	$8,428,535	$16,584,990
Loans, net	179,642	315,247
Premises and equipment, net	-	600,977
Property held for sale	75,000	110,000
Other assets	1,031,572	800,064
Total assets	$9,714,749	$18,411,278
Liabilities:
Accrued expenses and other liabilities	$2,109,320	$560,728
Total liabilities	$2,109,320	$560,728

The results of Summit Mortgage are presented as discontinued operations in a separate category on the income statements following the results from continuing operations. The income (loss) from discontinued operations for the years ended December 31, 2006, 2005, and 2004 is presented below.

Statements of Income from Discontinued Operations

	For the Year Ended December 31,
	2006	2005	2004
Interest income	$1,540,701	$1,776,101	$1,348,201
Interest expense	856,158	1,117,659	652,066
Net interest income	684,543	658,442	696,135
Provision for loan losses	670,000	184,400	-
Net interest income after provision for loan losses	14,543	474,042	696,135

Noninterest income
Mortgage origination revenue	19,740,958	26,370,978	24,089,209
(Loss) on sale of assets	-	-	(1,915)
Total noninterest income	19,740,958	26,370,978	24,087,294

Noninterest expense
Salaries and employee benefits	6,750,711	9,504,699	8,723,083
Net occupancy expense	688,856	509,854	315,822
Equipment expense	301,190	198,351	199,351
Professional fees	742,303	221,420	227,122
Postage	6,154,647	5,631,588	5,617,170
Advertising	4,678,370	4,467,430	4,431,729
Impairment of long-lived assets	621,000	-	-
Exit costs	1,859,000	-	-
Other	2,189,668	2,449,322	2,356,248
Total noninterest expense	23,985,745	22,982,664	21,870,525
Income (loss) before income tax expense	(4,230,244)	3,862,356	2,912,904
Income tax expense (benefit)	(1,426,900)	1,338,737	1,003,500
Income (loss) from discontinued operations	$(2,803,344)	$2,523,619	$1,909,404

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During fourth quarter 2006, we recognized a charge of $621,000 to write down the fixed assets of Summit Mortgage to fair value. We expect to dispose of those assets during first quarter 2007. Also, we accrued $1,859,000 for exit costs, which are included in Liabilities Related to Discontinued Operations in the accompanying consolidated financial statements. The charge is comprised of the following:

Operating lease terminations	$734,000
Vendor contract termination	740,000
Severance payments	385,000
$1,859,000

NOTE 4. SECURITIES

The amortized cost, unrealized gains and losses, and estimated fair values of securities at December 31, 2006 and 2005, are summarized as follows:

	2006
	Amortized	Unrealized		Estimated
	Cost	Gains	Losses	Fair Value
Available for sale
Taxable:
U. S. Government agencies
and corporations	$37,671,345	$2,727	$333,799	$37,340,273
Mortgage-backed securities	146,108,268	470,268	2,262,050	144,316,486
State and political subdivisions	3,758,978	25,225	-	3,784,203
Corporate debt securities	1,682,275	18,908	2,274	1,698,909
Federal Reserve Bank stock	669,000	-	-	669,000
Federal Home Loan Bank stock	12,093,900	-	-	12,093,900
Other equity securities	150,410	-	-	150,410
Total taxable	202,134,176	517,128	2,598,123	200,053,181
Tax-exempt:
State and political subdivisions	40,329,315	1,026,437	67,709	41,288,043
Other equity securities	5,974,719	572,752	14,575	6,532,896
Total tax-exempt	46,304,034	1,599,189	82,284	47,820,939
Total	$248,438,210	$2,116,317	$2,680,407	$247,874,120

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	2005
	Amortized	Unrealized		Estimated
	Cost	Gains	Losses	Fair Value
Available for sale
Taxable:
U. S. Government agencies
and corporations	$40,227,124	$33,754	$426,554	$39,834,324
Mortgage-backed securities	117,530,036	150,766	2,884,861	114,795,941
State and political subdivisions	3,741,271	219	-	3,741,490
Corporate debt securities	3,294,123	37,063	2,206	3,328,980
Federal Reserve Bank stock	571,500	-	-	571,500
Federal Home Loan Bank stock	15,761,400	-	-	15,761,400
Other equity securities	150,410	-	-	150,410
Total taxable	181,275,864	221,802	3,313,621	178,184,045
Tax-exempt:
State and political subdivisions	38,529,013	1,191,186	74,709	39,645,490
Other equity securities	5,978,611	-	35,848	5,942,763
Total tax-exempt	44,507,624	1,191,186	110,557	45,588,253
Total	$225,783,488	$1,412,988	$3,424,178	$223,772,298

Federal Reserve Bank stock and Federal Home Loan Bank stock are equity securities, which are included in securities available for sale in the accompanying consolidated financial statements. Such securities are carried at cost, since they may only be sold back to the respective Federal Reserve Bank or Federal Home Loan Bank at par value.

We held 182 available for sale securities having an unrealized loss at December 31, 2006. Provided below is a summary of securities available for sale which were in an unrealized loss position at December 31, 2006 and 2005. We have the ability and intent to hold these securities until such time as the value recovers or the securities mature. Further, we believe that the decline in value is attributable to changes in market interest rates and not credit quality of the issuer, as all are rated AA or better, and no additional impairment is warranted at this time.

	2006
	Less than 12 months		12 months or more		Total
	Estimated	Unrealized	Estimated	Unrealized	Estimated	Unrealized
	Fair Value	Loss	Fair Value	Loss	Fair Value	Loss
Taxable:
U. S. Government agencies
and corporations	$4,423,292	$(33,560)	$31,778,108	$(300,237)	$36,201,400	$(333,797)
Mortgage-backed securities	12,658,285	(52,749)	83,775,186	(2,211,581)	96,433,471	(2,264,330)
Tax-exempt:
State and political subdivisions	2,693,962	(7,781)	3,835,968	(59,924)	6,529,930	(67,705)
Other equity securties	-	-	220,144	(14,575)	220,144	(14,575)
Total temporarily impaired securities	$19,775,539	$(94,090)	$119,609,406	$(2,586,317)	$139,384,945	$(2,680,407)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	2005
	Less than 12 months		12 months or more		Total
	Estimated	Unrealized	Estimated	Unrealized	Estimated	Unrealized
	Fair Value	Loss	Fair Value	Loss	Fair Value	Loss
Taxable:
U. S. Government agencies
and corporations	$25,474,029	$(255,281)	$9,387,858	$(171,276)	$34,861,887	$(426,557)
Mortgage-backed securities	41,326,014	(711,403)	60,441,083	(2,175,663)	101,767,097	(2,887,066)
Tax-exempt:
State and political subdivisions	3,658,564	(41,183)	1,553,065	(33,524)	5,211,629	(74,707)
Other equity securties	-	-	1,702,763	(35,848)	1,702,763	(35,848)
Total temporarily impaired securities	$70,458,607	$(1,007,867)	$73,084,769	$(2,416,311)	$143,543,376	$(3,424,178)

During 2005, we recognized a $1.5 million pre-tax fourth quarter other-than-temporary non-cash impairment charge, which equals $940,000 on an after-tax basis. This impairment charge related to $5.7 million of certain preferred stock issuances of the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation which Summit continues to own, and was made primarily due to difficulty in accurately projecting the future recovery period of these securities. Although the securities are still rated as investment grade, we recognized the impairment charge in accordance with generally accepted accounting principles (“GAAP”).

The proceeds from sales, calls and maturities of securities, including principal payments received on mortgage-backed obligations and the related gross gains and losses realized are as follows:

	Proceeds from			Gross realized
		Calls and	Principal
Years ended December 31,	Sales	Maturities	Payments	Gains	Losses
2006
Securities available for sale	$18,264,300	$14,369,893	$25,362,530	$-	$-
	$18,264,300	$14,369,893	$25,362,530	$-	$-
2005
Securities available for sale	$18,386,828	$9,216,910	$32,085,084	$166,868	$56,856
	$18,386,828	$9,216,910	$32,085,084	$166,868	$56,856
2004
Securities available for sale	$49,689,639	$22,532,825	$35,379,512	$409,644	$376,173
	$49,689,639	$22,532,825	$35,379,512	$409,644	$376,173

Mortgage-backed obligations having contractual maturities ranging from 1 to 30 years are reflected in the following maturity distribution schedules based on their anticipated average life to maturity, which ranges from 1 to 10 years. Accordingly, discounts are accreted and premiums are amortized over the anticipated average life to maturity of the specific obligation.

The maturities, amortized cost and estimated fair values of securities at December 31, 2006, are summarized as follows:

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Amortized	Estimated
	Cost	Fair Value

Due in one year or less	$60,065,945	$59,133,980
Due from one to five years	100,953,753	99,849,807
Due from five to ten years	35,900,522	36,105,463
Due after ten years	32,629,961	33,338,664
Equity securities	18,888,029	19,446,206
Total	$248,438,210	$247,874,120

At December 31, 2006 and 2005, securities with estimated fair values of $35,139,597 and $92,532,692, respectively, were pledged to secure public deposits, and for other purposes required or permitted by law.

NOTE 5. LOANS

Loans are summarized as follows:

	2006	2005
Commercial	$69,469,550	$63,205,991
Commercial real estate	314,198,436	266,228,999
Construction and development	215,820,164	141,206,211
Residential real estate	282,512,334	285,241,479
Consumer	36,455,257	36,863,170
Other	6,968,465	8,597,768
Total loans	925,424,206	801,343,618
Less unearned income	1,867,613	1,780,315
Total loans net of unearned income	923,556,593	799,563,303
Less allowance for loan losses	7,511,408	6,111,713
Loans, net	$916,045,185	$793,451,590

The following presents loan maturities at December 31, 2006.

		After 1
	Within	but within	After
	1Year	5 Years	5 Years
Commercial	$24,880,094	$30,907,961	$13,681,495
Commercial real estate	30,625,629	56,958,748	226,614,059
Construction and development	164,727,298	30,129,951	20,962,915
Residential real estate	23,090,650	18,339,180	241,082,504
Consumer	5,084,009	26,309,416	5,061,832
Other	449,059	1,720,332	4,799,074
	$248,856,739	$164,365,588	$512,201,879

Loans due after one year with:
Variable rates		$283,039,668
Fixed rates		393,527,799
		$676,567,467

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Concentrations of credit risk: We grant commercial, residential and consumer loans to customers primarily located in the Eastern Panhandle and South Central regions of West Virginia, and the Northern region of Virginia. Although we strive to maintain a diverse loan portfolio, exposure to credit losses can be adversely impacted by downturns in local economic and employment conditions. Major employment within our market area is diverse, but primarily includes government, health care, education, poultry and various professional, financial and related service industries. As of December 31, 2006, we had no concentrations of loans to any single industry in excess of 10% of loans. We evaluate the credit worthiness of each of our customers on a case-by-case basis and the amount of collateral we obtain is based upon this credit evaluation.

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

The following presents the activity with respect to related party loans aggregating $60,000 or more to any one related party (other changes represent additions to and changes in director and executive officer status):

	2006	2005
Balance, beginning	$15,730,434	$10,803,084
Additions	9,940,941	10,821,133
Amounts collected	(10,490,322)	(5,998,721)
Other changes, net	(306,604)	104,938
Balance, ending	$14,874,449	$15,730,434

NOTE 6. ALLOWANCE FOR LOAN LOSSES

An analysis of the allowance for loan losses for the years ended December 31, 2006, 2005 and 2004 is as follows:

	2006	2005	2004

Balance, beginning of year	$6,111,713	$5,073,286	$4,680,625
Losses:
Commercial	31,744	35,809	141,815
Commercial real estate	185,436	-	335,777
Residential real estate	35,011	60,543	5,199
Consumer	199,505	173,020	208,391
Other	289,159	364,311	285,671
Total	740,855	633,683	976,853
Recoveries:
Commercial	1,269	6,495	18,702
Commercial real estate	45,918	41,228	27,302
Residential real estate	6,518	42	9,413
Consumer	62,535	55,700	109,211
Other	179,310	273,645	154,886
Total	295,550	377,110	319,514
Net losses	445,305	256,573	657,339
Provision for loan losses	1,845,000	1,295,000	1,050,000
Balance, end of year	$7,511,408	$6,111,713	$5,073,286

Our total recorded investment in impaired loans at December 31, 2006 and 2005 approximated $3,283,000 and $3,510,000, respectively. The related allowance associated with impaired loans for 2006 and 2005 was approximately $1,500,000 and $412,000, respectively. At December 31, 2006, all impaired loans had a related allowance. At December 31, 2005, impaired loans with an

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

associated allowance approximated $1,142,000. Approximately $2,368,000 of impaired loans at December 31, 2005 had no related allowance. Our average investment in such loans approximated $2,197,000, $3,181,000 and $2,670,000 for the years ended December 31, 2006, 2005, and 2004 respectively. Impaired loans at December 31, 2006 and 2005 included loans that were collateral dependent, for which the fair values of the loans’ collateral were used to measure impairment.

For purposes of evaluating impairment, we specifically review credits which consist of loans to customers who owe more than $50,000 and who are delinquent more than 30 days, all loans more than 90 days past due, loans adversely classified by regulatory authorities or the loan review staff or other management staff, and loans to customers in which it has been determined that ultimate collectibility is questionable.

For the years ended December 31, 2006, 2005, and 2004, we recognized approximately $108,000, $181,000 and $123,000, in interest income on impaired loans after the date that the loans were deemed to be impaired. Using a cash-basis method of accounting, we would have recognized approximately the same amount of interest income on such loans.

NOTE 7.  PROPERTY HELD FOR SALE

Property held for sale, consisting of foreclosed properties, was $41,000 and $268,000 at December 31, 2006 and December 31, 2005, respectively. In 2005, we sold a foreclosed property that resulted in a $214,000 pre-tax loss, which is reflected in (Loss) on sale of assets.

NOTE 8. PREMISES AND EQUIPMENT

The major categories of premises and equipment and accumulated depreciation at December 31, 2006 and 2005 are summarized as follows:

	2006	2005

Land	$5,941,746	$5,845,211
Buildings and improvements	16,376,432	15,974,630
Furniture and equipment	10,347,743	9,408,701
	32,665,921	31,228,542
Less accumulated depreciation	10,220,286	8,740,107

Total premises and equipment	$22,445,635	$22,488,435

Depreciation expense for the years ended December 31, 2006, 2005 and 2004 approximated $1,554,000, $1,513,000 and $1,382,000, respectively.

NOTE 9. INTANGIBLE ASSETS

In accordance with SFAS 142, goodwill is subject to impairment testing at least annually to determine whether write-downs of the recorded balances are necessary. A fair value is determined based on at least one of three various market valuation methodologies. If the fair value equals or exceeds the book value, no write-down of recorded goodwill is necessary. If the fair value is less than the book value, an expense may be required on our books to write down the goodwill to the proper carrying value. During the third quarter, we completed the required annual impairment test for 2006 and determined that no impairment write-offs were necessary.

In addition, at December 31, 2006 and December 31, 2005, we had $1,108,490 and $1,259,642, respectively, in unamortized acquired intangible assets consisting entirely of unidentifiable intangible assets recorded in accordance with SFAS 72.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Goodwill Activity
Balance, January 1, 2006	$2,088,030
Acquired goodwill, net	-

Balance, December 31, 2006	$2,088,030

	Unidentifiable Intangible Assets
	December 31,	December 31,
	2006	2005
Unidentifiable intangible assets
Gross carrying amount	$2,267,323	$2,267,323
Less: accumulated amortization	1,158,833	1,007,681
Net carrying amount	$1,108,490	$1,259,642

We recorded amortization expense of $151,000 for the year ended December 31, 2006 relative to our unidentifiable intangible assets. Annual amortization is expected to be approximately $151,000 for each of the years ending 2007 through 2011. The remaining amortization period is 7.3 years.

NOTE 10. DEPOSITS

The following is a summary of interest bearing deposits by type as of December 31, 2006 and 2005:

	2006	2005
Demand deposits, interest bearing	$220,166,660	$200,637,520
Savings deposits	47,983,961	44,680,540
Retail time deposits	278,321,917	237,262,760
Brokered time deposits	279,623,604	128,688,488
Total	$826,096,142	$611,269,308

Time certificates of deposit and Individual Retirement Account's (IRA’s) in denominations of $100,000 or more totaled $323,281,449 and $200,976,319 at December 31, 2006 and 2005, respectively.

Included in certificates of deposits are brokered certificates of deposit, which totaled $279,623,604 and $128,688,488 at December 31, 2006 and 2005, respectively. Brokered deposits represent certificates of deposit acquired through a third party. The following is a summary of the maturity distribution of certificates of deposit and IRA's in denominations of $100,000 or more as of December 31, 2006:

	Amount	Percent
Three months or less	$63,362,723	19.6%
Three through six months	66,512,915	20.6%
Six through twelve months	83,111,806	25.7%
Over twelve months	110,294,005	34.1%
Total	$323,281,449	100.0%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A summary of the scheduled maturities for all time deposits as of December 31, 2006, follows:

2007	412,469,873
2008	84,950,419
2009	34,599,167
2010	22,763,126
2011	2,150,206
Thereafter	1,012,730
Total	$557,945,521

At December 31, 2006 and 2005, our deposits of related parties including directors, executive officers, and their related interests approximated $13,565,000 and $16,605,000, respectively.

NOTE 11. BORROWED FUNDS

Our subsidiary banks are members of the Federal Home Loan Bank (“FHLB”). Membership in the FHLB makes available short-term and long-term advances under collateralized borrowing arrangements with each subsidiary bank. All FHLB advances are collateralized primarily by similar amounts of residential mortgage loans, certain commercial loans, mortgage backed securities and securities of U. S. Government agencies and corporations. We had $122 million available on a short term line of credit with the Federal Reserve Bank at December 31, 2006, which is primarily secured by consumer loans, and certain construction loans.

At December 31, 2006, our subsidiary banks had combined additional borrowings availability of $260,743,307 from the FHLB. Short-term FHLB advances are granted for terms of 1 to 365 days and bear interest at a fixed or variable rate set at the time of the funding request.

In addition, Summit Financial Group, Inc. has a long-term line of credit available through an unaffiliated banking institution which is secured by the common stock of one of our subsidiary banks. At December 31, 2006 we had $7,250,000 available to draw on this line.

Short-term borrowings: At December 31, 2006, we had $19,767,900 borrowing availability through credit lines and Federal funds purchased agreements. A summary of short-term borrowings is presented below.

	2006
			Federal Funds
	Short-term		Purchased
	FHLB	Repurchase	and Lines
	Advances	Agreements	of Credit
Balance at December 31	$54,765,000	$4,730,575	$932,100
Average balance outstanding
for the year	123,952,970	5,792,863	1,025,717
Maximum balance outstanding
at any month end	175,407,800	7,036,562	1,171,200
Weighted average interest
rate for the year	5.08%	4.03%	7.49%
Weighted average interest
rate for balances
outstanding at December 31	5.39%	4.08%	7.75%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	2005
			Federal Funds
	Short-term		Purchased
	FHLB	Repurchase	and Lines
	Advances	Agreements	of Credit
Balance at December 31	$175,510,100	$6,518,013	$-
Average balance outstanding
for the year	130,023,493	8,060,676	888,214
Maximum balance outstanding
at any month end	175,510,100	10,881,188	3,395,500
Weighted average interest
rate for the year	3.54%	2.27%	4.77%
Weighted average interest
rate for balances
outstanding at December 31	4.27%	3.65%	-

Federal funds purchased and repurchase agreements mature the next business day. The securities underlying the repurchase agreements are under our control and secure the total outstanding daily balances.

Long-term borrowings: Our long-term borrowings of $174,292,074 and $150,911,835 as of December 31, 2006 and 2005, respectively, consisted primarily of advances from the FHLB. These borrowings bear both fixed and variable interest rates and mature in varying amounts through the year 2016. The average interest rate paid on long-term borrowings during 2006 and 2005 approximated 5.42% and 4.67%, respectively.

Subordinated Debentures: We have three statutory business trusts that were formed for the purpose of issuing mandatorily redeemable securities (the “capital securities”) for which we are obligated to third party investors and investing the proceeds from the sale of the capital securities in our junior subordinated debentures (the “debentures”). The debentures held by the trusts are their sole assets. Our subordinated debentures totaled $19,589,000 at December 31, 2006 and 2005.

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

A summary of the maturities of all long-term borrowings and subordinated debentures for the next five years and thereafter is as follows:

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year Ending
December 31,	Amount
2007	23,319,944
2008	52,376,851
2009	18,911,094
2010	52,715,783
2011	2,465,409
Thereafter	44,091,993
Total	$193,881,074

NOTE 12. INCOME TAXES

The components of applicable income tax expense (benefit) for continuing operations for the years ended December 31, 2006, 2005 and 2004, are as follows:

	2006	2005	2004
Current
Federal	$5,133,000	$3,961,900	$3,635,500
State	523,750	407,100	381,650
	5,656,750	4,369,000	4,017,150
Deferred
Federal	(604,850)	(926,595)	(413,385)
State	(27,900)	(69,560)	(25,550)
	(632,750)	(996,155)	(438,935)
Total	$5,024,000	$3,372,845	$3,578,215

Reconciliation between the amount of reported continuing operations income tax expense and the amount computed by multiplying the statutory income tax rates by book pretax income from continuing operations for the years ended December 31, 2006, 2005 and 2004 is as follows:

	2006		2005		2004
	Amount	Percent	Amount	Percent	Amount	Percent
Computed
tax at applicable
statutory rate	$5,472,147	34	$4,111,154	34	$4,174,243	34

Increase (decrease)
in taxes
resulting from:
Tax-exempt interest
and dividends, net	(878,261)	(6)	(865,042)	(7)	(899,668)	(7)

State income
taxes, net of
Federal income
tax benefit	345,675	2	268,686	2	251,889	2
Other, net	84,439	1	(141,953)	(1)	51,751	-
Applicable income taxes of continuing operations	$5,024,000	31	$3,372,845	28	$3,578,215	29

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

The tax effects of temporary differences, which give rise to our deferred tax assets and liabilities as of December 31, 2006 and 2005, are as follows:

	2006	2005
Deferred tax assets
Allowance for loan losses	$2,690,224	$2,240,252
Deferred compensation	829,810	685,007
Other deferred costs and accrued expenses	681,496	633,321
Net unrealized loss on securities and
other financial instruments	735,866	1,258,649
	4,937,396	4,817,229
Deferred tax liabilities
Depreciation	331,602	336,086
Accretion on tax-exempt securities	64,738	53,747
Purchase accounting adjustments
and goodwill	170,000	159,054
	566,340	548,887
Net deferred tax assets (liabilities)	$4,371,056	$4,268,342

NOTE 13. EMPLOYEE BENEFITS

Retirement Plans: We have defined contribution profit-sharing plans with 401(k) provisions covering substantially all employees. Contributions to the plans are at the discretion of the Board of Directors. Contributions made to the plans and charged to expense were $505,012, $386,893 and $277,187 the years ended December 31, 2006, 2005 and 2004, respectively.

Employee Stock Ownership Plan: We have an Employee Stock Ownership Plan (“ESOP”), which enables eligible employees to acquire shares of our common stock. The cost of the ESOP is borne by us through annual contributions to an Employee Stock Ownership Trust in amounts determined by the Board of Directors.

The expense recognized by us is based on cash contributed or committed to be contributed by us to the ESOP during the year. Contributions to the ESOP for the years ended December 31, 2006, 2005 and 2004 were $393,194, $354,757 and $233,813, respectively. Dividends paid by us to the ESOP are reported as a reduction to retained earnings. The ESOP owned 215,516 and 202,489 shares of our common stock at December 31, 2006 and December 31, 2005, respectively, all of which were purchased at the prevailing market price and are considered outstanding for earnings per share computations. The trustees of the Retirement Plans and ESOP are also members of our Board of Directors.

Supplemental Executive Retirement Plan: In May 1999, Summit Community Bank entered into a non-qualified Supplemental Executive Retirement Plan (“SERP”) with certain senior officers, which provides participating officers with an income benefit payable at retirement age or death. During 2000, Shenandoah Valley National Bank adopted a similar plan and during 2002, Summit Financial Group, Inc. adopted a similar plan. The liabilities accrued for the SERP’s at December 31, 2006 and 2005 were $1,158,276 and $930,977 respectively, which are included in other liabilities. In addition, we purchased certain life insurance contracts to fund the liabilities arising under these plans. At December 31, 2006 and 2005, the cash surrender value of these insurance contracts was $9,285,931 and $8,057,631, respectively, and is included in other assets in the accompanying consolidated balance sheets.

Stock Option Plan: On January 1, 2006, we adopted SFAS No. 123R, Share-Based Payment (Revised 2004), which is a revision of SFAS No. 123, Accounting for Stock Issued for Employees. SFAS No. 123R establishes accounting requirements for share-based compensation to employees and carries forward prior guidance on accounting for awards to non-employees. Prior to the adoption of SFAS No. 123R, we reported employee compensation expense under stock option plans only if options were granted below market prices at

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

grant date in accordance with the intrinsic value method of Accounting Principles Board Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees, and related interpretations. In accordance with APB No. 25, we reported no compensation expense on options granted as the exercise price of the options granted always equaled the market price of the underlying stock on the date of grant. SFAS No. 123R eliminated the ability to account for stock-based compensation using APB No. 25 and requires that such transactions be recognized as compensation cost in the income statement based on their fair values on the measurement date, which is generally the date of the grant.

We transitioned to SFAS No. 123R using the modified prospective application method ("modified prospective application"). As permitted under modified prospective application, SFAS No. 123R applies to new awards and to awards modified, repurchased, or cancelled after January 1, 2006. Additionally, compensation cost for non-vested awards that were outstanding as of January 1, 2006 will be recognized as the remaining requisite service is rendered during the period of and/or the periods after the adoption of SFAS No. 123R, adjusted for estimated forfeitures. The recognition of compensation cost for those earlier awards is based on the same method and on the same grant-date fair values previously determined for the pro forma disclosures reported by us for periods prior to January 1, 2006. During 2006, we recognized approximately $44,000 of compensation expense for share-based payment arrangements in our income statement, with a deferred tax asset of $17,000. At December 31, 2006, we had approximately $44,000 total compensation cost related to nonvested awards not yet recognized and we expect to recognize it over the next three years.

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

The fair value of our employee stock options granted is estimated at the date of grant using the Black-Scholes option-pricing model. This model requires the input of highly subjective assumptions, changes to which can materially affect the fair value estimate. Additionally, there may be other factors that would otherwise have a significant effect on the value of employee stock options granted but are not considered by the model. Because our employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options at the time of grant. There were no option grants in 2006. The assumptions used in the Black-Scholes option-pricing model for the options granted in 2005 and 2004 are as follows:

	2005	2004
Risk-free interest rate	4.44%	3.60%
Expected dividend yield	1.25%	1.04%
Volatility factor	25	20
Expected life of option	8	8

The following pro forma disclosures present for 2005 and 2004, our reported net income and basic and diluted earnings per share had we recognized compensation expense for our Officer Stock Option Plan based on the grant date fair values of the options (the fair value method described in Statement of Financial Accounting Standards No. 123).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except per share data)	Years Ended December 31,
	2005	2004

Net income:
As reported	$11,242	$10,608

Deduct total stock-based
employee compensation
expense determined under
fair value based method
for all awards, net of
related tax effects	(717)	(260)
Pro forma	$10,525	$10,348

Basic earnings per share:
As reported	$1.58	$1.51
Pro forma	$1.48	$1.48

Diluted earnings per share:
As reported	$1.56	$1.49
Pro forma	$1.46	$1.46

The weighted-average grant date fair value of options granted during 2005 and 2004 was $8.07 and $7.85, respectively. For purposes of the pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period.

A summary of activity in our Officer Stock Option Plan during 2004, 2005 and 2006 is as follows:

		Weighted-Average
	Options	Exercise Price
Outstanding, December 31, 2003	207,200	$9.14
Granted	98,400	25.55
Exercised	(21,500)	5.59
Forfeited	-	-
Outstanding, December 31, 2004	284,100	$15.09
Granted	87,500	24.41
Exercised	(9,860)	12.73
Forfeited	-	-
Outstanding, December 31, 2005	361,740	$17.41
Granted	-	-
Exercised	(12,660)	5.75
Forfeited	-	-
Outstanding, December 31, 2006	349,080	$17.83

Exercisable Options:
December 31, 2006	321,080	$18.02
December 31, 2005	309,340	$17.99
December 31, 2004	153,300	$12.14

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Other information regarding options outstanding and exercisable at December 31, 2006 is as follows:

	Options Outstanding				Options Exercisable
			Wted. Avg.	Aggregate			Aggregate
			Remaining	Intrinsic			Intrinsic
Range of	# of		Contractual	Value	# of		Value
exercise price	shares	WAEP	Life (yrs)	(in thousands)	shares	WAEP	(in thousands)
$4.63 - $6.00	83,600	$5.34	5.85	$1,163	83,600	$5.34	$1,163
6.01 - 10.00	31,680	9.49	9.01	309	24,480	9.49	239
10.01 - 17.50	3,500	17.43	7.17	6	3,500	17.43	6
17.51 - 20.00	51,800	17.79	9.96	76	31,000	17.79	45
20.01 - 25.93	178,500	25.19	8.57	-	178,500	25.19	-

	349,080	$17.83		$1,554	321,080	$18.02	$1,453

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

A summary of the total unfunded, or off-balance sheet, credit extension commitments follows:

	December 31,
	2006	2005
Commitments to extend credit:
Revolving home equity and
credit card lines	$34,225,327	$28,721,276
Construction loans	97,368,000	100,523,486
Other loans	34,400,000	37,926,160
Standby letters of credit	14,499,742	11,253,896
Total	$180,493,069	$178,424,818

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Operating leases: We occupy certain facilities under long-term operating leases for both continuing operations and discontinued operations. The aggregate minimum annual rental commitments under those leases total approximately $1,107,000 in 2007, $997,000 in 2008, $431,000 in 2009, $123,000 in 2010, and $89,000 in 2011. Total net rent expense included in the accompanying consolidated financial statements in continuing operations was $292,000 in 2006, $242,000 in 2005 and $152,000 in 2004.

Litigation: We are involved in various legal actions arising in the ordinary course of business. In the opinion of counsel, the outcome of these matters will not have a significant adverse effect on the consolidated financial statements.

On December 26, 2003, two of our subsidiaries, Summit Financial, LLC and Shenandoah Valley National Bank, and various employees of Summit Financial, LLC were served with a Petition for Temporary Injunction and a Bill of Complaint filed in the Circuit Court of Fairfax County, Virginia by Corinthian Mortgage Corporation.  The filings allege various claims against Summit Financial, LLC and Shenandoah Valley National Bank arising out of the hiring of former employees of Corinthian Mortgage Corporation (“Corinthian “) and the alleged use of trade secrets. The individual defendants have also been sued based on allegations arising out of their former employment relationship with Corinthian and their employment with Summit Financial, LLC. In an 8-K filed on November 15, 2006, Summit announced it would close its mortgage operations which at the time operated as Summit Mortgage, a division of Shenandoah Valley National Bank .

The plaintiff seeks damages in the amount proven at trial on each claim and punitive damages in the amount of $350,000 on each claim.  Plaintiff also seeks permanent and temporary injunctive relief prohibiting the alleged use of trade secrets by Summit Financial and the alleged solicitation of Corinthian’s employees.  On January 22, 2004, we successfully defeated the Petition for Temporary Injunction brought against us by Corinthian. The Circuit Court of Fairfax County, Virginia denied Corinthian’s petition.

On November 20, 2006, Corinthian filed an Amended Complaint. Among other things, Corinthian sought to add Summit Financial Group, Inc as a defendant in the case and requested damages in the amount of $20 million dollars. After consultation with legal counsel, we believe that significant and meritorious defenses exist as to all the claims including with respect to plaintiff’s claim for damages. We will continue to evaluate the claims in the Corinthian lawsuit and intend to vigorously defend against them. Management, at the present time, is unable to estimate the impact, if any, an adverse decision may have on our results of operations or financial condition. However, an adverse decision resulting in a large damage award could have a significant negative impact on Summit’s regulatory capital thereby limiting Summit’s near term growth and its ability to pay dividends to its shareholders.

On January 4, 2006, Mary Forrest, an individual, filed suit in the United States District Court for the Eastern District of Wisconsin, Milwaukee Division, against our subsidiary, Shenandoah Valley National Bank (“Shenandoah”). Further, on May 19, 2006, Marti L. Klutho, an individual, filed suit in the United States District Court for the Eastern District of Missouri, Eastern Division, also against Shenandoah. The plaintiffs in each case claim that Shenandoah violated the Federal Fair Credit Reporting Act (“FCRA”) alleging that Shenandoah used information contained in their consumer reports, without extending a “firm offer of credit” within the meaning of the FCRA. Plaintiffs request statutory damages. These cases are purported class actions. Presently, we do not have final information as to the size of the alleged classes. Responsive pleadings have been filed, and discovery is in the initial stages. We will continue to evaluate the claims in these lawsuits and intend to vigorously defend against them. Management, at the present time, is unable to estimate the impact, if any, an adverse decision may have on our results of operations or financial condition.

Employment Agreements:  We have various employment agreements with our chief executive officer and certain other executive officers. These agreements contain change in control provisions that would entitle the officers to receive compensation in the event there is a change in control in the Company (as defined) and a termination of their employment without cause (as defined).

NOTE 15. REGULATORY MATTERS

The primary source of funds for our dividends paid to our shareholders is dividends received from our subsidiary banks. Dividends paid by the subsidiary banks are subject to restrictions by banking regulations. The most restrictive provision requires approval by their regulatory agencies if dividends declared in any year exceed the year’s net income, as defined, plus the net retained profits of the two preceding years. During 2007, our subsidiaries have $16,726,000 plus net income for the interim periods through the date of declaration, available for dividends for distribution to us.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

subject to qualitative judgments by the regulators about components, risk weightings and other factors. Failure to meet these minimum capital requirements can result in certain mandatory and possible additional discretionary actions by regulators that could have a material impact on our financial position and results of operations.

Quantitative measures established by regulation to ensure capital adequacy require us and each of our subsidiaries to maintain minimum amounts and ratios of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). We believe, as of December 31, 2006, that we and each of our subsidiaries met all capital adequacy requirements to which we were subject.

The most recent notifications from the banking regulatory agencies categorized us and each of our subsidiary banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, we and each of our subsidiaries must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below.

Our subsidiary banks are required to maintain noninterest bearing reserve balances with the Federal Reserve Bank. The required reserve balance was $75,000 at December 31, 2006.

Summit’s and its subsidiary banks’, Summit Community Bank (“SCB”) and Shenandoah Valley National Bank’s (“SVNB”) actual capital amounts and ratios are also presented in the following table (dollar amounts in thousands).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands)					To be Well Capitalized
			Minimum Required		under Prompt Corrective
	Actual		Regulatory Capital		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2006
Total Capital (to risk weighted assets)
Summit	$104,231	10.8%	$76,991	8.0%	$96,239	10.0%
Summit Community	60,813	10.6%	46,032	8.0%	57,540	10.0%
Shenandoah	41,243	10.9%	30,355	8.0%	37,944	10.0%
Tier 1 Capital (to risk weighted assets)
Summit	96,028	10.0%	38,495	4.0%	57,743	6.0%
Summit Community	56,170	9.8%	23,016	4.0%	34,524	6.0%
Shenandoah	37,683	9.9%	15,178	4.0%	22,766	6.0%
Tier 1 Capital (to average assets)
Summit	96,028	7.9%	36,492	3.0%	60,820	5.0%
Summit Community	56,170	7.5%	22,383	3.0%	37,305	5.0%
Shenandoah	37,683	8.0%	14,097	3.0%	23,495	5.0%

As of December 31, 2005
Total Capital (to risk weighted assets)
Summit	$96,837	11.4%	$68,010	8.0%	$85,013	10.0%
Summit Community	54,550	10.4%	41,792	8.0%	52,240	10.0%
Shenandoah	35,834	11.2%	25,589	8.0%	31,986	10.0%
Tier 1 Capital (to risk weighted assets)
Summit	90,686	10.7%	34,005	4.0%	51,008	6.0%
Summit Community	50,490	9.7%	20,896	4.0%	31,344	6.0%
Shenandoah	33,743	10.5%	12,794	4.0%	19,191	6.0%
Tier 1 Capital (to average assets)
Summit	90,686	8.6%	31,764	3.0%	52,940	5.0%
Summit Community	50,490	7.5%	20,251	3.0%	33,752	5.0%
Shenandoah	33,743	9.0%	11,199	3.0%	18,664	5.0%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16. EARNINGS PER SHARE

The computations of basic and diluted earnings per share follow:

	For the Year Ended December 31,
	2006	2005	2004
Numerator for both basic and diluted earnings per share:
Income from continuing operations	$11,070,549	$8,718,785	$8,698,969
Income (loss) from discontinued operations	(2,803,344)	2,523,619	1,909,404
Net Income	$8,267,205	$11,242,404	$10,608,373

Denominator
Denominator for basic earnings
per share-weighted average
common shares outstanding	7,120,518	7,093,402	7,025,118
Effect of dilutive securities:
Convertible preferred stock	-	28,202	23,607
Stock options	62,763	85,234	73,036
	62,763	113,436	96,643
Denominator for diluted earnings
per share-weighted average
common shares outstanding and
assumed conversions	7,183,281	7,206,838	7,121,761

Basic earnings per share from continuing operations	$1.55	$1.23	$1.24
Basic earnings per share from discontinued operations	(0.39)	0.35	0.27
Basic earnings per share	$1.16	$1.58	$1.51

Diluted earnings per share from continuing operations	$1.54	$1.21	$1.22
Diluted earnings per share from discontinued operations	(0.39)	0.35	0.27
Diluted earnings per share	$1.15	$1.56	$1.49

Stock option grants are disregarded in this calculation if they are determined to be anti-dilutive. At December 31, 2006 and 2004, our anti-dilutive stock options totaled 178,500 shares and 94,000 shares, respectively. At December 31, 2005, all stock options were dilutive.

NOTE 17. DERIVATIVE FINANCIAL INSTRUMENTS

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

A summary of our derivative financial instruments by type of activity follows:

	December 31, 2006
		Derivative		Net Ineffective
	Notional	Fair Value		Hedge Gains
	Amount	Asset	Liability	(Losses)
FAIR VALUE HEDGES
Receive-fixed interest rate swaps
FHLB advances	$36,000,000	$-	$1,977,592	$-
Brokered deposits	15,000,000	-	107,881	-
	51,000,000	-	2,085,473	-

	December 31, 2005
		Derivative		Net Ineffective
	Notional	Fair Value		Hedge Gains
	Amount	Asset	Liability	(Losses)
FAIR VALUE HEDGES
Receive-fixed interest rate swaps
FHLB advances	$40,000,000	$-	$1,941,645	$-
Brokered deposits	15,000,000	-	104,635	-
	55,000,000	-	2,046,280	-

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	December 31, 2006
		Derivative		Net
	Notional			Gains
	Amount	Asset	Liability	(Losses)

OTHER DERIVATIVE INSTRUMENTS
Equity index linked
certificates of deposits	$491,797	$132,807	$-	$(1,384)
Equity index swap	491,797	-	153,606	(3,764)
Receive-fixed interest
rate swaps	6,592,050	-	44,880	(27,152)
Receive-variable
interest rate swaps	6,592,050	152,879	-	5,819

	$14,167,694	$285,686	$198,486	$(26,481)

	December 31, 2005
		Derivative		Net
	Notional			Gains
	Amount	Asset	Liability	(Losses)

OTHER DERIVATIVE INSTRUMENTS
Equity index linked
certificates of deposit	$1,354,630	$87,426	$-	$(11,264)
Equity index swap	1,354,630	-	150,131	4,909
Receive-fixed interest
rate swaps	7,792,100	-	17,728	(17,728)
Receive-variable
interest rate swaps	7,792,100	144,572	-	144,572

	$18,293,460	$231,998	$167,859	$120,489

NOTE 18. FAIR VALUE OF FINANCIAL INSTRUMENTS

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

Assets related to discontinued operations: The primary component of the financial assets related to discontinued operations is loans held for sale. Their carrying values approximate their estimated fair values.

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

The carrying values and estimated fair values of our financial instruments are summarized below:

	2006		2005
		Estimated		Estimated
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value
Financial assets:
Cash and due from banks	$12,030,969	$12,030,969	$22,535,761	$22,535,761
Interest bearing deposits,
other banks	270,589	270,589	1,536,506	1,536,506
Federal funds sold	517,000	517,000	3,650,000	3,650,000
Securities available for sale	247,874,120	247,874,120	223,772,298	223,772,298
Loans, net	916,045,185	900,082,014	793,451,590	785,260,446
Accrued interest receivable	6,351,575	6,351,575	4,835,763	4,835,763
Assets related to discontinued operations	8,608,177	8,608,177	16,900,237	16,900,237
Derivative financial assets	285,686	285,686	231,998	231,998
	$1,191,983,301	$1,176,020,130	$1,066,914,153	$1,058,723,009
Financial liabilities:
Deposits	$888,687,635	$889,232,884	$673,887,014	$675,512,676
Short-term borrowings	60,427,675	60,427,675	182,028,113	182,028,113
Long-term borrowings and
subordinated debentures	193,881,074	191,980,926	170,500,835	172,769,867
Accrued interest payable	3,749,618	3,749,618	2,904,801	2,904,801
Derivative financial liabilities	2,283,959	2,283,959	2,214,139	2,214,139
	$1,149,029,961	$1,147,675,062	$1,031,534,902	$1,035,429,596

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19. CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY

Our investment in our wholly-owned subsidiaries is presented on the equity method of accounting. Information relative to our balance sheets at December 31, 2006 and 2005, and the related statements of income and cash flows for the years ended December 31, 2006, 2005 and 2004, are presented as follows:

Balance Sheets	December 31,
	2006	2005
Assets
Cash and due from banks	$252,222	$373,693
Investment in subsidiaries, eliminated in consolidation	96,993,568	86,662,381
Securities available for sale	150,409	150,409
Premises and equipment	6,475,023	6,581,084
Accrued interest receivable	5,270	4,682
Other assets	2,457,926	1,711,542
Total assets	$106,334,418	$95,483,791

Liabilities and Shareholders' Equity
Short-term borrowings	$932,100	$-
Long-term borrowings	4,750,000	1,000,000
Subordinated debentures owed to
unconsolidated subsidiary trusts	19,589,000	19,589,000
Other liabilities	1,188,083	1,091,566
Total liabilities	26,459,183	21,680,566

Common stock and related surplus, $2.50 par value, authorized
20,000,000 shares; issued 2006 - 7,089,680 shares;
2004 - 7,126,220 shares	18,020,591	18,856,774
Retained earnings	62,206,325	56,214,807
Accumulated other comprehensive income	(351,681)	(1,268,356)
Total shareholders' equity	79,875,235	73,803,225

Total liabilities and shareholders' equity	$106,334,418	$95,483,791

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Statements of Income	For the Year Ended December 31,
	2006	2005	2004
Income
Dividends from bank subsidiaries	$3,200,000	$2,800,000	$2,500,000
Other dividends and interest income	48,502	26,966	16,489
Gain (loss) on sale of assets	-	20,758	(9,766)
Management and service fees from bank subsidiaries	5,847,575	4,864,878	3,912,870
Total income	9,096,077	7,712,602	6,419,593
Expense
Interest expense	1,751,891	879,870	506,519
Operating expenses	6,355,943	5,668,209	4,812,149
Total expenses	8,107,834	6,548,079	5,318,668
Income before income taxes and equity in
undistributed income of bank subsidiaries	988,243	1,164,523	1,100,925
Income tax (benefit)	(864,450)	(694,250)	(547,800)
Income before equity in undistributed income
of bank subsidiaries	1,852,693	1,858,773	1,648,725
Equity in (distributed) undistributed
income of bank subsidiaries	6,414,512	9,383,631	8,959,648
Net income	$8,267,205	$11,242,404	$10,608,373

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Statements of Cash Flows	For the Year Ended December 31,
	2006	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$8,267,205	$11,242,404	$10,608,373
Adjustments to reconcile net earnings to
net cash provided by operating activities:
Equity in (undistributed) distributed net income of
bank subsidiaries	(6,414,512)	(9,383,631)	(8,959,648)
Deferred tax expense (benefit)	(40,950)	(43,750)	10,200
Depreciation	602,469	593,597	565,672
Securities (gains)	-	(20,625)	-
Loss on disposal of premises and equipment	-	-	9,766
Tax benefit of exercise of stock options	71,000	77,000	141,000
Stock compensation expense	43,914	-	-
(Increase) decrease in other assets	(25,778)	(78,333)	(199,724)
Increase in other liabilities	126,272	437,322	376,607
Net cash provided by operating activities	2,629,620	2,823,984	2,552,246

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in subsidiaries	(3,000,000)	(9,525,000)	(3,150,000)
Proceeds sales of available for sale securities	-	45,750	-
Proceeds from sales of premises and equipment	-	-	-
Purchases of premises and equipment	(496,408)	(370,297)	(1,219,361)
Purchase of life insurance contracts	(710,000)	-	-
Net cash (used in) investing activities	(4,206,408)	(9,849,547)	(4,369,361)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends paid to shareholders	(2,275,687)	(2,136,495)	(1,827,526)
Exercise of stock options	72,854	125,469	120,237
Repurchase of common stock	(1,023,950)	-	-
Net increase in short-term borrowings	932,100	-	-
Proceeds from long-term borrowings	3,750,000	4,000,000	125,000
Repayment of long-term borrowings	-	(3,000,000)	(4,845,000)
Net proceeds from issuance of trust preferred securities	-	8,000,000	7,406,250
Net proceeds from issuance of preferred stock	-	-	1,158,471
Net cash provided by financing activities	1,455,317	6,988,974	2,137,432
Increase (decrease) in cash	(121,471)	(36,589)	320,317
Cash:
Beginning	373,693	410,282	89,965
Ending	$252,222	$373,693	$410,282

SUPPLEMENTAL DISCLOSURES OF CASH
FLOW INFORMATION
Cash payments for:
Interest	$1,692,809	$824,201	$476,449

SUPPLEMENTAL SCHEDULE OF NONCASH
INVESTING AND FINANCING ACTIVITIES
Noncash investment in unconsolidated subsidiary trust	$-	$248,000	$232,000

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20. QUARTERLY FINANCIAL DATA (Unaudited)

A summary of our unaudited selected quarterly financial data is as follows:

Dollars in thousands, except per share amounts
2006	First Quarter 2006			Second Quarter 2006
	As Previously	Reclassi-	Reclassified	As Previously	Reclassi-	Reclassified
	Reported	fications (1)	Amount	Reported	fications (1)	Amount
Interest income	$18,163	$(252)	$17,911	$19,586	$(177)	$19,409
Net interest income	8,631	(252)	8,379	8,830	(177)	8,653
Income from continuing operations	-	2,589	2,589	-	2,593	2,593
Net income	2,972	-	2,972	2,634	-	2,634
Basic earnings per share continuing operations	$-	$0.36	$0.36	$-	$0.36	$0.36
Diluted earnings per share continuing operations	$-	$0.36	$0.36	$-	$0.36	$0.36
Basic earnings per share	$0.42	$-	$0.42	$0.37	$-	$0.37
Diluted earnings per share	$0.41	$-	$0.41	$0.37	$-	$0.37

	Third Quarter 2006			Fourth
	As Previously	Reclassi-	Reclassified	Quarter
	Reported	fications (1)	Amount	2006
Interest income	$21,230	$(156)	$21,074	$21,884
Net interest income	9,231	(156)	9,075	9,189
Income from continuing operations	-	3,166	3,166	2,723
Net income	2,481	-	2,481	181
Basic earnings per share continuing operations	$-	$0.45	$0.45	$0.39
Diluted earnings per share continuing operations	$-	$0.45	$0.45	$0.39
Basic earnings per share	$0.35	$-	$0.35	$0.03
Diluted earnings per share	$0.35	$-	$0.35	$0.03

2005	First Quarter 2005			Second Quarter 2005
	As Previously	Reclassi-	Reclassified	As Previously	Reclassi-	Reclassified
	Reported	fications (1)	Amount	Reported	fications (1)	Amount
Interest income	$12,293	$(84)	$12,209	$13,524	$(191)	$13,333
Net interest income	7,155	(84)	7,071	7,604	(191)	7,413
Income from continuing operations	-	2,155	2,155	-	2,321	2,321
Net income	2,411	-	2,411	3,116	-	3,116
Basic earnings per share continuing operations	$-	$0.31	$0.31	$-	$0.33	$0.33
Diluted earnings per share continuing operations	$-	$0.30	$0.30	$-	$0.32	$0.32
Basic earnings per share	$0.34	$-	$0.34	$0.44	$-	$0.44
Diluted earnings per share	$0.34	$-	$0.34	$0.43	$-	$0.43

	Third Quarter 2005			Fourth Quarter 2005
	As Previously	Reclassi-	Reclassified	As Previously	Reclassi-	Reclassified
	Reported	fications (1)	Amount	Reported	fications (1)	Amount
Interest income	$14,837	$(212)	$14,625	$16,657	$(172)	$16,485
Net interest income	7,810	(212)	7,598	8,236	(172)	8,064
Income from continuing operations	-	2,329	2,329	-	1,913	1,913
Net income	3,273	-	3,273	2,442	-	2,442
Basic earnings per share continuing operations	$-	$0.33	$0.33	$-	$0.27	$0.27
Diluted earnings per share continuing operations	$-	$0.32	$0.32	$-	$0.27	$0.27
Basic earnings per share	$0.46	$-	$0.46	$0.34	$-	$0.34
Diluted earnings per share	$0.45	$-	$0.45	$0.34	$-	$0.34

(1) - Adjustments are to reclassify the results of operations of our mortgage banking segment, Summit Mortgage, as discontinued operations as required in accordance with Statement of Financial Accounting Standards No. 144. Refer to Note 3 for additional information.