Form 10-K/A, Exhibit 13
period 2006-12-31
SUMMIT FINANCIAL GROUP INC
filed 2007-09-26
CIK 811808

FINANCIAL INFORMATION 2006

CONTENTS

SELECTED FINANCIAL DATA	2

MANAGEMENT’S DISCUSSION AND ANALYSIS	3

Forward Looking Statements	3
Description of Business	3
Overview	3
Critical Accounting Policies	4
Results of Operations	4
Changes in Financial Position	9
Asset Quality	11
Liquidity and Capital Resources	14
Contractual Cash Obligations	15
Off-Balance Sheet Arrangements	15
Market Risk Management	16

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON EFFECTIVENESS OF INTERNAL CONTROL OVER FINANCIAL REPORTING	17

REPORT OF MANAGEMENT’S ASSESSMENT OF INTERNAL
CONTROL OVER FINANCIAL REPORTING	18

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING
FIRM ON CONSOLIDATED FINANCIAL STATEMENTS	19

CONSOLIDATED FINANCIAL STATEMENTS	20

Consolidated Balance Sheets	20
Consolidated Statements of Income	21
Consolidated Statements of Shareholders’ Equity	22
Consolidated Statements of Cash Flows	23-24
Notes to Consolidated Financial Statements	25-55

                  SELECTED FINANCIAL DATA

	For the Year Ended
	(unless otherwise noted)
Dollars in thousands, except per share amounts	2006 (Restated)	2005 (Restated)	2004 (Restated)	2003 (Restated)	2002

Summary of Operations
Interest income	$80,278	$56,653	$45,041	$41,154	$40,689
Interest expense	44,379	26,503	18,663	17,827	18,842
Net interest income	35,899	30,150	26,378	23,327	21,847
Provision for loan losses	1,845	1,295	1,050	915	1,215
Net interest income after provision
for loan losses	34,054	28,855	25,328	22,412	20,632
Noninterest income	3,634	1,605	3,263	3,275	1,945
Noninterest expense	21,610	19,263	16,919	14,218	12,607
Income before income taxes	16,078	11,197	11,672	11,469	9,970
Income tax expense	5,018	3,033	3,348	3,414	2,732
Income from continuing operations	11,060	8,164	8,324	8,055	7,238
Discontinued operations
Exit costs and impairment of long-lived assets	(2,480)	-	-	-	-
Operating income (loss)	(1,750)	3,862	2,913	(44)	-
Income (loss) from discontinued operations before tax	(4,230)	3,862	2,913	(44)	-
Income tax expense (benefit)	(1,427)	1,339	1,004	(15)	-
Income (loss) from discontinued operations	(2,803)	2,523	1,909	(29)	-
Net income	$8,257	$10,687	$10,233	$8,026	$7,238

Balance Sheet Data (at year end)
Assets	$1,235,519	$1,110,214	$889,830	$791,577	$671,894
Securities	247,874	223,772	211,362	235,409	212,598
Loans	916,045	793,452	602,728	498,340	419,205
Deposits	888,688	673,887	524,596	511,801	458,648
Short-term borrowings	60,428	182,028	120,629	49,714	20,191
Long-term borrowings and subordinated debentures	195,698	172,295	173,101	168,549	137,396
Shareholders' equity	78,752	72,691	65,150	57,005	52,080

Per Share Data
Earnings per share from continuing operations
Basic earnings	$1.55	$1.15	$1.18	$1.14	$1.03
Diluted earnings	1.54	1.13	1.17	1.14	1.03
Earnings per share from discontinued operations
Basic earnings	(0.39)	0.35	0.27	-	-
Diluted earnings	(0.39)	0.35	0.27	-	-
Earnings per share
Basic earnings	1.16	1.51	1.46	1.14	1.03
Diluted earnings	1.15	1.48	1.44	1.14	1.03
Shareholders' equity (at year end)	11.12	10.20	9.25	8.12	7.43
Cash dividends	0.32	0.30	0.26	0.215	0.1875

Performance Ratios
Return on average equity	10.44%	15.09%	16.60%	14.69%	15.15%
Return on average assets	0.70%	1.10%	1.22%	1.11%	1.15%
Dividend payout	27.6%	20.0%	17.9%	18.8%	18.2%
Equity to assets	6.4%	6.5%	7.3%	7.2%	7.8%

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

RESTATEMENT

As discussed in Note 1, Restatement, in the Notes to Consolidated Financial Statements, we are restating financial statements and other financial information for the years ended December 31, 2006, 2005, 2004, and 2003.

In 2003, we entered into four interest rate swap agreements on certain convertible rate advances from the Federal Home Loan Bank(“FHLB”) that were designated as fair value hedges.  The terms of the FHLB convertible rate advances include an option of the FHLB to convert the debt’s fixed interest rate to a variable rate on a quarterly basis.  We evaluated these hedging relationships and concluded that the short-cut method of hedge accounting could be applied and the assumption of no ineffectiveness was valid based upon:  (a) the criteria in paragraph 68 of SFAS 133 were met, and (b) the conversion options in the FHLB advances were mirrored in the interest rate swaps.

Based on comments received from the Securities and Exchange Commission, we learned that the above interpretation of paragraph 68 is incorrect.  The conversion is not specifically listed in paragraph 68, and the presence of that term prohibits the application of the short-cut method of hedge accounting, even if the terms are mirrored between the interest rate swap and the hedged item.  Eliminating the application of fair value hedge accounting reverses the fair value adjustments that have been made to the advances and results in all fair value changes for the interest rate swaps being recognized in noninterest income.  Additionally, the net cash settlement payments received/paid during each period for these interest rate swaps were reclassified from interest expense on long-term borrowings to noninterest income.

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

Prior to December 31, 2006, our business was conducted through two primary segments, community banking and mortgage banking.  During fourth quarter 2006, we discontinued substantially all activities of Summit Mortgage, our mortgage banking segment, due to its poor operating results and the continuing uncertainty for performance improvement, principally the result of reduced response rates to our direct mail marketing programs.  We believe that these reduced response rates resulted from additional competitive pressures as other larger mortgage originators entered Summit Mortgage's traditional market for residential second mortgage debt consolidation loans.   Accordingly, all results of operations related to the mortgage banking segment have been reclassified, and are now reflected as discontinued operations.  Refer to Note 4 of the accompanying consolidated financial statements for information related to discontinued operations.

OVERVIEW

Our primary source of income is net interest income from loans and deposits. Business volumes tend to be influenced by the overall economic factors including market interest rates, business spending, and consumer confidence, as well as competitive conditions within the marketplace.

Key Items in 2006

·        We achieved record earnings from continuing operations in 2006. Income from continuing operations totaled $11,060,000, or $1.54 per diluted share, an increase of 36.3%.

·        We exited the mortgage banking business in the fourth quarter. Accordingly, we recognized before tax exit costs of $2,480,000 and a pre-tax operating loss of $1,750,000 for 2006, both of which are included in discontinued operations.

·        Our earnings allowed us to distribute $2.3 million, or $0.32 per share, to our shareholders in 2006 in the form of cash dividends.

·        Our net interest margin continued to experience pressure, dropping to 3.38% for 2006, compared to 3.51% for 2005, primarily due to competitive forces. This resulted in deposit rates being higher and lower yields on loans.

·        We funded our 2006 balance sheet growth through both retail deposits, which grew 13%, and wholesale deposits and other funding sources, which increased a combined 11%.

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

Our most significant accounting policies are presented in Note 2 to the accompanying consolidated financial statements. These policies, along with the disclosures presented in the other financial statement notes and in this financial review, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined.

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

The allowance for loan losses represents our estimate of probable credit losses inherent in the loan portfolio. Determining the amount of the allowance for loan losses is considered a critical accounting estimate because it requires significant judgment and the use of estimates related to the amount and timing of expected future cash flows on impaired loans, estimated losses on pools of homogeneous loans based on historical loss experience, and consideration of current economic trends and conditions, all of which may be susceptible to significant change. The loan portfolio also represents the largest asset type on our consolidated balance sheet. To the extent actual outcomes differ from our estimates, additional provisions for loan losses may be required that would negatively impact earnings in future periods. Note 2 to the accompanying consolidated financial statements describes the methodology used to determine the allowance for loan losses and a discussion of the factors driving changes in the amount of the allowance for loan losses is included in the Asset Quality section of this financial review.

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

See Notes 2 and 10 of the accompanying consolidated financial statements for further discussion of our intangible assets, which include goodwill.

RESULTS OF OPERATIONS

Earnings Summary

Income from continuing operations for the three years ended December 31, 2006, 2005 and 2004, was $11,060,000, $8,164,000 and $8,324,000, respectively. On a per share basis, diluted income from continuing operations was $1.54 in 2006, compared to $1.13 in 2005 and $1.17 in 2004. Consolidated net income, which includes the results of discontinued operations, for the three years ended December 31, 2006, 2005 and 2004 was $8,257,000, $10,687,000, and $10,233,000, respectively. On a per share basis, diluted net income was $1.15 in 2006, compared to $1.48 in 2005, and $1.44 in 2004. Consolidated return on average equity was 10.44% in 2006 compared to 15.09% in 2005 and 16.60% in 2004. Consolidated return on average assets for the year ended December 31, 2006 was 0.70% compared to 1.10% in 2005 and 1.22% in 2004. Included in 2005’s income from continuing operations is an other-than-temporary non-cash impairment charge of $1.5 million pre-tax, equivalent to $940,000 after-tax, related to $5.7 million of certain preferred stock issuances of the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation. A summary of the significant factors influencing our results of operations and related ratios is included in the following discussion.

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

Consolidated net interest income on a fully tax equivalent basis, totaled $37,870,000, $32,079,000 and $28,393,000 for the years ended December 31, 2006, 2005 and 2004, respectively, representing a 18.05% increase in 2006 and 12.98% in 2005. These increases in net interest income are the result of substantial loan growth in the commercial real estate and residential mortgage portfolios in all three years, which more than offset the impact of higher funding costs. Total average earning assets increased 22.6% to $1,121,089,000 from $914,682,000 at December 31, 2005. Total average interest bearing liabilities increased 23.5% to $1,024,031,000 at December 31, 2006, compared to $829,347,000 at December 31, 2005. As identified in Table II, consolidated tax equivalent net interest income grew $5,791,000 and $3,686,000 during 2006 and 2005, respectively.

Our consolidated net interest margin was 3.38% for 2006 compared to 3.51% and 3.57% for 2005 and 2004, respectively. Our consolidated net interest margin decreased 13 basis points in 2006, despite an increase of 94 basis points on the yields on interest earning assets, which was more than offset by the 113 basis point increase in the cost of interest bearing liabilities. Our margin continues to be affected by our rapid loan growth in an extremely competitive environment. The current competitive pressures are causing loan rates to be lower. Also, our loan growth is at a faster pace than we have been able to grow lower cost retail funds, causing us to rely more on higher cost, non-retail deposit funding vehicles. The current competitive and market conditions are also causing deposit rates to be higher. If loan growth continues at levels similar to 2006, this could cause continued margin contraction. Our net interest margin decreased 6 basis points in 2005, as our 48 basis points increase in yield on interest earning assets was more than offset by the 61 basis points increase in our cost of interest bearing liabilities. See Tables I and II for further details regarding changes in volumes and rates of average assets and liabilities and how those changes affect our consolidated net interest income.

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

 MANAGEMENT’S DISCUSSION AND ANALYSIS

TABLE I - AVERAGE DISTRIBUTION OF CONSOLIDATED ASSETS, LIABILITIES AND SHAREHOLDERS' EQUITY,
INTEREST EARNINGS & EXPENSES, AND AVERAGE YIELDS/RATES
Dollars in thousands
	2006			2005				2004
		Earnings/	Yield/		Earnings/	Yield/		Earnings/	Yield/
	Average Balances	Expense (Restated)	Rate (Restated)	Average Balances	Expense (Restated)	Rate (Restated)	Average Balances	Expense (Restated)	Rate (Restated)
ASSETS
Interest earning assets
Loans, net of unearned interest (1)
Taxable	$872,017	$68,915	7.90%	$691,041	$47,582	6.89%	$567,066	$35,769	6.31%
Tax-exempt (2)	8,428	642	7.62%	8,688	635	7.31%	8,818	662	7.51%
Securities
Taxable	193,046	9,403	4.87%	164,611	7,076	4.30%	166,882	7,195	4.31%
Tax-exempt (2)	46,382	3,227	6.96%	47,563	3,180	6.69%	48,356	3,303	6.83%
Federal Funds sold and interest
bearing deposits with other banks	1,216	62	5.10%	2,779	109	3.92%	3,489	127	3.64%
	$1,121,089	$82,249	7.34%	$914,682	$58,582	6.40%	$794,611	$47,056	5.92%
Noninterest earning assets
Cash and due from banks	13,417			17,583			14,367
Banks premises and equipment	23,496			21,234			19,998
Other assets	26,422			21,121			16,879
Allowance for loan losses	(6,849)			(5,652)			(4,972)
Total assets	$1,177,575			$968,968			$840,883

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Interest bearing liabilities
Interest bearing demand deposits	$215,642	$7,476	3.47%	$151,271	$3,120	2.06%	$120,066	$1,183	0.99%
Savings deposits	42,332	554	1.31%	47,745	312	0.65%	49,806	242	0.49%
Time deposits	458,864	20,282	4.42%	319,377	9,970	3.12%	306,850	8,285	2.70%
Short-term borrowings	130,771	6,612	5.06%	138,694	4,824	3.48%	70,318	1,204	1.71%
Long-term borrowings and
subordinated debentures	176,422	9,455	5.36%	172,260	8,277	4.80%	172,580	7,749	4.49%
	$1,024,031	$44,379	4.33%	$829,347	$26,503	3.20%	$719,620	$18,663	2.59%
Noninterest bearing liabilities
Demand deposits	64,380			61,543			54,212
Other liabilities	10,106			7,258			5,416
Total liabilities	1,098,517			898,148			779,248
Shareholders' equity	79,058			70,820			61,635
Total liabilities and
shareholders' equity	$1,177,575			$968,968			$840,883
NET INTEREST EARNINGS		$37,870			$32,079			$28,393
NET INTEREST MARGIN			3.38%			3.51%			3.57%

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

 MANAGEMENT’S DISCUSSION AND ANALYSIS

Table II - Changes in Interest Margin Attributable to Rate and Volume - Consolidated Basis
Dollars in thousands

	2006 Versus 2005 (Restated)			2005 Versus 2004 (Restated)
	Increase (Decrease)			Increase (Decrease)
	Due to Change in:			Due to Change in:
	Volume	Rate	Net	Volume	Rate	Net
Interest earned on:
Loans
Taxable	$13,638	$7,695	$21,333	$8,325	$3,488	$11,813
Tax-exempt	(19)	26	7	(10)	(17)	(27)
Securities
Taxable	1,314	1,013	2,327	(98)	(21)	(119)
Tax-exempt	(80)	127	47	(53)	(70)	(123)
Federal funds sold and interest
bearing deposits with other banks	(73)	26	(47)	(27)	9	(18)
Total interest earned on
interest earning assets	14,780	8,887	23,667	8,137	3,389	11,526

Interest paid on:
Interest bearing demand
deposits	1,676	2,680	4,356	372	1,565	1,937
Savings deposits	(39)	281	242	(10)	80	70
Time deposits	5,282	5,030	10,312	349	1,336	1,685
Short-term borrowings	(290)	2,078	1,788	1,757	1,863	3,620
Long-term borrowings and
subordinated debentures	204	974	1,178	(14)	542	528
Total interest paid on
interest bearing liabilities	6,833	11,043	17,876	2,454	5,386	7,840

Net interest income	$7,947	$(2,156)	$5,791	$5,683	$(1,997)	$3,686

Noninterest Income

Noninterest income from continuing operations totaled 0.31%, 0.17% and 0.39% of average assets in 2006, 2005, and 2004, respectively. Noninterest income from continuing operations totaled $3,633,000 in 2006, compared to $1,605,000 in 2005 and $3,262,000 in 2004, with service fees from deposit accounts being the primary component. Further detail regarding noninterest income from continuing operations is reflected in the following table.

Noninterest Income - Continuing Operations
Dollars in thousands
	2006 (Restated)	2005 (Restated)	2004 (Restated)
Insurance commissions	$924	$853	$527
Service fees	2,758	2,589	2,238
Securities gains (losses)	-	(1,390)	33
Net cash settlement on derivative instruments	(534)	181	778
Change in fair value of derivative instruments	(90)	(950)	(686)
(Loss) on sale of assets	(47)	(198)	(27)
Other	622	520	399

Total	$3,633	$1,605	$3,262

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

Change in fair value of derivative  instruments:  During 2006, the fair value of derivative financial instruments not eligible for short-cut accounting, net of cash payments received/paid, decreased $90,000.  During 2005, the fair value, net of cash payments, of these derivatives decreased $950,000.  These decreases are attributable to the expectation of rising short-term market interest rates which negatively impacts the fair value of related derivative instruments.

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

 MANAGEMENT’S DISCUSSION AND ANALYSIS

Income Tax Expense

Income tax expense for continuing operations for the three years ended December 31, 2006, 2005 and 2004 totaled $5,018,000, $3,033,000 and $3,348,000, respectively. Refer to Note 13 of the accompanying consolidated financial statements for further information and additional discussion of the significant components influencing our effective income tax rates.

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

Refer to Note 6 of the accompanying consolidated financial statements for our loan maturities and a discussion of our adjustable rate loans as of December 31, 2006.

In the normal course of business, we make various commitments and incur certain contingent liabilities, which are disclosed in Note 15 of the accompanying consolidated financial statements but not reflected in the accompanying consolidated financial statements. There have been no significant changes in these types of commitments and contingent liabilities and we do not anticipate any material losses as a result of these commitments.

Securities

Securities comprised approximately 20.1% of total assets at December 31, 2006 compared to 20.2% at December 31, 2005. Average securities approximated $239,428,000 for 2006 or 12.8% more than 2005's average of $212,174,000. Refer to Note 5 of the accompanying consolidated financial statements for details of amortized cost, the estimated fair values, unrealized gains and losses as well as the security classifications by type.

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

 MANAGEMENT’S DISCUSSION AND ANALYSIS

See Table I for average deposit balance and rate information by deposit type for 2006, 2005 and 2004 and Note 11 of the accompanying consolidated financial statements for a maturity distribution of time deposits as of December 31, 2006.

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

Short-term Borrowings: Total short-term borrowings decreased $121,600,000 from $182,028,000 at December 31, 2005 to $60,428,000 at December 31, 2006. These borrowings were principally replaced with brokered certificates of deposits. See Note 12 of the accompanying consolidated financial statements for additional disclosures regarding our short-term borrowings.

Long-term Borrowings: Total long-term borrowings of $176,109,000 at December 31, 2006, consisting primarily of funds borrowed on available lines of credit from the Federal Home Loan Bank, increased $23,403,000 compared to the $152,706,000 outstanding at December 31, 2005. These borrowings were principally used to fund our loan growth. Refer to Note 12 of the accompanying consolidated financial statements for additional information regarding our long-term borrowings.

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

As illustrated in Table VI, the quality of our loan portfolio remains sound. Although total nonaccrual loans and accruing loans past due 90 days or more increased from $1,382,000 at December 31, 2005 to $5,276,000 at December 31, 2006, they remain at historically moderate levels in relation to the loan portfolio’s size. The increase in 2006 is primarily attributable to the loans of a single customer relationship. We are well collateralized with regard to this credit, and adequate reserves have been made. Refer to Note 7 of the accompanying consolidated financial statements for a discussion of impaired loans which are included in the above balances.

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

At December 31, 2006 and 2005, our allowance for loan losses totaled $7,511,000, or 0.81% of total loans and $6,112,000 or 0.76% of total loans, respectively, and is considered adequate to cover inherent losses in our loan portfolio. Table VII presents an allocation of the allowance for loan losses by loan type at each respective year end date, as follows

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

Capital Compliance: Our capital position remains strong, despite our continued growth. Stated as a percentage of total assets, our equity ratio was 6.4% and 6.5% at December 31, 2006 and 2005, respectively. Our risk weighted Tier 1 capital, total capital and leverage capital ratios approximated 9.9%, 10.7% and 7.8%, respectively, at December 31, 2006, all of which are in excess of the minimum guidelines to be “well capitalized” under the regulatory prompt corrective action provisions. Our subsidiary banks are also subject to minimum capital ratios as further discussed in Note 16 of the accompanying consolidated financial statements.

Stock Repurchases: In August 2006, our Board of Directors authorized the open market repurchase of up to 225,000 shares (approximately 3%) of the issued and outstanding shares of our stock. During 2006, we repurchased 53,900 shares under this plan.

Issuance of Trust Preferred Securities: In December 2005, we issued an additional $8 million of adjustable rate trust preferred securities (see Note 12 of the accompanying consolidated financial statements). The proceeds from this issuance were used to pay company debt that had been obtained to fund additional capital needs at our subsidiary banks, and to provide us additional regulatory capital to support our growth. Under Federal Reserve Board guidelines, we had the ability to issue an additional $6.6 million of trust preferred securities as of December 31, 2006 that would qualify as Tier 1 regulatory capital to support our future growth. Trust preferred securities issuances in excess of this limit generally may be included in Tier 2 capital.

 MANAGEMENT’S DISCUSSION AND ANALYSIS

Dividends: Cash dividends per share rose 6.7% to $0.32 in 2006 compared to $0.30 in 2005, representing dividend payout ratios of 27.6% and 20.0% for 2006 and 2005, respectively. It is our intention to continue to pay dividends on a similar schedule during 2007. Future cash dividends will depend on the earnings and financial condition of our subsidiary banks as well as general economic conditions.

The primary source of funds for the dividends paid to our shareholders is dividends received from our subsidiary banks. Dividends paid by our subsidiary banks are subject to restrictions by banking regulations. The most restrictive provision requires approval by the respective bank’s regulatory agency if dividends declared in any year exceed the bank’s current year's net income, as defined, plus its retained net profits of the two preceding years. During 2007, the net retained profits available for distribution to Summit as dividends without regulatory approval are approximately $16,160,000, plus net income for the interim periods through the date of declaration.

Legal Contingencies: Refer to Note 15 of the accompanying consolidated financial statements for a discussion of our current litigation. Management, at the present time, is unable to estimate the impact, if any, an adverse decision may have on our results of operations or financial condition. However, an adverse decision resulting in a large damage award could have a significant negative impact on our regulatory capital thereby limiting our near term growth and our ability to pay dividends to our shareholders.

Contractual Cash Obligations: During our normal course of business, we incur contractual cash obligations. The following table summarizes our contractual cash obligations at December 31, 2006. The operating lease obligations include leases for both continuing and discontinued operations, as we remain obligated to pay the leases of two properties that were used by Summit Mortgage.

	Long Term
	Debt and
	Subordinated
	Debentures (Restated)	Operating Leases
2007	$23,319,944	$1,106,836
2008	52,376,851	997,070
2009	18,911,094	431,349
2010	54,533,193	123,387
2011	2,465,409	88,620
Thereafter	44,091,993	199,395
Total	$195,698,484	$2,946,657

Off-Balance Sheet Arrangements: We are involved with some off-balance sheet arrangements that have or are reasonably likely to have an effect on our financial condition, liquidity, or capital. These arrangements at December 31, 2006 are presented in the following table. Refer to Note 15 of the accompanying consolidated financial statements for further discussion of our off-balance sheet arrangements.

Commitments to extend credit:
Revolving home equity and
credit card lines	$34,225,327
Construction loans	97,368,000
Other loans	34,400,000
Standby letters of credit	14,499,742
Total	$180,493,069

Discontinued Operations: During fourth quarter 2006, we discontinued substantially all activities of Summit Mortgage, our mortgage banking segment, due to its poor operating results and the continuing uncertainty for performance improvement, principally the result of reduced response rates to our direct mail marketing programs. We do not anticipate that the discontinuance of these operations will significantly impact our cash flows or liquidity. Refer to Note 4 of the accompanying consolidated financial statements for a discussion of discontinued operations.

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

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
                   ON EFFECTIVENESS OF INTERNAL CONTROL OVER FINANCIAL REPORTING

To the Board of Directors
Summit Financial Group, Inc.
Moorefield, West Virginia

We have audited management's assessment, included in the accompanying Report on Management’s Assessment of Internal Control Over Financial Reporting (as restated), that Summit Financial Group, Inc. and subsidiaries did not maintain effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).  Summit Financial Group, Inc.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting.  Our responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of the company's internal control over financial reporting based on our audit.

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

A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.  The following material weakness has been identified and included in management's assessment. As of December 31, 2006, the Company failed to correctly document, measure and record hedge ineffectiveness to ensure the appropriate classification of certain interest rate swaps and the related valuation of fair value hedges of certain convertible rate advances from the Federal Home Loan Bank.  This control deficiency could result in a misstatement to the interest rate swap derivative accounts and the convertible rate advances from the Federal Home Loan Bank that would cause a material misstatement of the annual or interim financial statements that would not be prevented or detected.  This material weakness resulted in the restatement of the Company’s consolidated financial statements as of and for the year ended December 31, 2006.  Accordingly, management has concluded that this control deficiency constitutes a material weakness.  This material weakness was considered in determining the nature, timing, and extent of audit tests applied in our audit of the 2006 financial statements, and this report does not affect our report dated September 25, 2007, on those financial statements.

In our opinion, management's assessment that Summit Financial Group, Inc. and subsidiaries did not maintain effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).  Also in our opinion, because of the effect of the material weakness described above on the achievement of the objectives of the control criteria, Summit Financial Group, Inc. and subsidiaries has not maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

ARNETT & FOSTER, P.L.L.C.

Charleston, West Virginia
September 25, 2007

                  REPORT OF MANAGEMENT’S ASSESSMENT OF INTERNAL CONTROL OVER FINANCIAL REPORTING
                                                             (as restated)

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

A material weakness is a control deficiency, or combination of control deficiencies, that results in a more than remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. As of December 31, 2006, the Company did not maintain effective controls to ensure the appropriate classification of interest rate swaps and the related fair value hedges of certain convertible rate advances from the Federal Home Loan Bank (“FHLB”). Specifically, the Company failed to correctly document, measure and record hedge ineffectiveness on certain interest rate swaps or to correct that error subsequently. This control deficiency could result in a misstatement to the interest rate swap derivative accounts and the convertible rate advances from the Federal Home Loan Bank (“FHLB”) that could cause a material misstatement of the annual or interim financial statements that would not be prevented or detected. This control deficiency resulted in the restatement of the Company’s 2006 consolidated financial statements and the first and second quarter interim consolidated financial statements for 2007. In connection with the restatement, under the direction of our principal executive officer and principal financial officer, we reevaluated our disclosure controls and procedures as of December 31, 2006. We identified a material weakness in our internal control over financial reporting with respect to accounting for hedge transactions. Solely as a result of this material weakness, we have concluded that our disclosure controls and procedures were not effective as of December 31, 2006.

In the original filing of our fiscal 2006 Annual Report on Form 10-K, management previously concluded that the Company maintained effective internal control over financial reporting as of December 31, 2006. In connection with the restatement described above management has determined that a material weakness described above existed as of December 31, 2006. Because of this material weakness, management has concluded that the Company did not maintain effective internal control over financial reporting as of December 31, 2006 based on criteria established in Internal Control—Integrated Framework issued by the COSO. Accordingly, management has restated this report on internal control over financial reporting.

Arnett & Foster, P.L.L.C., independent registered public accounting firm, has issued a revised attestation report on management’s assessment of the Corporation’s internal control over financial reporting.

/s/ H. Charles Maddy, III                                                                          /s/ Robert S. Tissue                                                                      /s/ Julie R. Cook
President and                                                                                             Senior Vice President                                                                    Vice President
Chief Executive Officer                                                                            and Chief Financial Officer                                                            and Chief Accounting Officer

Moorefield, West Virginia
September  25, 2007

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

As described in Note 1 to the financial statements, the Company has restated the accompanying consolidated financial statements to correct errors related to the Company’s accounting for derivative instruments.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Summit Financial Group, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated September 25, 2007, expressed an unqualified opinion on management’s assessment of the effectiveness of Summit Financial Group, Inc. and subsidiaries’ internal control over financial reporting and an adverse opinion on the effectiveness of Summit Financial Group, Inc. and subsidiaries’ internal control over financial reporting.

ARNETT & FOSTER, P.L.L.C.

Charleston, West Virginia
September 25, 2007

                  CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Balance Sheets

	December 31,
	2006 (Restated)	2005 (Restated)
ASSETS
Cash and due from banks	$12,030,969	$22,535,761
Interest bearing deposits with other banks	270,589	1,536,506
Federal funds sold	517,000	3,650,000
Securities available for sale	247,874,120	223,772,298
Loans, net	916,045,185	793,451,590
Property held for sale, net	41,000	268,287
Premises and equipment, net	22,445,635	22,488,435
Accrued interest receivable	6,351,575	4,834,337
Intangible assets	3,196,520	3,347,672
Other assets	17,031,762	15,917,786
Assets related to discontinued operations	9,714,749	18,411,278
Total assets	$1,235,519,104	$1,110,213,950

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits
Non-interest bearing	$62,591,493	$62,617,706
Interest bearing	826,096,142	611,269,308
Total deposits	888,687,635	673,887,014
Short-term borrowings	60,427,675	182,028,113
Long-term borrowings	176,109,484	152,706,376
Subordinated debentures owed to unconsolidated subsidiary trusts	19,589,000	19,589,000
Other liabilities	9,843,823	8,752,110
Liabilities related to discontinued operations	2,109,320	560,728
Total liabilities	1,156,766,937	1,037,523,341
Commitments and Contingencies

Shareholders' Equity
Common stock and related surplus, $2.50 par value; authorized 20,000,000;
issued 2006 - 7,084,980 shares; 2005 - 7,126,220 shares	18,020,591	18,856,774
Retained earnings	61,083,257	55,102,191
Accumulated other comprehensive income	(351,681)	(1,268,356)
Total shareholders' equity	78,752,167	72,690,609

Total liabilities and shareholders' equity	$1,235,519,104	$1,110,213,950

 See notes to consolidated financial statements

                  CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Statements of Income
	For the Year Ended December 31,
	2006 (Restated)	2005 (Restated)	2004 (Restated)
Interest income
Interest and fees on loans
Taxable	$68,230,630	$46,923,820	$35,072,720
Tax-exempt	424,932	419,541	437,658
Interest and dividends on securities
Taxable	9,403,789	7,076,226	7,194,736
Tax-exempt	2,158,189	2,124,699	2,208,424
Interest on interest bearing deposits with other banks	25,927	90,563	123,036
Interest on Federal Funds sold	34,536	18,194	4,117
Total interest income	80,278,003	56,653,043	45,040,691
Interest expense
Interest on deposits	28,312,166	13,401,988	9,710,108
Interest on short-term borrowings	6,611,742	4,824,365	1,203,395
Interest on long-term borrowings and subordinated debentures	9,454,984	8,276,217	7,749,129
Total interest expense	44,378,892	26,502,570	18,662,632
Net interest income	35,899,111	30,150,473	26,378,059
Provision for loan losses	1,845,000	1,295,000	1,050,000
Net interest income after provision for loan losses	34,054,111	28,855,473	25,328,059
Noninterest income
Insurance commissions	924,118	852,664	527,492
Service fees	2,757,570	2,589,234	2,237,887
Mortgage origination revenue	-	-	(300)
Realized securities gains	-	110,012	33,471
Unrealized securities (losses)	-	(1,500,000)	-
Net cash settlement on derivative instruments	(533,595)	181,555	777,984
Change in fair value of derivative instruments	(90,413)	(950,472)	(685,540)
(Loss) on sale of assets	(46,754)	(198,460)	(27,268)
Other	622,482	520,223	398,751
Total noninterest income	3,633,408	1,604,756	3,262,477
Noninterest expenses
Salaries and employee benefits	11,820,566	10,810,318	9,364,195
Net occupancy expense	1,557,263	1,371,209	1,186,761
Equipment expense	1,900,852	1,712,725	1,576,653
Supplies	797,129	548,719	539,313
Professional fees	892,451	748,374	594,103
Advertising	284,001	410,882	292,918
Amortization of intangibles	151,152	151,152	151,152
Other	4,206,414	3,510,418	3,213,453
Total noninterest expenses	21,609,828	19,263,797	16,918,548
Income before income tax expense	16,077,691	11,196,432	11,671,988
Income tax expense	5,017,594	3,032,670	3,348,241
Income from continuing operations	11,060,097	8,163,762	8,323,747
Discontinued operations
Exit costs and impairment of long-lived assets	(2,480,000)	-	-
Operating income(loss)	(1,750,244)	3,862,356	2,912,904
Income from discontinued operations before income tax expense (benefit)	(4,230,244)	3,862,356	2,912,904
Income tax expense(benefit)	(1,426,900)	1,338,737	1,003,500
Income from discontinued operations	(2,803,344)	2,523,619	1,909,404

Net Income	$8,256,753	$10,687,381	$10,233,151

Basic earnings per common share from continuing operations	$1.55	$1.15	$1.18
Basic earnings per common share	$1.16	$1.51	$1.46

Diluted earnings per common share from continuing operations	$1.54	$1.13	$1.17
Diluted earnings per common share	$1.15	$1.48	$1.44

                  See notes to consolidated financial statements

                          CONSOLIDATED FINANCIAL STATEMENTS

 Consolidated Statements of Shareholders’ Equity
For the Years Ended December 31, 2006, 2005 and 2004

	Preferred	Common			Accumulated	Total
	Stock and	Stock and	Retained		Other	Shareholders'
	Related	Related	Earnings	Treasury	Comprehensive	Equity
	Surplus	Surplus	(Restated)	Stock	Income	(Restated)
Balance, December 31, 2003	-	17,862,255	38,145,680	(627,659)	1,624,896	57,005,172
Comprehensive income:
Net income	-	-	10,233,151	-	-	10,233,151
Other comprehensive income,
net of deferred tax (benefit) of ($1,029,725):
Net unrealized (loss) on securities of
($1,659,325), net of reclassification adjustment
for gains included in net income of $20,752	-	-	-	-	(1,680,077)	(1,680,077)
Total comprehensive income						8,553,074
Exercise of stock options	-	261,237	-	-	-	261,237
Issuance of preferred stock	1,158,471	-	-	-	-	1,158,471
Cash dividends declared ($0.26 per share)	-	-	(1,827,526)	-	-	(1,827,526)
Balance, December 31, 2004	1,158,471	18,123,492	46,551,305	(627,659)	(55,181)	65,150,428
Comprehensive income:
Net income	-	-	10,687,381	-	-	10,687,381
Other comprehensive income,
net of deferred tax (benefit) of ($743,559):
Net unrealized (loss) on securities of
($2,074,968), net of reclassification adjustment
for losses included in net income of ($861,793)	-	-	-	-	(1,213,175)	(1,213,175)
Total comprehensive income						9,474,206
Exercise of stock options	-	202,470	-	-	-	202,470
Conversion of preferred shares	(1,158,471)	1,158,471	-	-	-	-
Retirement of treasury shares		(627,659)	-	627,659		-
Cash dividends declared ($0.30 per share)	-	-	(2,136,495)	-	-	(2,136,495)
Balance, December 31, 2005	$-	$18,856,774	$55,102,191	$-	$(1,268,356)	$72,690,609
Comprehensive income:
Net income	-	-	8,256,753	-	-	8,256,753
Other comprehensive income,
net of deferred tax expense of $213,797:
Net unrealized gain on securities of
of $916,675, net of reclassification adjustment
for gains included in net income of ($0)	-	-	-	-	916,675	916,675
Total comprehensive income						9,173,428
Exercise of stock options	-	187,767	-	-	-	187,767
Repurchase of common stock		(1,023,950)				(1,023,950)
Cash dividends declared ($0.32 per share)	-	-	(2,275,687)	-	-	(2,275,687)
Balance, December 31, 2006	$-	$18,020,591	$61,083,257	$-	$(351,681)	$78,752,167

                  See notes to consolidated financial statements

                          CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Statements of Cash Flows
	For the Year Ended December 31,
	2006 (Restated)	2005 (Restated)	2004 (Restated)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$8,256,753	$10,687,381	$10,233,151
Adjustments to reconcile net earnings to
net cash provided by operating activities:
Depreciation	1,768,900	1,680,779	1,506,698
Provision for loan losses	2,515,000	1,479,400	1,050,000
Stock Compensation Expense	43,913	-	-
Deferred income tax (benefit)	(1,535,456)	(1,355,093)	(679,909)
Loans originated for sale	(234,046,865)	(314,600,774)	(259,316,402)
Proceeds from loans sold	249,967,318	323,146,988	260,478,758
(Gains) on loans sold	(7,763,998)	(10,857,288)	(9,083,436)
Security (gains)	-	(110,012)	(33,471)
Change in fair value of derivative instruments	90,413	950,472	685,540
Writedown of preferred stock	-	1,500,000	-
Writedown of fixed assets to fair value & exit costs accrual of discontinued operations	2,480,000	-	-
Loss on disposal of premises, equipment and other assets	46,754	198,460	29,183
Amortization of securities premiums (accretion
of discounts), net	65,266	653,483	848,775
Amortization of goodwill and purchase
accounting adjustments, net	162,684	162,684	176,340
Tax benefit of exercise of stock options	71,000	77,000	141,000
(Increase) decrease in accrued interest receivable	(1,512,052)	(1,183,856)	126,233
(Increase) decrease in other assets	552,762	(920,936)	(684,038)
Increase in other liabilities	795,114	1,940,105	1,026,480
Net cash provided by operating activities	21,957,506	13,448,793	6,504,902
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from maturities and calls of
securities available for sale	14,369,893	9,216,910	22,532,825
Proceeds from sales of securities available for sale	18,264,300	18,386,829	49,689,639
Principal payments received on securities available for sale	25,362,530	32,085,084	35,379,512
Purchases of securities available for sale	(80,716,715)	(76,054,905)	(87,029,752)
Net (increase) decrease in federal funds sold	3,133,000	(3,602,000)	196,000
Net loans made to customers	(125,058,666)	(192,861,006)	(105,705,168)
Purchases of premises and equipment	(1,779,688)	(3,994,963)	(4,463,284)
Proceeds from sales of premises, equipment and other assets	304,846	419,351	351,425
Proceeds from interest bearing deposits with other banks	1,265,917	802,192	802,394
Purchases of life insurance contracts	(880,000)	(2,500,000)	-
Net cash paid in acquisition of Sager Insurance Agency	-	-	(850,000)
Net cash (used in) investing activities	(145,734,583)	(218,102,508)	(89,096,409)
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in demand deposit,
NOW and savings accounts	22,794,556	79,765,031	17,112,187
Net increase (decrease) in time deposits	191,954,169	69,630,895	(4,299,909)
Net increase (decrease) in short-term borrowings	(121,600,438)	61,398,899	70,914,968
Proceeds from long-term borrowings	63,342,000	32,764,000	23,326,000
Repayments of long-term borrowings	(39,991,219)	(41,774,543)	(26,315,072)
Net proceeds from issuance of trust preferred securities	-	8,000,000	7,406,250
Net proceeds from issuance of preferred stock	-	-	1,158,471
Exercise of stock options	72,854	125,470	120,237
Dividends paid	(2,275,687)	(2,136,495)	(1,827,526)
Repurchase of common stock	(1,023,950)	-	-
Net cash provided by financing activities	113,272,285	207,773,257	87,595,606
Increase (decrease) in cash and due from banks	(10,504,792)	3,119,542	5,004,099
Cash and due from banks:
Beginning	22,535,761	19,416,219	14,412,120
Ending	$12,030,969	$22,535,761	$19,416,219

                  See notes to consolidated financial statements

                  CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Statements of Cash Flows-continued

	For the Year Ended December 31,
	2006 (Restated)	2005 (Restated)	2004 (Restated)
SUPPLEMENTAL DISCLOSURES OF CASH
FLOW INFORMATION
Cash payments for:
Interest	$44,136,925	$25,528,195	$18,045,519
Income taxes	$4,991,000	$5,245,000	$5,030,534

SUPPLEMENTAL SCHEDULE OF NONCASH
INVESTING AND FINANCING ACTIVITIES
Other assets acquired in settlement of loans	$85,676	$342,744	$515,593
Acquisition of Sager Insurance Agency:
Net cash and cash equivalents paid in acquisition of Sager Insurance
Agency	$-	$-	$850,000
Fair value of assets acquired (principally building and land)	$-	$-	$250,000
Goodwill	-	-	600,000
	$-	$-	$850,000

Noncash investment in unconsolidated subsidiary trust	$-	$248,000	$232,000

                  See notes to consolidated financial statements

                  CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.                      RESTATEMENT

Summit Financial Group, Inc. (“We”, “Company”, or “Summit”) is restating its consolidated financial statements and other financial information to correct errors related to our derivative accounting under Statement of Financial Accounting Standards No. 133, Accourting for Derivative Instruments and Hedging Activities (“SFAS. No. 133”).

In 2003, we entered into four interest rate swap agreements on certain convertible rate advances from the Federal Home Loan Bank(“FHLB”) that were designated as fair value hedges.  The terms of the FHLB convertible rate advances include an option of the FHLB to convert the debt’s fixed interest rate to a variable rate on a quarterly basis.  We evaluated these hedging relationships and concluded that the short-cut method of hedge accounting could be applied and the assumption of no ineffectiveness was valid based upon:  (a) the criteria in paragraph 68 of SFAS 133 were met, and (b) the conversion options in the FHLB advances were mirrored in the interest rate swaps.

Recently, we learned that the above interpretation of paragraph 68 is incorrect.  The conversion is not specifically listed in paragraph 68, and the presence of that term prohibits the application of the short-cut method of hedge accounting, even if the terms are mirrored between the interest rate swap and the hedged item.  Eliminating the application of fair value hedge accounting reverses the fair value adjustments that have been made to the advances and results in all fair value changes for the interest rate swaps being recognized in noninterest income.  Additionally, the net cash settlement payments received/paid during each period for these interest rate swaps were reclassified from interest expense on long-term borrowings to noninterest income.

The following tables reflect a summary of both the originally reported and restated amounts:

Consolidated Balance Sheets

	December 31, 2006		December 31, 2005
	As Previously Reported	As Restated	As Previously Reported	As Restated
Other assets	$16,343,431	$17,031,762	$15,235,861	$15,917,786
Total assets	1,234,830,773	1,235,519,104	1,109,532,025	1,110,213,950
Long-term borrowings	174,292,074	176,109,484	150,911,835	152,706,376
Total liabilities	1,154,955,538	1,156,766,937	1,035,728,800	1,037,523,341
Retained earnings	62,206,325	61,083,257	56,214,807	55,102,191
Total shareholders' equity	79,875,235	78,752,167	73,803,225	72,690,609
Total liabilities and shareholders' equity	1,234,830,773	1,235,519,104	1,109,532,025	1,110,213,950

   CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Statements of Income

	Years Ended December 31,
	2006		2005		2004
	As Previously Reported	As Restated	As Previously Reported	As Restated	As Previously Reported	As Restated
Interest income	$80,278,003	$80,278,003	$56,653,043	$56,653,043	$45,040,691	$45,040,691
Interest expense	44,981,742	44,378,892	26,505,842	26,502,570	17,959,802	18,662,632
Net interest income	35,296,261	35,899,111	30,147,201	30,150,473	27,080,889	26,378,059
Provision for loan losses	1,845,000	1,845,000	1,295,000	1,295,000	1,050,000	1,050,000
Noninterest income:
Net cash settlement
on derivative instruments	-	(533,595)	-	181,555	-	777,984
Change in fair value of
derivative instruments	-	(90,413)	-	(950,472)	-	(685,540)
Other noninterest income	4,253,116	4,257,416	2,503,226	2,373,673	3,164,843	3,170,033
Noninterest expense	21,609,828	21,609,828	19,263,797	19,263,797	16,918,548	16,918,548
Income from continuing operations
before income taxes	16,094,549	16,077,691	12,091,630	11,196,432	12,277,184	11,671,988
Income tax expense	5,024,000	5,017,594	3,372,845	3,032,670	3,578,215	3,348,241
Income from continuing operations
Income (loss) from discontinued	11,070,549	11,060,097	8,718,785	8,163,762	8,698,969	8,323,747
operations, net of income taxes	(2,803,344)	(2,803,344)	2,523,619	2,523,619	1,909,404	1,909,404
Net income	$8,267,205	$8,256,753	$11,242,404	$10,687,381	$10,608,373	$10,233,151

Diluted earnings per share:
Income from continuing operations	$1.54	$1.54	$1.21	$1.13	$1.22	$1.17
Net income	$1.15	$1.15	$1.56	$1.48	$1.49	$1.44
Average diluted shares outstanding	7,183,281	7,183,281	7,206,838	7,206,838	7,121,761	7,121,761

Consolidated Statements of Shareholders' Equity

	December 31,
	2006		2005		2004
	As Previously Reported	As Restated	As Previously Reported	As Restated	As Previously Reported	As Restated
Balance, beginning of period	$73,803,225	$72,690,609	$65,708,021	$65,150,428	$57,187,543	$57,005,172
Increase attributable to net income	8,267,205	8,256,753	11,242,404	10,687,381	10,608,373	10,233,151
Balance, end of period	79,875,235	78,752,167	73,803,225	72,690,609	65,708,021	65,150,428

In addition, the following Notes to Consolidated Financial Statements have been restated:  12, 13, 15, 16, 17, 18, 19, 20, and 22.

NOTE 2.                                SIGNIFICANT ACCOUNTING POLICIES

Nature of business: We are a financial holding company headquartered in Moorefield, West Virginia. Our primary business is retail banking. We operate two community bank subsidiaries: Summit Community Bank (“Summit Community”) and Shenandoah Valley National Bank (“Shenandoah”) (collectively, the “Bank Subsidiaries”). We provide commercial and retail banking services primarily in the Eastern Panhandle and South Central regions of West Virginia and the Northern region of Virginia. We also operate Summit Insurance Services, LLC.

   CONSOLIDATED FINANCIAL STATEMENTS

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

   CONSOLIDATED FINANCIAL STATEMENTS

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

   CONSOLIDATED FINANCIAL STATEMENTS

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

Variable interest entities: In accordance with FIN 46-R, Consolidation of Variable Interest Entities, business enterprises that represent the primary beneficiary of another entity by retaining a controlling interest in that entity's assets, liabilities and results of operations must consolidate that entity in its financial statements. Prior to the issuance of FIN 46-R, consolidation generally occurred when an enterprise controlled another entity through voting interests. If applicable, transition rules allow the restatement of financial statements or prospective application with a cumulative effect adjustment. We have determined that the provisions of FIN 46-R do not require consolidation of subsidiary trusts which issue guaranteed preferred beneficial interests in subordinated debentures (Trust Preferred Securities). The Trust Preferred Securities continue to qualify as Tier 1 capital for regulatory purposes. The banking regulatory agencies have not issued any guidance which would change the regulatory capital treatment for the Trust Preferred Securities based on the adoption of FIN 46-R. The adoption of the provisions of FIN 46-R has had no material impact on our results of operations, financial condition, or liquidity. See Note 12 of our Notes to Consolidated Financial Statements for a discussion of our subordinated debentures.

   CONSOLIDATED FINANCIAL STATEMENTS

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

NOTE 3.	SIGNIFICANT NEW ACCOUNTING PRONOUNCEMENTS

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

NOTE 4. DISCONTINUED OPERATIONS

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

   CONSOLIDATED FINANCIAL STATEMENTS

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

Operating lease terminations	$734,000
Vendor contract terminations	740,000
Severance payments	385,000
$1,859,000

NOTE 5.                                SECURITIES

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

NOTE 6. LOANS

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

NOTE 7. ALLOWANCE FOR LOAN LOSSES

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

NOTE 8.                                 PROPERTY HELD FOR SALE

Property held for sale, consisting of foreclosed properties, was $41,000 and $268,000 at December 31, 2006 and December 31, 2005, respectively. In 2005, we sold a foreclosed property that resulted in a $214,000 pre-tax loss, which is reflected in (Loss) on sale of assets.

NOTE 9. PREMISES AND EQUIPMENT

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

NOTE 10.                                INTANGIBLE ASSETS

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

NOTE 11. DEPOSITS

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

NOTE 12. BORROWED FUNDS

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

Long-term borrowings: Our long-term borrowings of $176,109,484 and $152,706,376 as of December 31, 2006 and 2005, respectively, consisted primarily of advances from the FHLB. These borrowings bear both fixed and variable interest rates and mature in varying amounts through the year 2016. The average interest rate paid on long-term borrowings during 2006 and 2005 approximated 5.42% and 4.67%, respectively.

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

NOTE 13. INCOME TAXES

The components of applicable income tax expense (benefit) for continuing operations for the years ended December 31, 2006, 2005 and 2004, are as follows:

	2006 (Restated)	2005 (Restated)	2004 (Restated)
Current
Federal	$5,133,000	$3,961,900	$3,635,500
State	523,750	407,100	381,650
	5,656,750	4,369,000	4,017,150
Deferred
Federal	(610,582)	(1,230,962)	(619,151)
State	(28,574)	(105,368)	(49,758)
	(639,156)	(1,336,330)	(668,909)
Total	$5,017,594	$3,032,670	$3,348,241

Reconciliation between the amount of reported continuing operations income tax expense and the amount computed by multiplying the statutory income tax rates by book pretax income from continuing operations for the years ended December 31, 2006, 2005 and 2004 is as follows:

	2006 (Restated)		2005 (Restated)		2004 (Restated)
	Amount	Percent	Amount	Percent	Amount	Percent
Computed
tax at applicable
statutory rate	$5,466,416	34	$3,806,787	34	$3,968,476	34

Increase (decrease) in
taxes resulting from:
Tax-exempt interest
and dividends, net	(878,261)	(6)	(865,042)	(7)	(899,668)	(7)

State income
taxes, net of
Federal income
tax benefit	345,675	2	268,686	2	251,889	2
Other, net	83,764	1	(177,761)	(1)	27,544	-
Applicable income taxes of continuing operations	$5,017,594	31	$3,032,670	28	$3,348,241	29

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

The tax effects of temporary differences, which give rise to our deferred tax assets and liabilities as of December 31, 2006 and 2005, are as follows:

	2006 (Restated)	2005 (Restated)
Deferred tax assets
Allowance for loan losses	$2,690,224	$2,240,252
Deferred compensation	829,810	685,007
Other deferred costs and accrued expenses	681,496	633,321
Net unrealized loss on securities and
other financial instruments	1,424,197	1,940,574
	5,625,727	5,499,154
Deferred tax liabilities
Depreciation	331,602	336,086
Accretion on tax-exempt securities	64,738	53,747
Purchase accounting adjustments
and goodwill	170,000	159,054
	566,340	548,887
Net deferred tax assets (liabilities)	$5,059,387	$4,950,267

NOTE 14. EMPLOYEE BENEFITS

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

Stock Option Plan: On January 1, 2006, we adopted SFAS No. 123R, Share-Based Payment (Revised 2004), which is a revision of SFAS No. 123, Accounting for Stock Issued for Employees. SFAS No. 123R establishes accounting requirements for share-based compensation to employees and carries forward prior guidance on accounting for awards to non-employees. Prior to the adoption of SFAS No. 123R, we reported employee compensation expense under stock option plans only if options were granted below market prices at grant date in accordance with the intrinsic value method of Accounting Principles Board Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees, and related interpretations. In accordance with APB No. 25, we reported no compensation expense on options granted as the exercise price of the options granted always equaled the market price of the underlying stock on the date of grant. SFAS No. 123R eliminated the ability to account for stock-based compensation using APB No. 25 and requires that such transactions be recognized as compensation cost in the income statement based on their fair values on the measurement date, which is generally the date of the grant.

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

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

(in thousands, except per share data)	Years Ended December 31,
	2005 (Restated)	2004 (Restated)

Net income:
As reported	$10,687	$10,233

Deduct total stock-based
employee compensation
expense determined under
fair value based method
for all awards, net of
related tax effects	(717)	(260)
Pro forma	$9,970	$9,973

Basic earnings per share:
As reported	$1.51	$1.46
Pro forma	$1.41	$1.42

Diluted earnings per share:
As reported	$1.48	$1.44
Pro forma	$1.38	$1.40

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

NOTE 15. COMMITMENTS AND CONTINGENCIES

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

Litigation: We are involved in various legal actions arising in the ordinary course of business.  In the opinion of counsel, the outcome of these matters will not have a significant adverse effect on the consolidated financial statements.  The Company is also involved in other legal proceedings described more fully below.

On December 26, 2003, two of our subsidiaries, Summit Financial, LLC and Shenandoah Valley National Bank, and various employees of Summit Financial, LLC were served with a Petition for Temporary Injunction and a Bill of Complaint filed in the Circuit Court of Fairfax County, Virginia by Corinthian Mortgage Corporation.  The filings allege various claims against Summit Financial, LLC and Shenandoah Valley National Bank arising out of the hiring of former employees of Corinthian Mortgage Corporation (“Corinthian “) and the alleged use of  its proprietary information.  The individual defendants have also been sued based on allegations arising out of their former employment relationship with Corinthian and their employment with Summit Financial, LLC. In an 8-K filed on November 15, 2006,   Summit announced it would close  its mortgage operations which at the time operated as Summit Mortgage, a division of Shenandoah Valley National Bank  .

The plaintiff seeks damages in the amount proven at trial on each claim and punitive damages in the amount of $350,000.  Plaintiff also seeks permanent and temporary injunctive relief prohibiting the alleged use of proprietary information by Summit Financial and the alleged solicitation of Corinthian’s employees.  On January 22, 2004, the Circuit Court of Fairfax County, Virginia denied Corinthian’s petition for a temporary injunction.

On November 20, 2006, Corinthian filed an Amended Complaint which joined Summit Financial Group as a defendant and requested damages in the amount of 20 million dollars.  Trial of this matter is currently scheduled to begin on January 14, 2008.

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

On January 4, 2006, Mary Forrest, an individual, filed an alleged class action suit in the United States District Court for the Eastern District of Wisconsin, Milwaukee Division, against our subsidiary, Shenandoah Valley National Bank (“Shenandoah”).  Further, on May 19, 2006, Marti L. Klutho, an individual, filed an alleged class action suit in the United States District Court for the Eastern District of Missouri, Eastern Division, also against Shenandoah.  The plaintiffs in each case claimed that Shenandoah violated the Federal Fair Credit Reporting Act (“FCRA”) alleging that Shenandoah used information contained in their consumer reports, without extending a “firm offer of credit” within the meaning of the FCRA.

In the Klutho case the Company moved for judgment on the pleadings, claiming that plaintiff has no legally viable claim.  On May 22, 2007, Shenandoah's motion for judgment in the Klutho case was granted,  and the case was dismissed.   Plaintiff did not appeal, and the case has been concluded.

On March 28, 2007,  plaintiff's motion for class certification in the Forrest case was denied.   Her subsequent petition for appeal to the Federal Seventh Circuit Court of Appeals was also denied.  The parties have since settled on a one plaintiff basis for an insignificant amount, and this case has also been concluded.

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

The primary source of funds for our dividends paid to our shareholders is dividends received from our subsidiary banks. Dividends paid by the subsidiary banks are subject to restrictions by banking regulations. The most restrictive provision requires approval by their regulatory agencies if dividends declared in any year exceed the year’s net income, as defined, plus the net retained profits of the two preceding years. During 2007, our subsidiaries have $16,160,000 plus net income for the interim periods through the date of declaration, available for dividends for distribution to us.

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

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands)					To be Well Capitalized
			Minimum Required		under Prompt Corrective
	Actual		Regulatory Capital		Action Provisions
	Amount (Restated)	Ratio (Restated)	Amount (Restated)	Ratio	Amount (Restated)	Ratio
As of December 31, 2006
Total Capital (to risk weighted assets)
Summit	$103,102	10.7%	$77,046	8.0%	$96,307	10.0%
Summit Community	59,684	10.4%	46,087	8.0%	57,609	10.0%
Shenandoah	41,243	10.9%	30,355	8.0%	37,944	10.0%
Tier 1 Capital (to risk weighted assets)
Summit	94,899	9.9%	38,523	4.0%	57,784	6.0%
Summit Community	55,041	9.6%	23,044	4.0%	34,565	6.0%
Shenandoah	37,683	9.9%	15,178	4.0%	22,766	6.0%
Tier 1 Capital (to average assets)
Summit	94,899	7.8%	36,492	3.0%	60,820	5.0%
Summit Community	55,041	7.4%	22,383	3.0%	37,305	5.0%
Shenandoah	37,683	8.0%	14,097	3.0%	23,495	5.0%

As of December 31, 2005
Total Capital (to risk weighted assets)
Summit	$95,724	11.3%	$68,065	8.0%	$85,081	10.0%
Summit Community	53,437	10.2%	41,847	8.0%	52,308	10.0%
Shenandoah	35,834	11.2%	25,589	8.0%	31,986	10.0%
Tier 1 Capital (to risk weighted assets)
Summit	89,573	10.5%	34,033	4.0%	51,049	6.0%
Summit Community	49,377	9.4%	20,923	4.0%	31,385	6.0%
Shenandoah	33,743	10.5%	12,794	4.0%	19,191	6.0%
Tier 1 Capital (to average assets)
Summit	89,573	8.5%	31,764	3.0%	52,940	5.0%
Summit Community	49,377	7.3%	20,251	3.0%	33,752	5.0%
Shenandoah	33,743	9.0%	11,199	3.0%	18,664	5.0%

                          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17.                                EARNINGS PER SHARE

The computations of basic and diluted earnings per share follow:
	For the Year Ended December 31,
	2006 (Restated)	2005 (Restated)	2004 (Restated)
Numerator for both basic and diluted earnings per share:
Income from continuing operations	$11,060,097	$8,163,762	$8,323,747
Income (loss) from discontinued operations	(2,803,344)	2,523,619	1,909,404
Net Income	$8,256,754	$10,687,381	$10,233,151

Denominator
Denominator for basic earnings
per share-weighted average
common shares outstanding	7,120,518	7,093,402	7,025,118
Effect of dilutive securities:
Convertible preferred stock	-	28,202	23,607
Stock options	62,763	85,234	73,036
	62,763	113,436	96,643
Denominator for diluted earnings
per share-weighted average
common shares outstanding and
assumed conversions	7,183,281	7,206,838	7,121,761

Basic earnings per share from continuing operations	$1.55	$1.15	$1.18
Basic earnings per share from discontinued operations	(0.39)	0.35	0.27
Basic earnings per share	$1.16	$1.51	$1.46

Diluted earnings per share from continuing operations	$1.54	$1.13	$1.17
Diluted earnings per share from discontinued operations	(0.39)	0.35	0.27
Diluted earnings per share	$1.15	$1.48	$1.44

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

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Other derivative activities: We also have other derivative financial instruments which do not qualify as SFAS 133 hedge relationships.

We have entered into receive-fixed interest rate swaps on certain Federal Home Loan Bank (“FHLB”) convertible select advances.  These swaps are held for risk management purposes and do not qualify for hedge accounting.  They are accounted for at fair value with the changes in fair value recorded on the income statement in noninterest income.

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

A summary of our derivative financial instruments by type of activity follows:

	December 31, 2006 (Restated)
		Derivative		Net Ineffective
	Notional	Fair Value		Hedge Gains
	Amount	Asset	Liability	(Losses)
FAIR VALUE HEDGES
Receive-fixed interest rate swaps
Brokered deposits	15,000,000	-	107,881	-
	15,000,000	-	107,881	-

	December 31, 2005 (Restated)
		Derivative		Net Ineffective
	Notional	Fair Value		Hedge Gains
	Amount	Asset	Liability	(Losses)
FAIR VALUE HEDGES
Receive-fixed interest rate swaps
FHLB advances	$4,000,000	$-	$48,012	$-
Brokered deposits	15,000,000	-	104,635	-
	19,000,000	-	152,647	-

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	December 31, 2006 (Restated)
		Derivative		Net
	Notional			Gains
	Amount	Asset	Liability	(Losses)

OTHER DERIVATIVE INSTRUMENTS
Equity index linked
certificates of deposits	$491,797	$132,807	$-	$(1,384)
Equity index swap	491,797	-	153,606	(3,764)
Receive-fixed interest
rate swaps	42,592,050	-	2,014,575	(695,539)
Receive-variable
interest rate swaps	6,592,050	152,879	-	72,378

	$50,167,694	$285,686	$2,168,181	$(628,309)

	December 31, 2005 (Restated)
		Derivative		Net
	Notional			Gains
	Amount	Asset	Liability	(Losses)

OTHER DERIVATIVE INSTRUMENTS
Equity index linked
certificates of deposit	$1,354,630	$87,426	$-	$(11,264)
Equity index swap	1,354,630	-	150,131	4,909
Receive-fixed interest
rate swaps	43,792,100	-	1,901,310	(771,629)
Receive-variable
interest rate swaps	7,792,100	144,572	-	133,196

	$54,293,460	$231,998	$2,051,441	$(644,788)

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

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

The carrying values and estimated fair values of our financial instruments are summarized below:
	2006		2005
		Estimated		Estimated
	Carrying	Fair	Carrying	Fair
	Value (Restated)	Value (Restated)	Value (Restated)	Value (Restated)
Financial assets:
Cash and due from banks	$12,030,969	$12,030,969	$22,535,761	$22,535,761
Interest bearing deposits,
other banks	270,589	270,589	1,536,506	1,536,506
Federal funds sold	517,000	517,000	3,650,000	3,650,000
Securities available for sale	247,874,120	247,874,120	223,772,298	223,772,298
Loans, net	916,045,185	900,082,014	793,451,590	785,260,446
Accrued interest receivable	6,351,575	6,351,575	4,835,763	4,835,763
Assets related to discontinued operations	8,608,177	8,608,177	16,900,237	16,900,237
Derivative financial assets	285,686	285,686	231,998	231,998
	$1,191,983,301	$1,176,020,130	$1,066,914,153	$1,058,723,009
Financial liabilities:
Deposits	$888,687,635	$889,232,884	$673,887,014	$675,512,676
Short-term borrowings	60,427,675	60,427,675	182,028,113	182,028,113
Long-term borrowings and
subordinated debentures	195,698,484	191,980,926	172,295,376	172,769,867
Accrued interest payable	3,749,618	3,749,618	2,904,801	2,904,801
Derivative financial liabilities	2,283,959	2,283,959	2,214,139	2,214,139
	$1,150,847,371	$1,147,675,062	$1,033,391,769	$1,035,429,596

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20.                                CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY

Our investment in our wholly-owned subsidiaries is presented on the equity method of accounting. Information relative to our balance sheets at December 31, 2006 and 2005, and the related statements of income and cash flows for the years ended December 31, 2006, 2005 and 2004, are presented as follows:

Balance Sheets	December 31,
	2006 (Restated)	2005 (Restated)
Assets
Cash and due from banks	$252,222	$373,693
Investment in subsidiaries, eliminated in consolidation	95,870,500	85,549,765
Securities available for sale	150,409	150,409
Premises and equipment	6,475,023	6,581,084
Accrued interest receivable	5,270	4,682
Other assets	2,457,926	1,711,542
Total assets	$105,211,350	$94,371,175

Liabilities and Shareholders' Equity
Short-term borrowings	$932,100	$-
Long-term borrowings	4,750,000	1,000,000
Subordinated debentures owed to
unconsolidated subsidiary trusts	19,589,000	19,589,000
Other liabilities	1,188,083	1,091,566
Total liabilities	26,459,183	21,680,566

Common stock and related surplus, $2.50 par value, authorized
20,000,000 shares; issued 2006 - 7,089,680 shares;
2004 - 7,126,220 shares	18,020,591	18,856,774
Retained earnings	61,083,257	55,102,191
Accumulated other comprehensive income	(351,681)	(1,268,356)
Total shareholders' equity	78,752,167	72,690,609

Total liabilities and shareholders' equity	$105,211,350	$94,371,175

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Statements of Income	For the Year Ended December 31,
	2006 (Restated)	2005 (Restated)	2004 (Restated)
Income
Dividends from bank subsidiaries	$3,200,000	$2,800,000	$2,500,000
Other dividends and interest income	48,502	26,966	16,489
Gain (loss) on sale of assets	-	20,758	(9,766)
Management and service fees from bank subsidiaries	5,847,575	4,864,878	3,912,870
Total income	9,096,077	7,712,602	6,419,593
Expense
Interest expense	1,751,891	879,870	506,519
Operating expenses	6,355,943	5,668,209	4,812,149
Total expenses	8,107,834	6,548,079	5,318,668
Income before income taxes and equity in
undistributed income of bank subsidiaries	988,243	1,164,523	1,100,925
Income tax (benefit)	(864,450)	(694,250)	(547,800)
Income before equity in undistributed income
of bank subsidiaries	1,852,693	1,858,773	1,648,725
Equity in (distributed) undistributed
income of bank subsidiaries	6,404,060	8,828,608	8,584,426
Net income	$8,256,753	$10,687,381	$10,233.151

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Statements of Cash Flows	For the Year Ended December 31,
	2006 (Restated)	2005 (Restated)	2004 (Restated)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$8,256,753	$10,687,381	$10,233,151
Adjustments to reconcile net earnings to
net cash provided by operating activities:
Equity in (undistributed) distributed net income of
bank subsidiaries	(6,404,060)	(8,828,608)	(8,584,426)
Deferred tax expense (benefit)	(40,950)	(43,750)	10,200
Depreciation	602,469	593,597	565,672
Securities (gains)	-	(20,625)	-
Loss on disposal of premises and equipment	-	-	9,766
Tax benefit of exercise of stock options	71,000	77,000	141,000
Stock compensation expense	43,914	-	-
(Increase) decrease in other assets	(25,778)	(78,333)	(199,724)
Increase in other liabilities	126,272	437,322	376,607
Net cash provided by operating activities	2,629,620	2,823,984	2,552,246

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in subsidiaries	(3,000,000)	(9,525,000)	(3,150,000)
Proceeds sales of available for sale securities	-	45,750	-
Proceeds from sales of premises and equipment	-	-	-
Purchases of premises and equipment	(496,408)	(370,297)	(1,219,361)
Purchase of life insurance contracts	(710,000)	-	-
Net cash (used in) investing activities	(4,206,408)	(9,849,547)	(4,369,361)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends paid to shareholders	(2,275,687)	(2,136,495)	(1,827,526)
Exercise of stock options	72,854	125,469	120,237
Repurchase of common stock	(1,023,950)	-	-
Net increase in short-term borrowings	932,100	-	-
Proceeds from long-term borrowings	3,750,000	4,000,000	125,000
Repayment of long-term borrowings	-	(3,000,000)	(4,845,000)
Net proceeds from issuance of trust preferred securities	-	8,000,000	7,406,250
Net proceeds from issuance of preferred stock	-	-	1,158,471
Net cash provided by financing activities	1,455,317	6,988,974	2,137,432
Increase (decrease) in cash	(121,471)	(36,589)	320,317
Cash:
Beginning	373,693	410,282	89,965
Ending	$252,222	$373,693	$410,282

SUPPLEMENTAL DISCLOSURES OF CASH
FLOW INFORMATION
Cash payments for:
Interest	$1,692,809	$824,201	$476,449

SUPPLEMENTAL SCHEDULE OF NONCASH
INVESTING AND FINANCING ACTIVITIES
Noncash investment in unconsolidated subsidiary trust	$-	$248,000	$232,000

                          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 21. Subsequent Events

Effective July 2, 2007, we acquired Kelly Insurance Agency, Inc. and Kelly Property and Casualty, Inc., two Virginia corporations located in Leesburg, Virginia, which were merged into Summit Insurance Services, LLC, our wholly owned subsidiary.  We have deemed this transaction to be an immaterial acquisition.

As announced on April 12, 2007, we entered into an Agreement and Plan of Reorganization (the “Agreement”) with Greater Atlantic Financial Corporation, Inc. (“Greater Atlantic”), headquartered in Reston, Virginia.

Under the terms of the Agreement, we will pay $4.60 per share in cash and stock for the outstanding common stock of Great Atlantic, subject to adjustment based on Greater Atlantic’s shareholders’ equity at the end of the month in which the sale of the Pasadena branch office is completed.  If, at that month-end, Greater Atlantic’s shareholders’ equity, as adjusted in accordance with the terms of the Agreement, is less than $6.7 million, then the total aggregate value of the transaction consideration will be decreased dollar-for-dollar.  If Greater Atlantic’s month end adjusted shareholders’ equity exceeds $6.7 million, then the aggregate value of the transaction consideration will be increased dollar-for-dollar, but only to the extent that the amount in excess of $6.7 million is attributable to the sale of the Pasadena branch office, net of all taxes, if any, Greater Atlantic would be required to pay.  Greater Atlantic has entered into a definitive agreement with another financial institution to sell its Pasadena, Maryland branch office for a deposit premium of 8.5%, prior to the close to of its transaction with Summit.  This branch sale closed on August 24, 2007, at which time the deposits at the Pasadena branch office approximated $51.5 million, resulting in a deposit premium of $4.3 million.  The aggregate value of the final transaction consideration will be determined before proxy solicitation materials are sent to Greater Atlantic’s shareholders for purposes of soliciting their vote on the transaction.

The final transaction consideration will be paid 70% in the form of Summit common stock and 30% in cash.  The exchange ratio for determining the number of shares of Summit common stock to be issued for each share of Greater Atlantic’s common stock will be based on the average closing price of Summit’s common stock for the twenty trading days before the closing date of the transaction (“Summit’s Average Closing Stock Price”), subject to a “collar”.   The collar ranges from $17.82 per share to $24.10 per share.  If Summit’s Average Closing Stock Price falls within this range, then Greater Atlantic shareholders will receive shares of Summit’s common stock based on an exchange ratio equal to 70% of the final per share transaction consideration divided by Summit’s Average Closing Stock Price.  However, if Summit’s Average Closing Stock Price is less than $17.82 per share, the exchange ratio will equal 70% of the final per share transaction consideration divided by $17.82; and if Summit’s Average Closing Stock Price is more than $24.10 per share, then the exchange ratio will equal 70% of the final per share transaction consideration divided by $24.10.

Consummation of the Merger is subject to approval of the shareholders of Greater Atlantic and the receipt of all required regulatory approvals, as well as other customary conditions.   This acquisition is expected to close during fourth quarter of this year.

NOTE 22. QUARTERLY FINANCIAL DATA (Unaudited)

A summary of our unaudited selected quarterly financial data is as follows:

Dollars in thousands, except per share amounts
2006	First Quarter 2006			Second Quarter 2006
	As Previously	Reclassi-	Reclassified	As Previously	Reclassi-	Reclassified
	Reported (Restated)	fications (1) (Restated)	Amount (Restated)	Reported (Restated)	Fications (1) (Restated)	Amount (Restated)
Interest income	$18,163	$(252)	$17,911	$19,586	$(177)	$19,409
Net interest income	8,711	(252)	8,459	8,978	(177)	8,801
Income from continuing operations	-	2,297	2,297	-	2,461	2,461
Net income	2,680	-	2,680	2,502	-	2,502
Basic earnings per share continuing operations	$-	$0.32	$0.32	$-	$0.34	$0.34
Diluted earnings per share continuing operations	$-	$0.32	$0.32	$-	$0.34	$0.34
Basic earnings per share	$0.38	$-	$0.38	$0.35	$-	$0.35
Diluted earnings per share	$0.37	$-	$0.37	$0.35	$-	$0.35

                          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Third Quarter 2006
	As Previously	Reclassi-	Reclassified	Fourth
	Reported (Restated)	fications (1) (Restated)	Amount (Restated)	Quarter 2006 (Restated)
Interest income	$21,230	$(156)	$21,074	$21,884
Net interest income	9,420	(156)	9,264	9,376
Income from continuing operations	-	3,554	3,554	2,749
Net income	2,869	-	2,869	207
Basic earnings per share continuing operations	$-	$0.50	$0.50	$0.39
Diluted earnings per share continuing operations	$-	$0.50	$0.50	$0.39
Basic earnings per share	$0.40	$-	$0.40	$0.03
Diluted earnings per share	$0.40	$-	$0.40	$0.03

2005	First Quarter 2005			Second Quarter 2005
	As Previously	Reclassi-	Reclassified	As Previously	Reclassi-	Reclassified
	Reported (Restated)	fications (1) (Restated)	Amount (Restated)	Reported (Restated)	fications (1) (Restated)	Amount (Restated)
Interest income	$12,293	$(84)	$12,209	$13,524	$(191)	$13,333
Net interest income	7,082	(84)	6,998	7,576	(191)	7,385
Income from continuing operations	-	1,630	1,630	-	2,809	2,809
Net income	1,886	-	1,886	3,604	-	3,604
Basic earnings per share continuing operations	$-	$0.23	$0.23	$-	$0.39	$0.39
Diluted earnings per share continuing operations	$-	$0.23	$0.23	$-	$0.39	$0.39
Basic earnings per share	$0.27	$-	$0.27	$0.51	$-	$0.51
Diluted earnings per share	$0.27	$-	$0.27	$0.50	$-	$0.50

	Third Quarter 2005			Fourth Quarter 2005
	As Previously	Reclassi-	Reclassified	As Previously	Reclassi-	Reclassified
	Reported (Restated)	fications (1) (Restated)	Amount (Restated)	Reported (Restated)	fications (1) (Restated)	Amount (Restated)
Interest income	$14,837	$(212)	$14,625	$16,657	$(172)	$16,485
Net interest income	7,850	(212)	7,638	8,301	(172)	8,129
Income from continuing operations	-	1,980	1,980	-	1,744	1,744
Net income	2,924	-	2,924	2,273	-	2,273
Basic earnings per share continuing operations	$-	$0.28	$0.28	$-	$0.24	$0.24
Diluted earnings per share continuing operations	$-	$0.27	$0.27	$-	$0.24	$0.24
Basic earnings per share	$0.41	$-	$0.41	$0.32	$-	$0.32
Diluted earnings per share	$0.41	$-	$0.41	$0.32	$-	$0.32

(1) - Adjustments are to reclassify the results of operations of our mortgage banking segment, Summit Mortgage, as discontinued operations as required in accordance with Statement of Financial Accounting Standards No. 144. Refer to Note 4 for additional information.